File pursuant to Rule 424(b)(3)
Registration Statement No. 333-242135

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF ARYA SCIENCES ACQUISITION CORP II

PROSPECTUS FOR

102,336,166 SHARES OF COMMON STOCK AND 5,149,666 WARRANTS OF ARYA SCIENCES ACQUISITION CORP II

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE,

WHICH WILL BE RENAMED CEREVEL THERAPEUTICS HOLDINGS, INC. IN CONNECTION WITH THE

DOMESTICATION DESCRIBED HEREIN)

The board of directors of ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company (“ARYA”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated July 29, 2020 (as amended on October 2, 2020 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ARYA, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”), and Cerevel Therapeutics, Inc., a Delaware corporation (“Cerevel”), a copy of which is attached to this proxy statement/prospectus as Annexes A-1 and A-2, including the domestication of ARYA as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, ARYA’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Cerevel” refers to ARYA after giving effect to the consummation of the Domestication and the Business Combination.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of ARYA will be converted into one share of common stock, par value $0.0001 per share, of New Cerevel (the “New Cerevel Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of ARYA will automatically represent the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the ARYA warrant agreement; (iii) the governing documents of ARYA will be amended and restated and become the certificate of incorporation and the bylaws of New Cerevel as described in this proxy statement/prospectus; and (iv) ARYA’s name will change to “Cerevel Therapeutics Holdings, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of ARYA that has not been previously separated into the underlying Class A ordinary shares of ARYA and the underlying warrants of ARYA prior to the Domestication will, be cancelled and will entitle the holder thereof to one share of New Cerevel Common Stock and one-third of one warrant representing the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the ARYA warrant agreement.

On the date of Closing, promptly following the consummation of the Domestication, Cassidy Merger Sub will merge with and into Cerevel (the “Merger”), with Cerevel as the surviving company in the Merger and, after giving effect to the Merger, Cerevel will be a wholly-owned subsidiary of ARYA (the time that the Merger becomes effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same exchange ratio at which the vested equity awards are exchanged for shares of New Cerevel Common Stock or comparable equity awards, as applicable. The numbers of shares of New Cerevel Common Stock subject to the comparable unvested equity awards into which unvested Cerevel equity awards are exchanged will be deemed to be granted under the proposed Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan, reducing the number of shares otherwise available for issuance thereunder, and may not exceed a cap set forth in the Business Combination Agreement that would, if the transaction closed on September 30, 2020, equate to 7,628,895 shares of New Cerevel Common Stock. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

It is anticipated that, upon completion of the Business Combination, (i) the Cerevel Shareholders, including Bain Investor and Pfizer, will own, collectively, approximately 68.63% of the outstanding New Cerevel Common Stock, and (ii) ARYA’s initial shareholders will own approximately 3.32% of the outstanding New Cerevel Common Stock, in each case, assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 77.75% and 3.77%, respectively, assuming that, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination. These percentages (i) assume that 76,263,673 shares of New Cerevel Common Stock are issued to the holders of shares of common stock (including the holders of vested restricted stock units that will settle prior to completion of the Business Combination) and preferred stock of Cerevel at Closing, which would be the number of shares of New Cerevel Common Stock issued to these holders if Closing were to occur on September 30, 2020; (ii) are based on 32,000,000 shares of New Cerevel Common Stock to be issued in the PIPE Financing or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Cerevel Common Stock that will be outstanding immediately following Closing; (iv) do not take into account any shares of New Cerevel Common Stock underlying vested and unvested options that will be held by equityholders of Cerevel immediately following Closing; and (v) do not take into account any shares of New Cerevel Common Stock underlying unvested restricted stock units held by equityholders of Cerevel immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Cerevel will be different.

This prospectus covers 102,336,166 shares of New Cerevel Common Stock (including shares issuable upon exercise of the vested equity awards (excluding vested options) and warrants described above) and 5,149,666 warrants to acquire shares of New Cerevel Common Stock to be issued in connection with the Domestication. The number of shares of New Cerevel Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares and vested equity awards of Cerevel in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders and warrant holders of ARYA in connection with the Business Combination.

ARYA’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “ARYBU,” “ARYB” and “ARYBW,” respectively. ARYA will apply for listing, to be effective at the time of the Business Combination, of New Cerevel Common Stock and warrants on Nasdaq under the proposed symbols “CERE” and “CEREW,” respectively. It is a condition of the consummation of the Business Combination that ARYA receive confirmation from Nasdaq that New Cerevel has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that ARYA will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of ARYA with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ARYA. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors ” beginning on page 33 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated October 7, 2020, and is first being mailed to ARYA’s shareholders on or about October 9, 2020.

ARYA SCIENCES ACQUISITION CORP II

51 Astor Place, 10th Floor

New York, New York 10003

Dear ARYA Sciences Acquisition Corp II Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of ARYA Sciences Acquisitions Corp II, a Cayman Islands exempted company (“ARYA”), at 10:30 a.m., Eastern Time, on October 26, 2020, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the Closing Date prior to the Effective Time (as described below), among other things, (i) ARYA will change its name to “Cerevel Therapeutics Holdings, Inc.,” (ii) all of the outstanding shares of ARYA will be converted into common stock of a new Delaware corporation and all of the outstanding ARYA warrants will be converted into warrants to purchase common stock of a new Delaware corporation, and (iii) the governing documents of ARYA will be amended and restated. As used in the accompanying proxy statement/prospectus, “New Cerevel” refers to ARYA after giving effect to the Domestication and the Business Combination.

At the extraordinary general meeting, ARYA shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, (and the transactions contemplated thereby) dated as of July 29, 2020 (as amended on October 2, 2020 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ARYA, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”) and Cerevel Therapeutics, Inc., a Delaware corporation (“Cerevel”), a copy of which is attached to the accompanying proxy statement/prospectus as Annexes A-1 and A-2, including the transactions contemplated thereby.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)

On the Closing Date, prior to the time at which the Effective Time occurs, ARYA will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ARYA will change its name to “Cerevel Therapeutics Holdings, Inc.” (“New Cerevel”) (for further details, see “Proposal No. 2—The Domestication Proposal”).

(b)

Cassidy Merger Sub will merge with and into Cerevel (the “Merger”), with Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Cerevel shall be a wholly-owned subsidiary of ARYA. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i).

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ARYA entered into Subscription Agreements (the “Subscription Agreements”) with BC Perception Holdings, LP, a Delaware limited partnership (the “Bain Investor”), as well as Perceptive Life Sciences Master Fund Ltd, a Cayman Islands exempted company (the “Perceptive PIPE Investor”), Pfizer Inc., a Delaware corporation (“Pfizer”) and certain other investors (such other investors, together with the Perceptive PIPE Investor and Pfizer, the “Other PIPE Investors,” and the Other PIPE Investors, together with the Bain Investor, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, an aggregate of 32,000,000 shares of New Cerevel Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $320,000,000 (the “PIPE Financing”). The Perceptive PIPE Investor will fund $30,000,000 in the PIPE Financing, Pfizer will fund $12,000,000 in the PIPE Financing, and the Bain Investor will fund $100,000,000 in the PIPE Financing. Pursuant to the Subscription Agreement entered into with the Bain Investor, the Bain Investor has pre-funded $25,000,000 of its commitment, and may further pre-fund a portion of its remaining PIPE Financing commitment, on the terms and subject to the conditions set forth in such Subscription Agreement and the Business Combination Agreement, which pre-funding will reduce the Bain Investor’s commitment required to be funded under the Subscription Agreement on a dollar-for-dollar basis. The shares of New Cerevel Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

You will also be asked to consider and vote upon (a) five (5) separate proposals to approve material differences between ARYA’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Cerevel and the proposed new bylaws of New Cerevel upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, which are referred to herein collectively as the “Governing Documents Proposals,” (b) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of New Cerevel Common Stock in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “Nasdaq Proposal,” (c) a proposal to approve and adopt the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, which is referred to herein as the “Incentive Award Plan Proposal,” (d) a proposal to approve and adopt the Cerevel Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (e) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals, the Incentive Award Plan Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Governing Documents Proposals that are not Required Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by ARYA from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing (including for the avoidance of doubt, any amounts pre-funded by the Bain Investor), equal no less than $250,000,000 after deducting ARYA’s unpaid expenses, liabilities, and any amounts paid to ARYA shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such aggregate proceeds, the “Aggregate Transaction Proceeds”, and such condition to the consummation of the Business Combination, the “Aggregate Transaction Proceeds Condition”).

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, Cerevel Shareholder Transaction Support Agreements, the ARYA Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration and Shareholder Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of ARYA’s public shares (a “public shareholder”) may request that ARYA redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), ARYA’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing an ARYA Shareholder Transaction Support Agreement) may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Cerevel will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ARYA’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.005 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Cerevel Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ARYA— Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Sponsor and each of Messrs. Bauer, Robins and Wider (collectively, the “initial shareholders”) have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will ARYA redeem public shares in an amount that would cause New Cerevel’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

ARYA is providing the accompanying proxy statement/prospectus and accompanying proxy card to ARYA’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by ARYA’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of ARYA’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of ARYA has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ARYA’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ARYA, you should keep in mind that ARYA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D and the Governing Documents Proposal E requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposal A, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Governing Documents Proposals that are not Required Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ARYA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of ARYA’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Joseph Edelman

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated October 7, 2020 and is first being mailed to shareholders on or about October 9, 2020.

ARYA SCIENCES ACQUISITION CORP II

51 Astor Place, 10th Floor

New York, New York 10003

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON OCTOBER 26, 2020

TO THE SHAREHOLDERS OF ARYA SCIENCES ACQUISITION CORP II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company (“ARYA”), will be held at 10:30 a.m., Eastern Time, on October 26, 2020, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that ARYA’s entry into the Business Combination Agreement, dated as of July 29, 2020 (as amended on October 2, 2020 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ARYA, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”), and Cerevel Therapeutics, Inc., a Delaware corporation (“Cerevel”), a copy of which is attached to the proxy statement/prospectus as Annexes A-1 and A-2, pursuant to which, among other things, following the de-registration of ARYA as an exempted company in the Cayman Islands and the continuation and domestication of ARYA as a corporation in the State of Delaware with the name “Cerevel Therapeutics Holdings, Inc.,” (a) Cassidy Merger Sub will merge with and into Cerevel (the “Merger”), with Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Cerevel shall be a wholly-owned subsidiary of ARYA and (b) at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (a), on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Cerevel Shareholder Transaction Support Agreements, the ARYA Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration and Shareholder Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex F, Annex H, Annex I, Annex E and Annex G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that ARYA be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ARYA be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of ARYA as a corporation in the State of Delaware, the name of ARYA be changed from “ARYA Sciences Acquisition Corp II” to “Cerevel Therapeutics Holdings, Inc.”

•

Governing Documents Proposals—to consider and vote upon the following five (5) separate resolutions to approve that, upon the Domestication, the amended and restated memorandum and articles of association of ARYA (“Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) of “Cerevel Therapeutics

Holdings, Inc.” upon the Domestication (such proposals, collectively, the “Governing Documents Proposals”):

•

Proposal No. 3—Governing Documents Proposal A—RESOLVED, as an ordinary resolution, that the change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 500,000,000 shares of common stock, par value $0.0001 per share, of New Cerevel and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Cerevel be approved.

•

Proposal No. 4—Governing Documents Proposal B—RESOLVED, as a special resolution, that the authorization to the New Cerevel Board to issue any or all shares of New Cerevel Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Cerevel Board and as may be permitted by the Delaware General Corporation Law be approved.

•

Proposal No. 5—Governing Documents Proposal C—RESOLVED, as a special resolution, that the provision that certain provisions of the certificate of incorporation of New Cerevel are subject to the Amended and Restated Registration and Shareholder Rights Agreement be approved.

•

Proposal No. 6—Governing Documents Proposal D—RESOLVED, as a special resolution, that the removal of the ability of New Cerevel stockholders to take action by written consent in lieu of a meeting be approved.

•

Proposal No. 7—Governing Documents Proposal E—RESOLVED, as a special resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by ARYA and Cerevel, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp II” to “Cerevel Therapeutics Holdings, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Cerevel’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Massachusetts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•

Proposal No. 8—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New Cerevel Common Stock be approved.

•

Proposal No. 9—The Incentive Award Plan Proposal—RESOLVED, as an ordinary resolution, that the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

•

Proposal No. 10—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the Cerevel Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.

•

Proposal No. 11—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by ARYA from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing (including for the avoidance of doubt, any amounts pre-funded by the Bain Investor), equal no less than $250,000,000 after deducting ARYA’s unpaid expenses, liabilities, and any amounts paid to ARYA shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals, the Nasdaq Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Governing Documents Proposals that are not Required Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on September 4, 2020 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to ARYA’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of ARYA’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of this proxy statement/prospectus.

After careful consideration, the board of directors of ARYA has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ARYA’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ARYA, you should keep in mind that ARYA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request of ARYA that New Cerevel redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, ARYA’s transfer agent, in which you (i) request that New Cerevel redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, ARYA’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ARYA’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing an ARYA Shareholder Transaction Support Agreement) may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ARYA’s transfer agent, New Cerevel will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ARYA’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.005 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Cerevel Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ARYA—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will ARYA redeem public shares in an amount that would cause New Cerevel’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

The approval of each of the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D and the Governing Documents Proposal E requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposal A, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Governing Documents Proposals that are not Required Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ARYB.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of ARYA Sciences Acquisition Corp II,

Joseph Edelman

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ARYA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	i
TRADEMARKS	i
SELECTED DEFINITIONS	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	vi
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ARYA	ix
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
RISK FACTORS	33
EXTRAORDINARY GENERAL MEETING OF ARYA	80
BUSINESS COMBINATION PROPOSAL	87
DOMESTICATION PROPOSAL	123
GOVERNING DOCUMENTS PROPOSALS	126
GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	129
GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW CEREVEL AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	131
GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT	133
GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	135
GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	137
NASDAQ PROPOSAL	141
INCENTIVE AWARD PLAN PROPOSAL	143
EMPLOYEE STOCK PURCHASE PLAN PROPOSAL	148
ADJOURNMENT PROPOSAL	152
U.S. FEDERAL INCOME TAX CONSIDERATIONS	154
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	169
INFORMATION ABOUT ARYA	180
ARYA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	195
INFORMATION ABOUT CEREVEL	200
CEREVEL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	280
EXECUTIVE COMPENSATION	306
DIRECTOR COMPENSATION	315
MANAGEMENT OF NEW CEREVEL FOLLOWING THE BUSINESS COMBINATION	317
BENEFICIAL OWNERSHIP OF SECURITIES	324
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	327
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	334
DESCRIPTION OF NEW CEREVEL SECURITIES	336
SECURITIES ACT RESTRICTIONS ON RESALE OF NEW CEREVEL COMMON STOCK	349
STOCKHOLDER PROPOSALS AND NOMINATIONS	350
SHAREHOLDER COMMUNICATIONS	350
LEGAL MATTERS	351
EXPERTS	351
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	351
ENFORCEABILITY OF CIVIL LIABILITY	351
TRANSFER AGENT AND REGISTRAR	351
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	352
INDEX TO FINANCIAL STATEMENTS	F-1

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning ARYA, without charge, by written request to ARYA Sciences Acquisition Corp II, 51 Astor Place, 10th Floor, New York, New York 10003, or by telephone request at (212) 284-2300; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ARYB.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for ARYA’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of ARYA to be held on October 26, 2020, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by October 19, 2020.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“Articles of Association” are to the amended and restated articles of association of ARYA;

•	“ARYA,” “we,” “us” or “our” are to ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•

“ARYA Acquisition Proposal” means (a) any transaction or series of related transactions under which ARYA or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in ARYA or any of its controlled affiliates;

•	“ARYA Board” are to ARYA’s board of directors;

•	“Bain Investor” are to BC Perception Holdings, LP, a Delaware limited partnership;

•	“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•

“Business Combination Agreement” are to that certain Business Combination Agreement, dated July 29, 2020 (as amended on October 2, 2020 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time), by and among ARYA, Cassidy Merger Sub and Cerevel;

•	“Cassidy Merger Sub” are to Cassidy Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of ARYA prior to the consummation of the Business Combination;

•	“Cayman Islands Companies Law” are to the Companies Law (2020 Revision) of the Cayman Islands as the same may be amended from time to time;

•	“Cerevel” are to Cerevel Therapeutics, Inc., a Delaware corporation, prior to the consummation of the Business Combination;

•

“Cerevel Acquisition Proposal” means (a) any transaction or series of related transactions under which any person(s), directly or indirectly, (i) acquires or otherwise purchases Cerevel or any of its controlled affiliates or (ii) all or a material portion of assets or businesses of Cerevel or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in Cerevel or any of its controlled affiliates (subject to exceptions to the PIPE Financing or the issuance of the applicable class of shares of capital stock of Cerevel upon the exercise or conversion of any outstanding Cerevel equity awards);

•	“Cerevel Shareholders” are to the Bain Investor, Pfizer and management of Cerevel holding shares of Cerevel;

•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of ARYA, which will automatically convert, on a one-for-one basis, into shares of New Cerevel Common Stock in connection with the Domestication;

•

“Class B ordinary shares” or “founder shares” are to the 3,737,500 Class B ordinary shares, par value $0.0001 per share, of ARYA outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 90,000 were transferred to Messrs. Bauer, Robins and Wider (30,000 shares each) in May 2020, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Cerevel Common Stock;

•	“Closing” are to the closing of the Business Combination;

•

“Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as ARYA and Cerevel may agree in writing;

•

“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals, the Nasdaq Proposal and the Incentive Award Plan Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•

“Domestication” are to the transfer by way of continuation and deregistration of ARYA from the Cayman Islands and the continuation and domestication of ARYA as a corporation incorporated in the State of Delaware;

•	“Effective Time” means the time at which the Merger becomes effective;

•	“ESPP” are to the New Cerevel 2020 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•

“extraordinary general meeting” are to the extraordinary general meeting of ARYA at 10:30 a.m., Eastern Time, on October 26, 2020, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;

•	“initial public offering” are to ARYA’s initial public offering that was consummated on June 9, 2020;

•

“Incentive Equity Plan” are to the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Award Plan Proposal;

•	“initial shareholders” are to Sponsor and each of Messrs. Bauer, Robins and Wider;

•	“Memorandum of Association” are to the amended and restated memorandum of association of ARYA;

•

“Merger” are to the merger of Cassidy Merger Sub with and into Cerevel pursuant to the Business Combination Agreement, with Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Cerevel becoming a wholly-owned subsidiary of ARYA;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“New Cerevel” are to Cerevel Therapeutics Holdings, Inc. (f.k.a. ARYA Sciences Acquisition Corp II) upon and after the Domestication;

•	“New Cerevel Board” are to the board of directors of New Cerevel;

•	“New Cerevel Common Stock” are to the common stock, par value $0.0001 per share, of New Cerevel;

•	“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares;

•	“Other PIPE Investors” are to certain other investors, the Perceptive PIPE Investor and Pfizer;

•	“Perceptive Advisors” are to Perceptive Advisors, LLC, an affiliate of our Sponsor;

•	“Perceptive PIPE Investor” are to Perceptive Life Sciences Master Fund Ltd, a Cayman Islands exempted company;

•	“Perceptive Shareholders” are to the Sponsor and the Perceptive PIPE Investor;

•	“Pfizer” are to Pfizer Inc., a Delaware corporation;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 32,000,000 shares of New Cerevel Common Stock for an aggregate purchase price of $320,000,000 to be consummated in connection with Closing;

•	“PIPE Investors” are to the Bain Investor and the Other PIPE Investors, collectively;

•	“private placement shares” are to the 499,000 Class A ordinary shares of ARYA sold as part of the private placement units;

•

“private placement units” are to the 499,000 private placement units outstanding as of the date of this proxy statement/ prospectus that were issued to our Sponsor in a private placement simultaneously with the closing of our initial public offering, which are identical to the units sold in our initial public offering, subject to certain limited exceptions;

•

“private placement warrants” are to the 166,333 private placement warrants outstanding as of the date of this proxy statement/ prospectus that were issued to our Sponsor as part of the private placement units, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•	“Proposed Bylaws” are to the proposed bylaws of New Cerevel to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Cerevel to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in ARYA’s initial public offering or acquired in the secondary market;

•	“public shares” are to the currently outstanding 14,950,000 Class A ordinary shares of ARYA, whether acquired in ARYA’s initial public offering or acquired in the secondary market;

•	“public warrants” are to the currently outstanding 4,983,333 redeemable warrants to purchase Class A ordinary shares of ARYA that were issued by ARYA in its initial public offering;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“Required Governing Documents Proposals” are to Governing Documents Proposal A and Governing Documents Proposal E;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to ARYA Sciences Holdings II, a Cayman Islands exempted limited company;

•	“Subscription Agreements” are to the subscription agreements, entered into by ARYA and each of the PIPE Investors in connection with the PIPE Financing;

•	“transfer agent” are to Continental, ARYA’s transfer agent;

•

“trust account” are to the trust account established at the consummation of ARYA’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•

“units” are to the units of ARYA, each unit representing one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share, that were offered and sold by ARYA in its initial public offering and in its concurrent private placement; and

•	“warrants” are to the public warrants and the private placement warrants.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Cerevel has been provided by Cerevel and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Cerevel or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iii) ARYA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iv) the Aggregate Transaction Proceeds Condition; (v) the approval by Nasdaq of our initial listing application in connection with the Business Combination; (vi) there being immediately following the Effective Time, to the knowledge of ARYA, no single beneficial owner of New Cerevel Common Stock (other than the Bain Investor, Pfizer or the Perceptive Shareholders) of greater than 9.9% and no three beneficial owners of shares of ARYA’s ordinary shares (other than the Bain Investor, Pfizer and the Perceptive Shareholders) of greater than 25% and (vii) the consummation of the Domestication;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against ARYA and Cerevel following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•	the projected financial information, growth rate and market opportunity of New Cerevel;

•	the ability to obtain and/or maintain the listing of the New Cerevel Common Stock and the warrants on the Nasdaq Stock Market, and the potential liquidity and trading of such securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of Cerevel as a result of the announcement and consummation of the proposed Business Combination;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•

the success, cost and timing of Cerevel’s product development activities and clinical trials, including statements regarding its registration-directed Phase 3 program for tavapadon, Cerevel’s plans for clinical development of its other product candidates and the initiation and completion of any other clinical trials and related preparatory work, the expected timing of the availability of results of the clinical trials;

•	Cerevel’s ability to recruit and enroll suitable patients in its clinical trials;

•	the potential attributes and benefits of Cerevel’s product candidates;

•	Cerevel’s ability to obtain and maintain regulatory approval for Cerevel’s product candidates, and any related restrictions, limitations or warnings in the label of an approved product candidate;

•	Cerevel’s ability to obtain funding for its operations, including funding necessary to complete further development, approval and, if approved, commercialization of Cerevel’s product candidates;

•	the period over which Cerevel anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•	the potential for Cerevel’s business development efforts to maximize the potential value of its portfolio;

•	Cerevel’s ability to identify, in-license or acquire additional product candidates;

•	Cerevel’s ability to maintain the Pfizer License Agreement underlying Cerevel’s product candidates;

•	Cerevel’s ability to compete with other companies currently marketing or engaged in the development of treatments for the indications that Cerevel is pursuing for Cerevel’s product candidates;

•	Cerevel’s expectations regarding its ability to obtain and maintain intellectual property protection for Cerevel’s product candidates and the duration of such protection;

•	Cerevel’s ability to contract with and rely on third parties to assist in conducting its clinical trials and manufacture Cerevel’s product candidates;

•	the size and growth potential of the markets for Cerevel’s product candidates, and its ability to serve those markets, either alone or in partnership with others;

•	the rate and degree of market acceptance of Cerevel’s product candidates, if approved;

•	the pricing and reimbursement of Cerevel’s product candidates, if approved;

•	regulatory developments in the United States and foreign countries;

•	the impact of laws and regulations;

•	Cerevel’s ability to attract and retain key scientific, medical, commercial or management personnel;

•	Cerevel’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	Cerevel’s financial performance;

•	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Cerevel. There can be no assurance that future developments affecting us and/or Cerevel will be those that we and/or the Cerevel have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Cerevel) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Cerevel undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ARYA

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ARYA’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 10:30 a.m., Eastern Time, on October 26, 2020, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.

Q:	Why am I receiving this proxy statement/prospectus?

A:

ARYA shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) ARYA will be renamed “Cerevel Therapeutics Holdings, Inc.”, (ii) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (iii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (ii). See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annexes A-1 and A-2 and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Governing Documents Proposal A, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D and the Governing Documents Proposal E requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of ARYA will convert automatically by operation of law, on a one-for-one basis, into shares of New Cerevel Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of ARYA will automatically represent the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per shares of New Cerevel Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of ARYA that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Cerevel Common Stock and one-third of one warrant to acquire one share of New Cerevel Common Stock. The Proposed Governing Documents will be appropriately adjusted to give effect to any amendments contemplated by the Proposed Governing Documents that are not adopted and approved by the ARYA shareholders, other than the amendments to the ARYA governing documents that are contemplated by the Required Governing Documents Proposals, which are a condition to the Closing of the Business Combination. In connection with clause (i) and (ii), each issued and outstanding unit of ARYA that has not previous been previously separated into the underlying Class A ordinary shares of ARYA and underlying ARYA warrants prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Cerevel Common Stock and one-third of one warrant representing the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the ARYA warrant agreement. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of ARYA?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of ARYA being asked to vote upon?

A:	At the extraordinary general meeting, ARYA is asking holders of its ordinary shares to consider and vote upon eleven (11) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•

the following five (5) separate proposals to approve by special resolution (unless stated otherwise) the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

to authorize by way of ordinary resolution the change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock;

•

to authorize the New Cerevel Board to issue any or all shares of New Cerevel Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Cerevel Board and as may be permitted by the DGCL;

•	to provide that certain provisions of the certificate of incorporation of New Cerevel are subject to the Amended and Restated Registration and Shareholder Rights Agreement;

•	to authorize the removal of the ability of New Cerevel stockholders to take action by written consent in lieu of a meeting; and

•

to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by ARYA and Cerevel, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•	a proposal to approve by ordinary resolution shares of New Cerevel Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Nasdaq Listing Rules;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies

x

in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Governing Documents Proposals,” “Nasdaq Proposal,” “Incentive Award Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”

ARYA will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ARYA should read it carefully.

After careful consideration, the ARYA Board has determined that the Business Combination Proposal, the Domestication Proposal, each of the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of ARYA and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is ARYA proposing the Business Combination?

A:

ARYA is a blank check company incorporated on February 20, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although ARYA may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, ARYA has focused on North American companies in the life sciences and medical technology sectors. ARYA is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

ARYA has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. ARYA has sought to acquire companies that: have a scientific or other competitive advantage in the markets in which they operate and which can benefit from access to additional capital as well as ARYA’s industry relationships and expertise; are ready to be public, with strong management, corporate governance and reporting policies in place; will likely be well received by public investors and are expected to have good access to the public capital markets; have significant embedded and/or underexploited growth opportunities; exhibit unrecognized value or other characteristics that ARYA believes have been misevaluated by the market based on its rigorous analysis and scientific and business due diligence review; and will offer attractive risk-adjusted equity returns for ARYA shareholders.

Based on its due diligence investigations of Cerevel and the industry in which it operates, including the financial and other information provided by Cerevel in the course of negotiations, the ARYA Board believes that Cerevel meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The ARYA Board’s Reasons for the Business Combination.”

Although the ARYA Board believes that the Business Combination with Cerevel presents a unique business combination opportunity and is in the best interests of ARYA and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The ARYA Board’s Reasons for the Business Combination” and “Risk Factors—Risks Related to ARYA’s Business and to New Cerevel’s Business Following the Business Combination.”

Q:	Did the ARYA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

No. The ARYA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, ARYA’s management, the members of the ARYA Board and the other representatives of ARYA have substantial experience in evaluating the operating and financial merits of companies similar to Cerevel and reviewed certain financial information of Cerevel and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of ARYA’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the ARYA Board in valuing Cerevel’s business and assuming the risk that the ARYA Board may not have properly valued such business.

Q:	What will Cerevel’s equityholders receive in return for the Business Combination with ARYA?

A:

On the date of Closing, promptly following the consummation of the Domestication, Cassidy Merger Sub will merge with and into Cerevel, with Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Cerevel shall be a wholly-owned subsidiary of ARYA. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i).

Q:	How will the combined company be managed following the business combination?

A:

Following the Closing, it is expected that the current management of Cerevel will become the management of New Cerevel, and the New Cerevel Board will consist of up to ten (10) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of four directors and Class II and III each consisting of three directors. Pursuant to the Business Combination Agreement, the New Cerevel Board will consist of (i) eight (8) individuals designated by Cerevel prior to the mailing of this proxy statement to ARYA shareholders (all of whom are existing members of Cerevel’s board of directors), (ii) one vacant director position to be filled following the Effective Time in accordance with the Amended and Restated Registration and Shareholder Rights Agreement and the Proposed Governing Documents of New Cerevel, and (iii) one director to be mutually agreed by Cerevel and Sponsor prior to December 15, 2020, which director shall be appointed by the New Cerevel Board to serve as a director on the New Cerevel Board promptly after such individual is mutually agreed. Please see the section entitled “Management of New Cerevel Following the Business Combination” for further information.

Q:	What equity stake will current ARYA shareholders and current equityholders of Cerevel hold in New Cerevel immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 14,950,000 Class A ordinary shares outstanding underlying units issued in ARYA’s initial public offering, (ii) 499,000 Class A ordinary shares outstanding underlying units issued in a private placement simultaneously with the closing of ARYA’s initial public offering, and (iii) 3,737,500 Class B ordinary shares outstanding held by ARYA’s initial shareholders. As of the date of this proxy statement/prospectus, there is outstanding 166,333 private placement warrants held by Sponsor and 4,983,333 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Cerevel Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination), ARYA’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 24,336,166 ordinary shares.

The following table illustrates varying ownership levels in New Cerevel Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 76,263,673 shares of New Cerevel Common Stock are issued to the holders of shares of common stock (including the holders of vested restricted stock units that will settle prior to completion of the Business Combination) and preferred stock of Cerevel at Closing, which would be the number of shares of New Cerevel Common Stock issued to these holders if Closing were to occur on September 30, 2020; (ii) 32,000,000 shares of New Cerevel Common Stock are issued in the PIPE Financing or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement; (iii) no public warrants or private placement warrants to purchase New Cerevel Common Stock that will be outstanding immediately following Closing have been exercised; and (iv) no vested and unvested options to purchase shares of New Cerevel Common Stock that will be held by equity holders of Cerevel immediately following the Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Cerevel will be different.

	Share Ownership in New Cerevel(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Bain Investor(3)	47.08%	53.34%
Pfizer(4)	21.49%	24.35%
ARYA public shareholders(5)	11.73%	0.00%
Perceptive PIPE Investor and our initial shareholders(6)(7)	5.68%	6.43%
Other PIPE Investors(8)	13.97%	15.82%
Other Cerevel Stockholders(9)	0.06%	0.06%

(1)

The number of shares of New Cerevel Common Stock issued to the holders of shares of common stock and preferred stock of Cerevel at Closing will fluctuate based the number of shares underlying vested Cerevel options (and the exercise price of such options) and restricted stock units at Closing, but will in no event exceed 78,000,000 shares of New Cerevel Common Stock. Vested Cerevel options and restricted stock units are taken into account for purposes of allocating the implied $780,000,000 equity value of Cerevel among the holders of shares and vested equity awards of Cerevel, with the value allocable to such vested options being determined based on the treasury stock method.

(2)

Assumes that, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination.

(3)	Includes 10,000,000 shares acquired in the PIPE Financing or deemed acquired in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement.
(4)	Includes 1,200,000 shares acquired in the PIPE Financing.
(5)	Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(6)	Includes 3,000,000 shares acquired by the Perceptive PIPE Investor in the PIPE Financing.

(7)

Includes 4,236,500 shares held by the Initial Shareholders originally acquired prior to or in connection with ARYA’s initial public offering (including 30,000 shares held by each of Todd Wider, Chad Robins and Jake Bauer).

(8)	Excludes shares acquired by Bain Investor, Pfizer and the Perceptive PIPE Investor in the PIPE Financing.
(9)

Represents shares of common stock of Cerevel acquired upon vesting of restricted stock units, which shares will be converted to shares of New Cerevel Common Stock in connection with the Business Combination. Excludes restricted stock units that will not be vested immediately following the Closing.

For further details, see “Business Combination Proposal—Consideration to Cerevel Equityholders in the Business Combination.”

Q:	Why is ARYA proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of ARYA and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of ARYA?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, ARYA’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace ARYA’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$50,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock.

	See paragraph 8 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 8 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Amended and Restated Registration and Shareholder Rights Agreement (Governing Documents Proposal C)	The Existing Governing Documents are not subject to any director composition agreement.	The Proposed Governing Documents provide that certain provisions therein are subject to the Amended and Restated Registration and Shareholder Rights Agreement.

See Article VI subsections 3, 4 and 5 of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal D)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	See Articles 14 and 15 of our Articles of Association.	See Article V subsection 1 of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal E)	The Existing Governing Documents provide the name of the company is “ARYA Sciences Acquisition Corp II” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Cerevel Therapeutics Holdings, Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal E)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by June 9, 2022 (twenty-fourth months after the closing of ARYA’s initial public offering), ARYA will cease all operations except for the purposes of winding up and will redeem the shares issued in ARYA’s initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New Cerevel’s ongoing existence; the default under the DGCL will make New Cerevel’s existence perpetual.

	See Article 38 of our Articles of Association.	This is the default rule under the DGCL.

Exclusive Forum (Governing Documents Proposal E)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Massachusetts as the exclusive forum for litigation arising out of the Securities Act.

See Section 8 of the Proposed Bylaws.

Takeovers by Interested Stockholders (Governing Documents Proposal E)	The Existing Governing Documents do not provide restrictions on takeovers of ARYA	The Proposed Governing Documents will have New Cerevel elect not to be governed by Section 203 of the DGCL

	Existing Governing Documents	Proposed Governing Documents
	by a related shareholder following a business combination.	relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Article X subsections 1 and 2 of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal E)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 38 of our Articles of Association.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of ARYA will convert automatically by operation of law, on a one-for-one basis, into shares of New Cerevel Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of ARYA will automatically represent the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per shares of New Cerevel Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of ARYA that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Cerevel Common Stock and one-third of one warrant to acquire one share of New Cerevel Common Stock. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i).

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as ARYA, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section

368(a)(1)(F), U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of ARYA’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of public shares for shares of New Cerevel Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

ARYA does not expect to have significant cumulative earnings and profits through the date of the Domestication.

If ARYA were to be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. However, provided the Domestication is completed in 2020, ARYA believes that it is likely that it will not be classified as a PFIC because it will qualify for an exception to the PFIC rules known as the “start-up exception.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Cerevel Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders (other than those who have agreed not to do so by executing an ARYA Shareholder Transaction Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, ARYA’s public shareholders (other than those who have agreed not to do so by executing an ARYA Shareholder Transaction Support Agreement) may request that ARYA redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, ARYA’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, ARYA’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.005 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Cerevel Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New Cerevel Common Stock will generally be treated as selling such shares of New Cerevel Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Cerevel Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code. If we do not qualify for the start-up exception to the PFIC rules (e.g., in the unlikely event that the Domestication is not completed in 2020), U.S. Holders exercising redemption rights would also be subject to the potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax

Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $149,500,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement units was placed in the trust account. As of September 30, 2020, funds in the trust account totaled approximately $149,572,055 and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by June 9, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Cerevel, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

In no event will ARYA redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New Cerevel Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) ARYA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iv) the Aggregate Transaction Proceeds Condition; (v) the approval by Nasdaq of our initial listing application in connection with the Business Combination; (vi) there being immediately following the Effective Time, to the knowledge of ARYA, no single beneficial owner of ordinary shares (other than the Bain Investor, Pfizer or the Perceptive Shareholders) of greater than 9.9% and no three beneficial owners of shares of ARYA’s ordinary shares (other than the Bain Investor, Pfizer and the Perceptive Shareholders) of greater than 25%, and (vii) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the fourth quarter of 2020. This date depends, among other things, on the approval of the proposals to be put to ARYA shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

ARYA will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If ARYA is not able to consummate the Business Combination with Cerevel nor able to complete another business combination by June 9, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on September 4, 2020, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to ARYA shareholders that hold their shares in registered form and are registered as shareholders in ARYA’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at 10:30 a.m., Eastern Time, on October 26, 2020, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at https://www.cstproxy.com/aryasciencesacquisitioncorpii/sm2020, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	What impact will the COVID-19 Pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of ARYA and Cerevel, and there is no guarantee that efforts by ARYA and Cerevel to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If ARYA or Cerevel are unable to recover from a business disruption on a timely basis, the Business Combination and New Cerevel’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of ARYA and Cerevel may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed September 4, 2020 as the record date for the extraordinary general meeting. If you were a shareholder of ARYA at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

ARYA shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 19,186,500 ordinary shares issued and outstanding, of which 14,950,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of ARYA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 9,593,251 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, save for Governing Documents Proposal A, which proposes to amend ARYA’s authorized share capital and which will require an ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, ARYA had 19,186,500 ordinary shares issued and outstanding. ARYA shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 4,723,002 ordinary shares are subject to the ARYA Shareholder Transaction Support Agreements, pursuant to which certain holders of ARYA’s Class A ordinary shares participating in the PIPE Financing agreed to vote all of their shares in favor of the Business Combination. 14,463,498 ordinary shares are not subject to the ARYA Shareholder Transaction Support Agreements. For additional information regarding the ARYA Shareholder Transaction Support Agreements, see “Business Combination Proposal—Related Agreements—Transaction Support Agreements.”

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 9,593,251 shares, of which 4,870,248 shares are not subject to the ARYA Shareholder Transaction Support Agreements, will need to be voted in favor of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 12,791,001 shares, of which 8,067,998 shares are not subject to the ARYA Shareholder Transaction Support Agreements, will need to be voted in favor of the Domestication Proposal and each of the Governing Documents Proposals in order to approve the Domestication Proposal and each of the Governing Documents Proposals.

Q:	What are the recommendations of the ARYA Board?

A:

The ARYA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ARYA and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other initial shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our initial shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D and the Governing Documents Proposal E are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Cerevel’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my ARYA ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on October 26, 2020) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Cerevel. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of ARYA. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

ARYA will pay the cost of soliciting proxies for the extraordinary general meeting. ARYA has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. ARYA has agreed to pay Morrow a fee of $22,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. ARYA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. ARYA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. ARYA will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: ARYB.info@investor.morrowsodali.com

You also may obtain additional information about ARYA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, ARYA’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Cerevel and its subsidiaries prior to the Business Combination and to New Cerevel and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

We are a clinical-stage biopharmaceutical company that combines a deep understanding of disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience diseases, including schizophrenia, epilepsy and Parkinson’s disease. Our “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates, was developed through over twenty years of research and investment by Pfizer and is supported by an initial capital commitment from an affiliate of Bain Capital and a keystone equity position from Pfizer. We are advancing our broad and diverse pipeline with at least eight clinical trials underway or expected to start by the end of 2021. We have built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company experience and capabilities in drug discovery and development.

Our portfolio of product candidates is based on a differentiated understanding of the neurocircuitry of CNS diseases, as well as the key pillars of our unique approach: (1) receptor-drug interactions at the atomic level to achieve targeted receptor subtype selectivity; (2) orthosteric and allosteric chemistry to achieve ideal receptor pharmacology; and (3) robust packages of preclinical and clinical data that elucidate the key points of differentiation for our compounds. Our rational design approach uses measured and calculated structural and surface charge information from the target protein combined with high-resolution crystallography data, computational homology models, screening of single-residue mutant proteins, indirect solution-phase imaging techniques and other biophysical measurements to glean key molecular-level information about the interaction between a target protein and our product candidates. These insights then drive structure-informed design of subsequent molecules. Due to our understanding of the specificity and dynamic range of neural networks and how to modulate them, we believe that our product candidates have the potential to achieve optimal therapeutic activity while minimizing unintended side effects of currently available therapies.

We are developing CVL-231 for the treatment of schizophrenia. CVL-231 was rationally designed as a positive allosteric modulator, or PAM, that selectively targets the muscarinic acetylcholine 4, or M4, receptor subtype to harness the anti-psychotic benefit believed to be associated with M4 while minimizing the side effects typically associated with pan-muscarinic agonists. We believe CVL-231 has the potential to mark a significant medical advancement as the muscarinic acetylcholine pathway has long been associated with mediation of neurotransmitter imbalance and psychosis. To our knowledge, CVL-231 is the only M4-selective PAM currently in clinical development. We are currently conducting a Phase 1b multiple ascending dose, or MAD, and pharmacokinetic/pharmacodynamic, or PK/PD, trial of CVL-231 in patients with schizophrenia, with data expected in the second half of 2021.

CVL-231 demonstrated robust activity in multiple preclinical psychosis models, including potential benefit in improving cognitive endpoints. Our development plan for CVL-231 is informed by thorough in vitro and in vivo PK and pharmacodynamic characterization as well as data from competitive muscarinic compounds. CVL-231 has been evaluated in 17 healthy volunteers in a Phase 1 single ascending dose, or SAD, trial, which showed that it was generally well tolerated with no serious adverse events or subject discontinuations.

We are developing CVL-865 for the treatment of both epilepsy and anxiety. CVL-865 was rationally designed as an orally-bioavailable, twice-daily PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. We believe that by having minimal receptor activation via the alpha-1 subunit-containing GABAA receptor, CVL-865 can minimize the negative side effects of sedation and potential for loss of efficacy with repeated use, or tolerance, and addiction seen with traditional non-selective GABAA receptor modulators, such as benzodiazepines, or BZDs. To our knowledge, CVL-865 is the only alpha-2/3/5 selective GABAA receptor PAM being evaluated in clinical trials for epilepsy. We initiated a Phase 2 proof-of-concept trial in drug-resistant focal onset seizures in epilepsy, or focal onset epilepsy, in the second half of 2020, with data expected in the second half of 2022. The focal onset epilepsy population is the largest subpopulation of epilepsy patients and is often studied to establish proof-of-concept in the development of an anti-epileptic drug, or AED. We also plan to initiate a Phase 1 proof-of-principle trial for acute anxiety in healthy volunteers in the second half of 2020, with data expected in the second half of 2021.

CVL-865 has been evaluated in 289 subjects across nine clinical trials to date. In a Phase 2, double-blind, crossover trial in photoepilepsy patients comparing CVL-865 to lorazepam, a commonly prescribed BZD, and to placebo, CVL-865 demonstrated anti-epileptic activity similar to lorazepam. In this trial, six out of seven photosensitive patients taking CVL-865 achieved complete suppression of epileptiform activity evoked by strobe lights. In a Phase 1 trial comparing CVL-865 to lorazepam, healthy volunteers were assessed using the NeuroCart CNS test battery to characterize the pharmacodynamics of CVL-865. Compared to lorazepam, CVL-865 demonstrated a greater reduction in saccadic peak velocity, a biomarker indicating engagement of alpha-2/3 subunit-containing GABAA receptors, while having reduced effects on motor coordination and cognition. In a Phase 1 MAD trial in healthy volunteers, CVL-865 showed no dose-related somnolence after the initial titration period, even at dose levels consistent with receptor occupancy of approximately 80%. Taken together, we believe these data suggest that CVL-865 may have the potential for anti-epileptic activity comparable to currently available BZDs, with reduced sedation, tolerance and withdrawal liabilities that, unlike BZDs, can be dosed chronically.

We are developing our most advanced product candidate, tavapadon, for the treatment of both early- and late- stage Parkinson’s, a neurodegenerative disorder characterized by the death of dopamine-producing neurons in the brain. Tavapadon was rationally designed as an orally-bioavailable, once-daily partial agonist that selectively targets dopamine D1/D5 receptor subtypes with the goal of balancing meaningful motor control activity with a favorable tolerability profile. To our knowledge, tavapadon is the only D1/D5 partial agonist currently in clinical development and the first oral D1/D5 agonist to have achieved sustained motor control improvement in Phase 2 trials of Parkinson’s. We initiated a registration-directed Phase 3 program beginning in January 2020, which will include two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and restarted patient screening in the second half of 2020. Assuming no further delays in this program, we expect data from our Phase 3 program to be available beginning in the first half of 2023.

As part of an extensive clinical program, tavapadon has been evaluated in 272 subjects across nine clinical trials to date, including four Phase 1 trials, two Phase 1b trials and three Phase 2 trials. In a Phase 2 trial in early- stage Parkinson’s, tavapadon demonstrated a statistically significant and clinically meaningful difference from placebo of -4.8 points on the MDS-UPDRS Part III motor score at week 15 of the treatment period. Separation from placebo was observed as early as week three while still in the titration phase. Statistical significance (p=0.0407) for this endpoint was achieved despite the trial being terminated early when only 65% of the planned trial population had been enrolled and even though only 42% of the patients who reached the maintenance period had received the top dose of 15 mg. A Phase 2 trial in late-stage Parkinson’s was terminated by Pfizer based on the results of an interim analysis, which determined that the probability of meeting the efficacy criterion for the primary endpoint of improvement in “off” time reduction compared to placebo at week 10 was lower than a pre-specified efficacy hurdle. As explained in more detail herein, we believe the pre-specified efficacy hurdle was a significant threshold to overcome given the limited duration of the trial. Despite the early termination of this trial, tavapadon showed a 1.0 hour improvement versus placebo in “on” time without troublesome dyskinesias at week 10 with a sustained effect observed through week 15, which, while not statistically significant, we and our clinical advisors believe is clinically meaningful. Across the nine clinical trials conducted to date, tavapadon has consistently demonstrated what we believe to be a favorable tolerability profile as well as a pharmacokinetic, or PK, profile with a 24-hour terminal half-life.

Our clinical-stage pipeline includes two additional orally-bioavailable small molecules:

•

CVL-871 is a selective dopamine D1/D5 partial agonist specifically designed to achieve a modest level of partial agonism, which we believe may be useful in modulating the complex neural networks that govern cognition, motivation and behavior. We plan to initiate a Phase 2a trial for CVL-871 for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022.

•

CVL-936 is a selective dopamine D3-preferring antagonist that we are developing for the treatment of substance use disorder, or SUD. We initiated a Phase 1 SAD trial in January 2020. After completing dosing of Cohort 1, we concluded this study early due to the COVID-19 global pandemic and the receipt of sufficient clinical data for the intended purposes of this trial. Upon obtaining non-clinical safety plan data that are designed to enable single and multiple dosing in human participants, we plan to begin a MAD trial in 2021, with data expected in the second half of 2022.

We believe that all five of our clinical-stage product candidates have target product profiles that may enable them to become backbone therapies in their respective lead indications, either replacing standards of care as monotherapies or enhancing treatment regimens as adjunct to existing therapies. Results from the clinical trials mentioned above will guide the potential development of our product candidates in additional indications with similar neurocircuitry deficits.

In addition to our clinical-stage pipeline, we plan to advance the development of our preclinical portfolio across multiple neuroscience indications. We are deploying the latest technologies, such as artificial intelligence and DNA-encoded chemical libraries, to efficiently identify new therapeutic molecules, including those with disease-modifying potential. We believe that our approach will enable us to create a leading neuroscience drug discovery and development platform to transform the lives of patients living with neuroscience diseases.

Our Pipeline

The following table summarizes our current portfolio of product candidates. This table does not include two additional preclinical programs with disease-modifying potential that have not yet been disclosed.

Our Approach

Fundamental to our approach is understanding how deficits in neurocircuitry drive the development of symptoms in neuroscience diseases. Achieving optimal therapeutic benefit and minimizing unintended side effects in neuroscience diseases requires tuning the specificity and dynamic range of neural networks. Recent advancements in chemistry, genomics and proteomics have provided tools to enable targeted receptor selectivity with specificity to neural networks that underlie disease symptomatology. Fine-tuning the dynamic range of selective neurotransmitter neurocircuitry requires carefully-designed receptor pharmacology, such as allosteric modulation or partial agonism, to normalize neural network function without over-activation or over-suppression.

Below are the key pillars of our approach:

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Mechanism of action—targeted receptor selectivity: A single neurotransmitter can act on multiple receptor subtypes that are expressed differentially among neuron types and neural networks within the brain and nervous system. We believe the ability to selectively target neurotransmitter receptor subtypes may provide an important opportunity to achieve maximum activity within specific neural networks while minimizing unintended interactions in other areas of the nervous system that are targeted by non-selective compounds and result in unwanted side effects.

•

Receptor pharmacology: Neural networks in the brain operate within a dynamic range, and our understanding of disease state mechanics allows us to design molecular attributes that are intended to normalize this range for each disease. For example, classical full receptor agonism or antagonism may fully activate or inactivate neural circuits and can compensate for disease but also limit normal functional dynamic range. However, partial agonism or allosteric modulation can correct or fine-tune the range of network signaling without fully blocking or overexciting normal activity. Each disease state represents a unique abnormality in neural network activity requiring a nuanced pharmacological approach. In addition, molecules require specific physical and metabolic properties to become a viable commercial product. Incorporating all of these characteristics into a single molecule can be extremely challenging. The evidence to date for our product candidates suggests that they may balance targeted selectivity with optimal receptor pharmacology. We believe this underscores the differentiation and therapeutic potential of our pipeline.

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Robust clinical and preclinical evaluation: Our clinical-stage product candidates have undergone robust clinical and preclinical testing to provide support for continued advancement through the clinical development process. In these early clinical trials and preclinical studies, we have generally observed PK, bioavailability, brain penetration and reduced off-target activity that demonstrate the potential for reducing tolerability issues. In addition, data from these trials support dose selection generally informed by PET receptor occupancy and clinical biomarkers. Based on extensive characterization and research, our product candidates were designed to reproduce validated biological activity while addressing the limitations of prior known compounds. We believe the wealth of clinical and preclinical data generated to date strongly positions our product candidates for clinical advancement.

Our Strategy

We are a neurocircuitry company that seeks to transform the lives of patients with neuroscience diseases by leveraging our deep understanding of neurocircuitry, chemistry and receptor pharmacology. Our strategy is to:

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Establish our position as a leader in neuroscience drug discovery and development through the advancement of a diverse and innovative pipeline. We leverage our differentiated understanding of neurocircuitry as well as our innovative clinical trial design and execution to develop our assets across multiple indications. In addition, we are investing in future areas of neuroscience research, including the discovery and development of compounds with disease-modifying potential.

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Rapidly develop our five clinical-stage assets, with at least eight clinical trials either underway or expected to start by the end of 2021. We are currently conducting a Phase 1b MAD and PK/PD trial of CVL-231 in patients with schizophrenia, with data expected in the second half of 2021. We also commenced a Phase 2 proof-of-concept trial of CVL-865 in focal onset epilepsy and plan to commence a Phase 1 proof-of-principle trial in acute anxiety in healthy volunteer in the second half of 2020. In addition, in January 2020, we initiated our registration-directed Phase 3 program for tavapadon. This program will include three Phase 3 trials in both early- and late-stage Parkinson’s that will be conducted in parallel as well as an open-label extension trial. If approved, we believe that tavapadon would have the potential to become a cornerstone therapy for Parkinson’s patients across the disease spectrum. Furthermore, we plan to initiate a Phase 2a trial of CVL-871 for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022. Finally, we are developing CVL-936, which is currently in Phase 1 for the treatment of SUD.

•

Advance our preclinical portfolio across multiple neuroscience indications. Our preclinical pipeline includes: (1) CVL-354, a selective kappa opioid receptor, or KOR, antagonist that we are advancing for the treatment of SUD; (2) our PDE4B inhibitor program that we are advancing as an antipsychotic agent; (3) our M4 full/partial agonist for potential use in PD-LID; and (4) our LRRK2 inhibitor that has the potential to address disease progression in Parkinson’s. We are also pursuing a number of other undisclosed targets, including those with disease-modifying potential. These programs include ones initiated by Pfizer as well as others developed internally through the application of new technology platforms, such as artificial intelligence and DNA-encoded chemical libraries.

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Efficiently allocate capital to maximize the impact of our assets. We seek to efficiently allocate capital through step-wise value creation: driving speed to proof-of-principle, speed to proof-of-concept and speed to market. For example, our early-stage clinical trials are designed to elucidate the potential of our compounds and inform future clinical trials, thereby strengthening our probability of success and our efficiency in bringing our therapies to patients. We aim to be resource- and capital-efficient in the development of our product candidates by selectively accessing complementary expertise and infrastructure through strategic partnerships or other collaborations. We are also building a leading neuroscience team that we believe has a differential ability to identify high-potential assets for acquisition or in-licensing and unlock their full value. We plan to opportunistically pursue such assets from time to time and strategically expand our portfolio.

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Opportunistically match sources and uses of capital. Our broad portfolio both requires and provides a basis for diverse financing options. We will seek to maximize growth opportunities, which may include raising additional capital through a combination of private or public equity offerings, debt financings, collaborations, strategic alliances, marketing, distribution or licensing arrangements with third parties or through other sources of financing. By matching sources and uses of capital, we can maximize our value creation opportunities while mitigating operational risk through partnerships.

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Maximize the commercial potential of our product candidates and bring new therapies to underserved patient populations. Our development and commercialization strategy will be driven by our understanding of existing treatment paradigms along with patient, physician and payor needs. We expect to build a focused and efficient medical affairs and commercial organization to maximize the commercial potential of our portfolio. Our current plan is to commercialize our product candidates, if approved, in the United States and international markets, either alone or in collaboration with others.

Our Team and Corporate History

Since our founding in 2018, we have assembled a seasoned management team with expertise in neuroscience research, development, regulatory affairs, medical affairs, operations, manufacturing and commercialization. Our team includes industry veterans who have collectively driven over 20 drug approvals, with prior experience at companies such as Biogen, Bristol-Myers Squibb, Merck, NPS Pharmaceuticals, Onyx Pharmaceuticals, Otsuka Pharmaceutical, Sangamo Therapeutics, Vertex Pharmaceuticals and Yumanity Therapeutics. We have an experienced research and development team focused on utilizing our differentiated understanding of the complex neurocircuitry, receptor pharmacology and genetics that underlie neuroscience diseases. This allows us to develop small molecules with target receptor selectivity and indication-appropriate pharmacology, which we believe are key to enhancing activity and improving tolerability in the treatment of these diseases. We believe that the distinctive combination of our management team and our existing pipeline has the potential to bring to patients the next generation of transformative neuroscience therapies.

In August 2018, we entered into the Pfizer License Agreement, pursuant to which we in-licensed our current pipeline from Pfizer. Under the terms of the Pfizer License Agreement, we are required to pay Pfizer tiered royalties on aggregate net sales of in-licensed products as well as certain regulatory and commercial milestone payments. See “—Pfizer License Agreement.” Concurrent with the in-license of our pipeline from Pfizer, Bain Investor, an affiliate of Bain Capital, committed to ensuring that we receive aggregate equity cash proceeds equal to at least $350.0 million. To date, we have received investments totaling $200.0 million from Bain Investor.

Pfizer License Agreement

In August 2018, we entered into the Pfizer License Agreement pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how, to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. The license excludes the field of treatment, prevention, diagnosis, control and maintenance of inflammatory bowel diseases and disorders in humans by compounds or products exerting a therapeutic effect on the LRRK2 target, which is retained by Pfizer. Under the terms of the Pfizer License Agreement, Pfizer is granted a non-exclusive, sublicensable, royalty-free, worldwide license under intellectual property we develop during the term of the agreement for all purposes in the LRRK2 field retained by Pfizer. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets, in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained. The Pfizer License Agreement requires Pfizer to transfer certain know-how and data, regulatory filings and materials, inventory, and other materials, records and documents, and provide certain other transitional support and assistance which has been and is expected to be immaterial, to us to facilitate our development, manufacture and commercialization of compounds and products in the field.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of our Series A-2 Preferred Stock with an estimated fair value of $100.4 million, or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total initial consideration to $111.4 million.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our product candidates included in the table in the section entitled “—Our Pipeline” are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. No regulatory approval milestone payments were made or became due in the period from Inception through March 31, 2020.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. If all of our product candidates included in the table in the section entitled “—Our Pipeline” achieves all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. No Pfizer commercial milestone payments were made or became due in the period from Inception to through March 31, 2020.

We are also required to pay Pfizer tiered royalties on the aggregate net sales during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. No royalty payments were made or became due in the period from Inception to through March 31, 2020.

Pfizer can terminate the Pfizer License Agreement in its entirety upon our material breach, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement. In addition, we would negotiate a transition plan with Pfizer that would address, among other things, the transfer of know-how and data, regulatory approvals and filings and materials, inventory and other materials, records and documents, and the provision of certain other transitional support and assistance for the terminated products, targets or countries.

The Parties to the Business Combination

ARYA

ARYA is a blank check company incorporated on February 20, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ARYA has neither engaged in any operations nor generated any revenue to date. Based on ARYA’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On June 9, 2020, ARYA consummated an initial public offering of 14,950,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 499,000 private placement units at an offering price of $10.00 per unit. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant.

Following the closing of ARYA’s initial public offering, an amount equal to $149,500,000 of the net proceeds from its initial public offering and the sale of the private placement units was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under

Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2020, funds in the trust account totaled approximately $149,572,055 and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ARYA’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ARYA does not complete a business combination by June 9, 2022, or (iii) the redemption of all of the public shares if ARYA is unable to complete a business combination by June 9, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

ARYA’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “ARYBU,” “ARYB” and “ARYBW,” respectively.

ARYA’s principal executive office is located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (212) 284-2300. ARYA’s corporate website address is https://www.perceptivelife.com/arya2. ARYA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Cerevel

Cerevel is a Delaware corporation.

Cerevel’s principal executive office is located at 131 Dartmouth Street, Suite 502, Boston, MA 02116, and its telephone number is (844) 304-2048. Cerevel’s corporate website address is http://www.cerevel.com. Cerevel’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Cassidy Merger Sub

Cassidy Merger Sub is a Delaware corporation and wholly-owned subsidiary of ARYA formed for the purpose of effecting the Business Combination. Cassidy Merger Sub owns no material assets and does not operate any business.

Cassidy Merger Sub’s principal executive office is located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (646) 205-5300.

Proposals to be Put to the Shareholders of ARYA at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of ARYA and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, ARYA is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, promptly following the consummation of the Domestication, Cassidy Merger Sub will merge with and into Cerevel, with Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Cerevel shall be a wholly-owned subsidiary of ARYA. In accordance with the terms and subject to the conditions of the

Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i).

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The ARYA Board’s Reasons for the Business Combination,” the ARYA Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for ARYA’s initial public offering, including that the businesses of Cerevel had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to Cerevel Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i).

For further details, see “Business Combination Proposal—Business Combination Consideration.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) ARYA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iv) the Aggregate Transaction Proceeds Condition; (v) the approval by Nasdaq of our initial listing application in connection with the Business Combination; (vi) there being immediately following the Effective Time, to the knowledge of ARYA, no single beneficial owner of ordinary shares (other than the Bain Investor, Pfizer or the Perceptive Shareholders) of greater than 9.9% and no three beneficial owners of shares of ARYA’s ordinary shares (other than the Bain Investor, Pfizer and the Perceptive Shareholders) of greater than 25%; and (vii) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, ARYA will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of ARYA has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of ARYA’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ARYA is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon Domestication, New Cerevel will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of each of the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D and the Governing Documents Proposal E requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal” and “Governing Documents Proposals.”

Governing Documents Proposals

ARYA will ask its shareholders to approve by special resolution (unless otherwise stated) five (5) separate Governing Documents Proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The ARYA Board has unanimously approved each of the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Cerevel after the Business Combination. Approval of each of the Governing Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

•

Governing Documents Proposal A—to authorize by way of ordinary resolution the change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 to (ii) 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock.

•

Governing Documents Proposal B—to authorize the New Cerevel Board to issue any or all shares of New Cerevel Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Cerevel Board and as may be permitted by the DGCL.

•

Governing Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New Cerevel are subject to the Amended and Restated Registration and Shareholder Rights Agreement.

•	Governing Documents Proposal D—to authorize the removal of the ability of New Cerevel stockholders to take action by written consent in lieu of a meeting.

•

Governing Documents Proposal E—to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by ARYA and Cerevel, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp II” to “Cerevel Therapeutics Holdings, Inc.” (which is expected to occur after the consummation Domestication in connection with the Business Combination), (ii) making New Cerevel’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Massachusetts as the exclusive forum for litigation arising out of the Securities Act, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the AYRA Board believes is necessary to adequately address the needs of New Cerevel after the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Cerevel, attached hereto as Annexes C and D.

Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of New Cerevel Common Stock in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635.

For additional information, see “Nasdaq Proposal.”

Incentive Award Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. Pursuant to the Incentive Equity Plan, a number of shares of New Cerevel Common Stock equal to 24,050,679 shares of New Cerevel Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the Incentive Award Plan. The Incentive Equity Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by 4.0% of the outstanding number of shares of New Cerevel Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board of New Cerevel. For additional information, see “Incentive Award Plan Proposal.” The full text of the Incentive Award Plan is attached hereto as Annex J.

Employee Stock Purchase Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of 1,655,924 shares of New Cerevel Common Stock will be reserved for issuance under the ESPP. Based upon a price per share of $10.00, the maximum aggregate market value of the New Cerevel Common Stock that could potentially be issued under the ESPP at Closing is $16,559,240. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2021, by 1.0% of the outstanding number of shares of New Cerevel Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Cerevel Board. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the ESPP is attached hereto as Annex K.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ARYA to consummate the Business Combination, the ARYA Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals, the Nasdaq Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Governing Documents Proposals that are not Required Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

The ARYA Board’s Reasons for the Business Combination

ARYA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ARYA Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the ARYA Board and management to identify, acquire and operate one or more businesses. The members of the ARYA Board and management have extensive transactional experience, particularly in the healthcare and life sciences industries.

In particular, the ARYA Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

A.	leadership in neuroscience drug discovery and development through the advancement of a diverse and innovative product pipeline;

B.	rapid advancement of a proprietary product pipeline through clinical development;

C.	advancement of a preclinical portfolio through new technology platforms;

D.	efficient capital allocation through step-wise value creation and strategic partnerships;

E.	maximized growth opportunities through the use of diverse financing options and opportunities;

F.	development of the commercial potential of product candidates, if approved;

G.	experienced management team;

H.	strong commitment of top tier U.S. healthcare investors and existing Cerevel shareholders; and

I.	financial analysis conducted by ARYA’s management team.

The ARYA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

A.	the risk that the potential benefits of the Business Combination may not be fully achieved;

B.	the risks and costs to ARYA if the Business Combination is not completed;

C.	the fact that the Business Combination Agreement includes an exclusivity provision that prohibits ARYA from soliciting other business combination proposals;

D.	the risk that ARYA’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

E.	the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ARYA’s control;

F.	the nomination rights of certain investors;

G.	the limited review undertaken by the ARYA Board;

H.	potential litigation challenging the Business Combination;

I.	the fees and expenses associated with completing the Business Combination; and

J.	various other risks associated with the Business Combination, the business of ARYA and the business of Cerevel described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the ARYA Board also considered that certain of the officers and directors of ARYA may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ARYA’s shareholders. ARYA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the ARYA Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The ARYA Board concluded that the potential benefits that it expected ARYA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ARYA Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, ARYA and its shareholders.

For more information about the ARYA Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal—the ARYA Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”

PIPE Financing

ARYA entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, an aggregate of 32,000,000 shares of New Cerevel Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $320,000,000. The Perceptive PIPE Investor will fund $30,000,000 in the PIPE Financing, Pfizer will fund $12,000,000 in the PIPE Financing and the Bain Investor will fund $100,000,000 in the PIPE Financing. Pursuant to the Subscription Agreement entered into with the Bain Investor, the Bain Investor has pre-funded $25,000,000 of its commitment, and may further pre-fund a portion of its remaining PIPE Financing commitment, on the terms and subject to the conditions set forth in such Subscription Agreement and the Business Combination Agreement, which pre-funding will reduce the Bain Investor’s commitment required to be funded under the Subscription Agreement on a dollar-for-dollar basis. The shares of New Cerevel Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Amended and Restated Registration and Shareholder Rights Agreement

At the Closing, ARYA, the initial shareholders, the Perceptive PIPE Investor, the Bain Investor, and Pfizer will enter into an Amended and Restated Registration and Shareholder Rights Agreement (the “Amended and

Restated Shareholder Rights Agreement”), pursuant to which, among other things, the Perceptive Shareholders, the Bain Investor and Pfizer (a) will agree not to effect any sale or distribution of any equity securities of New Cerevel held by any of them during the lock-up period described therein, (b) will be granted certain customary registration rights and will be granted certain preemptive rights with respect to their respective shares of New Cerevel Common Stock and (c) the Bain Investor and Pfizer agree to cast their votes such that the New Cerevel Board is constituted as set forth in the Registration and Shareholder Rights Agreement. For additional information, see “Business Combination Proposal—Related Agreements—Registration and Shareholder Rights Agreement.”

Cerevel Shareholder Transaction Support Agreements

Pursuant to the Business Combination Agreement, each of Pfizer, the Bain Investor and the other stockholders of Cerevel entered into a Transaction Support Agreement (collectively, the “Cerevel Shareholder Transaction Support Agreements”) with ARYA, pursuant to which the Cerevel Shareholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—Transaction Support Agreements.”

ARYA Shareholder Transaction Support Agreements

Concurrently with the execution of the Subscription Agreements, Cerevel and certain holders of ARYA’s Class A ordinary shares participating in the PIPE Financing entered into shareholder support agreements (the “ARYA Shareholder Transaction Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the shareholders of ARYA all of its ordinary shares held of record or thereafter acquired in favor of the Business Combination and the other Transaction Proposals (as defined in the Business Combination Agreement), (ii) not to redeem any such securities in connection with the Business Combination, and (iii) to be bound by certain transfer restrictions with respect to such securities, unless (and only for the duration) that the trading price of ARYA’s Class A ordinary shares on the Nasdaq Capital Market exceeds $15.00 per share. For additional information, see “Business Combination Proposal—Related Agreements—Transaction Support Agreements.”

Sponsor Letter Agreement

Pursuant to the Business Combination Agreement, ARYA, Sponsor, Jake Bauer, Chad Robins, Todd Wider and Cerevel entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which Sponsor and each of Jake Bauer, Chad Robins and Todd Wider has agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger).

Ownership of New Cerevel

As of the date of this proxy statement/prospectus, there are 19,186,500 ordinary shares issued and outstanding, which includes an aggregate of 3,737,500 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 5,149,666 warrants, comprised of 166,333 private placement warrants held by Sponsor and 4,983,333 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Cerevel Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination), ARYA’s fully-diluted share capital would be 24,336,166 ordinary shares.

The following table illustrates varying ownership levels in New Cerevel Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 76,263,673 shares of New Cerevel Common Stock are issued to the holders of shares of common stock (including the holders of vested restricted stock units that will settle prior to completion of the Business Combination) and preferred stock of Cerevel at Closing, which would be the number of shares of New Cerevel Common Stock issued to these holders if Closing were to occur on September 30, 2020; (ii) 32,000,000 shares of New Cerevel Common Stock are issued in the PIPE Financing or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement; (iii) no public warrants or private placement warrants to purchase New Cerevel Common Stock that will be outstanding immediately following Closing have been exercised; and (iv) no vested and unvested options to purchase New Cerevel Common Stock that will be held by equityholders of Cerevel immediately following the Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Cerevel will be different.

	Share Ownership in New Cerevel(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Bain Investor(3)	47.08%	53.34%
Pfizer(4)	21.49%	24.35%
ARYA public shareholders(5)	11.73%	0.00%
Perceptive PIPE Investor and our initial shareholders(6)(7)	5.68%	6.43%
Other PIPE Investors(8)	13.97%	15.82%
Other Cerevel Stockholders(9)	0.06%	0.06%

(1)

The number of shares of New Cerevel Common Stock issued to he holders of shares of common stock and preferred stock of Cerevel at Closing will fluctuate based on the number of shares underlying vested Cerevel options (and the exercise price of such options) and restricted stock units at Closing, but will in no event exceed 78,000,000 shares of New Cerevel Common Stock. Vested Cerevel options and restricted stock units are taken into account for purposes of allocating the implied $780,000,000 equity value of Cerevel among the holders of shares and vested equity awards of Cerevel with the value allocable to such vested options being determined based on the treasury stock method.

(2)

Assumes that, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination.

(3)	Includes 10,000,000 shares acquired in the PIPE Financing or deemed acquired in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement.
(4)	Includes 1,200,000 shares acquired in the PIPE Financing.
(5)	Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(6)	Includes 3,000,000 shares acquired by the Perceptive PIPE Investor in the PIPE Financing.
(7)

Includes 4,236,500 shares held by the Initial Shareholders originally acquired prior to or in connection with ARYA’s initial public offering (including 30,000 shares held by each of Todd Wider, Chad Robins and Jake Bauer).

(8)	Excludes shares acquired by Bain Investor, Pfizer and the Perceptive PIPE Investor in the PIPE Financing.
(9)

Represents shares of common stock of Cerevel acquired upon vesting of restricted stock units, which shares will be converted to shares of New Cerevel Common Stock in connection with the Business Combination. Excludes restricted stock units that will not be vested immediately following the closing.

For further details, see “Business Combination Proposal—Consideration to Cerevel Equityholders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of ARYA’s Shareholders

The extraordinary general meeting of ARYA, will be held at 10:30 a.m., Eastern Time, on October 26, 2020, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

ARYA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on September 4, 2020, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 19,186,500 ordinary shares issued and outstanding, of which 14,950,000 were issued and outstanding public shares.

Quorum and Vote of ARYA Shareholders

A quorum of ARYA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 9,593,251 ordinary shares would be required to achieve a quorum.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, save for Governing Documents Proposal A, which proposes to amend ARYA’s authorized share capital and which will require an ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of ARYA that New Cerevel redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, ARYA’s transfer agent, in which you (i) request that New Cerevel redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, ARYA’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ARYA’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing an ARYA Shareholder Transaction Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ARYA’s transfer agent, New Cerevel will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.005 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Cerevel Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ARYA—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither ARYA shareholders nor ARYA warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. ARYA has engaged Morrow to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of ARYA—Revoking Your Proxy.”

Interests of ARYA Directors and Executive Officers in the Business Combination

When you consider the recommendation of the ARYA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including ARYA’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of ARYA shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that our intial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed intial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 3,737,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $4,990,000 for its private placement units, and the Class A ordinary shares and private placement warrants underlying those units would be worthless if a business combination is not consummated by June 9, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the initial shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ARYA fails to complete an initial business combination by June 9, 2022;

•	the fact that the Amended and Restated Registration and Shareholder Rights Agreement will be entered into by the Messrs. Bauer, Robins and Wider;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•	the continued indemnification of ARYA’s directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 9, 2022;

•

the fact that if the trust account is liquidated, including in the event ARYA is unable to complete an initial business combination by June 9, 2022, the Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that ARYA may be entitled to distribute or pay over funds held by ARYA outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D and the Governing Documents Proposal E are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Cerevel’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of ARYA

The ARYA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ARYA and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of September 30, 2020, and (i) assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming that, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination.

No Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$149,500	Shares of New Cerevel Common Stock issued to Cerevel Equityholders(3)	$780,000
Shares of New Cerevel Common Stock issued to Cerevel Equityholders(3)	780,000	Transaction Fees and Expenses	25,000
PIPE Financing(4)	320,000	Remaining Cash on Balance Sheet(5)	444,500

Total Sources	$1,249,500	Total Uses	$1,249,500

(1)	Totals might be affected by rounding.
(2)	As of June 9, 2020.
(3)	Shares issued to Cerevel are at a deemed value of $10.00 per share. Assumes 78,000,000 shares are issued to the Cerevel Shareholders.
(4)

Includes $25 million pre-funding from Bain Investor to meet Cerevel operational needs prior to Closing in exchange for shares of Cerevel, which shares reduce Bain Investor’s commitment to provide PIPE Financing by an equal amount and will be converted into shares of New Cerevel Common Stock on the same terms as the PIPE Financing.

(5)	Does not include an aggregate of 5,149,666 ARYA warrants outstanding with an exercise price of $11.50 per share.

Maximum Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account	$0	Shares of New Cerevel Common Stock issued to Cerevel Equityholders(2)	$780,000
Shares of New Cerevel Common Stock issued to Cerevel Equityholders(2)	780,000	Transaction Fees and Expenses	25,000
PIPE Financing(3)	320,000	Remaining Cash on Balance Sheet(4)	295,000

Total Sources	$1,100,000	Total Uses	$1,100,000

(1)	Totals might be affected by rounding.
(2)	Shares issued to Cerevel are at a deemed value of $10.00 per share. Assumes 78,000,000 shares are issued to the Cerevel Shareholders.
(3)

Includes $25 million pre-funding from Bain Investor to meet Cerevel operational needs prior to Closing in exchange for shares of Cerevel, which shares reduce Bain Investor’s commitment to provide PIPE Financing by an equal amount and will be converted into shares of New Cerevel Common Stock on the same terms as the PIPE Financing.

(4)	Does not include an aggregate of 5,149,666 ARYA warrants outstanding with an exercise price of $11.50 per share.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ARYA as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Cerevel immediately following the Domestication will be the same as those of ARYA immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, ARYA has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Cerevel Shareholders comprising a relative majority of the voting power of the combined company, Cerevel’s operations prior to the acquisition comprising the only ongoing operations of New Cerevel, and Cerevel’s senior management comprising a majority of the senior management of New Cerevel. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Cerevel with the Business Combination being treated as the equivalent of Cerevel issuing stock for the net assets of ARYA, accompanied by a recapitalization. The net assets of ARYA will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the

Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The ARYA portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. ARYA and Cerevel will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination within five (5) Business Days following the date hereof.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Cerevel’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ARYA cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ARYA cannot assure you as to its result.

None of ARYA and Cerevel are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

ARYA is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ARYA has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ARYA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ARYA’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ARYA’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors

In evaluating the proposals to be presented at the ARYA extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF ARYA

ARYA is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Such data as of June 9, 2020 (the closing date of our initial public offering), and for the period from February 20, 2020 (inception) through June 9, 2020, are derived from ARYA’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial data as of June 30, 2020, for the period from February 20, 2020 (inception) through June 30, 2020 and for the three months ended June 30, 2020 are derived from ARYA’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with ARYA’s consolidated financial statements and related notes and “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. ARYA’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For Three Months Ended June 30, 2020 (unaudited)	Period from February 20, 2020 (inception) to June 30, 2020 (unaudited)	Period from February 20, 2020 (inception) to June 9, 2020 (audited)
Statement of Operations Data:
General and administrative costs	$185,367	$220,105	$57,107

Net loss	$(198,780)	$(233,518)	$(57,107)

Weighted average shares outstanding of Class A ordinary shares	15,449,000	15,449,000	15,449,000

Basic and diluted net income per share, Class A ordinary shares	$(0.00)	$(0.00)	$—

Weighted average shares outstanding of Class B ordinary shares	3,737,500	3,737,500	3,737,500

Basic and diluted net loss per share, Class B ordinary shares	$(0.05)	$(0.06)	$(0.02)

	June 30, 2020 (unaudited)	June 9, 2020 (audited)

Condensed Balance Sheet Data (At Period End):
Working capital	$1,226,874	$1,375,053
Total assets	$151,119,239	$151,271,781
Total liabilities	$5,638,278	$5,629,228
Class A ordinary shares (excluding 14,048,096 shares subject to possible redemption at June 30, 2020)	$140	$139
Class A ordinary shares (including 14,048,096 subject to possible redemption)	$140,480,960	$140,642,550
Class B ordinary shares	$374	$374
Total shareholders’ equity (deficit)	$5,000,001	$5,000,003

	Period from February 20, 2020 (inception) to June 30, 2020 (unaudited)	Period from February 20, 2020 (inception) to June 9, 2020 (audited)
Cash Flow Data:
Net cash used in operating activities	$(446,121)	$(424,813)
Net cash used in investing activities	(149,500,000)	(149,500,000)
Net cash provided by financing activities	151,209,257	151,324,794

SELECTED HISTORICAL FINANCIAL INFORMATION OF CEREVEL

You should read the following selected historical financial data of Cerevel together with Cerevel’s audited consolidated financial statements and the related notes and Cerevel’s unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the information in the section entitled “Cerevel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Cerevel has derived the selected statements of operations data for the period from July 23, 2018, or Inception, to December 31, 2018, and for the year ended December 31, 2019, and the balance sheet data as of December 31, 2018 and 2019, from Cerevel’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statements of operations data for the six months ended June 30, 2019 and 2020, and the consolidated balance sheet data as of June 30, 2020, have been derived from Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as Cerevel’s audited consolidated financial statements. In the opinion of Cerevel’s management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information contained in those statements. Cerevel’s historical results from any prior period are not necessarily indicative of the results that may be expected in the future, and Cerevel’s results from any interim period are not necessarily indicative of the results that may be expected for any full-year or future period.

The following tables set forth Cerevel’s historical financial information as of, and for the periods ended on, the dates indicated.

	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	For the Six Months Ended June 30,
(in thousands, except per share amounts)			2019	2020
Consolidated Statements of Operations and Comprehensive Loss Data:
Operating expenses:
Research and development	$113,663	$50,294	$10,984	$49,142
General and administrative	7,168	33,169	9,097	23,716

Total operating expenses	120,831	83,463	20,081	72,858

Loss from operations	(120,831)	(83,463)	(20,081)	(72,858)
Interest income, net	509	1,552	992	209
Other income (expense), net	4,413	(46,433)	(17,443)	(7,292)

Loss before income taxes	(115,909)	(128,344)	(36,532)	(79,941)

Income tax (provision) benefit, net	—	(45)	—	16

Net loss and comprehensive loss	$(115,909)	$(128,389)	$(36,532)	$(79,925)

Net loss per share, basic and diluted(1)	$(41.23)	$(27.60)	$(7.93)	$(12.46)

Weighted-average shares used in calculating net loss per share, basic and diluted(1)	2,811	4,651	4,604	6,413

(1)

See Notes 3 and 13 in the notes to Cerevel’s audited consolidated financial statements and Note 12 to Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for an explanation of the calculation of Cerevel’s basic and diluted net loss per share, the weighted-average common shares used in computing basic and diluted net loss per share.

(In thousands)	As of December 31, 2018	As of December 31, 2019	As of June 30, 2020
Consolidated Balance Sheet Data:
Cash and cash equivalents	$95,443	$79,551	$17,968
Working capital(1)	93,570	72,201	(876)
Total assets	107,662	120,806	61,881
Operating lease liability, net of current portion	—	25,819	25,037
Total liabilities	7,969	42,983	57,590
Convertible preferred stock	177,069	245,878	245,878
Accumulated deficit	(115,909)	(244,298)	(324,223)
Total stockholders’ deficit	(77,376)	(168,055)	(241,587)

(1)	Cerevel defines working capital as current assets less current liabilities.

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of ARYA and Cerevel, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ARYA is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Cerevel with the Business Combination being treated as the equivalent of Cerevel issuing stock for the net assets of ARYA, accompanied by a recapitalization. The net assets of ARYA are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Cerevel.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of ARYA’s ordinary shares:

•	Assuming No Redemptions: This presentation assumes that no ARYA shareholders exercise redemption rights with respect to their public shares.

•

Assuming Maximum Redemptions: This presentation assumes that all of ARYA’s public shareholders, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 14,950,000 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $149.5 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of $250.0 million, consisting of ARYA trust account funds and PIPE Financing proceeds less ARYA’s unpaid expenses, to be delivered at Closing of the Business Combination and the PIPE Financing.

(in thousands, except per share amounts)

	Historical		Pro forma
	ARYA	Cerevel	No redemption scenario	Maximum redemption scenario
Statement of Operations Data—For the Six Months Ended June 30, 2020
Total operating expenses	$221	$72,858	$69,975	$69,975
Loss from operations	(221)	(72,858)	(69,975)	(69,975)
Net loss and comprehensive loss	(234)	(79,925)	(69,752)	(69,752)
Basic and diluted net loss per share	(0.00)	(12.46)	(0.55)	(0.62)

(in thousands, except per share amounts)

	Historical		Pro forma
	ARYA	Cerevel	No redemption scenario	Maximum redemption scenario
Statement of Operations Data—For the Year Ended December 31, 2019
Total operating expenses	$—	$83,463	$82,463	$82,463
Loss from operations	—	(83,463)	(82,463)	(82,463)
Net loss and comprehensive loss	—	(128,389)	(80,947)	(80,947)
Basic and diluted net loss per share	—	(27.60)	(0.64)	(0.72)

(in thousands, except per share amounts)

	Historical		Pro forma
	ARYA	Cerevel	No redemption scenario	Maximum redemption scenario
Balance Sheet Data—As of June 30, 2020
Total current assets	$1,633	$21,894	$468,014	$318,527
Total assets	151,120	61,881	507,577	358,090
Total current liabilities	407	22,770	22,615	22,615
Total liabilities	5,640	57,590	47,885	47,885
Convertible preferred stock	—	245,878	—	—
Class A ordinary shares, subject to possible redemption	140,481	—	—	—
Total stockholders’ equity (deficit)	4,999	(241,587)	459,692	310,205

COMPARATIVE PER SHARE DATA

The following table sets forth:

•	historical per share information of ARYA for the period from February 20, 2020 (inception) through June 30, 2020;

•	historical per share information of Cerevel for the year ended December 31, 2019 and the six months ended June 30, 2020; and

•

unaudited pro forma per share information of the combined company for the year ended December 31, 2019 and the six months ended June 30, 2020 after giving effect to the Business Combination and PIPE Financing, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no ARYA shareholders exercise redemption rights with respect to their public shares.

•

Assuming Maximum Redemptions: This presentation assumes that all of ARYA’s public shareholders, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 14,950,000 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $149.5 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of $250.0 million, consisting of ARYA trust account funds and PIPE Financing proceeds less ARYA’s unpaid expenses, to be delivered at Closing of the Business Combination and the PIPE Financing.

The following table is also based on the assumption that 32,000,000 shares of New Cerevel Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Financing or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement. If the actual facts are different than this assumption, the below numbers will be different. These numbers also do not take into account public and private warrants to purchase New Cerevel Common Stock that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “Selected Historical Financial Information of Cerevel,” “Selected Historical Financial Information of ARYA,” “Cerevel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited consolidated financial statements and the related notes of Cerevel and ARYA contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of New Cerevel would have been had the Business Combination been completed or to project New Cerevel results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of New Cerevel would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Historical		Pro forma
	ARYA	Cerevel	No redemption scenario	Maximum redemption scenario
As of and for the Six Months ended June 30, 2020
Book value per share—basic and diluted(1)	$3.57	$(37.64)	$3.61	$2.76
Net loss per share—basic and diluted(2)	(0.00)	(12.46)	(0.55)	(0.62)

	Historical		Pro forma
	ARYA	Cerevel	No redemption scenario	Maximum redemption scenario
For the Year Ended December 31, 2019
Net loss per share—basic and diluted(2)	n/a	$(27.60)	$(0.64)	$(0.72)

(1)	Book value per share is calculated as total equity divided by:
•	Class A ordinary shares outstanding at June 30, 2020 for ARYA;
•	Common shares outstanding at June 30, 2020 for Cerevel;
•	Common shares outstanding at June 30, 2020 for the pro forma information.
(2)	Net income per common share and cash distributions per common share are based on:
•	Weighted average number of Class A ordinary shares outstanding for the six months ended June 30, 2020 for ARYA;
•	Weighted average number of common shares outstanding for the six months ended June 30, 2020 and the year ended December 31, 2019 for Cerevel;
•	Weighted average number of common shares outstanding for the six months ended June 30, 2020 and the year ended December 31, 2019 for the pro forma information.

RISK FACTORS

ARYA shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to ARYA’s Business and to New Cerevel’s Business Following the Business Combination

Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to ARYA and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Cerevel and its consolidated subsidiaries following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Cerevel is a clinical-stage biopharmaceutical company with a limited operating history and Cerevel has incurred significant financial losses since its inception. Cerevel anticipates that it will continue to incur significant financial losses for the foreseeable future.

Cerevel is a clinical-stage biopharmaceutical company with a limited operating history. Cerevel was formed in July 2018 and its operations to date have been limited. All of Cerevel’s product candidates were initially developed by Pfizer, which Cerevel in-licensed pursuant to a license agreement, or the Pfizer License Agreement, entered into shortly after Cerevel’s formation. Cerevel has not yet demonstrated an ability to generate revenues, obtain regulatory approvals, manufacture any product on a commercial scale or arrange for a third party to do so on Cerevel’s behalf, or conduct sales and marketing activities necessary for successful product commercialization.

Cerevel has no products approved for commercial sale and has not generated any revenue from product sales to date, nor does it expect to generate any revenue from product sales for the next few years, if ever. Cerevel will continue to incur significant research and development and other expenses related to its preclinical and clinical development and ongoing operations. As a result, Cerevel is not profitable and has incurred losses in each period since its inception. Net losses and negative cash flows have had, and will continue to have, an adverse effect on Cerevel’s stockholders’ equity and working capital. Cerevel’s net loss was $115.9 million for the period from July 23, 2018 (Inception) to December 31, 2018, and $128.4 million for the year ended December 31, 2019. As of March 31, 2020, Cerevel had an accumulated deficit of $297.5 million. Cerevel expects to continue to incur significant losses for the foreseeable future, and it expects these losses to increase as Cerevel continues its research and development of, and seek regulatory approvals for, Cerevel’s product candidates.

Cerevel anticipates that its expenses will increase substantially if, and as, it:

•

advances its clinical-stage product candidates CVL-231, CVL-865, tavapadon, CVL-781 and CVL-936 through clinical development, including as it initiates its registration-directed Phase 3 program for its most advanced product candidate, tavapadon;

•	advance its preclinical stage product candidates into clinical development;

•	seeks to identify, acquire and develop additional product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

•	hires additional clinical, quality control, medical, scientific and other technical personnel to support its clinical operations;

•	expands its operational, financial and management systems and increases personnel to support its operations;

•	meets the requirements and demands of being a public company;

•	maintains, expands and protects its intellectual property portfolio;

•	makes milestone, royalty or other payments due under the Pfizer License Agreement and any future in-license or collaboration agreements;

•	seeks regulatory approvals for any product candidates that successfully complete clinical trials; and

•

undertakes any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which it may receive regulatory approval in regions where it choose to commercialize its products on its own or jointly with third parties.

Biopharmaceutical product development entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, secure market access and reimbursement and become commercially viable and therefore any investment in Cerevel is highly speculative. Accordingly, before making an investment in Cerevel, you should consider its prospects, factoring in the costs, uncertainties, delays and difficulties frequently encountered by companies in clinical development, especially clinical-stage biopharmaceutical companies such as Cerevel’s. Any predictions you make about Cerevel’s future success or viability may not be as accurate as they would otherwise be if Cerevel had a longer operating history or a history of successfully developing and commercializing pharmaceutical products. Cerevel may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving its business objectives.

Additionally, Cerevel’s expenses could increase beyond its expectations if it is required by the U.S. Food and Drug Administration, or FDA, or other regulatory authorities to perform clinical trials in addition to those that Cerevel currently expects, or if there are any delays in establishing appropriate manufacturing arrangements for or in completing its clinical trials or the development of any of Cerevel’s product candidates.

Cerevel has never generated revenue from product sales and may never be profitable.

Cerevel’s ability to become and remain profitable depends on its ability to generate revenue or execute other business development arrangements. Cerevel does not expect to generate significant revenue, if any, unless and until Cerevel is able to obtain regulatory approval for, and successfully commercialize the product candidates Cerevel is developing or may develop. Successful commercialization will require achievement of many key milestones, including demonstrating safety and efficacy in clinical trials, obtaining regulatory approval for these product candidates, manufacturing, marketing and selling those products for which Cerevel may obtain regulatory approval, satisfying any post-marketing requirements and obtaining reimbursement for its products from private insurance or government payors. Because of the uncertainties and risks associated with these activities, Cerevel is unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when Cerevel might achieve profitability. Cerevel may never succeed in these activities and, even if Cerevel does, Cerevel may never generate revenues that are significant enough for Cerevel to achieve profitability. Even if Cerevel does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Cerevel’s failure to become and remain profitable may depress the market price of its common stock and could impair its ability to raise capital, expand its business, diversify its product offerings or continue its operations. If Cerevel continues to suffer losses as it has since inception, investors may not receive any return on their investment and may lose their entire investment.

Even if Cerevel consummates this transaction, Cerevel will need substantial additional funding, and if it is unable to raise capital when needed, Cerevel could be forced to delay, reduce or terminate its product discovery and development programs or commercialization efforts.

Cerevel’s operations have consumed substantial amounts of cash since inception. Cerevel expects to continue to spend substantial amounts to continue the clinical and preclinical development of Cerevel’s product candidates, including its Phase 3 program for tavapadon and planned clinical trials for CVL-865, CVL-231, CVL-871 and CVL-936. Cerevel will need to raise additional capital to complete its currently planned clinical trials and any future clinical trials. Other unanticipated costs may arise in the course of its development efforts. If Cerevel is able to gain marketing approval for product candidates that it develops, Cerevel will require significant additional amounts of funding in order to launch and commercialize such product candidates. Cerevel cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate it develops and Cerevel may need substantial additional funding after consummation of this transaction to complete the development and commercialization of Cerevel’s product candidates.

Cerevel’s future need for additional funding depends on many factors, including:

•	the scope, progress, results and costs of researching and developing its current product candidates, as well as other additional product candidates Cerevel may develop and pursue in the future;

•	the timing of, and the costs involved in, obtaining marketing approvals for Cerevel’s product candidates and any other additional product candidates Cerevel may develop and pursue in the future;

•	the number of future product candidates that Cerevel may pursue and their development requirements;

•

subject to receipt of regulatory approval, the costs of commercialization activities for Cerevel’s product candidates, to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•

subject to receipt of regulatory approval, revenue, if any, received from commercial sales of Cerevel’s product candidates or any other additional product candidates Cerevel may develop and pursue in the future;

•	the achievement of milestones that trigger payments under the Pfizer License Agreement;

•	the royalty payments due under the Pfizer License Agreement;

•	the extent to which Cerevel in-license or acquire rights to other products, product candidates or technologies;

•	its ability to establish collaboration arrangements for the development of Cerevel’s product candidates on favorable terms, if at all;

•	its headcount growth and associated costs as Cerevel expands its research and development and establish a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting its intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

Cerevel cannot be certain that additional funding will be available on acceptable terms, or at all. If Cerevel is unable to raise additional capital in sufficient amounts or on terms acceptable to Cerevel, Cerevel may have to significantly delay, reduce or terminate its product development programs or plans for commercialization.

Cerevel believes that the net proceeds from this transaction, together with its existing cash and cash equivalents, will enable Cerevel to fund its operating expenses and capital expenditure requirements into 2023. Cerevel’s estimate may prove to be wrong, and Cerevel could use its available capital resources sooner than Cerevel currently expects. Further, changing circumstances, some of which may be beyond its control, could cause Cerevel to consume capital significantly faster than Cerevel currently anticipates, and Cerevel may need to seek additional funds sooner than planned.

Due to the significant resources required for the development of Cerevel’s pipeline, and depending on its ability to access capital, Cerevel must prioritize the development of certain product candidates over others. Moreover, Cerevel may fail to expend its limited resources on product candidates or indications that may have been more profitable or for which there is a greater likelihood of success.

Cerevel currently has five clinical-stage product candidates as well as several other product candidates that are at various stages of preclinical development. Cerevel seek to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively pursuing its more advanced clinical-stage product candidates, such as tavapadon and CVL-865, and ensuring the development of additional potential product candidates.

Due to the significant resources required for the development of Cerevel’s product candidates, Cerevel must focus on specific diseases and disease pathways and decide which product candidates to pursue and advance and the amount of resources to allocate to each. Cerevel’s decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial products and may divert resources away from better opportunities. If Cerevel makes incorrect determinations regarding the viability or market potential of any of Cerevel’s product candidates or misread trends in the pharmaceutical industry, in particular for disorders of the brain and nervous system, its business, financial condition, and results of operations could be materially adversely affected. As a result, Cerevel may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those Cerevel chooses to pursue, or relinquish valuable rights to such product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for Cerevel to invest additional resources to retain sole development and commercialization rights.

Raising additional capital may cause dilution to Cerevel’s stockholders, including purchasers of shares of its common stock in this transaction, restrict its operations or require Cerevel to relinquish rights to its technologies or product candidates.

Cerevel expects its expenses to increase in connection with its planned operations. Unless and until Cerevel can generate a substantial amount of revenue from Cerevel’s product candidates, Cerevel expects to finance its future cash needs through public or private equity offerings, debt financings, collaborations, licensing arrangements or other sources, or any combination of the foregoing. In addition, Cerevel may seek additional capital due to favorable market conditions or strategic considerations, even if Cerevel believes that Cerevel has sufficient funds for its current or future operating plans.

To the extent that Cerevel raises additional capital through the sale of common stock, convertible securities or other equity securities, your ownership interest may be diluted, and the terms of these securities could include liquidation or other preferences and anti-dilution protections that could adversely affect your rights as a common stockholder. In addition, debt financing, if available, may result in fixed payment obligations and may involve agreements that include restrictive covenants that limit its ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming stock or declaring dividends, that could adversely impact its ability to conduct its business. In addition, securing financing could require a substantial amount of time and attention from its management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect its management’s ability to oversee the development of Cerevel’s product candidates.

If Cerevel raises additional capital through collaborations or marketing, distribution or licensing arrangements with third parties, Cerevel may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to Cerevel. If Cerevel is unable to raise additional capital when needed, Cerevel may be required to delay, reduce or terminate its product discovery and development programs or commercialization efforts or grant rights to develop and market product candidates that Cerevel would otherwise prefer to develop and market itself.

The amount of Cerevel’s future losses is uncertain and Cerevel’s quarterly and annual operating results may fluctuate significantly or fall below the expectations of investors or securities analysts, each of which may cause its stock price to fluctuate or decline.

Cerevel’s quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control and may be difficult to predict, including the following:

•

the timing and success or failure of clinical trials for Cerevel’s product candidates or competing product candidates, or any other change in the competitive landscape of its industry, including consolidation among its competitors or partners or as a result of COVID-19;

•	its ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts, including as a result of COVID-19;

•	its ability to obtain marketing approval for Cerevel’s product candidates and the timing and scope of any such approvals Cerevel may receive;

•	the timing and cost of, and level of investment in, research and development activities relating to Cerevel’s product candidates, which may change from time to time;

•	the cost of manufacturing Cerevel’s product candidates, which may vary depending on the quantity of production and the terms of its agreements with manufacturers;

•	its ability to attract, hire and retain qualified personnel;

•	expenditures that Cerevel will or may incur to develop additional product candidates;

•	the level of demand for its product candidates should they receive approval, which may vary significantly;

•

the risk/benefit profile, cost and reimbursement policies with respect to Cerevel’s product candidates, if approved, and existing and potential future therapeutics that compete with Cerevel’s product candidates;

•	the changing and volatile U.S. and global economic environments; and

•	future accounting pronouncements or changes in its accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in its quarterly and annual operating results. As a result, comparing its operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in its failing to meet the expectations of industry or financial analysts or investors for any period. If its operating results or revenue fall below the expectations of analysts or investors or below any forecasts Cerevel may provide to the market, or if the forecasts Cerevel provides to the market are below the expectations of analysts or investors, the price of its common stock could decline substantially. Such a stock price decline could occur even when Cerevel has met any previously publicly stated guidance Cerevel may provide.

Cerevel’s business is highly dependent on the success of Cerevel’s product candidates. If Cerevel is unable to successfully complete clinical development, obtain regulatory approval for or commercialize one or more of Cerevel’s product candidates, or if Cerevel experiences delays in doing so, its business will be materially harmed.

To date, Cerevel as an organization have not completed any clinical trials or development of any product candidates. Cerevel’s future success and ability to generate revenue from Cerevel’s product candidates, which Cerevel does not expect will occur for several years, if ever, is dependent on its ability to successfully develop, obtain regulatory approval for and commercialize one or more of Cerevel’s product candidates. Cerevel initiated its registration-directed Phase 3 program for its most advanced product candidate, tavapadon, in January 2020, which will include two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. All of its other product candidates are in earlier stages of development and will require substantial additional investment for clinical development, regulatory review and approval in one or more jurisdictions. If any of its product candidates encounters safety or efficacy problems, development delays or regulatory issues or other problems, its development plans and business would be materially harmed.

Cerevel may not have the financial resources to continue development of its product candidates if Cerevel experiences any issues that delay or prevent regulatory approval of, or its ability to commercialize, Cerevel’s product candidates, including:

•	its inability to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that Cerevel’s product candidates are safe and effective;

•	insufficiency of its financial and other resources to complete the necessary clinical trials and preclinical studies;

•

negative or inconclusive results from its clinical trials, preclinical studies or the clinical trials of others for product candidates similar to Cerevel’s, leading to a decision or requirement to conduct additional clinical trials or preclinical studies or abandon a program;

•

product-related adverse events experienced by subjects in its clinical trials, including unexpected toxicity results, or by individuals using drugs or therapeutic biologics similar to Cerevel’s product candidates;

•

delays in submitting an Investigational New Drug application, or IND, or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial or a suspension or termination, or hold, of a clinical trial once commenced;

•	conditions imposed by the FDA, the European Medicines Agency, or EMA, or comparable foreign regulatory authorities regarding the scope or design of its clinical trials;

•	poor effectiveness of Cerevel’s product candidates during clinical trials;

•	better than expected performance of control arms, such as placebo groups, which could lead to negative or inconclusive results from its clinical trials;

•	delays in enrolling subjects in clinical trials;

•	high drop-out rates of subjects from clinical trials;

•	inadequate supply or quality of product candidates or other materials necessary for the conduct of its clinical trials;

•	greater than anticipated clinical trial or manufacturing costs;

•	unfavorable FDA, EMA or comparable regulatory authority inspection and review of a clinical trial site;

•

failure of its third-party contractors or investigators to comply with regulatory requirements or the clinical trial protocol or otherwise meet their contractual obligations in a timely manner, or at all;

•

delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to its therapies in particular; or

•	varying interpretations of data by the FDA, EMA and comparable foreign regulatory authorities.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time- consuming and inherently unpredictable, and if Cerevel is ultimately unable to obtain regulatory approval for Cerevel’s product candidates, its business will be substantially harmed.

Cerevel is not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining regulatory approval from the FDA. Foreign regulatory authorities, such as the EMA, impose similar requirements. The time required to obtain approval by the FDA and comparable foreign authorities is inherently unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. To date, Cerevel has not submitted an NDA to the FDA or similar drug approval submissions to comparable foreign regulatory authorities for its most advanced product candidate, tavapadon, or any other product candidate. Cerevel must complete additional preclinical studies and clinical trials to demonstrate the safety and efficacy of Cerevel’s product candidates in humans before Cerevel will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Cerevel cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. The clinical development of its initial and potential additional product candidates is susceptible to the risk of failure inherent at any stage of development, including failure to demonstrate efficacy in a clinical trial or across a broad population of patients, the occurrence of adverse events that are severe or medically or commercially unacceptable, failure to comply with protocols or applicable regulatory requirements, and determination by the FDA or any comparable foreign regulatory authority that a product candidate may not continue development or is not approvable. It is possible that even if any of Cerevel’s product candidates has a beneficial effect, that effect will not be detected during clinical evaluation as a result of one or more of a variety of factors, including the size, duration, design, measurements, conduct or analysis of its clinical trials. Conversely, as a result of the same factors, its clinical trials may indicate an apparent positive effect of such product candidate that is greater than the actual positive effect, if any. Similarly, in its clinical trials Cerevel may fail to detect toxicity of, or intolerability caused by, such product candidate, or mistakenly believe that Cerevel’s product candidates are toxic or not well tolerated when that is not in fact the case. Serious adverse events, or SAEs, or other AEs, as well as tolerability issues, could hinder or prevent market acceptance of the product candidate at issue.

Cerevel’s current and future product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree as to the design or implementation of its clinical trials;

•	Cerevel may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	Cerevel may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with its interpretation of data from clinical trials or preclinical studies;

•

the data collected from clinical trials of Cerevel’s product candidates may not be sufficient to support the submission of an NDA to the FDA or other submission or to obtain regulatory approval in the United States, the European Union or elsewhere;

•

the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which Cerevel contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of clinical trial results may result in its failing to obtain regulatory approval to market any product candidate Cerevel develops, which would substantially harm its business, results of operations and prospects. The FDA and other comparable foreign authorities have substantial discretion in the approval process and determining when or whether regulatory approval will be granted for any product candidate that Cerevel develops. Even if Cerevel believes the data collected from future clinical trials of Cerevel’s product candidates are promising, such data may not be sufficient to support approval by the FDA or any other regulatory authority.

In addition, even if Cerevel were to obtain approval, regulatory authorities may approve any of Cerevel’s product candidates for fewer or more limited indications than Cerevel requests, may not approve the price it intends to charge for its products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Cerevel’s product candidates.

The FDA, EMA or comparable foreign regulatory authorities may disagree with its regulatory plan for Cerevel’s product candidates.

The general approach for FDA approval of a new drug is dispositive data from two or more well-controlled Phase 3 clinical trials of the product candidate in the relevant patient population. Phase 3 clinical trials typically involve a large number of patients, have significant costs and take years to complete. In addition, there is no assurance that the endpoints and trial designs that Cerevel intends to use for its planned clinical trials, including those that Cerevel has developed based on feedback from regulatory agencies or those that have been used for the approval of similar drugs, will be acceptable for future approvals. For example, while Cerevel has designed its registration-directed Phase 3 program for tavapadon after receiving input and feedback from the FDA, there can be no assurance that the design of its planned clinical trials will be satisfactory to the FDA or that the FDA will not require Cerevel to modify its trials or conduct additional testing, or that completing these trials will result in regulatory approval. See the section entitled “Information about Cerevel—Our Solution–Tavapadon—Ongoing and Planned Clinical Trials—Phase 3 Fixed-Dose Early-Stage Parkinson’s Trial” for a description of its discussions with the FDA regarding the proposed primary endpoint of its Phase 3 trials of tavapadon in early-stage Parkinson’s. Even if its Phase 3 clinical trials in early-stage Parkinson’s achieve their primary endpoint, there can be no assurance that the FDA will find them sufficient to support approval if, for example, FDA determines the contribution of the MDS-UPDRS Part II score to the primary endpoint results to be inadequate. Cerevel’s Phase 2 early-stage Parkinson’s trial of tavapadon did not use the MDS-UPDRS Part II score as a primary endpoint and was therefore not powered to show a statistically significant difference from placebo for this measure. In addition, based on its end-of-Phase 2 meeting with the FDA where Cerevel presented single-dose ECG, multiple- dose ECG and a model-based analysis of Phase 1 data, Cerevel plans to collect time-matched PK and ECG measures in a subset of patients as a sub-study in its planned Phase 3 fixed-dose early-stage Parkinson’s trial. However, there can be no assurance that Cerevel will not be required to conduct additional testing on the safety and tolerability of tavapadon, including with respect to arrhythmia. Additionally, Cerevel is developing CVL-871 for the treatment of dementia-related apathy. There are no currently approved therapies for dementia-related apathy, and Cerevel may experience challenges in defining this indication. There are limited precedents for trial design, trial endpoints and regulatory pathway for this indication, which may make clinical development and regulatory approval of CVL-871 more challenging.

Cerevel’s clinical trial results may not support approval of Cerevel’s product candidates. In addition, Cerevel’s product candidates could fail to receive regulatory approval, or regulatory approval could be delayed, for many reasons, including the following:

•	the FDA, EMA or comparable foreign regulatory authorities may not file or accept its NDA or marketing application for substantive review;

•	the FDA, EMA or comparable foreign regulatory authorities may disagree with the dosing regimen, design or implementation of its clinical trials;

•

Cerevel may be unable to demonstrate to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities that Cerevel’s product candidates are safe and effective for any of their proposed indications;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA, EMA or comparable foreign regulatory authorities for approval;

•	Cerevel may be unable to demonstrate that Cerevel’s product candidates’ clinical and other benefits outweigh their safety risks;

•	the FDA, EMA or comparable foreign regulatory authorities may disagree with its interpretation of data from preclinical studies or clinical trials;

•

the data collected from clinical trials of Cerevel’s product candidates may not be sufficient to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities to support the submission of an NDA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

•

the FDA, EMA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which Cerevel contracts for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA, EMA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

Business interruptions resulting from the COVID-19 outbreak or similar public health crises could cause a disruption of the development of Cerevel’s product candidates and adversely impact Cerevel’s business.

Public health crises such as pandemics or similar outbreaks could adversely impact Cerevel’s business. In December 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes coronavirus disease (COVID-19), was reported to have surfaced in Wuhan, China and has since reached multiple other regions and countries worldwide. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

The continued spread of COVID-19 or other global health matters, such as pandemics, could adversely impact Cerevel’s clinical trials or preclinical studies. For instance, the COVID-19 outbreak could impair Cerevel’s ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography or due to prioritization of hospital resources toward the outbreak and restrictions on travel. Furthermore, some patients may be unwilling to enroll in Cerevel’s trials or be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services. COVID-19 may also negatively affect the operations of third-party contract research organizations that Cerevel relies upon to carry out its clinical trials or the operations of its third-party manufacturers, which could result in delays or disruptions in the supply of Cerevel’s product candidates. For instance, while Cerevel has taken measures to revise clinical trial protocols in its Phase 3 program of tavapadon for the treatment of Parkinson’s to allow for remote visits, including home delivery of study medication, home health care visits to collect safety data and telemedicine visits to collect clinician-based trial assessments, such measures may not be sufficient to prevent missing data from impacting trial outcomes or delays in enrollment and trial completion caused by COVID-19. The primary endpoint in Cerevel’s early-stage Parkinson’s trials is based, in part, on a physical assessment of motor symptoms performed by a clinician, which cannot be completed remotely, and, if a substantial number of subjects are unable to complete in-person assessments, the completeness and interpretability of the data that Cerevel is able to collect would be impacted, which may require changes to the statistical analysis plan, the enrollment of additional subjects or otherwise negatively affect its ability to use such data to obtain regulatory approval. Similarly, if patients are reluctant to participate in these trials due to fears of COVID-19 infection resulting from regular visits to a healthcare facility, Cerevel may not be able to meet its current trial completion timelines. Any negative impact COVID-19 has to patient enrollment or treatment or the timing and execution of its clinical trials could cause costly delays to its clinical trial activities, which could adversely affect its ability to obtain regulatory approval for and to commercialize Cerevel’s product candidates, increase Cerevel’s operating expenses and have a material adverse effect on its business and financial results. Cerevel may also take temporary precautionary measures intended to help minimize the risk of COVID-19 to its employees, including temporarily requiring all employees to work remotely, suspending all non-essential travel worldwide for its employees and discouraging employee attendance at industry events and in-person work-related meetings. These measures could negatively affect its business. COVID-19 has also caused volatility in the global financial markets and threatened a slowdown in the global economy, which may negatively affect its ability to raise additional capital on attractive terms or at all.

The extent to which COVID-19 impacts Cerevel’s business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. Cerevel cannot presently predict the scope and severity of any potential business shutdowns or disruptions. If Cerevel or any of the third parties with whom it engages, however, were to experience shutdowns or other business disruptions, Cerevel’s ability to conduct its business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on its business, results of operation and financial condition.

Cerevel is dependent on third parties having accurately generated, collected, interpreted and reported data from certain preclinical studies and clinical trials that were previously conducted for Cerevel’s product candidates.

Cerevel has in-licensed the rights to all of its current product candidates from Pfizer, for which they undertook prior research and development. Cerevel had no involvement with or control over the preclinical and clinical development of any of Cerevel’s product candidates prior to obtaining its in-license. In addition, Cerevel had no involvement in the development of third-party agents designed to be used in combination with Cerevel’s product candidates, such as levodopa, or L-dopa, which Cerevel intends to study in combination with tavapadon in its Phase 3 late-stage Parkinson’s trial. Therefore, Cerevel is dependent on these third parties having conducted their research and development in accordance with the applicable protocols, legal and regulatory requirements, and scientific standards; having accurately reported the results of all preclinical studies and clinical trials conducted with respect to such product candidates and having correctly collected and interpreted the data from these studies and trials. These risks also apply to any additional product candidates that Cerevel may acquire or in-license in the future. If these activities were not compliant, accurate or correct, the clinical development, regulatory approval or commercialization of Cerevel’s product candidates will be adversely affected.

If Cerevel’s clinical trials fail to replicate positive results from earlier preclinical studies or clinical trials conducted by Cerevel or third parties, Cerevel may be unable to successfully develop, obtain regulatory approval for or commercialize Cerevel’s product candidates.

The results observed from preclinical studies or early-stage clinical trials of Cerevel’s product candidates may not necessarily be predictive of the results of later-stage clinical trials that Cerevel conducts. Similarly, positive results from such preclinical studies or early-stage clinical trials may not be replicated in its subsequent preclinical studies or clinical trials. For instance, while CVL-865 demonstrated anti-epileptic activity similar to lorazepam, a commonly prescribed BZD, in a Phase 2 photoepilepsy trial, only seven patients were treated with CVL-865 in that trial and Cerevel may not be able to replicate the observed results from that trial in its ongoing Phase 2 proof-of-concept trial in drug-resistant focal onset epilepsy. Furthermore, Cerevel’s product candidates may not be able to demonstrate similar activity or adverse event profiles as other product candidates that Cerevel believes may have similar profiles. For instance, although they both activate muscarinic receptors, CVL-231 may not be able to replicate the anti-psychotic benefit observed in prior clinical trials of xanomeline.

In addition, in Cerevel’s planned future clinical trials, Cerevel may utilize clinical trial designs or dosing regimens that have not been tested in prior clinical trials. For instance, in Cerevel’s Phase 3 clinical trials for tavapadon in early- and late-stage Parkinson’s, it plans to use a slower titration method than was used in prior clinical trials. While Cerevel believes that the slower titration method may mitigate certain gastrointestinal and other adverse events, Cerevel cannot provide any assurances that it will provide the desired effects and it may result in unanticipated issues.

There can be no assurance that any of Cerevel’s clinical trials will ultimately be successful or support further clinical development of any of Cerevel’s product candidates. There is a high failure rate for drugs proceeding through clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and Cerevel cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events.

Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA, EMA or comparable foreign regulatory authority approval. For instance, prior clinical trials conducted by Pfizer with certain of Cerevel’s product candidates before Cerevel in-licensed them were terminated before conclusion of the trials. These trials included a Phase 2 trial of tavapadon in late-stage Parkinson’s, a concurrent Phase 2 clinical trial of tavapadon in early-stage Parkinson’s and two Phase 2 trials of CVL-865. These clinical trials did not meet their primary endpoints and, even though Cerevel believes the data generated from these trials support its rationale for further clinical development of these product candidates, Cerevel’s belief is partially based on post-hoc analyses of such data.

Cerevel may incur unexpected costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Cerevel’s product candidates.

To obtain the requisite regulatory approvals to commercialize any of Cerevel’s product candidates, Cerevel must demonstrate through extensive preclinical studies and clinical trials that Cerevel’s product candidates are safe and effective in humans. Cerevel may experience delays in completing its clinical trials or preclinical studies and initiating or completing additional clinical trials or preclinical studies, including as a result of regulators not allowing or delay in allowing clinical trials to proceed under an IND, or not approving or delaying approval for any clinical trial grant or similar approval Cerevel need to initiate a clinical trial. Cerevel may also experience numerous unforeseen events during its clinical trials that could delay or prevent its ability to receive marketing approval or commercialize the product candidates it develops, including:

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regulators, or institutional review boards, or IRBs, or other reviewing bodies may not authorize Cerevel or its investigators to commence a clinical trial, or to conduct or continue a clinical trial at a prospective or specific trial site;

•

it may not reach agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	Cerevel may experience challenges or delays in recruiting principal investigators or study sites to lead its clinical trials;

•

the number of subjects or patients required for clinical trials of Cerevel’s product candidates may be larger than Cerevel anticipates, enrollment in these clinical trials may be insufficient or slower than Cerevel anticipates, and the number of clinical trials being conducted at any given time may be high and result in fewer available patients for any given clinical trial, or patients may drop out of these clinical trials at a higher rate than it anticipates;

•

its third-party contractors, including those manufacturing its product candidates or conducting clinical trials on its behalf, may fail to comply with regulatory requirements or meet their contractual obligations to Cerevel in a timely manner, or at all;

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Cerevel may have to amend clinical trial protocols submitted to regulatory authorities or conduct additional studies to reflect changes in regulatory requirements or guidance, which it may be required to resubmit to an IRB and regulatory authorities for re-examination;

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regulators or other reviewing bodies may find deficiencies with, fail to approve or subsequently find fault with the manufacturing processes or facilities of third-party manufacturers with which Cerevel enter into agreement for clinical and commercial supplies, or the supply or quality of any product candidate or other materials necessary to conduct clinical trials of Cerevel’s product candidates may be insufficient, inadequate or not available at an acceptable cost, or it may experience interruptions in supply; and

•

the potential for approval policies or regulations of the FDA or the applicable foreign regulatory agencies to significantly change in a manner rendering Cerevel’s clinical data insufficient for approval.

Regulators or IRBs of the institutions in which clinical trials are being conducted may suspend, limit or terminate a clinical trial, or data monitoring committees may recommend that Cerevel suspend or terminate a clinical trial, due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or its clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Negative or inconclusive results from Cerevel’s clinical trials or preclinical studies could mandate repeated or additional clinical trials and, to the extent it chooses to conduct clinical trials in other indications, could result in changes to or delays in clinical trials of Cerevel’s product candidates in such other indications. Cerevel does not know whether any clinical trials that it conducts will demonstrate adequate efficacy and safety to result in regulatory approval to market Cerevel’s product candidates for the indications that Cerevel is pursuing. If later-stage clinical trials do not produce favorable results, Cerevel’s ability to obtain regulatory approval for Cerevel’s product candidates will be adversely impacted.

Cerevel’s failure to successfully initiate and complete clinical trials and to demonstrate the efficacy and safety necessary to obtain regulatory approval to market Cerevel’s product candidates would significantly harm its business. Cerevel’s product candidate development costs will also increase if it experiences delays in testing or regulatory approvals and Cerevel may be required to obtain additional funds to complete clinical trials. Cerevel cannot assure you that its clinical trials will begin as planned or be completed on schedule, if at all, or that it will not need to restructure or otherwise modify its trials after they have begun. Significant clinical trial delays also could shorten any periods during which Cerevel may have the exclusive right to commercialize Cerevel’s product candidates or allow its competitors to bring products to market before Cerevel does and impair its ability to successfully commercialize Cerevel’s product candidates, which may harm its business and results of operations. In addition, many of the factors that cause, or lead to, delays of clinical trials may ultimately lead to the denial of regulatory approval of Cerevel’s product candidates.

Even if Cerevel completes the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent Cerevel from obtaining approvals for the commercialization of Cerevel’s product candidates.

Any product candidate Cerevel develops and the activities associated with its development and commercialization, including its design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, and distribution, are subject to comprehensive regulation by the FDA and other regulatory authorities in the United States and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent Cerevel from commercializing the product candidate in a given jurisdiction. Cerevel has not received approval to market any product candidates from regulatory authorities in any jurisdiction and it is possible that none of the product candidates Cerevel is developing or may seek to develop in the future will ever obtain regulatory approval. Cerevel has no experience in submitting and supporting the applications necessary to gain marketing approvals and expect to rely on third-party CROs or regulatory consultants to assist Cerevel in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Any product candidates Cerevel develops may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude its obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity, and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that Cerevel’s data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent marketing approval of a product candidate. Any marketing approval that Cerevel may ultimately obtain could be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If Cerevel experiences delays in obtaining approval or if Cerevel fails to obtain approval of any product candidates it may develop, the commercial prospects for those product candidates may be harmed, and its ability to generate revenues will be materially impaired.

Interim topline and preliminary data from Cerevel’s clinical trials that it announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Cerevel may publish interim topline or preliminary data from its clinical trials. Interim data from clinical trials that Cerevel may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Cerevel previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm its reputation and business prospects.

If Cerevel does not achieve its projected development and commercialization goals in the timeframes Cerevel announces and expects, the development and commercialization of Cerevel’s product candidates may be delayed, and its business and results of operations may be harmed.

For planning purposes, Cerevel sometimes estimates the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include its expectations regarding the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, Cerevel may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval or a commercial launch of a product. The achievement of many of these milestones may be outside of Cerevel’s control. All of these milestones are based on a variety of assumptions which, if not realized as expected, may cause the timing of achievement of the milestones to vary considerably from Cerevel’s estimates, including:

•	its available capital resources or capital constraints Cerevel experiences;

•	the rate of progress, costs and results of its clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators;

•	its ability to identify and enroll patients who meet clinical trial eligibility criteria;

•	its receipt of approvals by the FDA and other regulatory authorities and the timing thereof;

•	other actions, decisions or rules issued by regulators;

•	its ability to access sufficient, reliable and affordable supplies of materials used in the manufacture of Cerevel’s product candidates;

•	the efforts of its collaborators with respect to the commercialization of Cerevel’s product candidates; and

•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If Cerevel fails to achieve announced milestones in the timeframes it expects, the development and commercialization of Cerevel’s product candidates may be delayed, and its business and results of operations may be harmed.

Cerevel may be subject to additional risks because Cerevel intends to evaluate its product candidates in combination with other compounds.

Cerevel intends to evaluate Cerevel’s product candidates in combination with other compounds. The use of Cerevel’s product candidates in combination with other compounds may subject Cerevel to risks that it would not face if Cerevel’s product candidates were being administered as a monotherapy. For instance, in its Phase 3 late-stage Parkinson’s trial, Cerevel intends to evaluate tavapadon in combination with L-dopa for the treatment of late-stage Parkinson’s, and L-dopa’s safety issues may be improperly attributed to tavapadon or the administration of tavapadon with L-dopa may result in safety issues that such other therapies or tavapadon would not have when used alone. The outcome and cost of developing a product candidate to be used with other compounds is difficult to predict and dependent on a number of factors that are outside Cerevel’s control. If Cerevel experiences efficacy or safety issues in its clinical trials in which Cerevel’s product candidates are being administered with other compounds, Cerevel may not receive regulatory approval for Cerevel’s product candidates, which could prevent Cerevel from ever generating revenue or achieving profitability.

If Cerevel encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

Cerevel may experience difficulties in patient enrollment in its clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on Cerevel’s ability to enroll a sufficient number of patients who remain in the study until its conclusion.

Patient enrollment is affected by many factors, including:

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the effects of COVID-19 on Cerevel’s ability to recruit and retain patients, including as a result of potential heightened exposure to COVID-19, prioritization of hospital resources toward the outbreak and unwillingness by patients to enroll or comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services;

•	the patient eligibility criteria defined in the protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity of patients to study sites;

•	the design of the trial;

•	Cerevel’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

•

competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications that Cerevel is investigating;

•	Cerevel’s ability to obtain and maintain patient consents; and

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

Because certain of the prior clinical trials of Cerevel’s product candidates were terminated prior to the conclusion of the trial, Cerevel may experience challenges in recruiting principal investigators and patients to participate in ongoing and future clinical trials for such product candidates if it is unable to sufficiently demonstrate the potential of such product candidates to them. In addition, Cerevel’s clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as Cerevel’s product candidates, and this competition will reduce the number and types of patients available to Cerevel, because some patients who might have opted to enroll in its trials may instead opt to enroll in a trial being conducted by one of its competitors. Since the number of qualified clinical investigators is limited, Cerevel may conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which will reduce the number of patients who are available for its clinical trials in such clinical trial site. Furthermore, if significant adverse events or other side effects are observed in any of its clinical trials, Cerevel may have difficulty recruiting patients to its trials and patients may drop out of its trials.

Cerevel’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays or might require Cerevel to abandon one or more clinical trials or its development efforts altogether. Delays in patient enrollment may result in increased costs, affect the timing or outcome of the planned clinical trials, product candidate development and approval process and jeopardize its ability to seek and obtain the regulatory approval required to commence product sales and generate revenue, which could prevent completion of these trials, adversely affect Cerevel’s ability to advance the development of Cerevel’s product candidates, cause the value of the company to decline and limit its ability to obtain additional financing if needed.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Cerevel’s product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay or prevent completion of clinical trials, require conducting bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay or prevent approval of Cerevel’s product candidates and jeopardize its ability to commence sales and generate revenue.

Cerevel’s product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if obtained.

Undesirable side effects caused by any of Cerevel’s product candidates could cause Cerevel or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. In Cerevel’s planned and future clinical trials of Cerevel’s product candidates, it may observe a more unfavorable safety and tolerability profile than was observed in earlier-stage testing of these candidates.

Undesirable side effects have been observed in Cerevel’s product candidates to date. For example, in clinical trials of tavapadon, a dose-dependent increase in the frequency of nausea and headache was observed, with nausea, vomiting, dyskinesia, fall, fatigue, sleep disorder and tremors being the most common adverse events leading to discontinuation of tavapadon. In clinical trials of CVL-231, some moderate treatment-emergent increases in heart rate and blood pressure were observed following single doses of CVL-231 (>10 mg), which may be due to CVL-231’s activity on the M4 receptor subtype and its subsequent reduction of striatal dopamine levels. Cerevel may also observe additional safety or tolerability issues with Cerevel’s product candidates in ongoing or future clinical trials. Many compounds that initially showed promise in clinical or earlier-stage testing are later found to cause undesirable or unexpected side effects that prevented further development of the compound. Results of future clinical trials of Cerevel’s product candidates could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics, despite a favorable tolerability profile observed in earlier-stage testing.

If unacceptable side effects arise in the development of Cerevel’s product candidates, Cerevel, the FDA or comparable foreign regulatory authorities, the IRBs, or independent ethics committees at the institutions in which its trials are conducted, could suspend, limit or terminate its clinical trials, or the independent safety monitoring committee could recommend that Cerevel suspend, limit or terminate its trials, or the FDA or comparable foreign regulatory authorities could order Cerevel to cease clinical trials or deny approval of Cerevel’s product candidates for any or all targeted indications. Treatment-emergent side effects that are deemed to be drug-related could delay recruitment of clinical trial subjects or may cause subjects that enroll in its clinical trials to discontinue participation in its clinical trials. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. Cerevel may need to train medical personnel using Cerevel’s product candidates to understand the side effect profiles for its clinical trials and upon any commercialization of any of Cerevel’s product candidates. Inadequate training in recognizing or managing the potential side effects of Cerevel’s product candidates could result in harm to patients that are administered Cerevel’s product candidates. Any of these occurrences may adversely affect Cerevel’s business, financial condition and prospects significantly.

Moreover, clinical trials of Cerevel’s product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that its clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects.

Cerevel has concentrated its research and development efforts on the treatment of disorders of the brain and nervous system, a field that faces certain challenges in drug development.

Cerevel has focused its research and development efforts on addressing disorders of the brain and nervous system. Efforts by pharmaceutical companies in this field have faced certain challenges in drug development. In particular, many neuroscience diseases such as anxiety, schizophrenia or dementia-related apathy rely on subjective patient-reported outcomes as key endpoints. This makes them more difficult to evaluate than indications with more objective endpoints. Furthermore, these indications are often subject to a placebo effect, which may make it more challenging to isolate the beneficial effects of Cerevel’s product candidates. There can be no guarantee that Cerevel will successfully overcome these challenges with Cerevel’s product candidates or that it will not encounter other challenges in the development of Cerevel’s product candidates.

Even if any of Cerevel’s product candidates receives regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case Cerevel may not generate significant revenues or become profitable.

Cerevel has never commercialized a product, and even if any of Cerevel’s product candidates is approved by the appropriate regulatory authorities for marketing and sale, it may nonetheless fail to achieve sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. Many of the indications for Cerevel’s product candidates have well-established standards of care that physicians, patients and payors are familiar with and, in some cases, are available generically. Even if Cerevel’s product candidates are successful in registrational clinical trials, they may not be successful in displacing these current standards of care if Cerevel is unable to demonstrate superior efficacy, safety, ease of administration and/or cost-effectiveness. For example, physicians may be reluctant to take their patients off their current medications and switch their treatment regimen to Cerevel’s product candidates. Further, patients often acclimate to the treatment regimen that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch due to lack of coverage and adequate reimbursement. Even if Cerevel is able to demonstrate Cerevel’s product candidates’ safety and efficacy to the FDA and other regulators, safety or efficacy concerns in the medical community may hinder market acceptance.

Efforts to educate the medical community and third-party payors on the benefits of Cerevel’s product candidates may require significant resources, including management time and financial resources, and may not be successful. For example, even if tavapadon ultimately receives regulatory approval, Cerevel may have difficulty in convincing the medical community that tavapadon’s selective dopamine D1/D5 partial agonism has the potential to deliver promising therapeutic benefits. If any product candidate is approved but does not achieve an adequate level of market acceptance, Cerevel may not generate significant revenues and it may not become profitable. The degree of market acceptance of Cerevel’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of the product;

•	the potential advantages of the product compared to competitive therapies;

•	the prevalence and severity of any side effects;

•	whether the product is designated under physician treatment guidelines as a first-, second- or third-line therapy;

•	Cerevel’s ability, or the ability of any future collaborators, to offer the product for sale at competitive prices;

•	the product’s convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try, and of physicians to prescribe, the product;

•	limitations or warnings, including distribution or use restrictions contained in the product’s approved labeling;

•	the strength of sales, marketing and distribution support;

•	changes in the standard of care for the targeted indications for the product; and

•	availability and adequacy of coverage and reimbursement from government payors, managed care plans and other third-party payors.

Any failure by one or more of Cerevel’s product candidates that obtains regulatory approval to achieve market acceptance or commercial success would adversely affect its business prospects.

If Cerevel fails to discover, develop and commercialize other product candidates, Cerevel may be unable to grow its business and Cerevel’s ability to achieve its strategic objectives would be impaired.

Although the development and commercialization of its current product candidates are Cerevel’s initial focus, as part of its longer-term growth strategy, Cerevel plans to develop other product candidates. In addition to the product candidates in its clinical-stage pipeline, Cerevel has in-licensed additional assets that are in earlier stages of development. Cerevel intends to evaluate internal opportunities from its existing product candidates or other potential product candidates, and also may choose to in-license or acquire other product candidates to treat patients suffering from other disorders with significant unmet medical needs and limited treatment options. These other potential product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Cerevel cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

In addition, Cerevel intends to devote substantial capital and resources for basic research to discover and identify additional product candidates. These research programs require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Cerevel’s research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render Cerevel’s product candidates obsolete;

•	product candidates that Cerevel develops may nevertheless be covered by third parties’ patents or other exclusive rights;

•

a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

In the future, Cerevel may also seek to in-license or acquire product candidates or the underlying technology. The process of proposing, negotiating and implementing a license or acquisition is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with Cerevel for the license or acquisition of product candidates. Cerevel has limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into its current infrastructure. Moreover, Cerevel may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or it may fail to realize the anticipated benefits of such efforts. Cerevel may not be able to acquire the rights to additional product candidates on terms that Cerevel finds acceptable, or at all.

In addition, future acquisitions may entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of Cerevel’s business and diversion of its management’s time and attention to develop acquired products or technologies;

•	incurrence of substantial debt, dilutive issuances of securities or depletion of cash to pay for acquisitions;

•	higher than expected acquisition and integration costs;

•	difficulty in combining the operations and personnel of any acquired businesses with Cerevel’s operations and personnel;

•	increased amortization expenses;

•	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

•	inability to motivate key employees of any acquired businesses.

If Cerevel is unsuccessful in identifying and developing additional product candidates, either through internal development or licensing or acquisition from third parties, its potential for growth and achieving its strategic objectives may be impaired.

The number of patients with the diseases and disorders for which Cerevel are developing its product candidates has not been established with precision. If the actual number of patients with the diseases or disorders Cerevel elects to pursue with Cerevel’s product candidates is smaller than Cerevel anticipates, Cerevel may have difficulties in enrolling patients in its clinical trials which may delay or prevent development of Cerevel’s product candidates. Even if such product candidates are successfully developed and approved, the markets for its products may be smaller than Cerevel expects and its revenue potential and ability to achieve profitability may be materially adversely affected.

Cerevel’s pipeline includes product candidates for a variety of neurological indications. There is no precise method of establishing the actual number of patients with any of these disorders in any geography over any time period. With respect to many of the indications in which Cerevel has developed, are developing, or plan to develop Cerevel’s product candidates, Cerevel has estimates of the prevalence of the disease or disorder. Cerevel’s estimates as to prevalence may not be accurate, and the actual prevalence or addressable patient population for some or all of those indications, or any other indication that Cerevel elect to pursue, may be significantly smaller than its estimates. In estimating the potential prevalence of indications Cerevel is pursuing, or may in the future pursue, including its estimates as to the prevalence of Parkinson’s, epilepsy and schizophrenia, Cerevel applies assumptions to available information that may not prove to be accurate. In each case, there is a range of estimates in the published literature and in marketing studies which include estimates within the range that are lower than its estimates. The actual number of patients with these disease indications may, however, be significantly lower than Cerevel believes. Even if its prevalence estimates are correct, Cerevel’s product candidates may be developed for only a subset of patients with the relevant disease or disorder or its products, if approved, may be indicated for or used by only a subset. Moreover, certain of Cerevel’s product candidates are being developed for indications that are novel. In the event the number of patients with the diseases and disorders Cerevel is studying is significantly lower than it expects, Cerevel may have difficulties in enrolling patients in its clinical trials which may delay or prevent development of Cerevel’s product candidates. If any of Cerevel’s product candidates are approved and its prevalence estimates with respect to any indication or its other market assumptions are not accurate, the markets for Cerevel’s product candidates for these indications may be smaller than Cerevel anticipates, which could limit Cerevel’s revenues and its ability to achieve profitability or to meet its expectations with respect to revenues or profits.

Competitive products may reduce or eliminate the commercial opportunity for Cerevel’s product candidates, if approved. If its competitors develop technologies or product candidates more rapidly than Cerevel does, or their technologies or product candidates are more effective or safer than Cerevel’s, its ability to develop and successfully commercialize Cerevel’s product candidates may be adversely affected.

The clinical and commercial landscapes for the treatment of neurological disorders are highly competitive and subject to rapid and significant technological change. Cerevel faces competition with respect to its indications for Cerevel’s product candidates and will face competition with respect to any other drug candidates that Cerevel may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell drugs or are pursuing the development of drug candidates for the treatment of the indications that Cerevel is pursuing. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Cerevel believes that a significant number of product candidates are currently under development for the same indications Cerevel is currently pursuing, and some or all may become commercially available in the future for the treatment of conditions for which Cerevel is trying or may try to develop product candidates. Cerevel’s potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, academic institutions, government agencies and research institutions. See the section entitled “Information About Cerevel—Competition” for examples of the competition that Cerevel’s product candidates face.

In many cases, Cerevel does not currently plan to run head-to-head clinical trials evaluating Cerevel’s product candidates against the current standards of care, which may make it more challenging for Cerevel’s product candidates to compete against the current standards of care due to the lack of head-to-head clinical trial data.

Cerevel’s competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than Cerevel does. Accordingly, its competitors may be more successful than Cerevel may be in obtaining regulatory approval for therapies and achieving widespread market acceptance. Cerevel’s competitors’ products may be more effective, or more effectively marketed and sold, than any product candidate Cerevel may commercialize and may render its therapies obsolete or non-competitive before Cerevel can recover development and commercialization expenses. If any of Cerevel’s product candidates, including tavapadon, is approved, it could compete with a range of therapeutic treatments that are in development. In addition, Cerevel’s competitors may succeed in developing, acquiring or licensing technologies and drug products that are more effective or less costly than tavapadon, its other product candidates or any other product candidates that Cerevel may develop, which could render its product candidates obsolete and noncompetitive.

If Cerevel obtains approval for any of Cerevel’s product candidates, Cerevel may face competition based on many different factors, including the efficacy, safety and tolerability of its products, the ease with which its products can be administered, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Existing and future competing products could present superior treatment alternatives, including being more effective, safer, less expensive or marketed and sold more effectively than any products Cerevel may develop.

Competitive products may make any products Cerevel develops obsolete or noncompetitive before it recovers the expense of developing and commercializing Cerevel’s product candidates. Such competitors could also recruit its employees, which could negatively impact Cerevel’s level of expertise and its ability to execute its business plan.

In addition, Cerevel’s competitors may obtain patent protection, regulatory exclusivities or FDA approval and commercialize products more rapidly than Cerevel does, which may impact future approvals or sales of any of Cerevel’s product candidates that receive regulatory approval. If the FDA approves the commercial sale of tavapadon or any other product candidate, Cerevel will also be competing with respect to marketing capabilities and manufacturing efficiency. Cerevel expects competition among products will be based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, product price, reimbursement coverage by government and private third-party payors, regulatory exclusivities and patent position. Cerevel’s profitability and financial position will suffer if Cerevel’s product candidates receive regulatory approval but cannot compete effectively in the marketplace.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Cerevel in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites, as well as in acquiring technologies complementary to, or necessary for, its programs.

If Cerevel is unable to develop its sales, marketing and distribution capability on its own or through collaborations with marketing partners, it will not be successful in commercializing Cerevel’s product candidates.

Cerevel currently has no marketing, sales or distribution capabilities. Cerevel intends to establish a sales and marketing organization, either on its own or in collaboration with third parties, with technical expertise and supporting distribution capabilities to commercialize tavapadon or one or more of its other product candidates that may receive regulatory approval in key territories. These efforts will require substantial additional resources, some or all of which may be incurred in advance of any approval of the product candidate. Any failure or delay in the development of Cerevel’s or third parties’ internal sales, marketing and distribution capabilities would adversely impact the commercialization of tavapadon, its other product candidates and other future product candidates.

Factors that may inhibit Cerevel’s efforts to commercialize Cerevel’s product candidates on its own include:

•	its inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any future products;

•	the lack of complementary products to be offered by sales personnel, which may put Cerevel at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

With respect to its existing and future product candidates, Cerevel may choose to collaborate with third parties that have direct sales forces and established distribution systems to serve as an alternative to its own sales force and distribution systems. Cerevel’s future product revenue may be lower than if it directly marketed or sold Cerevel’s product candidates, if approved. In addition, any revenue Cerevel receives will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within its control. If Cerevel is not successful in commercializing any approved products, its future product revenue will suffer and Cerevel may incur significant additional losses.

If Cerevel does not establish sales and marketing capabilities successfully, either on its own or in collaboration with third parties, Cerevel will not be successful in commercializing Cerevel’s product candidates.

Product liability lawsuits against Cerevel or any of its future collaborators could divert its resources and attention, cause Cerevel to incur substantial liabilities and limit commercialization of Cerevel’s product candidates.

Cerevel is exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing and use of pharmaceutical products. Currently, Cerevel has no products that have been approved for commercial sale; however, the use of Cerevel’s product candidates by Cerevel and any collaborators in clinical trials, and the sale of these product candidates, if approved, in the future, may expose Cerevel to liability claims. Cerevel faces an inherent risk of product liability lawsuits related to the use of Cerevel’s product candidates in patients and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against Cerevel by participants enrolled in Cerevel’s clinical trials, patients, health care providers, pharmaceutical companies, its collaborators or others using, administering or selling any of its future approved products. If Cerevel cannot successfully defend itself against any such claims, Cerevel may incur substantial liabilities or be required to limit commercialization of Cerevel’s product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for any of its future approved products;

•	injury to Cerevel’s reputation;

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire trial programs;

•	significant litigation costs;

•	substantial monetary awards to, or costly settlements with, patients or other claimants;

•	product recalls or a change in the indications for which they may be used;

•	loss of revenue;

•	diversion of management and scientific resources from Cerevel’s business operations; and

•	the inability to commercialize Cerevel’s product candidates.

Although the clinical trial process is designed to identify and assess potential side effects, clinical development does not always fully characterize the safety and efficacy profile of a new medicine, and it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If Cerevel’s product candidates were to cause adverse side effects during clinical trials or after approval, Cerevel may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use Cerevel’s product candidates. If any of Cerevel’s product candidates are approved for commercial sale, Cerevel will be highly dependent upon consumer perceptions of Cerevel and the safety and quality of its products. Cerevel could be adversely affected if it is subject to negative publicity associated with illness or other adverse effects resulting from patients’ use or misuse of its products or any similar products distributed by other companies.

Although Cerevel maintains product liability insurance coverage consistent with industry norms, including clinical trial liability, this insurance may not fully cover potential liabilities that Cerevel may incur. The cost of any product liability litigation or other proceeding, even if resolved in its favor, could be substantial. Cerevel will need to increase its insurance coverage if Cerevel commercializes any product that receives regulatory approval. In addition, insurance coverage is becoming increasingly expensive. If Cerevel is unable to maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of Cerevel’s product candidates, which could harm Cerevel’s business, financial condition, results of operations and prospects.

Cyber-attacks or other failures in Cerevel’s telecommunications or information technology systems, or those of its collaborators, CROs, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of its business operations.

Cerevel, its collaborators, CROs, third-party logistics providers, distributors and other contractors and consultants utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with its business activities. As use of digital technologies has increased, cyber incidents, including third parties gaining access to employee accounts using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks or other means, and deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of Cerevel’s, its collaborators’, CROs’, third-party logistics providers’, distributors’ and other contractors’ and consultants’ systems and networks, and the confidentiality, availability and integrity of its data. There can be no assurance that Cerevel will be successful in preventing cyber-attacks or successfully mitigating their effects. Similarly, there can be no assurance that Cerevel’s collaborators, CROs, third-party logistics providers, distributors and other contractors and consultants will be successful in protecting its clinical and other data that is stored on their systems. Like other companies, Cerevel has on occasion experienced, and will continue to experience, threats to its data and systems, including malicious codes and viruses, phishing, business email compromise attacks or other cyber-attacks. For example, in 2020, Cerevel discovered a business email compromise caused by phishing, which led to the misappropriation of a portion of Cerevel’s funds in late 2019. Even though Cerevel has implemented remedial measures promptly following this incident and does not believe that it had a material adverse effect on Cerevel’s business, Cerevel cannot guarantee that its implemented remedial measures will prevent additional related, as well as unrelated, incidents. Any cyber-attack, data breach or destruction or loss of data could result in a violation of applicable U.S. and international privacy, data protection and other laws and subject Cerevel to litigation and governmental investigations and proceedings by federal, state and local regulatory entities in the United States and by international regulatory entities, resulting in exposure to material civil and/or criminal liability. Further, Cerevel’s general liability insurance and corporate risk program may not cover all potential claims to which it is exposed and may not be adequate to indemnify Cerevel for all liability that may be imposed, which could have a material adverse effect on its business and prospects. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of Cerevel’s product candidates could result in delays in its development and regulatory approval efforts and significantly increase its costs to recover or reproduce the data. In addition, Cerevel may suffer reputational harm or face litigation or adverse regulatory action as a result of cyber-attacks or other data security breaches and may incur significant additional expense to implement further data protection measures.

Our ability to use Cerevel’s net operating losses and research and development tax credits to offset future taxable income may be subject to certain limitations.

As of December 31, 2019, Cerevel had U.S. federal net operating loss carryforwards totaling $81.3 million, all of which have an indefinite carryforward period. As of December 31, 2019, Cerevel had state net operating loss carryforwards totaling $79.5 million which begin to expire in 2038 and 2039. As of December 31, 2019, Cerevel also had U.S. federal and state research and development tax credit carryforwards of $1.7 million and $0.2 million, respectively, which expire at various dates through 2039 for federal purposes and 2034 for state purposes. The net operating losses which are limited in life and tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses or tax credits, or NOLs or credits, to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Cerevel’s existing NOLs or credits may be subject to limitations arising from previous ownership changes, and if Cerevel undergoes an ownership change in connection with, or we undergo an ownership change following, the transactions contemplated hereby, our ability to utilize NOLs or credits could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Cerevel’s NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of its NOLs or credits. If we determine that an ownership change has occurred and our ability to use Cerevel’s historical NOLs or credits is materially limited, it would harm our future operating results by effectively increasing our future tax obligations. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not.

Furthermore, our ability to utilize Cerevel’s historical NOLs or credits is conditioned upon us attaining profitability and generating U.S. federal and state taxable income. Cerevel is a clinical-stage biopharmaceutical company with a limited operating history. Cerevel has incurred significant net losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future; and therefore, we do not know whether or when we will generate the U.S. federal or state taxable income necessary to utilize Cerevel’s historical NOLs or credits that are subject to limitation by Sections 382 and 383 of the Code.

Comprehensive tax reform legislation could adversely affect our business and financial condition.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the corporate income tax rate. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be adversely affected. The U.S. government in the future may enact additional legislation that affect the taxation of business entities, including with respect to the treatment of NOLs. This proxy statement/prospectus does not discuss any such tax legislation or the manner in which it might affect holders of New Cerevel Common Stock and New Cerevel public warrants. Holders of New Cerevel Common Stock and New Cerevel public warrants are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding New Cerevel Common Stock and New Cerevel public warrants.

Cerevel and its independent registered public accounting firm have identified a material weakness in its internal control over financial reporting. If Cerevel is unable to remedy this material weakness, or if Cerevel fails to establish and maintain effective internal controls, Cerevel may be unable to produce timely and accurate financial statements, and Cerevel may conclude that its internal control over financial reporting is not effective, which could adversely impact its investors’ confidence and Cerevel’s stock price.

In connection with the audit of its consolidated financial statements for the year ended December 31, 2019, Cerevel and its independent registered public accounting firm identified a material weakness in its internal control over financial reporting related to its cash disbursement process. Specifically, Cerevel’s cash disbursement process was not adequately designed to identify unauthorized payment requests. In 2020, Cerevel discovered a business email compromise caused by phishing, which led to the misappropriation of a portion of its funds in late 2019. Cerevel does not believe that this breach had a material adverse effect on its business, but a deficiency in its internal controls resulted in the inability to prevent and timely detect the unauthorized disbursement requests.

Cerevel has implemented and is continuing to implement measures designed to improve its internal control over financial reporting to remediate this material weakness, including continuing to evaluate cybersecurity risks, developing a priority list of critical information systems and designing and implementing control activities such as implementing additional security policies and processes, hiring and training additional personnel, strengthening supervisory reviews and further enhancing its processes and internal control documentation.

If Cerevel is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or if Cerevel identifies any additional material weaknesses, the accuracy and timing of its financial reporting may be adversely affected, Cerevel may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting, and Cerevel’s stock price may decline as a result. Cerevel also could become subject to investigations by Nasdaq, the SEC or other regulatory authorities.

Cerevel does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Accordingly, stockholders must rely on capital appreciation, if any, for any return on their investment.

Cerevel has never declared nor paid cash dividends on its capital stock. Cerevel currently plans to retain all of its future earnings, if any, to finance the operation, development and growth of its business. In addition, the terms of any future debt or credit agreements may preclude Cerevel from paying dividends. As a result, capital appreciation, if any, of its common stock will be your sole source of gain for the foreseeable future.

If Cerevel fails to maintain an effective system of internal control over financial reporting, Cerevel may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in its financial and other public reporting, which would harm its business and the trading price of its common stock.

Effective internal controls over financial reporting are necessary for Cerevel to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause Cerevel to fail to meet its reporting obligations. In addition, any testing by Cerevel conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or any subsequent testing by its independent registered public accounting firm, may reveal deficiencies in Cerevel’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in Cerevel’s reported financial information, which could have a negative effect on the trading price of its common stock.

Cerevel will be required to disclose changes made in its internal controls and procedures on a quarterly basis and Cerevel’s management will be required to assess the effectiveness of these controls annually. However, for as long as Cerevel is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. Cerevel could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of its internal controls over financial reporting could detect problems that its management’s assessment might not. Undetected material weaknesses in Cerevel’s internal controls over financial reporting could lead to financial statement restatements and require Cerevel to incur the expense of remediation.

Cerevel’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this transaction, Cerevel will become subject to certain reporting requirements of the Exchange Act. Cerevel’s disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by Cerevel in reports Cerevel file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Cerevel believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in its control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Risks Related to the Business Combination and ARYA

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “ARYA,” “we,” “us” or “our” refers to ARYA prior to the Business Combination and to New Cerevel and its subsidiaries following the Business Combination.

Our Sponsor and our initial shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and each other initial shareholder, pursuant to the Sponsor Letter Agreement, has agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, our initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares (excluding the private placement shares underlying the private placement units).

Neither the ARYA Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the ARYA Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that ARYA is paying for Cerevel is fair to ARYA from a financial point of view. Neither the ARYA Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the ARYA Board and management conducted due diligence on Cerevel and researched the industry in which Cerevel operates. The ARYA Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of Cerevel and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the ARYA Board and management in valuing Cerevel, and the ARYA Board and management may not have properly valued Cerevel’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of ARYA, Cerevel and New Cerevel, and there is no guarantee that efforts by ARYA, Cerevel and New Cerevel to address the adverse impact of COVID-19 will be effective. If ARYA or Cerevel are unable to recover from a business disruption on a timely basis, the Business Combination and New Cerevel’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of ARYA and Cerevel may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since the initial shareholders, including ARYA’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Cerevel is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the ARYA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including ARYA’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of ARYA shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•	the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 3,737,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $4,990,000 for its private placement units, and the Class A ordinary shares and private placement warrants underlying those units would be worthless if a business combination is not consummated by June 9, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the initial shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ARYA fails to complete an initial business combination by June 9, 2022;

•	the fact that the Amended and Restated Registration and Shareholder Rights Agreement will be entered into by the initial shareholders;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•	the continued indemnification of ARYA’s directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 9, 2022;

•

the fact that if the trust account is liquidated, including in the event ARYA is unable to complete an initial business combination by June 9, 2022, the Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that ARYA may be entitled to distribute or pay over funds held by ARYA outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

See “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for additional information on interests of ARYA’s directors and executive officers.

The personal and financial interests of the initial shareholders as well as ARYA’s directors and executive officers may have influenced their motivation in identifying and selecting Cerevel as business combination targets, completing an initial business combination with Cerevel and influencing the operation of the business following the initial business combination. In considering the recommendations of the ARYA Board to vote for the proposals, its shareholders should consider these interests.

The exercise of ARYA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ARYA’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require ARYA to agree to amend the Business Combination Agreement, to consent to certain actions taken by Cerevel or to waive rights that ARYA is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Cerevel’s business, a request by Cerevel to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Cerevel’s business and would entitle ARYA to terminate the Business Combination Agreement. In any of such circumstances, it would be at ARYA’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ARYA does not believe there will be any changes or waivers that ARYA’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, ARYA will circulate a new or amended proxy statement/prospectus and resolicit ARYA’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The Bain Investor and Pfizer will have significant influence over us after completion of the Business Combination.

Based on the assumptions discussed in “Business Combination Proposal—Ownership of New Cerevel,” upon the completion of the Business Combination, the Bain Investor and Pfizer, will own, collectively, approximately 68.57% of the outstanding New Cerevel Common Stock, assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination or approximately 77.69% of the outstanding New Cerevel Common Stock, assuming that, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination. Furthermore, as discussed under “Business Combination Proposal—Related Agreements—Registration and Shareholder Rights Agreement,” so long as they own certain specified amounts of its equity securities, Bain Investor and Pfizer have certain rights to nominate New Cerevel’s directors. As long as such persons each own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. In addition, Bain Investor and Pfizer will have the right to designate directors pursuant to the Amended and Restated Registration and Shareholder Rights agreement. Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this transaction and have held their shares for a longer period, they may be more interested in selling the company to an acquirer than other investors or they may want Cerevel to pursue strategies that deviate from the interests of other stockholders.

As a “controlled company” within the meaning of Nasdaq listing standards, New Cerevel will qualify for exemptions from certain corporate governance requirements. New Cerevel has the opportunity to elect any of the exemptions afforded a controlled company.

Because the Bain Investor and Pfizer, together, will control more than a majority of the total voting power of the New Cerevel Common Stock following the consummation of the Business Combination, New Cerevel will be a “controlled company” within the meaning of Nasdaq listing standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following Nasdaq rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•	the requirement to have a nominating/corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;

•	the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.

New Cerevel currently expects that immediately upon consummation of the Business Combination, seven (7) of its eight (8) directors will be independent directors, and it is expected that the New Cerevel Board will have an independent nominating committee and independent compensation committee. However, for as long as the “controlled company” exemption is available, the New Cerevel Board in the future may not consist of a majority of independent directors and may not have an independent nominating committee or compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq rules regarding corporate governance.

The Registration and Shareholder Rights Agreement provides that the doctrine of corporate opportunity does not apply with respect to certain of our stockholders, directors, non-voting observers or certain of their affiliates who are not our or our subsidiaries’ full-time employees.

The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources or information obtained in their corporate capacity for their personal advantage, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers, directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation.

Pursuant to the Registration and Shareholder Rights Agreement that we will enter into at Closing, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) Bain Investor, Pfizer and the Perceptive Shareholders, (ii) any member of our board of directors, non-voting observer or any officer who is not our or our subsidiaries’ full-time employee or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of Bain Investor, Pfizer or the Perceptive Shareholders who is not our or our subsidiaries’ full-time employee (any such person listed in (i), (ii) or (iii) being referred to herein as an External Party). Therefore, we renounced any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

As a result, the External Parties are not prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with the External Parties, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Cerevel has identified all material issues or risks associated with Cerevel, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Cerevel. Accordingly, any shareholders of ARYA who choose to remain New Cerevel stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Cerevel, some of whom may be from ARYA and Cerevel, and some of whom may join New Cerevel following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Cerevel.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of ARYA’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect New Cerevel’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Cerevel’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Cerevel being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Cerevel at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of New Cerevel following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Cerevel.

At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; and (iii) the Aggregate Transaction Proceeds Condition. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

Sponsor, as well as Cerevel, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C the Governing Documents Proposal D and the Governing Documents Proposal E are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Cerevel’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Cerevel is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Cerevel management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Cerevel after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Cerevel Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New Cerevel Common Stock and New Cerevel’s warrants may be volatile.

Upon consummation of the Business Combination, the price of New Cerevel Common Stock and New Cerevel’s warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Cerevel and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New Cerevel’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New Cerevel or its competitors or its industry;

•	the public’s reaction to New Cerevel’s press releases, its other public announcements and its filings with the SEC;

•	New Cerevel’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Cerevel or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New Cerevel;

•	changes in New Cerevel’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Cerevel Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Cerevel Common Stock and New Cerevel’s warrants regardless of the operating performance of New Cerevel.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Cerevel Common Stock to drop significantly, even if New Cerevel’s business is doing well.

Sales of a substantial number of shares of New Cerevel Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Cerevel Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the Cerevel Shareholders, including Bain Investor and Pfizer, will own, collectively, approximately 68.63% of the outstanding New Cerevel Common Stock, (ii) our initial shareholders will own approximately 3.32% of the outstanding New Cerevel Common Stock and (iii) the Perceptive PIPE Investor will own approximately 2.35% of the outstanding New Cerevel Common Stock, in each case, assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 77.75%, 3.77% and 2.67%, respectively, assuming that, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination. These percentages (i) assume that 76,263,673 shares of New Cerevel Common Stock are issued to the holders of shares of common stock (including the holders of vested restricted stock units that will settle prior to completion of the Business Combination) and preferred stock of Cerevel at Closing, which would be the number of shares of New Cerevel Common Stock issued to these holders if Closing were to occur on September 30, 2020. The number of shares of New Cerevel Common Stock issued to the holders of shares of common stock and preferred stock of Cerevel at Closing will fluctuate based the number of shares underlying vested Cerevel options (and the exercise price of such options) and restricted stock units at Closing, but will in no event exceed 78,000,000 shares of New Cerevel Common Stock. Vested Cerevel options and restricted stock units are taken into account for purposes of allocating the implied $780,000,000 equity value of Cerevel among the holders of shares and vested equity awards of Cerevel, with the value allocable to such vested options being determined based on the treasury stock method; (ii) are based on 32,000,000 shares of New Cerevel Common Stock to be issued in the PIPE Financing or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Cerevel Common Stock that will be outstanding immediately following Closing; (iv) do not take into account any shares of New Cerevel Common Stock underlying vested and unvested options that will be held by equityholders of Cerevel immediately following Closing; and (v) do not take into account any shares of New Cerevel Common Stock underlying unvested restricted stock units held by equityholders of Cerevel immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Cerevel will be different.

Although the Perceptive Shareholders, the Bain Investor and Pfizer will be subject to certain restrictions regarding the transfer of New Cerevel Common Stock, these shares may be sold after the expiration of the respective applicable lock-up under the Amended and Restated Registration and Shareholder Rights Agreement. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Cerevel Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public stockholders will experience immediate dilution as a consequence of the issuance of New Cerevel Common Stock as consideration in the Business Combination and in the PIPE Financing.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i).

The issuance of additional common stock will significantly dilute the equity interests of existing holders of ARYA securities, and may adversely affect prevailing market prices for the New Cerevel Common Stock and/or the New Cerevel warrants.

Warrants will become exercisable for New Cerevel Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 5,149,666 shares of New Cerevel Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Cerevel Common Stock will be issued, which will result in dilution to the holders of New Cerevel Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Cerevel Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “ —Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ARYA. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Cerevel Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Cerevel Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.365 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our sponsor or its permitted transferees.

The Nasdaq may not list New Cerevel’s securities on its exchange, which could limit investors’ ability to make transactions in New Cerevel’s securities and subject New Cerevel to additional trading restrictions.

An active trading market for New Cerevel’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New Cerevel’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Cerevel’s securities are listed on Nasdaq, New Cerevel may be unable to maintain the listing of its securities in the future.

If New Cerevel fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Cerevel would not be required to consummate the Business Combination. In the event that Cerevel elected to waive this condition, and the Business Combination was consummated without New Cerevel’s securities being listed on the Nasdaq or on another national securities exchange, New Cerevel could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Cerevel’s securities;

•	reduced liquidity for New Cerevel’s securities;

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a determination that New Cerevel Common Stock is a “penny stock” which will require brokers trading in New Cerevel Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Cerevel’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Cerevel’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New Cerevel following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

We are subject to and New Cerevel will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both ARYA’s costs and the risk of non-compliance and will increase both New Cerevel’s costs and the risk of non-compliance.

We are and New Cerevel will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New Cerevel’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Cerevel’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to ARYA prior to the Business Combination and to New Cerevel and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New Cerevel Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New Cerevel Common Stock after the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as ARYA, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Cerevel Common Stock or New Cerevel warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares and public warrants surrendered in exchange therefor.

In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of ARYA’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New Cerevel Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

Additionally, if ARYA were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. However, provided the Domestication is completed in 2020, ARYA believes that it is likely that it will not be classified as a PFIC because it will qualify for an exception to the PFIC rules known as the “start-up exception.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New Cerevel Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New Cerevel Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Cerevel Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Cerevel becomes involved in costly litigation, which could have a material adverse effect on New Cerevel.

In addition, there are differences between the Proposed Governing Documents of New Cerevel and the current constitutional documents of ARYA. For a more detailed description of the rights of holders of New Cerevel Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Cerevel are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and New Cerevel’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Cerevel Board and therefore depress the trading price of New Cerevel Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Cerevel board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

•

the ability of the New Cerevel Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Cerevel’s directors and officers;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire New Cerevel Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the ability of the New Cerevel Board to amend the bylaws, which may allow the New Cerevel Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New Cerevel Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Cerevel Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Cerevel.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Cerevel Board or management.

In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Cerevel’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

New Cerevel’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Cerevel and its stockholders, which could limit New Cerevel’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Cerevel or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Cerevel consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Cerevel, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Cerevel to New Cerevel or New Cerevel’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or Proposed Bylaws, or (v) any action asserting a claim against New Cerevel governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Cerevel or any of New Cerevel’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Cerevel may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Cerevel’s business, results of operations and financial condition.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to ARYA prior to the Business Combination and to New Cerevel and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, ARYA’s transfer agent, in which it (a) requests that New Cerevel redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, ARYA’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, ARYA’s transfer agent, will need to act to facilitate this request. It is ARYA’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because ARYA does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ARYA’s transfer agent, New Cerevel will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of ARYA—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of ARYA’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite ARYA’s compliance with the proxy rules, a public shareholder fails to receive ARYA’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that ARYA is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of ARYA—Redemption Rights” for additional information on how to exercise your redemption rights.

ARYA does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of ARYA’s shareholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that ARYA will not redeem public shares in an amount that would cause ARYA’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, ARYA may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by ARYA or the persons described above have been entered into with any such investor or holder. ARYA will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, ARYA will require each public shareholder seeking to exercise redemption rights to certify to ARYA whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to ARYA at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ARYA makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over ARYA’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ARYA if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if ARYA consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. ARYA cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge ARYA’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, ARYA’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

ARYA can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in ARYA share price, and may result in a lower value realized now than a shareholder of ARYA might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the ARYA Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The ARYA Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the ARYA Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to ARYA.

If we are not able to complete the Business Combination with Cerevel nor able to complete another business combination by June 9, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Cerevel nor able to complete another business combination by June 9, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 9, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business by June 9, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by June 9, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by June 9, 2022, our public shareholders may be forced to wait until after June 9, 2022 before redemption from the trust account.

If we are unable to consummate our initial business combination by June 9, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond June 9, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through June 9, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of June 30, 2020, we had cash of approximately $1.3 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2020, we had total current liabilities of approximately $405,778. The funds available to us outside of the trust account may not be sufficient to allow us to operate until June 9, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF ARYA

General

ARYA is furnishing this proxy statement/prospectus to ARYA’s shareholders as part of the solicitation of proxies by the ARYA Board for use at the extraordinary general meeting of ARYA to be held on October 26, 2020, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to ARYA’s shareholders on or about October 9, 2020 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ARYA’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 10:30 a.m., Eastern Time, on October 26, 2020 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.

Purpose of the ARYA Extraordinary General Meeting

At the extraordinary general meeting, ARYA is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•

the following five (5) separate proposals to approve by special resolution (unless otherwise noted) the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

an ordinary resolution to authorize the change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock;

•

to authorize the New Cerevel Board to issue any or all shares of New Cerevel Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Cerevel Board and as may be permitted by the DGCL;

•	to provide that certain provisions of the certificate of incorporation of New Cerevel are subject to the Amended and Restated Registration and Shareholder Rights Agreement;

•	to authorize the removal of the ability of New Cerevel stockholders to take action by written consent in lieu of a meeting; and

•

to amend and restate the Existing Governing Documents and authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp II” to “Cerevel Therapeutics Holdings, Inc.” (which is expected to occur upon the effectiveness of the Domestication), (i) making New Cerevel’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Massachusetts as the exclusive forum for litigation arising out of the Securities Act, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ARYA Board believes is necessary to adequately address the needs of New Cerevel after the Business Combination;

•	a proposal to approve by ordinary resolution shares of New Cerevel Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals, the Nasdaq Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Governing Documents Proposals that are not Required Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of the ARYA Board

The ARYA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ARYA and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

ARYA shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on September 4, 2020, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 19,186,500 ordinary shares issued and outstanding, of which 14,950,000 were issued and outstanding public shares.

Quorum

A quorum of ARYA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 9,593,251 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ARYA but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, save for Governing Documents Proposal A, which proposes to amend ARYA’s authorized share capital and which will require an ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ARYA Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way ARYA can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an ARYA shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify ARYA’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ARYB.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of ARYA that New Cerevel redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, ARYA’s transfer agent, in which you (i) request that New Cerevel redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, ARYA’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ARYA’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing an ARYA Shareholder Transaction Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ARYA’s transfer agent, New Cerevel will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.005 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Cerevel Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Cerevel Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on September 30, 2020 was $10.45. For illustrative purposes, as of September 30, 2020, funds in the trust account plus accrued interest thereon totaled approximately $149,572,055 or $10.005 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ARYA cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

ARYA is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ARYA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ARYA will bear the cost of the solicitation.

ARYA has hired Morrow to assist in the proxy solicitation process. ARYA will pay that firm a fee of $22,500 plus disbursements. Such fee will be paid with non-trust account funds.

ARYA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ARYA will reimburse them for their reasonable expenses.

ARYA Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 19,186,500 ordinary shares issued and outstanding, which includes an aggregate of 3,737,500 Class B ordinary shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 5,149,666 warrants, comprised of 166,333 private placement warrants held by Sponsor and the 4,983,333 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D and the Governing Documents Proposal E are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Cerevels net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). ARYA shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annexes A-1 and A-2 to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annexes A-1 and A-2 to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ARYA, Sponsor, Cerevel or any other matter.

On July 29, 2020, ARYA, Cassidy Merger Sub and Cerevel entered into the Business Combination Agreement (as amended on October 2, 2020 by Amendment No. 1 to Business Combination Agreement), which provides for, among other things, the following transactions:

(a)

On the Closing Date, prior to the time at which the Effective Time occurs, ARYA will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which ARYA will change its name to “Cerevel Therapeutics Holdings, Inc.”; and

(b)

the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Cassidy Merger Sub will merge with and into Cerevel, with Cerevel as the surviving company in the Merger and, after giving effect to such merger, Cerevel shall be a wholly-owned subsidiary of ARYA. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i).

In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, ARYA entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, an aggregate of 32,000,000 shares of New Cerevel Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $320,000,000, which we refer to as the “PIPE Financing.” The Perceptive PIPE Investor will fund $30,000,000 in the PIPE Financing, Pfizer will fund $12,000,000 in the PIPE Financing, and the Bain Investor will fund $100,000,000 in the PIPE Financing. Pursuant to the Subscription Agreement entered into with the Bain Investor, the Bain Investor has pre-funded $25,000,000 of its commitment, and may further pre-fund a portion of its remaining PIPE Financing commitment, on the terms and subject to the conditions set forth in such Subscription Agreement and the Business Combination Agreement, which pre-funding will reduce the Bain Investor’s commitment required to be funded under the Subscription Agreement on a dollar-for-dollar basis. The shares of New Cerevel Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Cerevel Shareholder Transaction Support Agreements, the ARYA Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration and Shareholder Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “—Related Agreements” for more information.

Effect of the Domestication on Existing ARYA Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•	each issued and outstanding Class A ordinary share of ARYA will convert automatically by operation of law, on a one-for-one basis, into shares of New Cerevel Common Stock;

•	each issued and outstanding Class B ordinary share of ARYA will convert automatically by operation of law, on a one-for-one basis, into shares of New Cerevel Common Stock;

•

each issued and outstanding whole warrant to purchase Class A ordinary shares of ARYA will represent the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the ARYA warrant agreement;

•

the governing documents of ARYA will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and ARYA’s name will change to “Cerevel Therapeutics Holdings, Inc.”;

•

the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the ARYA shareholders, other than the amendments to the ARYA governing documents that are contemplated by the Required Governing Document Proposals, which are a condition to the closing of the Business Combination; and

•

in connection with the first three bullets above, each issued and outstanding unit of ARYA that has not been previously separated into the underlying Class A ordinary shares of ARYA and underlying ARYA warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Cerevel Common Stock and one-third of one warrant representing the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the ARYA warrant agreement.

Consideration to Cerevel Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i).

In addition, as discussed above in connection with the PIPE Financing, the Bain Investor and Pfizer have agreed to subscribe for and purchase an aggregate of 11,200,000 shares of New Cerevel Common Stock for $112,000,000 in gross proceeds, provided, that any amounts pre-funded by the Bain Investor shall reduce its commitment under the Subscription Agreement on a dollar-for-dollar basis.

Aggregate New Cerevel Proceeds

The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as ARYA and Cerevel may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•	the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated;

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•

this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which the Company is or will be a party and the transactions contemplated by each of the foregoing agreements (including the Merger) being obtained by the requisite number of shareholders of Cerevel in accordance with the DGCL, Cerevel’s governing documents and Cerevel’s shareholders agreement;

•

the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of ARYA being obtained in accordance with ARYA’s Governing Documents and applicable law; and

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), ARYA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Merger.

Other Conditions to the Obligations of the ARYA Parties

The obligations of the ARYA Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by ARYA (on behalf of itself and the other ARYA Parties) of the following further conditions:

•

the representations and warranties of Cerevel regarding organization and qualification of Cerevel and its subsidiaries, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control, of Cerevel and the representations and warranties of Cerevel regarding the authority of Cerevel to, among other things, consummate the transactions contemplated by the Business Combination Agreement, the intended tax treatment of the Merger and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Cerevel Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of Cerevel being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Cerevel being true and correct (without giving effect to any limitation as to “materiality” or “Cerevel Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Cerevel Material Adverse Effect;

•

Cerevel having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•	since the date of the Business Combination Agreement, no Cerevel Material Adverse Effect has occurred that is continuing;

•	ARYA must have received the Amended and Restated Registration and Shareholder Rights Agreement duly executed by the Bain Investor and Pfizer; and

•	ARYA must have received a certificate executed by an authorized officer of Cerevel confirming that the conditions set forth in the first five bullet points in this section have been satisfied.

Other Conditions to the Obligations of Cerevel

The obligations of Cerevel to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Cerevel of the following further conditions:

•

the representations and warranties regarding organization and qualification of the ARYA Parties, the authority of ARYA to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the ARYA Parties, the intended tax treatment of the Merger and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of ARYA being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of the ARYA Parties being true and correct (without giving effect to any limitation of “materiality” or “ARYA Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ARYA Material Adverse Effect;

•	the ARYA Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

•	the Aggregate Transaction Proceeds being equal to or greater than $250,000,000;

•

ARYA’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, ARYA satisfying any applicable initial and continuing listing requirements of Nasdaq, and ARYA not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Cerevel Common Stock (including the shares of New Cerevel Common Stock to be issued in connection with the Merger and the Domestication), being approved for listing on Nasdaq;

•

immediately following the Effective Time, to the knowledge of ARYA, no single beneficial owner of shares of New Cerevel Common Stock (other than the Bain Investor, Pfizer and the Perceptive Shareholders) owning in excess of 9.9% of the voting shares of New Cerevel, and no three beneficial owners of such shares (excluding the Bain Investor, Pfizer, and the Perceptive Shareholders) owning in excess of 25% of the voting shares of New Cerevel;

•	the New Cerevel Board consisting of the number of directors, and comprising the individuals, determined pursuant to Section 5.16(a)(i) and (ii) of the Business Combination Agreement;
•	the Domestication having been consummated on the Closing Date prior to the Effective Time;

•	Cerevel must have received the Amended and Restated Registration and Shareholder Rights Agreement duly executed by ARYA and the Perceptive Shareholders; and

•	Cerevel must have received a certificate executed by an authorized officer of Cerevel confirming that the conditions set forth in the first four bullet points of this section have been satisfied.

Representations and Warranties

Under the Business Combination Agreement, Cerevel made customary representations and warranties to ARYA relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.

Under the Business Combination Agreement, the ARYA Parties made customary representations and warranties to Cerevel relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplier; capitalization; SEC Filings; the trust account; transactions with affiliates; litigation; compliance with law; business activities; internal controls and financial statements; absence of undisclosed liabilities; tax matters; investigation; and compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Cerevel and ARYA are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Cerevel and ARYA are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Cerevel Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Cerevel and its subsidiaries, taken as a whole, or (b) the ability of Cerevel to consummate the Merger in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Cerevel Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Cerevel or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business

Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by Cerevel or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Cerevel Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Cerevel or any of its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Cerevel or any of its subsidiaries operate.

Under the Business Combination Agreement, certain representations and warranties of the ARYA Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “ARYA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the ARYA Parties, taken as a whole, or (b) the ability of the ARYA Parties to consummate the Merger in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a ARYA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the ARYA Parties operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of the ARYA Parties with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by the ARYA Parties to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether an ARYA Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the ARYA Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the ARYA Parties operates.

Covenants of the Parties

Covenants of Cerevel

Cerevel made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by ARYA (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Cerevel will and will cause its subsidiaries to, operate the business of Cerevel and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Cerevel and its subsidiaries.

•

Subject to certain exceptions, prior to the Closing, Cerevel will and will cause its subsidiaries to, not do any of the following without ARYA’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, fourth, tenth, twelfth, thirteenth and fourteenth sub-bullets below):

•	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of Cerevel or any subsidiary;

•	merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization;

•	adopt any amendments, supplements, restatements or modifications to any Cerevel governing documents, the Cerevel Shareholders agreement or the Cerevel registration rights agreement;

•	dispose or subject to a lien any equity interests of Cerevel or its subsidiaries or issue any options or other rights obligating Cerevel or any of its subsidiaries to issue any equity interests;

•	incur, create or assume any indebtedness other than ordinary course trade payables;

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

•

adopt or materially amend any material benefit plan or materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider or take any action to accelerate any payment or benefit payable to any such person;

•

waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;

•	make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business;

•	enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on Cerevel or any of its subsidiaries;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•	make any material changes to the methods of accounting of Cerevel or any of its subsidiaries, other changes that are made in accordance with Public Company Accounting Oversight Board standard;

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment that is not disclosed to ARYA on the Cerevel disclosure schedules; and

•	amend, modify or terminate any material affiliate contracts or material contracts providing for any “change of control” payment.

•	Cerevel shall terminate certain affiliate contracts as set forth on the Cerevel disclosure schedules effective as of the Closing.

•

As promptly as reasonably practicable (and in any event within two business days) following the time at which this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Cerevel is required to obtain and deliver to ARYA a true and correct copy of a written consent of the Cerevel Shareholders approving the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Merger), duly executed by the Cerevel Shareholders required to approve and adopt such matters (the “Cerevel Shareholder Written Consent”), and through its board of directors, will recommend to the Cerevel Shareholders, the approval and adoption of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Merger).

•

As promptly as reasonably practicable (and in any event prior to the earlier of (a) the time at which Cerevel delivers the Allocation Schedule to ARYA or (b) the time at which Cerevel is required to deliver to the Allocation Schedule to ARYA, Cerevel will either (i) obtain and deliver to ARYA a true and correct copy of a written consent approving the Allocation Schedule, duly executed by the Cerevel Shareholders required to approve such matters or (ii) amend or otherwise modify the governing documents of Cerevel and each other contract to which Cerevel is a party or bound, solely to the extent necessary for the Allocation Schedule to comply with the requirements set forth in the Business Combination Agreement.

•

Subject to certain exceptions, prior to the Closing, Cerevel will purchase a “tail” policy providing liability insurance coverage for Cerevel directors and officers with respect to matters occurring on or prior to the Closing.

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Cerevel shall not, and shall cause its subsidiaries and its and their respective representatives not to: (i) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Cerevel Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Cerevel Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Cerevel Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Cerevel or its subsidiaries (or any affiliate or successor of Cerevel or its subsidiaries); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Covenants of ARYA

ARYA made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions (including the ability of any ARYA Party to use funds held by ARYA outside the Trust Account to pay any ARYA expenses or liabilities to distribute or pay over any funds held by ARYA outside the Trust Account to the Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by Cerevel, prior to the Closing, ARYA will, and will cause its subsidiaries to, not do any of the following:

•	adopt any amendments, supplements, restatements or modifications to the ARYA trust agreement, warrant agreement or the governing documents of ARYA or any of its subsidiaries;

•	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of ARYA or any subsidiary;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create or assume any indebtedness or other liability;

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, ARYA or any of its subsidiaries;

•

issue any equity securities of ARYA or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of ARYA or any of its subsidiaries;

•	enter into, renew, modify or revise any ARYA related party transaction;

•

engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•	make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; and

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement.

•

As promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, ARYA will duly give notice of and use its reasonable best efforts to duly convene and hold the extraordinary general meeting to approve the Condition Precedent Proposals.

•

Subject to certain exceptions, ARYA shall use its reasonable best efforts to cause: (i) ARYA’s initial listing application with Nasdaq to have been approved; (ii) ARYA to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the New Cerevel Common Stock issuable in accordance with the Business Combination Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq.

•

Prior to the effectiveness of the of this registration statement of which this proxy statement/prospectus forms a part, the ARYA Board will approve and adopt the Incentive Equity Plan and with any changes or modifications thereto as Cerevel and ARYA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Cerevel or ARYA, as applicable), and ARYA will reserve 12,737,876 shares of New Cerevel Common Stock for grant thereunder plus the number of shares of New Cerevel Common Stock issuable upon the exercise or conversion of the Cerevel equity awards.

•

Prior to the effectiveness of the of this registration statement of which this proxy statement/prospectus forms a part, the ARYA Board will approve and adopt the ESPP and with any changes or modifications thereto as Cerevel and ARYA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Cerevel or ARYA, as applicable), and ARYA will reserve 1,655,924 shares of New Cerevel Common Stock for grant thereunder.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, ARYA shall not and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an ARYA Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an ARYA Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an ARYA Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of ARYA (or any affiliate or successor of ARYA); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination;

•

notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making relevant public announcements;

•

using reasonable best efforts to cause the each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

•	cooperate in connection with certain tax matters and filings.

In addition, ARYA and Cerevel agreed that ARYA and Cerevel will prepare and mutually agree upon and ARYA will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the current management of Cerevel will become the management of New Cerevel, and the New Cerevel Board will consist of up to ten (10) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of four directors and Class II and III each consisting of three directors. Pursuant to the Business Combination Agreement, the New Cerevel Board will consist of (i) eight (8) individuals designated by Cerevel prior to the mailing of this proxy statement to ARYA shareholders (all of whom are existing members of Cerevel’s board of directors), (ii) one vacant director position to be filled following the Effective Time in accordance with the Amended and Restated Registration and Shareholder Rights Agreement and the Proposed Governing Documents of New Cerevel, and (iii) one director to be mutually agreed by Cerevel and Sponsor prior to December 15, 2020, which director shall be appointed by the New Cerevel Board to serve as a director on the New Cerevel Board promptly after such individual is mutually agreed.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of Cerevel and ARYA regarding investigation and exclusivity of representations and warranties.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of ARYA and Cerevel;

•

by ARYA, subject to certain exceptions, if any of the representations or warranties made by Cerevel are not true and correct or if Cerevel fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of ARYA, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) December 31, 2020 (the “Termination Date”);

•

by Cerevel, subject to certain exceptions, if any of the representations or warranties made by the ARYA Parties are not true and correct or if any ARYA Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Cerevel, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•

by either ARYA or Cerevel, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•	by either ARYA or Cerevel,

•

if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

•	if the approval of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof); and

•

by ARYA, if Cerevel does not deliver, or cause to be delivered to ARYA, the Cerevel Shareholder Written Consent or the Cerevel Shareholder Transaction Support Agreements when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Cerevel shall pay, or cause to be paid, all unpaid Cerevel expenses and ARYA shall pay, or cause to be paid, all unpaid ARYA expenses and (ii) if the Closing occurs, then New Cerevel shall pay, or cause to be paid, all unpaid Cerevel Expenses and all unpaid ARYA expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act also applies to the Domestication).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) ARYA and Cerevel prior to the Closing and (ii) New Cerevel and the Sponsor after the Closing.

Ownership of New Cerevel

As of the date of this proxy statement/prospectus, there are 19,186,500 ordinary shares issued and outstanding, which includes an aggregate of 3,737,500 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 5,149,666 warrants, comprised of 166,333 private placement warrants held by Sponsor and 4,983,333 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Cerevel Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ARYA’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination), ARYA’ fully-diluted share capital would be 24,336,166 ordinary shares.

The following table illustrates varying ownership levels in New Cerevel Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 76,263,673 shares of New Cerevel Common Stock are issued to the holders of shares of common stock (including the holders of vested restricted stock units that will settle prior to completion of the Business Combination) and preferred stock of Cerevel at Closing, which would be the number of shares of New Cerevel Common Stock issued to these holders if Closing were to occur on September 30, 2020; (ii) 32,000,000 shares of New Cerevel Common Stock are issued in the PIPE Financing or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement; (iii) public warrants or private placement warrants to purchase New Cerevel Common Stock that will be outstanding immediately following Closing have been exercised; and (iv) no vested and unvested options to purchase New Cerevel Common Stock that will be held by equityholders of Cerevel immediately following the Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Cerevel will be different.

	Share Ownership in New Cerevel(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Bain Investor(3)	47.08%	53.34%
Pfizer(4)	21.49%	24.35%
ARYA public shareholders(5)	11.73%	0.00%
Perceptive PIPE Investor and our initial shareholder(6)(7)	5.68%	6.43%
Other PIPE Investors(8)	13.97%	15.82%
Other Cerevel Stockholders(9)	0.06%	0.06%

(1)

The number of shares of New Cerevel Common Stock issued to the holders of shares of common stock and preferred stock of Cerevel at Closing will fluctuate based on the number of shares underlying vested Cerevel options (and the exercise price of such options) and restricted stock units at Closing, but will in no event exceed 78,000,000 shares of New Cerevel Common Stock. Vested Cerevel options and restricted stock units are taken into account for purposes of allocating the implied $780,000,000 equity value of Cerevel among the holders of shares and vested equity awards of Cerevel with the value allocable to such vested options being determined based on the treasury stock method.

(2)

Assumes that, without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination.

(3)	Includes 10,000,000 shares acquired in the PIPE Financing or deemed acquired in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement.
(4)	Includes 1,200,000 shares acquired in the PIPE Financing.
(5)	Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(6)	Includes 3,000,000 shares acquired by the Perceptive PIPE Investor in the PIPE Financing.
(7)

Includes 4,236,500 shares held by the initial shareholders originally acquired prior to or in connection with ARYA’s initial public offering (including 30,000 shares held by each of Todd Wider, Chad Robins and Jake Bauer).

(8)	Excludes shares acquired by Bain Investor, Pfizer and the Perceptive PIPE Investor in the PIPE Financing.
(9)

Represents shares of common stock of Cerevel acquired upon vesting of restricted stock units, which shares will be converted to shares of New Cerevel Common Stock in connection with the Business Combination. Excludes restricted stock units that will not be vested immediately following the Closing.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Amended and Restated Registration and Shareholder Rights Agreement, the form of Cerevel Shareholder Transaction Support Agreement, the form of ARYA Shareholder Transaction Support Agreement and the form of Sponsor Letter Agreement are attached hereto as Annex F, Annex G, Annex H, Annex I and Annex E, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, ARYA has entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, an aggregate of 32,000,000 shares of New Cerevel Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $320,000,000. The Perceptive PIPE Investor will fund $30,000,000 in the PIPE Financing, Pfizer will fund $12,000,000 in the PIPE Financing and the Bain Investor will fund $100,000,000 in the PIPE Financing. Pursuant to the Subscription Agreement entered into with the Bain Investor, the Bain Investor has pre-funded $25,000,000 of its commitment, and may further pre-fund a portion of its remaining PIPE Financing commitment, on the terms and subject to the conditions set forth in such Subscription Agreement and the Business Combination Agreement, which pre-funding will reduce the Bain Investor’s commitment required to be funded under the Subscription Agreement on a dollar-for-dollar basis. The shares of New Cerevel Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Amended and Restated Registration and Shareholder Rights Agreement

At the Closing, New Cerevel, the initial shareholders, the Perceptive PIPE Investor, Bain Investor and Pfizer intend to enter into the Amended and Restated Registration and Shareholder Rights Agreement, pursuant to which, among other things, the Perceptive Shareholders, the Bain Investor and Pfizer will agree not to effect any sale or distribution of any equity securities of New Cerevel held by any of them during the lock-up period described therein and will be granted certain registration rights and will be granted certain preemptive rights with respect to their respective shares of New Cerevel Common Stock, and the Bain Investor and Pfizer agree to cast their votes such that the New Cerevel Board, after the closing of the Business Combination, is constituted as set forth in the Business Combination Agreement and the Amended and Restated Registration and Shareholder Rights Agreement and will have certain rights to designate directors to the New Cerevel Board, in each case, on the terms and subject to the conditions therein.

In particular, the Amended and Restated Registration and Shareholder Rights Agreement provides for the following registration rights:

•

Demand registration rights. At any time after the Closing Date, New Cerevel will be required, upon the written request of Bain Investor, Pfizer or the Perceptive Shareholders (the “Sponsor Holders”), to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities. New Cerevel is not obligated to effect any demand registration if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.

•

Shelf registration rights. At any time after the Closing Date, New Cerevel will be required, upon the written request of any Sponsor Holder, to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to effect the registration of all or a portion of their registrable securities, provided that the Perceptive Shareholders shall be deemed to have given such a request as of the date of the Amended and Restated Registration and Shareholder Rights Agreement, Messrs. Bauer, Robins and Wider shall be entitled to include their registrable securities on a shelf registration statement filed in connection with such request and New Cerevel may satisfy such request by including such registrable securities on the registration statement to be filed in respect of the PIPE Financing. Promptly upon receipt of a shelf registration request, New Cerevel shall deliver a written notice to all other Sponsor Holders and shall offer each such Sponsor Holder the opportunity to include its registrable securities in such shelf registration statement. At any time New Cerevel has an effective shelf registration statement with respect to a Sponsor Holder’s registrable securities, such Sponsor Holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that New Cerevel is not obliged to effect any underwritten shelf takedown if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.

•

Piggyback registration rights. At any time after the Closing Date, if New Cerevel proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Sponsor Holders are entitled to include their registrable securities in such registration statement.

•

Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by New Cerevel and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Amended and Restated Registration and Shareholder Rights Agreement contains customary cross-indemnification provisions, under which New Cerevel is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Cerevel, and holders of registrable securities are obligated to indemnify New Cerevel for material misstatements or omissions attributable to them.

•

Registrable securities. Securities of New Cerevel shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or such securities shall have ceased to be outstanding.

•

Lock-up. Notwithstanding the foregoing, each Sponsor Holder and Messrs. Bauer, Robins and Wider shall not transfer any securities of New Cerevel for 180 days following the Closing Date, subject to certain customary exceptions, and each Sponsor Holder, New Cerevel and New Cerevel’s directors and officers shall, if requested, deliver a customary lock-up agreement in connection with any underwritten public offering, subject to certain customary exceptions.

Moreover, under the Amended and Restated Registration and Shareholder Rights Agreement, each of Bain Investor and Pfizer agree to cast all votes to which such entities are entitled such that the New Cerevel Board shall be constituted as described above in “—Board of Directors.” For so long as Bain Investor holds an amount of New Cerevel equity securities that is equal to 50% or more of the amount of securities it held at Closing, it shall be entitled to nominate four directors, with such right (i) decreasing to three directors at such time when Bain Investor holds equal to or greater than 35% but less than 50% of the amount of securities it held at Closing; (ii) decreasing to two directors at such time when Bain Investor holds equal to or greater than 20% but less than 35% of the amount of securities it held at the Closing; (iii) decreasing to one director at such time when Bain Investor holds equal to or greater than 5% but less than 20% of the amount of securities it held at the Closing; and (iv) terminating at such time when Bain Investor holds less than 5% of the amount of securities it held at the Closing. For so long as Pfizer holds an amount of New Cerevel equity securities that is equal to 50% or more of the amount of securities it held at the Closing, it shall be entitled to nominate two directors, with such right (i) decreasing to one director at such time when Pfizer holds equal to or greater than 20% but less than 50% of the amount of securities it held at the Closing; and (ii) terminating at such time when Pfizer holds less than 20% of the amount of securities it held at the Closing. Additionally, for so long as Bain Investor holds an amount of New Cerevel equity securities that is equal to 60% or more of the amount of securities it held at the Closing, it shall be entitled, with the prior written consent of Pfizer (which consent may not be unreasonably withheld, conditioned or delayed), to nominate two unaffiliated directors to the New Cerevel Board. Finally, for so long as Pfizer holds at least 20% of the amount of securities it held at closing, Pfizer has the right to designate one non-voting observer to attend each meeting of the New Cerevel Board or its committees.

In addition, under the Amended and Restated Registration and Shareholder Rights Agreement, in the event that New Cerevel proposes to issue any capital stock, subject to certain customary exceptions (“New Securities”), each Sponsor Holder has the right to purchase, in lieu of the person to whom New Cerevel proposed to issue such New Securities, its pro rata proportion of such New Securities. Such preemptive rights will terminate on the earlier to occur of the seventh anniversary of the Closing and (i) in the case of Bain Investor, the date on which Bain Investor beneficially owns less than 50% of the amount of securities it held at Closing, (ii) in the case of Pfizer, the date on which Pfizer beneficially owns less than 50% of the amount of securities it held at Closing or Bain Investor beneficially owns less than 50% of the amount of securities it held at Closing and (iii) in the case of the Perceptive Shareholders, the date on which the Perceptive Shareholders beneficially own less than 80% of the amount of securities they held at Closing or Bain Investor beneficially owns less than 50% of the amount of securities it held at Closing.

Finally, pursuant to the Amended and Restated Registration and Shareholder Rights Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) any Sponsor Holder, (ii) any member of the New Cerevel Board, non-voting observer or any officer who is not New Cerevel’s or any of its subsidiaries’ full-time employee or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of any Sponsor Holder who is not New Cerevel’s or any of its subsidiaries’ full-time employee (any such person listed in (i), (ii) or (iii) being referred to herein as an External Party). Therefore, New Cerevel will renounce any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

Transaction Support Agreements

Concurrently with the execution of the Subscription Agreements, Cerevel and certain holders of ARYA’s Class A ordinary shares participating in the PIPE Financing entered into shareholder support agreements (the “ARYA Shareholder Transaction Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the shareholders of ARYA all of its ordinary shares held of record or thereafter acquired in favor of the Business Combination and the other Transaction Proposals (as defined in the Business Combination Agreement), (ii) not to redeem any such securities in connection with the Business Combination, and (iii) to be bound by certain transfer restrictions with respect to such securities, unless (and only for the duration) that the trading price of ARYA’s Class A ordinary shares on the Nasdaq Capital Market exceeds $15.00 per share.

Within one business day of the signing of the Business Combination Agreement, each of Pfizer, the Bain Investor and the other shareholders of Cerevel (collectively, the “Cerevel Shareholders”) entered into a Transaction Support Agreement (collectively, the “Cerevel Shareholder Transaction Support Agreements”) with ARYA, pursuant to which the Cerevel Shareholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Jake Bauer, Chad Robins, Todd Wider and Cerevel entered into the Sponsor Letter Agreement, pursuant to which the Sponsor and each of Jake Bauer, Chad Robins and Todd Wider has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of ARYA or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in ARYA prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Background to the Business Combination

ARYA is a blank check company incorporated on February 20, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, ARYA utilized the global network and investing, industry and sector and transaction experience of Sponsor, ARYA’s management and the ARYA Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among ARYA, Cerevel, Bain Investor, Pfizer and their respective representatives and advisors.

In May 2020, prior to the closing of ARYA’s initial public offering, ARYA issued 3,737,500 founder shares to Sponsor in exchange for a capital contribution of $25,000, and Sponsor subsequently transferred 30,000 founder shares to each of Messrs. Bauer, Robins and Wider. On June 9, 2020 ARYA completed its initial public offering of 14,950,000 units at a price of $10.00 per unit generating gross proceeds of $149.5 million before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-third of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, ARYA completed the private placement of 499,000 private placement units at a price of $10.00 per private placement unit to Sponsor. Each private placement unit consisted of one Class A ordinary share and one private placement warrant. The private placement warrants forming a part of the private placement units sold in the private placement are substantially identical to the public warrants forming a part of the units sold in the initial public offering, except that (a) Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of ARYA’s initial business combination and (b) the private placement warrants are not redeemable by ARYA so long as they are held by Sponsor or its permitted transferees, and, once they become exercisable, they may be exercised by Sponsor and its permitted transferees on a cash or cashless basis. Prior to the consummation of ARYA’s initial public offering, neither ARYA, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving ARYA.

Following the completion of its initial public offering, ARYA’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging Sponsor’s network of investment bankers, private equity firms and hedge funds (including Perceptive Advisors LLC (“Perceptive Advisors”) and its affiliates), consulting firms, legal and accounting firms and numerous other business relationships, as well as the prior experience and network of ARYA’s officers and directors. Specifically, ARYA’s directors and officers targeted potential business combination targets in the growing life sciences and medical technology sectors which ARYA’s directors and officers believed, based on their experience, could satisfy all (or a portion of) the following key criteria for a business combination target: (a) have a scientific or other competitive advantage in the markets in which they operate and which can benefit from access to additional capital as well as ARYA’s directors’ and officers’ industry relationships and expertise; (b) achieve a reasonably expeditious timeline to both signing and closing based on the target’s preparedness and readiness to engage in a transaction and be a public company, with strong management, corporate governance and reporting policies in place; (c) be well received by public investors and are expected to have good access to the public capital markets in the future; (d) have significant embedded and/or underexploited growth opportunities; (e) exhibit unrecognized value or other characteristics that have been unevaluated by the market based on its analysis and scientific and business due diligence review; and (f) offer attractive risk-adjusted equity returns for ARYA’s shareholders.

During this targeted search, ARYA identified an initial set of twenty potential business combination targets to further explore and evaluate and proceeded to conduct varying levels of preliminary due diligence on each, with a preliminary focus on certain targets with whom ARYA’s directors and officers or Sponsor were already familiar through their network and investment activities and that they felt were unique and attractive and could satisfy all (or a portion of) the key criteria for a business combination target, including, in the case of Cerevel, among other things, the ability to achieve an expeditious timeline to both signing and closing based on its preparedness and readiness to engaged in a business combination and be a public company. ARYA’s preliminary due diligence exercise included evaluations of various aspects of the twenty companies, including their product candidate pipelines an related pharmacological data, their market potential and financial information, in each case based on publicly available information and other market research available to the management team and its advisors. Following this preliminary evaluation of these twenty companies, ARYA determined to focus its resources and efforts in the near-term on three potential targets (including Cerevel), which ARYA believed, based on this preliminary evaluation and the experience of its officers and directors, were most suitable for a business combination due to the strength of the following factors relative to the other potential targets: (a) the equity valuation ascribed to the potential target by ARYA’s directors and officers; (b) the product candidate pipeline of the potential target and its future growth prospects; and (c) its preparedness for a business combination and its readiness to be a public company, as well as the ability to achieve and expeditious timeline to both signing and closing based on these factors.

Cerevel and these two other potential business combination targets are each pre-commercial biopharmaceutical companies with product candidate pipelines that ARYA believes require additional funding to further the targets’ research and developments efforts, with equity values ranging from $500 million to $800 million (based on preliminary diligence and valuation analysis conducted by ARYA and its representatives). Each of the three potential business combination targets considered by ARYA and its representatives was being contemplated by ARYA as a transaction in which the consideration received by the target’s equityholders would primarily (if not exclusively) consist of shares of ARYA. ARYA engaged in varying levels of additional discussions, negotiations and due diligence with these three potential targets. However, by June 28, 2020, the date on which ARYA and Cerevel reached agreement on a term sheet (as described below), no terms sheets or letters of intent were submitted with respect to the other two potential business combination targets, and ARYA ceased discussions with them. ARYA ultimately determined to abandon its two other potential business combination opportunities because of, among other things: (a) the level of engagement by, and advanced negotiations and discussions with, Cerevel, as compared to the two other potential business combination targets where engagement was more limited and negotiations and discussions did not progress as rapidly, including with respect to having a preliminary agreement on key terms and conditions of a potential transaction; (b) Cerevel’s willingness to enter into the term sheet discussed below on terms that ARYA’s directors and officers believed were attractive; (c) ARYA’s directors’ and officers’ belief, based on their preliminary evaluation and the terms of the term sheet, that Cerevel was the most attractive potential business combination target that met its key criteria in a target; (d) ARYA’s directors’ and officers’ belief, based on information received from Cerevel, that if ARYA did not promptly enter into a term sheet with Cerevel and work towards a potential business combination, Cerevel would explore other strategic alternatives; and (e) Cerevel’s preparedness and willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination and, thereafter, become a public company, as compared to the other two potential business combination targets.

ARYA believed that Cerevel provided ARYA with the most attractive potential business combination because of (a) its broad portfolio of eleven assets that target large markets with significant unmet need, including schizophrenia, epilepsy and Parkinson’s disease; (b) its differentiated understanding of disease-related biology and neurocircuitry of the brain with advance chemistry to develop novel therapies for CNS diseases; (c) its progress towards multiple near and medium-term catalysts with eight data readouts and multiple investigational new drug application submissions expected by the end of 2023; and (d) its seasoned management team with extensive expertise in neuroscience and strong track record of over twenty prior drug approvals and commercialization.

Negotiations with Cerevel

On June 11, 2020, Adam Stone, the Chief Executive Officer of ARYA, reached out to N. Anthony Coles, M.D., President, Chief Executive Officer and Chairperson of Cerevel and Adam Koppel of Bain Investor with an informational presentation regarding ARYA and a potential transaction between ARYA and Cerevel. On June 15, 2020, representatives of ARYA, including Adam Stone, Konstantin Poukalov, Chief Business Officer of ARYA, and Michael Altman, Chief Financial Officer and Director of ARYA, held a telephonic meeting with Dr. Coles of Cerevel and Will Cozean, Christopher Gordon and Adam Koppel of Bain Investor. At the meeting, the participants discussed Cerevel’s business and strategic prospects, as well as how a potential business combination involving ARYA and Cerevel would be potentially structured and the potential benefits of a business combination involving ARYA and Cerevel. The respective representatives of the parties participating in the telephonic meeting expressed interest in further exploring a potential business combination and determined that ARYA and Cerevel should enter into a mutual confidential disclosure agreement in order to do so and that ARYA should propose key terms for a potential business combination between the parties to be memorialized in a term sheet.

On June 16, 2020, Kirkland & Ellis LLP (“K&E”), counsel to ARYA, provided Goodwin Proctor LLP (“Goodwin”), counsel to Cerevel, and Ropes & Gray LLP (“Ropes”), counsel to Bain Investor, with (a) a draft mutual confidential disclosure agreement which contained, among other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which Cerevel waived any right, title, interest or claim in ARYA’s trust account and agreed not to seek recourse against ARYA’s trust account for any reason and (b) a draft non-binding term sheet setting forth the key terms with respect to a potential business combination transaction involving ARYA and Cerevel (the “Term Sheet”). Between June 16, 2020 and June 28, 2020, K&E, on the one hand, and Goodwin and Ropes, on the other hand, exchanged multiple revised drafts of the Term Sheet, the details of which are more fully described below, and had telephone conversations concerning the key terms with respect to a potential business combination that are more fully described below.

The initial draft of the Term Sheet provided by K&E to Goodwin and Ropes proposed the following key terms with respect to a potential business combination: (a) an implied Cerevel equity value of $725,000,000 that would be subject to certain adjustments, including for Cerevel transaction expenses and change of control costs and payments; (b) a $200 million PIPE financing, of which $30 million would be funded by Perceptive PIPE Investor; (c) a six month lock-up period applicable to the shares of common stock of New Cerevel issued to existing Cerevel shareholders in connection with the Merger and shares of common stock of New Cerevel issued to Perceptive PIPE Investor in the PIPE Financing; (d) the key Cerevel shareholders and Perceptive PIPE Investor would be entitled to demand registration rights commensurate with their respective ownership in the New Cerevel, which could be exercised pursuant to a shelf registration statement, and customary piggyback registration rights; (e) the parties would further discuss and mutually agree to a post-closing management equity compensation plan, including the size and terms of the plan; (f) the initial size of the New Cerevel Board would be mutually agreed upon by ARYA and Cerevel and the New Cerevel Board would be divided into three classes of directors with “staggered” terms, with Cerevel and Sponsor having the right to each designate a number of individuals to serve on the New Cerevel Board commensurate with their respective post-closing ownership; (g) representations, warranties and pre-closing covenants not surviving the closing of the proposed transaction; (h) the transaction being subject to customary closing conditions, including that the aggregate cash proceeds from the “trust account” and PIPE financing are not less than a mutually agreed amount (after giving effect to any redemptions by ARYA shareholders); and (i) a mutual exclusivity period expiring on the later of 60 days following the execution of the Term Sheet and the time at which either party gives written notice to the other party of termination, with ARYA having the right to terminate exclusivity during first 30 days following the execution of the Term Sheet or at any time if there was a material and adverse effect on Cerevel.

On June 23, 2020, Goodwin and Ropes provided K&E with a revised draft of the Term Sheet that proposed the following material revisions: (a) an implied Cerevel equity value of $825,000,000 that is not subject to adjustment, with only the value of the vested Cerevel equity securities being part of the implied equity value (i.e., the unvested equity awards would not reduce the share consideration otherwise issuable to the vested Cerevel equity securities and instead would convert based on the same exchange ratio utilized for purposes of converting such vested equity securities); (b) Cerevel’s shareholders participating in the PIPE Financing could pre-fund their PIPE Financing commitment to fund pre-closing operations of Cerevel and that PIPE terms would include a requirement that PIPE investors who are also shareholders of ARYA enter into a support agreement under which they would agree to vote in favor of and not redeem any ARYA shares in connection with the proposed transaction; (c) if ARYA’s unpaid or contingent liabilities are greater than a to-be-determined threshold, then Sponsor would either (i) forfeit Class B ordinary shares with a value equal to such excess (based on an implied value of $10 per share) or (ii) pay such excess to New Cerevel upon the consummation of the business combination; (d) all private placement warrants held by Sponsor would be forfeited; (e) all shares of New Cerevel Common Stock held by Sponsor, Perceptive PIPE Investor and their respective affiliates would be subject to the six-month lock-up period; (f) the initial New Cerevel Board would be composed of the existing Cerevel board of directors and one individual designated by Sponsor; (g) the aggregate cash proceeds condition would be a Cerevel condition to closing only with an aggregate cash proceeds threshold of $250,000,000, with the aggregate cash proceeds being calculated net of ARYA liabilities; (h) the addition of a Cerevel condition to closing that no single shareholder of New Cerevel (other than Bain Investor, the Pfizer Investor, Sponsor or Perceptive PIPE Investor) would own in excess of 9.9% of the voting shares of New Cerevel, and no three shareholders of New Cerevel (excluding Bain Investor, the Pfizer Investor, Sponsor or Perceptive PIPE Investor) shall own in excess of 25% of the voting shares of New Cerevel; (i) the representation and warranty closing bring-down of Cerevel and ARYA would each be subject to a “material adverse effect” standard; (j) deleting the ARYA condition to closing that there has been no Cerevel material adverse effect; and (k) an exclusivity period expiring on the later of 30 days following the execution of the Term Sheet and the time at which either party gives written notice to the other party of termination, with Cerevel having the ability to terminate exclusivity at any time if ARYA proposes a decrease to the implied Cerevel equity value or any adverse change to any other material term of the proposed business combination reflect in the Term Sheet.

On June 25, 2020, K&E provided Goodwin and Ropes with a further revised draft of the Term Sheet that proposed the following material revisions: (a) an implied Cerevel equity value of $750,000,000, with a footnote that absence of adjustments for change of control costs and payments and other items being acceptable subject to confirmatory due diligence; (b) a $25,000,000 cap on the amount of the PIPE Financing that target shareholders could pre-fund prior to the Closing (the “Pre-Closing Funding Cap”), and the parties would endeavor to (rather than being required to) have existing ARYA shareholders also participating in the PIPE Financing enter into support agreements; (c) deleting the provision under which Sponsor would either forfeit Class B ordinary shares or pay New Cerevel in respect of unpaid or contingent liabilities greater than a to-be-determined threshold; (d) deleting the provision that all private placement warrants held by Sponsor would be forfeited; (e) the aggregate cash proceeds condition being a condition to closing of both Cerevel and ARYA; (f) certain representations and warranties of both Cerevel and ARYA being subject to at an “in all material respects” or “de minimis” standard for purposes of the closing bring-down; (g) the re-addition of the ARYA condition to closing that there has been no Cerevel material adverse effect; and (h) a requirement that key Cerevel shareholders enter into transaction support agreements or provide a written consent promptly after signing.

On June 26, 2020, Dr. Coles, Dr. Koppel and Mr. Stone held a telephonic meeting to discuss the remaining material open items in the Term Sheet, including the implied Cerevel equity value included therein. Following such telephonic meeting, Goodwin and Ropes provided K&E with a further revised draft of the Term Sheet that proposed the following material revisions: (a) an implied Cerevel equity value of $780,000,000; (b) providing that the Pre-Closing Funding Cap shall increase in $12,000,000 increments if the closing of the proposed transaction did not occur by specified dates; (c) the aggregate cash proceeds condition being a condition to closing of Cerevel only; and (d) only the absence of a “continuing” Cerevel material adverse effect would be a condition to closing of ARYA.

On June 28, 2020, K&E provided Goodwin and Ropes with a final, revised draft of the Term Sheet that accepted the revisions proposed by Goodwin and Ropes in the June 26, 2020 draft of the Term Sheet and added an illustrative pro forma ownership capitalization table. On the same day, following the receipt of the final draft Term Sheet, Adam Stone executed the Term Sheet on behalf of ARYA and Dr. Coles subsequently executed the Term Sheet on behalf of Cerevel, and at this time the parties became subject to the binding exclusivity period provided for therein and that, subject to exceptions described herein, ended on the later of (a) 5:00 p.m. Eastern Time on July 28, 2020 (30 days after the execution of the Term Sheet) and (b) the time at which either party gave written notice to the other party of termination thereof.

During the negotiation period of the Term Sheet, ARYA and its representatives continued to conduct preliminary business and financial due diligence with respect to Cerevel and its business (including its product candidate pipeline) and researched Cerevel’s markets and outlook in connection with exploring a potential business combination.

On June 29, 2020, (a) ARYA and Cerevel entered into a mutual confidential disclosure agreement pursuant to which ARYA and Cerevel agreed to exchange confidential information in order to further evaluate, negotiate, pursue and consummate a potential business combination transaction and (b) Perceptive Advisors and Cerevel entered into a substantially similar mutual confidential disclosure agreement.

On June 30, 2020, Cerevel provided ARYA and its advisors with access to an online data room for purposes of conducting further business, operational, financial, legal, tax, intellectual property, insurance, key partnership arrangements and other due diligence with respect to Cerevel. Between June 30, 2020 and July 24, 2020, representatives of ARYA, including its directors and officers, and Sponsor, conducted further business, financial and other due diligence with respect to Cerevel and, over the same period of time, ARYA’s legal and tax advisors conducted due diligence with respect to Cerevel. Before reaching the determination that it was in the best interests of ARYA and its shareholders to approve the proposed transaction, during the ARYA Board meeting to consider the approval of the proposed transaction, the ARYA Board was provided with high-level summaries of the due diligence process and key due diligence findings of ARYA’s directors’ and officers’, Sponsor’s and their respective representatives’ and advisors’ due diligence. The due diligence process included the following:

•	a comprehensive review of the materials provided in the online data room;

•	requests for follow-up data and information from Cerevel, including Cerevel management responses to due diligence questions;

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meetings and calls with Cerevel’s management team, including Kathy Yi, Mark Bodenrader, Bryan Phillips, Raymond Sanchez, John Renger and Jonathan Parker, regarding Cerevel’s business and product candidates, operations, projections and technical diligence matters, as well as tax and legal matters, including those related to intellectual property and information technology matters, regulatory matters and clinical operations, corporate matters (including material contracts, capitalization and other customary corporate matters), labor and employment matters, environmental matters and international trade matters;

•	review of publicly available key competitor data;

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due diligence calls and discussions with independent third party industry experts (including academic research specialists, various professors of pharmacology, psychiatry, behavioral sciences and neuroscience, a scientific research officer at a biotech company and a practicing neurologist);

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a financial and valuation analysis, including review of certain financial information provided by Cerevel and comparisons to certain publicly traded companies and certain companies acquired in recent mergers and acquisitions transactions;

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a summary by ARYA management to the ARYA Board with respect to their key findings with respect to their business, operational and financial due diligence, which report also included a high-level summary of the tax and legal due diligence findings by ARYA’s various tax and legal advisors engaged in connection with the transaction, including Fenwick & West LLP (intellectual property matters), King & Spalding LLP (regulatory and clinical operations matters), K&E (legal matters not covered by Fenwick & West LLP or King & Spalding LLP) and KPMG LLP (tax matters); and

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reports by each of Fenwick & West LLP, King & Spalding LLP, K&E and KPMG LLP which were provided to ARYA management on or around July 24, 2020 and were included in the materials provided to the ARYA Board in advance of the July 28, 2020 meeting of the ARYA Board (described below).

On June 30, 2020, representatives of ARYA, including Messrs. Stone, Poukalov and Altman, representatives of Cerevel, including Dr. Coles, Ms. Yi, and Messrs. Bodenrader, Calistri and Phillips, representatives of Bain Investor, including Messrs. Cozean, Gordon and Koppel, and advisors of each of ARYA, Cerevel and Bain Investor (including K&E, Goodwin, Ropes and Jefferies LLC (“Jefferies”) and Goldman Sachs & Co. LLC (“Goldman”, and together with Jefferies, the “Placement Agents”) as the private placement agents to ARYA)) conducted a meeting telephonically on which the parties, Bain Investor and their representatives and advisors discussed the timeline and steps to signing a definitive written agreement providing for a potential business combination, and discussed and tentatively agreed pursuant to a work plan ultimately leading to the signing of a definitive written agreement providing for the potential business combination on or around July 30, 2020. Between the date of the initial telephonic meeting on June 30, 2020 and July 29, 2020, representatives of ARYA, including Messrs. Stone, Poukalov and Altman, representatives of Cerevel, including Dr. Coles, Ms. Yi, Messrs. Bodenrader, Calistri and Phillips, representatives of Bain Investor, including Messrs. Cozean, Gordon and Koppel, and advisors of each of ARYA, Cerevel and Bain Investor conducted weekly telephonic meetings to further refine the transaction timeline and steps and related work plan and a smaller subset of representatives and advisors of ARYA, Cerevel and Bain Investor conducted nearly daily telephonic meetings to discuss progress on, and provide updates with respect to, key work streams and other aspects of the potential business combination.

Between June 30, 2020 and July 17, 2020, representatives of ARYA, including Messrs. Stone, Poukalov and Altman, representatives of Cerevel, including Dr. Coles, Ms. Yi, Messrs. Bodenrader, Calistri and Phillips, representatives of Bain Investor, including Messrs. Cozean, Gordon and Koppel, and advisors of ARYA, Cerevel and Bain Investor exchanged numerous revised drafts of, and held various calls and meetings to discuss, the investor management presentation to be provided to potential investors in the PIPE Financing, including the use of proceeds to be included therein, research analyst coverage and outstanding information requests related thereto.

On July 7, 2020, K&E provided the initial draft of the Business Combination Agreement to Goodwin and Ropes. Between July 7, 2020 and July 29, 2020, K&E, on the one hand, and Goodwin and Ropes, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement and the related ancillary documents, the details of which are more fully described below, and had telephone conversations and negotiations concerning these documents and agreements, which included, in certain instances, representatives of ARYA, including Messrs. Stone, Poukalov and Altman, representatives of Cerevel, including Dr. Coles, Ms. Yi and Messrs. Bodenrader, Calistri and Phillips, and representatives of Bain Investor, including Messrs. Cozean, Gordon and Koppel. Pfizer also reviewed drafts of the Business Combination Agreement and the related ancillary documents and provided its feedback on these documents.

On July 13, 2020, Goodwin and Ropes provided K&E with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions: (a) the ARYA share consideration being allocated to Cerevel shareholders and holders of equity awards based on an allocation schedule to be delivered by Cerevel to ARYA prior to the Closing, with, among other changes, an aggregate cap on the number of shares of New Cerevel Common Stock allocated to Cerevel shareholders and holders of vested Cerevel equity awards based on the implied Cerevel equity value of $780.0 million; (b) for purposes of determining whether the aggregate transaction proceeds condition is satisfied, ARYA liabilities includes all liabilities that would be accrued on a GAAP balance sheet or that are otherwise ascertainable (as opposed to only including those that are actually due and payable and specifically excluding any contingent or other types of liabilities); (c) a carve-out to the exclusivity provision and interim operating covenants allowing Cerevel to negotiate and enter into royalty-based transactions, drug development partnerships and similar transactions (such transactions or partnerships, “Specified Strategic Transactions”) between signing and Closing; (d) HSR filing fees would be paid 50% by ARYA and 50% by Cerevel (as opposed to all HSR filing fees being paid by Cerevel); (e) certain revisions to the interim operating covenants of Cerevel, including (i) the deletion of the covenant restricting the ability of Cerevel to sell or place liens on material assets or properties and the covenant restricting the ability of Cerevel to take certain actions with respect to “material contracts” (including partnership or similar agreements, affiliate contracts and contracts containing change of control costs or payments), such as entering into, amending or terminating any such contract, and (ii) insertion of a carve-out allowing Cerevel to take any actions that would otherwise be restricted by the interim operating covenants if necessary to protect the business in response to COVID-19; (f) Cerevel having the right to replace any of its proposed designees to the New Cerevel Board or any of the proposed post-Closing officers of New Cerevel between signing and Closing in its discretion (as opposed to ARYA having a reasonable consent right over any such changes); (g) the addition of a footnote that the right of the ARYA director designee to serve as a member of the New Cerevel Board committees is an open point to be discussed by the parties; (h) the addition of qualifications and limitations to the interim operating covenants of ARYA, including the deletion of the ability of ARYA to incur up to $2 million of debt between signing and Closing; (i) representations and warranties with respect to Cerevel change of control costs and payments, certain capitalization matters of Cerevel and no Cerevel “material adverse effect” since March 31, 2020 being brought down to a “material adverse effect” standard, rather than an “in all material respects” or flat standard, as applicable, for purposes of the Closing bring-down; (j) the parties only having post-termination liability as a result of a willful and intentional breach, as opposed to post-termination liability as a result of a willful or material breach or actual fraud; and (k) a covenant requiring ARYA to notify Cerevel of, and give Cerevel the right to participate in and control the defense or settlement of, any transaction litigation.

On July 15, 2020, a conference call between K&E, on the one hand, and Ropes and Goodwin, on the other hand, was held to discuss certain issues and other matters related to the July 13, 2020 draft of the Business Combination Agreement. On July 17, 2020, K&E provided Goodwin and Ropes with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions: (a) a cap on the aggregate number of shares of New Cerevel Common Stock that could be subject to the unvested equity awards of Cerevel, and that all such unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards settled or exercisable for shares of New Cerevel Common Stock, as applicable, based on the same exchange ratio at which the vested Cerevel equity awards are exchanged for shares of New Cerevel Common Stock or comparable equity awards, as applicable; (b) for purposes of determining whether the aggregate transaction proceeds condition is satisfied, ARYA liabilities only includes liabilities that would be accrued on a balance sheet in accordance with GAAP (as opposed to also including liabilities that are otherwise ascertainable, whether or not such liabilities are due and payable as of such time); (c) Specified Strategic Transactions do not include transactions or partnerships that contemplate the issuance of equity securities of Cerevel or its affiliates; (d) the addition of interim operating covenants prohibiting Cerevel from taking certain actions with respect to affiliate contracts or contracts containing change of control costs or payments, such as entering into, amending or terminating any such contract; (e) Cerevel may only take actions in response to COVID-19 if such actions do not violate certain interim operating covenants of Cerevel (e.g., issuance of equity, declaring dividends, etc.); (f) ARYA’s designee to the New Cerevel Board being entitled to serve on any of the New Cerevel Board committees; (g) representations and warranties with respect to Cerevel change of control costs and payments and certain capitalization matters of Cerevel being brought down to an “in all material respects” standard for purposes of the Closing bring-down, and the representation and warranty that there has been no Cerevel “material adverse effect” since March 31, 2020 being brought down to a flat standard for purposes of the Closing bring-down, provided that such bring-down is deemed to be satisfied if no Cerevel “material adverse effect” is continuing at Closing; (h) the parties also having post-termination liability as a result of actual fraud, and any termination of the Business Combination Agreement does not affect the ability of a party to make a claim under any ancillary document related to the Business Combination Agreement; (i) the transaction litigation covenant being a mutual covenant of both Cerevel and ARYA to, among other things, inform the other of any transaction litigation, with each party only having a participation (as opposed to control) right over any such transaction litigation of the other; and (j) a carve-out to ARYA’ interim operating covenants allowing ARYA to use its funds held by ARYA outside the trust account to pay its expenses and liabilities or pay over any such funds to Sponsor or any of its affiliates prior to the Closing.

On July 21, 2020, Goodwin and Ropes provided K&E with a further revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions: (a) the number of shares of New Cerevel Common Stock reserved for issuance under the Incentive Equity Plan being increased annually in an amount equal to four percent of the shares of New Cerevel Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Incentive Equity Plan; (b) the introduction of the Employee Stock Purchase Plan, with the number of shares of New Cerevel Common Stock reserved for issuance under the Employee Stock Purchase Plan being increased annually in an amount equal to one percent of New Cerevel Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Employee Stock Purchase Plan; (c) ARYA’s designee to the New Cerevel Board being entitled to only serve on one of the New Cerevel Board committees; (d) Cerevel having the right to control any transaction litigation (whether of Cerevel or ARYA); (e) representations and warranties with respect to Cerevel change of control costs and payments and certain capitalization matters being brought down to a “material adverse effect” standard for purposes of the Closing bring-down; (f) termination of the Business Combination Agreement does not affect the ability of a party to bring a claim under the Subscription Agreement and Confidentiality Agreements only, with no ability to bring post-termination claims under other ancillary documents related to the Business Combination Agreement; and (g) ARYA may not pay any funds held by ARYA outside the trust account to Sponsor or any of its affiliates prior to the Closing.

Between July 22, 2020 and July 29, 2020, K&E, on the one hand, and Goodwin and Ropes, on the other hand, held numerous conference calls to discuss and negotiate the outstanding issues and other matters in the Business Combination Agreement, which included conference calls held on July 26, 2020 and July 28, 2020 between K&E and representatives of ARYA, including Messrs. Stone, Poukalov and Altman, on the one hand, and Goodwin, Ropes, and representatives of Cerevel, including Dr. Coles, Ms. Yi, Messrs. Bodenrader and Phillips, and representatives of Bain Investor, including Messrs. Cozean, Gordon and Koppel, on the other hand. During this same time period, K&E, on the one hand, and Goodwin and Ropes, on the other hand, exchanged revised drafts of the Business Combination Agreement and the parties came to agreement on the outstanding issues and other matters in the Business Combination Agreement, including (a) the overall suite of other representations, warranties and covenants to be provided by each party under the Business Combination Agreement; (b) the size and terms of the Incentive Equity Plan and the Employee Stock Purchase Plan (including, in each case, agreement to the automatic annual increase in the number of shares of New Cerevel Common Stock reserved under each); (c) ARYA’s designee to the New Cerevel Board being an individual mutually agreed to by Cerevel and ARYA prior to the mailing of this proxy statement/prospectus, with Cerevel determining which New Cerevel Board committees such designee serves on (if any); (d) the manner for determining the Cerevel designees to the New Cerevel Board; (e) the Closing bring-down standard for certain Cerevel representations and warranties (including the Closing bring-down standard for the representations and warranties with respect to Cerevel change of control costs and payments (which was agreed to be brought down to an “in all material respects” standard)); (f) the parties having the right to bring claims under other ancillary documents related to the Business Combination Agreement upon termination of the Business Combination Agreement (to the extent allowed under such other ancillary documents related to the Business Combination Agreement); (g) Cerevel having the right to control transaction litigation; and (h) ARYA having the ability to pay over any funds held by ARYA outside the trust account to Sponsor or any of its affiliates prior to the Closing. On July 29, 2020, Mr. Stone, on behalf of ARYA in his capacity as Chief Executive Officer of ARYA, Mr. Poukalov, on behalf of Merger Sub in his capacity as Chief Business Officer and Secretary of Merger Sub, and Dr. Coles, on behalf of Cerevel in his capacity as Chief Executive Officer of Cerevel, executed the Business Combination Agreement. For further information related to the final resolution of the provisions of the Business Combination Agreement, please see the section entitled “Business Combination Proposal.”

Beginning in early July 2020, representatives of the Placement Agents held conversations with potential investors with respect to the PIPE Financing. ARYA, Cerevel and Bain Investor came to agreement on the proposed size and terms of the PIPE Financing and K&E, Goodwin, Ropes and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Placement Agents, exchanged drafts of the form of Subscription Agreement to be used in the PIPE Financing. On July 24, 2020, a draft of the form of Subscription Agreement was distributed to potential Other PIPE Investors with respect to the PIPE Financing. Between July 24, 2020 and July 29, 2020, K&E, Goodwin and Ropes collectively negotiated the terms and exchanged drafts of the Subscription Agreements with the potential Other PIPE Investors and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties, registration rights and indemnification provisions set forth therein, and responded to follow-up questions and comments related thereto, particularly with respect to the Closing process and the expected timeline for consummating the Business Combination. During this time, the potential Other PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts. On July 29, 2020, a final version of the Subscription Agreement was distributed to the potential Other PIPE Investors, which reflected the outcome of negotiations between ARYA, Cerevel, Bain Investor and the potential Other PIPE Investors and their respective representatives and advisors. On July 29, 2020, the potential Other PIPE Investors that had chosen to participate in the PIPE Financing indicated their final subscription amounts and delivered executed Subscription Agreements to K&E.

Between July 15, 2020 and July 29, 2020, K&E, Goodwin and Ropes drafted and negotiated the disclosure schedules to the Business Combination Agreement and drafted and negotiated certain other ancillary documents, including Sponsor Letter Agreement, the Registration and Shareholder Rights Agreement and the Cerevel Shareholder Transaction Support Agreements and, among other terms, the circumstances in which one party could bring a claim against the other if the Business Combination Agreement was terminated. On July 29, 2020, final versions of such ancillary documents were distributed to the ARYA Parties, Cerevel, Pfizer, Bain Investor and the other parties thereto which reflected the outcome of the negotiations between the parties and their respective representatives and advisors and the parties to such ancillary documents to be delivered at signing delivered executed versions.

On July 27, 2020, a draft of the form of ARYA Shareholder Transaction Support Agreement was distributed to certain Other PIPE Investors that ARYA believed were also then-existing ARYA shareholders. Between July 27, 2020 and July 29, 2020, K&E, Goodwin and Ropes collectively negotiated the terms of the ARYA Shareholder Transaction Support Agreements with such Other PIPE Investors and their respective representatives and advisors, including with respect to, among other things, such Other PIPE Investors agreeing to vote at any meeting of the shareholders of ARYA in favor of the Business Combination, redemption restrictions with respect to such Other PIPE Investor’s Class A ordinary shares and certain transfer restrictions and exceptions to such restrictions. On July 28, 2020 and July 29, 2020, final versions of the ARYA Shareholder Transaction Support Agreements were distributed to the applicable Other PIPE Investors, which reflected the outcome of negotiations between ARYA, Cerevel, Bain Investor, such PIPE Investors and their respective representatives and advisors. On July 29, 2020, the certain of the applicable PIPE Investors delivered their executed ARYA Shareholder Transaction Support Agreements.

On July 28, 2020, a telephonic meeting of the ARYA Board was held with representatives of K&E, Ogier, counsel to ARYA with respect to matters of Cayman Islands law, and ARYA’s management in attendance. At the meeting, the ARYA Board was provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the related ancillary documents and the due diligence process and findings with respect to Cerevel (including a brief summary of the key findings from the due diligence review conducted by representatives and advisors of ARYA). In addition, members of the ARYA Board disclosed and acknowledged any conflicts of interests of the members of the ARYA Board with respect to the proposed Business Combination. Based on the factors cited in “ —The ARYA Board’s Reasons for the Business Combination” and in light of the fact that the implied fair market value of the vested equity of Cerevel to be acquired in the Business Combination was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the ARYA Board then unanimously adopted and approved, among others, resolutions (a) determining that it is in the best interests of ARYA and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto (including the Domestication, the Merger and the PIPE Financing); (b) adopting and approving the Business Combination Agreement and ancillary documents thereto and approving ARYA’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the Domestication, the Merger and the PIPE Financing (part of which would be issued to an affiliate of Sponsor); (c) recommending that the ARYA shareholders vote in favor of the Business Combination Proposal, the Domestication Proposal, each of the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Equity Stock Purchase Plan Proposal and the Adjournment Proposal; and (d) adopting and approving, conditioned upon the Closing and the receipt of the required ARYA shareholders vote in favor of the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, as applicable, the Incentive Equity Plan and the Employee Stock Purchase Plan and that the applicable number of shares of New Cerevel Common Stock as set forth in the Business Combination Agreement be reserved for issuance under each of the Incentive Equity Plan and the Employee Stock Purchase Plan. The ARYA Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that ARYA’s directors and officers and the other representatives of ARYA had substantial experience in evaluating the operating and financial merits of companies similar to Cerevel and reviewed certain financial information of Cerevel and compared it to certain publicly traded companies, selected based on the experience and the professional judgement of ARYA’s directors and officers, and concluded that the experience and background of ARYA’s directors and officers members, the members of the ARYA Board and the other representatives of ARYA enabled the ARYA Board to make the necessary analyses and determinations regarding the Business Combination.

On July 27, 2020, the Cerevel board of directors held a meeting and adopted resolutions approving, among other things, the execution and delivery of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.

On July 29, 2020, the parties entered into the Business Combination Agreement and the related ancillary documents and the PIPE Investors executed and delivered the Subscription Agreements and applicable ARYA Shareholder Transaction Support Agreements, which provided for binding subscriptions to purchase an aggregate of 32 million shares of New Cerevel Common Stock at $10.00 per share less any amounts pre-funded by Bain Investor on a dollar-for-dollar basis.

On July 30, 2020, ARYA and Cerevel issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and ARYA filed a Current Report on Form 8-K, which filed as an exhibit (a) the Business Combination Agreement, (b) an investor presentation providing information on Cerevel and a summary of certain key terms of the Business Combination, (c) the Sponsor Letter Agreement, (d) the form of Subscription Agreement, (e) the Subscription Agreement by and between Bain Investor and ARYA, (f) the form of Cerevel Shareholder Transaction Support Agreement, (g) the form of ARYA Shareholder Transaction Support Agreement and (h) the joint press release, dated July 30, 2020.

On October 2, 2020, in order to allow more time to find a suitable director candidate, the parties amended the Business Combination Agreement to extend to December 15, 2020 the date by which one director shall be mutually agreed by Cerevel and Sponsor to be appointed by the New Cerevel Board to serve as a director on the New Cerevel Board promptly after such individual is mutually agreed.

The ARYA Board’s Reasons for the Business Combination

The ARYA Board, in evaluating the transaction with Cerevel, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the Domestication and the Merger, are advisable, fair to and in the best interests of ARYA and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the Domestication and the Merger, the ARYA Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ARYA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ARYA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ARYA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of the ARYA Board are well qualified to evaluate the transaction with Cerevel. They have extensive transactional experience, particularly in the healthcare and life sciences industries.

A.

Leadership in neuroscience drug discovery and development through the advancement of a diverse and innovative product pipeline. Cerevel leverages its differentiated understanding of neurocircuitry and its innovative clinical trial design and execution to develop its diverse product pipeline of eleven small molecule programs, which includes five clinical-stage product candidates and four preclinical stage product candidates. The ARYA Board believes that Cerevel’s innovative product pipeline, along with Cerevel’s investment in future areas of neurosciences research, makes Cerevel well-positioned to establish itself as a leader in neuroscience drug development

B.	Rapid advancement of a proprietary product pipeline through clinical development. The ARYA Board believes that Cerevel is advancing its innovative product pipeline, including its five clinical-

stage assets, through at least eight clinical trials which are currently underway or expected to begin by the end of 2021.

C.

Advancement of a preclinical portfolio through new technology platforms. In order to advance its preclinical portfolio, which includes four product candidates, as well as a number of undisclosed targets, across multiple neuroscience indications, Cerevel is employing the latest technologies, such as artificial intelligence and DNA-encoded chemical libraries, to identify new therapeutics molecules, including those with disease-modifying potential. The ARYA Board believes that Cerevel’s approach will enable it to create a leading neuroscience drug discovery and development platform.

D.

Efficient capital allocation through step-wise value creation and strategic partnerships. The ARYA Board believes that Cerevel will maximize the impact of its assets through strategic partnerships, its step-wise value creation that drives speed to proof-of-principle, speed to proof-of-concept and speed to market, and its establishment of a leading neuroscience team.

E.

Maximized growth opportunities through the use of diverse financing options and opportunities. The ARYA Board believes that Cerevel is well-positioned to maximize its growth opportunities while also mitigating operational risk through its strategic partnerships by matching sources and uses of capital and through the use of diverse financing options, including any combination of private or public equity offerings, debt financings, collaborations, strategic alliances, marketing, distribution or licensing arrangements with third parties or other sources of financing.

F.

Development of the commercial potential of product candidates, if approved. The ARYA Board believes that, driven by its understanding of existing treatment paradigms and patient, physician and payor needs, Cerevel is in a strong position to build a focused and efficient medical affairs and commercial organization and commercialize its product candidates, if approved, in the United States and international markets.

G.	Experienced management team. The ARYA Board believes that Cerevel has a proven and experienced team that is positioned to successively lead New Cerevel after the Business Combination.

H.

Strong commitment of top tier U.S. healthcare investors and existing Cerevel shareholders. Perceptive Advisors and other top tier U.S. healthcare investors, including Bain and Pfizer, committed a total of $320 million in the PIPE Financing.

I.

Financial analysis conducted by ARYA’s management team. The financial analysis conducted by ARYA’s management team and reviewed by the ARYA Board supported the equity valuation of Cerevel. See “—Summary of ARYA Financial Analysis.”

The ARYA board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

A.	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

B.

Liquidation of ARYA. The risks and costs to ARYA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ARYA being unable to effect a business combination by June 9, 2022 and force ARYA to liquidate.

C.

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits ARYA from soliciting other business combination proposals, which restricts ARYA’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

D.	Shareholder vote. The risk that ARYA’s shareholders may fail to provide the votes necessary to effect the Business Combination.

E.

Post-Business Combination corporate governance; terms of the Registration and Shareholder Rights Agreement. The ARYA Board considered the corporate governance provisions of the Business Combination Agreement, the Amended and Restated Registration and Shareholder Rights Agreement and the material provisions of the Proposed Governing Documents. In particular, they considered the nomination rights that certain shareholders would have in New Cerevel and that these rights are not generally available to public shareholders, including shareholders that may hold a large number of shares. See “Governing Documents Proposals” and “—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement” for detailed discussions of the terms and conditions of these documents.

F.

Limitations of review. The ARYA Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the Cerevel Shareholders is fair to ARYA or its shareholders from a financial point of view. Accordingly, the ARYA Board considered that ARYA may not have properly valued Cerevel.

G.

Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ARYA’s control, including approval by ARYA shareholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

H.

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

I.	Fees and expenses. The fees and expenses associated with completing the Business Combination.

J.	Other risks. Various other risks associated with the Business Combination, the business of ARYA and the business of Cerevel described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the ARYA Board also considered that certain of the officers and directors of ARYA may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ARYA’s shareholders. ARYA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the ARYA Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The ARYA Board concluded that the potential benefits that it expected ARYA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ARYA Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, ARYA and its shareholders.

Summary of ARYA Financial Analysis

The following is a summary of the material financial analyses prepared by ARYA and reviewed by the ARYA Board in connection with the valuation of Cerevel. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by ARYA nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the ARYA Board. ARYA may have deemed various assumptions more or less probable than other assumptions. Some of the summaries of the financial analyses set forth below include information presented in tabular format. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying ARYA’s financial analyses and the ARYA Board’s recommendation.

In performing analyses, ARYA management made numerous material assumptions with respect to, among other things, timing of clinical trials, patient enrollment, timing of receipt of regulatory approvals that may be needed, characterization of the product candidates, the timing of, and amounts of, any royalty payments, milestone payments or other payments due to third parties by Cerevel, the entry by Cerevel into collaboration agreements, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of ARYA, Cerevel or any other parties to the Business Combination. None of Cerevel, ARYA, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Cerevel do not purport to be appraisals or reflect the prices at which Cerevel shares may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Company Analysis

In connection with the valuation of Cerevel, ARYA reviewed certain financial information of certain publicly traded companies and certain companies acquired in recent merger and acquisition, or M&A, transactions, selected based on the experience and the professional judgment of ARYA’s directors and officers. In connection with its analysis, ARYA reviewed certain financial information of Cerevel, such as its current balance sheet, expected cash needs, financing history and equity capitalization.

ARYA considered certain financial and operating data for (i) certain publicly traded neuro-psychiatry companies (the “Trading Comparables”) and (ii) certain neuro-psychiatry companies acquired in recent M&A transactions (the “M&A Comparables” and, together with the Trading Comparables, the “Comparables”). The selected companies, among others were:

Trading Comparables:

•	Intra-Cellular

•	Zogenix

•	GW

•	Karuna

•	Denali

•	Alector

•	Viela

M&A Comparables:

•	Elan

•	Avan

•	Clinical Data

•	NeuroDerm

•	Prexton

•	Naurex

•	Abide

•	Chase Pharma

None of the selected companies has characteristics identical to Cerevel. Companies were selected because they have a combination of comparable stage of drug development, comparable drug mechanism of action, comparable structures or comparable target indications. While some of the Comparables are single-asset companies, it is important to note that Cerevel is a multi-asset company with eleven assets. Additionally, while some of the selected Comparables are commercial stage companies and Cerevel is a pre-commercial stage company, ARYA considered these Comparables because they are neuro-psychiatry companies with a focus on novel mechanisms of action, similar to Cerevel, rather than a focus on reformulations. Additionally, ARYA considered that these commercial stage Comparables are generally relatively early-stage commercial companies and are therefore comparable to a company such as Cerevel, with its most advanced product candidate in Phase 3 development. The Comparables that ARYA considered to be the most relevant are Karuna, Denali, Alector and Viela, of which only Viela is in the commercial stage. Karuna is relevant because its single asset is in the same class as Cerevel’s CVL-231. Denali and Alector are relevant given their status as diversified neuro-psychiatry companies without key proof-of-concept data. Lastly, Viela is relevant because it is a neuro-psychiatry spin-out with a lead product in neuro-myelitis optica that was only recently launched in June 2020 and which had not yet resulted in meaningful revenue. An analysis of selected companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. ARYA believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Trading Comparables and the M&A Comparables. Accordingly, ARYA also made qualitative judgments, based on the experience and professional judgment of its directors and officers, concerning differences between the operational, business and/or financial characteristics of Cerevel and the selected companies to provide a context in which to consider the results of the quantitative analysis.

ARYA reviewed the market capitalization and implied enterprise value of each of the Trading Comparables, as well as the implied enterprise value of each of the M&A Comparables, which ARYA management deemed relevant based on its professional judgment and expertise, and compared the same to the implied enterprise value of Cerevel determined in accordance with ARYA management’s internal valuation analysis:

Trading Comparables

$ in millions
Company	Stage of Lead Comparable Program	Market Cap	Implied Enterprise Value
Intra-Cellular	Commercial	$1,418	$992
Zogenix	Commercial Pending Approval	$1,468	$1,084
GW	Commercial	$3,980	$3,505
Karuna	Phase 3	$2,495	$2,114
Denali	Phase 2 Preclinical	$2,496	$1,971
Alector	Phase 1 Preclinical	$1,746	$1,245
Viela	Commercial Phase 2	$2,079	$1,744
Cerevel	Phase 3	$1,250	$847
Mean		$2,240	$1,808
Median		$2,079	$1,744

M&A Comparables

$ in millions
Target	Acquirer	Stage of Lead Comparable Program	Implied Enterprise Value
Elan	Perrigo	Commercial	$8,600
Avanir	Otsuka	Commercial	$3,500
Clinical Data	Forest	Phase 3	$1,200
NeuroDerm	Mitsubishi	Phase 3	$1,100
Prexton	Lundbeck	Phase 2	$917
Naurex	Allergan	Phase 3	$560
Abide	Lundbeck	Phase 2	$400
Chase Pharma	Allergan	Phase 3	$125
Cerevel	ARYA	Phase 3	$847
Mean			$2,050
Median			$1,009

When compared to the implied enterprise value of Cerevel determined in accordance with ARYA management’s internal valuation analysis, the comparative analysis showed that Cerevel’s implied enterprise value was at a discount to each of the mean and median implied enterprise values and market capitalizations of the Trading Comparables and the mean and median implied enterprise values of the M&A Comparables.

Other Considerations

In addition to the analysis described above, ARYA’s management team considered the financing that would be required in connection with the Business Combination and determined that (a) Cerevel had no significant outstanding indebtedness to service, repay or refinance and (b) that the PIPE Financing was sized such that, together with the expected cash from ARYA’s trust account (assuming no redemptions), New Cerevel’s research and development programs would be expected to be funded into 2023.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by ARYA have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Cerevel generally used to approve the transaction, the Cerevel board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of ARYA and its shareholders and appropriately reflected Cerevel’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Cerevel’s historical growth rate and its potential for future growth in revenue and profits.The ARYA Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Cerevel met this requirement.

Interests of ARYA’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the ARYA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including ARYA’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of ARYA shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that our intial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed intial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 3,737,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $4,990,000 for its private placement units, and the Class A ordinary shares and private placement warrants underlying those units would be worthless if a business combination is not consummated by June 9, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the initial shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ARYA fails to complete an initial business combination by June 9, 2022;

•	the fact that the Amended and Restated Registration and Shareholder Rights Agreement will be entered into by the intial shareholders;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•	the continued indemnification of ARYA’s directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 9, 2022;

•

the fact that if the trust account is liquidated, including in the event ARYA is unable to complete an initial business combination by June 9, 2022, the Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that ARYA may be entitled to distribute or pay over funds held by ARYA outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, ARYA’s initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Cerevel and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D and the Governing Documents Proposal E are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Cerevel’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, ARYA has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Cerevel Shareholders comprising a relative majority of the voting power of the combined company, Cerevel’s operations prior to the acquisition comprising the only ongoing operations of New Cerevel, and Cerevel’s senior management comprising a majority of the senior management of New Cerevel. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Cerevel with the Business Combination being treated as the equivalent of Cerevel issuing stock for the net assets of ARYA, accompanied by a recapitalization. The net assets of ARYA will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Cerevel portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. ARYA and Cerevel will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination within five (5) Business Days following the date hereof.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Cerevel’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ARYA cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ARYA cannot assure you as to its result.

None of ARYA or Cerevel are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that ARYA’s entry into the Business Combination Agreement, dated as of July 29, 2020 (as amended on October 2, 2020 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the (“Business Combination Agreement”), by and among ARYA, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”) and Cerevel Therapeutics, Inc., a Delaware corporation (“Cerevel”), a copy of which is attached to the proxy statement/prospectus as Annexes A-1 and A-2, pursuant to which, among other things, following the de-registration of ARYA as an exempted company in the Cayman Islands and the continuation and domestication of ARYA as a corporation in the State of Delaware with the name “Cerevel Therapeutics Holdings, Inc.,” (a) Cassidy Merger Sub will merge with and into Cerevel (the “Merger”), with Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Cerevel shall be a wholly-owned subsidiary of ARYA and (b) at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (a), on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements the Cerevel Shareholder Transaction Support Agreements, the ARYA Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration and Shareholder Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex H, Annex I, Annex E and Annex G respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT THE ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, ARYA is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the board of directors of ARYA has unanimously approved, and ARYA shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of ARYA’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, ARYA will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ARYA will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of ARYA will convert automatically by operation of law, on a one-for-one basis, into shares of New Cerevel Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of ARYA will automatically represent the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per shares of New Cerevel Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of ARYA that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Cerevel Common Stock and one-third of one warrant to acquire one share of New Cerevel Common Stock.

The Domestication Proposal, if approved, will approve a change of ARYA’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ARYA is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Domestication, New Cerevel will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then ARYA will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Cerevel under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of ARYA, attached hereto as Annex B and the Proposed Governing Documents of New Cerevel, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of ARYA and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to New Cerevel, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Cerevel’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Cerevel’s incorporation in Delaware may make New Cerevel more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Cerevel to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ARYA as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Cerevel immediately following the Domestication will be the same as those of ARYA immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that ARYA be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ARYA be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of ARYA as a corporation in the State of Delaware, the name of ARYA be changed from “ARYA Sciences Acquisition Corp II” to “Cerevel Therapeutics Holdings, Inc.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If each of the following Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, ARYA will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Cerevel, in each case, under the DGCL.

ARYA’s shareholders are asked to consider and vote upon and to approve by special resolution (unless otherwise stated) five (5) separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. The Governing Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Businesses Combination Proposal and the Domestication Proposal are not approved, the Governing Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Cerevel. This summary is qualified by reference to the complete text of the Existing Governing Documents of ARYA, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents

Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$50,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock.

	See paragraph 8 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other

	Existing Governing Documents	Proposed Governing Documents
	Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 8 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Amended and Restated Registration and Shareholder Rights Agreement (Governing Documents Proposal C)	The Existing Governing Documents are not subject to any director composition agreement.	The Proposed Governing Documents provide that certain provisions therein are subject to the Amended and Restated Registration and Shareholder Rights Agreement.

See Article VI subsections 3, 4 and 5 of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal D)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	See Articles 14 and 15 of our Articles of Association.	See Article V subsection 1 of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal E)	The Existing Governing Documents provide the name of the company is “ARYA Sciences Acquisition Corp II” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Cerevel Therapeutics Holdings, Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal E)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by June 9, 2022 (twenty-four months after the closing of ARYA’s initial public offering), ARYA will cease all operations except for the purposes of winding	The Proposed Governing Documents do not include any provisions relating to New Cerevel’s ongoing existence; the default under the DGCL will make New Cerevel’s existence perpetual.

	Existing Governing Documents	Proposed Governing Documents
up and will redeem the shares issued in ARYA’s initial public offering and liquidate its trust account.

	See Article 38 of our Articles of Association.	This is the default rule under the DGCL.

Exclusive Forum (Governing Documents Proposal E)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Massachusetts as the exclusive forum for litigation arising out of the Securities Act.

See Section 8 of the Proposed Bylaws.

Takeovers by Interested Stockholders (Governing Documents Proposal E)	The Existing Governing Documents do not provide restrictions on takeovers of ARYA by a related shareholder following a business combination.	The Proposed Governing Documents will have New Cerevel elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Article X subsections 1 and 2 of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal E)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 38 of our Articles of Association.

GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal A—as an ordinary resolution, to approve the change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock.

As of the date of this proxy statement/prospectus, there are 19,186,500 ordinary shares issued and outstanding, which includes an aggregate of 3,737,500 Class B ordinary shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 5,149,666 warrants to acquire ordinary shares, comprised of 166,333 private placement warrants held by Sponsor and 4,983,333 public warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of ARYA will convert automatically by operation of law, on a one-for-one basis, into shares of New Cerevel Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of ARYA will automatically represent the right to purchase one share of New Cerevel Common Stock at an exercise price of $11.50 per shares of New Cerevel Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of ARYA that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Cerevel Common Stock and one-third of one warrant to acquire one share of New Cerevel Common Stock.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and vested equity award of Cerevel outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Cerevel Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Cerevel Common Stock, as applicable, based on an implied Cerevel vested equity value of $780,000,000 and (ii) all unvested equity awards of Cerevel will be exchanged for comparable unvested equity awards that are settled or exercisable for shares of New Cerevel Common Stock, as applicable, determined based on the same implied Cerevel vested equity value described in clause (i). For further details, see “Consideration to Cerevel Equityholders in the Business Combination.”

In order to ensure that New Cerevel has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Governing Documents of New Cerevel change in the authorized share of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preference shares of ARYA to (ii) 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Cerevel, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Cerevel that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Governing Documents Proposal A requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New Cerevel and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Cerevel be approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW CEREVEL AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal B—to authorize the New Cerevel Board to issue any or all shares of New Cerevel Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Cerevel Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Cerevel after the Business Combination.

If Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Cerevel will be 10,000,000 shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Cerevel, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Cerevel and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Cerevel. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Cerevel, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Cerevel Board to issue the authorized preferred stock on its own volition will enable New Cerevel to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Cerevel currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Governing Documents Proposal B requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal B is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the Nasdaq Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the authorization to the New Cerevel Board to issue any or all shares of New Cerevel Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Cerevel Board and as may be permitted by the DGCL be approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT

Overview

Governing Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New Cerevel are subject to the Registration and Shareholder Rights Agreement.

Our shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Cerevel after the Business Combination.

At the Closing, ARYA, the initial shareholders, the Perceptive PIPE Investor, the Bain Investor, and Pfizer will enter into the Amended and Restated Registration and Shareholder Rights Agreement, pursuant to which, among other things, the Perceptive Shareholders, the Bain Investor and Pfizer (a) will agree not to effect any sale or distribution of any equity securities of New Cerevel held by any of them during the lock-up period described therein, (b) will be granted certain customary registration rights and will be granted certain preemptive rights with respect to their respective shares of New Cerevel Common Stock and (c) the Bain Investor and Pfizer agree to cast their votes such that the New Cerevel Board is constituted as set forth in the Amended and Restated Registration and Shareholder Rights Agreement. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

This amendment would indicate that the terms of New Cerevel’s certificate of incorporation are subject to the terms of Amended and Restated Registration and Shareholder Rights Agreement when such terms are in conflict.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Cerevel, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of New Cerevel’s certificate of incorporation do not conflict with the rights granted under the Amended and Restated Registration and Shareholder Rights Agreement. See “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

Vote Required for Approval

The approval of Governing Documents Proposal C requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal C is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the Nasdaq Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the provision that certain provisions of the certificate of incorporation of New Cerevel are subject to the Amended and Restated Registration and Shareholder Rights Agreement be approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal D—to authorize the removal of the ability of New Cerevel stockholders to take action by written consent in lieu of a meeting.

Our shareholders are also being asked to approve Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Cerevel after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New Cerevel must be effected at a duly called annual or special meeting of stockholders of New Cerevel, and may not be effected by any consent in writing by such stockholder.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Cerevel, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, New Cerevel’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Cerevel’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Cerevel. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which ARYA is aware to obtain control of New Cerevel, and ARYA and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Cerevel. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Governing Documents Proposal D requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal D is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the Nasdaq Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the removal of the ability of New Cerevel stockholders to take action by written consent in lieu of a meeting be approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal E—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp II” to “Cerevel Therapeutics Holdings, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Cerevel’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Massachusetts as the exclusive forum for litigation arising out of the Securities Act, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ARYA Board believes is necessary to adequately address the needs of New Cerevel after the Business Combination.

Our shareholders are also being asked to approve Governing Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Cerevel after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Cerevel Therapeutics Holdings, Inc.” In addition, the Proposed Governing Documents will make New Cerevel’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New Cerevel consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Cerevel, (ii) any action asserting a claim of breach of a fiduciary duty (including any fiduciary duty) owed by any current or former director, officer, stockholder or employee of New Cerevel to New Cerevel or New Cerevel’s stockholders, (iii) any action asserting a claim against New Cerevel or any current or former director, officer, stockholder or employee of New Cerevel arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against New Cerevel or any current or former director, officer, stockholder or employee of New Cerevel governed by the internal affairs doctrine of the State of Delaware. The forgoing shall not apply to any claims under the Exchange Act or the Securities Act of 1933, as amended. In addition, unless New Cerevel gives an Alternate Forum Consent, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.

The Proposed Certificate of Incorporation of New Cerevel explicitly “opts out” of Section 203 of the DGCL and, instead, includes a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, but carves out that investment funds affiliated with each of Bain Capital Investors, LLC and Bain Capital Life Sciences Investors, LLC, certain of their respective affiliates and respective transferees from the definition of “interested stockholder.” In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Cerevel will not be a blank check company.

Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of ARYA’s Existing Governing Documents with New Cerevel’s Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal E, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal E. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Cerevel, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “ARYA Sciences Acquisition Corp II” to “Cerevel Therapeutics Holdings, Inc.” is desirable to reflect the Business Combination with Cerevel and to clearly identify New Cerevel as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New Cerevel’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Cerevel following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Cerevel in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the after the Domestication, New Cerevel will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of

Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the United States District Court for the District of Massachusetts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent. We have chosen the United States District Court for the District of Massachusetts as the exclusive forum for such Securities Act causes of action because Cerevel’s principal executive officers are located in Cambridge, Massachusetts.

Takeovers by Interested Stockholders

The Proposed Certificate of Incorporation explicitly “opt out” of Section 203 of the DGCL, but our board of directors believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquirer to negotiate with the board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New Cerevel. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors. Our board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Cerevel without paying a fair premium to all stockholders. Thus, our board of directors has determined that the provisions opting out of Section 203 included in Proposed Certificate of Incorporation are in the best interests of the post-combination company.

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that investment funds affiliated with each of Bain Capital Investors, LLC and Bain Capital Life Sciences Investors, LLC, certain of their respective affiliates and respective transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The board of directors has determined to exclude investment funds affiliated with each of Bain Capital Investors, LLC and Bain Capital Life Sciences Investors, LLC from the definition of “interested stockholder” because of the interests such entities currently hold. As a result, the risk of “creeping control” without paying a fair premium to all stockholders, which Section 203 of the DGCL is intended to prevent, would not be applicable to such stockholders.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Cerevel and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Cerevel following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the ARYA’s initial public offering be held in the trust account until a business combination or liquidation of ARYA has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Governing Documents Proposal E requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal E is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the Nasdaq Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by ARYA and Cerevel, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp II” to “Cerevel Therapeutics Holdings, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Cerevel’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Massachusetts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL

Overview

The Nasdaq Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New Cerevel Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b), or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, ARYA currently expects to issue an estimated 107,485,832 shares of New Cerevel Common Stock (assuming that none of ARYA’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal—Consideration to Cerevel Equityholders in the Business Combination” and “Incentive Award Plan Proposal.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of ARYA’s ordinary shares, Sponsor and Perceptive PIPE Investor are considered substantial shareholders of ARYA under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, Perceptive PIPE Investor is expected to be issued 30,000,000 shares of New Cerevel Common Stock.

In the event that this proposal is not approved by ARYA shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by ARYA shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Cerevel Common Stock pursuant to the Business Combination Agreement, New Cerevel will not issue such shares of New Cerevel Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New Cerevel Common Stock be approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan, which is referred to herein as the “Incentive Equity Plan,” a copy of which is attached to this proxy statement/prospectus as Annex J (such proposal, the “Incentive Award Plan Proposal”).

A total of 24,050,679 shares of New Cerevel Common Stock will be reserved for issuance under the Incentive Equity Plan. On September 30, 2020, the closing price on Nasdaq per Class A ordinary share, each of which shall be converted to one share of New Cerevel Common Stock, was $10.45. The ARYA Board approved the Incentive Equity Plan on July 28, 2020, subject to approval by ARYA’s shareholders. If the Incentive Equity Plan is approved by our shareholders, then the Incentive Equity Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Incentive Equity Plan. This summary is qualified in its entirety by the full text of the Incentive Equity Plan, a copy of which is included as Annex J to this proxy statement/prospectus.

Summary of the Cerevel Therapeutics Holdings Inc. 2020 Equity Incentive Plan

The Incentive Equity Plan was adopted by the ARYA Board prior to the Closing, subject to stockholder approval, and will become effective upon the Closing. The Incentive Equity Plan allows New Cerevel to make equity and equity-based incentive awards to officers, employees, directors and consultants. The ARYA Board anticipates that providing such persons with a direct stake in New Cerevel will assure a closer alignment of the interests of such individuals with those of New Cerevel and its stockholders, thereby stimulating their efforts on New Cerevel’s behalf and strengthening their desire to remain with New Cerevel.

ARYA has initially reserved 24,050,679 shares of New Cerevel Common Stock for the issuance of awards under the Incentive Equity Plan (the “Initial Limit”). The Incentive Equity Plan provides that the number of shares reserved and available for issuance under the Incentive Equity Plan will automatically increase each January 1, beginning on January 1, 2021, by 4.0% of the outstanding number of shares of New Cerevel Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Cerevel Board (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in New Cerevel’s capitalization. The maximum aggregate number of shares of New Cerevel Common Stock that may be issued upon exercise of incentive stock options under the Incentive Equity Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2021 and on each January 1 thereafter by the lesser of the Annual Increase or 12,737,876 shares of New Cerevel Common Stock. Based upon a price per share of $10.00, the maximum aggregate market value of the New Cerevel Common Stock that could potentially be issued under the Incentive Equity Plan at Closing is $127,378,760.

The Incentive Equity Plan contains a limitation whereby the value of all awards under the Incentive Equity Plan and all other cash compensation paid by New Cerevel to any non-employee director may not exceed $750,000 in any calendar year; provided, however, that such amount will be $1,000,000 for the first calendar year a non-employee director is initially appointed to the New Cerevel Board.

The Incentive Equity Plan will be administered by the compensation committee of the New Cerevel Board, the New Cerevel Board or such other similar committee pursuant to the terms of the Incentive Equity Plan. The administrator, which initially will be the compensation committee of the New Cerevel Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Incentive Equity Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the Incentive Equity Plan will be those full or part-time officers, employees, non-employee directors and consultants as selected from time to time by the administrator in its discretion. As of the date of this proxy statement/prospectus, approximately 110 individuals will be eligible to participate in the Incentive Equity Plan, which includes approximately nine officers, approximately 90 employees who are not officers and seven non-employee directors.

The Incentive Equity Plan permits the granting of both options to purchase New Cerevel Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Incentive Equity Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New Cerevel and its subsidiaries. Non-qualified options may be granted to any persons eligible to awards under the Incentive Equity Plan. The option exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the New Cerevel Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. Subject to the terms of the applicable award certificate, the consideration received or to be received for the grant or extension of an option may include cash, stock or other property, as determined by the administrator.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of New Cerevel Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of New Cerevel Common Stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of New Cerevel Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each stock appreciation right may be exercised.

The administrator may award restricted shares of New Cerevel Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The administrator may also grant shares of New Cerevel Common Stock that are free from any restrictions under the Incentive Equity Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of New Cerevel Common Stock.

The administrator may grant cash bonuses under the Incentive Equity Plan to participants, subject to the achievement of certain performance goals.

The Incentive Equity Plan provides that upon the effectiveness of a “sale event,” as defined in the Incentive Equity Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the Incentive Equity Plan. To the extent that awards granted under the Incentive Equity Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards under the Incentive Equity Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions of restrictions that are not exercisable immediately prior to the effective time of the sale event will become fully exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions will become fully vested and nonforfeitable as of the effective time of the sale event and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in the discretion of the administrator or as specified in the relevant award certificate. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable exercise price or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. Participants in the Incentive Equity Plan are responsible for the payment of any federal, state or local taxes that New Cerevel is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing New Cerevel to withhold shares of New Cerevel Common Stock to be issued pursuant to the exercise or vesting of such award.

The administrator may amend or discontinue the Incentive Equity Plan and the administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Incentive Equity Plan require the approval of New Cerevel’s stockholders.

No awards may be granted under the Incentive Equity Plan after the date that is ten years from the date immediately preceding the Closing. No awards under the Incentive Equity Plan have been made prior to the date hereof.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the New Cerevel Common Stock issuable under the Incentive Equity Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal federal income tax consequences of certain transactions under the Incentive Equity Plan. It does not describe all federal tax consequences under the Incentive Equity Plan, nor does it describe state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New Cerevel Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) New Cerevel will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of New Cerevel Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of New Cerevel Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New Cerevel Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New Cerevel Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New Cerevel Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New Cerevel Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of New Cerevel Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. New Cerevel generally will be entitled to a tax deduction in connection with other awards under the Incentive Equity Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to New Cerevel, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Incentive Equity Plan Benefits

No awards have been previously granted under the Incentive Equity Plan and no awards have been granted that are contingent on stockholder approval of the Incentive Equity Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Incentive Equity Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Incentive Award Plan Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the Nasdaq Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

On July 28, 2020, the ARYA Board adopted, subject to the approval of our stockholders, the Cerevel Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”). We believe that the adoption of the ESPP will benefit us by providing employees with an opportunity to acquire shares of New Cerevel Common Stock and will enable us to attract, retain and motivate valued employees.

A total of 1,655,924 shares of New Cerevel Common Stock will be reserved for issuance under the ESPP. As of September 30, 2020, the closing price on Nasdaq per Class A ordinary share, each of which shall be converted to one share of New Cerevel Common Stock, was $10.45. Based upon a price per share of $10.00, the maximum aggregate market value of the New Cerevel Common Stock that could potentially be issued under the ESPP at Closing is $16,559,240.

Summary of the Material Provisions of the ESPP

The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex K. It is our intention that a component of the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

Shares Subject to the ESPP. An aggregate of 1,655,924 shares will be reserved and available for issuance under the ESPP. The ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by 1.0% of the outstanding number of shares of New Cerevel Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Cerevel Board. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

Plan Administration. The ESPP will be administered by the person or persons appointed by the New Cerevel Board. Initially, the compensation committee of the New Cerevel Board will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.

Eligibility. Any employee of New Cerevel or one of its subsidiaries that has been designated to participate in the ESPP is eligible to participate in the ESPP so long as the employee is customarily employed for more than 20 hours a week and has been employed for at least three months on the first day of the applicable offering period. No person who owns or holds, or as a result of participation in the ESPP would own or hold, New Cerevel Common Stock or options to purchase New Cerevel Common Stock, that together equal to 5% or more of total combined voting power or value of all classes of stock of New Cerevel or any parent or subsidiary is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase New Cerevel Common Stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Payroll Deductions; Participation. Participation in the ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. As of the date of this proxy statement/prospectus, there are currently approximately employees who will be eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases.

Offering Periods. Unless otherwise determined by the compensation and talent committee, each offering of New Cerevel Common Stock under the ESPP will be for a period of six months, which we refer to as an

“offering period.” The first offering period under the ESPP will begin and end on such date or dates as determined by the administrator. Subsequent offerings under the ESPP will generally begin on the first business day occurring on or after each November 1 and May 1 and will end on the last business day occurring on or before the following December 31 and June 30, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The compensation and talent committee may establish different offering periods or exercise dates under the ESPP.

Exercise Price. On the first day of an offering period, we will grant to employees participating in that offering period an option to purchase shares of New Cerevel Common Stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% the fair market value per share of New Cerevel Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of New Cerevel Common Stock on the exercise date. The maximum number of shares of New Cerevel Common Stock that may be issued to any employee under the ESPP in any offering period is a number of shares of New Cerevel Common Stock determined by dividing $25,000 or such other lesser number of shares as determined by our compensation and talent committee from time to time.

Subject to certain limitations, the number of shares of New Cerevel Common Stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation. Except as may be permitted by the compensation and talent committee in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the beginning of the next payroll period immediately following the date that the administrator receives the employee’s written notice of withdrawal under the ESPP.

Term; Amendments and Termination. The ESPP will automatically terminate on the 10-year anniversary of the Closing. The New Cerevel Board may, in its discretion, at any time, terminate or amend the ESPP. Upon termination of an offering period before its scheduled expiration, all amounts in the accounts of participating employees will be refunded.

New Plan Benefits

Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the ESPP.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the ESPP generally recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of New Cerevel Common Stock under the terms of the ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the New Cerevel Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

Vote Required for Approval

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the Nasdaq Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Cerevel Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the ARYA Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if ARYA shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. See “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the ARYA Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by ARYA from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing (including any amounts pre-funded by Bain Investor), equal no less than $250,000,000 after deducting ARYA’s unpaid expenses, liabilities, and any amounts paid to ARYA shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”

Recommendation of the ARYA Board

THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Cerevel Common Stock and New Cerevel public warrants after the Domestication. This section applies only to holders that hold their public shares or public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	persons who purchase stock in New Cerevel as part of the PIPE Financing;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Cerevel prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in Cerevel. With respect to the consequences of holding shares of New Cerevel Common Stock and New Cerevel public warrants, this discussion is limited to holders who acquire such shares of New Cerevel Common Stock in connection with the Domestication or as a result of the exercise of a New Cerevel public warrant, and holders who acquire such New Cerevel public warrants in connection with the Domestication. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW CEREVEL COMMON STOCK AND NEW CEREVEL WARRANTS.

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share is separable at the option of the holder, ARYA is treating any Class A ordinary share and one-third of one warrant to acquire one Class ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants or New Cerevel Common Stock or New Cerevel Warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The discussion under this heading “—Effects of the Domestication on U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to ARYA, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of ARYA Class A ordinary shares and ARYA warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of ARYA.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “Cerevel Therapeutics Holdings, Inc.”

The Domestication generally should qualify as an F Reorganization. However, due to the absence of direct guidance on the statutory conversion of a corporation holding only investment-type assets such as ARYA, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of public shares or public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—Effects of Section 367(b) to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if ARYA (i) transferred all of its assets and liabilities to New Cerevel in exchange for all of the outstanding common stock and warrants of New Cerevel; and then (ii) distributed the common stock and warrants of New Cerevel to the shareholders and warrant holders of ARYA in liquidation of ARYA. The taxable year of ARYA should be deemed to end on the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of New Cerevel Common Stock or a New Cerevel warrant received in the Domestication should generally be the same as its tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Cerevel Common Stock or New Cerevel warrant should generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Cerevel Common Stock or New Cerevel warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Ceveral Common Stock or New Cerevel warrant would be equal to the fair market value of that share of New Ceverel Common Stock or New Ceverel warrant on the date of the Domestication and such U.S. Holder’s holding period for the share of New Cerevel Common Stock or New Cerevel warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a

“reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.	U.S. Holders That Hold 10 Percent or More of ARYA

A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of ARYA (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

ARYA does not expect to have significant, cumulative earnings and profits through the date of the Domestication. If ARYA’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If ARYA’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B.	U.S. Holders That Own Less Than 10 Percent of ARYA

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Cerevel Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Cerevel Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from ARYA establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified ARYA (or New Cerevel) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New Cerevel no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding ARYA’s earnings and profits upon written request.

ARYA does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that ARYA had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.	U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Cerevel public warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to ARYA prior to the Domestication, interest income earned by ARYA would be considered passive income and cash held by ARYA would be considered a passive asset.

B.	PFIC Status of ARYA

Because ARYA is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, ARYA believes that, but for application of the start-up exception described below, it likely would be considered a PFIC. Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Because ARYA’s “start-up year” and its year of formation are both 2020, so long as the Domestication is completed in 2020, ARYA believes it will satisfy these requirements, and therefore, it should not be treated as a PFIC.

C.	Effects of PFIC Rules on the Domestication

In the unlikely event the Domestication is not completed in 2020, and ARYA therefore does not qualify for the start-up exception, as discussed above, ARYA believes that it likely would be classified as a PFIC for U.S. federal income tax purposes. In such case, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) ARYA were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which ARYA was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ARYA was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if ARYA is determined to be a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ARYA, whether or not such amounts are actually distributed to such shareholders in any taxable year.

D.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat ARYA as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which ARYA qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to ARYA is contingent upon, among other things, the provision by ARYA of a “PFIC Annual Information Statement” to such U.S. Holder. If the

Domestication is completed in 2021, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, if we are determined to be a PFIC, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY OF THE START-UP EXCEPTION, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New Cerevel Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Cerevel Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Cerevel Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New Cerevel Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “—Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants” below.

The redemption of shares of New Cerevel Common Stock generally will qualify as a sale of the shares of New Cerevel Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Cerevel or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only shares of New Cerevel Common Stock actually owned by such U.S. Holder, but also shares of New Cerevel Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Cerevel Common Stock owned directly, shares of New Cerevel Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Cerevel Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New Cerevel Common Stock which could be acquired pursuant to the exercise of the New Cerevel public warrants.

The redemption of shares of New Cerevel Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Cerevel’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Cerevel’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New Cerevel Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Cerevel Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Cerevel Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Cerevel Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Cerevel Common Stock. The redemption of shares of New Cerevel Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Cerevel. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Cerevel Common Stock, the U.S. federal income tax consequences of which are described above under “— Distributions on Shares of New Cerevel Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Cerevel Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Cerevel public warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW CEREVEL COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

Distributions on Shares of New Cerevel Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New Cerevel Common Stock, to the extent the distribution is paid out of New Cerevel’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Cerevel Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Cerevel Common Stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants” below.

Dividends that New Cerevel pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Cerevel pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Cerevel Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants

Upon a sale or other taxable disposition of shares of New Cerevel Common Stock or New Cerevel Public Warrants which, in general, would include a redemption of shares of New Cerevel Common Stock or New Cerevel Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Cerevel Common Stock or New Cerevel Public Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New Cerevel Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Cerevel Common Stock or New Cerevel Public Warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Cerevel Common Stock and/or New Cerevel Public Warrants following the Domestication. See “—Exercise, Lapse or Redemption of New Cerevel Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Cerevel Common Shares acquired pursuant to the exercise of a New Cerevel Public Warrant.

Exercise, Lapse or Redemption of New Cerevel Public Warrants

Except as discussed below with respect to the cashless exercise of a New Cerevel Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Cerevel Common Stock upon exercise of a New Cerevel Public Warrant for cash. The U.S. Holder’s tax basis in the share of New Cerevel Common Stock received upon exercise of the New Cerevel Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Cerevel Public Warrant, and the exercise price of such New Cerevel Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Cerevel Common Stock received upon exercise of the New Cerevel Public Warrant will commence on the date of exercise of the New Cerevel Public Warrant or the day following the date of exercise of the New Cerevel Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Cerevel Public Warrant. If a New Cerevel Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Cerevel Public Warrant. See “—Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New Cerevel Public Warrants following the Domestication.

The tax consequences of a cashless exercise of a New Cerevel Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Cerevel Common Stock received generally should equal the U.S. Holder’s tax basis in the New Cerevel Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Cerevel Common Stock would be treated as commencing on the date of exercise of the New Cerevel Public Warrant or the day following the date of exercise of the New Cerevel Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Cerevel Common Stock received would include the holding period of the New Cerevel Public Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New Cerevel Public Warrants having a value equal to the exercise price for the total number of New Cerevel Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Cerevel Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the New Cerevel Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Cerevel Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New Cerevel Public Warrants exercised, and the exercise price of such New Cerevel Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Cerevel Common Stock would commence on the date of exercise of the New Cerevel Public Warrant or the day following the date of exercise of the New Cerevel Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Cerevel Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Cerevel Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New Cerevel public warrant occurring after New Cerevel’s giving notice of an intention to redeem the New Cerevel Public Warrants described in the section entitled “Description of New Cerevel Securities—Warrants—New Cerevel Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Cerevel redeemed such New Cerevel Public Warrant for shares of New Cerevel Common Stock or as an exercise of the New Cerevel Public Warrant. If the cashless exercise of New Cerevel Public Warrants for shares of New Cerevel Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Cerevel Common Stock received should equal the U.S. Holder’s tax basis in the New Cerevel Public Warrants and the holding period of the shares of New Cerevel Common Stock should include the holding period of the New Cerevel Public Warrants. Alternatively, if the cashless exercise of a New Cerevel public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New Cerevel Public Warrants.” In the case of an exercise of a New Cerevel public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of New Cerevel Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New Cerevel public warrant occurring after Cerevel’s giving notice of an intention to redeem the New Cerevel Public Warrant as described above.

If New Cerevel redeems New Cerevel public warrants for cash or if New Cerevel purchases New Cerevel public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants.”

Possible Constructive Distributions.

The terms of each New Cerevel public warrant provide for an adjustment to the exercise price of the New Cerevel public warrant or an increase in the shares of New Cerevel Common Stock issuable on exercise in certain circumstances discussed in “Description of New Cerevel Securities—Warrants—New Cerevel Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New Cerevel public warrants would, however, be treated as receiving a constructive distribution from New Cerevel if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Cerevel’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Cerevel Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Cerevel Common Stock which is taxable to them as described under “—Distributions on Shares of New Cerevel Common Stock” above. For example, U.S. Holders of New Cerevel public warrants would generally be treated as receiving a constructive distribution from New Cerevel where the exercise price of the New Cerevel public warrants is reduced in connection with the payment of certain dividends as described in “Description of New Cerevel Securities—Warrants—New Cerevel Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New Cerevel Public Warrant received a cash distribution from New Cerevel equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New Cerevel public warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Cerevel public warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants or New Cerevel Common Stock or New Cerevel public warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Cerevel Common Stock and New Cerevel public warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

ARYA does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New Cerevel Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Cerevel Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Cerevel Common Stock redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New Cerevel Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—U.S. Holders—Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants.” If such a redemption does not qualify as a sale of shares of New Cerevel Common Stock, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations—Non-U.S. Holders—Distributions on Shares of New Cerevel Common Stock.”

Distributions on Shares of New Cerevel Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New Cerevel Common Stock, to the extent paid out of New Cerevel’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Cerevel Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Cerevel Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants.” Dividends paid by New Cerevel to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Cerevel Common Stock or New Cerevel public warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

New Cerevel is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New Cerevel Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding shares of New Cerevel Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Cerevel Common Stock or New Cerevel public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Cerevel Common Stock or New Cerevel public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Cerevel will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Cerevel to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Cerevel will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New Cerevel Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New Cerevel public warrant, or the lapse of a New Cerevel public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Exercise, Lapse or Redemption of New Cerevel Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants.” If New Cerevel redeems New Cerevel public warrants for cash or if it purchases New Cerevel public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Cerevel Common Stock and New Cerevel Public Warrants.”

Possible Constructive Distributions.

The terms of each New Cerevel public warrant provide for an adjustment to the exercise price of the New Cerevel public warrant or an increase in the shares of New Cerevel Common Stock issuable on exercise in certain circumstances discussed in “Description of New Cerevel Securities — Warrants — New Cerevel Public Warrants.” As described above under “—U.S. Holders —Possible Constructive Distributions,” certain adjustments with respect to the New Cerevel public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Cerevel equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New Cerevel public warrants are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Cerevel public warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Cerevel Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and shares of New Cerevel Common Stock or New Cerevel public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New Cerevel Common Stock or New Cerevel warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New Cerevel Common Stock or New Cerevel warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Cerevel Common Stock or New Cerevel warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New Cerevel Common Stock or New Cerevel warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of New Cerevel as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations of New Cerevel for the year ended December 31, 2019 and for the six months ended June 30, 2020 present the combination of the financial information of ARYA and Cerevel after giving effect to the Business Combination, PIPE Financing and related adjustments described in the accompanying notes. ARYA and Cerevel are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the PIPE Financing, are referred to herein as New Cerevel.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 give pro forma effect to the Business Combination and PIPE Financing as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination and PIPE Financing as if they were completed on June 30, 2020.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of ARYA and Cerevel and the notes thereto, as well as the disclosures contained in the sections titled “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cerevel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Cerevel’s financial condition or results of operations would have been had the Business Combination and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Cerevel. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On July 29, 2020, ARYA entered into the Business Combination Agreement with Cerevel. ARYA will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ARYA will change its name to “Cerevel Therapeutics Holdings, Inc.” (“New Cerevel”). Immediately after the Domestication, Cassidy Merger Sub will merge with and into Cerevel, with Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Cerevel shall be a wholly-owned subsidiary of ARYA. After giving effect to the Business Combination, ARYA will own, directly or indirectly, all of the issued and outstanding equity interests of Cerevel and its subsidiaries and the Cerevel equityholders will hold a portion of the common stock of New Cerevel.

The unaudited pro forma condensed combined information contained herein assumes that the ARYA’s shareholders approve the Business Combination. ARYA’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. ARYA cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, New Cerevel has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Cerevel equity between holders of the ordinary shares. As described in greater detail in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information, the first scenario, or “no redemption scenario,” assumes that none of ARYA’s public shareholders will exercise their right to have their ARYA public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Cerevel is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

NEW CEREVEL

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

June 30, 2020

(in thousands)

	ARYA (Historical)	Cerevel (Historical)	No redemption scenario			Maximum redemption scenario
			Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$1,263	$17,968	$444,487	(a),(b)	$463,718	$295,000	(a),(b)	$314,231
Prepaid expenses and other current assets	370	3,926	—		4,296	—		4,296

Total current assets	1,633	21,894	444,487		468,014	295,000		318,527

Property and equipment, net	—	10,434	—		10,434	—		10,434
Operating lease assets	—	24,543	—		24,543	—		24,543
Restricted cash	—	4,131	—		4,131	—		4,131
Marketable securities held in Trust Account	149,487	—	(149,487)	(c)	—	(149,487)	(c)	—
Other long-term assets	—	879	(424)	(d)	455	(424)	(d)	455

Total assets	$151,120	$61,881	$294,576		$507,577	$145,089		$358,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$267	$8,878	$—		$9,145	$—		$9,145
Note payable—related party	—	—	—		—	—		—
Accrued expenses and other current liabilities	140	11,439	(562)	(b)	11,017	(562)	(b)	11,017
Operating lease liabilities, current portion	—	2,453	—		2,453	—		2,453

Total current liabilities	407	22,770	(562)		22,615	(562)		22,615

Operating lease liabilities, net of current portion	—	25,037	—		25,037	—		25,037
Deferred underwriting commissions	5,233	—	(5,233)	(b)	—	(5,233)	(b)	—
Other long-term liabilities	—	9,783	(9,550)	(e)	233	(9,550)	(e)	233

Total liabilities	5,640	57,590	(15,345)		47,885	(15,345)		47,885

Series A-1 convertible preferred stock	—	147,746	(147,746)	(f)	—	(147,746)	(f)	—
Series A-2 convertible preferred stock	—	98,132	(98,132)	(f)	—	(98,132)	(f)	—

Total convertible preferred stock	—	245,878	(245,878)		—	(245,878)		—

Class A ordinary shares, subject to possible redemption	140,481	—	(140,481)	(f)	—	(140,481)	(f)	—
Preference shares	—	—	—		—	—		—
Class A ordinary shares	—	—	—		—	—		—
Class B ordinary shares	—	—	—		—	—		—
Common stock	—	—	13	(f)	13	11	(f)	11
Additional paid-in capital	5,233	82,636	699,033	(f)	786,902	549,548	(f)	637,417
Accumulated deficit	(234)	(324,223)	(2,766)	(f)	(327,223)	(2,766)	(f)	(327,223)

Total stockholders’ equity (deficit)	4,999	(241,587)	696,280		459,692	546,793		310,205

Total liabilities and stockholders’ equity (deficit)	$151,120	$61,881	$294,576		$507,577	$145,089		$358,090

NEW CEREVEL

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS FOR THE SIX MONTHS

ENDED JUNE 30, 2020

(in thousands, except share and per share amounts)

	ARYA (Historical)	Cerevel (Historical)	No redemption scenario			Maximum redemption scenario
			Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Operating expenses:
Research and development	$—	$49,142	$—		$49,142	$—		$49,142
General and administrative	221	23,716	(3,104)	(g),(h), (i)	20,833	(3,104)	(g),(h), (i)	20,833

Total operating expenses	221	72,858	(3,104)		69,975	(3,104)		69,975
Loss from operations	(221)	(72,858)	3,104		(69,975)	3,104		(69,975)
Other income (expense)
Interest income, net	—	209	—		209	—		209
Loss on marketable securities, dividends and interest held in Trust Account	(13)	—	13	(j)	—	13	(j)	—
Other income (expense), net	—	(7,292)	7,290	(k)	(2)	7,290	(k)	(2)

Loss before income taxes	(234)	(79,941)	10,407		(69,768)	10,407		(69,768)
Provision for income taxes	—	16	—		16	—		16

Net loss and comprehensive loss	$(234)	$(79,925)	$10,407		$(69,752)	$10,407		$(69,752)

Loss per Share
Weighted average shares outstanding, basic and diluted	15,449,000	6,413,225		(l)	127,450,173		(l)	112,500,173
Basic and diluted net loss per share	$(0.00)	$(12.46)		(l)	$(0.55)		(l)	$(0.62)

NEW CEREVEL

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share amounts)

	ARYA (Historical)	Cerevel (Historical)	No redemption scenario			Maximum redemption scenario
			Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Operating expenses:
Research and development	$—	$50,294	$—		$50,294	$—		$50,294
General and administrative	—	33,169	(1,000)	(g)	32,169	(1,000)	(g)	32,169

Total operating expenses	—	83,463	(1,000)		82,463	(1,000)		82,463
Loss from operations	—	(83,463)	1,000		(82,463)	1,000		(82,463)
Other income (expense)
Interest income, net	—	1,552	—		1,552	—		1,552
Other (expense) income, net	—	(46,433)	46,442	(k)	9	46,442	(k)	9

Loss before income taxes	—	(128,344)	47,442		(80,902)	47,442		(80,902)
Provision for income taxes	—	(45)	—		(45)	—		(45)

Net loss and comprehensive loss	$—	$(128,389)	$47,442		$(80,947)	$47,442		$(80,947)

Loss per Share
Weighted average shares outstanding, basic and diluted		4,651,344		(l)	127,450,173		(l)	112,500,173
Basic and diluted net loss per share		$(27.60)		(l)	$(0.64)		(l)	$(0.72)

Note 1—Description of the Business Combination

On July 29, 2020, ARYA entered into the Business Combination Agreement with Cerevel. ARYA will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ARYA will change its name to “Cerevel Therapeutics Holdings, Inc.” (“New Cerevel”). Immediately after the Domestication, Cassidy Merger Sub will merge with and into Cerevel, with Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Cerevel shall be a wholly-owned subsidiary of ARYA. After giving effect to the Business Combination, ARYA will own, directly or indirectly, all of the issued and outstanding equity interests of Cerevel and its subsidiaries and the Cerevel equityholders will hold a portion of the common stock of New Cerevel.

Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Cerevel equityholders in connection with the Business Combination will be an aggregate number of shares of New Cerevel Common Stock equal to (i) $780.0 million plus $19.0 million, which reflects the estimated aggregate exercise price of all vested options of Cerevel at the consummation of the Business Combination if such options were exercised in full (in each case, subject to certain downward adjustments set forth in the Business Combination Agreement), divided by (ii) $10.00. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $320.0 million of common stock of New Cerevel (the “PIPE Financing”).

The following summarizes the number of New Cerevel Common Stock outstanding following the consummation of the Business Combination and the PIPE Financing under the two scenarios, based on the estimated aggregate exercise price of all vested options of Cerevel at the consummation of the Business Combination excluding the potential dilutive effect of the exercise or vesting of warrants, stock options and unvested restricted stock units:

	No redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%
Bain Investor	60,003,875	47.08%	60,003,875	53.34%
Pfizer	27,388,387	21.49%	27,388,387	24.35%
ARYA public shareholders	14,950,000	11.73%	—	0.00%
Perceptive PIPE Investor and ARYA initial shareholders	7,236,500	5.67%	7,236,500	6.43%
Other PIPE Investors	17,800,000	13.97%	17,800,000	15.82%
Other Cerevel Stockholders	71,411	0.06%	71,411	0.06%

Total	127,450,173	100%	112,500,173	100%

Note 2—Basis of Presentation

The historical financial information of ARYA and Cerevel has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination and the PIPE Financing, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and the PIPE Financing and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization because Cerevel has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•	The pre-combination equityholders of Cerevel will hold the majority of voting rights in New Cerevel;

•	The pre-combination equityholders of Cerevel will have the right to appoint the majority of the directors on the New Cerevel Board;

•	Senior management of Cerevel will comprise the senior management of New Cerevel; and

•	Operations of Cerevel will comprise the ongoing operations of New Cerevel.

Under the reverse recapitalization model, the Business Combination will be treated as Cerevel issuing equity for the net assets of ARYA, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of ARYA’s Class A ordinary shares into cash:

•	Assuming No Redemptions: This presentation assumes that no ARYA shareholders exercise redemption rights with respect to their public shares.

•

Assuming Maximum Redemptions: This presentation assumes that all of ARYA’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 14,950,000 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $149.5 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of $250.0 million, consisting of ARYA trust account funds and PIPE Financing proceeds less ARYA’s unpaid expenses, to be delivered at Closing of the Business Combination and the PIPE Financing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

Cerevel modified its existing equity awards such that there will be a change of the probable performance condition at the consummation of the Business Combination. No pro forma adjustments were recorded for the incremental stock compensation expense as the adjustments were immaterial.

New Cerevel expects to enter into new equity awards with its employees upon the consummation of the Business Combination. The terms of these new equity awards have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information for the new awards.

The unaudited pro forma condensed combined financial information do not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Cerevel incurred significant losses during the historical periods presented.

Note 3—Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

a)	Cash. Represents the impact of the Business Combination and PIPE Financing on the cash balance of New Cerevel.

The table below represents the sources and uses of funds as it relates to the Business Combination:

(in thousands)

	Note	No redemption scenario	Maximum redemption scenario
ARYA cash held in Trust Account	(1)	$149,487	$149,487
PIPE—Perceptive Shareholders	(2)	30,000	30,000
PIPE—Bain Investor	(2)	100,000	100,000
PIPE—Pfizer	(2)	12,000	12,000
Other PIPE Investors	(2)	178,000	178,000
Payment to redeeming ARYA Shareholders	(3)	—	(149,487)
Payment of deferred underwriting commissions	(4)	(5,233)	(5,233)
Payment of remaining management fees	(5)	(3,000)	(3,000)
Payment of ARYA transaction costs	(6)	(138)	(138)
Payment of Cerevel transaction costs	(7)	(424)	(424)
Payment of other transaction costs	(8)	(16,205)	(16,205)

Excess cash to balance sheet from Business Combination		$444,487	$295,000

(1)	Represents the amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination at Closing.
(2)

Represents the issuance, in the PIPE Financing, to certain investors of 32,000,000 shares of New Cerevel Common Stock or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement at a price of $10.00 per share.

(3)	Represents the amount paid to ARYA shareholders who are assumed to exercise redemption rights under the maximum redemption scenario.
(4)	Represents payment of deferred IPO underwriting commissions by ARYA (see Note 3(b)(1)).
(5)	Represents payment of remaining management fees under the Management Agreement (see Note 3(b)(2)).
(6)	Represents payment of ARYA transaction costs related to the Business Combination (see Note 3(b)(3)).
(7)	Represents payment of Cerevel transaction costs related to the Business Combination (see Note 3(b)(4)).
(8)	Represents payment of other Business Combination transaction costs ((see Note 3(b)(5)).

b)	Business Combination costs.

(1)

Payment of deferred IPO underwriting commissions incurred by ARYA in the amount of $5.2 million (see Note 3(a)(4)). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in deferred underwriting commission liability.

(2)

Payment of remaining management fees pursuant to the Management Agreement in the amount of $3.0 million (see Note 3(a)(5)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding increase in accumulated deficit (see Note 3(f)).

(3)

Payment of ARYA transaction costs related to the Business Combination in the amount of $0.1 million (see Note 3(a)(6)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in accrued expenses and other current liabilities.

(4)

Payment of Cerevel transaction costs related to the Business Combination in the amount of $0.4 million (see Note 3(a)(7)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in accrued expenses and other current liabilities.

(5)

Payment of incremental expenses related to the Business Combination and the PIPE Financing in the amount of $16.2 million (see Note 3(a)(8)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital (see Note 3(f)).

c)	Trust Account. Represents release of the restricted investments and cash held in the ARYA trust account upon consummation of the Business Combination (See Note 3(a)(1)).

d)

Capitalization of Cerevel transaction costs. Reflects recognition of capitalized Cerevels’ transaction expenses related to the Business Combination of $0.4 million as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet reflects this adjustment as a reduction of other long-term assets, with a corresponding decrease in additional paid-in capital (see Note 3(f)).

e)

Stock Purchase Agreement and Share Purchase Option. Reflects elimination of the fair value of the remaining Equity Commitment liability of $8.7 million and elimination of the fair value of the Share Purchase Option of $0.9 million. The unaudited pro forma condensed combined balance sheet reflects this adjustment as a reduction of other long-term liabilities, with a corresponding increase in additional paid-in capital (see Note 3(f)).

f)

Impact on equity. The following table represents the impact of the Business Combination and PIPE Financing on the number of shares of Class A ordinary shares and represents the total equity section assuming no redemptions by ARYA shareholders:

(in thousands, except share amounts)

	Common Shares
	Number of Shares		Par Value			Additional paid-in capital
	Class A Stock	Class B Stock	Class A Stock	Class B Stock	Cerevel’s Stock		Accumulated deficit
Pre Business Combination—ARYA shareholders	901,904	3,737,500	$—	$—	$—	$5,233	$(234)
Pre Business Combination—Perceptive PIPE Investor and ARYA initial shareholders	499,000	—	—	—	—	—	—
Pre Business Combination—Cerevel	—	—	—	—	245,878	82,636	(324,223)
Reclassification of redeemable shares to Class A common shares	14,048,096	—	1	—	—	140,480	—
Bain Investor	60,003,875	—	6	—	—	99,994	—
Pfizer	27,388,387		3		—	11,997	—
Perceptive PIPE Investor and ARYA initial shareholders	6,737,500	(3,737,500)	1	—	—	29,999	—
Other PIPE Investors	17,800,000	—	2	—	—	177,998	—
Other Cerevel Stockholders	71,411	—	—	—	—	—	—

Balances after share transactions of New Cerevel	127,450,173	—	13	—	245,878	548,337	(324,457)

Estimated transaction costs	—	—	—	—	—	(16,205)	—
Payment of remaining management fees	—	—	—	—	—	—	(3,000)
Capitalized transaction costs of Cerevel	—	—	—	—	—	(424)	—
Elimination of historical accumulated deficit of ARYA	—	—	—	—	—	(234)	234
Elimination of historical stock of Cerevel	—	—	—	—	(245,878)	245,878	—
Elimination of Equity Commitment	—	—	—	—	—	8,650	—
Elimination of Share Purchase Option	—	—	—	—	—	900	—

Post-Business Combination	127,450,173	—	$13	$—	$—	$786,902	$(327,223)

In case of maximum redemption by holders of ARYA ordinary shares, the following table represents the impact of the Business Combination and PIPE Financing on the number of shares of ARYA Class A ordinary shares and represents the total equity section:

(in thousands, except share amounts)

	Common Shares					Additional paid-in capital
	Number of Shares		Par Value
	Class A Stock	Class B Stock	Class A Stock	Class B Stock	Cerevel’s Stock		Accumulated deficit
Pre Business Combination—ARYA shareholders	901,904	3,737,500	$—	$—	$—	$5,233	$(234)
Pre Business Combination—Perceptive PIPE Investor and ARYA initial shareholders	499,000	—	—	—	—	—	—
Pre Business Combination—Cerevel	—	—	—	—	245,878	82,636	(324,223)
Reclassification of redeemable shares to Class A common shares	14,048,096	—	1	—	—	140,480	—
Less: Redemption of redeemable shares	(14,950,000)	—	(2)	—	—	(149,485)	—
Bain Investor	60,003,875	—	6	—	—	99,994	—
Pfizer	27,388,387	—	3	—	—	11,997	—
Perceptive PIPE Investor and ARYA initial shareholders	6,737,500	(3,737,500)	1	—	—	29,999	—
Other PIPE Investors	17,800,000	—	2	—	—	177,998	—
Other Cerevel Stockholders	71,411	—	—	—	—	—	—

Balances after share transactions of New Cerevel	112,500,173	—	11	—	245,878	398,852	(324,457)

Estimated transaction costs	—	—	—	—	—	(16,205)	—
Payment of remaining management fees	—	—	—	—	—	—	(3,000)
Capitalized transaction costs of Cerevel	—	—	—	—	—	(424)	—
Elimination of historical accumulated deficit of ARYA	—	—	—	—	—	(234)	234
Elimination of historical stock of Cerevel	—	—	—	—	(245,878)	245,878	—
Elimination of Equity Commitment	—	—	—	—	—	8,650	—
Elimination of Share Purchase Option	—	—	—	—	—	900	—

Post-Business Combination	112,500,173	—	$11	$—	$—	$637,417	$(327,223)

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2020 and Year Ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 are as follows:

g)

Exclusion of management fees. Reflects adjustments made to eliminate historical management fees of Cerevel under the Management Agreement of $0.5 million and $1.0 million for six months ended June 30, 2020 and year ended December 31, 2019, respectively, which Cerevel will not be incurring post-Business Combination.

h)	Exclusion of ARYA transaction costs. Reflects adjustment made to eliminate ARYA transaction costs related to the Business Combination in amount of the $0.1 million.

i)	Exclusion of costs related to previously planned IPO of Cerevel. Reflects adjustment made to exclude the costs related to previously planned IPO of Cerevel in the amount of $2.5 million.

j)	Exclusion of loss on marketable securities, dividends and interest held in Trust Account. Reflects exclusions of loss on marketable securities, dividends and interest held in trust account.

k)

Stock Purchase Agreement and Share Purchase Option. Reflects (1) elimination of historical loss on the change in fair value measurement of the Equity Commitment of $6.7 million and $51.5 million for six months ended June 30, 2020 and year ended December 31, 2019, respectively, and (2) elimination of historical loss on the change in fair value measurement of the Share Purchase Option of $0.6 million and gain of $5.1 million for six months ended June 30, 2020 and year ended December 31, 2019, respectively.

l)

Net loss per share. Represents pro forma net loss per share based on pro forma net loss and 127,450,173 and 112,500,173 total pro forma shares outstanding upon consummation of the Business Combination and PIPE Financing for no redemption and maximum redemption scenarios, respectively. For each period presented, there is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of common stock of New Cerevel outstanding would have been anti-dilutive.

INFORMATION ABOUT ARYA

We are a blank check company incorporated on February 20, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on July 29, 2020. We intend to finance the Business Combination through the issuance of New Cerevel Common Stock.

Our Sponsor is an affiliate of Perceptive Advisors, a leading life sciences focused investment firm with over $7 billion of regulatory assets under management as of December 31, 2019. Since its launch in 1999, Perceptive Advisors has focused exclusively on the healthcare industry. Our founders are the founder and management of Perceptive Advisors. Joseph Edelman, our Chairman, founded Perceptive Advisors in 1999. Adam Stone, our Chief Executive Officer, is the Chief Investment Officer of Perceptive Advisors, Michael Altman, our Chief Financial Officer, is a Managing Director at Perceptive Advisors and Konstantin Poukalov, our Chief Business Officer, is a Managing Director at Perceptive Advisors. Perceptive Advisors’ investment activity is focused on identifying both private and public companies in the life sciences and medical technology sectors and currently has investments in over 150 companies. The team at Perceptive Advisors consists of trained scientists, physicians and financial analysts who are passionately committed to identifying innovation that can drive critical change to current treatment paradigms. Perceptive Advisors invests across the capital structure and throughout a company’s growth cycle which provides access to a broad universe of management teams and companies seeking flexible capital solutions. Perceptive Advisors is also an active investor in pre-initial public offering financing rounds known as “crossovers.” Perceptive Advisors has invested in over 75 private companies since 2013 and in 2019 met with over 200 private companies in evaluation of private growth financing rounds, crossovers, and pre-initial public offering analysis.

On June 9, 2020, we consummated an initial public offering of 14,950,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 499,000 private placement units at an offering price of $10.00 per unit. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant.

Following the closing of our initial public offering, an amount equal to $149,500,000 of the net proceeds from its initial public offering and the sale of the private placement units was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2020, funds in the trust account totaled approximately $149,572,055 and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ARYA does not complete a business combination by June 9, 2022, or (iii) the redemption of all of the public shares if ARYA is unable to complete a business combination by June 9, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

ARYA’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “ARYBU,” “ARYB” and “ARYBW,” respectively.

Financial Position

As of June 30, 2020 and June 9, 2020, in the trust account, we had approximately $149.5 million held in marketable securities and $149.5 million held in cash, respectively, not taking into account payment of

$5,232,500 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using ARYA’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.005 per public share as of September 30, 2020. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until June 9, 2022 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by June 9, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by June 9, 2022. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by June 9, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by June 9, 2022).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 9, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At June 30, 2020 and June 9, 2020, we had access to up to $149.5 million from the proceeds of the initial public offering and the sale of the private placement units with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors—Risks Related to the Business Combination and ARYA—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Joseph Edelman	64	Chairman
Adam Stone	40	Chief Executive Officer and Director
Michael Altman	38	Chief Financial Officer and Director
Konstantin Poukalov	36	Chief Business Officer
Jake Bauer	41	Director
Chad Robins	46	Director
Todd Wider	55	Director

Joseph Edelman serves as the Chairman of our board of directors. Mr. Edelman is Founder, Chief Executive Officer and Portfolio Manager of Perceptive Advisors. He also served as Chairman of the board of directors of ARYA Sciences Acquisition Corp. since July 2018 until it completed its business combination with Immatics B.V. on July 1, 2020. Prior to founding Perceptive Advisors, Mr. Edelman was a Senior Analyst at Aries Fund, a Paramount Capital Asset Management biotechnology hedge fund, from 1994 through 1998. Prior to that position, Mr. Edelman was a Senior Biotechnology Analyst at Prudential Securities from 1990 to 1994. Mr. Edelman started his career in the healthcare sector of the securities industry as a Biotechnology Analyst at Labe, Simpson from 1987 to 1990. Mr. Edelman earned an MBA from New York University and a BA, magna cum laude, in psychology from the University of California San Diego.

We believe that Mr. Edelman’s broad operational and transactional experience make him well qualified to serve as the Chairman of our board of directors.

Adam Stone serves as our Chief Executive Officer and is a member of our board of directors. Mr. Stone joined Perceptive Advisors in 2006 and has acted as Chief Investment Officer since 2012 and is a member of the internal investment committees of Perceptive Advisors’ credit opportunities and venture funds. Mr. Stone formerly served on the board of directors of ARYA Sciences Acquisition Corp., which completed its business combination with Immatics B.V. on July 1, 2020. He now currently serves on the board of Immatics B.V. and also serves on the boards of directors of Solid Biosciences (Nasdaq: SLDB), Renovia, and Xontogeny, which are portfolio companies of Perceptive Advisors. Prior to joining Perceptive Advisors, Mr. Stone was a Senior Analyst at Ursus Capital from 2001 to 2006 where he focused on biotechnology and specialty pharmaceuticals. During Mr. Stone’s tenure at Ursus Capital, Mr. Stone focused on biotech and specialty pharmaceuticals. Mr. Stone graduated with honors from Princeton University with a BA in molecular biology.

We believe that Mr. Stone’s broad operational and transactional experience, and his position as Chief Executive Officer, make him well qualified to serve on our board of directors.

Michael Altman, CFA, serves as our Chief Financial Officer and is a member of our board of directors. Mr. Altman joined Perceptive Advisors in 2007, is a Managing Director on the investment team and is a member of the internal investment committee of Perceptive Advisors’ credit opportunities fund. Mr. Altman’s focus is on medical devices, diagnostics, digital health and specialty pharmaceuticals. Mr. Altman also serves on the boards of directors of Vitruvius Therapeutics and Lyra Therapeutics (Nasdaq: LYRA), which are portfolio companies of Perceptive Advisors. Mr. Altman also served on the board of ARYA Sciences Acquisition Corp. (Nasdaq: ARYA) until it completed its business combination with Immatics B.V. on July 1, 2020. Prior to joining Perceptive Advisors in, Mr. Altman was a trader and analyst at First New York Securities from 2005 to 2007. Mr. Altman graduated from the University of Vermont with a BS in Business Administration.

We believe that Mr. Altman’s broad operational and transactional experience make him well qualified to serve on our board of directors.

Konstantin Poukalov, our Chief Business Officer, joined Perceptive Advisors in 2019 and is a Managing Director at Perceptive Advisors focused on various strategies across the Perceptive platforms. Mr. Poukalov also serves on the boards of directors of Lyra Therapeutics (Nasdaq: LYRA), Landos Biopharma, Inc. and LianBio, which are portfolio companies of Perceptive Advisors. Prior to joining Perceptive, Mr. Poukalov served as Executive Vice President and Chief Financial Officer of Kadmon Holdings (NYSE: KDMN) from 2014 to 2018. From 2012 to 2014, Mr. Poukalov served as Kadmon’s Vice President, Strategic Operations. Prior to joining Kadmon, Mr. Poukalov was a member of the healthcare investment banking group at Jefferies LLC from 2009 to 2012, focusing on companies across the life sciences and biotechnology sectors. Prior to Jefferies, Mr. Poukalov was a member of UBS Investment Bank, focusing on the healthcare industry, from 2006 to 2009. Mr. Poukalov graduated from Stony Brook University with a Bachelor of Engineering in Electrical Engineering.

We believe that Mr. Poukalov’s experience in the healthcare and life sciences industries make him well qualified to serve on our board of directors.

Jake Bauer has agreed to serve on our board of directors. Mr. Bauer has served as the Chief Business Officer of MyoKardia, Inc. since April 2018 and as the Senior Vice President, Finance and Corporate Development and Principal Financial Officer of MyoKardia, Inc. from July 2016 to April 2018. Prior to, he also served as the Vice President, Business Development and Business Operations of MyoKardia, Inc. since July 2014. Mr. Bauer also currently serves on the board of directors of Phoenix Tissue Repair, Inc. Prior to joining MyoKardia, Inc., Mr. Bauer was Vice President, Business Operations and head of corporate development at Ablexis, LLC (“Ablexis”), a biotechnology company, from May 2011 to July 2014. At Ablexis, he led the development and implementation of the company’s corporate strategy and business development activities and oversaw business operations. Prior to Ablexis, Mr. Bauer was a principal at Third Rock Ventures from 2007 to 2011, where he identified, evaluated and developed new opportunities for investment, assisted with startup, corporate development and operations of portfolio companies, and negotiated financings. While at Third Rock Ventures, he was actively involved in a variety of leading biopharmaceutical companies including Agios Pharmaceuticals, Inc., CytomX Therapeutics Inc., and Global Blood Therapeutics, Inc. Prior to Third Rock Ventures, Mr. Bauer served in roles in the investment group at Royalty Pharma AG and the business development group at Endo Pharmaceuticals Inc. and was previously a management consultant at Putnam Associates. Mr. Bauer holds a BS in biology and a BA in economics from Duke University and an MBA from Harvard Business School.

We believe that Mr. Bauer’s experience in the healthcare and life sciences industries make him well qualified to serve on our board of directors.

Chad Robins has agreed to serve on our board of directors. Mr. Robins co-founded Adaptive Biotechnologies Corporation (Nasdaq: ADPT) in September 2009 and has served as its Chief Executive Officer and director since incorporation. He has also served on the board of directors of Life Science Washington since January 2017 and Headlight Technologies, Inc. since July 2014. He also co-founded and served on the board of directors for Aortica Corporation from October 2014 to November 2019. Mr. Robins holds an MBA from The Wharton School at the University of Pennsylvania and a BS in Managerial Economics from Cornell University.

We believe that Mr. Robins’ experience in the healthcare and life sciences industries make him well qualified to serve on our board of directors.

Dr. Todd Wider has agreed to serve on our board of directors. Dr. Wider is an active, honorary member of the medical staff of Mount Sinai Hospital in New York, where he worked for over 20 years, and is a plastic and reconstructive surgeon who focused on cancer surgery. Dr. Wider has served on the board of directors of Abeona Therapeutics Inc. (Nasdaq: ABEO) since May 2015 and ARYA Sciences Acquisition Corp. (Nasdaq: ARYA) since October 2018. Dr. Wider also is the Executive Chairman of Emendo Biotherapeutics, which focuses on highly specific and differentiated gene editing. Dr. Wider previously consulted with a number of entities in the biotechnology space. Dr. Wider received an MD from Columbia College of Physicians and Surgeons, where he was Rudin Fellow, and an AB, with high honors and Phi Beta Kappa, from Princeton University. He did his residency in general surgery and plastic and reconstructive surgery at Columbia Presbyterian Medical Center, and postdoctoral fellowships in complex reconstructive surgery at Memorial Sloan Kettering Cancer Center, where he was Chief Microsurgery Fellow, and in craniofacial surgery at the University of Miami. Dr. Wider is also a principal in Wider Film Projects, a documentary film company focusing on producing films with sociopolitical resonance.

We believe that Dr. Wider’s experience in the healthcare and life sciences industries make him well qualified to serve on our board of directors.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes (Class I, II and III) with Class I consisting of four directors and Class II and III consisting of three director. Only one class of directors will be elected in each year, and each class (except for those directors appointed prior to our first annual general meeting of shareholders) will serve a three-year term. The term of office of the first class of directors, consisting of Chad Robins, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Jake Bauer and Todd Wider, will expire at our second annual general meeting of shareholders. The term of office of the third class of directors, consisting of Joseph Edelman, Adam Stone and Michael Altman, will expire at our third annual general meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Pursuant to an agreement to be entered into prior to the closing of our initial public offering, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, chief financial officer, chief business officer, president, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We established an audit committee of the board of directors. Jake Bauer, Chad Robins and Todd Wider serve as members of our audit committee. Our board of directors has determined that each of Jake Bauer, Chad Robins and Todd Wider are independent. Todd Wider serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that each member qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We established a nominating committee of our board of directors. The members of our nominating committee are Jake Bauer, Chad Robins and Todd Wider, and Chad Robins serves as chairman of the nominating committee. Our board of directors has determined that each of Jake Bauer, Chad Robins and Todd Wider are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We established a compensation committee of our board of directors. The members of our compensation committee are Jake Bauer, Chad Robins and Todd Wider, and Jake Bauer serves as chairman of the compensation committee.

Our board of directors has determined that each of Jake Bauer, Chad Robins and Todd Wider are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with the Existing Organizational Documents. We have the right to seek damages if a duty owed by any of our directors is breached. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities, including entities that are affiliates of our Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our Sponsor and our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and any public shares purchased during or after our initial public offering in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 9, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. With certain limited exceptions, the private placement units, the private placement shares, the private placement warrants and the Class A ordinary shares underlying such warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Accordingly, as a result of multiple business affiliations, ARYA’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to ARYA if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. ARYA does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect ARYA’s ability to complete a business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

In May 2020, our Sponsor transferred 30,000 Class B ordinary shares to each of Messrs. Bauer, Robins and Wider. None of our executive officers or directors have received any cash compensation for services rendered to us. Since the consummation of our initial public offering and until the earlier consummation of our initial business combination and our liquidation, we will reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Cerevel. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New Cerevel to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of ARYA or its subsidiaries or any other individual having a relationship with ARYA which in the opinion of the ARYA Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Joseph Edelman, Jake Bauer, Chad Robins and Todd Wider are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

Properties

We currently maintain our executive offices at 51 Astor Place, 10th Floor, New York, New York 10003. The cost for our use of this space is included in the $10,000 per month fee we pay to our Sponsor for office space, administrative and support services. Upon consummation of the Business Combination, the principal executive offices of New Cerevel will be located at 131 Dartmouth Street, Suite 502, Boston, MA 02116.

Competition

If we succeed in effecting the Business Combination with Cerevel, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

ARYA has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, ARYA’s annual reports contain financial statements audited and reported on by ARYA’s independent registered public accounting firm.

We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Law. As an exempted company, we applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

ARYA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “ARYA,” “we,” “us” or “our” refer to ARYA prior to the consummation of the Business Combination. The following discussion and analysis of ARYA’s financial condition and results of operations should be read in conjunction with ARYA’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on February 20, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

ARYA’s sponsor is ARYA Sciences Holdings II, a Cayman Islands exempted limited company. The registration statement for the initial public offering was declared effective on June 4, 2020. On June 9, 2020, ARYA consummated its Initial Public Offering of 14,950,000 units, including 1,950,000 additional units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions.

Simultaneously with the closing of the initial public offering, ARYA consummated the private placement (the “private placement”) of 499,000 units at a price of $10.00 per private placement unit in a private placement to the Sponsor, generating gross proceeds of approximately $5.0 million.

Upon the closing of initial public offering and the Private Placement, $149.5 million ($10.00 per Unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement were placed in the Trust Account and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

ARYA’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of private placement units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

If ARYA is unable to complete an initial business combination within 24 months from the closing of the initial public offering, or June 9, 2022 (the “Combination Period”), ARYA will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to ARYA to pay for ARYA’s income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ARYA’s remaining shareholders and ARYA’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to ARYA’s warrants, which will expire worthless if ARYA fails to consummate an initial business combination within the Combination Period.

As of June 30, 2020 and June 9, 2020, we had approximately $1.3 million and $1.4 million, respectively, in cash held outside of the trust account; approximately $149.5 million in marketable securities and $149.5 million in cash, respectively, held in the trust account; and deferred offering costs of approximately $5.2 million.

Proposed Business Combination

On July 29, 2020, ARYA entered into the Business Combination Agreement. In connection with the Business Combination, ARYA also entered into the Subscription Agreements and the ARYA Shareholder Transaction Support Agreements and Shareholder Support Agreements, as further described in “Business Combination Proposal—Related Agreements.”

At the closing of the Cerevel Business Combination, the Perceptive Shareholders, the Bain Shareholder, the Pfizer Shareholder and certain other individuals will enter into the Amended and Restated Registration and Shareholder Rights Agreement with ARYA.

Results of Operations and Known Trends or Future Events

ARYA’s entire activity since inception up to June 30, 2020 was in preparation for its formation and the Initial Public Offering. ARYA will not be generating any operating revenues until the closing and completion of an initial business combination.

For the three months ended June 30, 2020, ARYA had net loss of approximately $199,000, which consisted of approximately $185,000 general and administrative expenses and approximately $13,000 in loss on marketable securities, dividends and interest held in Trust Account.

For the period from February 20, 2020 (inception) through June 30, 2020, ARYA had net loss of approximately $234,000, which consisted of approximately $220,000 general and administrative expenses and approximately $13,000 in loss on marketable securities, dividends and interest held in Trust Account.

Liquidity and Capital Resources

As of June 30, 2020, ARYA had approximately $1.3 million in its operating bank account, and working capital of approximately $1.2 million.

ARYA’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the founder shares, the loan proceeds of $250,000 from the Sponsor pursuant to the a promissory note, and the proceeds from the consummation of the Private Placement not held in the Trust Account. ARYA fully repaid the promissory note on June 8, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of ARYA’s officers and directors may, but are not obligated to, provide us the Working Capital Loans. As of June 30, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, ARYA’s management believes that ARYA will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of ARYA’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, ARYA will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

ARYA’s management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on ARYA’s financial position, results of ARYA’s operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

Administrative Support Agreement

Commencing on the effective date of the registration statement on Form S-1 related to the initial public offering through the earlier of consummation of the initial business combination and ARYA’s liquidation, ARYA will reimburse the Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. ARYA incurred approximately $8,700 in general and administrative expenses in the accompanying unaudited condensed statements of operations for both the three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020.

Registration Rights

The holders of Class B ordinary shares, private placement units, private placement shares, private placement warrants, Class A ordinary shares underlying the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans), will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that ARYA register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to ARYA’s completion of its business combination. However, the registration and shareholder rights agreement provides that ARYA will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Class B ordinary shares, in accordance with the letter agreement ARYA’s initial shareholders entered into and (ii) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of its business combination. ARYA will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

ARYA granted the underwriters in the initial public offering a 45-day option from the final prospectus relating to the initial public offering to purchase up to 1,950,000 additional units to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions. On June 9, 2020, the underwriters in the initial public offering fully exercised their over-allotment option.

The underwriters in the initial public offering were entitled to an underwriting discount of $0.20 per unit, or approximately $3.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $5.2 million in the aggregate will be payable to the underwriters in the initial public offering for deferred underwriting commissions. The deferred fee will become payable to the underwriters in the initial public offering from the amounts held in the Trust Account solely in the event that ARYA completes an initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

Class A ordinary shares subject to possible redemption

ARYA accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within ARYA’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. ARYA’s Class A ordinary shares feature certain redemption rights that are considered to be outside of ARYA’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020, 14,048,096 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of ARYA’s balance sheet.

Net loss per ordinary shares

Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the periods. ARYA has not considered the effect of the warrants underlying the units sold in the initial public offering (including the consummation of the over-allotment) and the private placement warrants underlying the private placement units to purchase an aggregate of 5,149,666 Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

ARYA’s unaudited condensed statements of operations include a presentation of loss per share for ordinary shares subject to redemption in a manner similar to the two class method of income per share. Net loss per share, basic and diluted for Class A ordinary shares for three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020 are calculated by dividing the loss on marketable securities, dividends and interest held in Trust Account of approximately $13,000 for each period by the weighted average number of Class A ordinary shares outstanding for the periods.

Net loss per share, basic and diluted for Class B ordinary shares for the three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020 are calculated by dividing the net loss of approximately $199,000 and $234,000, less net loss attributable to Class A ordinary shares of approximately $13,000 and approximately $13,000, resulted to a net loss of approximately $185,000 and approximately $220,000, respectively, by the weighted average number of Class B ordinary shares outstanding for the periods.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. As of June 30, 2020, we were not subject to any market or interest rate risk. The net proceeds of the initial public offering and the sale of the private placement units held in the trust account will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of June 30, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. ARYA qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. ARYA is electing to delay the adoption of new or revised accounting standards, and as a result, ARYA may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, ARYA is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” ARYA chooses to rely on such exemptions ARYA may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the initial public offering or until ARYA is no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT CEREVEL

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “Cerevel,” “we,” “us,” “our” and other similar terms refer to Cerevel and its subsidiaries prior to the Business Combination and to New Cerevel and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a clinical-stage biopharmaceutical company that combines a deep understanding of disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience diseases, including schizophrenia, epilepsy and Parkinson’s disease. Our “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates, was developed through over twenty years of research and investment by Pfizer and is supported by an initial capital commitment from an affiliate of Bain Capital and a keystone equity position from Pfizer. We are advancing our broad and diverse pipeline with at least eight clinical trials underway or expected to start by the end of 2021. We have built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company experience and capabilities in drug discovery and development.

Our portfolio of product candidates is based on a differentiated understanding of the neurocircuitry of CNS diseases, as well as the key pillars of our unique approach: (1) receptor-drug interactions at the atomic level to achieve targeted receptor subtype selectivity, (2) orthosteric and allosteric chemistry to achieve ideal receptor pharmacology and (3) robust packages of preclinical and clinical data that elucidate the key points of differentiation for our compounds. Our rational design approach uses measured and calculated structural and surface charge information from the target protein combined with high-resolution crystallography data, computational homology models, screening of single-residue mutant proteins, indirect solution-phase imaging techniques and other biophysical measurements to glean key molecular-level information about the interaction between a target protein and our product candidates. These insights then drive structure-informed design of subsequent molecules. Due to our understanding of the specificity and dynamic range of neural networks and how to modulate them, we believe that our product candidates have the potential to achieve optimal therapeutic activity while minimizing unintended side effects of currently available therapies. Below are our five clinical-stage product candidates:

1.

CVL-231 is a positive allosteric modulator, or PAM, that selectively targets the muscarinic acetylcholine 4 receptor subtype, or M4, and is currently in an ongoing Phase 1b multiple ascending dose, or MAD, and pharmacokinetic/pharmacodynamic, or PK/PD, trial for the treatment of patients with schizophrenia, with data expected in the second half of 2021.

2.

CVL-865 is a PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. We initiated a Phase 2 proof-of-concept trial in drug-resistant focal onset seizures in epilepsy, or focal onset epilepsy, and plan to initiate a Phase 1 proof-of-principle trial in acute anxiety in the second half of 2020. Data are expected in the second half of 2021 for the Phase 1 anxiety trial and in the second half of 2022 for the Phase 2 epilepsy trial.

3.

Tavapadon is a selective dopamine D1/D5 partial agonist that we are developing for the treatment of early- and late-stage Parkinson’s disease. We initiated a registration-directed Phase 3 program for tavapadon beginning in January 2020, which will include two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. Initial data readouts from our Phase 3 program are expected in the first half of 2023.

4.

CVL-871 is a selective dopamine D1/D5 partial agonist specifically designed to achieve a modest level of partial agonism, which we believe may be useful in modulating the complex neural networks that govern cognition, motivation and apathy behaviors in neurodegenerative diseases. We plan to initiate a Phase 2a trial for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022.

5.

CVL-936 is a selective dopamine D3-preferring antagonist that we are developing for the treatment of substance use disorder, or SUD. We initiated a Phase 1 single ascending dose, or SAD, trial in January

2020. After completing dosing of Cohort 1, we concluded this study early due to the COVID-19 global pandemic and the receipt of sufficient clinical data for the intended purposes of this trial. We are evaluating such data and formulating our plans with respect to the development of this product candidate.

We believe that all five of our clinical-stage product candidates have target product profiles that may enable them to become backbone therapies in their respective lead indications, either replacing standards of care as monotherapies or enhancing treatment regimens as adjunct to existing therapies. Results from the clinical trials mentioned above will guide the potential development of our product candidates in additional indications with similar neurocircuitry deficits.

In addition to our clinical-stage pipeline, we plan to advance the development of our preclinical portfolio across multiple neuroscience indications. We are deploying the latest technologies, such as artificial intelligence and DNA-encoded chemical libraries, to efficiently identify new therapeutic molecules, including those with disease-modifying potential. We believe that our approach will enable us to create a leading neuroscience drug discovery and development platform to transform the lives of patients living with neuroscience diseases.

Behind our portfolio stands a team with a multi-decade track record of drug approvals and commercial success. This track record has been driven by their extensive experience with empirically-driven clinical trial design and implementation, a history of successful interactions with regulatory agencies and relationships with global key opinion leaders. We believe that the distinctive combination of our management team and our existing pipeline has the potential to bring to patients the next generation of transformative neuroscience therapies.

Our Approach

Fundamental to our approach is understanding how deficits in neurocircuitry drive the development of symptoms in neuroscience diseases. Achieving optimal therapeutic benefit and minimizing unintended side effects in neuroscience diseases requires tuning the specificity and dynamic range of neural networks. Recent advancements in chemistry, genomics and proteomics have provided tools to enable targeted receptor selectivity with specificity to neural networks that underlie disease symptomatology. Fine-tuning the dynamic range of selective neurotransmitter neurocircuitry requires carefully-designed receptor pharmacology, such as allosteric modulation or partial agonism, to normalize neural network function without over-activation or over-suppression.

Below are the key pillars of our approach:

•

Mechanism of action – targeted receptor selectivity: A single neurotransmitter can act on multiple receptor subtypes that are expressed differentially among neuron types and neural networks within the brain and nervous system. We believe the ability to selectively target neurotransmitter receptor subtypes may provide an important opportunity to achieve maximum activity within specific neural networks while minimizing unintended interactions in other areas of the nervous system that are targeted by non-selective compounds and result in unwanted side effects.

•

Receptor pharmacology: Neural networks in the brain operate within a dynamic range, and our understanding of disease state mechanics allows us to design molecular attributes that are intended to normalize this range for each disease. For example, classical full receptor agonism or antagonism may fully activate or inactivate neural circuits and can compensate for disease but also limit normal functional dynamic range. However, partial agonism or allosteric modulation can correct or fine-tune the range of network signaling without fully blocking or overexciting normal activity. Each disease state represents a unique abnormality in neural network activity requiring a nuanced pharmacological approach. In addition, molecules require specific physical and metabolic properties to become a viable commercial product. Incorporating all of these characteristics into a single molecule can be extremely challenging. The evidence to date for our product candidates suggests that they may balance targeted selectivity with optimal receptor pharmacology. We believe this underscores the differentiation and therapeutic potential of our pipeline.

•

Robust clinical and preclinical evaluation: Our clinical-stage product candidates have undergone robust clinical and preclinical testing to provide support for continued advancement through the clinical development process. In these early clinical trials and preclinical studies, we have generally observed PK, bioavailability, brain penetration and reduced off-target activity, that demonstrate the potential for reducing tolerability issues. In addition, data from these trials support dose selection generally informed by PET receptor occupancy and clinical biomarkers. Based on extensive characterization and research, our product candidates were designed to reproduce validated biological activity while addressing the limitations of prior known compounds. We believe the wealth of clinical and preclinical data generated to date strongly positions our product candidates for clinical advancement.

Our Pipeline

The following table summarizes our current portfolio of product candidates. This table does not include two additional preclinical programs with disease-modifying potential that have not yet been disclosed.

Our Product Candidates

CVL-231

We are developing CVL-231 for the treatment of schizophrenia. CVL-231 was rationally designed as a PAM that selectively targets the muscarinic acetylcholine 4, or M4, receptor subtype to harness the anti-

psychotic benefit believed to be associated with M4 while minimizing the cholinergic side effects typically associated with pan-muscarinic agonists. We believe CVL-231 has the potential to mark a significant medical advancement as the muscarinic acetylcholine pathway has long been associated with mediation of neurotransmitter imbalance underlying psychosis. To our knowledge, CVL-231 is the only M4-selective PAM currently active in clinical development.

CVL-231 demonstrated robust activity in multiple preclinical psychosis models, including potential benefit in improving cognitive endpoints. Our development plan for CVL-231 is informed by thorough in vitro and in vivo PK and pharmacodynamic characterization as well as data from competitive muscarinic compounds. CVL-231 has been evaluated in 17 healthy volunteers in a Phase 1 SAD trial which showed that it was generally well tolerated with no serious adverse events or subject discontinuations.

We are currently conducting a Phase 1b MAD and PK/PD trial of CVL-231 in patients with schizophrenia, with data expected in the second half of 2021. We also plan to conduct two positron emission tomography, or PET, trials in healthy volunteers to inform CVL-231 receptor occupancy and its impact on dopamine receptor pharmacodynamics in 2021 to inform dose selection for our planned later-stage clinical trials.

CVL-865

We are developing CVL-865 for the treatment of both epilepsy and anxiety. CVL-865 was rationally designed as an orally-bioavailable, twice-daily PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. We believe that by having minimal receptor activation via the alpha-1 subunit-containing GABAA receptor, CVL-865 can minimize the negative side effects of sedation and potential for loss of efficacy with repeated use, or tolerance, and addiction seen with traditional non-selective GABAA receptor modulators, such as benzodiazepines, or BZDs. To our knowledge, CVL-865 is the only alpha-2/3/5 selective GABAA receptor PAM being evaluated in clinical trials for epilepsy.

CVL-865 has been evaluated in 289 subjects across nine clinical trials to date. In a Phase 2, double-blind, crossover trial in photoepilepsy patients comparing CVL-865 to lorazepam, a commonly prescribed BZD, and to placebo, CVL-865 demonstrated anti-epileptic activity similar to lorazepam. In this trial, six out of seven photosensitive patients taking CVL-865 achieved complete suppression of epileptiform activity evoked by strobe lights. In a Phase 1 trial comparing CVL-865 to lorazepam, healthy volunteers were assessed using the NeuroCart CNS test battery to characterize the pharmacodynamics of CVL-865. Compared with lorazepam, CVL-865 demonstrated a greater reduction in saccadic peak velocity, a biomarker indicating engagement of alpha-2/3 subunit-containing GABAA receptors, while having reduced effects on motor coordination (sedation) and cognition. In a Phase 1 MAD trial in healthy volunteers, CVL-865 showed no dose-related somnolence after the initial titration period, even at dose levels consistent with receptor occupancy of approximately 80%. Taken together, we believe these data suggest that CVL-865 may have the potential for anti-epileptic activity comparable to currently available BZDs, with reduced sedation, tolerance and withdrawal liabilities that, unlike BZDs, can be dosed chronically.

Based on this extensive clinical data, we initiated a Phase 2 proof-of-concept trial in drug-resistant focal onset epilepsy in the second half of 2020, with data expected in the second half of 2022. The focal onset epilepsy population is the largest subpopulation of epilepsy patients and is often studied to establish proof-of-concept in the development of an anti-epileptic drug, or AED. We also plan to initiate a Phase 1 proof-of-principle trial for acute anxiety in healthy volunteers in the second half of 2020 with data expected in the second half of 2021.

Tavapadon

We are developing tavapadon for the treatment of both early- and late-stage Parkinson’s, a neurodegenerative disorder characterized by the death of dopamine-producing neurons in the brain. Tavapadon was rationally designed as an orally-bioavailable, once-daily partial agonist that selectively targets dopamine D1/D5 receptor subtypes with the goal of balancing meaningful motor control activity with a favorable tolerability profile. To our knowledge, tavapadon is the only D1/D5 partial agonist currently in clinical development and the first oral D1/D5 agonist to have achieved sustained motor control improvement in Phase 2 trials of Parkinson’s.

As part of an extensive clinical program, tavapadon has been evaluated in 272 subjects across nine clinical trials to date, including four Phase 1 trials, two Phase 1b trials and three Phase 2 trials. In a Phase 2 trial in early- stage Parkinson’s, tavapadon demonstrated a statistically significant and clinically meaningful difference from placebo of -4.8 points on the MDS-UPDRS Part III motor score at week 15 of the treatment period. Separation from placebo was observed as early as week three while still in the titration phase. In a Phase 2 trial in late-stage Parkinson’s, tavapadon showed a 1.0 hour improvement versus placebo in “on” time without troublesome dyskinesias at week 10 with a sustained effect observed through week 15, which we and our clinical advisors believe is clinically meaningful. Across the nine clinical trials conducted to date, tavapadon has consistently demonstrated what we believe to be a favorable tolerability profile as well as a pharmacokinetic, or PK, profile with a 24-hour terminal half-life.

Based on this extensive clinical data, we initiated a registration-directed Phase 3 program beginning in January 2020, which will include two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and restarted patient screening in the second half of 2020. Assuming no further delays in this program, we expect data from our Phase 3 program to be available beginning in the first half of 2023.

CVL-871

We are developing CVL-871 for the treatment of dementia-related apathy. Apathy is the leading neuropsychiatric symptom in patients with dementia. It is also one of the strongest symptomatic predictors of disease progression. While clinicians, patients and care-givers have been challenged by this symptom, there are no currently approved therapies for dementia-related apathy. The FDA has stated interest in development of a therapy for this indication. CVL-871 is a selective partial agonist of dopamine D1/D5 receptor subtypes specifically designed to achieve a modest level of partial agonism, which we believe may be useful in modulating the complex neural networks that govern cognition, motivation and apathy behaviors in neurodegenerative diseases. Dopamine acting on D1/D5 receptor subtypes in the cortex and midbrain plays a key role in the finely-tuned and dynamic neural network that modulates cognitive function, reward-processing and decision-making. In patients with Parkinson’s disease, we have observed that improving motor symptoms requires higher levels of partial agonism to offset the large losses in dopaminergic neurons in the motor cortex. In contrast, dementia patients require a more finely-tuned modulation of the neural networks that govern cognition, motivation and behavior to normalize the dynamic range of the mesocortical and mesolimbic neurocircuitry. As such, we have designed CVL-871 to have a lower level of partial agonism than tavapadon. The hypothesis for using D1/D5 receptor subtype partial agonism to treat dementia- related apathy is informed by clinical trials of other compounds where increases in dopamine activity resulted in a statistically significant improvement on apathy scales. We believe CVL-871, while potentially avoiding the cardiovascular effects of stimulant medications, may possess an optimal profile to target this new indication due to the degree to which it activates relevant dopamine circuits within the brain.

CVL-871 has been evaluated in two Phase 1 trials in a total of 58 subjects. In these trials, CVL-871 was observed to be generally well tolerated. We also observed evidence of moderate improvement in motor symptoms, a measure of biological activity, along with a PK profile that supports the potential for once-daily dosing. Based on these findings, we plan to initiate a Phase 2a trial for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022.

CVL-936

We are developing CVL-936 for the treatment of SUD, with an initial focus on opioid use disorder, or OUD. In order to maximize potential for activity, CVL-936, a selective dopamine D3-preferring, D2/D3 receptor subtype antagonist, was designed to block D3 signaling within the brain while also simultaneously reducing (but not fully inhibiting) signaling at the D2 receptor subtype. CVL-936 has shown encouraging activity in translationally relevant preclinical models of both cessation and relapse using nicotine and opioid-induced cues. Based on its profile, we expect CVL-936 will allow for dosing to levels that may result in near complete and sustained blockade of D3 signaling within the brain, which may be useful in treating SUD.

The FDA accepted our IND for CVL-936 in the fourth quarter of 2019, and we initiated the Phase 1 SAD trial in January 2020. In response to the COVID-19 global pandemic, we have concluded the Phase 1 trial after completing dosing of Cohort 1 and after receiving sufficient clinical data for the intended purposes for this trial. We are evaluating such data and formulating our plans with respect to the development of this product candidate.

Preclinical Assets

In addition to the clinical-stage product candidates described above, we plan to further characterize and appropriately advance our preclinical pipeline across multiple potential neuroscience indications. Our preclinical pipeline includes:

•	CVL-354, a selective kappa opioid receptor, or KOR, antagonist that we are advancing for the treatment of SUD;

•	our PDE4B inhibitor program that we are advancing as an antipsychotic therapeutic;

•	our M4 full/partial agonist program for potential use in PD-LID; and

•	our LRRK2 inhibitor program that has the potential to address disease progression in Parkinson’s.

We are also pursuing other undisclosed targets, including those with disease-modifying potential. These programs include evaluating those initiated by Pfizer as well as others developed internally through the application of human genetic analyses and new technology platforms, such as artificial intelligence and DNA-encoded chemical libraries to establish novel chemical lead series that is designed to enable better understanding of their therapeutic potential.

Our Strategy

We are a neurocircuitry company that seeks to transform the lives of patients with neuroscience diseases by leveraging our deep understanding of neurocircuitry, chemistry and receptor pharmacology. Our strategy is to:

•

Establish our position as a leader in neuroscience drug discovery and development through the advancement of a diverse and innovative pipeline. We leverage our differentiated understanding of neurocircuitry as well as our innovative clinical trial design and execution to develop our assets across multiple indications. In addition, we are investing in future areas of neuroscience research, including the discovery and development of compounds with disease-modifying potential.

•

Rapidly develop our five clinical-stage assets, with at least eight clinical trials either underway or expected to start by the end of 2021. We are currently conducting a Phase 1b MAD and PK/PD trial of CVL-231 in patients with schizophrenia, with data expected in the second half of 2021. We also commenced a Phase 2 proof-of-concept trial of CVL-865 in focal onset epilepsy and plan to commence a Phase 1 proof-of-principle trial in acute anxiety in healthy volunteers in the second half of 2020. In addition, in January 2020, we initiated our registration-directed Phase 3 program for tavapadon. This program will include three Phase 3 trials in both early- and late-stage Parkinson’s that will be conducted in parallel as well as an open-label extension trial. If approved, we believe that tavapadon would have the potential to become a cornerstone therapy for Parkinson’s patients across the disease spectrum. Furthermore, we plan to initiate a Phase 2a trial of CVL-871 for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022. Finally, we are developing CVL-936, which is currently in Phase 1 for the treatment of SUD.

•

Advance our preclinical portfolio across multiple neuroscience indications. Our preclinical pipeline includes: (1) CVL-354, a selective KOR antagonist that we are advancing for the treatment of SUD; (2) our PDE4B inhibitor program that we are advancing as an antipsychotic agent; (3) our M4 full/partial agonist for potential use in PD-LID; and (4) our LRRK2 inhibitor that has the potential to address disease progression in Parkinson’s. We are also pursuing a number of other undisclosed targets, including those with disease-modifying potential. These programs include ones initiated by Pfizer as well as others developed internally through the application of new technology platforms, such as artificial intelligence and DNA-encoded chemical libraries.

•

Efficiently allocate capital to maximize the impact of our assets. We seek to efficiently allocate capital through step-wise value creation: driving speed to proof-of-principle, speed to proof-of-concept and speed to market. For example, our early-stage clinical trials are designed to elucidate the potential of our compounds and inform future clinical trials, thereby strengthening our probability of success and our efficiency in bringing our therapies to patients. We aim to be resource- and capital-efficient in the development of our product candidates by selectively accessing complementary expertise and infrastructure through strategic partnerships or other collaborations. We are also building a leading neuroscience team that we believe has a differential ability to identify high-potential assets for acquisition or in-licensing and unlock their full value. We plan to opportunistically pursue such assets from time to time and strategically expand our portfolio.

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Opportunistically match sources and uses of capital. Our broad portfolio both requires and provides a basis for diverse financing options. We will seek to maximize growth opportunities, which may include raising additional capital through a combination of private or public equity offerings, debt financings, collaborations, strategic alliances, marketing, distribution or licensing arrangements with third parties or through other sources of financing. By matching sources and uses of capital, we can maximize our value creation opportunities while mitigating operational risk through partnerships.

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Maximize the commercial potential of our product candidates and bring new therapies to underserved patient populations. Our development and commercialization strategy will be driven by our understanding of existing treatment paradigms along with patient, physician and payor needs. We expect to build a focused and efficient medical affairs and commercial organization to maximize the commercial potential of our portfolio. Our current plan is to commercialize our product candidates, if approved, in the United States and international markets, either alone or in collaboration with others.

Our Team and Corporate History

Since our founding in 2018, we have assembled a seasoned management team with expertise in neuroscience research, development, regulatory affairs, medical affairs, operations, manufacturing and commercialization. Our team includes industry veterans who have collectively driven over 20 drug approvals, with prior experience at companies such as Biogen, Bristol-Myers Squibb, Merck, NPS Pharmaceuticals, Onyx Pharmaceuticals, Otsuka Pharmaceutical, Sangamo Therapeutics, Vertex Pharmaceuticals and Yumanity Therapeutics. We have an experienced research and development team focused on utilizing our differentiated understanding of the complex neurocircuitry, receptor pharmacology and genetics that underlie neuroscience diseases. This allows us to develop small molecules with target receptor selectivity and indication-appropriate pharmacology, which we believe are key to enhancing activity and improving tolerability in the treatment of these diseases. We believe that the distinctive combination of our management team and our existing pipeline has the potential to bring to patients the next generation of transformative neuroscience therapies.

In August 2018, we entered into the Pfizer License Agreement, pursuant to which we in-licensed our current pipeline from Pfizer. Under the terms of the Pfizer License Agreement, we are required to pay Pfizer tiered royalties on aggregate net sales of in-licensed products as well as certain regulatory and commercial milestone payments. See “—Pfizer License Agreement.” Concurrent with the in-license of our pipeline from Pfizer, Bain Investor, an affiliate of Bain Capital, committed to ensuring that we receive aggregate equity cash proceeds equal to at least $350.0 million. To date, we have received investments totaling $200.0 million from Bain Investor.

Our Product Candidates

CVL-231

We are developing CVL-231 for the treatment of schizophrenia. CVL-231 was rationally designed as a PAM that selectively targets the M4 receptor subtype to harness the anti-psychotic benefit believed to be associated with M4 while minimizing the side effects typically associated with pan-muscarinic agonists. We believe CVL-231 has the potential to mark a significant medical advance as the muscarinic acetylcholine pathway has long been associated with mediation of neurotransmitter imbalance and psychosis. To our knowledge, CVL-231 is the only M4-selective PAM currently in clinical development. We are currently conducting a Phase 1b MAD and PK/PD trial of CVL-231 in patients with schizophrenia, with data expected in the second half of 2021. We also plan to conduct two PET receptor occupancy trials in healthy volunteers to inform dose levels for our later-stage clinical trials.

Schizophrenia Background

Schizophrenia is a serious, complex and debilitating mental health disorder characterized by a constellation of symptoms, including delusions, hallucinations, disorganized speech or behavior, slowed speech and blunted affect. Schizophrenia is also often associated with significant cognitive impairment, which further limits a patient’s ability to be gainfully employed and maintain relationships. Diagnosis of schizophrenia is usually made in young adulthood and the disease follows a chronic and indolent course characterized by periods of remission and relapse. People with schizophrenia have a 10 to 25 year reduction in life expectancy compared to the general population. An estimated 21 million people worldwide suffer from schizophrenia, including up to 2.1 million people in the U.S.

A disruption in the balance of neurotransmitters, including dopamine, serotonin, glutamate, aspartate, glycine and GABA, is believed to be responsible for the pathogenesis of schizophrenia. Abnormal activity at dopamine receptors, specifically the D2 receptor subtype, in the mesolimbic pathway that results in excess dopaminergic transmission is thought to be associated with many of the psychotic symptoms of schizophrenia. Currently available therapies for schizophrenia are all presumed to work through the antagonism of various dopamine receptors, although the exact mechanisms of action for these agents are unknown. Second-generation atypical antipsychotics, or SGAs, such as risperidone, paliperidone and aripiprazole, are recommended as first- line treatment for schizophrenia. SGAs have a lower risk of extrapyramidal symptoms, including abnormal motor side effects, compared to first-generation antipsychotics, or FGAs, such as chlorpromazine and haloperidol. However, SGAs are more likely to cause weight gain, metabolic syndrome, diabetes and dyslipidemia, leading to long-term cardiovascular morbidity. Both SGAs and FGAs can cause hyperprolactinemia, a hormonal imbalance resulting from D2 receptor blockade, which can lead to enlargement of breast tissue in males and infertility. Approximately 10% of patients are prescribed FGAs as first-line therapy, while 90% of patients start with an SGA.

Treatment selection is highly individualized and the current approach is largely one of trial and error across sequential medication choices. Using two or even three different antipsychotic agents together is common, though this practice is not encouraged given the potential for an increased risk of drug interactions, side effects, non-adherence and medication errors.

Despite available therapies, only 20% of patients report favorable treatment outcomes. Medication adherence is poor in patients with schizophrenia, with a compliance rate of about 60% and a discontinuation rate of 74% within 18 months. Patients who discontinue their medication suffer from high relapse rates of 77% at one year and 90% at two years. The further progression of disease is driven by the cycle of repetitive relapse over time. Each relapse in schizophrenia marks a progression in disability, leading physicians to prioritize efficacy in selecting first-line therapy. No new therapies with novel mechanisms of action have been approved for the treatment of schizophrenia in over 20 years. There remains a significant unmet need for more effective therapies with better tolerability profiles in the treatment of schizophrenia.

Muscarinic Receptors in Schizophrenia

One of the leading theories on the etiology of schizophrenia is that an overactivity of dopamine in certain brain regions is closely associated with the prevailing psychotic symptoms. Current antipsychotics target a direct blockade of dopamine receptors. While this approach is effective at reducing symptoms, it also leads to significant side effects.

Presynaptic expression of the M4 receptor subtypes balances acetylcholine and dopamine in the striatum, which is the region of the brain primarily responsible for psychotic symptoms. The imbalance of acetylcholine and dopamine is hypothesized to contribute to psychosis in schizophrenia. Unlike other muscarinic receptors, M4 receptor subtypes are differentially expressed in the striatum. Activation of muscarinic receptors prevents acetylcholine release, which has been shown to indirectly modulate levels of dopamine without the direct D2/D3 receptor blockade that has been theorized to cause some of the unwanted motor symptoms of current antipsychotics. Thus, selective activation of M4 has the potential to be effective in the treatment of the neurobehavioral components such as psychosis, agitation and cognitive deficits, that are associated with schizophrenia and other neurodegenerative diseases like Alzheimer’s and Parkinson’s, while potentially mitigating some of the side effects of current antipsychotics. This mechanism of action is illustrated below:

Clinical trials of xanomeline, a full muscarinic agonist relatively selective for the M4 and M1 subtypes, demonstrated that activation of muscarinic receptors led to dose-dependent improvements in a number of psychiatric symptoms, including psychosis, cognition, agitation and aggression in both schizophrenia and Alzheimer’s patients. Despite these compelling results, further clinical development of xanomeline as a monotherapy was halted due to severe gastrointestinal side effects, including a greater than 50% discontinuation rate, which were likely mediated by non-selective M2 and M3 receptor activation. Furthermore, recent studies in knockout mice with the M4 receptor subtype eliminated suggest that the antipsychotic activity attributed to xanomeline is likely driven primarily by M4 and that a more selective muscarinic activator could potentially convey similar clinical benefits while minimizing gastrointestinal side effects.

Xanomeline is currently being developed by Karuna Therapeutics as KarXT, a twice-daily fixed-dose combination of xanomeline with trospium, a non-brain-penetrant muscarinic antagonist. The addition of trospium to xanomeline is designed to mitigate the gastrointestinal side effects previously observed with xanomeline alone. In November 2019, Karuna reported positive data from a Phase 2 trial in 182 patients with schizophrenia, further supporting the potential anti-psychotic benefit of muscarinic activation.

Our Solution – CVL-231

CVL-231 is a PAM that selectively targets the M4 receptor subtype. We are developing CVL-231 for the treatment of schizophrenia. Key differentiating features of CVL-231 include:

1.

Mechanism of action – M4 receptor subtype selectivity: Based on in vitro testing, CVL-231 is >800x more selective for M4 than for M1/3/5 and >390x more selective for M4 than for M2. Recent preclinical studies in knockout mice with the M4 receptor subtype eliminated suggest that the antipsychotic activity attributed to xanomeline is likely driven primarily by M4 and that a more selective muscarinic activator could potentially convey similar clinical benefit while minimizing gastrointestinal side effects associated with activity at M2 and M3 receptors.

2.

Receptor pharmacology – PAM: CVL-231 is an orally-bioavailable, brain-penetrant, once-daily small molecule with a 12-hour half-life. As a PAM of the M4 receptor subtype, CVL-231 is designed to enhance normal neurotransmitter release without producing excessive stimulation. In comparison, full agonists can lead to receptor desensitization and an ultimate loss of efficacy. In addition, the available preclinical data for CVL-231 suggest a low potential for drug-drug interactions, which is important in indications like schizophrenia where several drugs are often used in combination.

3.

Clinical and preclinical evaluation: CVL-231 demonstrated robust activity in multiple preclinical psychosis models, including potential benefit in improving cognitive endpoints. Our development plan is informed by thorough in vitro and in vivo PK and pharmacodynamic characterization of CVL-231 as well as data from competitive muscarinic compounds. CVL-231 has been evaluated in a Phase 1 SAD trial in healthy volunteers. We are currently conducting a Phase 1b MAD and PK/PD trial in patients with schizophrenia.

We believe CVL-231 has the potential to be a new generation antipsychotic that could become the treatment of choice for schizophrenia, if approved. Each relapse in schizophrenia marks a progression in disability, leading physicians to prioritize efficacy in selecting first-line therapy. With the potential for antipsychotic activity that we believe may exceed existing atypical antipsychotics, CVL-231 could become an attractive option in newly diagnosed patients. Additionally, given its potentially improved tolerability profile relative to atypical antipsychotics, CVL-231 could displace existing options for patients where there is evidence of treatment-related side effects.

Success in treating psychosis in schizophrenia would potentially open the door to further development in dementia-related psychosis as well as treating the cognitive deficits associated with these diseases.

Clinical Trials

CVL-231 has been evaluated in 17 healthy volunteers in a Phase 1 SAD trial. CVL-231 was generally well tolerated with no SAEs or subject discontinuations. However, some moderate treatment-emergent increases in heart rate and blood pressure were observed following single doses of CVL-231 (>10 mg) that were generally transient and returned to baseline in 24 hours. These increases may be mediated by CVL-231’s activity on the M4 receptor subtype, either peripherally or centrally; increased heart rate has been observed in some other antipsychotic drugs due to their anticholinergic properties. Preclinical safety and pharmacology studies have shown that the increases in heart rate and blood pressure were reversible and can be monitored. In a 13-week canine toxicology study of CVL-231, heart rate increases were observed to be mostly resolved through sustained dosing. This effect was further supported by evaluation of our full M4 agonist product candidate in rodents, in which increases in heart rate and blood pressure were attenuated with repeat dosing. CVL-231 has also been tested in several preclinical models that have been used to characterize known antipsychotic medications. The overall results from our preclinical studies showed the potential of CVL-231 to reduce dopaminergic hyperactivation without resulting in catalepsy, or muscular rigidity. In October 2019, we commenced a Phase 1b MAD trial to evaluate the potential safety, tolerability, PK and preliminary pharmacodynamics of repeated daily doses of CVL-231 in patients with schizophrenia.

Phase 1 Single Ascending Dose Trial

In December 2017, Pfizer completed Trial C2561001, a double-blind, four-period crossover, SAD, Phase 1 trial designed to evaluate the safety and tolerability of CVL-231.

Seventeen healthy volunteers were enrolled into two cohorts. In Cohorts 1 and 2, each subject underwent four treatment periods, receiving three doses of CVL-231 and placebo. CVL-231 and placebo were administered as either an oral solution or suspension. Doses were escalated in each cohort until the maximal tolerated dose was achieved or the maximum pre-defined human exposure limits were reached or projected to be reached. There was a washout period of at least seven days between administered doses. An interleaving cohort design was used such that Cohort 1 received a combination of three of the following doses of CVL-231: 0.3 mg, 3 mg, 15 mg or 30 mg. Cohort 2 received a combination of three of the following doses of CVL-231: 1 mg, 10 mg fed, 10 mg fasted or 30 mg.

In this trial, CVL-231 was observed to be generally well tolerated with no SAEs or subject discontinuations. In subjects receiving CVL-231, the most frequently reported AEs, all of which were treatment-related, were fatigue, dizziness, headache and dry mouth. There was no clear dose dependent increase in the frequency of AEs across the dosing groups. The majority of treatment-related AEs were mild in severity. The moderate treatment-related AEs, which were generally only observed in the highest dose tested, were sinus tachycardia (30 mg); orthostatic hypotension (30 mg); headache (0.3 mg and 30 mg); back pain (30 mg); and postural dizziness (30 mg).

During the course of this trial, moderate treatment-emergent transient increases in blood pressure and pulse rate were observed, which were dose-related and most prominent at the 30 mg dose. Specifically, changes in both supine systolic blood pressure and supine diastolic blood pressure were noted, with mean increases from baseline up to 16.8 mm Hg and 13.0 mm Hg, respectively, at the 30 mg dose. Similarly, dose-related increases from baseline in supine pulse rate of up to 22.2 bpm were observed at the 30 mg dose. These observed cardiovascular changes were asymptomatic and transient in nature, generally peaking within one to four hours following an oral dose before being generally resolved within 24 hours without intervention. There was also an AE of orthostatic hypotension that occurred in one subject receiving 30 mg of CVL-231 that was considered by the investigator to be moderately severe and related to treatment. Standing blood pressure values resolved approximately two hours later without intervention. The results from this trial highlight the need to further explore the observed changes in heart rate and blood pressure in future multiple dose trials of CVL-231. Preclinical safety and pharmacology studies showed that increases in heart rate and blood pressure were reversible, can be monitored and, in the case of our full M4 agonist product candidate, were observed to be mostly resolved through sustained dosing. We believe these effects can be mitigated through dose titration, which we have incorporated into our ongoing Phase 1b trial.

Preclinical Studies

CVL-231 was tested in several preclinical models that have been used to characterize known antipsychotic medications. The overall results from our preclinical studies showed the potential of CVL-231 to reduce dopaminergic hyperactivation without resulting in catalepsy. In a mouse study, CVL-231 significantly decreased both spontaneous and amphetamine-induced hyperlocomotion activity to levels similar to haloperidol, which is considered one of the most potent antipsychotics. Furthermore, in a rat pre-pulse inhibition model, an electrical deficit model translatable to patients with schizophrenia, CVL-231 demonstrated a dose-dependent improvement in amphetamine-induced deficits. In order to further explore the potential to affect other symptoms of schizophrenia, like cognitive impairment, CVL-231 was evaluated in a study in rats that measured various aspects of memory function. The results showed improvement in both episodic and working memory, suggesting a potential opportunity for CVL-231 to be differentiated compared to existing medications for schizophrenia.

Ongoing and Planned Clinical Trials

We are currently conducting a Phase 1b MAD and PK/PD trial in patients with schizophrenia. We also plan to conduct two PET receptor occupancy trials in healthy volunteers to inform dose levels for our later- stage clinical trials. The below diagram summarizes the designs of these trials:

Ongoing Phase 1b Multiple Ascending Dose Trial

We are currently conducting a two-part, Phase 1b MAD trial to evaluate the safety, tolerability, PK and preliminary pharmacodynamics of repeated daily doses of CVL-231 in patients with a primary diagnosis of schizophrenia per the Diagnostic and Statistical Manual of Mental Disorders, or DSM-V.

The objectives of Part A of the trial are to characterize physiological effects, identify any dose-limiting tolerability effects, and to identify the maximum tolerated dose of CVL-231 in patients with schizophrenia. The measures used for this evaluation include treatment-emergent AEs, ECG results, vital signs measurement, clinical laboratory tests, physical and neurologic exams, suicidality as assessed by the C-SSRS and extrapyramidal symptoms based on the Simpson-Angus Scale, Abnormal Involuntary Movement Scale and Barnes Akathisia Rating Scale, or the SAS, AIMS and BARS assessments.

Once a maximum tolerated dose and optimal dosing regimen are identified in Part A of the trial, further safety, PK and pharmacodynamics will be examined in Part B. The measures used for this evaluation will include change from baseline in PANSS total score and subscales (negative, positive and general psychopathology), the Clinical Global Impression of Severity, or CGI-S, and the Brief Assessment of Cognition in Schizophrenia, or BACS, symbol coding test. PANSS is a widely used and validated measure of the severity of the core positive and negative symptoms associated with schizophrenia, as defined by the DSM-V. CGI-S is included as a supplementary scale to provide a global assessment of clinical status. The symbol coding test of the BACS is a highly sensitive measure of cognitive defects in patients with schizophrenia and is included as an exploratory measure to evaluate cognition.

At screening, patients in Part A must have stable schizophrenia symptoms as demonstrated by a CGI-S score of ≤4 (normal to moderately ill) and a PANSS total score of ≤80. The pharmacodynamic effects of CVL-231 on the core symptoms of schizophrenia will be evaluated in Part B. As such, patients with more severe disease, defined as a CGI-S score of ≥4 (moderately to severely ill) and a PANSS total score of ≥ 80 at screening and who are experiencing an acute exacerbation of psychosis, will be included in Part B. Key exclusion criteria include patients with schizophrenia who were considered resistant or refractory to antipsychotic treatment, which will help ensure that the trial population will only include patients who are likely to demonstrate a response to antipsychotic treatment. All patients in both parts of the trial must be washed out of their current antipsychotic medications to participate in the trial.

In Part A, one of the cohorts will be enrolled to determine the safety and tolerability of a gradual dose titration over one week to reach a target dose of 20 mg BID of CVL-231. The safety and tolerability of this approach will be compared to a separate previously completed cohort that was administered 30 mg QD of CVL-231 without dose titration. Each cohort in Part A will have 10 patients randomized on a 4:1 basis to receive treatment with CVL-231 or placebo.

In Part B, approximately 75 subjects will be randomized in a 1:1:1 ratio to CVL-231 at a dose of 20 mg BID, 30 mg QD, or placebo for a total of 6 weeks.

The cohorts and dosing of this trial are summarized below:

Cohort	Proposed Dose(s)	Duration	Number of subjects
Part A
Cohort 1	5 mg/day	14 days	10 (8 active, 2 placebo)
Cohort 2	10 mg/day	14 days	10 (8 active, 2 placebo)
Cohort 3	20 mg/day	14 days	10 (8 active, 2 placebo)
Cohort 4	5 mg BID 10 mg BID 20 mg BID	3 days 4 days 21 days	10 (8 active, 2 placebo)
Cohort 5	30 mg/day	14 days	10 (8 active, 2 placebo)
Part B
Cohort 6	30 mg/day 20 mg BID	6 weeks	Approximately 75 total (approximately 25 subjects each of CVL-231 30 mg/day, CVL-231 20mg BID, and placebo)
Abbreviations: BID = twice daily.

The doses and dosing schedules selected for CVL-231 in this trial were based on the safety and tolerability data and PK profile of CVL-231 from the Phase 1 SAD trial and emerging data from completed cohorts of the ongoing trial. The targeted maximum dose level of 40 mg/day, administered as 20 mg BID, in the MAD trial is based on safety and PK data from the ongoing multiple dose study and safety margins derived from the nonclinical program, including three-month toxicology data and genetic toxicity data. The 20 mg BID and 30 mg QD doses are projected to provide sufficient target coverage and the ability to quickly move into later stage development with appropriate doses.

Results from this Phase 1b trial will inform the further development of CVL-231 in two critical ways: Part A will evaluate safety, tolerability, maximum tolerated dose and ability to mitigate cardiovascular effects in the target population of patients with schizophrenia and Part B will provide a preliminary evaluation of the pharmacodynamic characterization and exploratory proof-of-mechanism evidence of antipsychotic activity of CVL-231 when administered for 42 days in patients with acute symptoms of schizophrenia. Together, these data will provide evidence to support the design of a future proof-of-concept study of CVL-231 in schizophrenia. Data from this trial is expected in the second half of 2021.

Planned PET Receptor Occupancy Trials

We also plan to conduct two PET receptor occupancy trials in healthy volunteers to understand the target receptor occupancy and pharmacodynamics of CVL-231. The first trial will evaluate M4 receptor occupancy in various brain regions, using CVL-231 in combination with an M4 PET ligand. This trial will link M4 receptor subtype occupancy with CVL-231 dose levels. The second trial will evaluate striatal levels of dopamine resulting from doses of CVL-231. Dopamine levels are believed to drive the antipsychotic effects of currently available medications. These data will inform dose levels for our later-stage clinical trials and provide data to help us assess the relationship between exposure of CVL-231 to changes in CNS dopamine levels.

CVL-865

We are developing our CVL-865 for the treatment of both epilepsy and anxiety. CVL-865 was rationally designed as an orally-bioavailable, twice-daily PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. We believe that by having minimal activity via the alpha-1 subunit-containing GABAA receptor, CVL-865 can minimize the negative side effects of sedation and potential for tolerance and addiction seen with traditional non-selective GABAA receptor modulators, such as BZDs. To our knowledge, CVL-865 is the only alpha-2/3/5-selective GABAA receptor PAM being evaluated in clinical trials for epilepsy. Based on extensive clinical and preclinical data generated to date, including positive data from a Phase 2 proof-of-principle photoepilepsy trial, we initiated a Phase 2 proof-of-concept trial in drug-resistant focal onset epilepsy in the second half of 2020, with data expected in the second half of 2022. The focal onset epilepsy population is the largest subpopulation of epilepsy patients and is often studied to establish proof-of-concept in the development of an AED. Concurrently, we also plan to initiate a Phase 1 proof-of-principle trial for acute anxiety in healthy volunteers in the second half of 2020, with data expected in the second half of 2021.

Epilepsy Background

Epilepsy is a chronic disorder of the CNS that is characterized by recurrent, unprovoked seizures arising from abnormal electrical discharges in the brain. This may result in alterations of consciousness, involuntary movement or altered sensations. Epilepsy may be related to a brain injury or heredity, but often the cause is unknown. A person is diagnosed as having epilepsy when they have had at least two unprovoked seizures. Epileptic seizures are categorized in two major groups: generalized onset seizures and focal onset seizures. Generalized onset seizures begin with a widespread electrical discharge that involves both sides of the brain at once. Focal onset seizures begin with an electrical discharge in one limited area of the brain.

According to the National Institute of Neurological Disorders and Stroke and the Epilepsy Foundation, approximately 65 million people suffer from epilepsy worldwide. An estimated 57% of all patients with epilepsy experience focal onset seizures while the remaining patients are classified as either having generalized onset seizures (32%) or unknown onset seizures (11%).

The current standard of care for epilepsy is treatment with one or more AEDs, which act through diverse mechanisms of action to reduce abnormal electrical activity in the brain. Example mechanisms include voltage- gated ion channel inhibitors, presynaptic proteins and neurotransmitter receptors such as GABAA receptors. Some AEDs have multiple mechanisms and some have only one known mechanism, but many AEDs have dose- limiting side effects and tolerability issues and some patients on AEDs may continue to experience ongoing seizures despite treatment.

Treatment initiation typically starts with a single AED, with dose escalation until seizure control is achieved or AEs become intolerable. Levetiracetam (Keppra), carbamazepine or lamotrigine are often used as a first-line therapy among newly diagnosed patients. Patients who do not respond to monotherapy are started on adjuvant therapy with a preference for a drug with a different mechanism of action. Adding on or switching to new therapies is driven by breakthrough seizures, which indicate suboptimal efficacy, and tolerability issues. Shortcomings of available therapies include adverse effects such as sedation, ataxia (the presence of abnormal, uncoordinated movements), cognitive impairment, agitation, weight gain and tolerance.

Despite the existence of over 30 approved AEDs, approximately 30% of epilepsy patients fail to achieve seizure control even with the use of two or more AEDs (whether as monotherapy or in combination), which the International League Against Epilepsy defines as being drug-resistant. Inability to control seizures may result in severe disability, inability to retain employment and increased rates of mortality. Sudden unexpected death in epilepsy, or SUDEP, is the leading cause of death in patients with uncontrolled epilepsy.

BZDs have been important agents in the management of epilepsy for over 50 years. Of currently available therapies, BZDs are highly efficacious AEDs and may be administered via multiple routes. However, their use is primarily limited to acute or rescue treatment because they are associated with the development of tolerance resulting from repeated use, side effects such as cognitive impairment and sedation, as well as the development of physical and psychological dependence. BZDs commonly used for the acute management of seizures include clonazepam, clorazepate, diazepam, lorazepam, midazolam and clobazam. More than 10 BZDs are available and may be prescribed for treatment of seizures. Clobazam and clonazepam are BZDs approved for chronic adjunctive treatment of seizures associated with Lennox-Gastaut Syndrome, a rare childhood form of epilepsy. To our knowledge, there is no BZD currently approved for chronic use in focal onset epilepsy or generalized onset epilepsy.

GABA is the main inhibitory neurotransmitter that dampens down neuronal hyperexcitation through hyperpolarization. GABAA receptors are comprised of five subunits and are classified into three major groups (alpha, beta and gamma) and several minor groups. BZDs are non-selective PAMs of the GABAA receptor, enhancing the effect of GABAA receptors containing alpha-1/2/3/5 subunits. Alpha-1 subunit-containing GABAA receptors are broadly expressed throughout the brain and their modulation is believed to underlie many tolerability issues associated with BZD use (including sedation, motor and cognitive impairment) and contribute to desensitization and tolerance. In preclinical studies, the sedative effects of BZDs have been attributed to alpha-1 containing receptors. Meanwhile, alpha-2/3/5 containing GABAA receptors are expressed in more discrete brain regions, primarily within the cortical and thalamic neural networks. In preclinical studies, the anticonvulsant effects of BZDs have been attributed to alpha-1/2, the anxiolytic effects to alpha-2/3, analgesic activity to alpha-2/3/5 and some of the effects on memory function to alpha-5. As such, we believe selectively targeting the alpha-2/3/5 subunits presents an attractive treatment option for epilepsy.

Anxiety Background

Generalized anxiety disorder, or GAD, is a chronic condition characterized by excessive anxiety and worry that is out of proportion to actual context and causes significant distress or functional impairment. GAD is a common disorder affecting approximately 5.7% of individuals at some point in their life, with approximately one-third of cases considered to be severe. Rates of full remission have been observed to be low, with recovery rates of less than 60% after a 12-year follow-up. In clinical trials of approved treatments, the rates of remission observed are typically less than 50%. The social impact of GAD includes increased risk of absenteeism, increased risk of suicide and high healthcare costs.

Treatment for anxiety typically consists of a combination of cognitive behavioral therapy and medication. First-line medications for anxiety include antidepressants such as selective serotonin reuptake inhibitors, or SSRIs, serotonin/norepinephrine reuptake inhibitors, or SNRIs, and buspirone, a serotonin 5HT1A receptor agonist. SSRIs, SNRIs and buspirone are used chronically, but many patients experience inadequate treatment of their anxiety. BZDs, which are broad spectrum GABAA receptor modulators, are known to have strong anxiolytic activity. While highly efficacious, tolerance along with known side effects of BZDs, such as sedation and cognitive impairment, as well as the development of physical and psychological dependence limit their use to short-term treatment or acute anxiety attacks. Despite these shortcomings, diazepam, clonazepam, lorazepam and alprazolam remain commonly prescribed anxiolytics. Treatment-resistant patients are adjunctively administered BZDs despite the potential for abuse and symptom exacerbation.

Our Solution—CVL-865

CVL-865 is a selective PAM that targets GABAA receptors containing alpha-2/3/5 receptor subunits. We are developing CVL-865 for the treatment of epilepsy and anxiety. Key differentiating features of CVL-865 include:

1.

Mechanism of action – alpha-2/3/5 containing GABAA receptor selectivity: CVL-865 is designed to selectively enhance GABA’s inhibitory effect at the alpha-2/3/5 subunit-containing GABAA receptors, which is expected to suppress aberrant overexcitation that underlies epileptic activity. CVL-865 exhibits significant positive allosteric modulation of alpha-2/3/5 subunit-containing GABAA receptors (90-140%) but negligible activity (≤20%) at GABAA receptors containing alpha-1 subunits. Because of its minimal effect on the alpha-1 subunit, we believe CVL-865 is able to achieve high receptor occupancy within the CNS while potentially reducing the dose-limiting side effects and tolerance associated with alpha-1 containing GABAA receptors. This mechanism of action is illustrated below:

2.

Receptor pharmacology – PAM: CVL-865 is an orally-bioavailable, brain-penetrant, twice-daily small molecule with a novel selectivity profile. CVL-865 is designed as a PAM to increase the effect of endogenous GABA without blocking or overexciting normal neural activity and with a lower propensity for development of tolerance. Based on PET characterization, doses of CVL-865 used in clinical trials reached at least 80% receptor occupancy without causing dose-limiting AEs. In contrast, non-selective BZDs cause sedation at receptor occupancy levels of approximately 10-20%.

3.

Clinical and preclinical evaluation: CVL-865 has been evaluated in 289 subjects, including healthy volunteers and patients across multiple indications. Across nine clinical trials conducted to date, CVL-865 was generally well tolerated. In a Phase 1 multiple-dose trial in healthy volunteers, CVL-865 administration resulted in no reports of sedation and low rates of somnolence compared to the commonly prescribed BZD lorazepam, that generally resolved after titration, even up to dose levels consistent with receptor occupancy of approximately 80%. In addition, CVL-865 has demonstrated clinical proof-of-principle in a Phase 2 photoepilepsy trial and anti-epileptic activity in multiple rodent models of epilepsy.

Based on these differentiating features, we believe CVL-865 has the potential for anti-epileptic activity comparable to currently available BZDs but with reduced tolerance, sedation and withdrawal liabilities, which may enable chronic use.

For newly-diagnosed patients, CVL-865 has the potential to become first-line therapy given the limitations of existing treatments in balancing anti-epileptic activity with acceptable tolerability. For patients on polypharmacy experiencing tolerability issues, CVL-865’s novel mechanism of action and expected tolerability profile has the potential to enable physicians to replace (after a cross-taper) a higher-risk drug in a patient’s regimen. Additionally, for patients on multiple medications who experience breakthrough seizures, the target receptor selectivity and potential improved tolerability profile suggest that CVL-865 could be added to their current regimen for seizure control.

Pending the results of our planned trials, we believe CVL-865 could potentially change the paradigm of care for epilepsy, moving GABAA receptor modulators earlier in the treatment paradigm and from acute therapy to chronic therapy.

Clinical Trials

CVL-865 has been evaluated in 289 subjects across nine clinical trials to date in both patients and healthy volunteers. In a Phase 2, double-blind, crossover trial in photoepilepsy patients comparing CVL-865 to the commonly prescribed BZD lorazepam, and to placebo, CVL-865 demonstrated anti-epileptic activity similar to lorazepam. In this trial, six out of seven patients taking CVL-865 achieved complete suppression of epileptiform activity evoked by flashing lights. In a Phase 1 trial comparing CVL-865 to lorazepam, healthy volunteers were assessed using the NeuroCart CNS test battery. Compared to lorazepam, CVL-865 demonstrated a greater reduction in saccadic peak velocity, a biomarker indicating engagement of selective alpha-2/3 subunit-containing GABAA receptors, while having reduced effects on motor coordination and cognition. Furthermore, in a Phase 1 MAD trial, CVL-865 showed no dose-related somnolence, even at dose levels consistent with receptor occupancy of approximately 80%. In addition, across several multiple-dose trials, CVL-865 has shown no evidence of withdrawal effects, a common problem with BZDs. Along with PK, pharmacodynamic and safety margin analyses, dose selection for trials with CVL-865 was informed by a Phase 1 PET receptor occupancy trial in healthy volunteers. Taken together, we believe these data suggest that CVL-865 may have the potential for anti-epileptic activity comparable to currently available BZDs, with reduced sedation, tolerance and withdrawal liabilities. We initiated a Phase 2 proof-of-concept trial in patients with focal onset epilepsy in the second half of 2020, with data expected in the second half of 2022. Concurrently, we also plan to initiate a Phase 1 proof-of-principle trial for acute anxiety in healthy volunteers in the second half of 2020, with data expected in the second half of 2021.

The table below provides an overview of all clinical trials of CVL-865 conducted to date, including trials in indications other than epilepsy.

Trial Number	Phase	Trial End Date	Subjects (CVL-865/Total)	Design
B7431001*	Phase 1	July 2014	45/45	First-in-human single ascending dose in healthy volunteers; NeuroCart CNS battery to assess pharmacodynamics; included lorazepam cohort
B7431002	Phase 1	July 2014	40/50	Multiple ascending dose in healthy volunteers
B7431004(1)	Phase 1	Aug 2014	5/5	PET single dose in healthy volunteers
B7431008	Phase 1	Sept 2014	12/12	Food effect single dose in healthy volunteers
B7431003(1)	Phase 1	Nov 2014	19/20	PainCart battery, single dose, crossover with active control in healthy volunteers
B7431006(1)	Phase 2	Aug 2015	74/222	Placebo- and active-controlled, multiple dose in chronic low back pain patients
B7431007(1)	Phase 2	Oct 2015	72/90	Placebo-controlled, multiple dose in generalized anxiety disorder patients
B7431005(1)	Phase 2	Feb 2017	7/7	Placebo- and active-controlled (lorazepam) single dose crossover in photoepileptic patients
B7431011(1)	Phase 1	Feb 2018	15/19	Multiple dose in healthy volunteers

(1)	Most relevant trials discussed in greater detail in the following section.

Selected CVL-865 Clinical Trials

Phase 2 Trial in Photosensitive Epilepsy

In February 2017, Pfizer completed Trial B7431005, a randomized, placebo- and active-controlled, cross- over, proof-of-principle, Phase 2 trial designed to evaluate the efficacy of CVL-865 in photosensitive epilepsy using lorazepam as a positive control.

Pharmacological effects in photosensitive epilepsy proof-of-principle trials are correlated with a higher likelihood that positive results will be observed in the clinical epilepsy population. As such, it has historically been utilized as a tool to quantitatively predict efficacy in epilepsy. Doses corresponding to a 50% to 100% response in these proof-of-principle trials for a range of well-precedented and clinically characterized anticonvulsive agents were found to be within two-fold of the minimally efficacious doses used in focal or generalized epilepsy. These data provide confidence in the translatability of the photosensitive epilepsy model to other epilepsy states.

A total of seven patients with documented photosensitive epilepsy were randomized to the four-period crossover trial examining single doses of 17.5 mg and 52.5 mg of CVL-865, 2 mg of lorazepam as an active control and placebo, with each patient receiving all treatments in a random order with a one to three week washout between treatments. The 52.5 mg dose of CVL-865 was selected for the trial based on the expectation that it would achieve maximal pharmacodynamic effect in the alpha-2/3 saccadic peak velocity biomarker assessment and maximal receptor occupancy of approximately 80%. The lower 17.5 mg dose of CVL-865 was expected to achieve approximately 60% receptor occupancy.

Patients were exposed to intermittent bursts of light with different flash frequencies (intermittent photic stimulation) to establish the standardized photosensitivity range, or SPR, at which electroencephalogram, or EEG, epileptiform activity (photoparoxysmal response, or PPR) was observed. Flashes were administered at standard frequencies, with the SPR being the range of frequencies over which EEG epileptiform activity occurred. The maximum SPR was 14 with a minimum of 0, where an SPR of 0 indicates complete suppression of EEG epileptiform activity.

The primary endpoint was the average change in SPR over the first six hours post-treatment. As measured by SPR, the mean response of 17.5 mg and 52.5 mg of CVL-865 compared to placebo in the most sensitive eye condition was -6.2 and -5.4, respectively. The mean response of 2 mg of lorazepam compared to placebo was -5.2. Mean responses for 17.5 mg and 52.5 mg of CVL-865 and 2 mg of lorazepam were considered similar to each other and statistically significant relative to placebo at the prespecified one-sided 5% level. Results are summarized in the table and chart below.

Treatment	LSMean (90% CI)	LSMean vs. Placebo (90% CI)
Placebo	6.80 (5.14 to 8.48)
CVL-865 17.5 mg	0.57(-1.12 to 2.26)	-6.23 (-8.60 to -3.86)
CVL-865 52.5 mg	1.38 (-0.29 to 3.04)	-5.42 (-7.78 to -3.06)
Lorazepam 2 mg	1.58 (-0.11 to 3.26)	(-7.60 to -2.84)

Standardized Photosensitive Range

CVL-865 vs. Lorazepam vs. Placebo

The proportion of participants with complete suppression, partial response and no response to intermittent photic stimulation is summarized in the table below. Six out of seven patients had complete suppression of EEG epileptiform activity following receipt of 17.5 mg of CVL-865, 52.5 mg of CVL-865 or 2 mg of lorazepam, whereas two out of seven patients had complete suppression following receipt of placebo. Based on these results, along with PK data and PET receptor occupancy-based modeling, we believe that both doses of CVL-865 in this trial are within the anticipated therapeutic range for anti-seizure effect.

Summary of Proportion of Participants with Categorical Responses in the Most Sensitive Eye Condition

Response(a)	Placebo	CVL-865 17.5 mg	CVL-865 52.5 mg	Lorazepam 2 mg
Complete suppression	2/7	6/7	6/7	6/7
Partial response	0/7	0/7	0/7	0/7
No response	5/7	1/7	1/7	1/7

(a)

Responses defined as follows: Complete suppression: SPR = 0 in all 3 eye conditions at the same time point; Partial response: a reduction in SPR of at least 3 units from baseline for at least 3 time points and no timepoints with at least 3 units of increase, in the most sensitive eye condition, without meeting the complete suppression definition; No response: does not meet complete suppression or partial response definitions.

Consistent with previous trials in healthy volunteers and patients, CVL-865 was observed to be well tolerated. The most frequently reported AEs in this single-dose trial were somnolence (three subjects each on placebo, 17.5 mg of CVL-865 and 2 mg of lorazepam and four subjects on 52.5 mg of CVL-865) and dizziness (three subjects each on 17.5 mg and 52.5 mg of CVL-865 and one subject on 2 mg of lorazepam). One of the dizziness AEs and two of the somnolence AEs were moderate in severity. All other somnolence and dizziness AEs were mild in severity. There were no SAEs and no discontinuations due to AEs in this trial. Based on the totality of clinical data for CVL-865 to date, including the Phase 1 MAD trial in healthy volunteers described below, we believe that titration can help mitigate effects on somnolence and dizziness.

In summary, in this trial, CVL-865 demonstrated pronounced anticonvulsant activity on par with lorazepam, in patients with photosensitive epilepsy, a clinical epilepsy model translationally relevant to other epilepsy populations.

Phase 1 Single Ascending Dose Trial with Pharmacodynamic Assessments

In July 2014, Pfizer completed Trial B7431001, a first-in-human Phase 1 trial designed to characterize the safety, tolerability, PK and pharmacodynamics of single doses of CVL-865 in healthy adult volunteers between 18 and 55 years old.

The primary objectives of this trial were to evaluate the safety and tolerability of escalating single oral doses of CVL-865, as well as the PK and pharmacodynamics of single doses of CVL-865 alone and in combination with lorazepam in healthy volunteers. Pharmacodynamic effects were assessed using NeuroCart, a test battery which assesses a range of CNS functions, both objective, such as neurophysiologic, and subjective, such as cognition, memory and mood. NeuroCart can be used to correlate a compound’s pharmacodynamic activity and PK and provide evidence to test hypotheses regarding mechanism of action. NeuroCart pharmacodynamic measurements rationally selected for this trial were based on known GABAA receptor pharmacology and included:

•	Saccadic peak velocity, or SPV, where a reduction is an indicator of desired alpha-2/3 pharmacology

•	Body sway and adaptive tracking to assess undesired alpha-1 pharmacology related to sedation

•	Visual-verbal learning test, or VVLT, to assess memory impairment and undesired alpha-1/5 pharmacology

The trial was conducted in two parts. The first part of the trial (Cohorts 1, 2 and 3) was a double-blind, randomized, placebo-controlled, crossover, SAD trial to evaluate the safety, tolerability, PK and pharmacodynamics of single escalating doses of CVL-865. Eight subjects in each cohort received CVL-865 and the remaining two subjects received placebo. Cohorts 1 and 2 were dosed with the first 10 dose levels of CVL-865 (0.04 mg to 15 mg) up to twice weekly. Cohort 3 evaluated doses from 25 mg to 100 mg. For all subjects, each dose was separated by a minimum of seven days.

The second part of the trial (Cohort 4) was conducted to further explore and compare NeuroCart pharmacodynamic effects of CVL-865 alone, 2 mg of lorazepam alone and the combination of CVL-865 with 2 mg of lorazepam. This was done to explore the pharmacodynamic interaction between the two drugs. Part 2 of the trial was designed as a five-period placebo- and active-controlled crossover trial. Fifteen subjects each received placebo, 2 mg of lorazepam, 15 mg of CVL-865, 65 mg of CVL-865 and 65 mg of CVL-865 in combination with 2 mg of lorazepam in accordance with one of the sequences shown in the table below.

Treatment Sequences for Cohort 4

Sequence	Period 1	Period 2	Period 3	Period 4	Period 5
1 (n=3)	Placebo	Lorazepam 2 mg	CVL-865 15 mg	CVL-865 65 mg	CVL-865 65 mg + Lorazepam 2 mg

2 (n=3)	Lorazepam 2 mg	CVL-865 65 mg	CVL-865 65 mg + Lorazepam 2 mg	CVL-865 15 mg	Placebo

3 (n=3)	CVL-865 15 mg	CVL-865 65 mg + Lorazepam 2 mg	Lorazepam 2 mg	Placebo	CVL-865 65 mg

4 (n=3)	CVL-865 65 mg	CVL-865 15 mg	Placebo	CVL-865 65 mg + Lorazepam 2 mg	Lorazepam 2 mg

5 (n=3)	CVL-865 65 mg + Lorazepam 2 mg	Placebo	CVL-865 65 mg	Lorazepam 2 mg	CVL-865 15 mg

Lorazepam has been studied extensively using NeuroCart and has a distinctive footprint of its GABAA receptor related pharmacology, including effects on saccadic eye movements as well as undesired effects on alertness, memory and body sway, many of which are believed to be mediated through alpha-1 pharmacology.

Pharmacodynamic activity of CVL-865 in this trial was observed for the desired alpha-2/3 driven pharmacology, as demonstrated by SPV and surpassed the effect size demonstrated by lorazepam. The undesired, primarily alpha-1-driven pharmacology, as demonstrated by body sway and adaptive tracking, was observed to be less for CVL-865 than with lorazepam. The full results from this trial are summarized below:

•

Effects on alpha-2/3 pharmacology: SPV decreased with increasing doses of CVL-865. In Cohort 4, the decrease in SPV for each of CVL-865 15 mg and 65 mg and for the combination of 2 mg of lorazepam and 65 mg of CVL-865 was statistically significantly greater than for 2 mg of lorazepam alone.

•

Effects on alpha-1 pharmacology (associated with sedation): Body sway increased with increasing doses of CVL-865 up to 10 mg, and appeared to plateau between 10 mg and 100 mg. In Cohort 4, the increase in body sway was statistically significantly lower for 15 mg of CVL-865 than for 2 mg of lorazepam. Adaptive tracking decreased with increasing doses of up to 25 mg of CVL-865, and appeared to plateau between 25 mg and 100 mg. In Cohort 4, there was a statistically significant reduction in the impairment on adaptive tracking for both 15 mg and 65 mg of CVL-865 and the combination of 2 mg of lorazepam and 65 mg of CVL-865 when compared to 2 mg of lorazepam alone.

•

Effects on alpha-1/5 pharmacology (associated with memory and cognition): For VVLT, the numbers of correct words were decreased on both the immediate recall and delayed recall for both doses of CVL-865 relative to placebo. These effects were not statistically significantly different to 2 mg of lorazepam. The numbers of incorrect words on both immediate and delayed recall were similar to placebo for doses of CVL-865 and significantly lower than 2 mg of lorazepam. The number of correct words recognized after a period of time (delayed recognition) was decreased relative to placebo but were higher than 2 mg of lorazepam (statistically significant for CVL-865 15 mg). Average reaction time and the standard deviation of reaction time for correct words generally increased with doses of CVL-865 but by less than that observed for 2 mg of lorazepam in Cohort 4.

Dose-response effects of CVL-865 were also observed on saccadic reaction time, saccadic inaccuracy, VAS alertness, and Average Reaction Time for Correct Words.

Results from Part 2 of the trial, illustrated in the table below, demonstrated that, overall, CVL-865 showed a differentiated profile to lorazepam. Relative to 2 mg of lorazepam, 15 mg of CVL-865 demonstrated a larger decrease in SPV, corresponding to desired alpha-2/3 pharmacology, and a smaller impairment versus lorazepam on body sway, adaptive tracking and memory tests, corresponding to undesirable alpha-1/5 pharmacology seen with BZDs. The combination of CVL-865 and lorazepam (not illustrated) showed greater decrease in SPV and less reduction in adaptive tracking in comparison to lorazepam alone, suggesting little pharmacodynamic interaction between the two compounds.

All doses of CVL-865 were observed to be well tolerated. All treatment-related and trial-related AEs reported were mild. A maximum tolerated dose was not established and there were no reports of sedation in the trial. The most common AEs following dosing with CVL-865 were somnolence, dizziness, bradyphrenia, headache, fatigue, elevated mood and orthostatic hypotension.

Phase 1 Multiple Ascending Dose Trial in Healthy Volunteers

In February 2018, Pfizer completed Trial B7431011, a double-blind, randomized trial designed to evaluate the safety, tolerability, PK and pharmacodynamics of repeat oral doses of CVL-865 in healthy adult volunteers.

Eighteen healthy adult volunteers were enrolled and randomized into two cohorts and received twice-daily, or BID, oral doses of CVL-865 over 21 days. One additional patient was enrolled into the trial, but was withdrawn due to non-compliance. Each cohort included seven or eight subjects dosed with CVL-865 and two subjects dosed with placebo. All subjects received increasing doses of CVL-865 during the titration period in the first seven days, and the target dose was maintained for the remaining 14 days of the treatment period. In Cohort 1, subjects received 5 mg BID for three days, 12.5 mg BID for four days and 25 mg BID for 14 days. In Cohort 2, subjects received 5 mg BID for two days, 12.5 mg BID for two days, 25 mg BID for three days and 42.5 mg BID for 14 days. Serial PK samples were collected at selected time points on days one and 21. Safety evaluations conducted throughout the trial included AE monitoring, clinical laboratory tests, vital signs, ECGs and physical examinations.

CVL-865 was rapidly absorbed with Cmax achieved at a median Tmax of one to two hours following both single- and multiple-dose administration. Mean terminal half-life on day 21 was 11.2 hours (25 mg BID) and 11.5 hours (42.5 mg BID), providing a PK rationale for twice-daily dosing.

All reported AEs were mild and a maximum tolerated dose was not identified. As illustrated below, no subjects reported somnolence after the titration period and no somnolence was observed in the 42.5 mg BID group.

	Reaction	Week 1 (Titration)	Week 2 (Maintenance)	Week 3 (Maintenance)	Follow-Up
	No Reaction	4/4	4/4	3/4	4/4
Placebo	Dizziness	—	—	1/4	—
	Somnolence	—	—	—	—
CVL-865	No Reaction	5/8	7/8	8/8	8/8
25mg BID	Dizziness	2/8	1/8	—	—
	Somnolence	3/8	—	—	—
CVL-865	No Reaction	4/7	6/7	6/7	6/7
42.5mg BID	Dizziness	3/7	1/7	1/7	1/7
	Somnolence	—	—	—	—

No trial participants experienced withdrawal symptoms when CVL-865 was discontinued, despite treatment with doses achieving an estimated 80% GABAA receptor occupancy based on modeling data from the PET trial (B7431004).

Based on the results of this trial, which included a dose that exceeded our top target dose for our ongoing Phase 2 proof-of-concept trial in drug-resistant focal onset epilepsy, we believe CVL-865 may selectively enhance alpha-2/3/5 GABAergic activity at high receptor occupancy levels without sedation and minimal somnolence that is associated with alpha-1 subunit-containing receptors activation.

Phase 1 PET Receptor Occupancy Trial in Healthy Volunteers

In August 2014, Pfizer completed Trial B7431004, an open-label Phase 1 trial designed to evaluate the central occupancy of the BZD binding site of GABAA receptors by using a [11C]Flumazenil PET ligand following single doses of CVL-865 in healthy adult volunteers. The primary objective was to characterize the relationship between the GABAA receptor occupancy in the whole brain and the plasma exposure of CVL-865. Two doses of CVL-865 were evaluated in this trial, 10 mg (three subjects) and 65 mg (two subjects). Most of the AEs observed in this trial were mild in severity, with no AEs of severe intensity or SAEs observed. Using data from this trial, modeling was conducted to estimate the receptor occupancy binding in the whole brain at alpha-1/2/3 subunit-containing receptors. We are using the data from this model to inform dosing in our ongoing Phase 2 proof-of-concept trial in focal onset epilepsy.

Preclinical Studies

Preclinical models of epilepsy have had an important role in the discovery of novel AEDs. CVL-865 has demonstrated activity in widely used and translationally relevant preclinical models of epilepsy.

Pentylenetetrazol, or PTZ, a drug known to induce convulsions, has been used in preclinical studies to investigate seizure phenomenon. Non-selective BZDs block PTZ-induced clonic convulsions, which can be interpreted as a measure of their anti-seizure activity. Oral administration of 0.3 mg/kg, 1 mg/kg, 3 mg/kg and 10 mg/kg of CVL-865 dose-dependently reduced or inhibited convulsions in PTZ-administered mice. When tested orally at 3 mg/kg and 10 mg/kg, CVL-865 demonstrated significantly inhibited or reduced seizure severity in amygdala kindled rats, a model of focal onset epilepsy. CVL-865 has also shown robust activity in the genetic absence epilepsy rat from Strasbourg, a model of generalized seizures, and the mesial temporal lobe epilepsy model in mice, a model of drug-resistant focal onset epilepsy, demonstrating a broad spectrum of activity across multiple preclinical models across different types of epilepsy.

Preclinical GLP chronic toxicology studies have been completed in rats (26-weeks duration) and canines (39-weeks duration) to enable long-term administration of CVL-865 at levels that we predict will be clinically relevant. In GLP reproductive toxicology studies, effects on rats and rabbits included malformations that are consistent with a requirement for contraceptive practice to be in place in patients treated with CVL-865, which is in-line with many other approved AEDs.

Ongoing and Planned Clinical Trials

Phase 2 Proof-of-Concept Trial in Focal Onset Epilepsy

We are investigating CVL-865 in a Phase 2 proof-of-concept trial in 150 patients with drug-resistant focal onset epilepsy. The focal onset epilepsy population is the largest subpopulation of epilepsy patients, and it is often studied to establish proof-of-concept in AED development. The diagram below summarizes the design of the planned trial:

This trial is designed to be a multi-center, randomized, double-blind, placebo-controlled, parallel-group trial to assess the efficacy, safety and tolerability of CVL-865 as adjunctive therapy in adult patients with drug- resistant focal onset epilepsy. The trial population will include patients with an appropriate severity level of disease to allow for the detection of anticonvulsant activity with CVL-865. The key inclusion criteria include: (a) men and women 18 to 75 years of age with a diagnosis of epilepsy with focal onset as defined by the International leagues Epilepsy 2017 as focal aware, focal impaired awareness and focal to bilateral tonic-clonic seizures for at least two years; (b) drug resistance, defined as lack of seizure control despite the use of at least two prior AEDs; (c) treatment with at least one but no more than three AEDs and (d) a history of an average of four or more spontaneous and observable seizures per 28-day period for at least three months.

After the eight-week screening period, 150 eligible patients who have suffered at least eight focal onset seizures during the screening period will be randomized 1:1:1 to one of the following three arms: 25 mg BID of CVL-865; 7.5 mg BID of CVL-865 or placebo BID. The two doses of CVL-865 have been selected based on the safety and tolerability data from previous Phase 1 trials, the receptor occupancy modeling based on PET characterization and the doses used in the Phase 2 proof-of-principle photosensitive epilepsy.

Throughout the screening period and over the course of the trial, patients will use an electronic seizure diary to capture their seizure events, which will enable assessment of change in seizure frequency between baseline, as assessed during the screening period, and following treatment. Following the eight-week screening period, eligible patients will enter a 13-week treatment period, which includes (1) a two-week titration phase, which was designed with the knowledge from prior clinical trials that somnolence side effects of CVL-865 may be mitigated by titration, (2) an eight-week maintenance phase and (3) either a three-week taper period or enrollment into a 57-week open-label extension trial. The three-week taper phase is designed to mitigate possible risks of rebound seizures from too-rapid withdrawal from CVL-865.

The primary endpoint to evaluate the efficacy of CVL-865 will be the reduction in frequency of focal onset seizures during the maintenance phase versus baseline as compared to the placebo group. This will be calculated as Rratio=(T—B)/(T+B) ×100, where T represents the seizure frequency rate per week in the maintenance phase and B represents the seizure frequency rate per week in the baseline screening period. The Rratio is between -100 and 100, where negative values will indicate reduction in seizure rate and positive values indicate increase in seizure rate during treatment. Reduction in seizure frequency using Rratio has been used as the primary endpoint in prior registrational trials of drugs for adjunctive treatment of focal onset epilepsy. Key secondary efficacy endpoints will include responder rate, defined as the percent of patients who experience at least a 50% reduction in focal onset seizure frequency compared to baseline, and seizure frequency per week over the eight-week maintenance phase. Safety parameters will include assessment of withdrawal symptoms during the taper phase of the trial.

We initiated this trial in the second half of 2020, with data expected in the second half of 2022. The totality of the activity and tolerability data that will be generated in this trial will guide further clinical development of CVL-865 in epilepsy. We also plan to conduct additional clinical pharmacology studies as appropriate.

Phase 1 Proof-of-Principle Trial in Acute Anxiety

In the second half of 2020, we also plan to initiate a Phase 1 proof-of-principle trial to evaluate CVL-865 in acute anxiety in healthy volunteers, with data expected in the second half of 2021. As described below under “—Additional Clinical Trials with CVL-865,” Pfizer previously conducted a Phase 2 trial in GAD which was terminated early for non-safety reasons. We believe the prior trial did not achieve sufficient receptor occupancy levels to demonstrate anxiolytic effect because the full therapeutic dose range of CVL-865 was not explored. The results of our proof-of-principle trial will inform future decisions around the development of CVL-865 in anxiety.

In this trial, the anxiolytic effects of multiple doses of CVL-865 will be assessed in a CO2 inhalation model in a three-cohort, randomized, double-blind, placebo-controlled, crossover trial of healthy volunteers. The pharmacodynamic effect of multiple doses of CVL-865 and alprazolam will be examined.

The primary objectives of the trial will be to evaluate the anxiolytic effects of multiple doses of CVL-865 using an experimental medicine model of CO2 inhalation that is associated with symptoms of anxiety/panic in healthy volunteers and is known to be sensitive to the effects of marketed BZDs. Safety and tolerability will be evaluated by reports of treatment-emergent AEs, clinically significant changes in ECGs, vital sign measurements, and physical and neurological examination results. Suicidality will be assessed using the Columbia-Suicide Severity Rating Scale, or C-SSRS. Plasma exposure of CVL-865 and alprazolam will also be evaluated.

The trial will be conducted as a two-period, two-sequence crossover design comparing multiple doses of high-dose CVL-865 (25 mg BID), low-dose CVL-865 (7.5 mg BID), and alprazolam (1 mg BID) against placebo. Three cohorts of 18 subjects each will be enrolled for a total of 54 subjects. Within each of these cohorts, the subjects will be randomized equally to one of two treatment sequences as shown in the table below:

Cohort	Sequence	Treatment 1	Treatment 2
1 (n=18)	AB (n=9)	Placebo (A)	High CVL-865 (B)
	BA (n=9)	High CVL-865 (B)	Placebo (A)

2 (n=18)	AB (n=9)	Placebo (A)	Alprazolam (B)
	BA (n=9)	Alprazolam (B)	Placebo (A)

3 (n=18)	AB (n=9)	Placebo (A)	Low CVL-865 (B)
	BA (n=9)	Low CVL-865 (B)	Placebo (A)

This trial is designed with a maximum duration of approximately thirteen weeks and consists of a screening/baseline period, a treatment period and a follow-up period. During the screening/baseline period, subjects will be exposed to the CO2 challenge and only subjects that are sensitive to the anxiogenic effects of 35% CO2 double-breath inhalation at screening will be eligible for randomization during the treatment period. Each treatment period will consist of eight days of dosing followed by the CO2 challenge performed after dosing on Day 8.

The top dose of 25 mg BID was selected to evaluate the therapeutic potential of CVL-865. This dose level achieves exposure levels of CVL-865 comparable to those at which the peak effects in SPV, a reliable biomarker of alpha-2/3 activity, were observed in prior studies and at which receptor occupancy of >80% can be achieved. The lower 7.5 mg BID dose of CVL-865 is anticipated to have a physiologically significant but submaximal effect based on the same neurofunctional endpoints described above, with an average steady-state exposure level high enough to produce alpha-2 receptor occupancy in the range of up to 60%. Additionally, the lower dose is intended to provide sufficient data to fully understand the relationship between exposures and clinical endpoints to facilitate rational dose selection in future trials.

We expect to initiate this trial in the second half of 2020, with data expected in the second half of 2021. The data that will be generated in this trial will guide further clinical development of CVL-865 in anxiety.

Additional Clinical Trials with CVL-865

Pfizer conducted multiple additional Phase 1 and Phase 2 trials earlier in the development of CVL-865 to further characterize its activity in both healthy volunteers and in patients. At the time of these trials, Pfizer had self-imposed a Cmax dosing cap in multi-dose clinical trials, which stipulated that plasma exposure should not exceed one-tenth of the no observed adverse effect level, or NOAEL. This dose cap was established as an added precaution based on a micronuclei formation observed in preclinical rat studies and equated to approximately 7.5 mg BID. Because of this dose cap, the full therapeutic dose range of CVL-865 was not explored in the Phase 2 trials of chronic low back pain and GAD, as discussed below. Subsequently, Pfizer conducted additional genotoxicity studies, which showed that micronuclei formation was observed in rats at doses equivalent to 5x the maximum human clinical dose expected to be studied in our planned trials of CVL-865. Based on these data, the FDA provided feedback that permitted our evaluation of doses in clinical trials of up to 50 mg. The Phase 2 trials described below were generally conducted prior to this FDA feedback and thus evaluated doses that we believe were sub-therapeutic based on the results from our NeuroCart and PET receptor occupancy trials.

Phase 2 Generalized Anxiety Disorder Trial

In October 2015, Pfizer concluded Trial B7431007, a double-blind, randomized, placebo-controlled Phase 2 trial designed to evaluate the effect of CVL-865 on patients with GAD. A total of 90 patients of the planned 384 patients were randomized before Pfizer decided to terminate the trial based on internal portfolio reprioritization.

CVL-865 was evaluated as an adjunct to current GAD treatment in a sequential parallel comparison trial in patients with GAD who showed an incomplete response to current standard-of-care pharmacotherapy. Two doses of CVL-865, 2.5 mg BID and 7.5 mg BID, were compared to placebo over four weeks of dosing. Neither dose of CVL-865 differentiated from placebo at week four compared to baseline with respect to the primary endpoint of Hamilton Anxiety Inventory total score or on the secondary endpoint of Sheehan Disability Scale total score. AEs observed in this trial included dizziness, headache and somnolence. However, when measured by the Epworth Sleepiness Score, there was no meaningful increase in sleepiness with either CVL-865 7.5 mg, CVL-865 2.5 mg or placebo at week 2 and week 4. Factors potentially contributing to the lack of anxiolytic effect include the limited sample size and the potential of the doses evaluated being sub-therapeutic and not achieving sufficient receptor occupancy to drive activity in anxiety. As such, as described above, we believe the anxiolytic potential of CVL-865 has not been fully evaluated, and we plan to explore higher doses of CVL-865 in our planned proof-of-principle Phase 1 trial in acute anxiety.

Phase 1 PainCart Trial in Healthy Volunteers

In November 2014, Pfizer completed Trial B7431003, a randomized, placebo- and active-controlled, four- period crossover, Phase 1 trial designed to provide information on the analgesic potential of CVL-865. The pharmacodynamic effect of single 15 mg and 65 mg doses of CVL-865 was evaluated on evoked pain endpoints in 20 healthy male volunteers and compared to pregabalin (positive control) and placebo. In the pressure pain task, increasing pressure was applied using a tourniquet cuff on the calf until the subject indicated their pain tolerance threshold had been reached. In the cold pressor task, subjects placed their non-dominant hands into cold water baths and indicated their pain detection threshold, the point at which sensation changed from non-painful to painful. At the 65 mg dose of CVL-865, increases in both cold pressor and pressure pain tolerance thresholds, indicative of analgesic potential were observed. The 15 mg dose of CVL-865 only showed positive effects in the pressure pain tolerance threshold. These results demonstrate the analgesic potential of CVL-865 at doses that did not induce significant sedation.

Phase 2 Chronic Low Back Pain Trial

In August 2015, Pfizer concluded Trial B7431006, a double-blind, randomized, placebo- and active- controlled, Phase 2 trial designed to evaluate the effect of CVL-865 on chronic low back pain. The trial consisted of a one-week, single-blind, placebo run-in phase that was designed to exclude patients with placebo response and suboptimal compliance, followed by a four-week double-blind treatment phase. Patients who continued to meet the eligibility criteria after the placebo run-in period, including level of pain severity and compliance with a daily pain diary and with tablet administration, were randomized to receive either CVL-865 (administered as 2.5 mg BID for one week followed by 7.5 mg BID for three weeks), naproxen or placebo BID for four weeks. The primary endpoint was the numerical rating score of low back pain intensity after four weeks of active treatment. The trial was stopped following a planned interim analysis, having met the pre-defined stopping criteria. At this time, a total of 222 patients were randomized and the mean CVL-865 four-week response on the low back pain intensity was 0.16 units higher (worse) than placebo. The effects of naproxen were in-line with expectations based on previous clinical trials in chronic low back pain CVL-865 was generally well tolerated. The most common treatment-related AEs in the CVL-865 arm were somnolence (five mild and four moderate cases), dizziness (two mild and three moderate cases) and nausea (two mild cases). One patient in this trial experienced an SAE of transient ischemic attack that was determined by the investigator to be related to CVL-865. This patient had a history of multiple cardiovascular risk factors and was subsequently diagnosed with Type 2 diabetes mellitus. Factors potentially contributing to the lack of analgesic activity observed in this trial included the use of a potentially sub-therapeutic dose and therefore not achieving sufficient receptor occupancy to drive analgesic activity.

Tavapadon

We are developing our most advanced product candidate, tavapadon, as both a monotherapty and adjunctive therapy to L-Dopa as a treatment for both early- and late-stage Parkinson’s, a neurodegenerative disorder characterized by the death of dopamine-producing neurons in the brain. Tavapadon was rationally designed as an orally-bioavailable, once-daily partial agonist that selectively targets dopamine D1/D5 receptor subtypes with the goal of balancing meaningful motor control activity with a favorable tolerability profile. To our knowledge, tavapadon is the only D1/D5 partial agonist currently in clinical development and the first oral D1/D5 agonist to have achieved sustained motor control improvement in Phase 2 trials of Parkinson’s. Based on extensive clinical data generated to date, including from three Phase 2 trials, we initiated a registration-directed Phase 3 program beginning in January 2020, which will include two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial.

Parkinson’s Disease Background

Parkinson’s is a chronic neurodegenerative disorder that primarily results in progressive and debilitating motor symptoms, including decreased bodily movement, or hypokinesia, slowness of movement, or bradykinesia, rigidity, tremor and postural instability. Dopamine is a neurotransmitter that drives motor function through a complex interaction between the striatum, the region of the brain responsible for motor control, the thalamus and the motor cortex. Patients with Parkinson’s lose dopamine-producing neurons in the substantia nigra, leading to increasingly reduced levels of dopamine in the striatum, which is believed to drive Parkinsonian motor symptoms. Parkinson’s is progressive in nature, and the later stages of the disease are marked by progressively lower levels of native dopamine production as an increasing number of dopamine-producing neurons die. The disease typically advances over decades before ultimately causing conditions that can lead to death.

According to the Parkinson’s Foundation, approximately one million people in the United States and approximately ten million people worldwide suffer from Parkinson’s. Parkinson’s typically develops between the ages of 55 and 65 years and affects approximately 1% of people 60 years of age or older. As the overall global population continues to age, we expect that Parkinson’s will afflict an increasing number of patients.

The clinical diagnosis for Parkinson’s is well established and is based on the evaluation of both motor and non-motor symptoms. At the time of initial diagnosis, patients usually have a variety of mild, seemingly unrelated symptoms that are collectively non-debilitating. The current standards of care and their shortcomings are well understood. Treatments for early-stage Parkinson’s include monoamine oxidase-B, or MAO-B, inhibitors, which reduce the rate of endogenous dopamine metabolism, D2/D3-preferring dopamine agonists, which replace lost dopamine tone, and levodopa, or L-dopa, which increases dopamine concentration. Although these initial treatments for Parkinson’s are widely used, each treatment class has limitations that force patients to compromise between tolerability and efficacy.

MAO-B inhibitors are generally well tolerated, but normally demonstrate only modest impact on motor control, limiting use of these drugs to patients with mild symptoms or as an adjunctive therapy. Within two years, approximately 65% of patients on MAO-B inhibitors add medication and approximately 35% of patients on MAO-B inhibitors discontinue use.

Approved D2/D3-preferring agonists are full agonists of the D2/D3 receptor subtypes that are associated with meaningful motor control benefit, but have a challenging side-effect profile, including daytime sedation, or somnolence, compromised impulse control and risk of psychotic symptoms including hallucinations. Within two years, approximately 40% of patients on D2/D3-preferring agonists add medication and approximately 25% of patients on D2/D3-preferring agonists discontinue use. D2/D3 receptor subtypes are widely distributed in multiple non-motor-related brain circuits where over-activation can drive unwanted side effects. For example, repeated activation of D3 receptor subtypes in the reward-related nucleus accumbens may underpin the dysregulation of impulse control. D2/D3-preferring full agonism may also be associated with overexcitation of dopamine receptors, which may lead to increased dyskinesias when used adjunctively with L-dopa. The side effects of D2/D3-preferring agonists can negatively impact quality of life and may outweigh the benefits of treatment, especially in a population of early-stage Parkinson’s patients that are otherwise highly functional.

As the disease progresses, patients’ treatment regimens increasingly incorporate the use of L-dopa as either monotherapy or in combination with D2/D3-preferring agonists or MAO-B inhibitors. L-dopa is available in a number of formulations, including combinations with carbidopa, which is meant to allow for the use of lower doses of L-dopa to reduce nausea and vomiting side effects. Initial treatment with L-dopa typically results in a period of symptomatic relief for patients because L-dopa therapy transiently increases dopamine levels and affords rapid improvement of motor symptoms. Patients are typically initiated on L-dopa doses of 100 mg administered three times per day.

However, due to its short half-life, L-dopa transiently floods neurons with dopamine, resulting in fluctuating periods of high and low dopamine levels. These large fluctuations can cause the neurons in the brain to alter their response over time. With extended dosing, patients who use L-dopa begin to experience fluctuations between periods of insufficient motor control associated with Parkinson’s, known as “off” time, and periods of “on” time when they are not bothered by Parkinsonian motor deficits, but can be plagued by therapy-induced involuntary movement, known as dyskinesias. After starting L-dopa therapy, approximately 40% of patients experience “off” time within three to five years and between 30% and 40% of patients experience dyskinesias within five years. As the disease progresses, patients generally need to increase their L-dopa dose and frequency to maintain motor control. In the most advanced stages of disease, L-dopa doses can be as high as 2,000 mg total per day, requiring up to eight doses of L-dopa per day. This further exacerbates fluctuations and leads to more dyskinesias. The onset and intensity of L-dopa-induced dyskinesias are typically correlated with doses of at least 400 mg per day. The substantial and unpredictable swings between “off” time and dyskinesias can be attributed, in part, to the short half-life of L-dopa. In addition, high doses of L-dopa can be associated with psychosis, which may be further exacerbated by adjunctive use of D2/D3-preferring agonists. In order to delay the onset of such side effects, clinicians may delay recommending L-dopa until patients progress to later stages of Parkinson’s.

Our Solution—Tavapadon

Tavapadon is a selective partial agonist of the dopamine D1/D5 receptor subtypes expressed within the direct motor pathway that we are developing for the treatment of both early- and late-stage Parkinson’s. Key differentiating features of tavapadon include:

1.

Mechanism of action – D1/D5 receptor subtype selectivity: Dopamine D1/D5 receptor subtypes differentially activate the direct motor pathway of the basal ganglia. Tavapadon is >400x more selective for D1/D5 receptor subtypes than for D2/D3 receptor subtypes. It therefore has the potential to drive motor benefit through targeting of the direct motor pathway while avoiding the side effects of D2/D3-preferring agonists, which target the indirect motor pathway. This mechanism of action as it applies to motor function is illustrated below:

2.

Receptor pharmacology – partial agonist: Tavapadon is an orally-bioavailable, brain-penetrant small molecule with a 24-hour half-life that is designed to enable once-daily dosing by providing sustained motor benefit during the crucial morning wake period and throughout the day. Tavapadon is designed as a partial agonist of the D1/D5 receptor subtypes to (1) act as a surrogate for the natural dopamine production lost as a result of the death of dopamine-producing neurons and (2) to activate the D1/D5 receptor subtypes at levels that maximize motor benefit while reducing the prolonged receptor overexcitation and desensitization caused by full agonists, which can lead to dyskinesias and exacerbation of “off” time resulting from L-dopa. Despite the recognized therapeutic potential of selective D1 activation, earlier attempts by others to develop D1/D5 agonists failed due to limited oral bioavailability and brain penetration, short half-lives and other PK limitations. Tavapadon has been designed with a novel chemical structure that is intended to avoid the shortcomings of prior compounds. Tavapadon’s partial agonism is illustrated below. As compared to a full agonist, tavapadon avoids sustained full activation of D1/D5 receptor subtypes.

3.

Clinical and preclinical evaluation: Tavapadon has been evaluated in 272 subjects in multiple Phase 1 and Phase 2 trials, including in both the early- and late-stage Parkinson’s patient populations required for a broad Parkinson’s indication. Across all Phase 1b and Phase 2 trials conducted to date, tavapadon has demonstrated motor control benefit with lower levels of somnolence and impulse control side effects than would be anticipated with D2/D3-preferring agonists. In addition, preclinical studies of tavapadon in a translationally relevant non-human primate model demonstrated robust and persistent activity and reduced incidence of dyskinesias. Tavapadon’s lack of abuse potential was also supported by a series of non-human primate studies.

We believe the expected clinical profile of tavapadon has the potential to become a standard of care across the treatment spectrum for both early- and late-stage Parkinson’s patients.

High-functioning early-stage Parkinson’s patients have adequate motor control on monotherapy with D2/D3-preferring agonists, but the side effects of these therapies are often more debilitating than Parkinson’s symptoms. On the other hand, while MAO-B inhibitors have a favorable side effect profile, only a small percentage of early-stage Parkinson’s patients are well-controlled on this class of drug due to limited efficacy. We believe that tavapadon’s potential for motor benefit similar to D2/D3-preferring agonists with a lower likelihood of their commonly-occurring side effects (such as excessive somnolence, hypotension and impulsive behavior) could ultimately enable tavapadon to displace these agents as the current standard of care among early- stage Parkinson’s patients.

For the more advanced Parkinson’s patient who is no longer adequately treated with D2/D3-preferring agonists, tavapadon’s potential motor control benefit may create a treatment option to address motor control symptoms before adding L-dopa to the regimen. Furthermore, we believe tavapadon could be a preferred adjunctive treatment with L-dopa due to its longer half-life, potentially improved tolerability profile and reduced incidence of dyskinesias.

Finally, for the late-stage Parkinson’s patient already experiencing “off” time while on L-dopa, tavapadon use as an adjunctive therapy with L-dopa may provide 24-hour coverage and delay the need for L-dopa dose escalation, thus increasing “on” time without troublesome dyskinesias.

We believe our registration-directed Phase 3 program for tavapadon has the potential to establish tavapadon as the cornerstone treatment across the spectrum of Parkinson’s disease therapy—the preferred choice for the newly diagnosed patient and the ideal adjunctive therapy as the disease progresses.

Clinical Trials

As part of an extensive clinical program, tavapadon has been evaluated across nine clinical trials to date, including four Phase 1 trials, two Phase 1b trials and three Phase 2 trials. A total of 272 subjects, including 99 healthy volunteers and 173 patients with Parkinson’s, have been exposed to tavapadon.

Tavapadon has demonstrated activity in the treatment of motor symptoms, both as a monotherapy and as adjunct to L-dopa. An open-label, multi-dose, Phase 1b trial of tavapadon demonstrated reduction in motor symptoms at the 15 mg dose, with a magnitude of effect comparable to results seen in the L-dopa arm of the trial and a duration consistent with tavapadon’s 24-hour half-life.

In a Phase 2 trial in early-stage Parkinson’s, tavapadon demonstrated a statistically significant and clinically meaningful difference from placebo of -4.8 points on the MDS-UPDRS Part III motor score at week 15 of the treatment period. Separation from placebo was observed as early as week three while still in the titration phase. Statistical significance (p=0.0407) for this endpoint was achieved despite the trial being terminated early when only 65% of the planned trial population had been enrolled and even though only 42% of the patients who reached the maintenance period had received the top dose of 15 mg. In addition, at week 15, 50% of patients treated with tavapadon reported being “much improved” or “very much improved” on the Patient Global Impression of Improvement, an important qualitative assessment of meaningful change in overall patient condition and well-being.

A Phase 2 trial in late-stage Parkinson’s was terminated by Pfizer based on the results of an interim analysis, which determined that the probability of meeting the efficacy criterion for the primary endpoint of improvement in “off” time reduction compared to placebo at week 10 was lower than a pre-specified efficacy hurdle. As explained in more detail herein, we believe the pre-specified efficacy hurdle was a significant threshold to overcome given the limited duration of the trial. Despite the early termination of this trial, tavapadon showed a 1.0 hour improvement versus placebo in “on” time without troublesome dyskinesias at week 10 with a sustained effect observed through week 15, which, while not statistically significant, we and our clinical advisors believe is clinically meaningful.

Across the nine clinical trials conducted to date, tavapadon has consistently demonstrated what we believe to be a favorable tolerability profile as well as a PK profile with a 24-hour terminal half-life. The most commonly reported AEs leading to discontinuation of tavapadon across all the clinical trials were nausea, vomiting, dyskinesia, falling, fatigue and sleep disorder. The occurrence of nausea increased with tavapadon dose and was often related to the rate of titration, which is a well-known occurrence with most dopamine receptor agonists. We believe that these gastrointestinal effects may be mitigated by the slower titration method that we plan to use in our registration-directed Phase 3 program. Headache was the most commonly reported CNS-related event across all clinical trials. Other commonly reported CNS-related AEs included dizziness, somnolence and tremor. The majority of all observed AEs were mild to moderate.

In addition, preclinical studies of tavapadon in the well-established MPTP non-human primate model of Parkinson’s demonstrated robust and persistent activity and reduced incidence of dyskinesias relative to L-dopa. Tavapadon’s lack of abuse potential was also supported in a series of non-human primate studies.

We believe the results observed in the Phase 2 trials in Parkinson’s, together with the tolerability profile demonstrated throughout the clinical program to date, support an encouraging benefit-risk profile and strong rationale for our registration-directed Phase 3 program in Parkinson’s as well as tavapadon’s potential commercial impact.

The table below provides an overview of all clinical trials conducted to date for tavapadon.

Trial Number	Phase	Trial End Date	Patients (Tavapadon/Total)	Design
B7601001	Phase 1	Feb 2014	18/18	Single ascending dose in healthy volunteers
B7601002	Phase 1	Apr 2015	61/77	Multiple ascending dose in healthy volunteers
B7601007	Phase 1	Dec 2014	9/9	Single ascending dose in healthy volunteers with an antiemetic
B7601006	Phase 1	Sept 2017	11/11	CYP3A drug-drug interaction
B7601009(2)	Phase 1b	Feb 2016	18/18(1)	Placebo-controlled single ascending dose in Parkinson’s patients who were receiving L-dopa
B7601005(2)	Phase 1b	Mar 2016	45/50(1)	Open-label multiple ascending dose in Parkinson’s patients with L-dopa
B7601003(2)	Phase 2	Nov 2017	85/108(1)	Adjunct with L-dopa in late-stage Parkinson’s patients
B7601011(2)	Phase 2	Jan 2018	29/57	Monotherapy in early-stage Parkinson’s patients
B7601017	Phase 2	Oct 2017	5/5(1)	Open-label extension for patients in Trial B7601003

(1)

Note: Four patients participated in both Trials B7601005 and B7601003; three subjects participated in both Trials B7601009 and B7601005; four patients participated in both Trials B7601017 and B7601003.

(2)	Most relevant trials discussed in greater detail in the following section.

Our prior and future trials with tavapadon in Parkinson’s utilize three scales for patient selection: (1) either the Hoehn and Yahr scale or the modified Hoehn and Yahr scale; (2) the Movement Disorder Society-Unified Parkinson’s Disease Rating Scale, or MDS-UPDRS; and (3) the Hauser motor fluctuation patient diary. Two of these scales, MDS-UPDRS and the Hauser diary, are also used to measure therapeutic benefit.

The Hoehn and Yahr scale and modified Hoehn and Yahr scale are commonly accepted reference scales to measure disease progression in Parkinson’s, with stage one being the earliest and stage five being the most advanced. In clinical trials of tavapadon, the Hoehn and Yahr scale and the modified Hoehn and Yahr scale are used primarily for patient selection and enrollment.

Hoehn and Yahr scale	Modified Hoehn and Yahr scale

1:  Unilateral involvement only usually with minimal or no functional disability

2:  Bilateral or midline involvement without impairment of balance

3:  Bilateral disease: mild to moderate disability with impaired postural reflexes; physically independent

4:  Severely disabling disease; still able to walk or stand unassisted

5:  Confinement to bed or wheelchair unless aided

1.0:  Unilateral involvement only

1.5:  Unilateral and axial involvement

2.0:  Bilateral involvement without impairment of balance

2.5:  Mild bilateral disease with recovery on pull test

3.0:  Mild to moderate bilateral disease; some postural instability; physically independent

4.0:  Severe disability; still able to walk or stand unassisted

5.0:  Wheelchair bound or bedridden unless aided

The MDS-UPDRS or its predecessor are the most widely used assessment for clinical evaluation of Parkinson’s, and, to our knowledge, based on a review of the FDA’s approved drugs database, Part III scores (alone or in combination with Part II) have been used in some way as the primary basis for evaluation and approval of the three D2/D3-preferring agonists and one MAO-B inhibitor that are currently FDA approved as monotherapies for the treatment of early Parkinson’s symptoms. The MDS-UPDRS utilizes a combination of physician and patient assessments. A negative change from baseline in total score represents an improvement in symptoms. A decrease of 3.25 points or greater on the Part III total score and a decrease of 4.9 points or greater on the Part II and III combined total score have been previously identified as clinically relevant changes on these measures. The four parts of the MDS-UPDRS are described below, along with the number of items evaluated in each part and the possible total score range:

MDS-UPDRS Part	Description	Number of Items Evaluated	Total Score Range
Part I	Non-motor aspects of experiences of daily living	13	0 to 52
Part II	Motor aspects of experiences of daily living	13	0 to 52
Part III	Motor examination	18	0 to 132
Part IV	Motor complications	6	0 to 24

A cross-sectional study of over 3,000 patients with Parkinson’s identified the following mean MDS-UPDRS Part II and Part III scores based on Hoehn and Yahr stage:

Hoehn and Yahr scale	Modified Hoehn and Yahr scale

1:  Unilateral involvement only usually with minimal or no functional disability

2:  Bilateral or midline involvement without impairment of balance

3:  Bilateral disease: mild to moderate disability with impaired postural reflexes; physically independent

4:  Severely disabling disease; still able to walk or stand unassisted

5:  Confinement to bed or wheelchair unless aided

1.0:  Unilateral involvement only

1.5:  Unilateral and axial involvement

2.0:  Bilateral involvement without impairment of balance

2.5:  Mild bilateral disease with recovery on pull test

3.0:  Mild to moderate bilateral disease; some postural instability; physically independent

4.0:  Severe disability; still able to walk or stand unassisted

5.0:  Wheelchair bound or bedridden unless aided

The Hauser diary assesses patient-defined motor function and provides a measure of change in “off” time and “on” time. The Hauser diary asks patients to rate their daily mobility for each 30-minute period over 24 hours, and to record their status for the majority of the period in one of five categories: “on” time without dyskinesias, “on” time with non-troublesome dyskinesias, “on” time with troublesome dyskinesias, “off” time or asleep. To our knowledge, improvements in “off” and “on” time have been used as the primary evaluation of benefit for all treatments that have been approved by the FDA as adjunctive therapy to L-dopa in patients with advanced Parkinson’s experiencing motor fluctuations.

Phase 1b Trials in Parkinson’s Disease

Single Ascending Dose Trial

In February 2016, Pfizer completed Trial B7601009, a double-blind, placebo-controlled Phase 1b trial in 18 Parkinson’s patients who were receiving L-dopa. This trial was designed to evaluate the safety and tolerability of tavapadon in Parkinson’s patients, with secondary objectives of evaluating the PK and pharmacodynamics of single ascending doses of tavapadon.

Enrolled patients had either stage two or three Parkinson’s, as measured on the Hoehn and Yahr scale. Patients were randomized in two cohorts to receive placebo and two dose levels of tavapadon in a crossover fashion. As part of the trial, L-dopa was withdrawn for at least 12 hours before administration of tavapadon or placebo.

The primary objective of the trial was to evaluate safety and tolerability of single ascending doses ranging from 0.75 mg to 9 mg of tavapadon. The trial also evaluated a secondary endpoint of change from baseline in MDS-UPDRS Part III motor score, which was measured at baseline and at one, two, four, eight and 12 hours post-dose.

Analyses of MDS-UPDRS Part III motor scores showed that tavapadon was associated with a statistically significant decrease, or improvement, from baseline in total motor score compared to placebo. In the six patients treated with a single dose of 9 mg of tavapadon, MDS-UPDRS Part III motor scores improved significantly by between 7.27 and 11.58 points compared to placebo at all post-dose time points (p-values of 0.0005, 0.0285, 0.0037, 0.0079 and 0.0028 at one, two, four, eight and 12 hours post-dose, respectively), as illustrated below.

Change in MDS-UPDRS Part III

Tavapadon 9 mg Cohort vs. Placebo

The mean decreases from baseline in total MDS-UPDRS Part III motor score at one, two, four, eight and 12 hours for patients in the tavapadon 3 mg and 6 mg treatment groups were numerically greater than the placebo group, but were not statistically significant. Other doses of tavapadon evaluated in this trial were considered subtherapeutic.

There were no SAEs in the trial or any discontinuations due to AEs. The most common AEs were headache, nausea and vomiting, all of which were mild to moderate in severity. Nausea and vomiting appeared to be dose- dependent, with increased frequency observed at higher doses of tavapadon.

Multiple Ascending Dose Trial

In March 2016, Pfizer completed Trial B7601005, a two-period, open-label, dose escalation Phase 1b trial designed to evaluate the safety and tolerability of tavapadon in Parkinson’s patients, with a secondary objective of characterizing the PK of tavapadon when used in combination with L-dopa and exploring the effect of tavapadon on motor performance and dyskinesia.

The trial enrolled 50 patients with stage one to three Parkinson’s as measured on the Hoehn and Yahr scale and a documented history of experiencing “off” time with their current L-dopa dose. Patients were randomized into four cohorts to receive three different target doses of tavapadon. One cohort received a target dose of 5 mg once-daily, or QD, one cohort received a target dose of 25 mg QD and two separate cohorts received target doses of 15 mg QD, with one of the two cohorts including only patients with Parkinson’s with documented L-dopa- induced dyskinesias and using a similar but more flexible up-titration schedule.

In Period 1 of the trial, 50 patients were treated with a single individualized dose of L-dopa, representing approximately one-third of each patient’s normal total daily L-dopa equivalent dose, to confirm L-dopa responsiveness. L-dopa responsiveness was evaluated after an overnight washout of the medication. A typical L-dopa regimen includes at least three doses per day, so this approach was taken to standardize the trial while also administering a test dose of L-dopa that was equivalent to or greater than a typical L-dopa dose for each patient. In Period 2 of the trial, 45 patients were administered increasing doses of tavapadon up to the target dose of their respective cohorts. Target tavapadon doses were attained using titration schemes over an 11 day period. Tavapadon was added to the regimen while L-dopa therapy was simultaneously tapered down with the intent to withdraw L-dopa entirely over two weeks. Once the target tavapadon daily dose of 5 mg, 15 mg or 25 mg for each cohort was reached, the respective target dose levels were maintained for at least ten days. L-dopa use was permitted as a rescue treatment throughout the trial.

The objectives of the trial were to evaluate the safety and tolerability of multiple doses of tavapadon in patients with Parkinson’s, to characterize the PK of L-dopa following a single dose and the PK of tavapadon following multiple doses and to explore the effect of tavapadon on motor performance and dyskinesia. Exploratory objectives included evaluating changes in MDS-UPDRS Part III motor scores before and after treatment, both acutely and after multiple doses of tavapadon without the concurrent use of L-dopa. L-dopa was withdrawn overnight before evaluation of MDS-UPDRS Part III motor scores on days 7, 13 and 22 in Period 2.

As shown below, on day 22, the last day of Period 2, a single administration of tavapadon in one of the 15 mg cohorts of 11 patients demonstrated a sustained MDS-UPDRS Part III motor score benefit for up to 12 hours. The magnitude of motor benefit was comparable to what had been observed following a single administration of L-dopa in Period 1, the previously discussed L-dopa responsiveness test, in this cohort. A reduction of about 10 points from baseline was observed at time zero, just before dosing, on Day 22, demonstrating the sustained effect of tavapadon 24 hours after the previous dose. We believe this observation of sustained benefit supports the potential for once- daily dosing of tavapadon. Patients in the 5 mg and 25 mg cohorts also observed sustained and what we believe to be clinically relevant motor benefit over eight hours, albeit with less magnitude than the 15 mg cohort. In the 15 mg cohort with dyskinetic patients, only three of the six patients dosed with tavapadon completed the trial, resulting in too small of a dataset to draw meaningful conclusions.

Change in MDS-UPDRS Part III in Cohort 4

on Day 1 (L-Dopa Responsiveness Test) and Day 22 (Tavapadon 15 mg QD)

Based on the results of this trial, multiple ascending doses of tavapadon of up to 25 mg were considered to be generally well tolerated. A total of 11 patients, including four of 17 patients in the two 15 mg cohorts and seven of 19 patients in the 25 mg cohort, discontinued tavapadon due to AEs. Headache (four occurrences) and abnormal dreams (two occurrences) were the most common AEs leading to discontinuation. Headache, nausea, abnormal dreams, dizziness and vomiting were the most common AEs across all cohorts, the majority of which were mild to moderate in severity, with six severe adverse events and one serious adverse event, or SAE, observed. One patient in the 25 mg cohort experienced an SAE of palpitations, which occurred at the 1 mg titration dose and was determined by the investigator as not related to treatment. The majority of AEs occurred during the titration period, with the gastrointestinal AEs appearing to be dose-related. Most AEs appeared to be related to the pace and increment of up-titration rather than maximum exposure to tavapadon.

Phase 2 Trials in Early-Stage and Late-Stage Parkinson’s

Early-Stage Parkinson’s

In January 2018, Pfizer concluded Trial B7601011, a 15-week, double-blind, randomized, placebo- controlled, flexible dose Phase 2 trial designed to evaluate the efficacy, safety and tolerability of tavapadon in patients with early-stage Parkinson’s. As discussed below, Pfizer terminated this early-stage Parkinson’s trial early based on the results from the Phase 2 late-stage Parkinson’s trial.

The trial enrolled 57 early-stage Parkinson’s patients with stage one to three Parkinson’s as measured on the Hoehn and Yahr scale. Prior to early termination of the trial by Pfizer, 88 patients had been planned to be enrolled in the trial. Patients were randomized on a 1:1 basis into two arms to receive 15 weeks of treatment with tavapadon or placebo. The 15-week treatment period included nine weeks of dose titration and optimization followed by six weeks of stable dosing at up to 15 mg of tavapadon. The primary endpoint was the change in MDS-UPDRS Part III motor score from baseline at week 15. Exploratory endpoints included the Patient Global Impression of Improvement, or the PGI-I, and the Epworth Sleepiness Scale, or the ESS.

As part of the trial design, there was a pre-determined decision to terminate the trial early if the concurrent Phase 2 trial in late-stage Parkinson’s (Trial B7601003) did not meet a strategic pre-set threshold for efficacy at the interim analysis. As described below, the late-stage Parkinson’s trial was terminated early, which resulted in the early termination of this trial as well. At the time of the trial termination, only 11 of 26 patients that reached the six-week maintenance period were on the 15 mg target dose.

This trial enrolled treatment-naïve Parkinson’s patients that had no prior exposure to Parkinson’s medications as well as Parkinson’s patients with prior or current use of MAO-B inhibitors, amantadine and anticholinergics. Concurrent use of these medications was permitted during the trial as long as dosing had been stable for at least 42 days prior to randomization. Patients with incidental prior exposure to L-dopa or a dopamine agonist for less than a total of 28 days were also permitted, as long as such exposure had not occurred within seven days of randomization. In total, 57 patients were randomized, with 29 patients in the active arm and 28 patients in the placebo arm. Due to the early termination of the trial, only 65% of target enrollment was reached and 25 active patients and 22 placebo patients completed the trial. Despite the reduced sample size of patients completing the trial, the trial demonstrated a statistically significant improvement in MDS-UPDRS Part III motor scores from baseline at week 15 for patients on tavapadon as compared to placebo. The trial originally planned to enroll 88 patients to power for the conventional threshold for statistical significance of p=0.05, based on a predicted treatment effect of at least -3.6 points on the primary endpoint of change in MDS-UPDRS Part III motor score from baseline at week 15. Since the actual observed treatment effect of -4.8 points was in excess of the expected treatment effect of -3.6 points used to power the trial, fewer than expected patients were required for sufficient power to demonstrate statistical significance. While the trial was terminated early, resulting in fewer patients being enrolled into and dosed in the trial than originally expected, such early termination of recruitment did not affect the validity of the trial or the results achieved as they relate to the patients that actually completed the dosing regimen as originally planned. Additionally, the early termination of the trial did not result in the dosed patients being treated for a shorter duration than planned or in a different manner than was contemplated by the protocol. Furthermore, the early termination of the trial did not introduce selection or allocation bias with respect to randomization. The early termination of recruitment did not alter the enforced inclusion or exclusion criteria that defined the target patient population, the 1:1 balanced and double-blind randomization or assignment of subjects to treatment arms, nor the treatment duration contemplated by the original trial design. Although the overall number of patients dosed decreased as a result of early termination, these patients studied were representative of the target population of early-stage Parkinson’s patients. In the dosed trial population, the variance of the results did not exceed what was expected in the original powering assumptions for the trial, nor what was consistently observed among prior early-stage Parkinson’s trials.

The results of the trial on the full dataset are summarized below.

•

As illustrated below, the mean change from baseline at week 15 in the MDS-UPDRS Part III motor score was -9.0 for tavapadon across all dose levels administered in the maintenance phase and -4.3 for placebo, with a least squares mean improvement over placebo of -4.8 in favor of the tavapadon group (p=0.0407). These changes are well above the 3.25 point improvement that is recognized as clinically meaningful on the MDS-UPDRS Part III motor score. Mean baseline MDS-UPDRS III motor scores were 24.3 and 25.8 for the tavapadon and placebo groups, respectively.

Change in MDS-UPDRS Part III

* Indicates two-sided p-value of less than or equal to 0.1.

•

At week 15, 50% of patients treated with tavapadon reported being “much improved” or “very much improved” on the PGI-I, compared with 25% in the placebo group (p=.0393). The PGI-I is a patient- reported outcome and an important qualitative assessment of meaningful change in overall patient condition and well-being.

•

At weeks 9 and 15, across all dose levels, tavapadon demonstrated a 1.0 and 1.1 point improvement, respectively, relative to placebo on the MDS-UPDRS Part II total score, which measures motor aspects of experiences of daily living. Because sample sizes were small and the trial was not powered to show significance on this endpoint, these changes were not statistically significant. Since each item evaluated by the MDS-UPDRS II total score measures daily function, we believe that any measurable improvements over placebo would be considered clinically relevant.

•

At weeks 9 and 15, there was no statistically significant difference between the tavapadon and placebo groups in somnolence as measured by the ESS. Somnolence is a known side effect of D2/D3-preferring agonists.

•

Tavapadon demonstrated the potential for a favorable tolerability profile, with the majority of AEs reported as mild or moderate and one SAE of suicidal ideation observed, which was considered related to the investigational product by the investigator but not related by the sponsor, and which was resolved on the same day. The most frequently reported AEs in patients treated with tavapadon were nausea, headache, dry mouth, tremor and fatigue. Treatment compliance was high in both the tavapadon and placebo groups, with 86% of patients who received tavapadon completing the trial.

The trial results described above are based on nine weeks of dose titration and optimization and only six weeks of stable dosing. Past Parkinson’s trials for other compounds have indicated that the results observed in placebo subjects on measures such as the MDS-UPDRS scale may peak between eight and 18 weeks of treatment and then deteriorate over a longer timeframe, resulting in a greater difference between active treatment and placebo at six months. We believe a longer treatment duration of six months could result in further improved results compared to placebo.

The table below summarizes treatment-emergent AEs that occurred during the trial:

	Tavapadon (N=29)	Placebo (N=28)
Number (%) of Subjects with AEs
With Any AEs	25 (86.2)	18 (64.3)
Gastrointestinal Disorders	16 (55.2)	7 (25.0)
Diarrhea	1 (3.4)	3 (10.7)
Dry mouth	5 (17.2)	0
Dyspepsia	1 (3.4)	2 (7.1)
Nausea	9 (31.0)	2 (7.1)
General Disorders and Administration Site Conditions	7 (24.1)	8 (28.6)
Fatigue	3 (10.3)	3 (10.7)
Infections and Infestations	6 (20.7)	3 (10.7)
Nasopharyngitis	2 (6.9)	1 (3.6)
Urinary tract infection	3 (10.3)	0
Metabolism and Nutrition Disorders	4 (13.8)	2 (7.1)
Decreased appetite	3 (10.3)	0
Musculoskeletal and Connective Tissue Disorders	11 (37.9)	3 (10.7)
Arthralgia	3 (10.3)	0
Back pain	3 (10.3)	1 (3.6)
Nervous System Disorders	14 (48.3)	6 (21.4)
Dizziness	2 (6.9)	1 (3.6)
Dysgeusia	2 (6.9)	0
Dystonia	2 (6.9)	0
Headache	7 (24.1)	2 (7.1)
Hypoaesthesia	2 (6.9)	0
Paraesthesia	2 (6.9)	0
Somnolence	4 (13.8)	1 (3.6)
Tremor	4 (13.8)	2 (7.1)
Psychiatric Disorders	8 (27.6)	4 (14.3)
Abnormal dreams	2 (6.9)	0
Anxiety	2 (6.9)	1 (3.6)
Depression	2 (6.9)	0
Insomnia	2 (6.9)	2 (7.1)
Irritability	2 (6.9)	0
Restlessness	2 (6.9)	0
Vascular Disorders	4 (13.8)	1 (3.6)
Hot flush	3 (10.3)	0
Hypotension	2 (6.9)	0

Late-Stage Parkinson’s

In November 2017, Pfizer concluded Trial B7601003, a randomized, double-blind, placebo-controlled dose- ranging Phase 2 trial designed to evaluate the efficacy, safety and tolerability of tavapadon as an adjunct therapy for patients on L-dopa experiencing motor fluctuations due to Parkinson’s.

The trial was designed to enroll approximately 198 patients with late-stage Parkinson’s on stable doses of at least 400 mg of L-dopa four times per day and experiencing at least 2.5 hours of “off” time per day for three consecutive days based on the Hauser diaries collected during screening. After the screening period, patients who met the screening criteria were randomized to four treatment groups of tavapadon or placebo as an add-on therapy to L-dopa: 15 mg QD, 7 mg QD, 3 mg QD, 1 mg QD or placebo. The trial duration was approximately 25 weeks, including a 45-day screening period, a 15-week double-blind treatment period and an approximately

28-day follow-up period. The treatment period was comprised of up to three weeks of dose titration, two weeks of dose optimization and Period A, five weeks of maintenance, followed by Period B, either five additional weeks of maintenance with concurrent down-titration of L-dopa dosing or five additional weeks of maintenance with the current L-dopa regimen kept stable. The design of the trial is summarized below:

The primary endpoint was the change from baseline in daily hours of “off” time at the end of Period A (week 10), based on patient-reported Hauser diaries. Key secondary and exploratory endpoints included change in “on” time without troublesome dyskinesias, the PGI-I, the ESS and performance on MDS-UPDRS Parts I-IV motor scores.

As part of the initial trial protocol, Pfizer established a pre-defined early termination criterion based on the likelihood of achieving a pre-specified efficacy hurdle. We believe this efficacy hurdle was set disproportionately high given the treatment duration of the trial. Specifically, an interim analysis was conducted when 108 patients of the targeted 198 patients were enrolled to determine if there was a less than 10% predictive probability of demonstrating an absolute placebo-adjusted reduction in “off” time of 1.5 hours or more at week 10. The interim analysis revealed that this pre-defined efficacy hurdle was not met by any of the doses of tavapadon evaluated in this trial. At the time of the interim analysis, approximately 50 patients had completed treatment through week 10 of the trial. Based on these interim results, Pfizer made a decision to terminate both this trial as well as the concurrent Phase 2 early-stage Parkinson’s trial described above (Trial B7601011).

We believe the pre-defined efficacy criterion was a significant hurdle to meet given the limited duration of the trial, where patients spent the first three weeks of treatment titrating up to the maximum 15 mg target dose of tavapadon, if tolerated, and only seven weeks of treatment at the maintenance dose. Based on historical data from past Parkinson’s clinical development programs, we believe that a minimum of six months of treatment, inclusive of dose titration to a target maintenance dose, would be necessary to see an absolute placebo-adjusted reduction in “off” time of 1.5 hours or more.

In the final analysis of the primary endpoint, the placebo-adjusted reduction from baseline to week 10 in average daily “off” time was 0.63 hours for the tavapadon 15 mg QD group (n=41), which, although not statistically significant, we believe to be clinically relevant. For example, the recent approval of Nourianz (istradefylline) as adjunctive treatment with L-dopa in Parkinson’s was based on placebo-adjusted improvements in “off” time of less than one hour. Furthermore, the final analysis also showed a clinically meaningful one hour improvement in “on” time without troublesome dyskinesias at week 10 for the tavapadon 15 mg QD group as compared to placebo. For doses of tavapadon below 15 mg, the sample sizes were too small to draw meaningful conclusions (nine patients in the 3 mg QD group, nine patients in the 7 mg QD group and seven patients in the 1 mg QD group).

Placebo-Adjusted Change in “On” Time without Troublesome Dyskinesias

Although the endpoints in this trial did not achieve statistical significance, we believe that if the trial had been completed with the full sample size, there would have been a reasonable possibility of observing a treatment effect and statistical separation from placebo on both the “off” time and “on” time without troublesome dyskinesias endpoints.

A further pre-specified analysis of secondary endpoints was also completed for the 21 patients who completed treatment through week 15 of the trial, while keeping their L-dopa dose unchanged. This analysis showed a placebo-adjusted reduction from baseline in average daily “off” time of 3.52 hours and an increase in average daily “on” time without troublesome dyskinesias of 2.31 hours. The increases in treatment effect from week 10 to week 15 were primarily driven by a worsening of motor fluctuations in the placebo arm, with tavapadon activity remaining comparable to what was observed at week 10. Although based on only 21 patients (14 patients in the tavapadon 15 mg group and seven patients in the placebo group), which represented approximately half of the patients available at week 10, the observed durability of the treatment effect through week 15 strengthens our belief that the motor control improvements observed with tavapadon are reliable and support our decision to proceed to a registration-directed Phase 3 trial.

Historically, the FDA considered the “off” time endpoint to be an appropriate assessment of therapeutic benefit in patients with late-stage Parkinson’s. However, the FDA’s view has evolved, and the agency now considers the change from baseline in average daily “on” time without troublesome dyskinesias to be the most appropriate assessment of therapeutic benefit for this patient population. Based on the above data, we plan to utilize the change from baseline in “on” time without troublesome dyskinesias as the primary endpoint in our Phase 3 trial of tavapadon as an adjunct to L-dopa in late-stage Parkinson’s patients.

The table below summarizes treatment-related AEs occurring in two or more subjects during this trial, which were generally consistent with the other clinical trials of tavapadon conducted to date:

		Tavapadon	Tavapadon	Tavapadon	Tavapadon
Number (%) of Subjects with AEs	Placebo (N=23)	1 mg QD (N=13)	3 mg QD (N=15)	7 mg QD (N=13)	15 mg QD (N=44)	Total (N=108)
With Any AE	7 (30.4)	4 (30.8)	7 (46.7)	6 (46.2)	29 (65.9)	53 (49.1)
Gastrointestinal Disorders	1 (4.3)	2 (15.4)	2 (13.3)	1 (7.7)	12 (27.3)	18 (16.7)
Gastroesophageal reflux disease	0	0	0	0	2 (4.5)	2 (1.9)
Nausea	1 (4.3)	2 (15.4)	2 (13.3)	0	8 (18.2)	13 (12.0)
Vomiting	0	0	1 (6.7)	0	1 (2.3)	2 (1.9)
General Disorders and Administration Site Conditions	1 (4.3)	2 (15.4)	1 (6.7)	2 (15.4)	3 (6.8)	9 (8.3)
Fatigue	1 (4.3)	1 (7.7)	1 (6.7)	2 (15.4)	1 (2.3)	6 (5.6)
Metabolism and Nutrition Disorders	0	1 (7.7)	0	1 (7.7)	3 (6.8)	5 (4.6)
Decreased appetite	0	1 (7.7)	0	1 (7.7)	3 (6.8)	5 (4.6)
Musculoskeletal and Connective Tissue Disorders	1 (4.3)	1 (7.7)	0	1 (7.7)	3 (6.8)	6 (5.6)
Musculoskeletal stiffness	0	1 (7.7)	0	0	1 (2.3)	2 (1.9)
Pain in extremity	1 (4.3)	0	0	0	1 (2.3)	2 (1.9)
Nervous System Disorders	2 (8.7)	2 (15.4)	4 (26.7)	5 (38.5)	19 (43.2)	32 (29.6)
Balance disorder	1 (4.3)	0	0	1 (7.7)	0	2 (19)
Dizziness	0	0	1 (6.7)	1 (7.7)	4 (9.1)	6 (5.6)
Dyskinesia	0	1 (7.7)	1 (6.7)	2 (15.4)	7 (15.9)	11 (10.2)
Dystonia	1 (4.3)	0	0	0	1 (2.3)	2 (1.9)
Headache	0	1 (7.7)	1 (6.7)	2 (15.4)	10 (22.7)	14 (13.0)
Parkinson’s disease(1)	0	0	1 (6.7)	0	1 (2.3)	2 (1.9)
Somnolence	0	0	1 (6.7)	1 (7.7)	0	2 (1.9)
Psychiatric Disorders	4 (17.4)	1 (7.7)	2 (13.3)	2 (15.4)	12 (27.3)	21 (19.4)
Abnormal dreams	1 (4.3)	0	1 (6.7)	0	3 (6.8)	5 (4.6)
Anxiety	0	0	0	0	3 (6.8)	3 (2.8)
Depersonalization/derealization disorder	0	1 (7.7)	0	0	1 (2.3)	2 (1.9)
Depressed mood	1 (4.3)	0	0	0	1 (2.3)	2(1.9)
Insomnia	2 (8.7)	1 (7.7)	0	1 (7.7)	1 (2.3)	5 (4.6)
Irritability	0	0	0	0	3 (6.8)	3 (2.8)
Sleep disorder	0	0	1 (6.7)	1 (7.7)	1 (2.3)	3 (2.8)
Vascular Disorders	0	0	2 (13.3)	0	1 (2.3)	3 (2.8)
Orthostatic hypotension	0	0	1 (6.7)	0	1 (2.3)	2 (1.9)
Total Events	10	11	13	19	84	137

(1)	Indicates worsening of Parkinson’s symptoms.

Safety and Tolerability Data

To date, 272 subjects have received at least one dose of tavapadon across nine clinical trials, including healthy volunteers in four Phase 1 trials and patients with Parkinson’s in two Phase 1b trials and three Phase 2 trials. Across these trials, tavapadon was generally well tolerated up to a titrated dose of 25 mg QD. A dose- dependent increase in the frequency of nausea and headache was observed across all trials. Most AEs were self-limited and mild to moderate in severity, with nausea, vomiting, dyskinesia, fall, fatigue, sleep disorder and tremors being the most common AEs leading to discontinuation of tavapadon, with a total of 29 patients with Parkinson’s (including seven patients at the 25 mg dose, which is not being pursued in our registration-directed Phase 3 program) and nine healthy volunteers across all trials discontinuing tavapadon due to AEs.

As expected for a dopaminergic agent, there was a marked difference in tolerability in healthy volunteers who do not have a preexisting dopamine deficit when compared to Parkinson’s patients. For example, a single dose of 9 mg in our Phase 1b SAD trial was generally well tolerated in Parkinson’s patients, while a single dose of 1.5 mg in our Phase 1 SAD trial was associated with a high rate of nausea and vomiting in healthy volunteers. This difference is also seen with other dopaminergic drugs such as L-dopa and D2/D3-preferring agonists. These agents are titrated when used as Parkinson’s treatments to improve tolerability to gastrointestinal and other side effects. The speed of titration may also play a role in the tolerability of side effects such as nausea and vomiting. We will titrate more slowly in our ongoing registration-directed Phase 3 program, which we believe will help mitigate such side effects.

There were no observations of notable differences in laboratory results, parameters or suicidality assessments between tavapadon and placebo. An analysis of multi-dose cohorts in Phase 1 trials in healthy volunteers and Parkinson’s patients, including patients who were treated at doses of up to 25 mg QD of tavapadon, did not suggest that tavapadon prolongs the QTc interval, an electrocardiogram, or ECG, measurement used to assess the risk of potential cardiac arrhythmias, corrected for heart rate by Fridericia’s formula. Transient prolongation of group mean QTc interval of up to 11 milliseconds was observed in single dose trials in healthy volunteers and in Parkinson’s patients. However, QTc interval prolongation was not observed in any multi-dose trials. Based on our end-of-Phase 2 meeting with the FDA where we presented single-dose ECG, multiple-dose ECG and a model-based analysis of Phase 1 data, we plan to collect time- matched PK and ECG measures in a subset of patients as a sub-study in our ongoing Phase 3 fixed-dose early- stage Parkinson’s trial. A stand-alone thorough QT study was not required by the FDA and is not planned.

Clinical trials of longer treatment duration of up to 15 weeks suggest a modest tavapadon dose-related decrease from baseline in systolic and/or diastolic parameters, with some cases of asymptomatic hypotension. Postural hypotension is a common finding in the population of Parkinson’s patients. The occurrence of symptomatic and acute symptomatic orthostatic hypotension with use of L-dopa and D2/D3-preferring agonists is a well-documented risk. Based on preclinical and clinical data observed to date and on tavapadon’s partial agonism pharmacology, we believe the risk of hypotension is reduced with tavapadon relative to full dopamine agonists.

Preclinical Studies

In preclinical studies using the well-established MPTP non-human primate model of Parkinson’s, tavapadon demonstrated a sustained and improved reduction of Parkinson’s symptoms and reduced dyskinesias compared to L-dopa treatment over a six-hour time course. The MPTP non-human primate model exhibits the motor symptoms of Parkinson’s as a result of dopaminergic cell death in the substantia nigra. L-dopa treatment has been demonstrated to reverse Parkinson’s symptoms in this model, and similar to Parkinson’s patients, chronic treatment induces dyskinesias. In the MPTP model, tavapadon treatment demonstrated achievement of similar improvement in disability score compared to L-dopa with reduced dyskinesias relative to those observed with L-dopa across a seven month study period. In addition, a series of preclinical good laboratory practice, or GLP, studies in non-human primates demonstrated a profile with low abuse potential. Based on these results, the FDA did not request a human abuse potential study during our end-of-Phase 2 meeting.

Preclinical safety and toxicology studies up to 26 and 39 weeks have been completed in rats and primates to allow for chronic dosing in humans. Preclinical safety and pharmacology studies showed effects on lowering blood pressure, which is routinely seen with dopaminergic agents, and an acute prolongation of the QT interval. Other safety studies, including preclinical reproductive, developmental and genetic toxicology studies, have not revealed any signals of note. Additional toxicology studies are ongoing and planned.

Ongoing and Planned Clinical Trials

Based on the substantial clinical data generated to date with tavapadon, we initiated our registration-directed Phase 3 program beginning in January 2020. This program will include two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label extension trial. Informed by the results of the Phase 2 trials in early- and late-stage Parkinson’s, our Phase 3 program has been designed to further characterize and evaluate tavapadon’s risk-benefit profile in the context of existing standards of care for Parkinson’s patients. Specifically, these trials will evaluate the utility of tavapadon across the disease spectrum of Parkinson’s, from early-stage patients to late-stage patients experiencing dyskinesias and “off” time on L-dopa. Our Phase 3 program will include additional standard clinical pharmacology studies to support a potential future new drug application, or NDA, submission and product labeling. We had an end-of-Phase 2 meeting with the FDA in August 2019, during which we obtained feedback on our registration-directed Phase 3 program. Based on this feedback, we believe that we have an understanding of all of the essential elements required for a potential NDA filing for tavapadon.

Phase 3 Early-Stage Parkinson’s Trials

As part of our registration-directed Phase 3 program, we are planning to conduct two trials in early-stage Parkinson’s patients. The diagram below summarizes the design of the two trials:

Phase 3 Fixed-Dose Early-Stage Parkinson’s Trial

Based on historical registrational fixed-dose trials of approved Parkinson’s treatments, we designed this Phase 3 trial as a double-blind, randomized, placebo-controlled, parallel-group, fixed-dose, 27-week trial to evaluate the efficacy, safety and tolerability of tavapadon in early-stage Parkinson’s patients. We expect to enroll 522 patients with 1:1:1 randomization between tavapadon 5 mg QD, tavapadon 15 mg QD and placebo. We incorporated a preset mandatory dose titration schedule across the first six weeks of treatment in an attempt to minimize patient discontinuations. Key inclusion criteria include patients with modified Hoehn and Yahr stage one to two Parkinson’s with baseline MDS-UPDRS Part III motor score of 10 or greater and Part II score of two or greater. No concomitant Parkinson’s medications are allowed, except for use of MAO-B inhibitors if treatment was initiated at least 90 days before entering the trial and the dosage will remain stable for the duration of the trial.

The primary endpoint for both our fixed-dose early-stage Parkinson’s trial and our flexible-dose early-stage Parkinson’s trial discussed below will be the change from baseline of the combined MDS-UPDRS Parts II and III scores. There is a long history of using the MDS-UPDRS Part III score, either individually or in combination with Part II score, as the primary endpoint in registrational Parkinson’s trials. To our knowledge, Part III scores have been used alone or in combination with Part II scores as the primary basis of approval for the three D2/D3- preferring agonists and one MAO-B inhibitor that are currently FDA approved as monotherapies for the treatment of early Parkinson’s symptoms. During our end-of-Phase 2 meeting with the FDA, the FDA stated that they believe that the MDS-UPDRS Part II score without Part III is a more appropriate primary endpoint in clinical trials for early-stage Parkinson’s patients, as all score changes in activities rated in Part II reflect a clinically relevant change in patients. The FDA explained that its interpretation of the primary endpoint results in our early-stage Phase 3 Parkinson’s trials would depend on a detailed analysis of the results and of the respective contributions of Parts II and III to the final trial results. The FDA also indicated that a determination as to whether the trials contribute substantial evidence of effectiveness would be a review issue at the time of the submission of the NDA.

Accordingly, the target enrollment being utilized for our Phase 3 trials in early-stage Parkinson’s is powered, based on results from the Phase 2 early-stage Parkinson’s trial, to provide 90% confidence of detecting a statistically significant placebo-adjusted improvement from baseline of four points or greater in the Part II and III combined score and a statistically significant placebo-adjusted change from baseline of one point or greater in the Part II score alone. Since each item evaluated by the MDS-UPDRS Part II total score measures daily function, we believe that any measurable improvements over placebo would be considered clinically relevant. Patients without any meaningful functional deficit at baseline, represented by a MDS-UPDRS Part II score of zero or one, who are thus not able to show meaningful improvement on their Part II score with treatment, will be excluded from the trials. We also believe the extended 27-week period of treatment will increase the probability of a robust difference from placebo on both the primary endpoint of Part II and III combined scores and the individual Part II score.

Key secondary endpoints are the change from baseline in the MDS-UPDRS Part II score and a responder analysis on Patient Global Impression of Change, a patient-reported assessment of the overall benefit of treatment (referred to as the PGI-I in prior tavapadon trials). Additional exploratory endpoints include quality of life measures as well as safety measures such as the ESS and Questionnaire for Impulsive-Compulsive Disorders in Parkinson’s. We have designed the trial with these endpoints to demonstrate the impact of tavapadon on motor control and activities of daily living, as well as its potentially differentiated side effect profile with respect to somnolence and impulse control. We initiated this trial in January 2020. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We began screening again in the second half of 2020. Assuming no further delays in this program, we expect data from this trial in the second half of 2023.

Phase 3 Flexible-Dose Early-Stage Parkinson’s Trial

Our second Phase 3 trial is designed as a double-blind, randomized, placebo-controlled, parallel-group, flexible-dose, 27-week trial to evaluate the efficacy, safety and tolerability of tavapadon in patients with early- stage Parkinson’s. We plan to enroll 296 patients with 1:1 randomization between tavapadon, which will be flexibly titrated up to between 5 mg QD and 15 mg QD, and placebo. Following a fixed titration scheme to the 5 mg QD dose level, each patient’s dose will be further increased to a target dose of 15 mg QD unless prevented by tolerability. Patients unable to achieve or tolerate 15 mg QD or 10 mg QD may remain at 10 mg QD or 5 mg QD, respectively, for the remainder of the treatment phase. Key inclusion criteria include patients with modified Hoehn and Yahr stage one to two Parkinson’s with baseline MDS-UPDRS Part III motor score of 10 or greater and Part II motor score of two or greater. No concomitant Parkinson’s medications are allowed except for MAO-B inhibitors if use was initiated at least 90 days before entering the trial and the dosage will remain stable for the duration of the trial.

As mentioned above, the primary endpoint is the change from baseline of combined MDS-UPDRS Parts II and III scores. Similar to the fixed-dose early-stage Parkinson’s Phase 3 trial, the primary endpoint will be supported by secondary and exploratory efficacy endpoints as well as safety measures. The flexible dose design of this trial allows for more efficient powering that requires only two arms instead of three arms. The trial is powered with 90% confidence to detect a statistically significant difference of four points or more from placebo on the primary endpoint and a difference of one point or more from placebo on the Part II score alone. We initiated this trial in January 2020. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We began screening again in the second half of 2020. Assuming no further delays in this program, we expect data from this trial in the second half of 2023.

Phase 3 Flexible-Dose Late-Stage Parkinson’s Trial

Our third Phase 3 trial is designed as a double-blind, randomized, placebo-controlled, parallel-group, flexible-dose, 27-week trial to evaluate the efficacy, safety and tolerability of tavapadon as an adjunct therapy in patients with late-stage Parkinson’s who are treated with L-dopa and experience motor fluctuations. We expect to enroll 368 patients with 1:1 randomization between tavapadon flexibly dosed up to between 5 and 15 mg QD and placebo. Following a fixed titration scheme to the 5 mg QD dose level, each patient’s dose will be further increased to a target dose of 15 mg QD unless prevented by tolerability. Patients unable to achieve or tolerate 15 mg or 10 mg QD may remain at 10 mg or 5 mg QD, respectively, for the remainder of the treatment period. Key inclusion criteria include patients with modified Hoehn and Yahr stage two to three Parkinson’s who maintain some level of responsiveness to L-dopa and are experiencing at least 2.5 hours of “off” time per day for two consecutive days at baseline.

The diagram below summarizes the design of this trial:

The primary endpoint is the change from baseline in total “on” time without troublesome dyskinesias. Based on the learnings from the Phase 2 trial in late-stage Parkinson’s, we have designed this trial with the intention of rectifying key design components that may have contributed to the inability to achieve Pfizer’s pre-specified efficacy hurdle for continuing the tavapadon program. For example, to minimize gastrointestinal and other side effects and patient discontinuations, the protocol for this trial allows for 14 weeks of gradual titration and adjustment, rather than the three weeks allowed in the Phase 2 trial. This titration schedule is followed by 13 weeks at maximal dosing, as opposed to the seven weeks in the Phase 2 trial, to fully explore tavapadon’s potential efficacy in these patients. The FDA has publicly stated that the primary endpoint of “on” time without troublesome dyskinesias is the most clinically relevant regulatory endpoint to assess therapeutic benefit in this patient population. The trial is powered to demonstrate a one hour improvement over placebo in the primary endpoint with 90% confidence. An interim analysis by an independent Interim Analysis Review Committee is planned for when 67% of target enrollment is achieved to assess the adequacy of the overall sample size relative to achieving trial objectives and to allow for potential sample size adjustment (up to a pre-specified maximum of 528 patients) if needed. We expect to initiate this trial in the second half of 2020, with data expected in the first half of 2023.

Open-Label Extension Trial

Patients who complete any of the three Phase 3 trials will have the option to be rolled into a 58-week open- label safety extension trial, which will also be open to patients who did not participate in any of the Phase 3 trials. This trial is designed to provide sufficient safety data to support potential registration, including enough patients with completed six-month and 12-month treatment durations to meet the requirements for long-term safety evaluation of chronic use products at the time of an NDA submission. Based on our enrollment estimates for the Phase 3 program and the safety database required to support an NDA filing, we expect the open-label extension trial will remain ongoing at the time of NDA submission. In addition to supporting the NDA package, this open-label extension trial will allow us to collect additional long-term data on efficacy and side-effect profile to further inform how physicians might use tavapadon in the treatment paradigm.

CVL-871

We are developing CVL-871 for the treatment of dementia-related apathy. CVL-871 is a selective partial agonist of the dopamine D1/D5 receptor subtypes specifically designed to achieve a modest level of partial agonism, which we believe may be useful in modulating the complex neural networks that govern cognition, motivation and behavior. Dopamine acting on D1/D5 receptor subtypes in the cortex and midbrain plays a key role in the finely-tuned and dynamic neural network that modulates cognitive function, reward-processing and decision-making. In patients with Parkinson’s, we have observed that improving motor symptoms requires higher levels of partial agonism to offset the large losses in dopaminergic neurons in the motor cortex. In contrast, dementia patients require a more finely-tuned modulation of the neural networks that govern cognition, motivation and behavior to normalize the dynamic range. As such, we have designed CVL-871 to have a lower level of partial agonism than tavapadon. The hypothesis for using D1/D5 receptor subtype partial agonism to treat dementia-related apathy is informed by clinical trials of other compounds where increases in dopamine activity resulted in a statistically significant improvement on apathy scales. We believe CVL-871 may possess an optimal profile to target this new indication due to the degree to which it activates relevant dopamine circuits within the brain and its favorable clinical tolerability profile observed to date.

Apathy Background

Apathy is among the most common neuropsychiatric co-morbidities associated with dementia, afflicting approximately 49% of the over 50 million dementia patients globally. Apathy represents a constellation of symptoms, such as social disengagement, cognitive impairment, and loss of emotion, that result in impaired decision making, loss of interest in personal wellbeing or external issues, inability to initiate and maintain activities, and interference with complex and basic daily functions, including motivation to eat, dress, maintain personal hygiene, and take medications. The presence of apathy has been shown to be related to decreased quality of life, increased morbidity and mortality, along with early institutionalization and greater resource utilization resulting from increased caregiver burden. In addition, apathy is a key predictor of disease progression from mild cognitive impairment to dementia. Therefore, the management of apathy is an important component in caring for patients with dementia.

While clinicians, patients and care-givers have been challenged by this symptom, there are no currently approved therapies for dementia-related apathy. The FDA has demonstrated interest in development of a therapy for this indication and we are interacting with the agency to define the regulatory requirements and clinical development plan to achieve this novel indication. Pharmacologic treatment of patients is comprised primarily of acetylcholinesterase inhibitors, selective serotonin re-uptake inhibitors, or SSRIs, and psychostimulants such as methylphenidate. Acetylcholinesterase inhibitors, such as donepezil and rivastigmine, which are typically prescribed for Alzheimer’s patients to improve cognition, have shown only limited effects on apathy in clinical trials. Though patients are sometimes prescribed SSRIs and antidepressants, use of these medications for apathy treatment in dementia is not supported by clinical evidence and the latest evidence suggests they may actually contribute to worsening symptoms.

Conscious goal-directed behavior is mediated by the mesolimbic dopamine pathway. D1 receptors in non-motor brain regions are believed to modulate cognition, reward and decision-making. The hypothesis for using D1/D5 receptor subtype agonism in this indication is informed by clinical trials of other dopamine- potentiating compounds where increases in dopamine activity resulted in a statistically significant improvement on apathy scales. For example, in a 60-patient clinical trial evaluating methylphenidate, a stimulant associated with increased dopamine levels, neuropsychiatric inventory apathy scores were improved by 1.8 points versus placebo at week six (p=0.002). These results imply a 63% reduction from the baseline score for methylphenidate versus a 33% reduction for placebo. The principal investigator of this trial indicated that these effects appear large enough to be of significance to clinical practice. Based on additional discussions with clinicians, we believe an improvement of this magnitude would be clinically meaningful. Methylphenidate is a Schedule II controlled substance, stimulant medication used for the treatment of ADHD that has well-established side effects, including serious impacts on cardiovascular function, appetite and sleep.

Our Solution – CVL-871

CVL-871 is a selective partial agonist of the dopamine D1/D5 receptor subtypes that we are developing for the treatment of dementia-related apathy. Key differentiating features of CVL-871 include:

1.

Mechanism of action – D1/D5 receptor subtype selectivity: CVL-871 has been designed to selectively target dopamine D1/D5 receptor subtypes in order to treat motivational impairment without driving the sedative effects associated with the activation of D2/D3 receptor subtypes.

2.

Receptor pharmacology – partial agonist: CVL-871 is an orally-bioavailable, brain-penetrant small molecule with a 24-hour half-life. Both CVL-871 and tavapadon are designed as partial agonists to the D1/D5 receptors to a lesser extent than the natural ligand dopamine. CVL-871 has a reduced level of activation compared to tavapadon, which we believe facilitates optimal activation of D1/D5 in brain regions that control motivation and reward. These neural networks require more finely-tuned modulation to normalize the dynamic range, and the reduced partial agonism of CVL-871 is designed to restore, but not exceed, the optimal level of stimulation that is most associated with cognition and apathy. CVL-871’s reduced partial agonism is illustrated below, as compared to tavapadon and a full agonist.

3.

Clinical and preclinical evaluation: CVL-871 has been tested in a total of 58 subjects, including healthy volunteers in a Phase 1 single and MAD trial and Parkinson’s patients in a seven-day Phase 1 trial. These trials have demonstrated evidence of CNS activity and provided clinical data that support the targeted lower partial agonism of CVL-871 relative to tavapadon. Preclinical studies showed activity in models of motor function as well as cortical function linked to increased D1 activation. Preclinical safety and toxicology studies of up to 26 weeks in duration have been completed and data to date supports the dosing duration expected in our planned Phase 2 trial.

We believe CVL-871 could possess the optimal profile amongst D1/D5 agonists to target hypothesized dopaminergic deficits in D1-mediated neural circuits related to motivation and reward processing, and clinical research suggests increased dopamine receptor activation may have a role in the treatment of dementia-related apathy.

Clinical Trials

Two Phase 1 trials of CVL-871 have been completed in a total of 58 subjects, including both healthy volunteers and Parkinson’s patients. In these trials, CVL-871 was observed to be generally well tolerated.

Evidence of moderate improvement in motor symptoms, a measure of biological activity, was also observed, along with a PK profile that supports the potential for once-daily dosing. Consistent with CVL-871’s lower partial agonism, these studies showed a difference compared to tavapadon, including improved tolerability in healthy volunteers and a more modest magnitude of motor benefit in patients with Parkinson’s. Based on these findings, we plan to initiate a Phase 2a exploratory trial of CVL-871 in dementia-related apathy in the first half of 2021, with data expected in the second half of 2022.

Phase 1 Single and Multiple Ascending Dose Trial

In March 2015, Pfizer completed Trial B7821001, a placebo-controlled Phase 1 trial designed to evaluate the safety, tolerability and food effect of CVL-871 in healthy volunteers after both single and multiple doses.

The SAD portion of the trial had two cohorts. In Cohort 1, eight subjects were enrolled and participated in several periods where they received placebo or CVL-871 as a single dose of up to 1 mg. In Cohort 2, eight subjects were enrolled and participated in two periods where they received a single 0.4 mg dose of CVL-871 or placebo in the fed or the fasted state. One subject from each cohort withdrew from the trial due to nausea or vomiting.

In the MAD portion of the trial, 40 subjects were enrolled. In each of four cohorts, eight subjects received a daily oral dose of CVL-871 and two subjects received placebo. For doses beyond 0.5 mg, a predetermined titration schedule of up to six days was used to improve tolerability. One subject paused dosing for two days due to a rash, which resolved without treatment, and subsequently resumed dosing and completed the trial. One additional subject withdrew from the trial due to nausea.

Results from this trial established that CVL-871 has suitable PK for once-daily oral dosing and generally low PK variability and demonstrated a modest effect of food on drug absorption. Both single doses of up to 1 mg and multiple doses of up to 3 mg QD, with a seven-day titration period, were generally well tolerated in this trial. The most frequently reported AEs in the MAD phase were nausea (nine subjects), headache (seven subjects), dizziness (six subjects), vomiting (five subjects), abnormal dreams (three subjects on CVL-871 and one subject on placebo) and dizziness postural (three subjects). All reported AEs were either mild or moderate in severity and consistent with expectations for a dopaminergic agent in healthy volunteers.

Phase 1 Multiple Dose Trial in Parkinson’s

In May 2016, Pfizer completed Trial B7821002, a placebo-controlled Phase 1 trial designed to examine the safety, tolerability, PK and pharmacodynamics of CVL-871 in patients with Parkinson’s. This proof-of-principle trial was conducted in Parkinson’s patients, a population previously studied to evaluate D1/D5 receptor subtype selectivity. The results from this trial provided evidence for our translational hypotheses on the relationship between CVL-871’s lower level of partial agonism and motor symptom control, which is informing the development of CVL-871 in indications such as apathy that require lower levels of activation.

A total of 19 patients entered the treatment period, with 10 patients randomized to receive CVL-871 and nine patients randomized to receive placebo. Eligible patients had a Parkinson’s diagnosis and were on a stable treatment regimen that included at least 300 mg/day of L-dopa. CVL-871 was titrated for three days and then kept stable at 3 mg QD for the last four days. All patients generally remained on their stable L-dopa dose throughout the trial, except that L-dopa was withheld beginning at 8:00 PM on the day prior to final assessments. A number of safety and PK measures were collected along with MDS-UPDRS Part III and several other exploratory efficacy measures.

CVL-871 was observed to be generally well tolerated and, as expected for a dopaminergic agent, was better tolerated in this population than in the healthy volunteers in the Phase 1 SAD and MAD trial. This difference in tolerability is expected because healthy volunteers do not have a preexisting dopamine deficit as compared to Parkinson’s patients. There were no AEs experienced by more than two patients in either the CVL-871 or placebo groups. The most commonly reported AEs were nausea (two patients for CVL-871 and two patients for placebo), dry mouth (two patients for CVL-871 and one patient for placebo) and vomiting (one patient for CVL-871 and two patients for placebo). There were generally no consistent differences in clinically significant laboratory, vital sign or ECG abnormalities between the CVL-871 and placebo groups.

The primary efficacy endpoint was the change from baseline in MDS-UPDRS Part III motor score at Tmax on day seven. The placebo-adjusted mean change from baseline was -4.49 and did not meet the pre-specified decision criterion of significant improvement (>-4.8). We believe that, although the pre-specified decision criterion was not met, the results of this trial provide further support for the potential of a D1/D5 partial agonist as a therapy in Parkinson’s disease. However, given CVL-871’s reduced level of agonism, we believe its design is suited to treat indications such as apathy and motivation where mild changes in dopamine tone are sufficient to drive therapeutic benefit, as opposed to indications such as Parkinson’s where there are more significant deficits in dopamine activity.

Preclinical Studies

CVL-871 has been studied in multiple preclinical studies, including a rodent memory task model that showed an improvement in cognitive performance. Preclinical safety and toxicology studies for up to 26-weeks in rats and 13-weeks in primates have been completed, which support dosing in humans for up to 13 weeks in clinical trials. Preclinical safety and pharmacology studies showed modest effects on lowering blood pressure, which is routinely observed with dopaminergic agents. Additional toxicology studies are ongoing and planned, but preclinical safety studies to date support the dose levels to be evaluated in our planned Phase 2 trial.

Planned Clinical Trial

We plan to initiate a Phase 2a, multi-center, randomized, double-blind, placebo-controlled, parallel-group, 12-week, dose-ranging trial. The objective of the trial is to evaluate the safety, tolerability, and pharmacodynamics of two fixed doses of CVL-871 in male and female subjects aged 50 to 85 years who have clinically significant apathy and a diagnosis of mild to moderate dementia (inclusive of possible/probable Alzheimer’s disease dementia, possible/probable dementia with Lewy bodies, behavioral/semantic frontotemporal dementia or vascular dementia). The trial will include a 4-week screening period, a 12-week treatment period, and a 4-week safety follow-up period. Approximately 75 subjects will be enrolled and randomized in a 1:1:1 ratio to 3 treatment groups: 1 mg QD of CVL-871, 3 mg QD of CVL-871 or placebo. Several clinical assessments will be utilized to measure change in apathy severity during treatment, and these assessments will be evaluated as potential primary endpoint measures for late-stage trials. These include the Neuropsychiatric Inventory (NPI) apathy domain, the Neuropsychiatric Inventory-Clinician (NPI-C) apathy domain, the Dementia Apathy Interview and Rating (DAIR), and the Apathy Evaluation Scale-Clinician (AES-C). The NPI will also be used to assess changes in other neuropsychiatric symptoms. In addition, several measures will be utilized to assess changes in cognition, function (e.g. activities of basic living, and cognitive, functional, and behavioral performance), and caregiver burden. We plan to initiate the trial in the first half of 2021, with data expected in the second half of 2022.

CVL-936

We are developing CVL-936 for the treatment of SUD, with an initial focus on OUD. In order to maximize potential for activity, CVL-936, a selective dopamine D3-preferring, D2/D3 receptor subtype antagonist, was designed to block D3 signaling within the brain while also simultaneously reducing (but not fully inhibiting) signaling at the D2 receptor subtype. CVL-936 has shown encouraging activity in translationally relevant preclinical models of both cessation and relapse using nicotine and opioid-induced cues. Based on its profile, we expect CVL-936 will allow for dosing to levels that may result in near complete and sustained blockade of D3 signaling within the brain, which may be useful in treating SUD. The FDA accepted our IND for CVL-936 in the fourth quarter of 2019, and we initiated a Phase 1 SAD trial in healthy volunteers in January 2020. In response to the COVID-19 global pandemic, we have concluded the Phase 1 trial after completing dosing of Cohort 1 and after receiving sufficient clinical data for the intended purposes for this trial. We are evaluating such data and formulating our plans with respect to the development of this product candidate.

Substance Use Disorder Background

SUD covers a spectrum of different substances of abuse, including alcohol, nicotine, opioids and illicit substances. OUD is a leading public health issue, with approximately 2 million OUD patients in the United States. The mortality rate is expected to be between six to 20 times greater for opioid addicts as compared to the general population. Six-month and five-year relapse rates for OUD are estimated to be approximately 50% and 90%, respectively. The Society of Actuaries estimates that between 2015 and 2018, the opioid crisis cost the United States approximately $631 billion.

OUD is diagnosed through the DSM-V criteria, and most OUD patients seeking treatment are classified as moderate to severe. Treatment of OUD includes medically-supervised withdrawal, commonly known as detox, long-term medication-assisted treatment and psychosocial support. Currently approved treatments for long-term opioid abstinence include buprenorphine, naloxone, naltrexone and methadone, and most individuals remain on a combination of medications and psychosocial support indefinitely to manage their disorder. Despite many available therapies, compliance is often poor, patient relapse is common and there remains a clear unmet medical need for more effective treatments for OUD.

Though specific causal links to addictive behavior in humans are not fully understood, excessive signaling via D3 receptors may contribute to intense reward-seeking behavior. Commonly abused drugs have been shown to increase dopamine levels in the nucleus accumbens, where the D3 receptor is preferentially expressed, and postmortem studies have shown D3 mRNA levels were increased six-fold in the nucleus accumbens of cocaine- overdose fatalities compared to age-matched control subjects. Based on this evidence, together with other clinical data and preclinical activity of D3-preferring antagonists, including CVL-936, in relevant preclinical models, the D3 receptor appears to be central in the neurobiology of drug abuse, and we believe D3-preferring antagonists could have therapeutic value for the treatment of addiction. In response to the opioid crisis, the National Institute on Drug Addiction currently lists D3 antagonism as one of ten priority mechanisms for rapid development. The role of D3 antagonism in reward circuits and its potential impact on SUD is further illustrated below.

Currently available atypical antipsychotics, which are D2-preferring antagonists of both D2 and D3 receptors, have shown some promise in treating addiction among schizophrenia patients with comorbid SUD. However, the substantial motor-related and metabolic side effects of these antipsychotics have limited their use to schizophrenia patients. Published clinical data of a “pure” D3 antagonist in a Phase 1b trial of nicotine addiction demonstrated marginal and short-lived effects on both a Stroop test with nicotine-associated cues and reported cigarette cravings. Despite this compound achieving a PET receptor occupancy of 89% at Tmax, these levels were not sustained over the course of the day. These data illustrated that sustained D3 antagonism may be necessary to effectively treat SUD, and therefore clinical development of this compound was discontinued. Our hypothesis is that consistently greater than 90% D3 receptor occupancy combined with meaningful D2 receptor occupancy is necessary for significant and sustained effect. We believe that compounds showing high D3 receptor occupancy of ≥90% and partial D2 receptor occupancy may be superior to pure D3 antagonists in SUD treatment.

Our Solution – CVL-936

CVL-936 is a dopamine D3-preferring, D2/D3 receptor subtype antagonist that we are developing for the treatment of SUD, with an initial focus on OUD. Key differentiating features of CVL-936 include:

1.

Mechanism of action – D2/D3 receptor subtype selectivity: As described above, combining full D3 and partial D2 antagonism appears to drive the pharmacodynamic effect in preclinical models. CVL-936 was designed as a potent dopamine D3 antagonist and a weaker dopamine D2 antagonist. CVL-936 is >48 fold selective for both D3 and D2 versus other dopamine receptor subtypes.

2.

Receptor pharmacology – antagonist: CVL-936 is an orally-bioavailable and brain-penetrant small molecule. CVL-936 was selected for its receptor-binding profile, which is projected to allow dosing to levels that could potentially block nearly all D3-mediated signaling in the brain, with the goal of supporting SUD patients who wish to stop substance abuse by eliminating the euphoric input from D3 receptor signaling. CVL-936 is also projected to antagonize D2 receptors and reduce, but not fully block, signaling of dopamine at these receptors at clinically relevant doses. This combination of D2/D3 antagonism was evaluated in preclinical models of cessation and relapse that have demonstrated clinically-translatable outcomes for currently approved SUD treatments.

3.

Preclinical evaluation: D2 antagonism is typically associated with side effects, including extrapyramidal symptoms and catalepsy, that can be observed in preclinical models. Among other key optimization parameters, CVL-936 was designed and selected because it has not demonstrated significant D2-antagonist-mediated side effects in preclinical studies to date. In preclinical studies, CVL-936 showed potential for preventing reinstatement of drug-seeking behavior. The preclinical and in vitro data collected to date support investigating human doses of CVL-936 expected to demonstrate activity.

The well-characterized association between dopamine receptor modulation and reward suggests that CVL-936 has the potential to reduce aberrant reward processing and restore a balance between valuation of risk and reward with the expectation of reducing substance abuse. As such, we believe that CVL-936 has the potential to be used chronically to maintain abstinence and prevent reinforcement of maladaptive behaviors.

For the patient who is challenged with SUD, the overwhelming drive to re-experience the euphoria associated with a drug of abuse is a substantial hurdle that consistently drives poor judgment and the inability to resist cravings. Re-exposure to drugs of abuse reinforce maladaptive behaviors for drug-seeking that can ultimately lead to self-harm and/or death. Currently, the first-line treatment for OUD is cognitive behavioral therapy followed by mu opioid receptor partial agonists and antagonists. Therapeutic options for decoupling reward from maladaptive behavior would represent a novel functional approach to the treatment of SUDs. Additionally, we believe CVL-936 may have therapeutic potential across multiple substance use indications beyond OUD, including nicotine cessation, alcohol use disorder and binge eating.

Preclinical Studies

CVL-936 was evaluated in rats for the reduction of fentanyl-seeking under three reinstatement conditions: combined drug-associated cue plus drug prime, cue alone and combined drug-associated cue plus yohimbine, a pharmacological stressor. Following administration of CVL-936 30 minutes prior to the test session, CVL-936 dose-dependently attenuated cue- and prime-induced reinstatement of fentanyl-seeking behavior with a significant reduction observed at the 3.2 mg/kg dose compared to vehicle. In the fentanyl-associated cues alone paradigm, CVL-936 also attenuated cue-induced fentanyl-seeking behavior in a dose-dependent manner. Finally, when a cue was combined with a stressor, CVL-936 showed a dose-dependently attenuated reinstatement of stressor-induced fentanyl-seeking behavior with a significant decrease achieved at the 3.2 mg/kg dose compared with vehicle. CVL-936 showed similar dose-dependent attenuation of nicotine-seeking behavior in rats when primed, cued and treated with a pharmacological stressor.

D2 antagonists are commonly used as anti-psychotics, but are often associated with motor-related side effects. When tested in rats, CVL-936 demonstrated a favorable tolerability profile relative to haloperidol, a potent D2 antagonist. Specifically, as illustrated below, CVL-936 showed a reduced D2-antagonist mediated cataleptic effect compared to haloperidol at all doses tested and a reduced impact on spontaneous locomotion. As such, we believe CVL-936 is differentiated compared to existing D2 antagonists.

D2-Antagonist Mediated Catalepsy in Rats

CVL-936 vs. Haloperidol vs. Vehicle

D2-Antagonist Mediated Locomotion in Rats

CVL-936 vs. Haloperidol vs. Vehicle

In preclinical toxicology studies, CVL-936 showed no side effects that we believe would preclude studies in humans. Toxicology studies of up to 1-month have been completed in rats and canines, and the results support dosing in humans for up to one month. Preclinical safety and pharmacology studies showed effects of increased heart rate and blood pressure, which were reversible and can be monitored clinically. Convulsions have also been observed in animals at exposures significantly higher than the doses expected to be evaluated in our planned clinical trials. Subsequent evaluation in a canine study that employed electroencephalography demonstrated no signals of pre-seizure activity, and we believe the results support a sufficient safety margin to enable a Phase 1 SAD trial.

Phase 1 Single Ascending Dose Trial

In January 2020, we initiated our first-in-human, double-blind, SAD, Phase 1 trial to investigate the safety, tolerability, PK profile and preliminary pharmacodynamics of CVL-936 in healthy volunteers between 18 and 50 years old. In response to the COVID-19 global pandemic, we have stopped the Phase 1 program after completing dosing of Cohort 1 and after receiving sufficient clinical data for the intended purposes for this trial.

The primary objectives of this trial are to evaluate the safety and tolerability of single ascending doses of CVL-936 as assessed by treatment-emergent AEs, ECG results including continuous ECG monitoring, vital signs measurements, clinical laboratory tests including plasma prolactin levels, physical and neurological examinations, suicidality assessed using the C-SSRS and extrapyramidal symptoms based on the SAS, AIMS and BARS assessments.

In Cohort 1 of this trial, three single doses of CVL-936 (0.5 mg, 1.5 mg and 5 mg) and matching placebo were administered in a crossover design. During the trial, a total of 10 subjects were randomly assigned to receive treatment, of whom six received CVL-936 and nine received placebo.

Based on metabolite to parent ratios observed in Cohort 1, we determined that the metabolite PK stopping criteria would be met at a projected CVL-936 dose of 25 mg. Therefore, the goal of obtaining data to support the primary objectives of this trial were achieved and we elected to stop the trial prior to the initiation of Cohort 2.

In Cohort 1, single doses of CVL-936 up to 5 mg were generally well tolerated in healthy subjects. No safety concerns were noted in ECG findings or vital sign measurements. There was no indication of an effect of CVL-936 on extrapyramidal symptoms. One subject had an adverse event of clinically relevant neutropenia following treatment with the 5 mg dose of CVL-936, but, based on the subject’s history, we and the investigator did not consider the neutropenia to be related to treatment with CVL-936. No other clinically relevant findings in clinical laboratory assessments occurred during the trial.

CVL-936 was characterized by rapid absorption and the increase in CVL-936 exposures was approximately dose proportional across the dose range studied. CVL-936 administration resulted in a dose-dependent increase in serum prolactin, which returned to baseline around eight hours post-dose. The increases in prolactin levels were not accompanied by any adverse effects. There was no evidence of an effect of CVL-936 on either mood or drug abuse potential.

We are evaluating the data observed in Cohort 1 and formulating our plans with respect to the development of this product candidate.

Preclinical Assets

CVL-354

CVL-354 is an antagonist of the KOR that we plan to initially evaluate for the treatment of SUD. KORs are G-protein coupled receptors that are expressed throughout the CNS, but particularly in circuits linked to motivation and anxiety. KOR activation is associated with neural networks linked to stress, depression and anxiety. By blocking the KOR pathway, our goal is to reduce the psychological symptoms associated with withdrawal in SUDs, and thereby help patients recovering from addiction to maintain abstinence.

CVL-354 demonstrated both high potency at KOR and a 231-fold selectivity for KOR over the mu opioid receptor in in vitro binding assays. Furthermore, CVL-354 has shown robust activity in preclinical animal models. Treatment with spiradoline, a KOR agonist, causes significantly decreased reward-seeking behavior in rodents, representing a demotivated state. Treatment with CVL-354 dose-dependently reversed this effect, re-establishing motivation. We have three-month toxicology studies ongoing in two species and plan to file an IND for CVL-354 in the first half of 2021. We plan to initiate a Phase 1 trial once the IND becomes effective.

We believe that CVL-354, together with our D3-preferring antagonist CVL-936, could provide substantial benefit to patients struggling with addiction. CVL-936 and CVL-354 are intended to address two of the most significant obstacles to achieving abstinence – the drive to experience the reward of substance use and the stress associated with withdrawal.

PDE4B Inhibitor

PDE4 is the main enzyme for the metabolism of cyclic AMP, or cAMP, an important second messenger in the CNS. PDE4 inhibitors, including rolipram, have been shown to have efficacy as antidepressant, antipsychotic, pro-cognitive and anti-inflammatory agents. However, gastrointestinal side effects such as nausea and emesis have been dose-limiting in all brain-penetrant PDE4 inhibitors tested in clinical trials to date.

There are four subtypes of the PDE4 receptor family. The gastrointestinal side effects of PDE4 inhibition are widely believed to be specifically linked to inhibition of the PDE4D subtype. Our PDE4 inhibitor series is designed to be more selective for PDE4A and PDE4B over PDE4D and has demonstrated promising overall preclinical properties. This has resulted in a reduced emetic response to treatment in non-human primate models, suggesting the potential for this series to deliver PDE4 inhibitors without the gastrointestinal side effects linked to PDE4D inhibition. Our initial focus will be on the advancement of a PDE4B inhibitor as an antipsychotic agent.

M4 Full/Partial Agonist

We also plan to expand our M4 franchise with additional product candidates with pharmacology tailored to specific indications. Based on early preclinical evidence and strong biological rationale, we are evaluating highly-selective M4 full and partial agonists for potential use in PD-LID. We are currently in the process of identifying a lead candidate for this program.

LRRK2 Inhibitor

Mutations within the LRRK2 gene are some of the most highly validated genetic risk factors for Parkinson’s, with variants being associated with both familial and sporadic disease. The most common Parkinson’s risk mutation in the LRRK2 gene is the G2019S variant, which is estimated to explain 3-6% of familial and 1-2% of sporadic Parkinson’s worldwide. Knockdown of the LRRK2 gene has been shown to reduce both pathological forms of alpha-synuclein and the loss of dopaminergic neurons in preclinical models, suggesting that LRRK2 inhibitors may benefit all Parkinson’s patients, not just those carrying LRRK2 mutations. We have developed a highly potent and selective LRRK2 kinase inhibitor that we believe has the potential to address disease progression in Parkinson’s. We are currently in the process of identifying a lead candidate for this program.

Early Pipeline Target and Lead Identification Strategy

Our approach for target identification focuses on neuroscience targets with the highest levels of biological validation, as demonstrated through human pharmacological activity, our understanding of human disease biology and causal genetic association to disease. Through prioritizing a combination of both target tractability and target validation, we believe that we can more efficiently focus our early discovery efforts and resources on high probability of success opportunities that are the most likely to achieve clinical proof-of-concept, and ultimately, drug approval. Within our labs, we will leverage human genome sequencing to identify causal relationships among single nucleotide polymorphs in idiopathic disease populations to identify novel associations between genetic pathways and disease. To date, we have successfully identified new targets that demonstrate gene dosage effects on disease phenotypes, including a pharmaceutically tractable gene that can both accelerate and reduce alpha-synuclein accumulation. Based on these data, we believe that we have the opportunity to identify compounds for use in modifying Parkinson’s through modulation of alpha-synuclein levels to potentially prevent or slow the advancement of the disease. Additionally, based upon human genetics, prior clinical trials and pharmacology studies, we have identified two novel targets that have the potential to address pruritis and pain.

Our model for lead identification follows a philosophy of looking broadly to identify the most tractable chemical matter as a starting point for creating future clinical development compounds, and ultimately, approved drugs. The largest pharmaceutical companies manage internal chemical compound libraries of two to three million structures from an estimated 1060 total possible chemical structures. These internal chemical libraries are skewed towards classes of protein targets that have been the focus of earlier programs, creating a chemical structure bias in the libraries that are represented in each individual company’s compound library. Our technology-enabled approach for lead identification of chemical matter leverages new technologies to not only screen a much larger selection of chemical structures, but also to sample it in an unbiased manner. For example, current DNA-encoded libraries, or DELs, range from 50 to 100 billion chemical structures and are built randomly without bias. Each compound within a DEL is ligated to a unique DNA sequence that serves as a “barcode” for identifying the chemical structure of compounds of interest after a successful binding structure has been identified. This DNA barcode approach also allows for pooled screening of massive compound libraries, ultimately leading to what we believe is a more efficient process to identify structural epitopes of chemical leads that are designed to advance into more intensive screening assays in a shorter timeframe than single compound screening approaches.

In addition to existing wet lab technologies, we are also coupling our DEL approaches with artificial intelligence, or AI, assisted drug design. AI-based in silico drug design has made dramatic progress over the past five years in areas such as deep learning and generative adversarial network methods that have created an entirely virtual approach to designing potent and selective small molecules based upon predicted crystal structure of protein targets and potential small molecule epitope interactions. These AI-based drug design systems are trained on chemical binding and drug-target interactions to rapidly generate unique chemical matter for synthesis and testing. Reiterative refinement can generate novel chemical leads. Through a combination of unique starting material identified via DEL screening and refined design via AI, unique chemical leads can be efficiently generated, providing us with an advantage in compound optimization with the greatest likelihood of creating novel intellectual property. By combining these approaches for the identification of lead chemical structures, we can focus our research investment on higher value data generation for lead optimization.

Our internal research laboratories will include capabilities aimed at discovering receptor-selective molecules with carefully designed pharmacological activity. We will leverage electrophysiological and pharmacodynamic characterization to develop molecules that may be able to normalize neurocircuitry in neuroscience disease and minimize potential for side effects. We will evaluate chemical leads in-house using both physiological and behavioral approaches to characterize their neural activity at the level of the intact CNS in model organisms.

Based on current plans for our internal laboratory space, we expect to grow to a steady state of six active internal programs in the lead optimization space, generating two to three IND-ready lead molecules per year in order to sustain an ongoing portfolio of differentiated high-quality assets. This expected level of productivity does not include internalizing programs from acquisitions and collaborations that may also increase our preclinical productivity.

Manufacturing and Supply

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently source all of our preclinical and clinical supply through third-party contract manufacturing organizations, or CMOs.

For clinical supply, we use CMOs who act in accordance with the FDA’s good laboratory practices, or GLP, and current good manufacturing practices, or cGMP, for the manufacture of drug substance and product. We expect to rely on third parties for our manufacturing processes and the production of all clinical supply drug substance and drug product. We use additional contract manufacturers to fill, label, package, store and distribute investigational drug products. It is our intent to identify and qualify additional manufacturers to provide APIs and fill-and-finish services prior to submission of an NDA to the FDA for any product candidates that complete clinical development.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. While we believe our product candidates, approach, knowledge, experience and scientific resources provide us with competitive advantages, we face potential competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions and governmental agencies as well as public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with approved treatment options, including off-label therapies, and new therapies that may become available in the future.

Our competitors may have significantly greater financial resources, established presence in the market and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly or earlier than us, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.

Schizophrenia

We are developing CVL-231 for the treatment of schizophrenia. While there remains significant unmet need in schizophrenia, we may face competition from second-generation atypical antipsychotic treatments that work primarily by inhibiting D2 receptors as their primary mechanism of action. These drugs include: Abilify and Abilify Maintena, marketed by Otsuka Holdings; Invega Terina and Invega Sestina, marketed by Johnson & Johnson; Aristada, marketed by Alkermes; Zyprexa, marketed by Eli Lilly; Vraylar, marketed by Allergan; and Latuda, marketed by Sumitomo Dainippon Pharma.

Additionally, we are aware of several product candidates in clinical development that are designed to modulate dopamine, serotonin and/or muscarinic receptors, including product candidates being developed by Intra-Cellular Therapies, ACADIA Pharmaceuticals, Sunovion Pharmaceuticals, Astellas Pharma, Karuna Therapeutics and Concert Pharmaceuticals.

Epilepsy

We are developing CVL-865 for the treatment of epilepsy. CVL-865 may face competition from a variety of currently marketed therapies such as generic anticonvulsants, AEDs, sodium channel modulators and BZDs, as well as surgical options such as deep brain stimulation in patients who have failed polypharmacy. Additionally, there are next-generation therapies in development harnessing the previously mentioned mechanisms of action, such as XEN901 being co-developed by Xenon Pharmaceuticals and Neurocrine Biosciences. Furthermore, there are multiple compounds that have been recently approved or are in late-stage development for focal onset epilepsy, including cenobamate, which was developed by SK Life Sciences and was approved by the FDA in November 2019.

We may also face competition from other companies developing next-generation GABAA receptor modulators such as Sage Therapeutics and Marinus Pharmaceuticals, among others, as well as several companies, such as VistaGen Therapeutics, developing molecules targeting the NMDA receptor as both antagonists and agonists. There are also several therapies that are either marketed or in development targeting rarer forms of epilepsy such as Lennox-Gastaut syndrome and Dravet Syndrome that could have efficacy in broader epileptic populations, including fenfluramine from Zogenix and cannabinoid-based therapies from GW Pharmaceuticals.

Parkinson’s Disease

We are developing tavapadon for the treatment of early- and late-stage Parkinson’s. We may face competition from currently available treatments for both stages of disease, such as L-dopa, D2/D3-preferring agonists and MAO-B inhibitors as monotherapy or in combination, as well as deep brain stimulation devices by Medtronic Inc. and St. Jude Medical Inc., among others, for the later stages of disease. Additionally, we are aware of several potential therapeutics being developed by other pharmaceutical and biotechnology companies, including Denali, Prothena, Roche, Voyager Therapeutics, Prevail Therapeutics, Sage Therapeutics, Sanofi, Neurocrine Biosciences, Eli Lilly, Biogen, AstraZeneca, IRLAB Therapeutics and Lundbeck, that are in various stages of clinical development. These companies are employing a variety of therapeutic modalities, including gene therapy and gene editing, in addition to small molecule chemistry, to address Parkinson’s.

Substance Use Disorder

We are developing CVL-936 for the treatment of SUD, with an initial focus on OUD. In the treatment of OUD, we may face competition from manufacturers of oral buprenorphine products, including Indivior, which markets Suboxone and Subutex brands, and Braeburn, which markets Brixadi. We may also face competition from manufacturers of naloxone, naltrexone and methadone, including Emergent BioSolutions, which markets Narcan, BioDelivery Sciences, which markets Bunavail, and Alkermes, which markets Vivitrol. Other products are marketed or in development by companies such as Eli Lilly and GlaxoSmithKline.

Pfizer License Agreement

In August 2018, we entered into the Pfizer License Agreement pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how, to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. The license excludes the field of treatment, prevention, diagnosis, control and maintenance of inflammatory bowel diseases and disorders in humans by compounds or products exerting a therapeutic effect on the LRRK2 target, which is retained by Pfizer. Under the terms of the Pfizer License Agreement, Pfizer is granted a non-exclusive, sublicensable, royalty-free, worldwide license under intellectual property we develop during the term of the agreement for all purposes in the LRRK2 field retained by Pfizer. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets, in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained. The Pfizer License Agreement requires Pfizer to transfer certain know-how and data, regulatory filings and materials, inventory, and other materials, records and documents, and provide certain other transitional support and assistance which has been and is expected to be immaterial, to us to facilitate our development, manufacture and commercialization of compounds and products in the field.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of our Series A-2 Preferred Stock with an estimated fair value of $100.4 million or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total initial consideration to $111.4 million.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our product candidates included in the table in the section entitled “—Our Pipeline” are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. If all of our product candidates included in the table in the section entitled “—Our Pipeline” achieves all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion.

We are also required to pay Pfizer tiered royalties on the aggregate net sales during each calendar year, determined on a product-by-product basis with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country.

Pfizer can terminate the Pfizer License Agreement in its entirety upon our material breach, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement. In addition, we would negotiate a transition plan with Pfizer that would address, among other things, the transfer of know-how and data, regulatory approvals and filings and materials, inventory and other materials, records and documents, and the provision of certain other transitional support and assistance for the terminated products, targets or countries.

Intellectual Property

We strive to protect the proprietary technologies that we believe are important to our business, including pursuing and maintaining patent protection intended to cover our product candidates and their methods of use, as well as other inventions that are important to our business. In addition to patent protection, we also rely on trade secrets to protect aspects of our business that we do not consider appropriate for patent protection.

Our commercial success depends in part on our ability to obtain and maintain patent and other proprietary protection for commercially important technologies, inventions and know-how related to our business, defend and enforce our intellectual property rights, particularly our patent rights, preserve the confidentiality of our trade secrets and operate without infringing valid and enforceable intellectual property rights of others.

The patent positions for biotechnology companies like us are generally uncertain and can involve complex legal, scientific and factual issues. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our platform technologies and product candidates will receive protection from or remain protected by enforceable patents. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties.

Patents

Shortly after our formation in July 2018, we entered into the Pfizer License Agreement, pursuant to which we acquired exclusive worldwide rights under Pfizer patents, patent applications and know-how to develop, manufacture and commercialize our current product candidates.

We have exclusive licenses under the Pfizer License Agreement to patent rights in the United States and numerous foreign jurisdictions relating to our product candidates. As of September 8, 2020, the patent rights in-licensed under the Pfizer License Agreement include:

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For our dopamine D1 agonists, our portfolio includes eight patent families directed to various dopamine D1 agonist compounds, composition of matter and methods of treating dopamine D1-associated disorders, including schizophrenia, schizoaffective disorder, cognitive impairment, Parkinson’s disease, Alzheimer’s disease and dementia. Across these eight patent families, the portfolio includes 18 granted patents in the United States and 76 patents granted in foreign jurisdictions, including Canada, Japan, China and various member states of the European Patent Office. Additionally, seven patent applications have been allowed or are pending in foreign jurisdictions. A subset of the patents and patent applications in our dopamine D1 agonist portfolio relate to either or both tavapadon and CVL-871. For tavapadon, the applicable patents and pending patent applications are directed to compositions of matter and certain methods of treatment, including methods of treating Parkinson’s disease, and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2034. For CVL-871, the applicable patents and pending patent applications are directed to composition of matter and certain methods of treatment, including methods of treating Alzheimer’s disease, dementia and cognitive impairment, and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2034.

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For our GABAA receptor modulators, our portfolio includes three patent families directed to various GABAA receptor modulators, compositions of matter and methods of treating GABAA receptor-associated diseases or disorders, including pain, epilepsy and anxiety. Across these three families, the portfolio includes three granted patents in the United States and 50 patents granted in foreign jurisdictions, including Canada, China, Japan and various member states of the European Patent Office. Additionally, three patent applications have been allowed or are pending in foreign jurisdictions. A subset of the patents and patent applications in our GABAA receptor modulator portfolio relate to CVL-865. For CVL-865, the applicable patents and pending patent applications are directed to compositions of matter and methods of treating various conditions, including pain, epilepsy and anxiety, and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2033.

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For our muscarinic M4 positive allosteric modulators, our portfolio includes two patent families directed to various M4 PAMs, compositions of matter and methods of treating M4 receptor subtype associated diseases or disorders, including Alzheimer’s disease, schizophrenia, pain, addiction and sleep disorders. Across these two families, the portfolio includes one granted patent in the U.S. and one granted patent in a foreign jurisdiction. Additionally, two applications are pending in the U.S. and 34 applications are pending in foreign jurisdictions. A subset of the patent applications in our M4 positive allosteric modulator portfolio relate to CVL-231. For CVL-231, these pending patent applications are directed to compositions of matter and methods of treating schizophrenia, and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2037.

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For our dopamine D3 antagonists, our portfolio includes one patent family directed to various compositions of matter and methods of treating diseases associated with dopamine D3 receptors, including Parkinson’s disease, schizophrenia, dementia, psychosis, depression, mania, anxiety, dyskinesias, substance addiction, renal insufficiency and impulse control disorder. This patent family relates to CVL-936. This family includes one granted patent in the U.S., one pending application in the U.S. and 13 allowed or pending applications in foreign jurisdictions. The family also includes three granted patents in foreign jurisdictions, including Australia, Russia and Taiwan. Excluding any patent term adjustments or extensions, any patents that have or may issue from this family have statutory expiration dates in 2037.

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For our KOR antagonists, our portfolio includes one patent family directed to various compounds, compositions of matter and methods of modulating KOR and treating neurological disorders or psychiatric disorders, such as substance abuse disorders, depressive disorders, anxiety disorders, trauma and stressor related disorders, or feeding and eating related disorders. This family includes one granted patent in the U.S. and 13 pending applications in foreign jurisdictions. Excluding any patent term adjustments or extensions, the granted patent and any applications that may issue from this family have statutory expiration dates in 2037.

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For our M4 agonists, our portfolio includes one patent family directed to various compounds, compositions of matter and methods of treating M4 muscarinic receptor-associated diseases or disorders, including Alzheimer’s disease, schizophrenia, pain, addiction, Parkinson’s disease, PD-LID and sleep disorders. This family includes a pending PCT application, as well as a pending application in each of Argentina and Taiwan. Excluding any patent term adjustments or extensions, any patents that may issue from this family will have statutory expiration dates in 2039.

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For our PDE4B inhibitors, our portfolio includes five patent families directed to various compounds, compositions of matter and methods of treating schizophrenia, depression, anxiety, Parkinson’s disease, Alzheimer’s disease, multiple sclerosis, chronic obstructive pulmonary disease, inflammation, stroke, asthma, cerebral vascular disease and allergic conjunctivitis and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2034, 2035, 2036 and 2037. The patent families include eight granted patents in the United States and 47 patents granted in foreign jurisdictions, including Canada, China, Japan and various member states of the European Patent Office. Additionally, one patent application is pending in the U.S. and 35 patent applications have been allowed or are pending in foreign jurisdictions.

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For our LRRK2 inhibitors, our portfolio includes five patent families directed to various compounds, compositions of matter and methods of treating Parkinson’s disease, Alzheimer’s disease and other neurodegeneration disorders and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2033, 2034, 2036 and 2038. The patent families include four granted patents in the United States and 20 patents granted in foreign jurisdictions, including Canada, Japan and various member states of the European Patent Office. Additionally, two patent applications are pending in the U.S. and 36 patent applications are pending in foreign jurisdictions.

See the section entitled “—Pfizer License Agreement” for additional information on our rights under the Pfizer License Agreement.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. We typically rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We protect trade secrets and know-how by establishing confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and partners. These agreements generally provide that all confidential information developed or made known during the course of an individual or entity’s relationship with us must be kept confidential during and after the relationship. These agreements also generally provide that all inventions resulting from work performed for us or relating to our business and conceived or completed during the period of employment or assignment, as applicable, shall be our exclusive property. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary information by third parties.

Trademarks

As of February 1, 2020, our registered trademark portfolio contained 28 registered trademarks in foreign jurisdictions, including, but not limited to, Argentina, Brazil, China, Columbia, the Russian Federation, Turkey and the United Kingdom. In addition, we have three allowed trademark applications in the U.S. Further, there are 26 pending trademark applications in foreign jurisdictions, including, but not limited to, Argentina, Canada, China, the European Union, Japan, Mexico, South Korea, Switzerland and Venezuela.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

Review and Approval of Drugs in the United States

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. The failure to comply with applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the Department of Justice or other governmental entities. In addition, an applicant may need to recall a product.

An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

•	completion of nonclinical, or preclinical, laboratory tests, animal studies and formulation studies in compliance with the FDA’s GLP regulations;

•	submission to the FDA of an IND, which must take effect before human clinical trials may begin;

•	approval by an IRB representing each clinical site before each clinical trial may be initiated at that site;

•	performance of adequate and well-controlled human clinical trials in accordance with GCPs to establish the safety and efficacy of the proposed drug product for each indication;

•	preparation and submission to the FDA of an NDA and payment of user fees;

•	review of the product by an FDA advisory committee, where appropriate or if applicable;

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satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•	satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data;

•	FDA review and approval of the NDA; and

•	compliance with any post-approval requirements, including REMS, and post-approval studies required by the FDA.

Preclinical Studies

Before an applicant begins testing a compound in humans, the drug candidate enters the preclinical testing stage. Preclinical studies include laboratory evaluation of the purity and stability of the manufactured drug substance or API and the formulated drug or drug product, as well as in vitro and animal studies to assess the safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. Some long-term preclinical testing, such as animal tests of reproductive AEs and carcinogenicity, may continue after the IND is submitted.

The IND and IRB Processes

An IND is an exemption from the FDCA that allows an unapproved drug to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational drug to humans. Such authorization must be secured prior to interstate shipment and administration of the investigational drug. In an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments. In addition, the results of the preclinical tests, manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. The FDA also may impose a clinical hold or partial clinical hold after commencement of a clinical trial under an IND. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation (or full investigation in the case of a partial clinical hold) may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When the foreign clinical trial is not conducted under an IND, the sponsor must ensure that the study is conducted in accordance with GCP, including review and approval by an independent ethics committee, or IEC, and informed consent from subjects. The GCP requirements are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical trials, as well as the quality and integrity of the resulting data. FDA must also be able to validate the data from the study through an on-site inspection if necessary.

In addition to the foregoing IND requirements, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review of the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the study. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Other reasons for suspension or termination may be made by us based on evolving business objectives and/or competitive climate.

Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on its ClinicalTrials.gov website.

Human Clinical Trials in Support of an NDA

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects, or their legal representative, provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

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Phase 1. The drug is initially introduced into healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

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Phase 2. The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3. The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

Post-approval studies, often referred to as Phase 4 studies, may be conducted after initial regulatory approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. In addition, within 15 calendar days after the sponsor determines that the information qualifies for reporting, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Concurrent with clinical trials, companies often complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the applicant must develop methods for testing the identity, strength, quality, purity, and potency of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

Review of an NDA by the FDA

Assuming successful completion of required clinical testing and other requirements, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the drug product for one or more indications. Under federal law, the submission of most NDAs is additionally subject to a significant application user fee as well as annual prescription drug product program fees. These fees are typically increased annually. Certain exceptions and waivers are available for some of these fees.

The FDA conducts a preliminary review of an NDA within 60 days of its receipt, before accepting the NDA for filing, to determine whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of NDAs. Applications for drugs containing new molecular entities are meant to be reviewed within ten months from the date of filing, and applications for “priority review” products containing new molecular entities are meant to be reviewed within six months of filing. The review process may be extended by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

During its review of an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with an NDA, including drug component manufacturing (such as APIs), finished drug product manufacturing, and control testing laboratories. The FDA will not approve an NDA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential AEs, and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product.

The FDA is required to refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Fast Track, Breakthrough Therapy, and Priority Review

The FDA has a number of programs intended to facilitate and expedite development and review of new drugs if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. Three of these programs are referred to as fast track designation, breakthrough therapy designation, and priority review designation.

Specifically, the FDA may designate a product for Fast Track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a Fast Track application does not begin until the last section of the application is submitted. In addition, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Second, a product may be designated as a Breakthrough Therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to Breakthrough Therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.

Third, the FDA may designate a product for priority review if it is a product that treats a serious or life- threatening disease or condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months.

Accelerated Approval Pathway

The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a product, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.

The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly.

The accelerated approval pathway is contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, could result in the FDA’s withdrawal of the approval and require the withdrawal of the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

The FDA’s Decision on an NDA

On the basis of the FDA’s evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities and select clinical trial sites, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If a complete response letter is issued, the applicant may resubmit the NDA to address all of the deficiencies identified in the letter, withdraw the application, or request a hearing. If the applicant resubmits the NDA, only when the deficiencies have been addressed to the FDA’s satisfaction will the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety or effectiveness after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs.

Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, many changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are annual prescription drug product program fee requirements for certain marketed products.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the NDA holder and any third-party manufacturers that the NDA holder may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or voluntary product recalls;

•	fines, warning or untitled letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Hatch-Waxman Amendments

Section 505 of the FDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and efficacy but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy for an existing product, or published literature, in support of its application. Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an Abbreviated New Drug Application, or ANDA. An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use, among other things, to a previously approved product, known as a reference listed drug, or RLD. ANDAs are termed “abbreviated” because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the innovator drug through in vitro, in vivo, or other testing. The generic version must deliver the same amount of active ingredients into a subject’s bloodstream in the same amount of time as the innovator drug and can often be substituted by pharmacists under prescriptions written for the reference listed drug.

Non-Patent Exclusivity

Under the Hatch-Waxman Amendments, the FDA may not approve (or in some cases accept) an ANDA or 505(b)(2) application until any applicable period of non-patent exclusivity for the RLD has expired. The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity, or NCE. For the purposes of this provision, an NCE is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, which states the proposed generic drug will not infringe one or more of the already approved product’s listed patents or that such patents are invalid or unenforceable, in which case the applicant may submit its application four years following the original product approval.

The FDCA also provides for a period of three years of exclusivity for non-NCE drugs if the NDA or a supplement to the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application or supplement. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication, but it generally would not protect the original, unmodified product from generic competition. Unlike five-year NCE exclusivity, an award of three-year exclusivity does not block the FDA from accepting ANDAs seeking approval for generic versions of the drug as of the date of approval of the original drug product; it only prevents FDA from approving such ANDAs.

Hatch-Waxman Patent Certification and the 30-Month Stay

In seeking approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Upon approval, each of the patents listed by the NDA sponsor is published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Upon submission of an ANDA or 505(b)(2) NDA, an applicant is required to certify to the FDA concerning any patents listed for the RLD in the Orange Book that:

•	no patent information on the drug product that is the subject of the application has been submitted to the FDA;

•	such patent has expired;

•	the date on which such patent expires; or

•	such patent is invalid, unenforceable or will not be infringed upon by the manufacture, use, or sale of the drug product for which the application is submitted.

Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through the last type of certification, also known as a paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all of the listed patents claiming the referenced product have expired. If the ANDA or 505(b)(2) NDA applicant has provided a paragraph IV certification the applicant must send notice of the paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the paragraph IV certification. If the paragraph IV certification is challenged by an NDA holder or the patent owner(s) asserts a patent challenge to the paragraph IV certification, the FDA may not approve that application until the earlier of 30 months from the receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant’s favor or settled, or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. In instances where an ANDA or 505(b)(2) NDA applicant files a paragraph IV certification, the NDA holder or patent owner(s) regularly take action to trigger the 30-month stay, recognizing that the related patent litigation may take many months or years to resolve. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation. If the drug has NCE exclusivity and the ANDA is submitted four years after approval, the 30-month stay is extended so that it expires seven and a half years after approval of the innovator drug, unless the patent expires or there is a decision in the infringement case that is favorable to the ANDA applicant before then.

Patent Term Restoration and Extension

A patent claiming a new drug product may be eligible for a limited patent term extension under the Hatch- Waxman Amendments, which permits a patent term restoration of up to five years for patent term lost during product development and the FDA regulatory review. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the ultimate approval date, provided the sponsor acted with diligence. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question and within 60 days of drug approval. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The U.S. Patent and Trademark Office reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

Review and Approval of Medicinal Products in the European Union

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of products. Whether or not it obtains FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the European Union generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of a marketing authorization application, or MAA, and granting of a marketing authorization by these authorities before the product can be marketed and sold in the European Union.

Clinical Trial Approval

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents.

In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation) was adopted. The Regulation is anticipated to apply in 2020. The Clinical Trials Regulation will be directly applicable in all the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial.

The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.

Marketing Authorization

To obtain a marketing authorization for a product under European Union regulatory systems, an applicant must submit an MAA either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in the EU Member States (decentralized procedure or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the European Union. Regulation (EC) No 1901/2006 provides that prior to obtaining a marketing authorization in the European Union, applicants have to demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted (1) a product-specific waiver, (2) a class waiver or (3) a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all EU Member States and Iceland, Liechtenstein and Norway. Pursuant to Regulation (EC) No 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of HIV or AIDS, cancer, diabetes, neurodegenerative diseases, auto-immune and other immune dysfunctions and viral diseases. For products with a new active substance indicated for the treatment of other diseases and products that are a significant therapeutic, scientific or technical innovation and whose authorization would be in the interest of public health at EU level, the centralized procedure is optional.

Under the centralized procedure, the Committee for Medicinal Products for Human Use, or the CHMP, established at the EMA is responsible for conducting the initial assessment of a product. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops, when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. If the CHMP accepts such request, the time limit of 210 days will be reduced to 150 days but it is possible that the CHMP can revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment. At the end of this period, the CHMP provides a scientific opinion on whether or not a marketing authorization should be granted in relation to a medicinal product. Within 67 days from the date of the CHMP Opinion, the European Commission will adopt its final decision on the marketing authorization application.

Unlike the centralized authorization procedure, the decentralized marketing authorization procedure requires a separate application to, and leads to separate approval by, the competent authorities of each EU Member State in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference EU Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned EU Member States who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned EU Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the European Commission, whose decision is binding on all EU Member States.

The mutual recognition procedure similarly is based on the acceptance by the competent authorities of the EU Member States of the marketing authorization of a medicinal product by the competent authorities of other EU Member States. The holder of a national marketing authorization may submit an application to the competent authority of an EU Member State requesting that this authority recognize the marketing authorization delivered by the competent authority of another EU Member State.

Regulatory Data Protection in the European Union

In the European Union, innovative medicinal products approved on the basis of a complete independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity pursuant to Directive 2001/83/EC. Regulation (EC) No 726/2004 repeats this entitlement for medicinal products authorized in accordance the centralized authorization procedure. Data exclusivity prevents applicants for authorization of generics of these innovative products from referencing the innovator’s data to assess a generic (abbreviated) application for a period of eight years. During an additional two-year period of market exclusivity, a generic marketing authorization application can be submitted and authorized, and the innovator’s data may be referenced, but no generic medicinal product can be placed on the European Union market until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity so that the innovator gains the prescribed period of data exclusivity, another company nevertheless could also market another version of the product if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials.

Periods of Authorization and Renewals

A marketing authorization has an initial validity for five years in principle. The marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the EU Member State. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least nine months before the marketing authorization ceases to be valid. The European Commission or the competent authorities of the EU Member States may decide, on justified grounds relating to pharmacovigilance, to proceed with one further five year period of marketing authorization. Once subsequently definitively renewed, the marketing authorization shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the European Union market (in case of centralized procedure) or on the market of the authorizing EU Member State within three years after authorization ceases to be valid (the so-called sunset clause).

Regulatory Requirements after a Marketing Authorization has been Obtained

In case an authorization for a medicinal product in the European Union is obtained, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products. These include:

•	Compliance with the European Union’s stringent pharmacovigilance or safety reporting rules must be ensured. These rules can impose post-authorization studies and additional monitoring obligations.

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The manufacturing of authorized medicinal products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the applicable European Union laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice. These requirements include compliance with European Union cGMP standards when manufacturing medicinal products and APIs, including the manufacture of APIs outside of the European Union with the intention to import the APIs into the European Union.

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The marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union notably under Directive 2001/83/EC, as amended, and EU Member State laws.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union, commonly referred to as “Brexit.” Thereafter, on March 29, 2017, the country formally notified the European Union of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. Pursuant to Article 50 of the Lisbon Treaty, the United Kingdom ceased being a Member State of the EU on January 31, 2020. However, the terms of the withdrawal have yet to be fully negotiated. The implementation period began February 1, 2020 and will continue until December 31, 2020. Since the regulatory framework for pharmaceutical products in the United Kingdom covering quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from European Union directives and regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the United Kingdom. It remains to be seen how, if at all, Brexit will impact regulatory requirements for product candidates and products in the United Kingdom.

European Data Collection Regulation

In the event we decide to conduct clinical trials in the European Union, we may be subject to additional privacy restrictions. The collection and use of personal health information in the European Union is governed by the provisions of the Data Protection Directive, and as of May 25, 2018, the GDPR. This directive imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States. Failure to comply with the requirements of the Data Protection Directive (which governs the collection and use of personal health data in the European Union), the GDPR, and the related national data protection laws of the European Union Member States may result in fines and other administrative penalties. The GDPR introduced new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. The GDPR regulations may impose additional responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect our business, financial condition, results of operations and prospects. Further, it is unclear at this time what effect Brexit will have on our ability to comply with the GDPR.

Healthcare and Privacy Laws and Regulation

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of drug products that are granted regulatory approval. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, reporting of payments to physicians and teaching hospitals and patient privacy laws and regulations and other healthcare laws and regulations that may constrain our business and/or financial arrangements. Restrictions under applicable federal and state healthcare and privacy laws and regulations, include the following:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid; a person or entity need not have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the federal civil and criminal false claims laws, including the civil FCA, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious or fraudulent; knowingly making a false statement or record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;

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HIPAA, which created additional federal civil and criminal laws that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by HITECH and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the federal transparency requirements known as the federal Physician Payments Sunshine Act, under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the Affordable Care Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the CMS within the HHS, information related to payments and other transfers of value made by that entity to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. In addition, many states also require reporting of payments or other transfers of value. Many of these laws differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts;

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federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products;

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers;

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many state laws govern the privacy of personal information in specified circumstances, for example, in California, the California Consumer Protection Act, or the CCPA, which will go into effect on January 1, 2020, establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. While clinical trial data and information governed by HIPAA are currently exempt from the current version of the

CCPA, other personal information collection practices may be subject to the CCPA and possible changes to the CCPA may broaden its scope; and

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some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers to report information related to payments to physicians and other healthcare providers, marketing expenditures, and drug pricing information. Certain state and local laws require the registration of pharmaceutical sales and medical representatives. State and foreign laws, including for example the GDPR, also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Pharmaceutical Insurance Coverage and Healthcare Reform

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, the product. In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost- effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, results of operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Even if we do receive a favorable coverage determination for our products by third-party payors, coverage policies and third-party payor reimbursement rates may change at any time.

There have been a number of federal and state proposals during the last few years regarding the pricing of pharmaceutical products, limiting coverage and the amount of reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. For example, in March 2010, the United States Congress enacted the Affordable Care Act, which, among other things, includes changes to the coverage and payment for products under government health care programs. The Affordable Care Act includes provisions of importance to our potential product candidates that:

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created an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic products, apportioned among these entities according to their market share in certain government healthcare programs;

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expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

•

expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;

•	addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

•	expanded the types of entities eligible for the 340B drug discount program;

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established the Medicare Part D coverage gap discount program by requiring manufacturers to provide a 50% point-of-sale-discount, which was increased to 70% starting January 1, 2019, off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and

•	created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been judicial and Congressional challenges to certain provisions of the Affordable Care Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the Affordable Care Act such as removing penalties, starting January 1, 2019, for not complying with the Affordable Care Act’s individual mandate to carry health insurance, delaying the implementation of certain Affordable Care Act-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional but remanded the case to the lower court to reconsider its earlier invalidation of the full law. Pending review, the ACA remains in effect, but it is unclear at this time what effect the latest ruling will have on the status of the ACA. Litigation and legislation related to the ACA are likely to continue, with unpredictable and uncertain results. We will continue to evaluate the effect that the ACA and its possible repeal and replacement has on our business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. For example, at the federal level, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. For example, in August 2018, CMS announced that it will allow Medicare Advantage Plans the option to use step therapy (ST), a type of PA, as part of patient-centered care coordination programs for Medicare Part B drugs beginning January 1, 2019. In May 2019, CMS issued a final rule, under which Medicare Advantage Plans may implement ST for Part B drugs as a recognized utilization management tool. On October 9, 2019, the HHS Office of Inspector General proposed modifications to federal Anti-Kickback Statute safe harbors, which, among other things, may affect rebates paid by manufacturers to Medicare Part D plans, the purpose of which is to further reduce the cost of drug products to consumers.

While some proposed measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. For example, in the United States, on September 25, 2019, the Senate Finance Committee introduced a bill intended to reduce Medicare and Medicaid prescription drug prices. Named the Prescription Drug Pricing Reduction Action of 2019, the proposed legislation would restructure the Part D benefit, modify payment methodologies for certain drugs, and impose an inflation cap on drug price increases. An even more restrictive bill was introduced in the House of Representatives on September 19, 2019. House Resolution 3, the Lower Drug Costs Now Act of 2019, would require HHS to directly negotiate drug prices with manufacturers. It is unclear whether either of these bills will make it through both chambers and be signed into law, and if either is enacted, what effect it would have on our business. Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade, i.e., arbitrage between low-priced and high-priced member states, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

CEREVEL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Cerevel’s financial condition and results of operations together with the section entitled “Selected Historical Financial Information of Cerevel” and Cerevel’s audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Cerevel’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Cerevel’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Cerevel’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Cerevel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Cerevel,” “we,” “us,” “our” and other similar terms refer to Cerevel and its subsidiaries prior to the Business Combination and to New Cerevel and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Introduction

We are a clinical-stage biopharmaceutical company that combines a deep understanding of disease-related biology and neurocircuitry of the brain with advanced chemistry and CNS target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience diseases, including schizophrenia, epilepsy and Parkinson’s disease. Our “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates, was developed through over twenty years of research and investment by Pfizer and is supported by an initial capital commitment from an affiliate of Bain Capital and a keystone equity position from Pfizer. We are advancing our broad and diverse pipeline with at least eight clinical trials underway or expected to start by the end of 2021. We have built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company experience and capabilities in drug discovery and development.

We were incorporated on July 23, 2018, which we refer to as Inception, under the name Perception Holdco, Inc. and we subsequently changed our name to Cerevel Therapeutics, Inc. on October 23, 2018. Our principal operations commenced on September 24, 2018, which we refer to as the Transaction Date, when we in-licensed our product candidates from Pfizer in exchange for the issuance of Series A-2 Preferred Stock and obtained a $350.0 million equity commitment, or the Equity Commitment, from Bain Investor, an affiliate of Bain Capital, to develop the in-licensed assets in exchange for the issuance of Series A-1 Preferred Stock and Series A Common Stock, which we refer to collectively as the Transaction. On the Transaction Date, we received an initial investment of $115.0 million in equity funding from Bain Investor to begin operations. During 2019 we received an additional investment of $60.1 million in equity funding from Bain Investor. Bain Investor contributed an additional $25.0 million in July 2020.

Since our Inception, we have incurred significant operating losses and our operations have been limited to organizing and staffing our company, business planning, raising capital and performing research and development activities. To date, we have funded our operations primarily with the net proceeds received from the issuance of our Series A-1 Preferred Stock and Series A Common Stock to Bain Investor under the Stock

Purchase Agreement. Our net losses totaled $115.9 million for the period from Inception to December 31, 2018, $128.4 million for the year ended December 31, 2019, and $79.9 million for the six months ended June 30, 2020. We had an accumulated deficit of $244.3 million and $324.2 million as of December 31, 2019 and June 30, 2020, respectively.

Business Environment

The biopharmaceutical industry is extremely competitive. We are subject to risks and uncertainties common to any early-stage biopharmaceutical company. These risks include, but are not limited to, the introduction of new products, therapies, standards of care or technological innovations, our ability to obtain and maintain adequate protection for our licensed technology, data or other intellectual property and proprietary rights and compliance with extensive government regulation and oversight. See the section entitled “Risk Factors” for more information. We are also dependent upon the services of key personnel, including our Chief Executive Officer, executive team and other highly skilled employees. Demand for experienced personnel in the pharmaceutical and biotechnology industries is high and competition for talent is intense.

We face potential competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions and governmental agencies as well as public and private research institutions. Many of our competitors are working to develop or have commercialized products similar to those we are developing and have considerable experience in undertaking clinical trials and in obtaining regulatory approval to market pharmaceutical products. Our competitors may also have significantly greater financial resources, established presence in the markets in which we hope to compete, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products. Smaller or early- stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and registering patients for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Risks & Liquidity

Product development is very expensive and involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. We will not generate revenue from product sales unless and until we successfully complete clinical development, are able to obtain regulatory approval for and successfully commercialize the product candidates we are currently developing or that we may develop. We currently do not have any product candidates approved for commercial sale.

Our product candidates, currently under development or that we may develop, will require significant additional research and development efforts, including extensive clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting capabilities. There can be no assurance that our research and development activities will be successfully completed, that adequate protection for our licensed or developed technology will be obtained and maintained, that products developed will obtain necessary regulatory approval or that any approved products will be commercially viable.

If we obtain regulatory approval for one or more of our product candidates, we expect to incur significant expenses related to developing our commercialization capabilities to support product sales, marketing and distribution activities, either alone or in collaboration with others. Further, following the completion of the proposed business combination transaction, as discussed further below, we expect to incur additional costs associated with operating as a public company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy.

Until such time, if ever, as we can generate substantial product revenue, we may finance our operations through a combination of private or public equity offerings, debt financings, collaborations, strategic alliances, marketing, distribution or licensing arrangements or through other sources of financing. To the extent that we raise additional capital through the sale of private or public equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, obtain funds through arrangement with collaborators on terms unfavorable to us or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

We have incurred significant operating losses since our Inception and, as of June 30, 2020, had an accumulated deficit of $324.2 million and had not yet generated revenues. In addition, we expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern. We believe that our cash resources, inclusive of funds available under the Equity Commitment, will not be sufficient to allow us to fund current planned operations beyond the next twelve months from the date of this proxy statement/prospectus without additional capital. We believe that the net proceeds from the Business Combination and PIPE Financing, together with our available resources and existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements into 2023.

We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

•

advance our clinical-stage product candidates CVL-231, CVL-865, tavapadon, CVL-871 and CVL-936 through clinical development, including as we initiate our registration-directed Phase 3 program for our most advanced product candidate, tavapadon;

•	advance our preclinical stage product candidates into clinical development;

•	seek to identify, acquire and develop additional product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

•	hire additional clinical, quality control, medical, scientific and other technical personnel to support our clinical operations;

•	expand our operational, financial and management systems and increase personnel to support our operations;

•	meet the requirements and demands of being a public company;

•	maintain, expand and protect our intellectual property portfolio;

•	make milestone, royalty or other payments due under the Pfizer License Agreement and any future in-license or collaboration agreements;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials; and

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undertake any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own or jointly with third parties.

COVID-19 Pandemic

In December 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes coronavirus disease, or COVID-19, was reported to have surfaced in Wuhan, China and has since reached numerous other regions and countries worldwide. In March 2020 the World Health Organization declared the outbreak of COVID-19 a pandemic. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

We are closely monitoring the impact of the pandemic of COVID-19 on all aspects of our business, including how it will impact our operations and the operations of our customers, suppliers, vendors and business partners. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy and we cannot presently predict the scope and severity of any potential business shutdowns or disruptions. The extent to which COVID-19 impacts our business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. If we or any of the third parties with whom we engage, however, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business, results of operation and financial condition. The estimates of the impact on our business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

We have not incurred any significant impairment losses in the carrying values of our assets as a result of the pandemic and we are not aware of any specific related event or circumstance that would require us to revise our estimates reflected in our audited consolidated financial statements and unaudited condensed consolidated financial statements.

Our Agreements with Licensors and Stockholders

Pfizer License Agreement

In August 2018 we entered into the Pfizer License Agreement pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are also required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained. The Pfizer License Agreement requires Pfizer to transfer certain know-how and data, regulatory filings and materials, inventory, and other materials, records and documents, and provide certain other transitional support and assistance which has been and is expected to be immaterial, to us to facilitate our development, manufacture and commercialization of compounds and products in the field.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of our Series A-2 Preferred Stock with an estimated fair value of $100.4 million, or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total consideration to $111.4 million.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our product candidates included in the table in the section entitled “Business Summary—Our Pipeline” are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. To date, no regulatory approval milestone payments were made or became due under this agreement.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. If all of our product candidates included in the table in the section entitled “Business Summary—Our Pipeline” achieves all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. To date, no Pfizer commercial milestone payments were made or became due under this agreement.

We are also required to pay Pfizer tiered royalties on the aggregate net sales during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. To date, no royalty payments were made or became due under this agreement.

Pfizer can terminate the Pfizer License Agreement in its entirety upon our material breach, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement. In addition, we would negotiate a transition plan with Pfizer that would address, among other things, the transfer of know-how and data, regulatory approvals and filings and materials, inventory and other materials, records and documents, and the provision of certain other transitional support and assistance for the terminated products, targets or countries.

For additional information on our Pfizer License Agreement, please read Note 5, Pfizer License Agreement, to Cerevel’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Equity Commitment

In connection with the Transaction, we entered into a Stock Purchase Agreement with Pfizer and Bain Investor pursuant to which Bain Investor contributed $115.0 million in exchange for 6,900,000 shares of Series A-1 Preferred Stock and 4,600,000 shares of Series A Common Stock. Additionally, Bain Investor may, pursuant to conditions set forth in more detail below, purchase a combination of additional shares of Series A-1 Preferred Stock and Series A Common Stock at a price of $10.00 per share. The Stock Purchase Agreement, among other things, provides that if we have not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing and subsequent financings and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of our common stock such that the Financing Threshold is met;

•

if any time, prior to the Financing Threshold having been met, our cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of our Series A-1 Preferred Stock and Series A Common Stock that allows us to maintain a reasonable level of cash to fund our operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

In June 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $0.1 million in exchange for an additional 3,450 shares of Series A-1 Preferred Stock and an additional 2,300 shares of Series A Common Stock. In December 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $60.0 million in exchange for an additional 4,204,075 shares of Series A-1 Preferred Stock and 1,795,925 shares of Series A Common Stock. As a result of these transactions, the remaining Equity Commitment, as of December 31, 2019 and June 30, 2020, was $174.9 million.

On July 8, 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for an additional 1,750,000 shares of Series A-1 Preferred Stock and an additional 750,000 shares of Series A Common Stock. As a result of this transaction, the remaining Equity Commitment as of July 9, 2020, was $149.9 million. If we or our successor (including any new parent company to Cerevel) completes a private placement, including a private investment in public equity in connection with a business combination between us and a special purpose acquisition company or a Series B financing, including the PIPE Financing, prior to December 31, 2020, or the Near Term Future Financing, these shares shall be exchanged for a number of newly issued shares identical to the shares issued in such Near Term Future Financing in an aggregate amount equal to $25.0 million divided by the per share price paid by the other purchasers in such Near Term Future Financing. Accordingly, upon the consummation of the PIPE Financing, such shares shall be exchanged for 2.5 million shares of New Cerevel Common Stock.

For additional information on the Equity Commitment, please read Note 6, Equity Commitment and Share Purchase Option, to Cerevel’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Proposed Business Combination Transaction

On July 29, 2020, we executed a definitive business combination agreement between us and ARYA. As a result of the proposed business combination, ARYA will be renamed to Cerevel Therapeutics Holdings, Inc., or New Cerevel, and Cerevel will become a wholly owned subsidiary of New Cerevel. Upon the completion of the proposed business combination transaction, the Stock Purchase Agreement, the Equity Commitment and the Share Purchase Option will be terminated, the shareholders of Cerevel will exchange their interests in Cerevel for shares of common stock of New Cerevel and awards issued under Cerevel’s existing equity incentive plans, including the 2018 Plan and the 2020 Plan (each as defined below), will be exchanged for awards issued under a new equity incentive plan to be adopted by New Cerevel. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $320 million of common stock of New Cerevel. The combined company is expected to receive net proceeds of approximately $445 million at the closing of the transaction (assuming no redemptions are effected by shareholders of ARYA) and will continue to operate under the Cerevel management team, led by chairperson and chief executive officer Tony Coles, M.D. The boards of directors of both ARYA and Cerevel have approved the proposed transaction. Completion of the transaction, which is expected by the fourth quarter of 2020, is subject to approval of ARYA’s shareholders and the satisfaction or waiver of certain other customary closing conditions.

Components of Operating Results

Revenues

We have not generated any revenues since our Inception and do not expect to generate any revenues from the sale of products in the near future, if at all. If our development efforts for our current product candidates or additional product candidates that we may develop in the future are successful and can be commercialized, we may generate revenue in the future from product sales. Additionally, we may enter into collaboration and license agreements from time to time that provide for certain payments due to us. Accordingly, we may generate revenue from payments from such collaboration or license agreements in the future.

Research and Development

We support our drug discovery and development efforts through the commitment of significant resources to our preclinical and clinical development activities. Our research and development expense incurred to date primarily consists of a non-cash charge for acquired in-process research and development expense that was recognized when we in-licensed our product candidates from Pfizer upon closing of the Transaction in September 2018, as these assets had not yet reached technological feasibility and had no alternative future use at the time of the Transaction, and costs incurred in connection with our overall research and development activities, which include:

•	employee-related expenses, consisting of salaries, benefits and equity-based compensation for personnel engaged in our research and development activities;

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expenses incurred in connection with the preclinical and clinical development of our product candidates, including costs incurred under agreements with clinical research organizations, or CROs, investigative clinical trial sites and consultants and other third-party organizations that conduct research and development activities on our behalf;

•	costs associated with preclinical studies and clinical trials, including research materials;

•	materials and supply costs associated with the manufacture of drug substance and drug product for preclinical testing and clinical trials;

•	costs related to regulatory compliance requirements; and

•	certain indirect costs incurred in support of overall research and development activities, including facilities, depreciation and technology expenses.

We expense research and development expenses as incurred. Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets in our consolidated balance sheets and are expensed as the services are provided. We estimate and accrue the value of goods and services received from CROs and other third parties each reporting period based on estimates of the level of services performed and progress in the period when we have not received an invoice from such organizations. When evaluating the adequacy of accrued liabilities, we analyze progress of the studies or clinical trials, including the phase of completion of events, invoices received and contracted costs. We reassess and adjust our accruals as actual costs become known or as additional information becomes available. Our historical accrued estimates have not been materially different from actual costs.

Our external research and development expenses for our clinical stage product candidates are tracked on a program-by-program basis and consist primarily of fees, reimbursed materials and other costs paid to consultants, contractors, CROs and CMOs. External research and developments costs that directly support our discovery activities and preclinical programs are classified within other research and development programs. Program costs for the periods presented do not reflect an allocation of expenses associated with personnel costs, equity-based compensation expense, activities that benefit multiple programs or indirect costs incurred in support of overall research and development, such as technology and facilities-related costs.

We expect that our research and development expenses will increase substantially in connection with our planned preclinical and clinical development activities both in the near-term and beyond as we continue to invest in activities to develop our product candidates and preclinical programs and as certain product candidates advance into later stages of development. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size, scope and duration of later-stage clinical trials. Furthermore, the process of conducting the necessary clinical trials to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain. As a result, we cannot accurately estimate or know the nature, timing and costs that will be necessary to complete the preclinical and clinical development for any of our product candidates or when and to what extent we may generate revenue from the commercialization and sale of any of our product candidates or achieve profitability.

The duration, costs and timing of clinical trials and development of our product candidates will depend on a variety of factors that include:

•	per patient trial costs;

•	the number of patients that participate in the trials;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up; and

•	the efficacy and safety profile of our product candidates.

Changes in any of these assumptions could significantly impact the cost and timing associated with the development of our product candidates. Additionally, future competition and commercial and regulatory factors beyond our control may also impact our clinical development programs and plans.

General and Administrative

We expense general and administrative costs as incurred. General and administrative expenses consist primarily of salaries, benefits, equity-based compensation and outsourced labor for personnel in executive, finance, human resources, legal and other corporate administrative functions. General and administrative expenses also include legal fees incurred relating to corporate and patent matters, professional fees incurred for accounting, auditing, tax and administrative consulting services, insurance costs, facilities and depreciation expenses.

We estimate and accrue for services provided by third parties related to the above expenses by monitoring the status of services provided and receiving estimates from our service providers. We reassess and adjust our accruals as actual costs become known or as additional information becomes available.

We expect our general and administrative expenses will increase over the next several years as we increase our headcount to support the continued development of our product candidates. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor, public relations and other expenses associated with being a public company.

Interest Income, Net

Interest income, net primarily consists of interest earned on our cash, cash equivalents and restricted cash.

Other Income (Expense), Net

Other income (expense), net primarily consists of gains (losses) on the fair value remeasurement of the Equity Commitment and Bain Investor’s option to purchase up to an additional $100.0 million of a combination of Series A-1 Preferred Stock and Series A Common Stock at $10.00 per share, exercisable after the Financing Threshold has been met and which will be terminated upon the completion of the Business Combination, or the Share Purchase Option. Other income (expense), net also includes amounts for other miscellaneous income and expense unrelated to our core operations.

The Equity Commitment and Share Purchase Option are free-standing financial instruments, which were recorded at their fair value on the Transaction Date. We revalue these instruments each reporting period and record increases or decreases in their respective fair value as an adjustment to other income (expense), net in our consolidated statements of operations and comprehensive loss. We will continue to adjust the fair value of these financial instruments until the earlier of the termination, settlement or expiration of the Equity Commitment and Share Purchase Option.

Changes in the fair value of these financial instruments can result from changes to one or multiple inputs, including adjustments to the discount rates and expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option and the fair value of our preferred and common stock expected to be exchanged for that additional funding. Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends, nor do we have current plans to do so in the future. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.

Provision for Income Taxes

To date, we have not recorded any significant amounts related to income tax expense, we have not recognized any reserves related to uncertain tax positions, nor have we recorded any income tax benefits for net operating losses incurred to date or for our research and development tax credits.

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or our tax returns. Deferred tax assets and liabilities are determined based on difference between the financial statement carrying amounts and tax bases of existing assets and liabilities and for loss and credit carryforwards, which are measured using the enacted tax rates and laws in effect in the years in which the differences are expected to reverse. The realization of our deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2019 and June 30, 2020, we continue to maintain a full valuation allowance against all of our deferred tax assets based on our evaluation of all available evidence.

We file income tax returns in the U.S. federal tax jurisdiction and state jurisdictions and may become subject to income tax audit and adjustments by related tax authorities. Our initial tax return period for U.S. federal income taxes was the 2018 period and we currently remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions for this period. We record reserves for potential tax payments to various tax authorities related to uncertain tax positions. The nature of uncertain tax positions is subject to significant judgment by management and subject to change, which may be substantial. These reserves are based on a determination of whether and how much a tax benefit taken by us in our tax filings or positions is more likely than not to be realized following the resolution of any potential contingencies related to the tax benefit. We develop our assessment of uncertain tax positions, and the associated cumulative probabilities, using internal expertise and assistance from third-party experts. As additional information becomes available, estimates are revised and refined. Differences between estimates and final settlement may occur resulting in additional tax expense. Potential interest and penalties associated with such uncertain tax positions is recorded as a component of our provision for income taxes. To date, no amounts are being presented as an uncertain tax position.

Results of Operations

Comparison of the period from Inception to December 31, 2018, and the year ended December 31, 2019

We were incorporated on July 23, 2018. Accordingly, our consolidated financial statements and results of operations for the period from Inception to December 31, 2018, reflect only approximately five and a half months of operation, during which our activities were limited. For that reason, there is limited comparability of our results of operations for the period from Inception to December 31, 2018, with those for the full year ended December 31, 2019.

The following table summarizes our results of operations for the period from Inception to December 31, 2018, and for the year ended December 31, 2019:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Operating expenses:
Research and development	$113,663	$50,294	(56%)
General and administrative	7,168	33,169	363%

Total operating expenses	120,831	83,463	(31%)

Loss from operations	(120,831)	(83,463)	(31%)
Interest income, net	509	1,552	205%
Other income (expense), net	4,413	(46,433)	(1,152%)

Loss before income taxes	(115,909)	(128,344)	11%

Provision for income taxes	—	(45)	**

Net loss	$(115,909)	$(128,389)	11%

**	Percentage not meaningful.

Research and Development

The following table summarizes the components of research and development expense for the period from Inception to December 31, 2018, and for the year ended December 31, 2019:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Tavapadon	$269	$16,973	6,194%
CVL-865	184	8,174	4,330%
CVL-231	5	2,646	58,274%
CVL-936	8	2,201	28,407%
CVL-871	—	—	**
Other research and development programs	12	1,224	9,769%
Unallocated	843	3,587	326%
Personnel costs	956	12,887	1,248%
Equity-based compensation	—	2,602	**
Acquired in-process research and development	111,386	—	(100%)

Total research and development	$113,663	$50,294	(56%)

For the period from Inception to December 31, 2018, research and development expense primarily consists of a non-cash charge for acquired in-process research and development expense that was recognized when we in-licensed our product candidates from Pfizer upon closing of the Transaction in September 2018, as these assets had not yet reached technological feasibility and had no alternative future use at the time of the Transaction, and costs incurred in connection with our overall research and development activities as we grew our organization.

For the year ended December 31, 2019, compared to the period from Inception to December 31, 2018, the decrease in research and development expense was primarily due to the non-cash charge recognized in 2018 for the acquired in-process research and development. This decrease was partially offset by higher program costs associated with activities related to advancing our pipeline and increased personnel and equity compensation costs, as well as an increase in unallocated costs incurred in connection with our overall research and development activities as we grew our organization. The increase in unallocated costs is primarily related to an increase in professional services and other costs reflecting our increased investment in technology, higher research and development related consulting fees and an allocation of facilities and other overhead costs.

Acquired In-Process Research and Development

Upon closing of the Transaction in September 2018, as partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of our Series A-2 Preferred Stock with an estimated fair value of $100.4 million. We also reimbursed Pfizer for $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total consideration to $111.4 million. This amount was recognized as a charge for acquired in-process research and development in our consolidated statements of operations and comprehensive loss as these assets had not yet reached technological feasibility and had no alternative future use at the time of the Transaction.

For additional information on our license arrangement with Pfizer, please read Note 5, Pfizer License Agreement, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and the section entitled “Business Summary—Pfizer License Agreement.”

General and Administrative

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
General and administrative	$7,168	$33,169	363%

For the year ended December 31, 2019, compared to the period from Inception to December 31, 2018, the increase in general and administrative expense was primarily due to higher professional fees, mainly consisting of outsourced labor and legal costs, increased personnel costs due to the hiring and recruitment of administrative personnel supporting our organizational growth and higher equity-based compensation associated with awards of stock options under our equity-based compensation program for our employees. This increase also reflects higher facility-related costs associated with our move into our current Boston, Massachusetts location in the second quarter of 2019 and the commencement of our lease for our future headquarters in Cambridge, Massachusetts.

Interest income, net

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Interest income, net	$509	$1,552	205%

Interest income, net primarily consists of interest earned on our cash, cash equivalents and restricted cash. The increase in interest income, net, reflects interest earned on cash, cash equivalents and restricted cash balances held for the twelve months ended December 31, 2019, as compared to cash, cash equivalents and restricted cash balances held for the period from Inception to December 31, 2018.

Other Income (Expense), Net

The following table summarizes other income (expense), net for the period from Inception to December 31, 2018, and for the year ended December 31, 2019:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Gain (loss) on fair value remeasurement of Equity Commitment	$3,293	$(51,562)	(1,666%)
Gain (loss) on fair value remeasurement of Share Purchase Option	1,120	5,120	357%
Other, net	—	9	**

Other income (expense), net	$4,413	$(46,433)	(1,152%)

For the period from Inception to December 31, 2018, and for the year ended December 31, 2019, the changes in other income (expense), net, primarily reflect changes in the fair value measurements of the Equity Commitment and the Share Purchase Option.

For the period from Inception to December 31, 2018, the gains on fair value remeasurement of Equity Commitment and Share Purchase Option primarily reflect changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option, partially offset by increases in the fair value of our preferred and common stock expected to be exchanged for that additional funding.

For the year ended December 31, 2019, the change in the fair value remeasurement of Equity Commitment was primarily due to the loss recognized upon the partial settlement of the Equity Commitment liability upon the issuance of Series A-1 Preferred Stock and Series A Common Stock in December 2019. The changes in fair value remeasurement of Equity Commitment and Share Purchase Option also reflect changes in the probability of exercise and timing of future expected funding required in settlement of the Equity Commitment and Share Purchase Option as well as increases in the fair value of our preferred and common stock expected to be exchanged for that additional funding.

Comparison of the Six Months Ended June 30, 2019 and the Six Months Ended June 30, 2020

The following table summarizes our results of operations for the six months ended June 30, 2019 and June 30, 2020:

	Six Months Ended June 30,
(In thousands)	2019	2020	Change
Operating expenses:
Research and development	$10,984	$49,142	347%
General and administrative	9,097	23,716	161%

Total operating expenses	20,081	72,858	263%

Loss from operations	(20,081)	(72,858)	263%
Interest income, net	992	209	(79%)
Other income (expense), net	(17,443)	(7,292)	(58%)

Loss before income taxes	(36,532)	(79,941)	119%

Income tax (provision) benefit, net	—	16	**

Net loss	$(36,532)	$(79,925)	119%

**	Percentage not meaningful.

Research and Development

The following table summarizes the components of research and development expense for the six months ended June 30, 2019 and June 30, 2020:

	Six Months Ended June 30,
(In thousands)	2019	2020	Change
Tavapadon	$1,751	$14,773	743%
CVL-865	1,705	5,100	199%
CVL-231	336	6,895	1,955%
CVL-936	626	1,671	167%
CVL-871	—	488	**
Other research and development programs	90	3,087	3,309%
Unallocated	1,322	4,479	239%
Personnel costs	4,503	10,824	140%
Equity-based compensation	651	1,825	180%

Total research and development	$10,984	$49,142	347%

For the six months ended June 30, 2020, compared to the same period in the prior year, the increase in research and development expense was primarily due to higher program costs associated with activities related to advancing our pipeline and increased personnel costs and equity-based compensation costs, as well as an increase in unallocated costs incurred in connection with our overall research and development activities as we grew our organization. The increase in unallocated costs is primarily related to an increase in professional services and other costs reflecting our increased investment in technology, higher research and development related consulting fees and an allocation of facilities and other overhead costs.

General and Administrative

	Six Months Ended June 30,
(In thousands)	2019	2020	Change
General and administrative	$9,097	$23,716	161%

For the six months ended June 30, 2020, compared to same period in the prior year, the increase in general and administrative expense was primarily due to increased personnel costs due to the hiring and recruitment of administrative personnel supporting our organizational growth and higher equity-based compensation associated with awards of stock options under our equity-based compensation program for our employees. The increase in general and administrative expense for the six-month comparative periods also reflects higher facility-related costs associated with our move into our current Boston, Massachusetts location in the second quarter of 2019 and the commencement of our lease for our future headquarters in Cambridge, Massachusetts. General and administrative expense for the six months ended June 30, 2020, also includes the write-off of approximately $2.5 million of deferred financing costs directly associated with our IPO and other financing activities that were abandoned in June 2020 upon signing of the term sheet for the proposed business combination transaction.

Interest income, net

	Six Months Ended June 30,
(In thousands)	2019	2020	Change
Interest income, net	$992	$209	(79%)

Interest income, net primarily consists of interest earned on our cash, cash equivalents and restricted cash. For the six months ended June 30, 2020, compared to same period in the prior year, the decrease in interest income, net, reflects interest earned on lower comparative cash, cash equivalents and restricted cash balances.

Other Income (Expense), Net

The following table summarizes the components of other income (expense), net for the six months ended June 30, 2019 and June 30, 2020:

	Six Months Ended June 30,
(In thousands)	2019	2020	Change
(Loss) gain on fair value remeasurement of Equity Commitment	$(18,322)	$(6,650)	(64%)
(Loss) gain on fair value remeasurement of Share Purchase Option	880	(640)	(173%)
Other, net	(1)	(2)	100%

Other income (expense), net	$(17,443)	$(7,292)	(58%)

For the six months ended June 30, 2019, compared to the six months ended June 30, 2020, the changes in other income (expense), net, primarily reflect changes in the fair value measurements of the Equity Commitment and the Share Purchase Option.

For the six months ended June 30, 2019, the losses on fair value remeasurement of Equity Commitment and Share Purchase Option primarily reflect changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option, as well as increases in the fair value of our preferred and common stock expected to be exchanged for that additional funding.

For the six months ended June 30, 2020, the changes in fair value remeasurement of Equity Commitment and Share Purchase Option reflect changes in the timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option as well as increases in the fair value of our preferred and common stock expected to be exchanged for that additional funding.

Liquidity and Capital Resources

Sources of Liquidity and Capital

Since Inception, we have funded our operations primarily with the net proceeds received from the issuance of our Series A-1 Preferred Stock and Series A Common Stock to Bain Investor under the Stock Purchase Agreement. Under the Stock Purchase Agreement, if the Financing Threshold is not met by September 24, 2022, Bain Investor shall be required to purchase that number of shares of our Series A-1 Preferred Stock and Series A Common Stock such that the Financing Threshold is met, providing us with additional funding. See the section entitled “Certain Relationships and Related Party Transactions—Cerevel—Stock Purchase Agreement” for additional information. As of June 30, 2020, we have received $175.1 million of aggregate cash proceeds in exchange for equity interests that count towards meeting the Financing Threshold. As such, upon the receipt of an additional $174.9 million of aggregate cash proceeds in exchange for equity interests, which would include any aggregate cash proceeds received in subsequent financings, including any aggregate cash proceeds received in an initial public offering, the Business Combination or the PIPE Financing, the Financing Threshold shall be met.

For additional information on the Equity Commitment, please read Note 6, Equity Commitment and Share Purchase Option, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Cash and cash equivalents totaled $18.0 million as of June 30, 2020. We have incurred operating losses and experienced negative operating cash flows since Inception and we anticipate that we will continue to incur losses for at least the foreseeable future. Our net losses totaled $36.5 million and $79.9 million for the six months ended June 30, 2019 and June 30, 2020, respectively. As of June 30, 2020, we had an accumulated deficit of $324.2 million.

Until required for use in our business, we typically invest our cash in investments that are highly liquid, readily convertible to cash with original maturities of 90 days or less at the date of purchase. We attempt to minimize the risks related to our cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, we do not believe we are subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Future Funding Requirements

Our primary use of cash is to fund operating expenses, primarily related to our research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.

We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We will require additional capital to meet operational needs and capital requirements for clinical trials, other research and development expenditures, and business development activities. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials and preclinical studies.

Our future funding requirements will depend on many factors, including:

•	the scope, progress, results and costs of researching and developing our current product candidates, as well as other additional product candidates we may develop and pursue in the future;

•	the timing of, and the costs involved in, obtaining marketing approvals for our product candidates and any other additional product candidates we may develop and pursue in the future;

•	the number of future product candidates that we may pursue and their development requirements;

•

subject to receipt of regulatory approval, the costs of commercialization activities for our product candidates, to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•	subject to receipt of regulatory approval, revenue, if any, received from commercial sales of our product candidates or any other additional product candidates we may develop and pursue in the future;

•	the achievement of milestones that trigger payments under the Pfizer License Agreement;

•	the royalty payments due under the Pfizer License Agreement;

•	the extent to which we in-license or acquire rights to other products, product candidates or technologies;

•	our ability to establish collaboration arrangements for the development of our product candidates on favorable terms, if at all;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

Going Concern

We have incurred significant operating losses since our Inception and, as of June 30, 2020, had an accumulated deficit of $324.2 million and had not yet generated revenues. In addition, as discussed above, we expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern. We believe that our cash resources, inclusive of funds available under the Equity Commitment, will not be sufficient to allow us to fund current planned operations beyond the next twelve months from the date of this proxy statement/prospectus without additional capital. This evaluation does not take into consideration the effect of potential mitigating plans of management that have not been fully implemented as of the date of this proxy statement/prospectus.

We have funded operations since Inception primarily with the proceeds received from the issuance of convertible preferred stock and common stock, as described above. We are also seeking to complete a proposed business combination transaction, as described in Note 17, Subsequent Events, to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The completion of the proposed business combination is conditioned on the satisfaction of certain closing conditions, including that the cash proceeds to be received in connection with the proposed transaction equal no less than $250.0 million. We believe the net proceeds from the Business Combination and PIPE Financing, together with our available resources and existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements into 2023. Upon the completion of the proposed business combination transaction, the Equity Commitment will be terminated. We may also pursue additional cash resources through public or private equity or debt financings.

Our expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to us and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by us, and we may need to seek additional funds sooner than planned. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to us, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

For additional information on risks associated with our substantial capital requirements, please read the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Working Capital

Working capital is defined as current assets less current liabilities.

The following table summarizes our total working capital and current assets and liabilities as of December 31, 2018 and 2019:

	As of December 31,
(In thousands)	2018	2019	Change
Current assets	$96,159	$87,077	(9%)
Current liabilities	(2,589)	(14,876)	475%

Total working capital	$93,570	$72,201	(23%)

The change in working capital at December 31, 2019, from December 31, 2018, reflects a net decrease in total current assets of $9.1 million and a net increase in total current liabilities of $12.3 million. The net decrease in total current assets was primarily driven by $70.7 million of cash used in operations, partially offset by $60.1 million of funding received under the Equity Commitment. The net increase in current liabilities was primarily driven by an increase in accrued expenses and other current liabilities due to increases in supplier liabilities for clinical research and other services in support of our pipeline development activities, higher compensation-related liabilities as we grow our headcount and higher fees for professional and accounting services. The net increase in total current liabilities was also due to the recognition of the current portion of the lease liability of $2.6 million related to our leased properties.

The following table summarizes our total working capital and current assets and liabilities as of December 31, 2019 and June 30, 2020:

	As of
(In thousands)	December 31, 2019	June 30, 2020	Change
Current assets	$87,077	$21,894	(75%)
Current liabilities	(14,876)	(22,770)	53%

Total working capital	$72,201	$(876)	(101%)

The change in working capital at June 30, 2020, from December 31, 2019, reflects a net decrease in total current assets of $65.2 million and a net increase in total current liabilities of $7.9 million. The net decrease in total current assets was primarily driven by $56.0 million of cash used in operations, $4.0 million of cash used for purchases of property and equipment, and $1.5 million of cash used in financing activities. The net increase in current liabilities was primarily driven by an increase in accounts payable and accrued expenses and other current liabilities due to increases in supplier liabilities for clinical research and other services in support of our pipeline development activities and construction-in-progress related to the build-out of our Cambridge headquarters.

Cash Flows

Comparison of the period from Inception to December 31, 2018, and the year ended December 31, 2019

The following table summarizes our sources and uses of cash for the period from Inception to December 31, 2018, and for the year ended December 31, 2019:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Net cash flows used in operating activities	$(7,045)	$(70,720)	904%
Net cash flows used in investing activities	(11,062)	(1,099)	(90%)
Net cash flows provided by financing activities	113,550	60,058	(47%)

Net increase (decrease) in cash and cash equivalents	$95,443	$(11,761)	(112%)

Cash flows used in Operating Activities

Net cash flows used in operating activities represent the cash receipts and disbursements related to all of our activities other than investing and financing activities. We expect cash provided by financing activities will continue to be our primary source of funds to finance operating needs and capital expenditures for the foreseeable future.

Net cash flows used in operating activities is derived by adjusting our net loss for:

•	non-cash operating items such as depreciation and amortization, acquired in-process research and development, non-cash rent expense and equity-based compensation;

•	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations; and

•	changes in the fair value remeasurement of the Equity Commitment and the Share Purchase Option.

For the year ended December 31, 2019, cash used in operating activities primarily reflected our net loss for the period of $128.4 million, adjusted by non-cash charges totaling $57.3 million and a net change of $0.3 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $46.4 million related to the net change in fair value of the Equity Commitment and Share Purchase Option, $8.3 million in equity-based compensation expense, $2.4 million of non-cash rent expense and $0.2 million of depreciation expense. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses and other current liabilities, partially offset by an increase in prepaid expenses, other current assets and other assets.

For the period from Inception to December 31, 2018, cash used in operating activities, primarily reflects our net loss for the period of $115.9 million, adjusted by net non-cash charges totaling $107.0 million and a net change of $1.9 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $111.4 million charge for acquired in-process research and development that was recognized when we in-licensed our product candidates from Pfizer, partially offset by a non-cash benefit of $4.4 million related to the change in fair value of the Equity Commitment and Share Purchase Option. The change in our net operating assets and liabilities was primarily due to an increase of $2.6 million in accounts payable and accrued expenses and other liabilities, partially offset by a $0.7 million increase in prepaid expenses and other current assets.

Cash flows used in Investing Activities

For the year ended December 31, 2019, cash used in investing activities reflected $1.1 million used for purchases of property and equipment.

For the period from Inception to December 31, 2018, cash used in investing activities reflected $11.0 million of direct transaction costs we reimbursed Pfizer related to the Pfizer License Agreement and $0.1 million used for purchases of property and equipment.

Cash flows provided by Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities totaled $60.1 million, consisted of proceeds from the issuance of Series A-1 Preferred Stock and Series A Common Stock.

For the period from Inception to December 31, 2018, cash provided by financing activities reflected the receipt of net proceeds totaling $113.6 million from Bain Investor in exchange for the issuance of Series A-1 Preferred Stock and Series A Common Stock and the Equity Commitment and Share Purchase Option.

Comparison of the Six Months Ended June 30, 2019 and the Six Months Ended June 30, 2020

The following table summarizes our sources and uses of cash for the six months ended June 30, 2019 and June 30, 2020:

	Six Months Ended June 30,
(In thousands)	2019	2020	Change
Net cash flows used in operating activities	$(15,283)	$(56,017)	267%
Net cash flows used in investing activities	(357)	(4,042)	1,032%
Net cash flows provided by (used in) financing activities	58	(1,524)	(2728%)

Net decrease in cash, cash equivalents and restricted cash	$(15,582)	$(61,583)	295%

Cash flows used in Operating Activities

Net cash flows used in operating activities represent the cash receipts and disbursements related to all of our activities other than investing and financing activities. We expect cash provided by financing activities will continue to be our primary source of funds to finance operating needs and capital expenditures for the foreseeable future.

Net cash flows used in operating activities is derived by adjusting our net loss for:

•	non-cash operating items such as depreciation and amortization, acquired in-process research and development, non-cash rent expense and equity-based compensation;

•	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations; and

•	changes in the fair value remeasurement of the Equity Commitment and the Share Purchase Option.

For the six months ended June 30, 2020, net cash used in operating activities primarily reflected our net loss for the period of $79.9 million, adjusted by non-cash charges totaling $17.5 million and a net change of $6.4 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $7.3 million related to the net changes in fair value of the Equity Commitment and Share Purchase Option, $6.4 million in equity-based compensation expense, the $2.5 million write-off of deferred costs related to our abandoned initial public offering and other financing activities and $1.0 million of non-cash rent expense. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable and a decrease in prepaid expenses and other current assets.

For the six months ended June 30, 2019, net cash used in operating activities, primarily reflects our net loss for the period of $36.5 million, adjusted by net non-cash charges totaling $18.8 million and a net change of $2.5 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $17.4 million related to the net changes in fair value of the Equity Commitment and Share Purchase Option and $1.1 million in equity-based compensation expense. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses and other liabilities, partially offset by an increase in prepaid expenses and other current and non-current assets.

Cash flows used in Investing Activities

For the six months ended June 30, 2020, net cash used in investing activities reflected $4.0 million used for purchases of property and equipment, which was primarily related to the build-out of our Cambridge headquarters.

For the six months ended June 30, 2019, net cash used in investing activities reflected $0.4 million used for purchases of property and equipment.

Cash flows provided by Financing Activities

For the six months ended June 30, 2020, net cash used in financing activities reflected $1.5 million used for deferred costs related to our abandoned initial public offering and other financing activities.

For the six months ended June 30, 2019, net cash provided by financing activities reflected $0.1 million of proceeds received from the issuance of convertible preferred stock and the issuance of common stock.

Management Agreement

In connection with the initial financing, we entered into a management agreement, or the Management Agreement, with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, which are entities related to Bain Investor. The Management Agreement, among other things:

•	obligates us to pay such entities a non-refundable quarterly fee of $250,000; and

•

obligates us to pay such entities, in the aggregate, a $5.0 million fee, upon the completion of a qualified public offering or change of control transaction, less any quarterly fees previously paid to such entities.

Pursuant to this agreement, we incurred management fees to Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP totaling $1.0 million during the year ended December 31, 2019, and $0.5 million for the six months ended June 30, 2020.

We will pay the remaining $3.0 million of management fees payable under the Management Agreement upon the closing of the Business Combination. No additional fees shall be payable pursuant to the Management Agreement following the completion of the Business Combination.

Contractual Obligations and Other Commitments

Our contractual obligations primarily consist of our obligations under non-cancellable operating leases, contracts and other purchase obligations. We did not have any debt obligations as of December 31, 2019 or June 30, 2020.

Our most significant contracts relate to agreements with CROs for clinical trials and preclinical studies, CMOs and other service providers for operating purposes, which we enter into in the normal course of business. We have not included these payments in the table of contractual obligations below since these contracts are generally cancelable at any time by us following a certain period after notice and therefore, we believe that our non-cancelable obligations under these agreements are not material. In addition, we have obligations with respect to potential future royalties payable, contingent development, regulatory and commercial milestone payments and amounts related to uncertain tax positions. We have not included these amounts in the table of contractual obligations below, because the timing and amount of such obligations are unknown or uncertain as of December 31, 2019. For additional information on potential royalties and milestone payments payable to Pfizer, see “—Our Agreements with Licensors and Stockholders—Pfizer License Agreement.”

The following table summarizes our contractual obligations as of December 31, 2019, excluding amounts related to CROs and CMOs, potential future royalties payable, contingent development, regulatory and commercial milestone payments and amounts related to uncertain tax positions:

	Payments Due by Period
(In thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations(1)	$6,436	$11,488	$12,187	$34,414	$64,525
Purchase and other obligations(2)	21,478	—	—	—	21,478

Total contractual obligations	$27,914	$11,488	$12,187	$34,414	$86,003

(1)

Amounts in the table above reflect payments due under our leases for our current Boston, Massachusetts location, which expires in November 2020, and our future headquarters in Cambridge, Massachusetts, which expires in 2030. Amounts reflected within the table above detail future minimum rental commitments under non-cancelable operating leases as of December 31 for each of the periods presented. In addition to the minimum rental commitments, these leases may require us to pay additional amounts for taxes, insurance, maintenance and other operating expenses.

(2)

Purchase and other obligations due in less than 1 year, include approximately $21.1 million of expenditures expected to be incurred related to the build out of our future corporate headquarters. For additional information related to our lease for our future corporate headquarters in Cambridge, Massachusetts, please read Note 9, Leases, to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

As of June 30, 2020, our remaining obligations associated with expenditures expected to be incurred related to the build out of our future corporate headquarters totaled $17.9 million. There have been no material changes in our other contractual obligations since December 31, 2019.

Contract Research and Manufacturing Organizations

As of December 31, 2019 and June 30, 2020, we recorded accrued expenses of approximately $2.2 million and $2.0 million, respectively, in our consolidated balance sheets for expenditures incurred by CROs and CMOs.

Tax Related Obligations

To date, we have not recognized any reserves related to uncertain tax positions. As of December 31, 2019 and June 30, 2020, we had no accrued interest or penalties related to uncertain tax positions.

Off-balance sheet arrangements

We have not entered into any off-balance sheet arrangements and do not have holdings in any variable interest entities.

Quantitative and Qualitative Disclosures About Market Risk

The primary objectives of our investment activities are to ensure liquidity and to preserve capital. We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. We had cash and cash equivalents of $79.6 million and $18.0 million as of December 31, 2019 and June 30, 2020, respectively, which consisted of bank deposits and highly liquid money market funds. Furthermore, we had no outstanding debt as of December 31, 2019 and June 30, 2020.

Historical fluctuations in interest rates have not been significant for us. Due to the short-term maturities of our cash equivalents, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents.

We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Further, our operating activities are predominately denominated in U.S. dollars.

We do not believe that inflation, interest rate changes or exchange rate fluctuations had a significant impact on our results of operations for any periods presented herein.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires us to make estimates, judgments and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Other significant accounting policies are outlined in Note 3, Summary of Significant Accounting Policies, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Fair Value Measurements

Certain of our assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in our consolidated balance sheets for cash, cash equivalents and restricted cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values, due to their short-term nature.

Our cash, cash equivalents and restricted cash are comprised of funds held in an exchange traded money market fund, are measured at fair value on a recurring basis using quoted market prices for that fund and are classified as Level 1. As of June 30, 2020, we held $22.1 million in money market funds (Level 1) with no unrealized gains or losses. The carrying value of the Equity Commitment and Share Purchase Option approximate their fair value based on Level 3 inputs. We do not have any other financial or non-financial assets or liabilities that should be recognized or disclosed at fair value on a recurring basis at December 31, 2019 or June 30, 2020.

Fair Value of Equity Commitment and Share Purchase Option

The Equity Commitment and Share Purchase Option are free-standing financial instruments that may require us to transfer equity upon settlement or exercise, respectively, and were recorded at fair value on the Transaction Date. The fair value of each financial instrument on the Transaction Date was allocated to the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock.

An income approach was used to estimate the fair value of the Equity Commitment and the Share Purchase Option at the Transaction Date and subsequently as of December 31, 2018. During 2019 a hybrid methodology that combines both an income approach and a market approach was used to estimate the fair value of these financial instruments and incorporated a probability weighted expected return (PWERM) related to pre-IPO funding. As of December 31, 2019 and June 30, 2020, the Equity Commitment and the Share Purchase Option were valued based upon a probability weighted-average of two separate models prepared following an income approach and a market approach. The fair value of the funding obligation under each model was estimated as the net present value of the anticipated future funding, reduced by the value of the additional shares of preferred and common stock that would be exchanged for future funding.

We revalue these financial instruments each reporting period utilizing models that are sensitive to changes in the unobservable inputs such as changes in the estimated future funding dates or fair value of our stock. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the discount rates and expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option and the fair value of our preferred and common shares expected to be exchanged for that additional funding. Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock. Significant judgment is employed in determining these assumptions as of the Transaction Date and for each subsequent period.

Changes in fair value of the Equity Commitment and Share Purchase Option are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. We will continue to adjust the fair value of these financial instruments until the earlier of the termination, settlement or expiration of the Equity Commitment and Share Purchase Option. We classify the fair value of the remaining Equity Commitment and the fair value of the Share Purchase Option as an asset or liability within our consolidated balance sheets.

Equity-Based Compensation

We determine the fair value of each award issued under our equity-based compensation plan on the date of grant. We recognize compensation expense for service-based awards with performance or market conditions on a straight-line basis over the requisite service period for each separate vesting portion of the award, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Equity-based compensation expense for awards with performance conditions are recognized to the extent we determine that the condition is considered probable to be met. We reassess the probability of achieving these performance conditions each reporting period until the date such conditions are settled. Cumulative adjustments are recorded each period to reflect the estimated outcome of the performance condition.

We elected to account prospectively for forfeitures as they occur rather than apply an estimated forfeiture rate to equity-based compensation expense. We classify equity-based compensation expense in our consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified, as applicable.

Given the absence of an active market for our common stock, we were required to estimate the fair value of our common stock at the time of each grant of an equity-based award. We have utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of our common stock at each grant date, including the following factors:

•	prices paid for our convertible preferred stock and common stock, and the rights, preferences, and privileges associated with our convertible preferred stock and common stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our investigational medicines;

•	our stage of development and projected growth;

•	the fact that the grants of equity-based awards involved illiquid securities in a private company;

•	the likelihood of achieving a liquidity event for the common stock underlying the equity-based awards, such as an initial public offering, or IPO, given prevailing market conditions;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology and pharmaceutical industries;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors; and

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

For awards granted during 2018, in order to calculate the fair value of our preferred stock and common stock, we used an income approach to estimate the business enterprise value and our total equity value. Under the income approach, a probability-weighted discounted cash flow analysis was first prepared reflecting multiple scenarios for future outcomes associated with the acquired product candidates, in order to estimate our total equity value, including the value of planned future funding. The value of the preferred stock and common stock was then estimated using an option pricing method, allocating total equity value based on an assumed future liquidity date and the liquidation preferences of the preferred stock.

For awards granted during 2019 and the first quarter of 2020, in order to calculate the fair value of our preferred stock and common stock, we used a hybrid methodology that combines both an income approach and a market approach to estimate the business enterprise value and our total equity value. A probability-weighted discounted cash flow analysis was first prepared reflecting multiple scenarios for future outcomes associated with the acquired product candidates in order to estimate the cash flows associated with estimated liquidity events (i.e., an IPO). We also used a PWERM to determine the fair value of pre-IPO funding scenarios. We then used a market approach to estimate the value as of each potential date of liquidity, resulting in an estimate of the total equity value, including the value of planned future funding. The value of the preferred stock and common stock was then estimated using an option pricing method, allocating total equity value based on an assumed future liquidity date, the liquidation preference of the preferred stock and the assumed funding in each scenario. Each of these scenarios was probability-weighted based on the expected outcomes to arrive at a final estimated fair value per share of the common stock.

We believe this methodology is reasonable based upon our internal peer company analyses and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss and consolidated net loss per share could have been significantly different.

We estimate the fair value of the stock option awards on the date of grant using the option pricing method, which is a variant of an income approach. The option pricing method was used given that a portion of the option awards have an exercise price that is considered to be “deeply out of the money,” The option pricing method incorporated the probability of the performance and market conditions being met and adjustments to the estimated life and value of the options to reflect the necessary growth in the common share value for such shares to become exercisable. Given that the common stock represents a non-marketable equity interest in a private enterprise, an adjustment was made to account for the lack of liquidity that a stockholder would experience. This adjustment is commonly referred to as a discount for lack of marketability.

As there was no public market for our common stock, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. The expected life of options has been determined by probability-weighting the calculated expected life of the option at each month the option is eligible to be at- or in-the-money to estimate the overall adjusted expected life. We did not utilize the “simplified method” to determine expected life as this method is not valid for options that are “deeply out of the money.” The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and does not have current plans to pay any dividends on our common stock.

For financial reporting purposes, we performed common stock valuations, with the assistance of a third- party specialist, at various dates, which resulted in valuations of our common stock of $9.15 per share as of March 31, 2019, $9.45 per share as of June 30, 2019, $11.25 per share as of September 30, 2019, $10.00 per share as of October 31, 2019, $16.35 per share as of December 31, 2019, $14.60 per share as of March 31, 2020, and $26.80 per share as of June 30, 2020.

Stock options granted under our 2018 Plan and 2020 Plan generally vest 25% on the first anniversary of the applicable vesting start date of each grant with the remainder vesting in 36 equal monthly installments thereafter, subject to continued employment. The number of stock options granted represents the maximum number of shares eligible to vest with the number of shares ultimately earned equal to the ratio of the aggregate amount of cash invested in our company up to $350.0 million divided by $350.0 million. Option awards granted through June 30, 2020, reflect multiple strike prices. In order to motivate our employees, a premium in exercise price was applied to 25% of each option award. Restricted stock unit awards granted under the 2018 Plan generally vest in three equal annual installments beginning on the first anniversary of the date of grant.

Accrued Research and Development

We have entered into various agreements with CROs, CMOs, and other service providers. Our research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development provided, but not yet invoiced, are included in accrued liabilities on the balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, we will adjust the accrual accordingly. Payments made to third parties under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. To date, our estimated accruals have not differed materially from actual costs incurred.

Recent Accounting Pronouncements

For a discussion of new accounting standards and their expected impact on our consolidated financial statements or disclosures, please read Note 4, Recent Accounting Guidance, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Cerevel,” “we,” “us” or “our” refers to Cerevel and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Cerevel and its consolidated subsidiaries following the Business Combination.

Executive Compensation Overview

Cerevel’s approach to executive compensation directly supports the intentional talent strategy Cerevel has employed to (i) develop a new organization that will experience significant growth in a short time period, while addressing its complex and extensive pipeline portfolio and (ii) explore external business development opportunities that align with the company’s long-term goals. With a “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates and at least eight clinical trials underway or expected to start by the end of 2021, Cerevel believes its portfolio of product candidates is larger and more complex than that of most other development-stage biopharmaceutical companies, necessitating an executive compensation philosophy that reflects and rewards that complexity.

Cerevel has built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company drug discovery and development. Cerevel’s people will be what differentiates Cerevel from its competitors through building deep and innovative capabilities and expertise. Constructing a leadership team to provide structure and direction to the various units will require retaining talent with proven leadership and results, extensive technical expertise, aggressive organizational expansion experience and the vision to take Cerevel to new heights. Attracting, recruiting and hiring talent who have the requisite skill set, background and success record to lead and manage a portfolio of its scale with the dexterity to operate in a start-up environment, is a challenge.

Cerevel’s named executive officers are identified in the 2019 summary compensation table below. Their compensation primarily consists of (1) base salary, (2) annual performance-based cash bonus and (3) equity incentive awards. Cerevel’s named executive officers are also eligible to participate in the same retirement and health and welfare benefit plans as its other full-time employees.

Following this transaction, the compensation committee of its board of directors, or the compensation committee, will continue to annually review and assess Cerevel’s compensation programs to ensure they align with Cerevel’s compensation philosophy and guiding principles. The compensation committee will continue to engage a seasoned compensation consultant to provide tailored market guidance and best practices.

Cerevel’s named executive officers are:

•	N. Anthony Coles, M.D., its President, Chief Executive Officer and Chairperson;

•	Raymond Sanchez, M.D., its Chief Medical Officer; and

•	John Renger, Ph.D., its Chief Scientific Officer.

2019 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Cerevel’s named executive officers for services rendered to Cerevel in all capacities in 2019. These figures are preliminary estimates and are subject to change. Cerevel’s actual financial results as of December 31, 2019 are subject to the completion of its consolidated financial statements as of and for such period.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Compensation ($)(4)	All Other Compensation ($)		Total ($)
N. Anthony Coles, M.D. President, Chief Executive Officer and Chairperson	2019	398,750	—	9,817,097	229,212	293,407	(5)	10,738,466
Raymond Sanchez, M.D. Chief Medical Officer	2019	449,148	400,000	1,730,076	213,900	136,487	(6)	2,929,611
John Renger, Ph.D. Chief Scientific Officer	2019	328,977	130,000	1,489,792	151,989	28,726	(7)	2,129,484

(1)

Dr. Coles earned a base salary of $300,000 for the period between January 1, 2019 and September 2, 2019, as Cerevel’s Executive Chairperson, which was increased to $600,000, effective upon his appointment as Chief Executive Officer on September 3, 2019. Dr. Coles also continues to serve as Cerevel’s Chairperson but receives no additional compensation for his service in this role. Dr. Sanchez joined the Company as its Chief Medical Officer effective January 14, 2019. His base salary and bonus for 2019 were prorated to reflect his partial year of employment from January 14, 2019 through December 31, 2019. Dr. Renger joined the Company as its Chief Scientific Officer effective April 8, 2019. His base salary and bonus for 2019 were prorated to reflect his partial year of employment from April 8, 2019 through December 31, 2019.

(2)

The amounts reflect signing bonuses paid to Drs. Sanchez and Renger at their respective times of hire. All other cash bonuses, which were based upon the achievement of performance goals under its annual performance-based cash bonus program, are disclosed under the “Non-Equity Incentive Compensation” column.

(3)

For Drs. Sanchez and Renger, the amounts reflect the aggregate grant date fair value of stock option awards granted in 2019, as computed in accordance with ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, or ASC 718. Dr. Coles holds a stock option award that was granted in 2018 but was materially modified in 2019. The modification reflected amendments to the deadline for attainment of one of the vesting conditions on 83.25% of the shares underlying the stock option award. The vesting condition originally required Dr. Coles to become Chief Executive Officer by March 31, 2019, which date was extended to September 4, 2019. Thus, the amount reported in the table above for Dr. Coles’ award reflects the incremental fair value created by the material modification to his stock option award in 2019 and was computed as of the modification date in accordance with ASC 718 with respect to the modified award.

For information on the valuation assumptions made in the calculation of these amounts, please read Note 12, Equity-Based Compensation, to its consolidated financial statements included elsewhere in this proxy statement/prospectus.

(4)

The amounts reported reflect the annual performance-based cash bonus amounts awarded to its named executive officers for their service in 2019. See “—Annual Performance-Based Cash Bonus” below. The bonus payment awarded to Dr. Renger was prorated to reflect his start date.

(5)

The amount reported for Dr. Coles represents $216,000 paid by the Company for Dr. Coles’ housing allowances, $75,000 for legal fees he incurred in connection with the negotiation of his compensatory agreements, $2,006 paid by the Company for his commuter reimbursement, $219 paid by the Company for life insurance benefits paid on behalf of Dr. Coles and $182 paid by the Company for tax-gross ups for commuter reimbursements.

(6)

The amount reported for Dr. Sanchez represents $74,127 paid by the Company for Dr. Sanchez’s relocation reimbursement, $19,763 for matching contributions made by the Company under its 401(k) plan, $1,815 paid by the Company for his commuter reimbursement, $108 paid by the Company for life insurance benefits paid on behalf of Dr. Sanchez and $40,675 paid by the Company for tax-gross ups for relocation and commuter reimbursements.

(7)

The amount reported for Dr. Renger represents $12,000 paid by the Company for relocation reimbursement, $7,875 for matching contributions made by the Company under its 401(k) plan, $1,759 paid by the Company for commuter reimbursement, $108 paid by the Company for life insurance benefits paid on behalf of Dr. Renger and $2,394 paid by the Company for tax-gross ups for relocation and commuter reimbursements.

Narrative Disclosure to the Summary Compensation Table

2019 Base Salaries

The employment agreement with each named executive officer, described below, establishes a base salary, which is subject to discretionary increases. Each of its named executive officers is paid a base salary commensurate with his or her skill set, experience, performance, role and responsibilities. As of December 31, 2019, the base salaries for Drs. Coles, Sanchez and Renger were $600,000, $465,000 and $450,000, respectively. Dr. Coles’ salary was increased to $600,000 (from $300,000) effective on September 3, 2019, in connection with his appointment to the position of Chief Executive Officer.

Annual Performance-Based Cash Bonus

Cerevel’s annual performance-based cash bonuses are designed to motivate and reward strong company performance based on the attainment of certain pre-identified short-term business priorities. During the year ended December 31, 2019, the target annual bonuses for Drs. Coles, Sanchez and Renger were equal to 50%, 40% and 40%, respectively, of their respective annual base salaries. Early in 2019, its board of directors determined a number of company performance goals for fiscal 2019 pertaining to (i) research and development progress of certain clinical assets and (ii) strategy, infrastructure, as well as people and culture with a pre-determined assigned weight of 60% and 40%, respectively.

In 2020, the board of directors evaluated the Company’s 2019 performance against these earlier established performance goals. For research and development, Cerevel exceeded at 125% of target, while Cerevel met the goals set for strategy, infrastructure, people and culture at 100% of target. The overall result was an aggregate achievement of 115%, or the Company Multiplier. Each named executive officer’s target bonus (pro-rated, if applicable) was then multiplied by such Company Multiplier to determine his bonus payment for 2019. The bonuses paid to Drs. Sanchez and Renger were prorated based on their actual time served with Cerevel during 2019. The amounts earned under its annual performance-based cash bonus program with respect to the fiscal year ended December 31, 2019 are reported under the “Non-Equity Incentive Compensation” column in the 2019 Summary Compensation Table above.

Equity Incentive Compensation

Cerevel motivates its executives through aligning their long-term interests with Cerevel’s success through making option awards which reward increasing the value of its company. The outstanding option awards vest as to 25% of the Available Vesting Amount (as defined below) on the applicable vesting start date of each grant and, as to the remainder of the Available Vesting Amount as of the applicable vesting date, in 36 equal monthly installments thereafter, generally subject to continued employment. The Available Vesting Amount is determined based on the attainment of the Financing Threshold and is equal to the number of shares subject to the stock option multiplied by an equity ratio of total capital received from investors (up to a maximum of $350.0 million) divided by $350.0 million. The total amount of shares for each award is capped at a specified maximum percentage of its fully diluted shares for each award, which for all awards, in total, represents 10% of its fully diluted shares at the point in time the first $350.0 million of funding is achieved. In the event of any additional cash investments (not to exceed $350.0 million) in exchange for capital stock of the company following any vesting date, the vested shares underlying the option award, if then outstanding, and the unvested shares eligible to vest, will be increased on a pro rata basis to reflect the resulting increased Available Vesting Amount. In addition, to further motivate Cerevel’s executives, an approximate 300% premium in exercise price was applied to 25% of the option grant.

During the fiscal year ended December 31, 2019, Cerevel granted options to purchase up to 387,692 shares of its common stock to Dr. Sanchez and options to purchase up to 333,847 shares of its common stock to Dr. Renger. Dr. Coles similarly received an option grant to purchase up to 2,153,846 shares of its common stock in 2018 in connection with his initial appointment as its Executive Chairperson and as Chairperson of Cerevel’s board of directors and in anticipation of his appointment to Chief Executive Officer in 2019 which was amended in 2019 (see “—Employment Agreements with Cerevel’s Named Executive Officers” for further details). Similar to the other named executive officers, a quarter of the options granted had an exercise price set at an approximate 300% premium. In addition to the vesting terms described above, the option awards provide for accelerated vesting of any then unvested portion of the Available Vesting Amount in the event of a change in control or liquidity event, and for Dr. Coles and Dr. Sanchez, 12 months of additional time-based vesting of the Available Vesting Amount in the event of a termination of employment without cause or for good reason. This transaction will not constitute a change of control or liquidity event for purposes of the option awards. Dr. Coles’ option award also entitles him to immediate exercisability of 100% of the then-applicable Available Vesting Amount in exchange for restricted stock, which, to the extent unvested at the time of such exercise, would be subject to the same time-vesting schedule as the option award. These awards are described in more detail in the “Outstanding Equity Awards at 2019 Fiscal Year-End” table below.

Employment Agreements with Cerevel’s Named Executive Officers

Cerevel has entered into employment agreements with each of its named executive officers. New Cerevel intends to enter into amendments and adopt a severance policy in connection with this transaction.

The material terms of these agreements with Drs. Coles, Sanchez and Renger are described below.

N. Anthony Coles, M.D. On November 23, 2018, Cerevel entered into an employment agreement with Dr. Coles for the position of Executive Chairperson, Chairperson of Cerevel’s board of directors and his future appointment to Chief Executive Officer. In accordance with the agreement, on November 27, 2018, Dr. Coles was appointed to the position of Executive Chairperson and Chairperson of its board of directors with a base salary of $300,000. Dr. Coles’ agreement also provided for him to become Chief Executive Officer no later than March 31, 2019; however, his agreement was subsequently amended to provide for his appointment to be effective as of September 3, 2019. In connection with taking on the Chief Executive Officer role, Dr. Coles’ base salary increased to $600,000. Under his employment agreement, Dr. Coles is eligible to earn an annual target bonus equal to 50% of his base salary. His salary is subject to increase from time to time by its board of directors within its discretion. Dr. Coles was promised an equity award of stock options, a portion of which was contingent upon him becoming Chief Executive Officer no later than March 31, 2019, which deadline was extended by subsequent amendments to September 4, 2019. Dr. Coles’ employment agreement provides that both his initial stock option award and any other stock awards made to him by Cerevel that are subject to time-based vesting and outstanding as of the date of a liquidity event (as defined in his agreement), will be accelerated and vest in connection with such liquidity event. Dr. Coles is also eligible to receive reimbursement of up to $18,000 per month in reasonable living and commuting expenses and applicable taxes, through November 28, 2020, subject to repayment of up to 50% of such amounts if Dr. Coles’ employment is terminated by Cerevel for cause or he resigns without good reason (as each such term is defined in his employment agreement) within 24 months of the effective date of his employment agreement. Dr. Coles’ agreement provided for the reimbursement by Cerevel of up to $75,000 of legal fees incurred in connection with the negotiation of his employment agreement and related agreements. Dr. Coles is eligible to participate in the employee benefit plans generally available to all its full-time employees, subject to the terms of those plans.

Dr. Coles’ employment has no specified term but can be terminated at will by either party. If Dr. Coles’ employment is terminated by Cerevel without cause or by him for good reason (as such terms are defined in his employment agreement), Dr. Coles will be entitled to certain payments and benefits in addition to accrued obligations. These payments and benefits include (i) twenty-four (24) months of salary continuation, (ii) a prorated amount of his target bonus, (iii) acceleration of an additional 12 months of vesting for his stock options and any other stock awards granted to him under its equity incentive plan and (iv) up to twenty-four (24) months (dependent on COBRA eligibility for such period) of company-sponsored benefits continuation. In the event his employment is terminated within twelve (12) months following a liquidity event (as defined in the agreement), in addition to the accelerated vesting of his stock option award and any other time-based equity awards described above, he will be entitled to receive (i) twenty-four (24) months of salary plus two times (2x) his target bonus payable in a lump sum, and (ii) up to eighteen (18) months (dependent on COBRA eligibility for such period) of company-sponsored benefits continuation.

Raymond Sanchez, M.D. On November 26, 2018, Cerevel entered into an employment agreement with Dr. Sanchez, effective January 14, 2019, for the position of Chief Medical Officer. Pursuant to his employment agreement, Dr. Sanchez is entitled to a base salary of $465,000 and is eligible to earn an annual target bonus equal to 40% of his base salary. His salary is subject to increase from time to time by its board of directors in its discretion. Dr. Sanchez is eligible to participate in its employee benefit plans generally available to its employees, subject to the terms of those plans. Dr. Sanchez’s employment agreement also provided for an initial grant of stock options, a $400,000 signing bonus and reimbursement of relocation expenses up to $130,000 (grossed up for any taxes imposed on the amounts reimbursed) (such signing bonus and relocation expenses, the “Additional Compensation”). In the event Dr. Sanchez’s employment is terminated by Cerevel for cause (as such term is defined in the employment agreement) or by Dr. Sanchez without good reason (as such term is defined in the employment agreement) within the twenty-four (24) month period following his start date, Dr. Sanchez will be required to repay Cerevel an amount equal to 50% of his Additional Compensation within the thirty (30) day period following the date on which his employment terminates. Pursuant to his employment agreement, Dr. Sanchez was also entitled to reimbursement by Cerevel for the cost of his and his dependents’ participation in his former employer’s health and welfare and life and disability insurance plans during his transition to its company, and also was provided with specific premium business and travel reimbursement entitlements.

Dr. Sanchez’s employment has no specified term but can be terminated at will by either party. If Dr. Sanchez’s employment is terminated by Cerevel without cause or by Dr. Sanchez for good reason (as such terms are defined in his employment agreement). Dr. Sanchez will be entitled to certain payments and benefits in addition to accrued obligations. These payments and benefits include (i) twelve (12) months of salary continuation, (ii) an amount equal to his target bonus, (iii) an amount equal to a prorated portion of his target bonus for the year of such termination based on the number of days of Dr. Sanchez’s service during the year his employment is terminated and (iv) up to twelve (12) months (dependent on COBRA eligibility for such period) of company-sponsored benefits continuation.

John Renger, Ph.D. On March 16, 2019, Cerevel entered into an employment agreement with Dr. Renger for the position of Chief Scientific Officer effective as of April 8, 2019. Pursuant to his agreement, Dr. Renger is entitled to a base salary of $450,000 and an annual target bonus equal to 40% of his annual base salary. His salary is subject to increase from time to time by its board of directors in its discretion. Dr. Renger is eligible to participate in its employee benefit plans generally available to its executive employees, subject to the terms of those plans. The employment agreement also provided for a $130,000 signing bonus, relocation expenses up to $150,000 (grossed up for any taxes imposed on the amounts reimbursed) and up to $3,000 monthly for living expenses for the first four months of his employment. Under his employment agreement, Dr. Renger was also promised an equity award of stock options subject to the terms of an award agreement and its equity incentive plan. In the event that Dr. Renger’s employment is terminated by Cerevel for cause or by him without good reason within the twelve (12) month period following his start date, he will be required to repay 100% of his sign-on bonus and relocation expenses. In the event that Dr. Renger’s employment is terminated by Cerevel for cause or by him without good reason on a date that is more than twelve (12) months but before twenty-four

(24) months following his start date, he will be required to pay 50% of his sign-on bonus, 50% of his relocation expenses and 50% of the living expenses (in each case, the amount actually paid by Cerevel to Dr. Renger).

Dr. Renger’s employment has no specified term but can be terminated at will by either party. If Dr. Renger’s employment is terminated by Cerevel without cause, or if Dr. Renger terminates his employment for good reason (as such terms are defined in his employment agreement), Dr. Renger will be entitled to certain payments and benefits in addition to accrued obligations. These payments and benefits include (i) twelve (12) months of salary continuation, (ii) a prorated amount of his target annual bonus for the year of such termination based on the number of days of Dr. Sanchez’s service during the year his employment is terminated and (iii) up to twelve (12) months (dependent on COBRA eligibility for such period) of company-sponsored benefits continuation.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of its named executive officers as of December 31, 2019. These figures are preliminary estimates and are subject to change. Cerevel’s actual financial results as of December 31, 2019 are subject to the completion of Cerevel’s consolidated financial statements as of and for such period.

	Option Awards(1)(2)
		Number of Securities Underlying
Name	Vesting Start Date	Unexercised Options Exercisable (#)(3)	Unexercised Options Unexercisable (#)(4)	Option Exercise Price ($/share)	Option Expiration Date
N. Anthony Coles, M.D.(5)	11/27/2018	807,958	807,427	10.00	12/24/2028
	11/27/2018	269,319	269,142	29.34	12/24/2028
Raymond Sanchez, M.D.	1/14/2019	—	290,769	10.00	02/27/2029
	1/14/2019	—	96,923	29.34	02/27/2029
John Renger, Ph.D.	4/8/2019	—	250,385	10.00	04/02/2029
	4/8/2019	—	83,462	29.34	04/02/2029

(1)

Shares of stock subject to option awards will vest, if at all, as follows: 25% of the Available Vesting Amount will vest on the first anniversary of the vesting start date, with the remaining 75% of the Available Vesting Amount to vest ratably in 36 equal monthly installments thereafter (rounded down to the nearest whole number of shares on each such date) until the award fully vests upon the fourth anniversary of the vesting start date. The vesting of these awards is contingent upon the respective grantee’s continued employment. The Available Vesting Amount as of December 31, 2019 was equal to approximately 50% of the total number of shares underlying each of the option awards. For additional detail regarding the calculation of and adjustments to the Available Vesting Amount tied to attainment of the Financing Threshold, see “Narrative Disclosure to the Summary Compensation Table—Equity Incentive Compensation” above.

(2)

The vesting of the option awards granted to each of the named executive officers accelerates upon the consummation of a change in control (in the case of, and as defined in, Dr. Renger’s option award) or liquidity event (in the case of, and defined in Dr. Sanchez’s and Dr. Coles’ award agreements). This transaction will not constitute a change in control or liquidity event, as applicable, that would accelerate such option awards. In addition, each of Dr. Coles’ and Dr. Sanchez’s awards provide that if he is terminated by Cerevel without cause or resigns for good reason, then the number of stock options that would have vested during the twelve (12) month period following such termination of employment will become vested as of the date of such termination of employment.

(3)

Dr. Cole’s stock option award is immediately exercisable up to the then-applicable Available Vesting Amount. Amounts in this column reflect the actual number of shares that were exercisable (both vested and unvested) pursuant to Dr. Coles’ stock option award as of December 31, 2019. As discussed under

“Narrative Disclosure to the Summary Compensation Table—Equity Incentive Compensation” above, the Available Vesting Amount on any date is based on attainment of the Financing Threshold on such date. As of December 31, 2019, 218,822 options at a per share exercise price of $10.00 and 72,941 options at a per share exercise price of $29.34 were vested and exercisable. If the Financing Threshold were fully met while Dr. Coles’ option award was outstanding, the number of options that would be treated as vested and exercisable as of December 31, 2019 would be 437,644 at a per share exercise price of $10.00 and 145,882 at a per share exercise price of $29.34.

(4)

Amounts reflect the aggregate number of shares subject to the option awards that were unvested and unexercisable as of December 31, 2019, including shares that were not included in the Available Vesting Amount as of December 31, 2019 based on attainment of the Financing Threshold on such date.

(5)

Dr. Coles joined as Cerevel’s Executive Chairperson and Chairperson of its board of directors effective November 27, 2018. On December 24, 2018, Dr. Coles received a grant pursuant to which he would be eligible to vest in up to 2,153,846 options for which up to 360,769 of these options were eligible to vest immediately. Upon becoming Chief Executive Officer on September 3, 2019, Dr. Coles became eligible to vest up to 1,793,077 of the remaining options granted. All options subject to this grant have a vesting start date of November 27, 2018.

Equity Compensation Plans

Amended and Restated 2018 Equity Incentive Plan

The Amended and Restated Cerevel Therapeutics, Inc. 2018 Equity Incentive Plan, or the 2018 Plan, was adopted by the board on April 2, 2018. The 2018 Plan permits the grant of stock options, stock appreciation rights, or SARs, restricted stock awards, stock unit awards (including restricted stock units, or “RSUs,” and performance awards) and other awards that are convertible into or otherwise based on its common stock.

Authorized Shares

Under the 2018 Plan, Cerevel has reserved for issuance an aggregate of 5,384,615 shares of its common stock. The number of shares of common stock reserved for issuance is subject to adjustment in the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in its capital structure that constitutes an equity restructuring (as that term is used in ASC 718).

Plan Administration

The 2018 Plan is administered by its board of directors or a committee appointed by it. The administrator has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to accelerate the time at which a stock award may be exercised or vest, to amend the 2018 Plan and to determine the specific terms and conditions of each award, subject to the provisions of the 2018 Plan. Persons eligible to participate in the 2018 Plan are its key employees, directors, consultants and advisors. The administrator’s determinations are conclusive and binding on all parties.

The 2018 Plan permits the granting of (1) incentive stock options, (2) non-qualified stock options, (3) stock appreciation rights, (4) restricted stock awards, (5) stock unit awards (RSUs and performance awards) and (6) other stock awards. The per share option exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant, provided that the per share option exercise price of each option granted to an optionee that owns more than 10% of the common stock may not be less than 110% of the fair market value of the common stock on the date of grant and such option grant may not be exercisable after the ten year anniversary of the date of grant. The term of each option will be fixed by the administrator. The administrator will determine at what time or times each option may be exercised.

The 2018 Plan provides that upon the occurrence of a “Covered Transaction,” as defined in the 2018 Plan, its board of directors may take one or more of the following actions as to some or all awards outstanding under the 2018 Plan: (i) provide that outstanding options awards will be assumed or substituted by the acquiring or successor corporation, (ii) make a payment, in such form as may be determined by the board of directors equal to the excess, if any, of (A) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the Covered Transaction, over (B) any exercise price payable by such holder in connection with such exercise, (iii) accelerate the vesting, in whole or in part, of the stock award to a date prior to the effective time of such Covered Transaction or (iv) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the Covered Transaction, in exchange for such cash consideration as the board of directors, in its sole discretion, may consider appropriate, or without the payment of consideration.

The board of directors may amend, suspend or terminate the 2018 Plan at any time, subject to stockholder approval where such approval is required by applicable law. The board of directors may also amend, modify or terminate any outstanding award, provided that no amendment to an award may adversely affect a participant’s rights without his or her consent.

Unless earlier terminated by the board of directors, the 2018 Plan will terminate automatically on the tenth anniversary of its adoption. No stock awards may be granted under the 2018 Plan while the 2018 Plan is suspended or after it is terminated.

As of December 31, 2019, options to purchase up to 4,996,914 shares of common stock were outstanding under the 2018 Plan.

2020 Equity Incentive Plan

The Cerevel Therapeutics, Inc. 2020 Equity Incentive Plan, or the 2020 Plan, was adopted by the board on July 27, 2020. Under the 2020 Plan, we have reserved for issuance an aggregate of 355,888 shares of our common stock. The terms, eligibility and administration of our 2020 Plan is substantially identical to our 2018 Plan. On July 29, 2020, the company granted 355,888 stock options with a weighted-average strike price of $31.81 under the 2020 Plan. These grants were made to employees hired during 2020 who had not previously received awards under our 2018 Plan.

401(k) Plan

Cerevel maintains a tax-qualified retirement plan that provides eligible employees, including its named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. Employees’ pre-tax or Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Cerevel matches each participant’s contribution up to a maximum of 6% of their eligible compensation. Cerevel’s 401(k) plan is intended to be qualified under Section 401(a) of the Code with its 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

Compensation Risk Assessment

Cerevel believes that although a portion of the compensation provided to its executive officers is performance- based, Cerevel’s executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily because its compensation programs are designed to create a greater focus on long-term value creation while balancing the need to meet shorter-term goals. The framework and goals of its annual performance-based incentive plan are consistent for all employees with a maximum cap for all payouts. Further all compensation decisions for its officers are approved by the compensation committee, while the chief executive officer’s compensation requires further approval by its board of directors.

In addition, following this transaction, the compensation committee will be responsible for reviewing and approving the design, goals and payouts under its annual bonus plan and equity incentive program for its named executive officers. The compensation committee directly engages an independent compensation consultant who advises on market competitive and best practices, as well as any potential risks related to its compensation programs. This includes pay mix, compensation vehicles, pay for performance alignment, performance measures and goals, payout maximums, vesting periods and compensation committee oversight and independence. Based on all the factors mentioned, Cerevel believes its compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

DIRECTOR COMPENSATION

Retainers, Meeting Fees and Expenses

Dr. Coles, its Chief Executive Officer, does not receive any compensation from Cerevel for his services on its board of directors as Chairperson. Dr. Coles’ compensation during fiscal year 2019, for his service as Executive Chairperson and then as Chief Executive Officer, is set forth above in “Executive Compensation—2019 Summary Compensation Table.” Mr. Gordon and Dr. Koppel, its representatives appointed by Bain Investor, and Dr. Birnbaum and Mr. Giordano, its representatives appointed by Pfizer, also do not receive any compensation from Cerevel for their service on its board of directors. Each of its remaining non-employee directors is eligible to receive any of the following forms of compensation, as applicable, under its non-employee director compensation policy, or the Non-Employee Director Compensation Policy.

Initial Equity Grant

Upon joining the board, each non-employee director is eligible to receive an initial equity grant of 15,000 RSUs.

Annual Cash Retainers

Each non-employee director is eligible to receive annual cash retainers as follows:

•	$50,000 for service as a non-employee director;

•	$7,500 additional annual cash retainer to any non-employee director serving as a member of any committee of the board (per committee); and

•	$7,500 additional annual cash retainer to any non-employee director serving as the chair of any committee of the board (per committee).

Annual cash retainers payable to non-employee directors are calculated based upon the prorated number of quarterly periods each non-employee director served in their respective capacity as a board and/or committee member in a given year.

Directors are also reimbursed for actual expenses incurred in attending meetings of Cerevel’s board and any of its committees, as well as service to its board or any of its committees that is unrelated to such meetings.

2019 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee director of its board during fiscal year 2019. These figures are preliminary estimates and are subject to change. Cerevel’s actual financial results as of December 31, 2019 are subject to the completion of its consolidated financial statements as of and for such period.

Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Morris Birnbaum, M.D., Ph.D.	—	—	—
Marijn Dekkers, Ph.D.(3)	65,000	—	65,000
Douglas Giordano	—	—	—
Christopher Gordon	—	—	—
Adam Koppel, M.D., Ph.D.	—	—	—
Norbert Riedel, Ph.D.	65,000	73,050	138,050
Gabrielle Sulzberger(4)	48,750	106,500	155,250

(1)	Drs. Dekkers and Riedel also received cash payments of $12,500, respectively, in 2019 for services as non-employee directors provided to the Company during 2018.

(2)

Amounts represent the grant date fair value of the initial grants of RSUs made in 2019 to non-employee directors under the Non-Employee Director Compensation Policy. These RSUs are scheduled to vest, subject to such director’s continuous service, ratably on the first, second and third anniversaries of the respective award’s vesting start dates. Vesting of the RSUs will accelerate in full upon a change in control. The grant date fair value of these RSUs was computed in accordance with ASC 718. For information on the valuation assumptions made in the calculation of these amounts, please read Note 12, Equity-Based Compensation, to Cerevel’s consolidated financial statements included elsewhere in this proxy statement/prospectus. As of December 31, 2019, both Dr. Riedel and Ms. Sulzberger held 15,000 unvested RSUs.

(3)	Dr. Dekkers received a grant of 15,000 RSUs in September 2018 that vests ratably over 3 years. As of December 31, 2019, Dr. Dekkers held 10,000 unvested RSUs.

(4)	Ms. Sulzberger joined its board of directors in the second quarter of 2019, and her cash retainer and fees were prorated based on her service during 2019.

Non-Employee Director Compensation Policy

Cerevel’s non-employee directors who are not affiliated with Bain Investor or Pfizer are eligible to receive cash and equity compensation under its non-employee director compensation policy described above, which will remain in effect until such time Cerevel consummates this transaction. In connection with this transaction, New Cerevel intends to adopt a new non-employee director compensation policy that will become effective as of the completion of this transaction that will be designed to enable Cerevel to attract and retain, on a long-term basis, highly qualified non-employee directors.

MANAGEMENT OF NEW CEREVEL FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Cerevel following the consummation of the Business Combination.

Name	Age	Position
N. Anthony Coles, M.D.(1)	60	President, Chief Executive Officer, Chairperson and Class I Director
Mark Bodenrader	48	Chief Accounting Officer
Kenneth DiPietro	61	Chief Human Resources Officer
Orly Mishan	47	Chief Business Officer
Bryan Phillips	49	Chief Legal Officer
John Renger, Ph.D.	51	Chief Scientific Officer
Raymond Sanchez, M.D.	59	Chief Medical Officer
Kathleen Tregoning	49	Chief Corporate Affairs Officer
Kathy Yi	49	Chief Financial Officer
Morris Birnbaum, M.D., Ph.D.(1)	68	Class I Director
Marijn Dekkers, Ph.D.(1)	62	Class III Director
Douglas Giordano(1)	58	Class II Director
Christopher Gordon(1)	47	Class I Director
Adam Koppel, M.D., Ph.D.(1)	50	Class II Director
Norbert Riedel, Ph.D.(1)	62	Class III Director
Gabrielle Sulzberger(1)	60	Class III Director

(1)	Nominated by Cerevel.

The foregoing table does not include (1) one vacant director position to be filled following the Effective Time in accordance with the Amended and Restated Registration and Shareholder Rights Agreement and the Proposed Governing Documents of New Cerevel and (2) one director to be mutually agreed by Cerevel and Sponsor prior to December 15, 2020, which director shall be appointed by the New Cerevel Board to serve as a director on the New Cerevel Board promptly after such individual is mutually agreed.

Executive Officers

N. Anthony Coles, M.D. has been Cerevel’s President and Chief Executive Officer since September 2019 and has served as the Chairperson of its board of directors since December 2018. From October 2014 to September 2019, Dr. Coles co-founded and served as the chairperson and chief executive officer of Yumanity Therapeutics, LLC, where he continues to serve as the chairperson of the board of directors. Yumanity Therapeutics is a clinical-stage biopharmaceutical company targeting neurodegenerative diseases caused by protein misfolding. From October 2013 to October 2014, Dr. Coles served as the chairperson and chief executive officer of TRATE Enterprises, LLC, a privately-held company. Previously, Dr. Coles served as president, chief executive officer and chairperson of the board of Onyx Pharmaceuticals, Inc., from 2012 until its sale to Amgen in 2013, having served as its president, chief executive officer and a member of its board of directors from 2008 until 2012. Prior to joining Onyx Pharmaceuticals, Inc., Dr. Coles was president, chief executive officer and a member of the board of directors of NPS Pharmaceuticals, Inc. Before joining NPS Pharmaceuticals, Inc. in 2005, Dr. Coles was senior vice president of commercial operations at Vertex Pharmaceuticals Inc., and earlier, held several executive positions at Bristol-Myers Squibb Company and positions of increasing responsibility at Merck & Co., Inc. In addition to having previously served as a director of Onyx and NPS, Dr. Coles was formerly a director of CRISPR Therapeutics AG, Laboratory Corporation of America Holdings and Campus Crest Communities, Inc. Dr. Coles currently serves on the board of directors of McKesson Corporation and Regeneron Pharmaceuticals, Inc. and is a member of the Board of Trustees for Johns Hopkins University. He

previously served as a member of the board of directors of CRISPR Therapeutics AG. He is also a member of the Council for the Smithsonian’s National Museum of African American History and Culture in Washington, D.C.; a member of the Board of Trustees for The Metropolitan Museum of Art in New York City; a member of the Board of Directors of the Council on Foreign Relations, an independent, non-partisan membership organization, think tank, and publisher; and a member of the Harvard Medical School Board of Fellows. Dr. Coles earned a B.A. at Johns Hopkins University, a medical degree from Duke University, and a master’s degree in public health from Harvard University. He completed his cardiology and internal medicine training at Massachusetts General Hospital and was a research fellow at Harvard Medical School. Cerevel believes Dr. Coles is qualified to serve on its board of directors because of his extensive executive experience in its industry and his service as its Chief Executive Officer

Mark Bodenrader has served as Cerevel’s Vice President of Finance and Chief Accounting Officer since September 2019. Prior to joining Cerevel, from February 2007 to September 2019, Mr. Bodenrader held various roles of increasing responsibility at Biogen Inc., a publicly traded biotechnology company, most recently as corporate controller. Previously, he was head of internal audit at Heritage Property Investment Trust. From 2003 to 2004, Mr. Bodenrader served as manager, assurance and business advisory services at Grant Thornton LLP, after serving as assistant controller at Cabot Industrial Trust from 1998 to 2002. Mr. Bodenrader began his career in public accounting at Arthur Andersen, LLP. Mr. Bodenrader earned a B.S. in Finance and Accounting from Merrimack College, and is a Certified Public Accountant.

Kenneth DiPietro has served as Cerevel’s Chief Human Resources Officer since April 2019. Prior to joining Cerevel, Mr. DiPietro worked as the chief talent officer for Oak Hill Capital Partners from February 2018 to October 2018 and was also a senior advisor to several Polaris Ventures portfolio companies beginning in August 2017. Previously, he was a director at InVivo Therapeutics Holdings Corp. after serving as executive vice president of human resources at Biogen Inc. from February 2012 to September 2017. Earlier in his career, Mr. DiPietro held senior human resources roles with Lenovo Group Limited, Microsoft Corporation, and Dell Technologies. Mr. DiPietro also served in a range of human resource and general management positions over 19 years at PepsiCo. Mr. DiPietro earned a B.S. in Industrial and Labor Relations from Cornell University. He sits on the Dean’s Advisory Board at Cornell, the Peer Roundtable, the Boston Posse Advisory Board and advises a small number of technology startups focused on human resource management.

Orly Mishan has served as Cerevel’s Chief Business Officer since July 2019. Previously, from January 2017 to July 2019, Ms. Mishan served as a principal at Bain Capital Life Sciences. Prior to joining Bain Capital Life Sciences, Ms. Mishan held roles of increasing responsibility at Biogen Inc. from December 2015 to January 2017, most recently as the vice president of corporate strategy. From June 2004 to December 2015, Ms. Mishan held various leadership positions at Boston Scientific, most recently as director, global healthcare solutions. Ms. Mishan began her career as a business analyst at McKinsey & Company and transitioned to a role in the healthcare industry at Pfizer Pharmaceuticals. Ms. Mishan is an advisor to Bain Capital Life Sciences and a member of the board of directors at Kestra Medical Technologies. She earned a B.A. in economics and political science from Columbia University.

Bryan Phillips has served as Cerevel’s Chief Legal Officer since December 2019. Prior to joining Cerevel, from July 2005 to November 2019, Mr. Phillips held several positions of increasing responsibility at Surmodics, Inc., a publicly-traded medical technology company, most recently as the senior vice president, legal, human resources and information technology, general counsel and secretary. Previously, Mr. Phillips served as patent counsel at Guidant Corporation’s Cardiac Rhythm Management Group (now part of Boston Scientific) from 2001 to 2005. Mr. Phillips began his legal career at a Minneapolis-based intellectual property law firm. He currently serves as chair of the board of trustees for the Science Museum of Minnesota. Mr. Phillips earned a B.S. in mechanical engineering from the University of Kansas and a J.D. from the University of Minnesota Law School

John Renger, Ph.D. has served as Cerevel’s Chief Scientific Officer since May 2019. Prior to joining Cerevel, Dr. Renger served as vice president of research and development and regulatory affairs at Imbrium

Therapeutics L.P. from April 2018 to April 2019, and as head of clinical research and translational medicine at Purdue Pharma L.P. from August 2016 to April 2018. Previously, Dr. Renger held roles of increasing responsibility at Merck & Co. between October 2001 and August 2016, most recently serving as associate vice president. Dr. Renger was a postdoctoral fellow at the Massachusetts Institute of Technology Center for Learning and Memory and previously worked at the RIKEN Brain Science Institute in Japan. Dr. Renger earned his Ph.D. in biological sciences with a focus on neurogenetics at the University of Iowa where he also completed his B.S. in biology.

In accordance with the terms of the Proposed Certificate of Incorporation and Proposed Bylaws, the New Cerevel Board will be divided into three staggered classes of directors and each director will be assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2021 for Class I directors, 2022 for Class II directors and 2023 for Class III directors. Dr. Coles, Dr. Birnbaum and Mr. Gordon will be Class I directors, Mr. Giordano and Dr. Koppel will be Class II directors and Dr. Dekkers, Dr. Riedel and Ms. Sulzberger will be Class III directors.

Raymond Sanchez, M.D., has served as Cerevel’s Chief Medical Officer since January 2019. Previously, from November 2007 to January 2019, Dr. Sanchez held various roles of increasing responsibility at Otsuka Pharmaceutical Development and Commercialization, Inc., most recently as senior vice president, global clinical development. From June 2018 to January 2019, Dr. Sanchez served as the chief medical officer of Avanir Pharmaceuticals. Dr. Sanchez is currently the executive co-chair of the International Society for CNS Drug Development and trustee, member of the board of directors for the Connecticut Mental Health Center Foundation, Yale School of Medicine, as well as several other not-for-profit organizations. Dr. Sanchez received a bachelor’s degree from the Weinberg College of Arts and Sciences at Northwestern University and a medical degree from the Feinberg School of Medicine at Northwestern. He completed his residency training and fellowship in psychiatry at the Yale University Medical School, where he was also appointed as an instructor.

Kathleen Tregoning has served as Cerevel’s Chief Corporate Affairs Officer since July 2020. Prior to joining Cerevel, from February 2017 to March 2020, Ms. Tregoning served as Executive Vice President for External Affairs at Sanofi S.A., a French multinational pharmaceutical company, where she was responsible for leading an integrated organization that brought together market access, communications, public policy, government affairs, patient advocacy, and corporate social responsibility. Prior to joining Sanofi, Ms. Tregoning spent more than a decade at Biogen Inc., a multinational biotechnology company, first as Vice President, Public Policy & Government Affairs, from 2006 to 2015, and then as Senior Vice President, Corporate Affairs, from December 2015 to February 2017. Previously, Ms. Tregoning served as a professional staff member in the United States Congress, where she held health policy roles with the Senate Budget Committee, the House Energy & Commerce Committee, and the House Ways & Means Committee. Ms. Tregoning began her career with Andersen Consulting, where she developed business strategies and processes for clients in a range of industries, and later served as an Assistant Deputy Mayor for Policy & Budget in the office of the Mayor of Los Angeles. Ms. Tregoning graduated from Stanford University with a B.A. in International Relations and holds an M.A. in Public Policy from the Kennedy School of Government at Harvard University.

Kathy Yi has served as Cerevel’s Chief Financial Officer since June 2019. Ms. Yi has over 18 years of experience in corporate finance, including financial analysis in support of M&A transactions, licensing and other business development activities. Previously, Ms. Yi served as executive vice president, chief financial officer and secretary of Sangamo Therapeutics, Inc., from February 2017 to June 2019. Prior to Sangamo Therapeutics, Ms. Yi was head of finance at Novartis Pharmaceutical Corporation from February 2014 to February 2017. From 2007 to 2014, Ms. Yi held various financial management positions of increasing seniority at Life Technologies Corp., a biotech company that was acquired by Thermo Fisher Scientific in 2014, including finance leader, corporate FP&A from 2012 to 2014, director of finance, M&A/corporate development from 2010 to 2012 and director of finance, global manufacturing operations from 2007 to 2010. From 2001 to 2007, Ms. Yi held increasing roles of responsibilities in corporate finance at Intel Corporation. Ms. Yi earned her B.S. in Chemical Engineering from the University of California at Berkeley and an M.B.A. from Columbia Business School.

Directors

Following the Closing, it is expected that the New Cerevel Board will consist of up to ten (10) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of four directors and Class II and III each consisting of three directors. Pursuant to the Business Combination Agreement, the New Cerevel Board will consist of (i) eight (8) individuals designated by Cerevel prior to the mailing of this proxy statement to ARYA shareholders (all of whom are existing members of Cerevel’s board of directors), (ii) one vacant director position to be filled following the Effective Time in accordance with the Amended and Restated Registration and Shareholder Rights Agreement and the Proposed Governing Documents of New Cerevel and (iii) one director to be mutually agreed by Cerevel and Sponsor prior to December 15, 2020, which director shall be appointed by the New Cerevel Board to serve as a director on the New Cerevel Board promptly after such individual is mutually agreed.

Morris Birnbaum, M.D., Ph.D. has served as a member of Cerevel’s board of directors since September 2018. Since 2017, Dr. Birnbaum has served as the senior vice president and chief scientific officer of internal medicine at Pfizer Inc., where he previously served as senior vice president and chief scientific officer of CVMET from 2014 to 2017. Previously, Dr. Birnbaum served as a professor of medicine at the University of Pennsylvania from December 1994 to June 2014. Dr. Birnbaum was elected to membership in the American Society for Clinical Investigation and Association of American Physicians, and is a fellow of the American Association for the Advancement of Science. Dr. Birnbaum completed his undergraduate, graduate, and medical training at Brown University. He carried out clinical training in internal medicine at Barnes Hospital of Washington University School of Medicine and then performed postdoctoral studies at the University of California, San Francisco and Sloan-Kettering Cancer Institute. Cerevel believes Dr. Birnbaum is qualified to serve on its board of directors because of his scientific and industry experience in its field.

Marijn Dekkers, Ph.D. has served as a member of Cerevel’s board of directors since September 2018. Since May 2017, Dr. Dekkers has served as a founder and the chairman of Novalis LifeSciences LLC, an investment and advisory firm for the life science industry. From October 2010 to April 2016, Dr. Dekkers served as chief executive officer of Bayer AG in Leverkusen, Germany, and from 2002 to 2009, he was chief executive officer of Thermo Fisher Scientific. Dr. Dekkers currently serves on the board of directors of the Foundation for the National Institutes of Health, Georgetown University, Unilever and Quanterix Corporation. Dr. Dekkers received his Ph.D. and M.S. in chemical engineering from the University of Eindhoven and his bachelor’s degree in chemistry from the Radboud University, both in the Netherlands. Cerevel believes Dr. Dekkers is qualified to serve on its board of directors because of his extensive executive experience in its industry.

Douglas Giordano has served as a member of Cerevel’s board of directors since September 2018. Mr. Giordano is currently a senior vice president in Pfizer Inc.’s Worldwide Business Development Group, which he joined in 2007. Previously, Mr. Giordano held positions of increasing responsibility within Pfizer’s U.S. Pharmaceuticals commercial strategy and business development team. Before his U.S. pharmaceuticals operating role, Mr. Giordano worked in a mergers and acquisitions role within Pfizer’s Medical Technology Group. Prior to his role with the Medical Technology Group, Mr. Giordano held positions within Pfizer’s U.S. Pharmaceutical Group in finance and global manufacturing. Prior to joining Pfizer, Mr. Giordano was a consultant at Booz, Allen & Hamilton. From March 2017 to March 2019, Mr. Giordano served on the board of directors of ICU Medical, Inc. He currently serves on the board of directors of ViiV Healthcare Limited. Mr. Giordano earned a bachelor’s degree in biomedical engineering from Duke University and an M.B.A. from Cornell University’s Johnson School of Business. Cerevel believes Mr. Giordano is qualified to serve on its board of directors because of his industry experience in its field.

Christopher Gordon has served as a member of Cerevel’s board of directors since September 2018. Mr. Gordon is a managing director at Bain Capital. He joined the firm in 1997 and has significant experience in private equity investing, with a specialized focus in the healthcare sector. He currently leads Bain Capital’s North American healthcare team and is a member of the investment committee for the Bain Capital Life Sciences Fund. Prior to joining Bain Capital, he was a consultant at Bain & Company. Mr. Gordon has been actively involved in and served on the Board of Directors of a wide spectrum of prominent healthcare companies in which Bain Capital has made investments. These include HCA Inc., Quintiles Transnational Corporation, Grupo Notre Dame Intermedica, Air Medical Group Holdings Inc., Acadia Healthcare Company Inc., Beacon Health Options, Physio Control Inc., QuVa Pharmaceuticals, Waystar Inc., Aveanna and Surgery Partners. He is also a founding director of the Healthcare Private Equity Association. Mr. Gordon volunteers his time and support to a variety of charitable organizations and currently serves on the board of directors of Tenacity, Boston Medical Center Health Plan and Dana Farber Cancer Institute Board of Trustees. Mr. Gordon received a bachelor’s degree in economics from Harvard College, graduating magna cum laude, and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Cerevel believes Mr. Gordon is qualified to serve on its board of directors because of his experience as a director and public equity and growth private equity investor in pharmaceutical companies.

Adam Koppel, M.D., Ph.D. has served as a member of Cerevel’s board of directors since September 2018. Dr. Koppel is managing director of Bain Capital Life Sciences. He initially joined Bain Capital Public Equity in 2003, where he was a leader within the healthcare sector until 2014. From 2014 to 2016, Dr. Koppel was executive vice president of corporate development and chief strategy officer at Biogen, Inc. Prior to joining Bain Capital Public Equity in 2003, Dr. Koppel was an associate principal at McKinsey & Co in New Jersey where he served a variety of healthcare companies. Dr. Koppel sits on the board of directors of Solid Biosciences, Inc., Dicerna Pharmaceuticals, Inc., Aptinyx Inc., Foghorn Therapeutics, Inc and Viacyte, Inc. Dr. Koppel previously served on the board of directors of Trevena, Inc. and PTC Therapeutics, Inc. Dr. Koppel graduated magna cum laude from Harvard University with a bachelor’s and master’s degrees in history and science. He received an M.D. and Ph.D. in neuroscience from the University of Pennsylvania School of Medicine and an M.B.A. from The Wharton School at the University of Pennsylvania, where he was a Palmer Scholar. Cerevel believes Dr. Koppel is qualified to serve on its board of directors because of his background as an executive officer, director and public equity and growth private equity investor in pharmaceutical companies, as well as his scientific and medical background.

Norbert G. Riedel, Ph.D., has served as a member of Cerevel’s board of directors since December 2018. Since September 2015, Dr. Riedel has served as the president and chief executive officer of Aptinyx Inc., a biopharmaceutical company, where he also serves as a member of the board of directors. Dr. Riedel previously served as chief executive officer and president of Naurex Inc., the predecessor to Aptinyx Inc., from January 2014 to August 2015. From 2001 to January 2013, he served as corporate vice president and chief scientific officer of Baxter International Inc., a diversified healthcare company, where from 1998 to 2001, he also served as president and general manager of the recombinant therapeutic proteins business unit and vice president of research and development of the bioscience business unit. From 1996 to 1998, Dr. Riedel served as head of worldwide biotechnology and worldwide core research functions at Hoechst-Marion Roussel, now Sanofi, a global pharmaceutical company. Dr. Riedel served on the board of directors of Ariad Pharmaceuticals, Inc., an oncology company, from May 2011 until the company was acquired in February 2017. Dr. Riedel also serves on the board of directors of Jazz Pharmaceuticals plc, Eton Pharmaceuticals, Inc. and the Illinois Biotechnology Innovation Organization and is also a member of the Austrian Academy of Sciences. Dr. Riedel is an Adjunct Professor at Boston University School of Medicine and an Adjunct Professor of Medicine at Northwestern University’s Feinberg School of Medicine. Dr. Riedel previously served as an associate professor of medicine at Boston University School of Medicine and a visiting associate professor at the Massachusetts Institute of Technology. Dr. Riedel holds a diploma in biochemistry and a Ph.D. in biochemistry from the University of Frankfurt. Cerevel believes Dr. Riedel is qualified to serve on its board of directors because of his significant scientific, drug discovery and development, and commercial expertise with over 20 years of experience in the biotechnology and pharmaceutical industries.

Gabrielle Sulzberger has served as a member of Cerevel’s board of directors since June 2019. Ms. Sulzberger is currently a partner at Fontis Partners, a private equity fund, where she has served since 2014.

Ms. Sulzberger currently serves as the chairperson of the board of True Food Kitchen, as a member of the board of directors of Mastercard, Acorns Financial and Brixmor Property Group and as a board trustee of the Ford Foundation. Previously, Ms. Sulzberger served as the chairperson of the board of directors of Whole Foods Market and as a member of the board of directors of Teva Pharmaceuticals and Stage Stores. Ms. Sulzberger earned a bachelor’s degree from Princeton University, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School. Cerevel believes Ms. Sulzberger is qualified to serve on its board of directors because of her experience as a private equity investor as well as her experience as a director of a range of businesses and industries.

Director Independence

The rules of the Nasdaq require that a majority of the New Cerevel Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of ARYA or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. It is anticipated that each individual expected to serve on the New Cerevel Board upon consummation of the Business Combination, other than Dr. Coles, will qualify as an independent director under Nasdaq listing standards.

Committees of the Board of Directors

Following the consummation of the Business Combination, it is anticipated that the New Cerevel Board will have four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of Ms. Sulzberger, Mr. Giordano and Dr. Riedel, and Ms. Sulzberger is expected to serve as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes, and it is anticipated that each, other than Mr. Giordano, will qualify as independent directors for audit committee purposes under applicable rules. New Cerevel plans to rely on the phase-in rules of the SEC and Nasdaq with respect to the independence of its audit committee. These rules require that all members of New Cerevel’s audit committee meet the independence standard for audit committee membership by June 2021. Each of Ms. Sulzberger, Mr. Giordano and Dr. Riedel is financially literate and it is anticipated that each of Ms. Sulzberger, Mr. Giordano and Dr. Riedel will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Business Combination, our compensation committee will consist of at least three members of the New Cerevel Board, all of which will be independent directors. The members of the compensation committee are expected to be Dr. Dekkers, Dr. Koppel and a third director to be determined, and Dr. Dekkers is expected to serve as the chairperson of the compensation committee.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, our nominating and corporate governance committee will consist of at least three members of the New Cerevel Board, all of which will be independent directors. The members of the nominating and corporate governance committee are expected to be Mr. Gordon, Ms. Sulzberger and Mr. Giordano, and Mr. Gordon is expected to serve as the chairperson of the nominating and corporate governance committee.

Science and Technology Committee

Upon consummation of the Business Combination, we will establish a science and technology committee. The members of the science and technology committee are expected to be Dr. Riedel, Dr. Birnbaum and Dr. Koppel, and Dr. Riedel is expected to serve as the chairperson of the science and technology committee.

Guidelines for Selecting Director Nominees

Upon consummation of the Business Combination, New Cerevel will be subject to the terms of the Amended and Restated Registration and Shareholder Rights Agreement. For further details, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of the New Cerevel Board.

Executive Compensation

Following the Closing, New Cerevel intends to develop an executive compensation program that is designed to align compensation with New Cerevel’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. The executive compensation program may include an executive compensation plan for which the combined company would seek stockholder approval following the Closing.

Decisions on the executive compensation program will be made by the compensation committee of the New Cerevel Board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of ARYA ordinary shares as of the record date and of New Cerevel Common Stock immediately following consummation of the Business Combination by:

•	each person known by ARYA to be the beneficial owner of more than 5% of ARYA’s outstanding ordinary shares on the record date;

•	each person known by ARYA who may become beneficial owner of more than 5% of New Cerevel’s outstanding Common Stock immediately following the Business Combination;

•	each of ARYA’s current executive officers and directors;

•	each person who will become an executive officer or a director of New Cerevel upon consummation of the Business Combination;

•	all of ARYA’s current executive officers and directors as a group; and

•	all of New Cerevel’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of September 30, 2020. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of September 30, 2020 or subject to restricted stock units that vest within 60 days of September 30, 2020 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to ARYA, ARYA believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

			After Business Combination
	Prior to Business Combination(2)		Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination:
Joseph Edelman(5)	—	—	—	—	—	—
Adam Stone(6)	4,146,500	21.6%	4,146,500	3.3%	4,146,500	3.7%
Michael Altman(6)	4,146,500	21.6%	4,146,500	3.3%	4,146,500	3.7%
Konstantin Poukalov(5)	—	—	—	—	—	—
Jake Bauer(7)	30,000	*	30,000	*	30,000	*
Chad Robbins(7)	30,000	*	30,000	*	30,000	*
Todd Wider(7)	30,000	*	30,000	*	30,000	*
All directors and officers prior to the Business Combination (seven persons)	4,236,500	22.1%	4,236,500	3.3%	4,236,500	3.8%
Directors and officers after the Business Combination:
N. Anthony Coles, M.D.(8)	—	—	2,070,462	1.6%	2,070,462	1.8%
Mark Bodenrader(8)	—	—	22,645	*	22,645	*
Kenneth DiPietro(9)	—	—	186,823	*	186,823	*
Orly Mishan(8)	—	—	207,046	*	207,046	*

			After Business Combination
	Prior to Business Combination(2)		Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Bryan Phillips	—	—	—	—	—	—
John Renger, Ph.D.(8)	—	—	267,434	*	267,434	*
Raymond Sanchez, M.D.(8)	—	—	341,626	*	341,626	*
Kathleen Tregoning	—	—	—	—	—	—
Kathy Yi(8)	—	—	201,654	*	201,654	*
Morris Birnbaum, M.D., Ph.D.	—	—	—	—	—	—
Marijn Dekkers, Ph.D.(10)	—	—	28,570	*	28,570	*
Douglas Giordano	—	—	—	—	—	—
Christopher Gordon(11)	—	—	—	—	—	—
Adam Koppel, M.D., Ph.D.(12)	—	—	—	—	—	—
Norbert Riedel, Ph.D.(10)	—	—	14,285	*	14,285	*
Gabrielle Sulzberger(10)	—	—	14,285	*	14,285	*
All directors and officers after the Business Combination as a group (16 persons)	—	—	3,354,830	2.6%	3,354,830	2.9%
Five Percent Holders:
ARYA Sciences Holdings II(13)	4,146,500	21.6%	4,146,500	3.3%	4,146,500	3.7%
BC Perception Holdings, LP(14)	—	—	60,003,875	47.1%	60,003,875	53.3%
Pfizer Inc.(15)	—	—	27,388,387	21.5%	27,388,387	24.3%

*	Less than 1%

1.

Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is 51 Astor Place, 10th Floor, New York, NY 10003 and the business address of each of the directors and officers after the Business Combination is 131 Dartmouth Street, Suite 502, Boston, MA 02116.

2.

Prior to the Business Combination, the percentage of beneficial ownership of ARYA on the record date is calculated based on (i) 15,449,000 Class A ordinary shares and (ii) 3,737,500 Class B ordinary shares, in each case, outstanding as of such date.

3.

The expected beneficial ownership of New Cerevel immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs on September 30, 2020, is based on 127,450,173 shares of New Cerevel Common Stock outstanding as of such date, and consists of (i) 15,449,000 Class A ordinary shares that will convert into a like number of shares of New Cerevel Common Stock, (ii) 3,737,500 Class B ordinary shares that will convert into a like number of shares of New Cerevel Common Stock, (iii) 76,263,673 shares of New Cerevel Common Stock that will be issued to the holders of shares of common stock and preferred stock of Cerevel, and (iv) 32,000,000 shares of New Cerevel Common Stock that will be issued in the PIPE Financing or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement.

4.

The expected beneficial ownership of New Cerevel immediately upon consummation of the Business Combination, assuming all holders of ARYA’s public shares exercise their redemption rights in connection therewith (without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing) and the Closing occurs on September 30, 2020, is based on 112,500,173 shares of New Cerevel Common Stock outstanding as of such date, and consists of (i) 499,000 Class A ordinary shares that will convert into a like number of shares of New Cerevel Common Stock, (ii) 3,737,500 Class B ordinary shares that will convert into a like number of shares of New Cerevel Common Stock, (iii) 76,263,673 shares of New Cerevel Common Stock that will be issued to the holders of shares of common stock and preferred stock of Cerevel, and (iv) 32,000,000 shares of New Cerevel Common Stock that will be issued in the PIPE Financing or deemed issued in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement.

5.	Does not include any shares indirectly owned by this individual because of his ownership interest in ARYA’s Sponsor.

6.

The shares reported are held in the name of ARYA’s Sponsor. ARYA’s Sponsor is governed by a board of directors consisting of two directors, Messrs. Stone and Altman. As such, Messrs. Stone and Altman have voting and investment discretion with respect to the shares held of record by ARYA’s Sponsor and may be deemed to have shared beneficial ownership of such shares.

7.	Prior to the Business Combination, includes 30,000 Class B ordinary shares. Immediately upon consummation of the Business Combination, includes 30,000 shares of New Cerevel Common Stock.

8.	Consists solely of options exercisable within 60 days of September 30, 2020.

9.	Consists of (i) 172,538 options exercisable within 60 days of September 30, 2020 and (ii) 14,285 shares of New Cerevel Common Stock.

10.	Consists solely of shares of New Cerevel Common Stock.

11.

Does not include shares of New Cerevel Common Stock held by Bain Investor. Mr. Gordon, who will become a member of the New Cerevel Board, is a managing director of Bain Capital Investors, LLC, or BCI, the ultimate general partner of Bain Investor, and as a result, and by virtue of the relationships described in footnote 11 below, may be deemed to share beneficial ownership of the shares held by Bain Investor. The address for Mr. Gordon is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

12.

Does not include shares of New Cerevel Common Stock held by Bain Investor. Dr. Koppel, who will become a member of the New Cerevel Board, is a managing director of Bain Capital Life Sciences Investors, LLC, or BCLSI, which is the general partner of Bain Capital Life Sciences Fund, LP, or BCLSF, and, as a result, may be deemed to share beneficial ownership of the shares held by Bain Investor. The address for Dr. Koppel is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116.

13.

Prior to the Business Combination, includes (i) 3,647,500 Class B ordinary shares and (ii) 499,000 Class A ordinary shares underyling the private placement units. Does not include 166,333 Class A ordinary shares underyling private placement warrants that may not become exercisable within 60 days of the date hereof. Immediately upon consummation of the Business Combination, includes 4,146,500 shares of New Cerevel Common Stock. Does not include 166,333 shares of New Cerevel Common Stock underlying private placement warrants that may not become exercisable within 60 days of the date hereof.

14.

Immediately upon consummation of the Business Combination, includes (i) 50,003,875 shares of New Cerevel Common Stock received as an equityholder of Cerevel and (ii) 10,000,000 shares of New Cerevel Common Stock acquired in the PIPE Financing or deemed acquired in connection with any pre-funding by Bain Investor pursuant to its Subscription Agreement. Bain Capital Investors, LLC, or BCI, is the ultimate general partner of Bain Investor. As a result, BCI may be deemed to exercise voting and dispositive power with respect to the shares reported in the table above. Voting and investment decisions with respect to securities held by Bain Investor are made by the managing directors of BCI, of whom there are three or more and none of whom individually has the power to direct such decisions. The address of Bain Investor is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, Massachusetts 02116.

15.

Immediately upon consummation of the Business Combination, includes (i) 26,188,387 shares of New Cerevel Common Stock received as an equityholder of Cerevel and (ii) 1,200,000 shares of New Cerevel Common Stock acquired in the PIPE Financing. Dr. Birnbaum and Mr. Giordano, each of whom will become a member of the New Cerevel Board, are each employed by Pfizer. Neither Dr. Birnbaum nor Mr. Giordano has voting or dispositive power over the shares held by Pfizer and each of them disclaims beneficial ownership of all such shares. The address of Pfizer is 235 East 42nd Street, New York, New York 10017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—ARYA

Class B Ordinary Shares

On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of ARYA in consideration of 3,593,750 Class B ordinary shares. On June 4, 2020, ARYA effected share capitalization resulting in the initial shareholders holding 3,737,500 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor has agreed to forfeit up to 487,500 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriters in the initial public offering. The forfeiture would have been adjusted to the extent that the over-allotment option was not exercised in full by the underwriters in the initial public offering so that the Class B ordinary shares would represent 20.0% of ARYA’s issued and outstanding ordinary shares (excluding the private placement shares and assuming the initial shareholders did not purchase any units in the initial public offering) after the initial public offering. On June 9, 2020, the underwriters in the initial public offering exercised their over-allotment option; thus, these Class B ordinary shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of an initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of ARYA’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which ARYA completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 499,000 private placement units at a price of $10.00 per private placement unit in a private placement, generating gross proceeds of approximately $5.0 million.

The private placement units (including the private placement shares, the private placement warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of an initial business combination.

Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the private placement units were added to the proceeds from the initial public offering held in the Trust Account. If ARYA does not complete an initial business combination within the Combination Period, the private placement units and the underlying securities will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

On March 2, 2020, Sponsor agreed to loan ARYA an aggregate of up to $300,000 to cover expenses related to ARYA’s initial public offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the initial public offering. Sponsor paid an aggregate of approximately $250,000 to cover for expenses on ARYA’s behalf under the Note. On June 8, 2020, ARYA repaid the Note in full.

In addition, in order to finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans would be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination company at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. To date, ARYA had no outstanding borrowings under this arrangement.

Administrative Services Agreement

Effective June 4, 2020, ARYA entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of ARYA. ARYA incurred approximately $8,700 in general and administrative expenses in the accompanying unaudited condensed statements of operations for both the three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020.

ARYA Registration and Shareholder Rights Agreement

ARYA has previously entered into a registration and shareholder rights agreement pursuant to which its initial shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement units, the private placement shares, the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares.

Amended and Restated Registration and Shareholder Rights Agreement

At the Closing, New Cerevel intends to enter into the Amended and Restated Registration and Shareholder Rights Agreement, pursuant to which, among other things, the Perceptive Shareholders, the Bain Investor and Pfizer (a) will agree not to effect any sale or distribution of any equity securities of New Cerevel held by any of them during the lock-up period described therein, (b) will be granted certain registration rights with respect to their respective shares of New Cerevel Common Stock and (c) will have certain rights to designate directors to the New Cerevel Board, in each case, on the terms and subject to the conditions therein. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

PIPE Financing

At Closing, Perceptive PIPE Investor will purchase $30,000,000 of New Cerevel Common Stock in a private placement. The funds from such private placement will be used as part of the consideration to New Cerevel’s equityholders in connection with the Business Combination, and any excess funds from such private placement would be used for working capital in New Cerevel. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Certain Relationships and Related Person Transactions—Cerevel

Other than as described above under “Business Combination Proposal—Related Agreements,” the compensation agreements and other arrangements described under the sections entitled “Executive Compensation” and “Director Compensation” in this proxy statement/prospectus and the transactions described below, since its Inception, there has not been and there is not currently proposed, any transaction or series of similar transactions to which:

•	Cerevel was, or will be, a participant;

•	the amount involved exceeded, or will exceed, $120,000; and

•

in which any director, executive officer, holder of 5% or more of any class of its capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Pfizer License Agreement

On August 13, 2018, Cerevel entered into the Pfizer License Agreement with Pfizer, a holder of 5% or more of its capital stock, pursuant to which Cerevel was granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how, to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of its asset portfolio, subject to the terms and conditions of the Pfizer License Agreement. See the section entitled “Information about Cerevel—Pfizer License Agreement” for additional details on the Pfizer License Agreement.

As partial consideration for the licensed assets, Cerevel issued Pfizer 3,833,333.33 shares of Series A-2 Preferred Stock with an estimated fair value of $100.4 million, or $26.20 per share. See the section entitled “—Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock Financing” below. Cerevel also reimbursed $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total initial consideration to $111.4 million.

Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock Financing

On August 13, 2018, in connection with the Pfizer License Agreement, Cerevel entered into the Stock Purchase Agreement pursuant to which Cerevel sold (i) Bain Investor an aggregate of (x) 6,900,000 shares of Series A-1 Preferred Stock at a purchase price of $10.00 per share and (y) 4,600,000 shares of Series A Common Stock at a purchase price of $10.00 per share, and (ii) Pfizer 3,833,333.33 shares of Series A-2 Preferred Stock in consideration for the transactions contemplated by the Pfizer License Agreement (see the section entitled “—Pfizer License Agreement” above). In July 2019, Cerevel issued and sold an aggregate of 3,450 shares of its Series A-1 Preferred Stock and 2,300 shares of its Series A Common Stock to Bain Investor at a purchase price of $10.00 per share, for aggregate consideration of $57,500. In December 2019, Cerevel issued and sold an aggregate of 4,204,075 shares of Series A-1 Preferred Stock and 1,795,925 shares of Series A Common Stock to Bain Investor at a purchase price of $10.00 per share, for aggregate consideration of $60.0 million. In July 2020, Cerevel issued and sold an aggregate of 1,750,000 shares of Series A-1 Preferred Stock and 750,000 shares of Series A Common Stock to Bain Investor at a purchase price of $10.00 per share, for aggregate consideration of $25.0 million.

The following table summarizes purchases of its Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock by related persons in these transactions:

5% Stockholder	Series A-1 Preferred Stock (#)	Total Purchase Price ($)	Series A-2 Preferred Stock (#)	Total Purchase Price ($)		Series A Common Stock (#)	Total Purchase Price ($)
Bain Investor(1)	12,857,525	128,575,250	—	—		7,148,225	71,482,250
Pfizer(2)	—	—	3,833,333.33	—	(3)	—	—

(1)

Bain Investor is a holder of 5% or more of its capital stock. Bain Capital Investors, LLC, or BCI, is the ultimate general partner of Bain Investor. Mr. Gordon, who is one of its directors, is a managing director of BCI and, as a result, may be deemed to share beneficial ownership of the shares held by Bain Investor Dr. Koppel, who is one of its directors, is a managing director of Bain Capital Life Sciences Investors, LLC, or BCLSI, which is the general partner of Bain Capital Life Sciences Fund, LP, or BCLSF. As a result, Dr. Koppel may be deemed to share beneficial ownership of the shares held by Bain Investor.

(2)

Pfizer is a holder of 5% or more of its capital stock. Dr. Birnbaum and Mr. Giordano, each a member of its board of directors, are each employed by Pfizer. Neither Dr. Birnbaum nor Mr. Giordano has voting or dispositive power over the shares held by Pfizer and each of them disclaims beneficial ownership of all such shares.

(3)

As consideration for the licensed assets, Cerevel issued Pfizer 3,833,333.33 shares of its Series A-2 Preferred Stock with an estimated fair value of $100.4 million, or $26.20 per share, Cerevel reimbursed $11.0 million of direct expenses related to the Pfizer License Agreement, and Cerevel agreed to make payments upon satisfaction of regulatory approval and commercial milestones and to pay Pfizer tiered royalties on aggregate net sales on applicable products under the Pfizer License Agreement.

Stock Purchase Agreement

The Stock Purchase Agreement that Cerevel entered into in connection with its initial financing provides, among other things, that:

•

if Cerevel has not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing, subsequent financings and from this transaction and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of its common stock such that the Financing Threshold is met;

•

if at any time prior to the Financing Threshold having been met, its cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of its Series A-1 Preferred Stock and Series A Common Stock that allows Cerevel to maintain a reasonable level of cash to fund its operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

Pursuant to the Business Combination Agreement and the Cerevel Shareholder Transaction Support Agreements, Cerevel, Bain Investor and Pfizer have agreed to terminate the Stock Purchase Agreement at the Closing.

Stockholders’ Agreement

In connection with the initial financing, Cerevel entered into the Stockholders’ Agreement with Bain Investor and Pfizer. The Stockholders’ Agreement, among other things, provides the terms for the constituency of directors. Pursuant to the terms of the Stockholders’ Agreement, the following directors were elected to serve as members on its board of directors and, as of the date of this proxy statement/prospectus, continue to so serve: N. Anthony Coles, Morris Birnbaum, Marijn Dekkers, Douglas Giordano, Christopher Gordon, Adam Koppel, Norbert Riedel and Gabrielle Sulzberger. Dr. Coles was selected to serve on its board of directors as Cerevel’s Chief Executive Officer and Chairperson; Dr. Birnbaum and Mr. Giordano were selected to serve on its board of directors as designated by Pfizer; and Mr. Gordon, Dr. Koppel and Ms. Sulzberger were selected to serve on Cerevel’s board of directors by Bain Investor. In addition, Drs. Dekkers and Riedel were selected to serve on its board of directors by Bain Investor, subject to the written consent of Pfizer, as directors who are not affiliated with any investor, and possess relevant industry experience. Bain Investor has the right to designate a fourth director pursuant to the Stockholders’ Agreement but has not elected a fourth director to date.

Each of Bain Investor and Pfizer’s right to appoint directors is subject to continued ownership of shares of its securities. With respect to Bain Investor, for so long as Bain Investor holds an amount of its equity securities that is equal to 50% or more of the amount of securities it held at the closing of the Stock Purchase Agreement, it shall be entitled to select four directors, with such right (i) decreasing to three directors at such time when Bain Investor holds an amount of its equity securities that is equal to or greater than 35% but less than 50% of the amount of securities it held at the closing of the Stock Purchase Agreement; (ii) decreasing to two directors at such time when Bain Investor holds an amount of its equity securities that is equal to or greater than 20% but less than 35% of the amount of securities it held at the closing of the Stock Purchase Agreement; (iii) decreasing to one director at such time when Bain Investor holds an amount of its equity securities that is equal to or greater than 5% but less than 20% of the amount of securities it held at the closing of the Stock Purchase Agreement; and (iv) terminating at such time when Bain Investor holds an amount of its equity securities that is less than 5% of the amount of securities it held at the closing of the Stock Purchase Agreement. With respect to Pfizer, for so long as Pfizer holds an amount of its equity securities that is equal to 50% or more of the amount of securities it held at the closing of the Stock Purchase Agreement, it shall be entitled to select two directors, with such right (i) decreasing to one director at such time when Pfizer holds an amount of its equity securities that is equal to or greater than 20% but less than 50% of the amount of securities it held at the closing of the Stock Purchase Agreement; and (ii) terminating at such time when Pfizer holds an amount of its equity securities that is less than 20% of the amount of securities it held at the closing of the Stock Purchase Agreement. Additionally, for so long as Bain Investor holds an amount of its equity securities that is equal to 60% or more of the amount of securities it held at the closing of the Stock Purchase Agreement, it shall be entitled, with the written consent of Pfizer, to select two unaffiliated directors to its board of directors. The respective rights of Bain Investor and Pfizer to appoint directors to its board of directors will survive the completion of this transaction and directors previously elected to its board of directors pursuant to the Stockholders’ Agreement will continue to serve as directors until their successors are elected and qualified or until their earlier death, resignation, removal or disqualification.

In addition, pursuant to the Stockholders’ Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) Bain Investor and Pfizer, (ii) any member of its board of directors, non-voting observer or any officer who is not its or its subsidiaries’ full-time employee or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of Bain Investor or Pfizer who is not its or its subsidiaries’ full-time employee (any such person listed in (i), (ii) or (iii) being referred to herein as an External Party). Therefore, Cerevel renounced any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

Pursuant to the Business Combination Agreement and the Cerevel Shareholder Transaction Support Agreements, Cerevel, Bain Investor and Pfizer have agreed to terminate the Stockholders’ Agreement at the Closing.

Registration Rights Agreement

In connection with the initial financing, Cerevel entered into a registration rights agreement with Bain Investor and Pfizer, or the Registration Rights Agreement. Pursuant to the Business Combination Agreement and the Cerevel Shareholder Transaction Support Agreements, Cerevel, Bain Investor and Pfizer have agreed to terminate the Registration Rights Agreement at the Closing.

Management Agreement

In connection with the initial financing, Cerevel entered into a management agreement, or the Management Agreement, with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, which are entities related to Bain Investor. The Management Agreement, among other things:

•	obligates Cerevel to pay such entities a non-refundable quarterly fee of $250,000; and

•

obligates Cerevel to pay such entities, in the aggregate, a $5.0 million fee upon the completion of a qualified public offering or change of control transaction, less any quarterly fees previously paid to such entities.

Cerevel will pay the remaining approximately $3.0 million of management fees payable under the Management Agreement upon the closing of the Business Combination. No additional fees shall be payable pursuant to the Management Agreement following the closing of the Business Combination. Following the Closing of the Business Combination, New Cerevel expects to enter into a new management agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP providing for the expense reimbursement and indemnification of such entities.

Consulting Agreement

Prior to his joining Cerevel as its Chief Human Resources Officer, Cerevel was party to a consulting agreement with Ken DiPietro pursuant to which Cerevel paid Mr. DiPietro approximately $250,000 in fees for services and expense reimbursement and granted him 5,000 options to purchase its common stock in consideration for human resources planning services. Such consulting agreement terminated automatically once Mr. DiPietro joined Cerevel as an employee in April 2019.

Policies for Approval of Related Party Transactions

Cerevel’s board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its capital stock and their affiliates, each a related party. Prior to this transaction, the material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by Cerevel’s board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, New Cerevel will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Cerevel or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of New Cerevel’s officers or one of New Cerevel’s directors;

•	any person who is known by New Cerevel to be the beneficial owner of more than five percent (5%) of its voting stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New Cerevel will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

ARYA is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Cerevel, your rights will differ in some regards as compared to when you were a shareholder of ARYA.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ARYA and New Cerevel according to applicable law and/or the organizational documents of ARYA and New Cerevel. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Cerevel attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to ARYA and New Cerevel.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have	Minority shareholders that dissent from a Cayman Islands statutory

	Delaware	Cayman Islands
	appraisal rights in connection with a merger.	merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW CEREVEL SECURITIES

The following summary of certain provisions of New Cerevel securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital consists of 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock. We expect to have approximately 127,450,173 shares of New Cerevel Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of ARYA’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and 112,500,173 shares of New Cerevel Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of ARYA public shares have exercised redemption rights with respect to all shares (without giving effect to the ARYA Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing).

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

New Cerevel Common Stock

Voting rights. Each holder of New Cerevel Common Stock will be entitled to one (1) vote for each share of New Cerevel Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation or by applicable law, the holders of New Cerevel Common Stock will not be entitled to vote on any amendment to our Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Cerevel Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Cerevel Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of shares of New Cerevel Common Stock will be entitled to receive ratably, in proportion to the number of shares of New Cerevel Common Stock held by them, such dividends and other distributions in cash, stock or property of New Cerevel when, as and if declared thereon by the New Cerevel Board from time to time out of assets or funds of New Cerevel legally available therefor.

Rights upon liquidation. Subject to the rights of holders of New Cerevel Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New Cerevel Preferred Stock ranking senior to the shares of New Cerevel Common Stock upon such dissolution, liquidation or winding up, if any, New Cerevel’s remaining net assets will be distributed to the holders of shares of New Cerevel Common Stock and the holders of shares of any other class or series ranking equally with the shares of New Cerevel Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Other rights. No holder of shares of New Cerevel Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are

no redemption or sinking fund provisions applicable to the New Cerevel Common Stock. The rights, preferences and privileges of holders of the New Cerevel Common Stock will be subject to those of the holders of any shares of the New Cerevel Preferred Stock that New Cerevel may issue in the future.

Preferred Stock

The New Cerevel Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Cerevel Preferred Stock could have the effect of decreasing the trading price of New Cerevel Common Stock, restricting dividends on the capital stock of New Cerevel, diluting the voting power of the New Cerevel Common Stock, impairing the liquidation rights of the capital stock of New Cerevel, or delaying or preventing a change in control of New Cerevel.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, the number of directors of the New Cerevel Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Cerevel Board, but shall initially consist of ten (10) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of four (4) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New Cerevel Board.

Except as the DGCL or the Amended and Restated Registration and Shareholder Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of New Cerevel Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Cerevel Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of New Cerevel Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock (as defined below) of New Cerevel then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Proposed Certificate of Incorporation. Subject to the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, in case the New Cerevel Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Cerevel, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Cerevel Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New Cerevel Preferred Stock.

For more information on the Amended and Restated Registration and Shareholder Rights Agreement, see the section entitled “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New Cerevel Common Stock (or units or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Cerevel Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Cerevel Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Cerevel by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Cerevel Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Cerevel Preferred Stock, special meetings of the stockholders of New Cerevel, for any purpose or purposes, may be called only (i) by a majority of the New Cerevel Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New Cerevel’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Cerevel Board or of any committee thereof may be taken without a meeting, if all members of the New Cerevel Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Cerevel Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of New Cerevel’s stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of the outstanding shares of each class entitled to vote thereon as a class:

•	the provisions regarding the size of the New Cerevel Board and the election of directors pursuant to the Amended and Restated Registration and Shareholder Rights Agreement;

•	the provisions prohibiting stockholder actions without a meeting;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability of directors of New Cerevel;

•	the provisions regarding the election not to be governed by Section 203 of the DGCL;

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New Cerevel Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New Cerevel Board) or (B) without the approval of the New Cerevel Board, by the affirmative vote of the holders of 66-2⁄3% of the outstanding voting stock of New Cerevel entitled to vote on such amendment or repeal, voting as a single class, provided that if the New Cerevel Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Proposed Certificate of Incorporation, New Cerevel opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Proposed Certificate of Incorporation contains similar provisions providing that New Cerevel may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Proposed Certificate of Incorporation provides that (1) investment funds affiliated with Bain Capital Investors, LLC or Bain Capital Life Sciences Investors, LLC and their respective successors, transferees and affiliates, or (2) any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the New Cerevel (provided, that such person shall be an “interested stockholder” if such thereafter such person acquires additional shares of voting stock of Cerevel, except as a result of further corporate actions not caused by such person) do not constitute “interested stockholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of the directors of New Cerevel to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Cerevel or any of its subsidiaries or was serving at New Cerevel’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Bylaws require, to the fullest extent permitted by law, unless New Cerevel consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New Cerevel, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws, actions to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws and actions asserting a claim against New Cerevel governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits New Cerevel by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Proposed Bylaws require that, unless New Cerevel consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. New Cerevel has chosen the United States District Court for the District of Massachusetts as the exclusive forum for such Securities Act causes of action because New Cerevel’s principal executive officers are located in Cambridge, Massachusetts.

Warrants

New Cerevel Public Warrants

Each New Cerevel whole warrant entitles the registered holder to purchase one share of New Cerevel at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of ARYA’s initial public offering and 30 days after the completion of the Business Combination, provided in each case that New Cerevel has an effective registration statement under the Securities Act covering the New Cerevel Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Cerevel Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Cerevel Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Cerevel Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Cerevel Common Stock upon exercise of a warrant unless the share of New Cerevel Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Cerevel Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the shares of New Cerevel Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Cerevel Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of New Cerevel Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of New Cerevel Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the New Cerevel Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Cerevel Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of New Cerevel Common Stock, except as otherwise described below;

•

if, and only if, the closing price of the shares of New Cerevel equals or exceeds $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;

•	if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of New Cerevel Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Cerevel Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of New Cerevel Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New Cerevel Common Stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date	Fair Market Value of Class A Ordinary Shares
(period to expiration of warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.365
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.365
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.365
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.365
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.365
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.365
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.365
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.365
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.365
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.365
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.365
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.365
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.365
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.365
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.365

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Cerevel Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of New Cerevel Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Cerevel Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of New Cerevel Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Cerevel Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.365 shares of New Cerevel Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Cerevel Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New Cerevel Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Cerevel Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of New Cerevel Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of New Cerevel Common Stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Cerevel Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Cerevel Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Cerevel Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Cerevel Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Cerevel Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Cerevel Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Cerevel Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Cerevel Common Stock, New Cerevel (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

If we call the warrants for redemption when the price per share of New Cerevel Common Stock equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of New Cerevel Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Cerevel Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the shares of New Cerevel Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Cerevel Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management team does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New Cerevel Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of New Cerevel Common Stock is increased by a capitalization or share dividend payable in shares of New Cerevel Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Cerevel Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of New Cerevel Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Cerevel Common Stock equal to the product of (i) the number of shares of New Cerevel Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Cerevel Common Stock) and (ii) one minus the quotient of (x) the price per shares of New Cerevel Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of New Cerevel Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Cerevel Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Cerevel Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of New Cerevel Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Cerevel Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Cerevel Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of shares of New Cerevel Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Cerevel Common Stock in respect of such event.

If the number of outstanding shares of New Cerevel Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of share of New Cerevel Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Cerevel Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Cerevel Common Stock.

Whenever the number of shares of New Cerevel Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Cerevel Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Cerevel Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Cerevel Common Stock (other than those described above or that solely affects the par value of such shares of New Cerevel Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Cerevel Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Cerevel Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Cerevel Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New Cerevel Common Stock in such a transaction is payable in the form of shares of New Cerevel Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in ARYA’s prospectus for its initial public offering, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of New Cerevel Common Stock and any voting rights until they exercise their warrants and receive shares of New Cerevel Common Stock.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Cerevel Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of New Cerevel Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of New Cerevel Common Stock equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Cerevel Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Cerevel Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of New Cerevel Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.

Transfer Agent and Warrant Agent

The transfer agent for New Cerevel Common Stock and warrant agent for the New Cerevel public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW CEREVEL COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Cerevel Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Cerevel at the time of, or at any time during the three months preceding, a sale and (ii) New Cerevel is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Cerevel was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Cerevel Common Stock shares for at least six months but who are affiliates of New Cerevel at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Cerevel Common Stock then outstanding; or

•	the average weekly reported trading volume of the New Cerevel Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Cerevel under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Cerevel.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New Cerevel will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Cerevel’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Cerevel’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Cerevel Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Cerevel Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New Cerevel’s Proposed Bylaws. To be timely for New Cerevel’s annual meeting of stockholders, New Cerevel’s secretary must receive the written notice at New Cerevel’s principal executive offices:

•	not later than the 90th day; and

•	not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Cerevel’s 2021 annual meeting) or New Cerevel holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the New Cerevel Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Cerevel begins to print and send out its proxy materials for such 2021 annual meeting (and New Cerevel will publicly disclose such date when it is known).

Stockholder Director Nominees

New Cerevel’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Cerevel’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Cerevel’s secretary in accordance with New Cerevel’s Proposed Bylaws, which, in general, require that the notice be received by New Cerevel’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the ARYA Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ARYA Sciences Acquisition Corp II, 51 Astor Place, 10th Floor, New York, New York 10003. Following the Business Combination, such communications should be sent in care of New Cerevel, 131 Dartmouth Street, Suite 502, Boston, MA 02116. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of New Cerevel offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of ARYA Sciences Acquisition Corp II as of June 9, 2020 and for the period from February 20, 2020 (inception) through June 9, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cerevel Therapeutics, Inc. at December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from July 23, 2018 (Inception) to December 31, 2018, included in the Proxy Statement of ARYA Sciences Acquisition Corp II, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, ARYA and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ARYA’s annual report to shareholders and ARYA’s proxy statement. Upon written or oral request, ARYA will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ARYA delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ARYA delivers single copies of such documents in the future. Shareholders may notify ARYA of their requests by calling or writing ARYA at its principal executive offices at 51 Astor Place, 10th Floor, New York, New York 10003 or (212) 284-2300.

ENFORCEABILITY OF CIVIL LIABILITY

ARYA is a Cayman Islands exempted company. If ARYA does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ARYA. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ARYA in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ARYA may be served with process in the United States with respect to actions against ARYA arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ARYA’s securities by serving ARYA’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for ARYA’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

ARYA has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

ARYA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ARYA at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, ARYA’s corporate website at https://www.perceptivelife.com/arya2. ARYA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to ARYA has been supplied by ARYA, and all such information relating to Cerevel has been supplied by Cerevel. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: ARYB.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than October 19, 2020.

All information contained in this document relating to ARYA has been supplied by ARYA and all such information relating to Cerevel has been supplied by the Cerevel Shareholders. Information provided by ARYA or Cerevel does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of ARYA Sciences Acquisition Corp II	F-2
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of June 9, 2020	F-3
Statement of Operations for the period from February 20, 2020 (inception) through June 9, 2020	F-4
Statement of Changes in Shareholders’ Equity for the period from February 20, 2020 (inception) through June 9, 2020	F-5
Statement of Cash Flows for the period from February 20, 2020 (inception) through June 9, 2020	F-6
Notes to Financial Statements	F-7

Interim Financial Statements of ARYA Sciences Acquisition Corp II
Unaudited Condensed Balance Sheet as of June 30, 2020	F-19
Unaudited Condensed Statements of Operations for the three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020	F-20
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020	F-21
Unaudited Condensed Statements of Cash Flows for the period from February 20, 2020 (inception) through June 30, 2020	F-22
Notes to Unaudited Condensed Financial Statements	F-23

Audited Financial Statements of Cerevel Therapeutics, Inc.
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Balance Sheets	F-38
Consolidated Statements of Operations and Comprehensive Loss	F-39
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-40
Consolidated Statements of Cash Flows	F-41
Notes to Consolidated Financial Statements	F-42

Interim Financial Statements of Cerevel Therapeutics, Inc.
Condensed Consolidated Balance Sheets	F-70
Condensed Consolidated Statements of Operations and Comprehensive Loss	F-71
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-72
Condensed Consolidated Statements of Cash Flows	F-73
Notes to Condensed Consolidated Financial Statements	F-74

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

ARYA Sciences Acquisition Corp II

Opinion on the Financial Statement

We have audited the accompanying balance sheet of ARYA Sciences Acquisition Corp II (the “Company”) as of June 9, 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from February 20, 2020 (inception) through June 9, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 9, 2020, and the results of its operations and its cash flows for the period from February 20, 2020 (inception) through June 9, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

August 5, 2020

ARYA SCIENCES ACQUISITION CORP II

BALANCE SHEET

JUNE 9, 2020

Assets:
Current assets:
Cash	$1,399,981
Prepaid expenses	371,800

Total current assets	1,771,781
Cash held in Trust Account	149,500,000

Total assets	$151,271,781

Liabilities and Shareholders’ Equity:
Current liabilities:
Accrued expenses	$275,000
Accounts payable	121,728

Total current liabilities	396,728
Deferred underwriting commissions	5,232,500

Total liabilities	5,629,228

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 14,064,255 shares subject to possible redemption at $10.00 per share	140,642,550

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 1,384,745 shares issued and outstanding (excluding 14,064,255 shares subject to possible redemption)	139
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,737,500 shares issued and outstanding	374
Additional paid-in capital	5,056,597
Accumulated deficit	(57,107)

Total shareholders’ equity	5,000,003

Total Liabilities and Shareholders’ Equity	$151,271,781

The accompanying notes are an integral part of these financial statements

ARYA SCIENCES ACQUISITION CORP II

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 20, 2020 (INCEPTION) THROUGH JUNE 9, 2020

General and administrative expenses	$57,107

Net loss	$(57,107)

Weighted average shares outstanding of Class A ordinary shares	15,449,000

Basic and diluted net income per share, Class A	$—

Weighted average shares outstanding of Class B ordinary shares	3,737,500

Basic and diluted net loss per share, Class B	$(0.02)

The accompanying notes are an integral part of these financial statements

ARYA SCIENCES ACQUISITION CORP II

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM FEBRUARY 20, 2020 (INCEPTION) THROUGH JUNE 9, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—February 20, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,737,500	374	24,626	—	25,000
Sale of units in initial public offering, gross	14,950,000	1,495	—	—	149,498,505	—	149,500,000
Offering costs	—	—	—	—	(8,815,340)	—	(8,815,340)
Sale of private placement units to Sponsor in private placement	499,000	50	—	—	4,989,950	—	4,990,000
Shares subject to possible redemption	(14,064,255)	(1,406)	—	—	(140,641,144)	—	(140,642,550)
Net loss	—	—	—	—	—	(57,107)	(57,107)

Balance—June 9, 2020	1,384,745	$139	3,737,500	$374	$5,056,597	$(57,107)	$5,000,003

The accompanying notes are an integral part of these financial statements

ARYA SCIENCES ACQUISITION CORP II

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 20, 2020 (INCEPTION) THROUGH JUNE 9, 2020

Cash Flows from Operating Activities:
Net loss	$(57,107)
Changes in operating assets and liabilities:
Prepaid expenses	(371,800)
Accounts payable	4,094

Net cash used in operating activities	(424,813)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(149,500,000)

Net cash used in investing activities	(149,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	250,000
Repayment of note payable to related party	(250,000)
Proceeds received from initial public offering, gross	149,500,000
Proceeds received from private placement	4,990,000
Offering costs paid	(3,165,206)

Net cash provided by financing activities	151,324,794

Net change in cash	1,399,981
Cash—beginning of the period	—

Cash—end of the period	$1,399,981

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accounts payable	$117,634
Offering costs included in accrued expenses	$275,000
Deferred underwriting commissions	$5,232,500
Value of Class A ordinary shares subject to possible redemption	$140,642,550

The accompanying notes are an integral part of these financial statements

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NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

ARYA Sciences Acquisition Corp II (the “Company” or “ARYA”) was incorporated as a Cayman Islands exempted company on February 20, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 9, 2020, the Company had not commenced any operations. All activity for the period from February 20, 2020 (inception) through June 9, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is ARYA Sciences Holdings II, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 4, 2020. On June 9, 2020, the Company consummated its Initial Public Offering of 14,950,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 1,950,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 499,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of approximately $5.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $149.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”) and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion

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NOTES TO FINANCIAL STATEMENTS

of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will adopt upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares, private placement shares (the “Private Placement Shares”) underlying the Private Placement Units and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or June 9, 2022 (the “Combination Period”) or with respect to any other provision relating to the

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NOTES TO FINANCIAL STATEMENTS

rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate a Business Combination within the Combination Period.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On July 29, 2020, the Company entered into a business combination agreement (“Business Combination Agreement”) by and among the Company, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”), and Cerevel Therapeutics, Inc., a Delaware corporation (“Cerevel”)., as disclosed in the Form 8-K filed with the SEC on July 30, 2020. The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) ARYA will become a Delaware corporation (the “Domestication”)

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

and, in connection with the Domestication, (A) ARYA’s name will be changed to “Cerevel Therapeutics Holdings, Inc.”, (B) each outstanding Class A ordinary share of ARYA and each outstanding Class B ordinary share of ARYA will become one share of common stock of ARYA (the “ARYA Common Stock”), and (C) each outstanding warrant of ARYA will become one warrant to purchase one share of ARYA Common Stock; and (ii) following the Domestication, Cassidy Merger Sub will merge with and into Cerevel, with Cerevel as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of ARYA (the “Merger”).

Liquidity

As of June 9, 2020, the Company had approximately $1.4 million in its operating bank account, and working capital of approximately $1.4 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares, the loan proceeds of $250,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on June 8, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 9, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

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NOTES TO FINANCIAL STATEMENTS

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 9, 2020.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 9, 2020, 14,064,255 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net income (loss) per ordinary shares

Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and private placement warrants underlying the Private Placement Units to purchase an aggregate of 5,149,666 Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations include a presentation of loss per share for ordinary shares subject to redemption in a manner similar to the two class method of income per share. Net loss per share, basic and diluted for Class A ordinary shares for the period from February 20, 2020 (inception) through June 9, 2020 are calculated by dividing the income in investment on the Trust Account by the weighted average number of Class A ordinary shares outstanding for the period. As of June 9, 2020, the Company had no income in investment on the Trust Account.

Net loss per share, basic and diluted for Class B ordinary shares for the period from February 20, 2020 (inception) through June 9, 2020 are calculated by dividing the net loss of approximately $57,000, less net loss attributable to Class A ordinary shares of $0, resulted to a net loss of approximately $57,000 by the weighted average number of Class B ordinary shares outstanding for the period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 9, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 9, 2020, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On June 9, 2020, the Company consummated its Initial Public Offering of 14,950,000 Units at a price of $10.00 per Unit, including 1,950,000 additional Units to cover the Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 3,593,750 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On June 4, 2020, the Company effected share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor has agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any units in the Initial Public Offering) after the Initial Public Offering. On June 9, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 499,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement, generating gross proceeds of approximately $5.0 million.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of the initial Business Combination.

Each whole private placement warrant underlying the Private Placement Units (the “Private Placement Warrants”) is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units and the underlying securities will expire worthless. The Private Placement Warrants will be non-redeemable (except as described in Note 6 below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Related Party Loans

On March 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $250,000 under the Note, and fully repaid this amount on June 8, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no outstanding borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date that the Company’s securities are first listed on the Nasdaq through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company will reimburse the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month.

Forward Purchase Arrangement

The Sponsor has indicated an interest to purchase up to an aggregate of $25.0 million of the Company’s ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

Combination. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it has indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans), will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the Company’ s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,950,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 9, 2020, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $3.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $5.2 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 9, 2020, there were no preference shares issued or outstanding.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

Class A Ordinary Shares—The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 9, 2020, there were 15,449,000 Class A ordinary shares issued or outstanding, including 14,064,255 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 4, 2020, the Company effected a share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares, of which up to 487,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders will collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any units in the Initial Public Offering) (See Note 4). All shares and the associated amounts have been retroactively restated to reflect the share capitalization. On June 9, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture. As of June 9, 2020, there were 3,737,500 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares) upon the consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement. If a registration statement

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company (except as described below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares (a) equals or exceeds $10.00 per Public Share and (b) is less than $18.00 per Public Share (in each case, as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants;

•

if, and only if, there is an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring after the balance sheet date through the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statement and has concluded that, except as disclosed in Note 1, all such events that would require recognition or disclosure have been recognized or disclosed.

ARYA SCIENCES ACQUISITION CORP II

UNAUDITED CONDENSED BALANCE SHEET

JUNE 30, 2020

Assets:
Current assets:
Cash	$1,263,136
Prepaid expenses	369,516

Total current assets	1,632,652
Marketable securities held in Trust Account	149,486,587

Total assets	$151,119,239

Liabilities and Shareholders’ Equity:
Current liabilities:
Accrued expenses	$139,835
Accounts payable	265,943

Total current liabilities	405,778
Deferred underwriting commissions	5,232,500

Total liabilities	5,638,278

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 14,048,096 shares subject to possible redemption at $10.00 per share	140,480,960

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 1,400,904 shares issued and outstanding (excluding 14,048,096 shares subject to possible redemption)	140
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,737,500 shares issued and outstanding	374
Additional paid-in capital	5,233,005
Accumulated deficit	(233,518)

Total shareholders’ equity	5,000,001

Total Liabilities and Shareholders’ Equity	$151,119,239

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP II

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended June 30, 2020	For the period from February 20, 2020 (inception) through June 30, 2020
Operating expenses:
General and administrative expenses	$185,367	$220,105

Loss from operations	(185,367)	(220,105)
Other expenses:
Loss on marketable securities, dividends and interest held in Trust Account	(13,413)	(13,413)

Total other expenses	(13,413)	(13,413)

Net loss	$(198,780)	$(233,518)
Weighted average shares outstanding of Class A ordinary shares	15,449,000	15,449,000

Basic and diluted net loss per share, Class A	$(0.00)	$(0.00)

Weighted average shares outstanding of Class B ordinary shares	3,737,500	3,737,500

Basic and diluted net loss per share, Class B	$(0.05)	$(0.06)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP II

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the period from February 20, 2020 (inception) through June 30, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—February 20, 2020 (inception)	—	$—	—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,737,500	374	24,626	—	25,000
Net loss	—	—	—	—	—	(34,738)	(34,738)

Balance—March 31, 2020 (unaudited)	—	$—	3,737,500	$374	$24,626	$(34,738)	$(9,738)

Sale of units in initial public offering, gross	14,950,000	1,495	—	—	149,498,505	—	149,500,000
Offering costs	—	—	—	—	(8,800,521)	—	(8,800,521)
Sale of private placement units to Sponsor in private placement	499,000	50	—	—	4,989,950	—	4,990,000
Shares subject to possible redemption	(14,048,096)	(1,405)	—	—	(140,479,555)	—	(140,480,960)
Net loss	—	—	—	—	—	(198,780)	(198,780)

Balance—June 30, 2020 (unaudited)	1,400,904	$140	3,737,500	$374	$5,233,005	$(233,518)	$5,000,001

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP II

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For the period from February 20, 2020 (inception) through June 30, 2020
Cash Flows from Operating Activities:
Net loss	$(233,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on marketable securities, dividends and interest held in Trust Account	13,413
Changes in operating assets and liabilities:
Prepaid expenses	(369,516)
Accrued expenses	139,835
Accounts payable	3,665

Net cash used in operating activities	(446,121)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(149,500,000)

Net cash used in investing activities	(149,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	250,000
Repayment of note payable to related party	(250,000)
Proceeds received from initial public offering, gross	149,500,000
Proceeds received from private placement	4,990,000
Offering costs paid	(3,280,743)

Net cash provided by financing activities	151,209,257

Net change in cash	1,263,136
Cash—beginning of the period	—

Cash—end of the period	$1,263,136

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accounts payable	$262,278
Deferred underwriting commissions	$5,232,500
Value of Class A ordinary shares subject to possible redemption	$140,480,960

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

ARYA Sciences Acquisition Corp II (the “Company” or “ARYA”) was incorporated as a Cayman Islands exempted company on February 20, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2020, the Company had not commenced any operations. All activity for the period from February 20, 2020 (inception) through June 30, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is ARYA Sciences Holdings II, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 4, 2020. On June 9, 2020, the Company consummated its Initial Public Offering of 14,950,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 1,950,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 499,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of approximately $5.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $149.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”) and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company will provide the holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will adopt upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares, private placement shares (the “Private Placement Shares”) underlying the Private Placement Units and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Public Offering, or June 9, 2022 (the “Combination Period”) or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate a Business Combination within the Combination Period.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of June 30, 2020, the Company had approximately $1.3 million in its operating bank account and working capital of approximately $1.2 million.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares, the loan proceeds of $250,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on June 8, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Proposed Business Combination

On July 29, 2020, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among, the Company, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”), and Cerevel Therapeutics, Inc., a Delaware corporation (“Cerevel”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “Cerevel Therapeutics Holdings, Inc.”, (B) each outstanding Class A ordinary share of the Company and each outstanding Class B ordinary share of the Company will become one share of common stock of the Company (the “ARYA Common Stock”), and (C) each outstanding warrant of the Company will become one warrant to purchase one share of ARYA Common Stock; and (ii) following the Domestication, Cassidy Merger Sub will merge with and into Cerevel, with Cerevel as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company (the “Merger”). The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Cerevel Business Combination”.

The Cerevel Business Combination is expected to close in the fourth quarter of 2020, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) outstanding shares and vested equity awards of Cerevel will be exchanged for shares of ARYA Common Stock or comparable equity awards that are settled or are exercisable for shares of ARYA Common Stock, as

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

applicable, based on an implied Cerevel equity value of $780,000,000, and (ii) all unvested equity awards of Cerevel will be exchanged for comparable equity awards that are settled or exercisable for shares of ARYA Common Stock, determined based on the same implied Cerevel equity value as described in clause (i).

PIPE Financing (Private Placement)

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors, including, among others, Perceptive Life Sciences Master Fund Ltd, a fund managed by Perceptive Advisors, an affiliate of the Sponsor, as well as certain equity holders of Cerevel, including the Pfizer Shareholder and the Bain Shareholder. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement) immediately following the Closing (as defined in the Business Combination Agreement), an aggregate of 32,000,000 shares of ARYA Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $320,000,000 (the “PIPE Financing”).

Pursuant to the Subscription Agreement entered into with the Bain Shareholder (the “Bain Subscription Agreement”), the Bain Shareholder may, subject to the cap specified therein, pre-fund a portion of its subscription amount by purchasing equity securities of Cerevel prior to Closing, the proceeds of which will be used to fund Cerevel’s ongoing operations prior to completion of the Cerevel Business Combination. The Bain Shareholder has, as of the date hereof, pre-funded $25,000,000 of its $100,000,000 subscription amount.

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Cerevel Business Combination. The Subscription Agreements, including the Bain Subscription Agreement, provide that the Company will grant the investors in the PIPE Financing certain customary registration rights.

Cerevel Transaction Support Agreements

Within one business day of the signing of the Business Combination Agreement, each of the Pfizer Shareholder, the Bain Shareholder and the other shareholders of Cerevel (collectively, the “Cerevel Shareholders”) entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with the Company, pursuant to which the Cerevel Shareholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) irrevocably appoint the Company or any individual designated by the Company as such Cerevel Shareholder’s agent, attorney-in-fact and proxy to attend on behalf of such Cerevel Shareholder any meeting of the Cerevel Shareholders with respect to the Cerevel Business Combination and (iii) be bound by certain other covenants and agreements related to the Cerevel Business Combination.

ARYA Shareholder Support Agreements

Concurrently with the execution of the Subscription Agreements, Cerevel and certain holders of the Company’s Class A ordinary shares participating in the PIPE Financing entered into shareholder support agreements (the “Shareholder Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the shareholders of the Company all of its ordinary shares held of record or thereafter acquired in favor of the Cerevel Business Combination and the other Transaction Proposals (as defined in the Business Combination Agreement), (ii) not to redeem any such securities in connection with the Cerevel Business Combination, and (iii) to be bound by certain transfer restrictions with respect to such securities, unless (and only for the duration) that the trading price of the Company’s Class A ordinary shares on the Nasdaq Capital Market exceeds $15.00 per share.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Investor Rights Agreement

At the closing of the Cervel Business Combination, the Company, the Perceptive Shareholders, the Bain Shareholder, the Pfizer Shareholder and certain other individuals will enter into an investor rights agreement (the “Investor Rights Agreement”) pursuant to which, among other things, (i) the Perceptive Shareholders, the Bain Shareholder and the Pfizer Shareholder will agree not to effect any sale or distribution of the Company’s equity securities during the lock-up period described therein, will be granted certain customary registration rights and will be granted certain preemptive rights and (ii) the Bain Shareholder and the Pfizer Shareholder agree to cast their votes such that the board of directors of the Company, after the closing of the Cerevel Business Combination, is constituted as set forth therein.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on June 15, 2020 and June 8, 2020, respectively.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting periods.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on its cash accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. The Company’s marketable securities held in Trust Account consists entirely of U.S government securities with an original maturity of 185 days or less.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2020.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s marketable securities held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less and are recognized at fair value. The fair value of marketable securities held in Trust Account is determined using quoted prices in active markets.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020, 14,048,096 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed balance sheet.

Net Loss Per Ordinary Shares

Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and private placement warrants underlying the Private Placement Units to purchase an aggregate of 5,149,666 Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed statements of operations include a presentation of loss per share for ordinary shares subject to redemption in a manner similar to the two class method of income per share. Net loss per share, basic and diluted for Class A ordinary shares for three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020 are calculated by dividing the loss on marketable securities, dividends and interest held in Trust Account of approximately $13,000 for each period by the weighted average number of Class A ordinary shares outstanding for the periods.

Net loss per share, basic and diluted for Class B ordinary shares for the three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020 are calculated by dividing the net loss of approximately $199,000 and $234,000, less net loss attributable to Class A ordinary shares of approximately $13,000 and approximately $13,000, resulted to a net loss of approximately $185,000 and approximately $220,000, respectively, by the weighted average number of Class B ordinary shares outstanding for the periods.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2020, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3—Initial Public Offering

On June 9, 2020, the Company consummated its Initial Public Offering of 14,950,000 Units at a price of $10.00 per Unit, including 1,950,000 additional Units to cover the Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 3,593,750 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On June 4, 2020, the Company effected share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor has agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any units in the Initial Public Offering) after the Initial Public Offering. On June 9, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 499,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement, generating gross proceeds of approximately $5.0 million.

The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of the initial Business Combination.

Each whole private placement warrant underlying the Private Placement Units (the “Private Placement Warrants”) is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units and the underlying securities will expire worthless. The Private Placement Warrants will be non-redeemable (except as described in Note 6 below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Related Party Loans

On March 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $250,000 under the Note, and fully repaid this amount on June 8, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no outstanding borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the effective date of the registration statement on Form S-1 related to the Initial Public Offering through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company will reimburse the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month. The Company incurred approximately $8,700 in general and administrative expenses in the accompanying unaudited condensed statements of operations for both the three months ended June 30, 2020 and for the period from February 20, 2020 (inception) through June 30, 2020.

Forward Purchase Arrangement

The Sponsor has indicated an interest to purchase up to an aggregate of $25.0 million of the Company’s ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business Combination. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it has indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans), will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,950,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 9, 2020, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $3.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $5.2 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholder’s Equity

Class A Ordinary Shares—The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2020, there were 15,449,000 Class A ordinary shares issued or outstanding, including 14,048,096 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 4, 2020, the Company effected share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares, of which up to 487,500 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders will collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any units in the Initial Public Offering) (See Note 4). On June 9, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. As of June 30, 2020, there were 3,737,500 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares) upon the consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2020, there were no preference shares issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company (except as described below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations,

ARYA SCIENCES ACQUISITION CORP II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Cerevel Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cerevel Therapeutics, Inc. (the Company) as of December 31, 2018 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the period from July 23, 2018 (Inception) to December 31, 2018 and for the year ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for the period from July 23, 2018 (Inception) to December 31, 2018 and for the year ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Boston, Massachusetts

April 10, 2020

CEREVEL THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts and per share data)

	As of December 31,
	2018	2019

ASSETS
Current assets:
Cash and cash equivalents	$95,443	$79,551
Prepaid expenses and other current assets	716	7,526

Total current assets	96,159	87,077

Property and equipment, net	91	1,476
Operating lease assets	—	26,015
Restricted cash	—	4,131
Other long-term assets	11,412	2,107

Total assets	$107,662	$120,806

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$1,252	$2,109
Accrued expenses and other current liabilities	1,337	10,175
Operating lease liabilities, current portion	—	2,592

Total current liabilities	2,589	14,876
Operating lease liabilities, net of current portion	—	25,819
Other long-term liabilities	5,380	2,288

Total liabilities	7,969	42,983

Commitments and contingencies (Notes 9, 15 and 16)
Convertible preferred stock:
Series A-1 Preferred Stock, $0.00001 par value: 21,000,000 and 21,000,000 shares authorized, 6,900,000 and 11,107,525 shares issued and outstanding as of December 31, 2018 and 2019, respectively	78,937	147,746
Series A-2 Preferred Stock, $0.00001 par value: 3,833,333 and 3,833,333 shares authorized, 3,833,333 and 3,833,333 shares issued and outstanding as of December 31, 2018 and 2019, respectively	98,132	98,132

Total convertible preferred stock	177,069	245,878

Stockholders’ (deficit) equity:
Series A Common Stock, $0.00001 par value: 14,000,000 and 14,000,000 shares authorized, 4,600,000 and 6,398,225 shares issued and outstanding as of December 31, 2018 and 2019, respectively	—	—
Common stock, $0.00001 par value: 46,000,000 and 46,000,000 shares authorized, 0 and 10,000 shares issued and outstanding as of December 31, 2018 and 2019, respectively	—	—
Additional paid-in capital	38,533	76,243
Accumulated deficit	(115,909)	(244,298)

Total stockholders’ (deficit) equity	(77,376)	(168,055)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$107,662	$120,806

The accompanying notes are an integral part of these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share amounts and per share data)

	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Operating expenses:
Research and development	$113,663	$50,294
General and administrative	7,168	33,169

Total operating expenses	120,831	83,463

Loss from operations	(120,831)	(83,463)
Interest income, net	509	1,552
Other income (expense), net	4,413	(46,433)

Loss before income taxes	(115,909)	(128,344)

Provision for income taxes	—	(45)

Net loss and comprehensive loss	$(115,909)	$(128,389)

Net loss per share, basic and diluted	$(41.23)	$(27.60)

Weighted-average shares used in calculating net loss per share, basic and diluted	2,811,111	4,651,344

The accompanying notes are an integral part of these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A Common Stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at Inception	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Series A-1 Preferred Stock and Series A Common Stock in exchange for cash, net of issuance costs of $523 and $251, respectively	6,900,000	78,937	—	—	4,600,000	—	—	—	38,533	—	38,533
Issuance of Series A-2 Preferred Stock in exchange for the Pfizer License Agreement, net of issuance costs of $676	—	—	3,833,333	98,132	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(115,909)	(115,909)

Balance at December 31, 2018	6,900,000	78,937	3,833,333	98,132	4,600,000	—	—	—	38,533	(115,909)	(77,376)

Issuance of Series A-1 Preferred Stock and Series A Common Stock and Common Stock in exchange for cash	4,207,525	42,075	—	—	1,798,225	—	—	—	17,983	—	17,983
Partial settlement of Equity Commitment liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	—	26,734	—	—	—	—	—	—	11,416	—	11,416
Issuance of Common Stock	—	—	—	—	—	—	10,000	—	—	—	—
Equity-based compensation expense	—	—			—	—	—	—	8,311	—	8,311
Net loss	—	—	—	—	—	—	—	—	—	(128,389)	(128,389)

Balance at December 31, 2019	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	10,000	$—	$76,243	$(244,298)	$(168,055)

The accompanying notes are an integral part of these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Cash flows from operating activities:
Net loss	$(115,909)	$(128,389)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	19	177
Acquired in-process research and development	111,386	—
Non-cash rent expense under operating leases	—	2,396
Equity-based compensation	—	8,311
Change in fair value of Equity Commitment	(3,293)	51,562
Change in fair value of Share Purchase Option	(1,120)	(5,120)
Changes in operating assets and liabilities, net:
Prepaid expenses and other current assets	(716)	(6,810)
Other assets	—	(1,372)
Accounts payable	1,252	607
Accrued expenses and other liabilities	1,336	7,918

Net cash flows used in operating activities	(7,045)	(70,720)

Cash flows from investing activities:
Purchases of property and equipment	(110)	(1,099)
Cash paid for acquisition of assets	(10,952)	—

Net cash flows used in investing activities	(11,062)	(1,099)

Cash flows from financing activities:
Proceeds from issuance of Series A-1 Preferred Stock and Series A Common Stock, Equity Commitment and Share Purchase Option, net of issuance costs	113,550	—
Proceeds from issuance of Series A-1 Preferred Stock and Series A Common Stock	—	60,058

Net cash flows provided by financing activities	113,550	60,058

Net increase (decrease) in cash, cash equivalents, and restricted cash	95,443	(11,761)
Cash, cash equivalents and restricted cash, beginning of the period	—	95,443

Cash, cash equivalents and restricted cash, end of the period	$95,443	$83,682

Non-cash operating, investing, and financing activities
Issuance of Series A-2 Preferred Stock and Share Purchase Option for the acquisition of assets under the Pfizer License Agreement	$100,433	$—

Accrued purchases of property and equipment	$—	$463

Operating lease assets obtained in exchange for operating lease liabilities	$—	$27,303

Partial settlement of Equity Commitment liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	$—	$38,150

The accompanying notes are an integral part of these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

References in these notes to “Cerevel,” “the company,” “we,” “us” and “our” refer to Cerevel Therapeutics, Inc.

We are a clinical-stage biopharmaceutical company that combines a deep understanding of the biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, receptor pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience disease, including Parkinson’s disease, epilepsy and schizophrenia.

We were incorporated on July 23, 2018 (Inception), under the name Perception HoldCo, Inc. and we subsequently changed our name to Cerevel Therapeutics, Inc. on October 23, 2018. Our principal operations commenced on September 24, 2018 (Transaction Date), when we acquired licensed technology to a portfolio of pre-commercial neuroscience assets from Pfizer Inc. (Pfizer) in exchange for Series A-2 Preferred Stock and completed a Series A-1 Preferred Stock and Series A Common Stock financing in exchange for a $350.0 million equity commitment (Equity Commitment) from BC Perception Holdings, LP (Bain Investor), an affiliate of Bain Capital, to develop the licensed technology (collectively, the Transaction). On the Transaction Date, Bain Investor also received the option to purchase up to an additional 10.0 million shares at $10.00 per share, subject to Pfizer’s participation rights (Share Purchase Option). On the Transaction Date, Bain Investor funded the Company with an initial investment of $115.0 million of the Equity Commitment to begin operations. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment in exchange for Series A-1 Preferred Stock and Series A Common Stock.

For additional information on our license arrangement with Pfizer, please read Note 5, Pfizer License Agreement, to these consolidated financial statements. For additional information on the Equity Commitment and the Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these consolidated financial statements.

2. Risks and Liquidity

Cerevel is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry. These risks include, but are not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of licensed technology, and compliance with government regulations. Our product candidates, currently under development or that we may develop, will require significant additional research and development efforts, including extensive clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting capabilities.

There can be no assurance that our research and development activities will be successfully completed, that adequate protection for our licensed or developed technology will be obtained and maintained, that products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. We operate in an environment of rapid change in technology. In addition, we are dependent upon the services of our employees, consultants, third-party contract research organizations and other third-party organizations.

Our consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets and the satisfaction of liabilities in the ordinary course of business. We have incurred significant operating losses since our Inception and, as of December 31, 2019, had an accumulated deficit of $244.3 million. In addition, we anticipate that our expenses will increase significantly in connection with our ongoing activities to support our research, discovery and clinical development efforts and we expect to continue to incur significant expenses and operating losses for the foreseeable future.

We have funded operations since Inception primarily with the proceeds received from the issuance of convertible preferred stock and common stock, as described above in Note 1, Nature of Operations. We believe that our cash resources, inclusive of funds available under the Equity Commitment, will be sufficient to allow the company to fund current planned operations through at least the next twelve months from the issuance date of these financial statements, though we may pursue additional cash resources through public or private equity or debt financings. Our expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to us and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the company, and we may need to seek additional funds sooner than planned. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to the company, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

3. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies followed in the preparation of these financial statements.

Basis of Presentation

The accompanying consolidated financial statements include those of the company and its subsidiaries, Cerevel MA Securities Corporation and Cerevel Therapeutics LLC, after elimination of all intercompany accounts and transactions. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. Our CODM is our Chairperson of the Board of Directors and Chief Executive Officer. We have determined that we operate as a single operating segment and have one reportable segment. All of our long-lived assets are held in the United States.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the fair value of preferred and common stock, the fair value of the Equity Commitment, the fair value of the Share Purchase Option, the fair value of stock options, the recoverability of the Company’s net deferred tax assets and the related valuation allowance and the accrual for research and development expense. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances change. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments with original maturities of 90 days or less at the date of purchase to be cash equivalents. As of December 31, 2018 and 2019, our cash equivalents consist primarily of amounts invested in money market accounts.

Restricted Cash

In November 2016 the FASB issued ASU No. 2016-18, Restricted Cash. This standard clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. We adopted this standard effective January 1, 2019, on a retrospective basis, which did not have an impact on our previously reported consolidated financial statements as we had no restricted cash balances during the period from Inception to December 31, 2018.

In connection with our entering into the lease agreement for our future headquarters in Cambridge, MA, in July 2019, we were required to provide a security deposit in the form of a letter of credit. We have classified this amount as restricted cash within our consolidated balance sheet as of December 31, 2019. Restricted cash was classified as a non-current asset as the associated lease term expires more than 12 months from December 31, 2019.

A reconciliation of the cash, cash equivalents and restricted cash reported within our consolidated balance sheets that sum to the total of the amounts shown in the consolidated statements of cash flows is as follows:

(In thousands)	As of December 31, 2018	As of December 31, 2019
Cash and cash equivalents	$95,443	$79,551
Restricted cash	—	4,131

Total cash, cash equivalents and restricted cash	$95,443	$83,682

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. All of our cash deposits are maintained at a large, creditworthy financial institution. Our deposits at times may significantly exceed federally insured limits. We do not believe that we are subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. We do not have any significant off-balance sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization, subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Purchased assets that are not yet in service are recorded to construction-in-process and no depreciation expense is recorded. Once they are placed in service, they are reclassified to the appropriate asset class.

Depreciation and amortization expense is recognized using the straight-line method over the following estimated useful lives:

Asset Category	Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	5 years
Laboratory equipment	5 years
Leasehold improvements	Shorter of useful life or remaining lease term

Costs of major additions and betterments are capitalized and amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss. The cost of normal, recurring, or periodic repairs and maintenance activities are expensed as incurred.

Impairment of Long-Lived Assets

Our long-lived assets consist primarily of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that we consider in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, we compare forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. To date, we have not recorded any impairment losses on long-lived assets.

Leases

In February 2016 the FASB issued ASU No. 2016-02, Leases (Topic 842), a new standard issued to increase transparency and comparability among organizations related to their leasing activities. This standard established a right-of-use model that requires all lessees to recognize right-of-use assets and lease liabilities on their balance sheet that arise from leases as well as provide disclosures with respect to certain qualitative and quantitative information related to a company’s leasing arrangements to meet the objective of allowing users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. We elected to adopt this standard effective July 23, 2018, or Inception.

We determine if an arrangement is a lease at contract inception. Operating lease assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, we include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We use the implicit rate when readily determinable and use our incremental borrowing rate when the implicit rate is not readily determinable based upon the information available at the commencement date of the respective leases in determining the present value of the lease payments. Our incremental borrowing rate is determined using a secured borrowing rate for the same currency and term as the associated lease.

The lease payments used to determine our operating lease assets may include lease incentives, stated rent increases and escalation clauses linked to rates of inflation when determinable and are recognized in our operating lease assets in our consolidated balance sheets.

Our operating leases are reflected in operating lease assets and operating lease liabilities, current portion and operating lease liabilities, net of current portion in our consolidated balance sheets. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term and included in operating expenses in our consolidated statements of operations and comprehensive loss.

For additional information on the adoption of the new leasing standards, please read Note 9, Leases, to these consolidated financial statements.

Fair Value Measurements

Certain of our assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in our consolidated balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair values, due to their short-term nature. We believe that the carrying value of the Equity Commitment and Share Purchase Option approximate their fair value based on Level 3 inputs.

Fair Value of Equity Commitment and Share Purchase Option

The Equity Commitment and Share Purchase Option are free-standing financial instruments that may require the company to transfer equity upon settlement or exercise, respectively, and were recorded at fair value on the Transaction Date. The fair value of each financial instrument on the Transaction Date was allocated to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock.

We revalue these financial instruments each reporting period. Changes in fair value of the Equity Commitment and Share Purchase Option are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. The company will continue to adjust the fair value of the Equity Commitment and Share Purchase Option until the earlier of settlement or expiration. We classify the fair value of the remaining Equity Commitment and the Share Purchase Option as an asset or a liability in our consolidated balance sheets.

For additional information on the valuation methodology for the Equity Commitment and Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these consolidated financial statements. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the discount rates, expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and upon exercise of the Share Purchase Option and the fair value of our preferred and common shares expected to be exchanged for that additional funding.

Revenues

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the existing accounting standards for revenue recognition. The FASB has issued several updates to the standard which: (i) clarify the application of the principal versus agent guidance, (ii) clarify the guidance relating to performance obligations and licensing, (iii) clarify the assessment of the collectability criterion, presentation of sales taxes, measurement date for non-cash consideration and completed contracts and (iv) clarify the narrow aspects of Topic 606 or correct unintended application of the guidance (collectively, ASC 606). ASC 606 is based on principles that govern the recognition of revenue at an amount to which an entity expects to be entitled when products and/or services are transferred to customers. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. We adopted ASU 2014-09 upon Inception on July 23, 2018. We have had no revenue since Inception and the adoption of this pronouncement had no impact to our consolidated financial statements.

Research and Development Expense

Research and development costs are expensed as incurred. Research and development expenses for the period from Inception to December 31, 2018, primarily consisted of a non-cash charge for acquired in-process research development expense that was recognized when we in-licensed our product candidates from Pfizer upon closing of the Transaction in September 2018, as, at the time of acquisition of the assets; the technology was under development; was not approved by the U.S. Food and Drug Administration or other regulatory agencies for marketing; had not reached technical feasibility; or otherwise had no foreseeable alternative future use. For the period ended December 31, 2018, the company recognized expense of $111.4 million related to the acquired intangible in-process research and development (IPR&D).

Research and development expenses also include costs incurred in connection with the preclinical and clinical development of our product candidates. Research and development costs include employee-related expenses, consisting of salaries, benefits and equity-based compensation for personnel engaged in our research and development activities, fees paid to other entities that conduct certain research and development activities on the company’s behalf, as well as certain indirect costs incurred in support of overall research and development activities including facilities, depreciation and technology expenses.

Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets in our consolidated balance sheets and are expensed as the services are provided. We estimate and accrue the value of goods and services received from CROs and other third parties each reporting period based on estimates of the level of services performed and progress in the period when we have not received an invoice from such organizations. When evaluating the adequacy of the accrued liabilities, we analyze progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. We reassess and adjust our accruals as actual costs become known or as additional information becomes available. The company’s historical accrual estimates have not been materially different from the actual costs.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are recorded as general and administrative expenses in our accompanying statement of operations and comprehensive loss.

Equity-Based Compensation

We determine the fair value of each award issued under our equity-based compensation plan on the date of grant. We recognize compensation expense for service-based awards with performance or market conditions on a straight-line basis over the requisite service period for each separate vesting portion of the award, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Equity-based compensation expense for awards with performance conditions are recognized to the extent we determine that the condition is considered probable to be met. We reassess the probability of achieving these performance conditions each reporting period until the date such conditions are settled. Cumulative adjustments are recorded each period to reflect the estimated outcome of the performance condition.

We elected to account prospectively for forfeitures as they occur rather than apply an estimated forfeiture rate to equity-based compensation expense. We classify equity-based compensation expense in our consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified, as applicable.

Given the absence of an active market for our common stock, we were required to estimate the fair value of the company’s common stock at the time of each grant of an equity-based award. We utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of our common stock at each grant date, including the following factors:

•	prices paid for our convertible preferred stock and common stock, and the rights, preferences, and privileges associated with our convertible preferred stock and common stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our investigational medicines;

•	our stage of development and projected growth;

•	the fact that the grants of equity-based awards involved illiquid securities in a private company;

•	the likelihood of achieving a liquidity event for the common stock underlying the equity-based awards, such as an initial public offering (IPO), given prevailing market conditions;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology and pharmaceutical industries;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors; and

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

We believe this methodology is reasonable based upon our internal peer company analyses, and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss, and consolidated net loss per share could have been significantly different.

We estimate the fair value of the stock option awards on the date of grant using the option pricing method, which is a variant of an income approach. The option pricing method was used given that a portion of the option awards have an exercise price that is considered to be “deeply out of the money.” The option pricing method incorporated the probability of the performance and market conditions being met and adjustments to the estimated life and value of the options to reflect the necessary growth in the common share value for such shares to become exercisable. Given that the common stock represents a non-marketable equity interest in a private enterprise, an adjustment was made to account for the lack of liquidity that a stockholder would experience. This adjustment is commonly referred to as a discount for lack of marketability (DLOM).

As there was no public market for our common stock, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. The expected life of options has been determined by probability-weighting the calculated expected life of the option at each month the option is eligible to be at- or in-the-money to estimate the overall adjusted expected life. We did not utilize the “simplified method” to determine expected life as this method is not valid for options that are “deeply out of the money.” The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock.

In June 2018 the FASB issued an ASU No. 2018-07 Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This standard expanded the scope of ASC Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to the adoption of this standard, the measurement date for non-employee awards was generally the date the services are completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. We adopted this standard effective January 1, 2019. Upon adoption, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award.

For more information on the assumptions used in determining the grant date fair value of equity-based awards granted, as well as a summary of the equity-based award activity under the company’s equity-based compensation plan for the period ended December 31, 2018 and the year ended December 31, 2019, please read Note 12, Equity-Based Compensation to these consolidated financial statements.

Provision for Income Taxes

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities and for loss and credit carryforwards using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.

We assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to our provision for income taxes. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

We account for uncertain tax positions recognized in the consolidated financial statements by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Comprehensive Loss

Comprehensive loss is comprised of two components: net loss and other comprehensive loss, which includes other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. There were no items qualifying as other comprehensive loss; accordingly, comprehensive loss equaled total net loss from Inception to December 31, 2019.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for common stock equivalents.

Diluted net loss per share is calculated by adjusting the net loss of the company for cumulative preferred stock dividends. Diluted net loss per share is calculated by adjusting the weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period. For purposes of the dilutive net loss per share applicable to common stockholders calculation, convertible preferred stock, warrants, stock options, and unvested restricted stock are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share applicable to common stockholders, as their effect would be anti-dilutive due to the fact that the company was in a net loss position for the periods presented; therefore, basic and diluted net loss per share applicable to common stockholders were the same for the period presented.

Subsequent Event Considerations

The company considers events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required. For additional information on our evaluation of subsequent events, please read Note 19, Subsequent Events.

Emerging Growth Company Status

Cerevel is an “emerging growth company” (EGC), as defined in the Jumpstart Our Business Startups Act (JOBS Act) and we may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. We may take advantage of these exemptions until the company is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for complying with new or revised accounting standards. The company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our consolidated financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions until we no longer qualify as an EGC.

4. Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the company as of the specified effective date. Unless otherwise discussed, the company believes that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (ASU 2016-13). The new standard requires that expected credit losses relating to financial assets measured on an amortized cost basis and available-for-sale debt securities be recorded through an allowance for credit losses. It also limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and also requires the reversal of previously recognized credit losses if fair value increases. The targeted transition relief standard allows filers an option to irrevocably elect the fair value option of ASC 825-10, Financial Instruments-Overall, applied on an instrument-by-instrument basis for eligible instruments. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments included in ASU No. 2016-13 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. We do not expect that the adoption of this standard will have a material impact on our financial position and results of operations upon adoption.

In July 2017 the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (ASU 2017-11). Part I of this standard applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II of this standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The amendments in ASU 2017-11 are effective for us beginning with our annual disclosures for the year ending December 31, 2020, and interim periods thereafter. We are currently evaluating the potential impact that ASU 2017-11 may have on our consolidated financial statements and related disclosures.

Fair Value Measurements

In August 2018 the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13), which modifies the disclosure requirements on fair value measurements with respect to Level 3 rollforwards, timing of liquidation of investments in certain entities that calculate net asset value, and measurement uncertainty. ASU 2018-13 will become effective for us on January 1, 2020. We do not expect that the adoption of this standard will have a material impact on our disclosures.

Collaborative Arrangements

In November 2018 the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This standard makes targeted improvements for collaborative arrangements as follows:

•

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in ASC 606 should be applied, including recognition, measurement, presentation and disclosure requirements;

•

Adds unit-of-account guidance to ASC 808, Collaborative Arrangements, to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606; and

•

Precludes a company from presenting transactions with collaborative arrangement participants that are not directly related to sales to third parties with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer.

The amendments to ASU No. 2018-18 are effective for public business entities beginning for fiscal years after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on our financial position or results of operations upon adoption as we have had no transactions applicable to this guidance; however, the standard may impact how we account for certain business transactions in the future.

Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. The amendments in this update simplify various aspects of the accounting for income tax by eliminating certain exceptions to the general approach under existing accounting guidance provided by ASC 740, Income Taxes, and clarifies certain aspects of the existing guidance to promote more consistent application. The amendments in this new standard include, the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill and that single-member limited liability companies and similar disregarded entities that are not subject to income tax are not required to recognize an allocation of consolidated income tax expense in their separate financial statements, but could elect to do so.

This standard is effective for public companies for annual and interim periods beginning after December 15, 2020, and effective for private companies for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022; however, early adoption is permitted. We are currently evaluating the potential impact that this new standard may have on our consolidated financial position or results of operations and related period of adoption, and at this time we do not expect the adoption of this standard will have a material impact to our consolidated financial statements.

5. Pfizer License Agreement

In August 2018 we entered into a license agreement with Pfizer (Pfizer License Agreement) pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are also required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of the company’s Series A-2 Preferred Stock with an estimated fair value of $100.4 million or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct transaction costs related to the Pfizer License Agreement, bringing the total consideration to $111.4 million, which was recorded as a charge to research and development expense as these assets had not yet reached technological feasibility and held no alternative future use at the time of the Transaction. The fair value of the Series A-2 Preferred Stock was established using an income approach for the valuation of the company’s business enterprise value at the Transaction Date, and the option pricing method for the fair value of all shares subject to the Transaction.

We accounted for the acquisition of the Pfizer License Agreement as an asset acquisition. The Pfizer License Agreement is limited to the intellectual property and rights to develop certain non-commercially approved compounds with no existing revenues and we did not acquire an organized workforce of Pfizer employees nor any third-party arrangements that constitute a substantive process capable of developing the compounds. The assets acquired were measured based on the fair value of the Series A-2 Preferred Stock issued to Pfizer and direct transaction costs of $11.0 million, as the fair value of the equity given was more readily determinable than the fair value of the assets received.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million, on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our disclosed product candidates currently under development are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. No regulatory approval milestone payments were made or became due in the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. If all of our disclosed product candidates currently under development achieve all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. No Pfizer commercial milestone payments were made or became due in the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

We are also required pay Pfizer tiered royalties on the aggregate net sales, during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. No royalty payments were made or became due in the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

Pfizer can terminate the Pfizer License Agreement in its entirety upon a material breach by the company, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement.

6. Equity Commitment and Share Purchase Option

In connection with the Transaction, we entered into a Stock Purchase Agreement with Pfizer and Bain Investor pursuant to which Bain Investor contributed $115.0 million in exchange for 6,900,000 shares of Series A-1 Preferred Stock and 4,600,000 shares of Series A Common Stock. Additionally, Bain Investor may, pursuant to conditions set forth in more detail below, purchase a combination of additional shares of Series A-1 Preferred Stock and Series A Common Stock at a price of $10.00 per share. The Stock Purchase Agreement, among other things, provides that if we have not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing and subsequent financings and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of our common stock such that the Financing Threshold is met;

•

if any time, prior to the Financing Threshold having been met, our cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of our Series A-1 Preferred Stock and Series A Common Stock that allows us to maintain a reasonable level of cash to fund our operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

In June 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $0.1 million in exchange for an additional 3,450 shares of Series A-1 Preferred Stock and an additional 2,300 shares of Series A Common Stock. In December 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $60.0 million in exchange for an additional 4,204,075 shares of Series A-1 Preferred Stock and 1,795,925 shares of Series A Common Stock. As a result of these transactions, the remaining Equity Commitment as of December 31, 2019, was $174.9 million.

The fair value of the remaining Equity Commitment as of December 31, 2018, was reflected in our consolidated balance sheet as an asset of $11.4 million. As of December 31, 2019, the fair value of the remaining Equity Commitment represents a liability of $2.0 million.

Share Purchase Option

In addition, under the terms of the Stock Purchase Agreement entered into in connection with the Transaction, Bain Investor retains an option to purchase a combination of shares of Series A-1 Preferred Stock and Common Stock at $10.00 per share up to an aggregate amount of $100.0 million, exercisable any time after the Equity Commitment is fulfilled and prior to the earlier of the company completing an IPO or the company receiving aggregate cash proceeds of $450.0 million from the issuance of equity securities inclusive of any proceeds received pursuant to the Share Purchase Option. Pfizer has rights to participate in the purchase of shares of Series A-1 Preferred Stock and Series A Common Stock upon exercise of the Share Purchase Option; however, any such participation would not increase the number of shares available under the Share Purchase Option.

The fair value of the Share Purchase Option was reflected in our consolidated balance sheets as a liability of $5.4 million and $0.3 million as of December 31, 2018 and 2019, respectively.

Fair Value of Equity Commitment and Share Purchase Option

An income approach was used to estimate the fair value of the Equity Commitment and the Share Purchase Option at the Transaction Date and subsequently as of December 31, 2018. During 2019 we utilized a hybrid methodology that combines both an income approach and a market approach to estimate the fair value of these financial instruments. As of December 31, 2019, the Equity Commitment and the Share Purchase Option were valued based upon a probability weighted average of two separate models prepared following an income approach and a market approach. The fair value of the funding obligation under each model was estimated as the net present value of the anticipated required future funding, reduced by the value of the additional shares of preferred and common stock that would be exchanged for that additional funding.

Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.

The following table represents the key inputs used in the fair value calculation for the financial instruments:

	For the periods ended December 31,
	2018	2019
Risk free interest rate	2.85%	1.57% - 1.59%
Expected term (in years)	2.74	0.36 - 1.42
Expected volatility	80.0%	105.0% - 135.0%
Expected dividend yield	0.0%	0.0%
Fair value of Series A-1 Preferred Stock per share	$9.75	$16.35
Fair value of Series A Common Stock per share	$6.95	$16.35

7. Fair Value Measurements

The following table presents information about our financial assets and liabilities measured at fair value on a recurring basis and indicates the level of fair value hierarchy utilized to determine such fair values:

As of December 31, 2018 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$95,443	$—	$—	$95,443
Equity Commitment	—	—	11,412	11,412

Total Assets	$95,443	$—	$11,412	$106,855

Liabilities:
Share Purchase Option	$—	$—	$(5,380)	$(5,380)

Total Liabilities	$—	$—	$(5,380)	$(5,380)

As of December 31, 2019 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$79,551	$—	$—	$79,551
Restricted cash—money market funds	4,131	—	—	4,131
Equity Commitment	—	—	—	—

Total Assets	$83,682	$—	$—	$83,682

Liabilities:
Equity Commitment	$—	$—	$(2,000)	$(2,000)
Share Purchase Option	—	—	(260)	(260)

Total Liabilities	$—	$—	$(2,260)	$(2,260)

As described in Note 6 to these consolidated financial statements, the Equity Commitment and Share Purchase Option represent the only Level 3 assets and liabilities carried at fair market value as of December 31, 2018 and 2019. The fair value measurements of the Equity Commitment and Share Purchase Option are sensitive to changes in the unobservable inputs used to value the financial instruments. Changes in the estimated future funding dates or fair value of the company’s stock could result in changes to the fair value of each financial instrument. There were no transfers between Level 1, Level 2 and Level 3 during the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

An analysis of the changes in the Equity Commitment and Share Purchase Option are summarized as follows:

Equity Commitment (In thousands)	2018	2019
Beginning asset balance	$—	$11,412
Issuance of Equity Commitment	8,119	—
Change in fair value	3,293	(51,562)
Partial settlement of Equity Commitment liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	—	38,150

Ending asset (liability) balance	$11,412	$(2,000)

Share Purchase Option (In thousands)	2018	2019
Beginning liability balance	$—	$(5,380)
Issuance of Share Purchase Option	(6,500)	—
Change in fair value	1,120	5,120

Ending liability balance	$(5,380)	$(260)

8. Financial Statement Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Prepaid clinical trial services	$—	$4,421
Prepaid research and development expenses	290	1,876
Other prepaid expenses	228	1,160
Other current assets	198	69

Prepaid expenses and other current assets	$716	$7,526

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Computer equipment	$110	$96
Furniture and fixtures	—	29
Leasehold improvements	—	328
Construction in progress	—	1,205
Less: Accumulated depreciation	(19)	(182)

Property and equipment, net	$91	$1,476

Depreciation and amortization expense for the period from Inception to December 31, 2018, and for the year ended December 31, 2019, totaled $0.0 million and $0.2 million, respectively.

Other Long-Term Assets

Other long-term assets consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Equity Commitment asset	$11,412	$—
Deferred expenses associated with financing activities	—	1,485
Other	—	622

Other long-term assets	$11,412	$2,107

As of December 31, 2019, other long-term assets include approximately $1.4 million of deferred expenses for professional fees that are directly associated with our anticipated IPO. We capitalize certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred issuance costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
(In thousands)	2018	2019
External research and development services	$232	$3,257
Accrued compensation and personnel costs	50	3,111
Professional fees and consulting services	1,055	3,807

Accrued expenses and other current liabilities	$1,337	$10,175

Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Equity Commitment liability	$—	$2,000
Share Purchase Option liability	5,380	260
Deferred income tax	—	28

Other long-term liabilities	$5,380	$2,288

Other Income (Expense), net

Other income (expense), net consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Gain (loss) on fair value remeasurement of Equity Commitment	$3,293	$(51,562)
Gain (loss) on fair value remeasurement of Share Purchase Option	1,120	5,120
Other, net	—	9

Other income (expense), net	$4,413	$(46,433)

9. Leases

We lease certain office space and equipment. At the inception of an arrangement, the company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Leases with a term greater than one year are recognized on the balance sheet as operating lease assets, operating lease liabilities, current portion and operating lease liabilities, net of current portion. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. The company has elected to account for the lease and non-lease components as a combined lease component for real estate leases. For non-real estate leases, the lease component and non-lease component will be accounted for as separate components, with the contract consideration being allocated based on the fair values of the components. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the company utilizes its incremental borrowing rates, which are the rates incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

In fiscal year 2018 the company had one short-term lease with lease cost for the period equal to $0.1 million.

In January 2019 the company entered into an operating lease for office space at 131 Dartmouth Street, Boston, Massachusetts. The lease commenced in April 2019 and the lease term is set to expire on November 30, 2020.

In July 2019 we entered into an operating lease for approximately 60,000 square feet located at 222 Jacobs Street, Cambridge Massachusetts, with a ten-year term for which we expect to take occupancy in mid-2020. This space will serve as the future location of our corporate headquarters, which is comprised of office and laboratory space. In connection with this lease we have entered into commitments totaling approximately $21.1 million for the build out of this facility, of which approximately $12.0 million will be reimbursed by the landlord. Under the terms of the lease, we have the ability to extend for two five-year terms. The company assessed whether to include the renewal periods based on a variety of factors, such as the fair market value rental rate, the economic life of leasehold improvements, as well as the current and anticipated stages of the company at the inception and conclusion of the original lease term. The renewal options have been excluded from the lease term and will be reassessed as necessary.

Operating leases are amortized over the lease term and included in costs and expenses in the consolidated statements of operations and comprehensive loss. Variable lease costs are recognized in costs and expenses in the consolidated statements of operations and comprehensive loss as incurred.

The following table contains a summary of the lease costs recognized under ASC 842 and other information pertaining to the company’s operating leases for the year ended December 31, 2019:

(In thousands)	For the year ended December 31, 2019
Lease cost(1)
Operating lease cost	$3,467

Total lease cost	$3,467

Other information
Operating cash flows used for operating leases	$1,070
Weighted-average remaining lease term (in years)	9.76
Weighted-average discount rate	9.85%

(1)	Short-term lease costs and variable lease costs incurred by the company for the year ended December 31, 2019, were immaterial.

As of December 31, 2019, future minimum commitments under the company’s operating leases were as follows:

(In thousands)	As of December 31, 2019
Maturity of lease liabilities
Fiscal year ended December 31, 2020	$6,436
Fiscal year ended December 31, 2021	5,659
Fiscal year ended December 31, 2022	5,829
Fiscal year ended December 31, 2023	6,003
Fiscal year ended December 31, 2024	6,184
Thereafter	34,414

Total future lease payments	$64,525
Less: Tenant improvement allowance receivable	(11,973)
Less: Effect of discounting	(24,141)

Present value of lease liabilities	$28,411

The following table summarizes the presentation of the company’s operating leases in its consolidated balance sheet as of December 31, 2019:

(In thousands)	As of December 31, 2019
Assets
Operating lease assets	$26,015

Total lease assets	$26,015

Liabilities
Current lease liabilities	$2,592
Noncurrent lease liabilities	25,819

Total lease liabilities	$28,411

10. Convertible Preferred Stock

As discussed in Note 5 and Note 6 to these consolidated financial statements, the company issued shares of Series A-1 and Series A-2 Preferred Stock (collectively, Convertible Preferred Stock) in connection with the Pfizer License Agreement. As of December 31, 2018 and 2019, the company’s Certificate of Incorporation, as amended and restated, authorized the company to issue 24,833,333 shares of $0.00001 par value preferred stock.

On the Transaction Date, Bain Investor purchased for an aggregate of $115.0 million less issuance costs of $0.8 million; 6,900,000 shares of Series A-1 Preferred Stock, 4,600,000 shares of Series A Common Stock, the Share Purchase Option and the Equity Commitment. The net proceeds were allocated to the Equity Commitment and the Share Purchase Option at their respective fair values and the remainder to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock based on their relative fair values. Also on the Transaction Date, the company issued 3,833,333.33 shares of Series A-2 Preferred Stock in exchange for the exclusive license and development rights of certain central nervous system compounds. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment to fund operations in exchange for Series A-1 Preferred Stock and Series A Common Stock.

An income approach was used to estimate the value of the preferred and common stock as of the Transaction Date. Under the income approach, a probability-weighted discounted cash flow analysis was first prepared reflecting multiple scenarios for future outcomes associated with the acquired product candidates to estimate the total equity value of the company, including the value of planned future funding under the Equity Commitment and the Share Purchase Option. The value of the preferred stock and common stock was then estimated using an option pricing method, allocating total equity value based on an assumed future liquidity date and the liquidation preferences of the preferred stock.

As of the respective balance sheet dates, Convertible Preferred Stock consisted of the following:

	As of December 31, 2018
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	21,000,000	6,900,000	$78,937	$69,000	6,900,000
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	40,922	4,092,205

	24,833,333	10,733,333	$177,069	$109,922	10,992,205

	As of December 31, 2019
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	21,000,000	11,107,525	$147,746	$111,075	11,107,525
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	66,850	6,685,009

	24,833,333	14,940,858	$245,878	$177,925	17,792,534

The holders of the Convertible Preferred Stock have the following rights and preferences:

Voting

The holders of our Convertible Preferred Stock are entitled to vote, together with the holders of Common Stock, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of Common Stock into which such Convertible Preferred Stock could convert on the record date for determination of stockholders entitled to vote. In addition, holders of Series A-1 Preferred Stock, voting as a separate class, are entitled to an additional number of votes equal to the number of shares of Series A Common Stock held by such holder.

Dividends

The holders of our Convertible Preferred Stock are entitled to receive dividends or other distributions payable in securities of the company in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event. No dividends have been declared or paid by us since our Inception.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to our stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to:

(A)

in the case of the Series A-1 Preferred Stock, the greater of (i) the sum of the Series A-1 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event; and

(B)

in the case of the Series A-2 Preferred Stock, the greater of (i) the sum of the Series A-2 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-2 Preferred Stock, provided, the number of shares of Series A-2 Preferred Stock outstanding shall equal the number of shares of Common Stock that such shares would convert into on the date of such distribution and (ii) such amount per share as would have been payable had all shares of Series A-2 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

If upon any such liquidation, dissolution or winding up of the corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to our stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock the full amount to which they shall be entitled under Section 2.1, of the Certificate of Incorporation, as amended a restated, the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

We have classified the Convertible Preferred Stock as a separate line item and not as a component of Stockholders’ (deficit) equity because the redemption feature is outside of our control.

Conversion

In accordance with the terms of the Certificate of Incorporation, as amended and restated, each share of Series A-1 and Series A-2 Preferred Stock is convertible into common stock. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing (x) the Series A-1 Preferred Original Issue Price by the (y) Series A-1 Conversion Price (which is initially equal to the Series A-1 Preferred Original Issue Price) in effect at the time of conversion.

Each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price (as defined below) in effect at the time of conversion.

The Series A-2 Conversion Price is effective through the Series A-2 Anti-Dilution Termination Time, which is defined as the time and date at which the company has received $350.0 million in aggregate gross cash proceeds in exchange for equity interests of the company. The Series A-2 Conversion Price is defined as the total number of shares of Series A-2 Preferred Stock issued on the Series A Original Issue Date multiplied by the Series A-2 Original Issue Price, divided by 1/3 of the total shares of Common Stock outstanding (including any Common Stock underlying any Convertible Securities (other than shares of Common Stock underlying, or issued upon conversion of, shares of the Series A-2 Preferred Stock), Equity Awards and Plan Shares), and (y) on or after the Dilution Date, the amount set forth in clause (x) less 25% of the excess, if any, of Plan Shares issued on or after the Dilution Date over the Plan Shares Cap.

In the event of a public offering of at least $100.0 million, all preferred shares including the Series A-2 Preferred Stock, will automatically convert to common stock at the then conversion ratio inclusive of the proceeds from the offering. If such a qualified offering occurs and subsequent to the offering the Equity Commitment has not been fulfilled, the holders of the Series A-2 will receive a warrant to acquire shares of common stock at an exercise price of $0.01 per share equal to the number of shares they would be entitled pursuant to the Series A-2 conversion ratio.

11. Common Stock

Our Certificate of Incorporation, as amended and restated, authorizes the company to issue 60,000,000 shares of $0.00001 par value per share common stock. Of these shares, 14,000,000 shares of the authorized common stock are designated as “Series A Common Stock”, which is identical in all respects to the Common Stock, other than for the designation “Series A Common Stock”. The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth above.

Voting

The holders of our Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), and there is no cumulative voting.

Dividends

Common stockholders are entitled to receive dividends whenever funds are legally available and when declared by the board of directors. When dividends are declared on shares of common stock, we must declare at the same time a dividend payable to the holders of the Convertible Preferred Stock equivalent to the dividend amount they would receive if each preferred share were converted into common stock. We may not pay dividends to common stockholders until all dividends accrued or declared but unpaid on the Convertible Preferred Stock have been paid in full. No dividends have been declared to date.

Conversion

As of December 31, 2019, the company had 53,591,775 shares of common stock available for the conversion of outstanding shares of the Convertible Preferred Stock (See Note 10), the exercise of outstanding stock options and the number of shares remaining available for grant under the company’s 2018 Equity Incentive Plan (See Note 12) as well as the exercise of the Share Purchase Option (See Note 6), assuming the Share Purchase Option became a warrant to purchase common stock at the applicable Series A-1 Preferred Stock conversion ratio.

12. Equity-Based Compensation

Our 2018 Equity Incentive Plan, as amended, (the Plan) provides for us to sell or issue common stock or restricted common stock, or to grant incentive stock options or nonqualified stock options for the purchase of common stock, to employees, officers, directors, consultants and advisors of the company. Incentive stock options may only be granted to employees. The Plan is administered by the plan administrator, provided therein, which has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the Administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator. We generally grant equity-based awards with service, market and performance conditions.

The total number of shares of common stock that may be issued under the Plan was 5,384,615 as of December 31, 2019, of which 337,701 shares were available for future grant at December 31, 2019.

Equity-based compensation expense for the year ended December 31, 2019, totaled $8.3 million of which $5.7 million is included within general and administrative expense and $2.6 million is included within research and development expense, respectively. Total equity-based compensation expense for the period from Inception through December 31, 2018, was immaterial.

Stock Options

Stock options granted under the Plan generally vest if at all, as follows: 25% of the Available Vesting Amount (defined below) will vest on the first anniversary of the vesting start date, with the remaining 75% of the Available Vesting Amount to vest ratably in 36 equal monthly installments thereafter until the award fully vests upon the fourth anniversary of the vesting start date. The vesting of these awards is generally contingent upon the respective grantee’s continued employment. The Available Vesting Amount is equal to the number of shares subject to the stock option multiplied by an equity ratio of total capital received from investors (up to a maximum of $350.0 million) divided by $350.0 million. The total amount of shares for each award is capped at a specified maximum percentage of our fully diluted shares for each award, which for all awards, in total, represents 10% of our fully diluted shares at the point in time the first $350.0 million of funding is achieved. Based on the terms of the awards, we concluded that such awards include both a market and performance condition. We have included that the market condition in our valuation of the options granted and as of December 31, 2018 and 2019, we determined that the achievement of the performance condition was probable of being met, given the terms and conditions of the Equity Commitment.

The assumptions that we used to determine the fair value of stock options granted to employees and directors were as follows, presented on a weighted average basis:

	For the periods ended December 31,
	2018	2019
Risk free interest rate	2.74%	2.10%
Expected term (in years)	6.38	6.23
Expected volatility	80.0%	81.1%
Expected dividend yield	0.0%	0.0%

The following table summarizes our stock option activity since Inception:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Value	Aggregate Intrinsic Value
Outstanding at December 31, 2018	2,272,308	$14.84	10.00	$—
Granted	2,751,529	$14.86
Exercised	—	—
Forfeited	(26,923)	$14.84

Outstanding at December 31, 2019	4,996,914	$14.85	9.49	$23,767,539

Options exercisable as of December 31, 2019	309,044	$14.83	9.54	$1,471,821

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of our common stock for those stock options that had exercise prices lower than the fair value of our common stock.

Stock options granted in 2018 and 2019 had weighted average grant-date fair values of $3.01 and $4.91, respectively. No stock options were exercised during the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

As of December 31, 2019, total unrecognized equity-based compensation expense relating to stock options was $16.6 million. This amount is expected to be recognized over a weighted average period of 1.6 years.

Restricted Stock Units

Restricted stock unit awards granted under the Plan generally vest in three equal annual installments beginning on the first anniversary of the vesting start date.

The following table summarizes our restricted stock activity since Inception:

	Restricted Stock Units
	Number of Units	Weighted-Average Grant Date Fair Value
Non-vested at December 31, 2018	30,000	$6.26
Granted	15,000	$7.10
Vested	(5,000)	$6.26
Forfeited	—	$—

Non-vested at December 31, 2019	40,000	$6.58

The total fair value of restricted stock units that vested during December 31, 2019, was $0.1 million.

As of December 31, 2019, total unrecognized equity-based compensation expense relating to restricted stock unit awards was $0.2 million. This amount is expected to be recognized over a weighted average period of 2.2 years.

13. Net Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share:

(In thousands, except share amounts and per share data)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Numerator:
Net loss	$(115,909)	$(128,389)

Denominator:
Weighted average common shares outstanding	2,811,111	4,651,344

Net loss per share, basic and diluted	$(41.23)	$(27.60)

Since we were in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of all potential dilutive securities would have been anti-dilutive. The shares in the table below were excluded from the calculation of diluted net loss per share, prior to the use of the treasury stock or two class methods, due to their anti-dilutive effect:

	As of December 31, 2018	As of December 31, 2019
Stock options outstanding	2,272,308	4,996,914
Restricted stock units outstanding	30,000	40,000
Shares to be issued upon settlement of remaining Equity Commitment	23,500,000	17,494,250
Shares to be issued upon exercise of Share Purchase Option	10,000,000	10,000,000
Series A-1 Preferred Stock outstanding	6,900,000	11,107,525
Series A-2 Preferred Stock outstanding	12,434,103	13,348,971

Total	55,136,411	56,987,660

14. Provision for Income Taxes

A reconciliation of our provision income tax expenses computed at the statutory federal income tax rate to income taxes as reflected in the consolidated financial statements is as follows:

	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Statutory tax rate	21.0%	21.0%
State tax expense, net of federal benefit	0.5%	4.0%
License acquisition	(20.2)%	0.0%
Non-deductible fair value adjustment	0.8%	(7.5)%
Other non-deductible expenses	0.0%	(0.1)%
Tax credits	0.0%	1.3%
Valuation allowance	(2.1)%	(18.7)%

Effective tax rate	0.0%	0.0%

Current and Deferred Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of our deferred tax assets and liabilities are summarized as follows:

	As of December 31,
(In thousands)	2018	2019
Deferred tax assets
Net operating loss carryforwards	$1,916	$22,086
Operating lease liabilities	—	7,697
Tax credits	—	1,819
Equity-based compensation	—	2,236
Accruals and reserves	14	720
Amortization	715	862
Other deferred tax assets	—	33

Total gross deferred tax assets	2,645	35,453
Valuation allowance	(2,449)	(26,447)

Total deferred tax assets	196	9,006

Deferred tax liabilities
Depreciation	(1)	—
Operating lease assets	—	(7,014)
Prepaid expenses	(195)	(2,020)

Total deferred tax liabilities	(196)	(9,034)

Net deferred income tax assets (liabilities)	$—	$(28)

We have recorded a valuation allowance against our deferred tax assets in each of the years ended December 31, 2019, and 2018 because we believe that it is more likely than not that these assets will not be realized. The valuation allowance increased by approximately $24.0 million during the year ended December 31, 2019, primarily as a result of the increase in our unbenefited net operating loss for the current period. The valuation allowance increased by approximately $2.4 million during the year ended December 31, 2018, primarily as a result of the increase in our unbenefited net operating loss for the current period.

Significant components of deferred income tax assets and liabilities include temporary differences related to net operating loss carryforwards, lease liabilities, stock compensation, and tax credits. Deferred income tax assets in the table above include approximately $81.3 million of net operating loss carryforwards, all of which have an indefinite carryforward period. The deferred tax assets also include approximately $79.5 million of state net operating loss carryforwards which begin to expire in 2038 through 2039. The Company also had federal and state research and development tax credits of $1.7 million and $0.2 million, respectively, which expire at various dates through 2039 for federal purposes and 2034 for state purposes. Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not conducted an assessment to determine whether there may have been a Section 382 or 383 ownership change.

For financial reporting purposes, loss before income taxes includes the following components:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Pretax loss
United States	$(115,909)	$(128,345)
Foreign	—	—

Net deferred income tax assets	$(115,909)	$(128,345)

The provision for income taxes consists of the following:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Current tax expense
Federal	$—	$—
State	—	17
Foreign	—	—
Deferred tax expenses
Federal	—	28
State	—	—
Foreign	—	—

Provision for income taxes	$—	$45

As of December 31, 2019 and 2018, we had no unrecognized tax benefits. As of December 31, 2019, and 2018, we had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in our consolidated statements of operations. We will recognize interest and penalties related to uncertain tax positions in income tax expense. For the year ended December 31, 2019, we generated research credits but have not conducted a study to document the qualified activities. This study may result in an adjustment to our research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against our research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforwards and the valuation allowance

We file income tax returns in the U.S. federal tax jurisdiction and state jurisdictions. Our initial tax return period for U.S. federal income taxes was the 2018 period and we currently remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions for all periods since Inception.

15. Legal Proceedings

The company, from time to time, may be party to litigation arising in the ordinary course of business. The company was not subject to any material legal proceedings during the period from Inception to December 31, 2018, or during the year ended December 31, 2019, and, to the best of our knowledge, no material legal proceedings are currently pending or threatened.

16. Commitments and Contingencies

As of December 31, 2019, we have several ongoing clinical studies in various clinical trial stages. Our most significant contracts relate to agreements with CROs for clinical trials and preclinical studies and clinical manufacturing organizations (CMOs), which we enter into in the normal course of business. The contracts with CROs and CMOs are generally cancellable, with notice, at our option.

Guarantees and Indemnification Obligations

We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we indemnify and agree to reimburse the indemnified party for losses and costs incurred by the indemnified party in connection with any patent, copyright, trade secret or other intellectual property or personal right infringement claim by any third party with respect to our technology. The term of these indemnification agreements is generally perpetual after execution of the agreement. In addition, we have entered into indemnification agreements with members of our board of directors that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of its status or service as directors or officers. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. To date, we have not incurred any losses or any material costs related to this indemnification obligation and no claims with respect thereto were outstanding. We do not believe that the outcome of any claims under indemnification arrangements will have a material effect on our financial position, results of operations and cash flows, and we have not accrued any liabilities related to such obligations in our consolidated financial statements as of December 31, 2018 or 2019.

17. Employee Benefit Plans

401(k) Savings Plan

In April 2019 we implemented a 401(k) Savings Plan, which is available to substantially all regular employees in the U.S. over the age of 21. Participants may make voluntary contributions. We make matching contributions according to the 401(k) Savings Plan’s matching formula. All matching contributions and participant contributions vest immediately. The expense related to our 401(k) Savings Plan primarily consists of our matching contributions.

Expense related to our 401(k) Savings Plan for the year ended December 31, 2019, was $0.4 million.

18. Related Party Transactions

As of December 31, 2018 and 2019, Pfizer held 3,833,333.33 shares of Series A-2 Preferred Stock and had appointed two members to our board of directors. For additional information on our license agreement with Pfizer, please read Note 5, Pfizer License Agreement, to these consolidated financial statements.

As of December 31, 2018, Bain Investor held 6,900,000 shares of Series A-1 Preferred Stock, 4,600,000 shares of Series A Common Stock, and had appointed two members to our Board of Directors. As of December 31, 2019, Bain Investor held 11,107,525 shares of Series A-1 Preferred Stock, 6,398,225 shares of Series A Common Stock and had appointed three members to our board of directors. Additionally, on the Transaction Date, the company entered into an agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP whereby such entities will provide certain management services to us for a fee of $1.0 million per year, paid in quarterly, non-refundable installments. Pursuant to this agreement, we incurred management fees to Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP totaling $0.3 million in the period ended December 31, 2018, and $1.0 million during the year ended December 31, 2019.

19. Subsequent Events

We have completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2019 through April 10, 2020, the issuance date of these financial statements, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements as of December 31, 2019, and events which occurred subsequently but were not recognized in the consolidated financial statements. The company has concluded that no subsequent events have occurred that require disclosure, except as already disclosed within these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts and per share data)

(Unaudited)

	December 31, 2019	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$79,551	$17,968
Prepaid expenses and other current assets	7,526	3,926

Total current assets	87,077	21,894

Property and equipment, net	1,476	10,434
Operating lease assets	26,015	24,543
Restricted cash	4,131	4,131
Other long-term assets	2,107	879

Total assets	$120,806	$61,881

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,109	$8,878
Accrued expenses and other current liabilities	10,175	11,439
Operating lease liabilities, current portion	2,592	2,453

Total current liabilities	14,876	22,770
Operating lease liabilities, net of current portion	25,819	25,037
Other long-term liabilities	2,288	9,783

Total liabilities	42,983	57,590

Commitments and contingencies (Notes 14 and 15)
Convertible preferred stock:
Series A-1 Preferred Stock, $0.00001 par value: 21,000,000 shares authorized and 11,107,525 shares issued and outstanding as of December 31, 2019 and June 30, 2020	147,746	147,746
Series A-2 Preferred Stock, $0.00001 par value: 3,833,333 shares authorized and 3,833,333 issued and outstanding as of December 31, 2019 and June 30, 2020	98,132	98,132

Total convertible preferred stock	245,878	245,878

Stockholders’ (deficit) equity:
Series A Common Stock, $0.00001 par value: 14,000,000 shares authorized and 6,398,225 shares issued and outstanding as of December 31, 2019 and June 30, 2020	—	—
Common stock, $0.00001 par value: 46,000,000 and 46,000,000 shares authorized, 10,000 and 20,000 shares issued and outstanding as of December 31, 2019 and June 30, 2020, respectively	—	—
Additional paid-in capital	76,243	82,636
Accumulated deficit	(244,298)	(324,223)

Total stockholders’ (deficit) equity	(168,055)	(241,587)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$120,806	$61,881

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	For the Six Months Ended June 30,
	2019	2020
Operating expenses:
Research and development	$10,984	$49,142
General and administrative	9,097	23,716

Total operating expenses	20,081	72,858

Loss from operations	(20,081)	(72,858)
Interest income, net	992	209
Other income (expense), net	(17,443)	(7,292)

Loss before income taxes	(36,532)	(79,941)

Income tax (provision) benefit, net	—	16

Net loss and comprehensive loss	$(36,532)	$(79,925)

Net loss per share, basic and diluted	$(7.93)	$(12.46)

Weighted-average shares used in calculating net loss per share, basic and diluted	4,604	6,413

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

(Unaudited)

	For the Six Months Ended June 30, 2019
	Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A Common Stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	6,900,000	$78,937	3,833,333	$98,132	4,600,000	$—	—	$—	$38,533	$(115,909)	$(77,376)
Issuance of Common Stock	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	296	—	296
Net loss	—	—	—	—	—	—	—	—	—	(30,720)	(30,720)

Balance at March 31, 2019	6,900,000	$78,937	3,833,333	$98,132	4,600,000	$—	5,000	$—	$38,829	$(146,629)	$(107,800)

Issuance of Common Stock	3,450	35	—	—	2,300	—	—	—	23	—	23
Equity-based compensation expense	—	—	—	—	—	—	—	—	797	—	797
Net loss	—	—	—	—	—	—	—	—	—	(5,811)	(5,811)

Balance at June 30, 2019	6,903,450	$78,972	3,833,333	$98,132	4,602,300	$—	5,000	$—	$39,649	$(152,440)	$(112,791)

	For the Six Months Ended June 30, 2020
	Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A Common Stock		Common stock		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance at December 31, 2019	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	10,000	$—	$76,243	$(244,298)	$(168,055)
Issuance of Common Stock	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	2,970	—	2,970
Net loss	—	—	—	—	—	—	—	—	—	(53,208)	(53,208)

Balance at March 31, 2020	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	15,000	$—	$79,213	$(297,506)	$(218,293)

Issuance of Common Stock	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	3,423	—	3,423
Net loss	—	—	—	—	—	—	—	—	—	(26,717)	(26,717)

Balance at June 30, 2020	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	20,000	$—	$82,636	$(324,223)	$(241,587)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2019	2020
Cash flows from operating activities:
Net loss	$(36,532)	$(79,925)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	86	285
Non-cash rent expense under operating leases	155	1,009
Equity-based compensation	1,093	6,393
Change in fair value of Equity Commitment	18,322	6,650
Change in fair value of Share Purchase Option	(880)	640
Write-off of deferred costs related to abandoned initial public offering and other financing activities	—	2,485
Changes in operating assets and liabilities, net:
Prepaid expenses and other current assets	(693)	3,725
Operating lease asset	(125)	(459)
Other assets	(291)	(128)
Accounts payable	773	3,300
Accrued expenses and other liabilities	2,809	8

Net cash flows used in operating activities	(15,283)	(56,017)

Cash flows from investing activities:
Purchases of property and equipment	(357)	(4,042)

Net cash flows used in investing activities	(357)	(4,042)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	35	—
Proceeds from issuance of common stock	23	—
Deferred costs related to abandoned initial public offering and other financing activities	—	(1,524)

Net cash flows provided by (used in) financing activities	58	(1,524)

Net decrease in cash, cash equivalents and restricted cash	(15,582)	(61,583)
Cash, cash equivalents and restricted cash, beginning of the period	95,443	83,682

Cash, cash equivalents and restricted cash, end of the period	$79,861	$22,099

Non-cash operating, investing, and financing activities
Operating lease assets obtained in exchange for operating lease liabilities	$2,112	$—

Fixed asset additions included in accounts payable and other current liabilities	$—	$5,588

Deferred unpaid offering costs related to proposed business combination transaction	$—	$424

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Nature of Operations

References in these notes to “Cerevel,” “the company,” “we,” “us” and “our” refer to Cerevel Therapeutics, Inc.

We are a clinical-stage biopharmaceutical company that combines a deep understanding of the disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience disease, including schizophrenia, epilepsy and Parkinson’s disease.

We were incorporated on July 23, 2018 (Inception), under the name Perception HoldCo, Inc. and we subsequently changed our name to Cerevel Therapeutics, Inc. on October 23, 2018. Our principal operations commenced on September 24, 2018 (Transaction Date), when we acquired licensed technology to a portfolio of pre-commercial neuroscience assets from Pfizer Inc. (Pfizer) in exchange for Series A-2 Preferred Stock and completed a Series A-1 Preferred Stock and Series A Common Stock financing in exchange for a $350.0 million equity commitment (Equity Commitment) from BC Perception Holdings, LP (Bain Investor), an affiliate of Bain Capital, to develop the licensed technology (collectively, the Transaction). On the Transaction Date, Bain Investor also received the option to purchase up to an additional 10.0 million shares at $10.00 per share, subject to Pfizer’s participation rights (Share Purchase Option). On the Transaction Date, Bain Investor funded the company with an initial investment of $115.0 million of the Equity Commitment to begin operations. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment in exchange for Series A-1 Preferred Stock and Series A Common Stock.

For additional information on our license arrangement with Pfizer, please read Note 5, Pfizer License Agreement, to these condensed consolidated financial statements. For additional information on the Equity Commitment and the Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements.

2. Risks and Liquidity

Cerevel is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry. These risks include, but are not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of licensed technology, and compliance with government regulations. Our product candidates, currently under development or that we may develop, will require significant additional research and development efforts, including extensive clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting capabilities.

There can be no assurance that our research and development activities will be successfully completed, that adequate protection for our licensed or developed technology will be obtained and maintained, that products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. We operate in an environment of rapid change in technology. In addition, we are dependent upon the services of our employees, consultants, third-party contract research organizations and other third-party organizations.

Our condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the company be unable to continue as a going concern.

We have incurred significant operating losses since our Inception and, as of June 30, 2020, had an accumulated deficit of $324.2 million and had not yet generated revenues. In addition, we anticipate that our expenses will increase significantly in connection with our ongoing activities to support our research, discovery and clinical development efforts and we expect to continue to incur significant expenses and operating losses for the foreseeable future. These factors raise substantial doubt about the company’s ability to continue as a going concern. We believe that our cash resources, inclusive of funds available under the Equity Commitment, will not be sufficient to allow the company to fund current planned operations beyond the next twelve months from the issuance date of these financial statements without additional capital. This evaluation does not take into consideration the effect of potential mitigating plans of management that have not been fully implemented as of the date the financial statements are issued.

We have funded operations since Inception primarily with the proceeds received from the issuance of convertible preferred stock and common stock, as described above in Note 1, Nature of Operations. The company is also seeking to complete a proposed business combination transaction, as described below in Note 17, Subsequent Events. The completion of the proposed business combination is conditioned on the satisfaction of certain closing conditions, including that the cash proceeds to be received in connection with the proposed transaction equal no less than $250.0 million. Upon the completion of the proposed business combination transaction, the Equity Commitment will be terminated. We may also pursue additional cash resources through public or private equity or debt financings.

Our expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to us and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the company, and we may need to seek additional funds sooner than planned. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to the company, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

Impact of the COVID-19 Pandemic

In March 2020 the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a pandemic. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our operations and the operations of our customers, suppliers, vendors and business partners. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy and we cannot presently predict the scope and severity of any potential business shutdowns or disruptions. The extent to which COVID-19 impacts our business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. If we or any of the third parties with whom we engage, however, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business, results of operation and financial condition. The estimates of the impact on the company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

We have not incurred any significant impairment losses in the carrying values of our assets as a result of the pandemic and we are not aware of any specific related event or circumstance that would require us to revise our estimates reflected in these condensed consolidated financial statements.

3. Summary of Significant Accounting Policies

Other than policies noted below, there have been no significant changes from the significant accounting policies disclosed in Note 4, Recent Accounting Guidance, of the audited consolidated financial statements and notes included elsewhere in the proxy statement/prospectus forming part of this registration statement (proxy statement/prospectus).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include those of the company and its subsidiaries, Cerevel MA Securities Corporation and Cerevel Therapeutics LLC, after elimination of all intercompany accounts and transactions. The accompanying unaudited condensed consolidated financial statements and notes hereto have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission (SEC) for interim financial reporting and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) as set forth in the Financial Accounting Standards Board’s (FASB) accounting standards codification. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the FASB.

In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of a normal and recurring nature, have been made for the interim periods reported. Results of operations for the six months ended June 30, 2019 and 2020, are not necessarily indicative of the results for the entire fiscal year or any other period. The condensed consolidated financial for the six months ended June 30, 2019 and 2020, have been prepared on the same basis as and should be read in conjunction with the audited consolidated financial statements and notes included elsewhere in the proxy statement/prospectus.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions made in the accompanying condensed consolidated financial statements include, but are not limited to, the fair value of preferred and common stock, the fair value of the Equity Commitment, the fair value of the Share Purchase Option, the fair value of stock options, the recoverability of the company’s net deferred tax assets and the related valuation allowance and the accrual for research and development expense. The impact on accounting estimates and judgments on the company’s financial condition and results of operations due to COVID-19 has introduced additional uncertainties. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances change. Actual results could differ materially from those estimates.

Fair Value Measurements

Certain of our assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in our consolidated balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair values, due to their short-term nature. We believe that the carrying value of the Equity Commitment and Share Purchase Option approximate their fair value based on Level 3 inputs.

Fair Value of Equity Commitment and Share Purchase Option

The Equity Commitment and Share Purchase Option are free-standing financial instruments that may require the company to transfer equity upon settlement or exercise, respectively, and were recorded at fair value on the Transaction Date. The fair value of each financial instrument on the Transaction Date was allocated to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock.

We revalue these financial instruments each reporting period. Changes in fair value of the Equity Commitment and Share Purchase Option are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. The company will continue to adjust the fair value of the Equity Commitment and Share Purchase Option until the earlier of termination, settlement or expiration. We classify the fair value of the remaining Equity Commitment and the Share Purchase Option as an asset or a liability in our consolidated balance sheets.

For additional information on the valuation methodology for the Equity Commitment and Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the discount rates, expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and upon exercise of the Share Purchase Option and the fair value of our preferred and common shares expected to be exchanged for that additional funding.

Research and Development Expense

Research and development expenses include costs incurred in connection with the preclinical and clinical development of our product candidates. Research and development costs include employee-related expenses, consisting of salaries, benefits and equity-based compensation for personnel engaged in our research and development activities, fees paid to other entities that conduct certain research and development activities on the company’s behalf, as well as certain indirect costs incurred in support of overall research and development activities including facilities, depreciation and technology expenses.

Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets in our consolidated balance sheets and are expensed as the services are provided. We estimate and accrue the value of goods and services received from CROs and other third parties each reporting period based on estimates of the level of services performed and progress in the period when we have not received an invoice from such organizations. When evaluating the adequacy of the accrued liabilities, we analyze progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. We reassess and adjust our accruals as actual costs become known or as additional information becomes available. The company’s historical accrual estimates have not been materially different from the actual costs.

Equity-Based Compensation

We determine the fair value of each award issued under our equity-based compensation plan on the date of grant. We recognize compensation expense for service-based awards with performance or market conditions on a straight-line basis over the requisite service period for each separate vesting portion of the award, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Equity-based compensation expense for awards with performance conditions are recognized to the extent we determine that the condition is considered probable to be met. We reassess the probability of achieving these performance conditions each reporting period until the date such conditions are settled. Cumulative adjustments are recorded each period to reflect the estimated outcome of the performance condition.

We elected to account prospectively for forfeitures as they occur rather than apply an estimated forfeiture rate to equity-based compensation expense. We classify equity-based compensation expense in our consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified, as applicable.

Given the absence of an active market for our common stock, we were required to estimate the fair value of the company’s common stock at the time of each grant of an equity-based award. We utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of our common stock at each grant date, including the following factors:

•	prices paid for our convertible preferred stock and common stock, and the rights, preferences, and privileges associated with our convertible preferred stock and common stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our investigational medicines;

•	our stage of development and projected growth;

•	the fact that the grants of equity-based awards involved illiquid securities in a private company;

•	the likelihood of achieving a liquidity event for the common stock underlying the equity-based awards, such as an initial public offering (IPO), given prevailing market conditions;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology and pharmaceutical industries;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors; and

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

We believe this methodology is reasonable based upon our internal peer company analyses, and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss, and consolidated net loss per share could have been significantly different.

We estimate the fair value of the stock option awards on the date of grant using the option pricing method, which is a variant of an income approach. The option pricing method was used given that a portion of the option awards have an exercise price that is considered to be “deeply out of the money.” The option pricing method incorporated the probability of the performance and market conditions being met and adjustments to the estimated life and value of the options to reflect the necessary growth in the common share value for such shares to become exercisable. Given that the common stock represents a non-marketable equity interest in a private enterprise, an adjustment was made to account for the lack of liquidity that a stockholder would experience. This adjustment is commonly referred to as a discount for lack of marketability (DLOM).

As there was no public market for our common stock, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. The expected life of options has been determined by probability- weighting the calculated expected life of the option at each month the option is eligible to be at- or in-the-money to estimate the overall adjusted expected life. We did not utilize the “simplified method” to determine expected life as this method is not valid for options that are “deeply out of the money.” The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock.

In June 2018 the FASB issued an ASU No. 2018-07 Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This standard expanded the scope of ASC Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to the adoption of this standard, the measurement date for non-employee awards was generally the date the services are completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. We adopted this standard effective January 1, 2019. Upon adoption, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award.

Subsequent Event Considerations

The company considers events or transactions that occur after the balance sheet date but prior to the issuance of the condensed consolidated financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required. For additional information on our evaluation of subsequent events, please read Note 17, Subsequent Events.

Emerging Growth Company Status

Cerevel is an “emerging growth company” (EGC), as defined in the Jumpstart Our Business Startups Act (JOBS Act) and we may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. We may take advantage of these exemptions until the company is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for complying with new or revised accounting standards. The company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our condensed consolidated financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions until we no longer qualify as an EGC.

4. Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the company as of the specified effective date. Unless otherwise discussed, the company believes that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (ASU 2016-13). The new standard requires that expected credit losses relating to financial assets measured on an amortized cost basis and available-for-sale debt securities be recorded through an allowance for credit losses. It also limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and also requires the reversal of previously recognized credit losses if fair value increases. The targeted transition relief standard allows filers an option to irrevocably elect the fair value option of ASC 825-10, Financial Instruments-Overall, applied on an instrument-by-instrument basis for eligible instruments. ASU No. 2016-13, as amended by ASU 2019-10, is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for public business entities that meet the definition of an SEC filer, excluding entities eligible to be SRCs as defined by the SEC. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect that the adoption of this standard will have a material impact on our financial position and results of operations upon adoption.

In July 2017 the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (ASU 2017-11). Part I of this standard applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II of this standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The amendments in ASU 2017-11 are effective for us beginning with our annual disclosures for the year ending December 31, 2020, and interim periods thereafter. We are currently evaluating the potential impact that ASU 2017-11 may have on our condensed consolidated financial statements and related disclosures.

Fair Value Measurements

In August 2018 the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13), which modifies the disclosure requirements on fair value measurements with respect to Level 3 rollforwards, timing of liquidation of investments in certain entities that calculate net asset value, and measurement uncertainty. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on our condensed consolidated financial statements.

Collaborative Arrangements

In November 2018 the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This standard makes targeted improvements for collaborative arrangements as follows:

•

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in ASC 606 should be applied, including recognition, measurement, presentation and disclosure requirements;

•

Adds unit-of-account guidance to ASC 808, Collaborative Arrangements, to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606; and

•

Precludes a company from presenting transactions with collaborative arrangement participants that are not directly related to sales to third parties with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer.

The amendments to ASU No. 2018-18 are effective for us for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on our financial position or results of operations upon adoption as we have had no transactions applicable to this guidance; however, the standard may impact how we account for certain business transactions in the future.

Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. The amendments in this update simplify various aspects of the accounting for income tax by eliminating certain exceptions to the general approach under existing accounting guidance provided by ASC 740, Income Taxes, and clarifies certain aspects of the existing guidance to promote more consistent application. The amendments in this new standard include, the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill and that single-member limited liability companies and similar disregarded entities that are not subject to income tax are not required to recognize an allocation of consolidated income tax expense in their separate financial statements, but could elect to do so.

This standard is effective for public companies for annual and interim periods beginning after December 15, 2020, and effective for private companies for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022; however, early adoption is permitted. We are currently evaluating the potential impact that this new standard may have on our condensed consolidated financial position or results of operations and related period of adoption, and at this time we do not expect the adoption of this standard will have a material impact to our condensed consolidated financial statements.

5. Pfizer License Agreement

In August 2018 we entered into a license agreement with Pfizer (Pfizer License Agreement) pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are also required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of the company’s Series A-2 Preferred Stock with an estimated fair value of $100.4 million or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct transaction costs related to the Pfizer License Agreement, bringing the total consideration to $111.4 million, which was recorded as a charge to research and development expense as these assets had not yet reached technological feasibility and held no alternative future use at the time of the Transaction. The fair value of the Series A-2 Preferred Stock was established using an income approach for the valuation of the company’s business enterprise value at the Transaction Date, and the option pricing method for the fair value of all shares subject to the Transaction.

We accounted for the acquisition of the Pfizer License Agreement as an asset acquisition. The Pfizer License Agreement is limited to the intellectual property and rights to develop certain non-commercially approved compounds with no existing revenues and we did not acquire an organized workforce of Pfizer employees nor any third-party arrangements that constitute a substantive process capable of developing the compounds. The assets acquired were measured based on the fair value of the Series A-2 Preferred Stock issued to Pfizer and direct transaction costs of $11.0 million, as the fair value of the equity given was more readily determinable than the fair value of the assets received.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million, on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our disclosed product candidates currently under development are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. To date, no regulatory approval milestone payments were made or became due under this agreement.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. If all of our disclosed product candidates currently under development achieve all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. To date, no Pfizer commercial milestone payments were made or became due under this agreement.

We are also required to pay Pfizer tiered royalties on the aggregate net sales, during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. To date, no royalty payments were made or became due under this agreement.

Pfizer can terminate the Pfizer License Agreement in its entirety upon a material breach by the company, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement.

6. Equity Commitment and Share Purchase Option

In connection with the Transaction, we entered into a Stock Purchase Agreement with Pfizer and Bain Investor pursuant to which Bain Investor contributed $115.0 million in exchange for 6,900,000 shares of Series A-1 Preferred Stock and 4,600,000 shares of Series A Common Stock. Additionally, Bain Investor may, pursuant to conditions set forth in more detail below, purchase a combination of additional shares of Series A-1 Preferred Stock and Series A Common Stock at a price of $10.00 per share. The Stock Purchase Agreement, among other things, provides that if we have not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing and subsequent financings and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of our common stock such that the Financing Threshold is met;

•

if any time, prior to the Financing Threshold having been met, our cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of our Series A-1 Preferred Stock and Series A Common Stock that allows us to maintain a reasonable level of cash to fund our operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

In June 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $0.1 million in exchange for an additional 3,450 shares of Series A-1 Preferred Stock and an additional 2,300 shares of Series A Common Stock. In December 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $60.0 million in exchange for an additional 4,204,075 shares of Series A-1 Preferred Stock and 1,795,925 shares of Series A Common Stock. As a result of these transactions, the remaining Equity Commitment as of December 31, 2019 and June 30, 2020, was $174.9 million. The fair value of the remaining Equity Commitment as of December 31, 2019 and June 30, 2020, was reflected in our condensed consolidated balance sheets as a liability of $2.0 million and $8.7 million, respectively.

Share Purchase Option

In addition, under the terms of the Stock Purchase Agreement entered into in connection with the Transaction, Bain Investor retains an option to purchase a combination of shares of Series A-1 Preferred Stock and Common Stock at $10.00 per share up to an aggregate amount of $100.0 million, exercisable any time after the Equity Commitment is fulfilled and prior to the earlier of the company completing an IPO or the company receiving aggregate cash proceeds of $450.0 million from the issuance of equity securities inclusive of any proceeds received pursuant to the Share Purchase Option. Pfizer has rights to participate in the purchase of shares of Series A-1 Preferred Stock and Series A Common Stock upon exercise of the Share Purchase Option; however, any such participation would not increase the number of shares available under the Share Purchase Option.

The fair value of the Share Purchase Option was reflected in our condensed consolidated balance sheets as a liability of $0.3 million and $0.9 million as of December 31, 2019 and June 30, 2020, respectively.

Fair Value of Equity Commitment and Share Purchase Option

As of December 31, 2019 and June 30, 2020, the Equity Commitment and the Share Purchase Option were valued based upon a probability weighted average of two separate models prepared following an income approach and a market approach. The fair value of the funding obligation under each model was estimated as the net present value of the anticipated required future funding, reduced by the value of the additional shares of preferred and common stock that would be exchanged for that additional funding.

Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.

The following table represents the key inputs used in the fair value calculation for the financial instruments:

	As of
	December 31, 2019	June 30, 2020
Risk free interest rate	1.57% - 1.59%	0.16% - 0.18%
Expected term (in years)	0.36 - 1.42	0.25 - 1.25
Expected volatility	105.0% - 135.0%	90.0% - 110.0%
Expected dividend yield	0.0%	0.0%
Fair value of Series A-1 Preferred Stock per share	$16.35	$26.80
Fair value of Series A Common Stock per share	$16.35	$26.80

7. Fair Value Measurements

The following table presents information about our financial assets and liabilities measured at fair value on a recurring basis and indicates the level of fair value hierarchy utilized to determine such fair values:

As of December 31, 2019 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$79,551	$—	$—	$79,551
Restricted cash—money market funds	4,131	—	—	4,131

Total Assets	$83,682	$—	$—	$83,682

Liabilities:
Equity Commitment	$—	$—	$(2,000)	$(2,000)
Share Purchase Option	—	—	(260)	(260)

Total Liabilities	$—	$—	$(2,260)	$(2,260)

As of June 30, 2020 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$17,968	$—	$—	$17,968
Restricted cash—money market funds	4,131	—	—	4,131

Total Assets	$22,099	$—	$—	$22,099

Liabilities:
Equity Commitment	$—	$—	$(8,650)	$(8,650)
Share Purchase Option	—	—	(900)	(900)

Total Liabilities	$—	$—	$(9,550)	$(9,550)

As described in Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements, the Equity Commitment and Share Purchase Option represent the only Level 3 assets and liabilities carried at fair market value as of December 31, 2019 and June 30, 2020. The fair value measurements of the Equity Commitment and Share Purchase Option are sensitive to changes in the unobservable inputs used to value the financial instruments. Changes in the estimated future funding dates or fair value of the company’s stock could result in changes to the fair value of each financial instrument. There were no impairments of our assets measured and carried at fair value during the six months ended June 30, 2020. In addition, there were no changes in valuation techniques or inputs utilized or transfers between Level 1, Level 2 and Level for any of the periods presented.

An analysis of the changes in the Equity Commitment and Share Purchase Option are summarized as follows:

	For the Six Months Ended June 30,
Equity Commitment (In thousands)	2019	2020
Beginning asset (liability) balance	$11,412	$(2,000)
Change in fair value	(18,322)	(6,650)

Ending asset (liability) balance	$(6,910)	$(8,650)

	For the Six Months Ended June 30,
Share Purchase Option (In thousands)	2019	2020
Beginning liability balance	$(5,380)	$(260)
Change in fair value	880	(640)

Ending liability balance	$(4,500)	$(900)

8. Financial Statement Components

Restricted Cash

In connection with the lease agreement for our future headquarters in Cambridge, MA, entered into in July 2019, we were required to provide a security deposit in the form of a letter of credit. We have classified this amount as restricted cash within our consolidated balance sheet as of December 31, 2019 and June 30, 2020. Restricted cash was classified as a non-current asset for all periods presented as the associated lease term expires more than 12 months from such dates.

A reconciliation of the cash, cash equivalents and restricted cash reported within our consolidated balance sheets that sum to the total of the amounts shown in the consolidated statements of cash flows is as follows:

	As of
(In thousands)	June 30, 2019	June 30, 2020
Cash and cash equivalents	$79,861	$17,968
Restricted cash	—	4,131

Total cash, cash equivalents and restricted cash	$79,861	$22,099

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of
(In thousands)	December 31, 2019	June 30, 2020
Prepaid clinical trial services	$4,421	$1,032
Prepaid research and development expenses	1,876	1,662
Other prepaid expenses	1,160	1,083
Other current assets	69	149

Prepaid expenses and other current assets	$7,526	$3,926

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of
(In thousands)	December 31, 2019	June 30, 2020
Computer equipment	$96	$96
Furniture and fixtures	29	29
Leasehold improvements	328	—
Construction in progress	1,205	10,371
Less: Accumulated depreciation	(182)	(62)

Property and equipment, net	$1,476	$10,434

Depreciation and amortization expense for the six months ended June 30, 2019 and June 30, 2020, totaled $0.1 million and $0.2 million, respectively.

Other Long-Term Assets

Other long-term assets consisted of the following

	As of
(In thousands)	December 31, 2019	June 30, 2020
Deferred expenses associated with financing activities	$1,485	$424
Other	622	455

Other long-term assets	$2,107	$879

We capitalize certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred issuance costs will be expensed immediately as a charge to operating expenses in our condensed consolidated statements of operations.

As of December 31, 2019, other long-term assets include approximately $1.5 million of deferred expenses for professional fees directly associated with our anticipated IPO and other financing activities. As of June 30, 2020, other long-term assets include approximately $0.4 million of deferred expenses for professional fees directly associated with the proposed transaction as described below in Note 17, Subsequent Events. In June 2020, upon signing of the term sheet for the proposed transaction, we abandoned our previously anticipated IPO and other financing activities and wrote-off approximately $2.5 million deferred financing costs directly associated with those efforts.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of
(In thousands)	December 31, 2019	June 30, 2020
External research and development services	$3,257	$4,100
Accrued compensation and personnel costs	3,111	3,798
Accrued construction-in-progress	433	1,821
Professional fees and consulting services	3,300	1,580
Other	74	140

Accrued expenses and other current liabilities	$10,175	$11,439

Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	As of
(In thousands)	December 31, 2019	June 30, 2020
Equity Commitment liability	$2,000	$8,650
Share Purchase Option liability	260	900
Other	28	233

Other long-term liabilities	$2,288	$9,783

Other Income (Expense), net

Other income (expense), net consisted of the following:

	For the Six Months Ended June 30,
(In thousands)	2019	2020
(Loss) gain on fair value remeasurement of Equity Commitment	$(18,322)	$(6,650)
(Loss) gain on fair value remeasurement of Share Purchase Option	880	(640)
Other, net	(1)	(2)

Other income (expense), net	$(17,443)	$(7,292)

9. Convertible Preferred Stock

As discussed in Note 5, Pfizer License Agreement and Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements, the company issued shares of Series A-1 and Series A-2 Preferred Stock (collectively, Convertible Preferred Stock) in connection with the Pfizer License Agreement. As of December 31, 2019 and June 30, 2020, the company’s Certificate of Incorporation, as amended and restated, authorized the company to issue 24,833,333 shares of $0.00001 per share par value preferred stock. Of these shares, 21,000,000 shares of the authorized Convertible Preferred Stock are designated as “Series A-1 Preferred Stock” and 3,833,333 shares are designated as “Series A-2 Preferred Stock.”

On the Transaction Date, Bain Investor purchased for an aggregate of $115.0 million less issuance costs of $0.8 million; 6,900,000 shares of Series A-1 Preferred Stock, 4,600,000 shares of Series A Common Stock, the Share Purchase Option and the Equity Commitment. The net proceeds were allocated to the Equity Commitment and the Share Purchase Option at their respective fair values and the remainder to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock based on their relative fair values. Also on the Transaction Date, the company issued 3,833,333.33 shares of Series A-2 Preferred Stock in exchange for the exclusive license and development rights of certain central nervous system compounds. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment to fund operations in exchange for 4,207,525 additional shares of Series A-1 Preferred Stock and 1,798,225 additional shares of Series A Common Stock. As of the respective balance sheet dates, Convertible Preferred Stock consisted of the following:

	As of December 31, 2019
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	21,000,000	11,107,525	$147,746	$111,075	11,107,525
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	66,850	6,685,009

Total convertible preferred stock	24,833,333	14,940,858	$245,878	$177,925	17,792,534

	As of June 30, 2020
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	21,000,000	11,107,525	$147,746	$111,075	11,107,525
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	67,218	6,721,816

Total convertible preferred stock	24,833,333	14,940,858	$245,878	$178,293	17,829,341

The holders of the Convertible Preferred Stock have the following rights and preferences:

Voting

The holders of our Convertible Preferred Stock are entitled to vote, together with the holders of Common Stock, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of Common Stock into which such Convertible Preferred Stock could convert on the record date for determination of stockholders entitled to vote. In addition, holders of Series A-1 Preferred Stock, voting as a separate class, are entitled to an additional number of votes equal to the number of shares of Series A Common Stock held by such holder.

Dividends

The holders of our Convertible Preferred Stock are entitled to receive dividends or other distributions payable in securities of the company whenever funds are legally available and when declared by the board of directors in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event. No dividends have been declared or paid by us since our Inception.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to our stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to:

(A)

in the case of the Series A-1 Preferred Stock, the greater of (i) the sum of the Series A-1 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event; and

(B)

in the case of the Series A-2 Preferred Stock, the greater of (i) the sum of the Series A-2 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-2 Preferred Stock, provided, the number of shares of Series A-2 Preferred Stock outstanding shall equal the number of shares of Common Stock that such shares would convert into on the date of such distribution and (ii) such amount per share as would have been payable had all shares of Series A-2 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

If upon any such liquidation, dissolution or winding up of the corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to our stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock the full amount to which they shall be entitled under Section 2.1, of the Certificate of Incorporation, as amended a restated, the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

We have classified the Convertible Preferred Stock as a separate line item and not as a component of total stockholders’ (deficit) equity because the redemption feature is outside of our control.

Conversion

In accordance with the terms of the Certificate of Incorporation, as amended and restated, each share of Series A-1 and Series A-2 Preferred Stock is convertible into common stock. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing (x) the Series A-1 Preferred Original Issue Price by the (y) Series A-1 Conversion Price (which is initially equal to the Series A-1 Preferred Original Issue Price) in effect at the time of conversion.

Each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price (as defined below) in effect at the time of conversion.

The Series A-2 Conversion Price is effective through the Series A-2 Anti-Dilution Termination Time, which is defined as the time and date at which the company has received $350.0 million in aggregate gross cash proceeds in exchange for equity interests of the company. The Series A-2 Conversion Price is defined as the total number of shares of Series A-2 Preferred Stock issued on the Series A Original Issue Date multiplied by the Series A-2 Original Issue Price, divided by 1/3 of the total shares of Common Stock outstanding (including any Common Stock underlying any Convertible Securities (other than shares of Common Stock underlying, or issued upon conversion of, shares of the Series A-2 Preferred Stock), Equity Awards and Plan Shares), and (y) on or after the Dilution Date, the amount set forth in clause (x) less 25% of the excess, if any, of Plan Shares issued on or after the Dilution Date over the Plan Shares Cap.

In the event of a public offering of at least $100.0 million, all preferred shares including the Series A-2 Preferred Stock, will automatically convert to common stock at the then conversion ratio inclusive of the proceeds from the offering. If such a qualified offering occurs and subsequent to the offering the Equity Commitment has not been fulfilled, the holders of the Series A-2 will receive a warrant to acquire shares of common stock at an exercise price of $0.01 per share equal to the number of shares they would be entitled pursuant to the Series A-2 conversion ratio.

10. Common Stock

Our Certificate of Incorporation, as amended and restated, authorizes the company to issue 60,000,000 shares of $0.00001 par value per share common stock. Of these shares, 14,000,000 shares of the authorized common stock are designated as “Series A Common Stock”, which is identical in all respects to the Common Stock, other than for the designation “Series A Common Stock”. The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth above.

Voting

The holders of our Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), and there is no cumulative voting.

Dividends

Common stockholders are entitled to receive dividends whenever funds are legally available and when declared by the board of directors. When dividends are declared on shares of common stock, we must declare at the same time a dividend payable to the holders of the Convertible Preferred Stock equivalent to the dividend amount they would receive if each preferred share were converted into common stock. We may not pay dividends to common stockholders until all dividends accrued or declared but unpaid on the Convertible Preferred Stock have been paid in full. No dividends have been declared to date.

Conversion

As of June 30, 2020, the company had 53,581,775 shares of common stock available for the conversion of outstanding shares of the Convertible Preferred Stock (See Note 9, Convertible Preferred Stock), the exercise of outstanding stock options and the number of shares remaining available for grant under the company’s 2018 Equity Incentive Plan (See Note 11, Equity-Based Compensation) as well as the exercise of the Share Purchase Option (See Note 6, Equity Commitment and Share Purchase Option), assuming the Share Purchase Option became a warrant to purchase common stock at the applicable Series A-1 Preferred Stock conversion ratio.

11. Equity-Based Compensation

Equity-based Compensation Expense

The following table summarizes equity-based compensation expense included in our consolidated statements of operations and comprehensive loss:

	For the Six Months Ended June 30,
In thousands	2019	2020
Research and development	$651	$1,825
General and administrative	442	4,568

Total equity-based compensation expense included in net income	$1,093	$6,393

2018 Equity Incentive Plan

Our 2018 Equity Incentive Plan, as amended (the 2018 Plan), provides for us to sell or issue common stock or restricted common stock, or to grant incentive stock options or nonqualified stock options for the purchase of common stock, to employees, officers, directors, consultants and advisors of the company. Incentive stock options may only be granted to employees. The 2018 Plan is administered by the plan administrator, provided therein, which has discretionary authority, subject only to the express provisions of the 2018 Plan, to interpret the 2018 Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the 2018 Plan. The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the Administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator. We generally grant equity-based awards with service, market and performance conditions.

The total number of shares of common stock that may be issued under the Plan was 5,384,615, of which 116,931 shares remained available for future grant at June 30, 2020.

Stock Options

Stock options granted under the Plan generally vest, if at all, as follows: 25% of the Available Vesting Amount (defined below) will vest on the first anniversary of the vesting start date, with the remaining 75% of the Available Vesting Amount to vest ratably in 36 equal monthly installments thereafter until the award fully vests upon the fourth anniversary of the vesting start date. The vesting of these awards is generally contingent upon the respective grantee’s continued employment. The Available Vesting Amount is equal to the number of shares subject to the stock option multiplied by an equity ratio of total capital received from investors (up to a maximum of $350.0 million) divided by $350.0 million. The total amount of shares for each award is capped at a specified maximum percentage of our fully diluted shares for each award, which for all awards, in total, represents 10% of our fully diluted shares at the point in time the first $350.0 million of funding is achieved. Based on the terms of the awards, we concluded that such awards include both a market and performance condition. We have included the market condition in our valuation of the options granted and, as of December 31, 2018 and 2019, we determined that the achievement of the performance condition was probable of being met, given the terms and conditions of the Equity Commitment.

In February 2020 the company granted 263,846 stock options to employees under the 2018 Plan with a weighted-average grant date fair value of $10.50 per share and a weighted-average strike price of $20.84. The assumptions that we used to determine the fair value of stock options granted to employees on that date were as follows, presented on a weighted-average basis:

Risk free interest rate	1.56%
Expected term (in years)	6.01
Expected volatility	105.0%
Expected dividend yield	0.0%

On July 29, 2020, the company granted an additional 86,152 stock options to employees under the 2018 Plan with a weighted-average grant date fair value of $18.64 per share and a weighted-average strike price of $31.81. This grant reduced the number of shares available for future grant under the 2018 Plan to 52,317. These grants were made to employees hired during 2020 who had not previously received awards under our 2018 Plan.

12. Net Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share:

	For the Six Months Ended June 30,
(In thousands, except per share data)	2019	2020
Numerator:
Net loss	$(36,532)	$(79,925)
Denominator:
Weighted-average common shares outstanding	4,604	6,413

Net loss per share, basic and diluted	$(7.93)	$(12.46)

Since we were in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of all potential dilutive securities would have been anti-dilutive. The shares in the table below were excluded from the calculation of diluted net loss per share, prior to the use of the treasury stock or two class methods, due to their anti-dilutive effect:

	As of
	June 30, 2019	June 30, 2020
Stock options outstanding	3,855,385	5,217,684
Restricted stock units outstanding	45,000	30,000
Shares to be issued upon settlement of remaining Equity Commitment	23,494,250	17,494,250
Shares to be issued upon exercise of Share Purchase Option	10,000,000	10,000,000
Series A-1 Preferred Stock outstanding	6,903,450	11,107,525
Series A-2 Preferred Stock outstanding	12,968,462	13,422,561
Total	57,266,547	57,272,020

13. Income Taxes

During the six months ended June 30, 2019 and 2020, the company has not recorded income tax benefits for net operating losses incurred or for the research and development tax credits generated in each period due to the uncertainty of realizing a benefit from those items. The benefit recognized for the six months ended June 30, 2020, was related to the changes in the company’s valuation allowance. The company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate, adjusted for the effect of discrete items arising during the interim quarterly period. The impact of such inclusions could result in a higher or lower effective tax rate during a particular quarterly period, based upon the mix and timing of actual earnings or losses versus annual projections. In each quarterly period, the company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, a cumulative adjustment is made in that quarter.

The company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The company has considered its history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the company will not realize the benefits of its deferred tax assets. As a result, as of December 31, 2019 and June 30, 2020, the company has recorded a full valuation allowance against its net deferred tax assets.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (CARES) Act was passed by the U.S. Congress and signed into law by the President of the U.S. The CARES Act, among other things, includes certain provisions for individuals and corporations; however, these benefits do not impact the company’s income tax provision.

14. Legal Proceedings

The company, from time to time, may be party to litigation arising in the ordinary course of business. The company was not subject to any material legal proceedings as of December 31, 2019 or June 30, 2020, and, to the best of our knowledge, no material legal proceedings are currently pending or threatened.

15. Commitments and Contingencies

As of December 31, 2019 and June 30, 2020, we have several ongoing clinical studies in various clinical trial stages. Our most significant contracts relate to agreements with CROs for clinical trials and preclinical studies and clinical manufacturing organizations (CMOs), which we enter into in the normal course of business. The contracts with CROs and CMOs are generally cancellable, with notice, at our option.

Guarantees and Indemnification Obligations

We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we indemnify and agree to reimburse the indemnified party for losses and costs incurred by the indemnified party in connection with any patent, copyright, trade secret or other intellectual property or personal right infringement claim by any third party with respect to our technology. The term of these indemnification agreements is generally perpetual after execution of the agreement. In addition, we have entered into indemnification agreements with members of our board of directors that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. To date, we have not incurred any losses or any material costs related to these indemnification obligations and no claims with respect thereto were outstanding. We do not believe that the outcome of any claims under indemnification arrangements will have a material effect on our financial position, results of operations and cash flows, and we have not accrued any liabilities related to such obligations in our condensed consolidated financial statements as of December 31, 2019 or June 30, 2020.

16. Related Party Transactions

As of December 31, 2019 and June 30, 2020, Pfizer held 3,833,333.33 shares of Series A-2 Preferred Stock and had appointed two members to our board of directors. For additional information on our license agreement with Pfizer, please read Note 5, Pfizer License Agreement, to these condensed consolidated financial statements.

As of December 31, 2019 and June 30, 2020, Bain Investor held 11,107,525 shares of Series A-1 Preferred Stock, 6,398,225 shares of Series A Common Stock and had appointed three members to our board of directors. Additionally, on the Transaction Date, the company entered into an agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP whereby such entities will provide certain management services to us for a fee of $1.0 million per year, paid in quarterly, non-refundable installments. Pursuant to this agreement, we incurred management fees to Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP totaling $1.0 million during the year ended December 31, 2019, and $0.5 million for the six months ended June 30, 2020.

17. Subsequent Events

We have completed an evaluation of all subsequent events after the unaudited balance sheet date of June 30, 2020, through September 17, 2020, the issuance date of these financial statements, to ensure that these condensed consolidated financial statements include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of June 30, 2020, and events which occurred subsequently but were not recognized in the condensed consolidated financial statements. The company has concluded that no subsequent events other than the following have occurred that require disclosure:

On July 8, 2020, the company’s Certificate of Incorporation was amended to authorize the company to issue 53,833,334 shares of preferred stock, $0.00001 par value per share and 200,000,000 shares of common stock, $0.00001 par value per share. Of the 53,833,334 shares of preferred stock authorized, 50,000,000 shares are designated as “Series A-1 Preferred Stock” and 3,833,334 shares are designated as “Series A-2 Preferred Stock.” Of the 200,000,000 shares of common stock authorized, 100,000,000 shares are designated as “Series A Common Stock”, which are identical in all respects to the common stock, other than for the designation as “Series A Common Stock”.

On July 8, 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for an additional 1,750,000 shares of Series A-1 Preferred Stock and an additional 750,000 shares of Series A Common Stock As a result of this transaction, the remaining Equity Commitment as of July 9, 2020, was $149.9 million. If the company or its successor (including any new parent company to the company) completes a private placement, including a private investment in public equity in connection with a business combination between the company and a special purpose acquisition company or a Series B financing, including the PIPE Financing described below, prior to December 31, 2020 (Near Term Future Financing), these shares shall be exchanged for a number of newly issued shares identical to the shares issued in such Near Term Future Financing in an aggregate amount equal to $25.0 million divided by the per share price paid by the other purchasers in such Near Term Future Financing.

On July 27, 2020, our Board of Directors approved the 2020 Equity Incentive Plan (2020 Plan), pursuant to which 355,888 shares of common stock were reserved for issuance. The terms, eligibility and administration of our 2020 Plan is substantially identical to our 2018 Plan.

On July 29, 2020, the company granted 355,888 stock options under the 2020 Plan with a weighted-average grant date fair value of $19.83 per share and a weighted-average strike price of $31.81. These grants were made to employees hired during 2020 who had not previously received awards under our 2018 Plan. No shares remain available for future grant under the 2020 Plan. For additional information on our 2018 Plan, please read Note 11, Equity-based Compensation, to these condensed consolidated financial statements.

On July 29, 2020, we executed a definitive business combination agreement between us and ARYA Sciences Acquisition Corp II (ARYA). As a result of the proposed business combination, ARYA will be renamed to Cerevel Therapeutics Holdings, Inc. (New Cerevel) and the company will become a wholly owned subsidiary of New Cerevel. Upon the completion of the proposed business combination transaction (Business Combination), the Stock Purchase Agreement and the Share Purchase Option will be terminated, the shareholders of the company will exchange their interests in the company for shares of common stock of New Cerevel and awards issued under the company’s existing equity incentive plans, including the 2018 Plan and the 2020 Plan, will be exchanged for awards issued under a new equity incentive plan to be adopted by New Cerevel. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $320 million of common stock of New Cerevel (PIPE Financing). The combined company is expected to receive net proceeds of approximately $445 million at the closing of the transaction (assuming no redemptions are effected by shareholders of ARYA) and will continue to operate under the Cerevel management team, led by chairperson and chief executive officer Tony Coles, M.D. The boards of directors of both ARYA and Cerevel have approved the proposed transaction. Completion of the transaction, which is expected by the fourth quarter of 2020, is subject to approval of ARYA’s shareholders and the satisfaction or waiver of certain other customary closing conditions.

Annex A-1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ARYA SCIENCES ACQUISITION CORP II,

CASSIDY MERGER SUB 1, INC.,

AND

CEREVEL THERAPEUTICS, INC.

DATED AS OF JULY 29, 2020

PAGE
ARTICLE 1 CERTAIN DEFINITIONS		A-1-3
Section 1.1	Definitions	A-1-3

ARTICLE 2 MERGER		A-1-20
Section 2.1	Closing Transactions	A-1-20
Section 2.2	Closing of the Transactions Contemplated by this Agreement	A-1-21
Section 2.3	Allocation Schedule	A-1-22
Section 2.4	Treatment of Company Equity Awards	A-1-22
Section 2.5	Deliverables	A-1-23
Section 2.6	Withholding	A-1-25

ARTICLE 3 REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES		A-1-25
Section 3.1	Organization and Qualification	A-1-25
Section 3.2	Capitalization of the Group Companies	A-1-25
Section 3.3	Authority	A-1-26
Section 3.4	Financial Statements; Undisclosed Liabilities	A-1-27
Section 3.5	Consents and Requisite Governmental Approvals; No Violations	A-1-28
Section 3.6	Permits	A-1-28
Section 3.7	Material Contracts	A-1-28
Section 3.8	Absence of Changes	A-1-30
Section 3.9	Litigation	A-1-30
Section 3.10	Compliance with Applicable Law	A-1-30
Section 3.11	Employee Plans	A-1-30
Section 3.12	Environmental Matters	A-1-31
Section 3.13	Intellectual Property	A-1-32
Section 3.14	Labor Matters	A-1-34
Section 3.15	Insurance	A-1-35
Section 3.16	Tax Matters	A-1-35
Section 3.17	Brokers	A-1-36
Section 3.18	Real and Personal Property	A-1-36
Section 3.19	Transactions with Affiliates	A-1-37
Section 3.20	Data Privacy and Security	A-1-37
Section 3.21	Compliance with International Trade & Anti-Corruption Laws	A-1-37
Section 3.22	Information Supplied	A-1-38
Section 3.23	Regulatory Compliance	A-1-38
Section 3.24	Investigation; No Other Representations.	A-1-39
Section 3.25	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-1-39

ARTICLE 4 REPRESENTATIONS AND WARRANTIES RELATING TO THE ARYA PARTIES		A-1-40
Section 4.1	Organization and Qualification	A-1-40
Section 4.2	Authority	A-1-40
Section 4.3	Consents and Requisite Governmental Approvals; No Violations	A-1-41
Section 4.4	Brokers	A-1-41
Section 4.5	Information Supplied	A-1-41
Section 4.6	Capitalization of the ARYA Parties	A-1-41
Section 4.7	SEC Filings	A-1-43
Section 4.8	Trust Account	A-1-43
Section 4.9	Transactions with Affiliates	A-1-44

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Section 4.10	Litigation	A-1-44
Section 4.11	Compliance with Applicable Law	A-1-44
Section 4.12	Business Activities	A-1-44
Section 4.13	Internal Controls; Listing; Financial Statements	A-1-45
Section 4.14	No Undisclosed Liabilities	A-1-46
Section 4.15	Tax Matters.	A-1-46
Section 4.16	Investigation; No Other Representations.	A-1-47
Section 4.17	Compliance with International Trade & Anti-Corruption Laws	A-1-47
Section 4.18	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-1-47

ARTICLE 5 COVENANTS		A-1-48
Section 5.1	Conduct of Business of the Company	A-1-48
Section 5.2	Efforts to Consummate; Litigation	A-1-50
Section 5.3	Confidentiality and Access to Information	A-1-52
Section 5.4	Public Announcements	A-1-53
Section 5.5	Tax Matters	A-1-54
Section 5.6	Exclusive Dealing	A-1-55
Section 5.7	Preparation of Registration Statement / Proxy Statement	A-1-55
Section 5.8	ARYA Shareholder Approval	A-1-56
Section 5.9	Cassidy Merger Sub Shareholder Approval	A-1-57
Section 5.10	Conduct of Business of ARYA	A-1-57
Section 5.11	Nasdaq Listing	A-1-58
Section 5.12	Trust Account	A-1-58
Section 5.13	Transaction Support Agreements; Company Shareholder Approval; Subscription Agreements	A-1-58
Section 5.14	ARYA Indemnification; Directors’ and Officers’ Insurance	A-1-59
Section 5.15	Company Indemnification; Directors’ and Officers’ Insurance	A-1-60
Section 5.16	Post-Closing Directors and Officers	A-1-61
Section 5.17	PCAOB Financials	A-1-62
Section 5.18	ARYA Incentive Equity Plan; ARYA Employee Stock Purchase Plan	A-1-63
Section 5.19	FIRPTA Certificates	A-1-63
Section 5.20	Pre-Closing Series A Financing	A-1-63

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT		A-1-64
Section 6.1	Conditions to the Obligations of the Parties	A-1-64
Section 6.2	Other Conditions to the Obligations of the ARYA Parties	A-1-64
Section 6.3	Other Conditions to the Obligations of the Company	A-1-65
Section 6.4	Frustration of Closing Conditions	A-1-66

ARTICLE 7 TERMINATION		A-1-66
Section 7.1	Termination	A-1-66
Section 7.2	Effect of Termination	A-1-67

ARTICLE 8 MISCELLANEOUS		A-1-67
Section 8.1	Non-Survival	A-1-67
Section 8.2	Entire Agreement; Assignment	A-1-68
Section 8.3	Amendment	A-1-68
Section 8.4	Notices	A-1-68
Section 8.5	Governing Law	A-1-69
Section 8.6	Fees and Expenses	A-1-69
Section 8.7	Construction; Interpretation	A-1-69
Section 8.8	Exhibits and Schedules	A-1-70
Section 8.9	Parties in Interest	A-1-70

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Section 8.10	Severability	A-1-70
Section 8.11	Counterparts; Electronic Signatures	A-1-70
Section 8.12	Knowledge of Company; Knowledge of ARYA	A-1-71
Section 8.13	No Recourse	A-1-71
Section 8.14	Extension; Waiver	A-1-71
Section 8.15	Waiver of Jury Trial	A-1-71
Section 8.16	Submission to Jurisdiction	A-1-72
Section 8.17	Remedies	A-1-72
Section 8.18	Trust Account Waiver	A-1-73

ANNEXES AND EXHIBITS

Annex A	Other Investors
Annex B	Supporting Company Shareholders
Annex C	Required Governing Documents Proposals

Exhibit A	Form of Bain Subscription Agreement
Exhibit B	Form of Other Investor Subscription Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Transaction Support Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of ARYA Certificate of Incorporation
Exhibit G	Form of ARYA Bylaws
Exhibit H	Form of ARYA Incentive Equity Plan
Exhibit I	Form of ARYA ESPP

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 29, 2020, is made by and among ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company (“ARYA”), Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”), and Cerevel Therapeutics, Inc., a Delaware corporation (the “Company”). ARYA, Cassidy Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) ARYA is a blank check company incorporated as a Cayman Islands exempted company on February 20, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Cassidy Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of ARYA that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of ARYA, ARYA is required to provide an opportunity for its shareholders to have their outstanding ARYA Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the ARYA Shareholder Approval;

WHEREAS, as of the date of this Agreement, ARYA Sciences Holdings II, a Cayman Islands exempted company (the “Sponsor”), and the Other Class B Shareholders collectively own 3,737,500 ARYA Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, ARYA and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of ARYA or any other anti-dilution or similar protection with respect to the ARYA Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, on the Closing Date, prior to the time at which the Effective Time occurs, ARYA shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication, (a) Cassidy Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of ARYA, (b) each Company Share (other than the Pre-Closing Series A Shares) will be automatically converted as of the Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration and (c) the Pre-Closing Series A Shares will be collectively and automatically converted into the right to receive the Pre-Closing Series A Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and, in the case of clause (c), the Bain Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, BC Perception Holdings, LP, a Delaware limited partnership (the “Bain Shareholder”), is entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (the “Bain Subscription Agreement”), with ARYA, pursuant to which, among other things, (a) the Bain Shareholder has agreed to subscribe for and purchase on the Closing Date immediately following the Closing, and ARYA has agreed to issue and sell to the Bain Shareholder on the Closing Date immediately following the Closing, the number of ARYA Shares provided for in the Bain Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under the Bain

Subscription Agreement, the “Bain PIPE Financing Amount”, and the equity financing under the Bain Subscription Agreement hereinafter referred to as, the “Bain PIPE Financing”), and (b) the Bain Shareholder may fund the Pre-Closing Series A Purchase Price Amount and which amount shall be treated as the satisfaction of a portion of the Bain PIPE Financing Amount, in each case, on the terms and subject to the conditions set forth in this Agreement and the Bain Subscription Agreement and therein;

WHEREAS, concurrently with the execution of this Agreement, each of Perceptive Life Sciences Master Fund Ltd, a Cayman Island exempted company (the “Perceptive PIPE Investor”), Pfizer Inc., a Delaware corporation (the “Pfizer Shareholder”), and the other investors set forth on Annex A (together with the Perceptive PIPE Investor and the Pfizer Shareholder, collectively, the “Other Investors”) with ARYA are entering into a subscription agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Other Investor Subscription Agreements”), pursuant to which, among other things, each Other Investor has agreed to subscribe for and purchase on the Closing Date immediately following the Closing, and ARYA has agreed to issue and sell to each such Other Investor on the Closing Date immediately following the Closing, the number of ARYA Shares set forth in the applicable Other Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Other Investor Subscription Agreements, collectively, the “Other Investor PIPE Financing Amount”, and the equity financing under all Other Investor Subscription Agreements, collectively, hereinafter referred to as, the “Other Investor PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Other Investor Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Other Investors, who are the record and beneficial owners on the date hereof of Equity Securities of ARYA and marked with an asterisk on Annex A, are entering into shareholder support letter agreements (collectively, the “ARYA Shareholder Support Agreements”), with the Company pursuant to which, among other things, each such Other Investor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and (b) not to redeem any of the Equity Securities of ARYA it owns, in each case, on the terms and subject to the conditions set forth in the applicable ARYA Shareholder Support Agreement;

WHEREAS, at the Closing, ARYA, the Perceptive Shareholders, the Bain Shareholder and the Pfizer Shareholder will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, (a) the Perceptive Shareholders, the Bain Shareholder and the Pfizer Shareholder (i) will agree not to effect any sale or distribution of any Equity Securities of ARYA held by any of them during the lock-up period described therein and (ii) will be granted certain registration rights with respect to their respective ARYA Shares and (b) the Bain Shareholder and the Pfizer Shareholder will each have certain rights to designate directors to the board of directors of ARYA (the “ARYA Board”), in each case, on the terms and subject to the conditions therein;

WHEREAS, the ARYA Board has (a) approved this Agreement, the Ancillary Documents to which ARYA is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of ARYA Shares entitled to vote thereon;

WHEREAS, the board of directors of Cassidy Merger Sub has approved this Agreement, the Ancillary Documents to which Cassidy Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, ARYA, as the sole shareholder of Cassidy Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Cassidy Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

A-1-2

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, promptly after the execution of this Agreement, each Company Shareholder listed on Annex B attached hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to ARYA a transaction support agreement, substantially in the form attached hereto as Exhibit D (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitute an integrated transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional ARYA SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Vested Company Option Exercise Price.

“Adjusted Transaction Share Consideration” means an aggregate number of ARYA Shares equal to (a) the Adjusted Equity Value, divided by (b) the ARYA Share Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, the Affiliates of the Sponsor shall be deemed to include Perceptive and its Affiliates.

“Aggregate Closing PIPE Proceeds” means the sum of: (a) the aggregate cash proceeds actually received by any ARYA Party in respect of the PIPE Financing (whether prior to or on the Closing Date); plus (b) the Pre-Closing Series A Purchase Price Amount.

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“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to any ARYA Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the ARYA Shareholder Redemptions) and (ii) the Aggregate Closing PIPE Proceeds, minus (b) the Unpaid ARYA Expenses and the Unpaid ARYA Liabilities.

“Aggregate Vested Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Vested Company Options if all Vested Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, the ARYA Shareholder Support Agreements, the Subscription Agreements, the Transaction Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“ARYA” has the meaning set forth in the introductory paragraph to this Agreement.

“ARYA Acquisition Proposal” means (a) any transaction or series of related transactions under which ARYA or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in ARYA or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an ARYA Acquisition Proposal.

“ARYA Board” has the meaning set forth in the recitals to this Agreement.

“ARYA Board Recommendation” has the meaning set forth in Section 5.8.

“ARYA Bylaws” has the meaning set forth in Section 2.1(a).

“ARYA Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“ARYA Class A Shares” means ARYA’s Class A ordinary shares.

“ARYA Class B Shares” means ARYA’s Class B ordinary shares.

“ARYA D&O Persons” has the meaning set forth in Section 5.14(a).

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“ARYA Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by ARYA on the date of this Agreement.

“ARYA Employee Stock Purchase Plan” has the meaning set forth in Section 5.18.

“ARYA Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, an ARYA Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any ARYA Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any ARYA Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, ARYA Expenses shall not include any Company Expenses.

“ARYA Financial Statements” means all of the financial statements of ARYA included in the ARYA SEC Reports.

“ARYA Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the ARYA Parties).

“ARYA Incentive Equity Plan” has the meaning set forth in Section 5.18.

“ARYA Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the ARYA Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, ARYA Liabilities shall not include any ARYA Expenses.

“ARYA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the ARYA Parties, taken as a whole, or (b) the ability of any ARYA Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a ARYA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any ARYA Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any ARYA Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public

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announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any ARYA Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether an ARYA Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the ARYA Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the ARYA Parties operate.

“ARYA Non-Party Affiliates” means, collectively, each ARYA Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any ARYA Related Party (other than, for the avoidance of doubt, any ARYA Party).

“ARYA Parties” means, collectively, ARYA and Cassidy Merger Sub.

“ARYA Related Parties” has the meaning set forth in Section 4.9.

“ARYA Related Party Transactions” has the meaning set forth in Section 4.9.

“ARYA SEC Reports” has the meaning set forth in Section 4.7.

“ARYA Share Value” means $10.00.

“ARYA Shareholder Approval” means, collectively, the Required ARYA Shareholder Approval and the Other ARYA Shareholder Approval.

“ARYA Shareholder Redemption” means the right of the holders of ARYA Class A Shares to redeem all or a portion of their ARYA Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of ARYA.

“ARYA Shareholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“ARYA Shareholders Meeting” has the meaning set forth in Section 5.8.

“ARYA Shares” means (a) prior to the consummation of the Domestication, collectively, the ARYA Class A Shares and the ARYA Class B Shares and (b) from and after the consummation of the Domestication, shares of common stock, par value $0.0001 per share, of ARYA. Any reference to the ARYA Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires

“ARYA Warrants” means each warrant to purchase one ARYA Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).

“Bain PIPE Financing” has the meaning set forth in the recitals to this Agreement.

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“Bain PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Bain Shareholder” has the meaning set forth in the recitals to this Agreement.

“Bain Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Business” means the business of, directly or indirectly, researching, developing, testing (whether pre-clinical or clinical) or manufacturing, products, substances or therapies for the treatment of neurological disorders, including Parkinson’s disease, epilepsy and schizophrenia, or any activities, services or products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

“Cassidy Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Certificates” has the meaning set forth in Section 2.1(b)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the ARYA Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options and Rollover RSU Awards at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Persons(s) makes any equity or similar investment in another Person.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Unaudited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

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“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than any Pre-Closing Series A Financing or the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options or Company RSU Awards outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the transactions contemplated hereby or thereby or any Specified Strategic Transaction shall constitute a Company Acquisition Proposal.

“Company Common Shares” means shares of common stock, par value $0.00001 per share, of the Company, including the Company Series A Common Shares.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Designees” has the meaning set forth in Section 5.16(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to ARYA by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, each Company RSU Award and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan” means, collectively, (a) the Amended and Restated Cerevel Therapeutics, Inc. 2018 Equity Incentive Plan, (b) the Cerevel Therapeutics, Inc. 2020 Equity Incentive Plan and (c) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service

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providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any ARYA Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

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“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned, used or held for use by the Group Companies.

“Company Product” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

“Company Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 24, 2018, by and among the Company and the Company Shareholders party thereto.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company RSU Award” means, as of any determination time, each restricted stock unit award that is outstanding with respect to Company Common Shares, whether granted under a Company Equity Plan or otherwise.

“Company Series A Common Shares” means shares of common stock, par value $0.00001 per share, of the Company designated as “Series A Common Shares” pursuant to the Amended and Restated Certificate of Incorporation of the Company.

“Company Series A-1 Preferred Shares” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series A-1 Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company.

“Company Series A-2 Preferred Shares” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series A-2 Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company.

“Company Shareholder Written Consent” has the meaning set forth in Section 5.13(b).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shareholders Agreement” means the Stockholders’ Agreement, dated as of September 24, 2018, by and among the Company and the Company Shareholders party thereto.

“Company Shares” means, collectively, the Company Series A-1 Preferred Shares, the Company Series A-2 Preferred Shares and the Company Common Shares.

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“Confidentiality Agreements” means, collectively, (a) that certain Mutual Confidential Disclosure Agreement, dated as of June 29, 2020, by and between the Company and ARYA and (b) that certain Mutual Confidentiality Agreement, dated as of June 29, 2020, by and between the Company and Perceptive.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.8.

“Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $780,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

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“Exchange Fund” has the meaning set forth in Section 2.5(c).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

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“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Independent Designee” has the meaning set forth in Section 5.16(b).

“Initial Company Designee” has the meaning set forth in Section 5.16(c).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

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“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit E hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of ARYA and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Newco” has the meaning set forth in Section 5.5(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other ARYA Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of ARYA Shares entitled to vote thereon, whether in person or by proxy at the ARYA Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ARYA and applicable Law.

“Other Investors” has the meaning set forth in the recitals to this Agreement.

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“Other Investor PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“Other Investor PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Other Investor Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Class B Shareholders” means, collectively, Jake Bauer, Chad Robins and Todd Wider.

“Other Company Designee” has the meaning set forth in Section 5.16(c).

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Perceptive” means Perceptive Advisors, LLC, a Delaware limited liability company.

“Perceptive PIPE Investor” has the meaning set forth in the recitals to this Agreement.

“Perceptive Shareholders” means, collectively, the Sponsor and the Perceptive PIPE Investor.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

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“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“Pfizer Shareholder” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing” means, collectively, the Bain PIPE Financing and the Other Investor PIPE Financing.

“PIPE Financing Amount” means, collectively, the Bain PIPE Financing Amount and the Other Investor PIPE Financing Amount.

“Pre-Closing ARYA Holders” means the holders of ARYA Shares at any time prior to the Effective Time.

“Pre-Closing Series A Financing” has the meaning set forth in the Bain Subscription Agreement.

“Pre-Closing Series A Purchase Agreement” means that certain Stock Purchase Agreement, dated as of August 13, 2018, by and among the Company, the Bain Shareholder and the Pfizer Shareholder.

“Pre-Closing Series A Purchase Price Amount” has the meaning set forth in the Bain Subscription Agreement.

“Pre-Closing Series A Share Consideration” means an aggregate number of ARYA Shares equal to (a) the Pre-Closing Series A Purchase Price Amount, divided by (b) the ARYA Share Value.

“Pre-Closing Series A Shares” has the meaning set forth in the Bain Subscription Agreement.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Health Laws” means all applicable Laws relating to the development, pre-clinical testing, clinical testing, manufacture, production, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) or similar federal, state or foreign, pharmaceutical Laws.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source

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software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of ARYA.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, abbreviated new drug applications manufacturing approvals and authorizations, EC certificates, EC declarations of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required ARYA Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of ARYA Shares entitled to vote thereon, whether in person or by proxy at the ARYA Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ARYA and applicable Law.

“Required Governing Document Proposals” means the Governing Document Proposals solely to the extent related to the amendments to the Governing Documents of ARYA set forth on Annex C attached hereto.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Required Governing Document Proposals.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Rollover RSU Award” has the meaning set forth in Section 2.4(c).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the ARYA Disclosure Schedules.

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Strategic Transaction” means any royalty based transaction, drug development partnership or similar transaction that does not contemplate the issuance of any Equity Securities of the Company or any of its Affiliates (including, after the Effective Time, ARYA or any of its Affiliates).

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreements” means, collectively, the Bain Subscription Agreement and the Other Investor Subscription Agreements.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Surviving Company Share” has the meaning set forth in Section 2.1(b)(vi).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property,

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personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid ARYA Expenses” means the ARYA Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid ARYA Liabilities” means the ARYA Liabilities as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Equity Awards” means, collectively, the Unvested Company Options and the Unvested Company RSU Awards.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Unvested Company RSU Award” means each Company RSU Award outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU Award.

“Vested Company Equity Awards” means, collectively, the Vested Company Options and the Vested Company RSU Awards.

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“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“Vested Company RSU Award” means each Company RSU Award outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of June 9, 2020, by and between ARYA and the Trustee.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Domestication. On the Closing Date prior to the Effective Time, ARYA shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Law (2020 Revision). In connection with the Domestication, (i) each ARYA Class A Share and each ARYA Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of common stock, par value $0.0001 per share, of ARYA, (ii) each ARYA Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one share of common stock, par value $0.0001 per share, of ARYA at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, (iii) the Governing Documents of ARYA shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit F (the “ARYA Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit G (the “ARYA Bylaws”) and (iv) ARYA’s name shall be changed to “Cerevel Therapeutics Holdings, Inc.”; provided, however, that, (A) in the case of clause (iii), each of the Parties acknowledges and agrees that each of the ARYA Certificate of Incorporation and the ARYA Bylaws shall be appropriately adjusted to give effect to any amendments to the Governing Documents of ARYA contemplated by the ARYA Certificate of Incorporation and the ARYA Bylaws that are not adopted and approved by the Pre-Closing ARYA Holders at the ARYA Shareholders Meeting (other than, for the avoidance of doubt, the amendments to the Governing Documents of ARYA that are contemplated by the Required Governing Document Proposals) and (B) in connection with clause (i) and (ii), each issued and outstanding unit of ARYA that has not been previously separated into the underlying ARYA Class A Shares and underlying ARYA Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one share of common stock, par value $0.0001 per share, of ARYA, and one-third of one warrant representing the right to purchase one share of common stock, par value $0.0001 per share, of ARYA at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

(b) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Domestication, Cassidy

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Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Cassidy Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

(ii) At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and ARYA (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by ARYA and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Cassidy Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Cassidy Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Cassidy Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Cassidy Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii) and the Pre-Closing Series A Shares cancelled, extinguished and converted pursuant to Section 2.1(b)(ix)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of ARYA Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Shareholder’s certificates (the “Certificates”), evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, all of the Pre-Closing Series A Shares issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and collectively converted into the right to receive the Pre-Closing Series A Share Consideration.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event

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later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as ARYA and the Company may agree in writing.

Section 2.3 Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to ARYA an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Shareholder, the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as whether each such Company Equity Award will be a Vested Company Equity Award or an Unvested Company Equity Award as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, (b) the number of ARYA Shares that will be subject to each Rollover Option and each Rollover RSU Award, the portion of the Adjusted Transaction Share Consideration to be allocated to each Vested Company RSU Award, and, in the case of each Rollover Option, the exercise price thereof at the Effective Time, as well as the exchange ratio on which such calculations are based (which shall, for the avoidance of doubt, be the same exchange ratio for each calculation pursuant to this clause (b)), (c) the portion of the Adjusted Transaction Share Consideration allocated to each Company Shareholder, and (d) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b) and (c) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(e) and Section 5.13(d). The Company will review any comments to the Allocation Schedule provided by ARYA or any of its Representatives and consider in good faith any reasonable comments proposed by ARYA or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of ARYA Shares that each Company Shareholder will have a right to receive pursuant to Section 2.1(b)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of ARYA Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares and Vested Company Equity Awards exceed the Adjusted Transaction Share Consideration, (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreement, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.4(e) and Section 5.13(d)) and (D) in no event shall the number of ARYA Shares that will be subject to the Rollover Options corresponding to the Unvested Company Options and the Rollover RSU Awards be in excess of a number of ARYA Shares equal to 87,505,065 minus the Adjusted Transaction Share Consideration.

Section 2.4 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase Company Common Shares and shall be canceled in exchange for options to purchase ARYA Shares under the ARYA Incentive Equity Plan (each, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) or (B) to the extent they conflict with the ARYA Incentive Equity Plan and (ii) such other immaterial administrative or ministerial changes as the ARYA Board (or the compensation committee of the ARYA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code.

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(b) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), each Vested Company RSU Award shall cease to have any rights in respect of the Company Common Shares and shall be canceled in exchange for a number of ARYA Shares (rounded down to the nearest whole share), in each case, as set forth on the Allocation Schedule.

(c) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), each Unvested Company RSU Award shall cease to have any rights in respect of the Company Common Shares and shall be canceled in exchange for a restricted stock unit award under the ARYA Incentive Equity Plan (each, a “Rollover RSU Award”) that settles in a number of ARYA Shares (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover RSU Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested Company RSU Award immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could vest subject to the restricted stock unit award) or (B) to the extent they conflict with the ARYA Incentive Equity Plan and (ii) such other immaterial administrative or ministerial changes as the ARYA Board (or the compensation committee of the ARYA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover RSU Awards.

(d) At the Effective Time, all Company Equity Plans shall terminate and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans, except as otherwise expressly provided for in this Section 2.4.

(e) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.4.

Section 2.5 Deliverables

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, ARYA shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then ARYA and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), ARYA shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of ARYA and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Shareholders a Letter of Transmittal.

(c) At the Effective Time, ARYA shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of ARYA Shares in book-entry form representing the portion of the Adjusted

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Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(b)(vii) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Common Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one Business Day prior to the Closing Date, then ARYA and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then ARYA and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Shareholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii) and the Pre-Closing Series A Shares cancelled, extinguished and converted pursuant to Section 2.1(b)(ix)) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(b)(vii).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to ARYA or as otherwise instructed by ARYA, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to ARYA for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of ARYA, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such

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time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of ARYA free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Withholding. ARYA, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the ARYA Parties as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company, the Company Shareholders Agreement and the Company Registration Rights Agreement have been made available to ARYA, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Shareholders Agreement or the Company Registration Rights Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration

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provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Company Shareholders Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto),

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enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to ARYA a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended and (ii) the unaudited consolidated balance sheets of the Group Companies as of March 31, 2019 and March 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the three-month periods then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the Financial Statements described in clause (i) of the preceding sentence, were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The unaudited consolidated balance sheets of the Group Companies as of June 30, 2019 and June 30, 2020 and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the six-month periods then ended (the “Closing Company Unaudited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

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(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

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(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iv) any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the Contract and (B) any Contract with respect to material Company Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 3.13(c));

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of ARYA or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, ARYA or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or ARYA or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;

(xi) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or

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(C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or ARYA or any of its Affiliates after the Closing); and

(xiv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $2,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on March 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of ARYA if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(vii), Section 5.1(b)(x) Section 5.1(b)(xiii) or Section 5.1(b)(xiv).

Section 3.9 Litigation. As of the date of this Agreement, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided ARYA with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal

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Revenue Service. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(h) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12 Environmental Matters.    Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Group Companies have made available to ARYA copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

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Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to ARYA. (x) The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, and (y), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the Intellectual Property used or held for use by the Group Companies in the operation of their respective businesses, and, to the Company’s knowledge, all Intellectual Property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation,

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improvement, modification or development of any material Company Owned Intellectual Property since December 31, 2018 (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by Each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since December 31, 2018, there is no material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes

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into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) Section 3.13(k) of the Company Disclosure Schedules sets forth all material Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14 Labor Matters.

(a) Since the incorporation of the Company, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since the incorporation of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction

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in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to ARYA. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of

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its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its jurisdiction of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any ARYA Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to ARYA. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group

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Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) Since the incorporation of the Company, (i) there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Group Company systems, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any

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contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ARYA Holders or at the time of the ARYA Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Regulatory Compliance.

(a) Section 3.23(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct their Business. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Company Products.

(b) As of the date of this Agreement, there is (and since December 31, 2018 there has been) no material Proceeding against any Group Company related to compliance with Public Health Laws, and to the knowledge of the Company, no such Proceedings are threatened in writing. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.

(c) All Company Products are being developed, tested, investigated, manufactured, prepared, packaged, labeled and distributed in compliance in all material respects with the Public Health Laws or any comparable Law.

(d) To the knowledge of the Company, the clinical trials conducted by or on behalf of the Group Companies are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Laws of the FDA and any comparable Governmental Entity.

(e) To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial sponsored by any Group Company, has undergone any inspection related to any Company Product or any clinical trial sponsored by any Group Company, or any other Governmental Entity investigation.

(f) Since the incorporation of the Company, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, manufacturing or distribution, and, to the knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert relating to any Company Product or (ii) a termination or suspension of research, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, there are no Proceedings in the

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United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or, to the Company’s knowledge, threatened in writing against the Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) Neither the Group Companies nor, to the knowledge of the Company, any of its directors, managers, officers, employees, individual independent contractors, including clinical trial investigators, coordinators, or monitors (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) and/or any other healthcare program or reimbursement agreement or (ii) have received notice from the FDA, any other Governmental Entity and/or any health insurance institution with respect to debarment, disqualification or restriction. None of the Group Companies nor, to the knowledge of the Company, any of their officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law. No officer and, to the knowledge of the Company, no other employee or agent of any Group Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(h) There have been no Proceedings, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company related to product liability for the Company Products or the Group Company’s services.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the ARYA Parties and (ii) it has been furnished with or given access to such documents and information about the ARYA Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any ARYA Party, any ARYA Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the ARYA Parties, any ARYA Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ARYA PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS

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AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY ARYA PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY ARYA PARTY OR ANY ARYA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY ARYA PARTY OR ANY ARYA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE ARYA PARTIES

(a) Subject to Section 8.8, except as set forth on the ARYA Disclosure Schedules, or (b) except as set forth in any ARYA SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each ARYA Party hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. Each ARYA Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2 Authority. Each ARYA Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the ARYA Shareholder Approval and the approvals and consents to be obtained by Cassidy Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which an ARYA Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such ARYA Party. This Agreement has been and each Ancillary Document to which an ARYA Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such ARYA Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such ARYA Party (assuming this Agreement has been and the Ancillary Documents to which such ARYA Party is or will be a party are or will be, upon execution thereof, as

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applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such ARYA Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an ARYA Party with respect to such ARYA Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the ARYA Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) such filings and approvals required in connection with the Domestication, (v) filing of the Certificate of Merger, (vi) the approvals and consents to be obtained by Cassidy Merger Sub pursuant to Section 5.9, (vii) the ARYA Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an ARYA Material Adverse Effect.

(b) Neither the execution, delivery or performance by an ARYA Party of this Agreement nor the Ancillary Documents to which an ARYA Party is or will be a party nor the consummation by an ARYA Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of an ARYA Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an ARYA Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such ARYA Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an ARYA Party, except in the case of clauses (ii) through (iv) above, as would not have an ARYA Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the ARYA Disclosure Schedules (which fees shall be the sole responsibility of the ARYA, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ARYA for which ARYA has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either ARYA Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ARYA Holders or at the time of the ARYA Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of the ARYA Parties.

(a) Section 4.6(a) of the ARYA Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding ARYA Shares and the ARYA Warrants

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prior to consummation of the Domestication. All outstanding Equity Securities of ARYA (except to the extent such concepts are not applicable under the applicable Law of ARYA’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of ARYA and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of ARYA) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the ARYA Shares and ARYA Warrants set forth on Section 4.6(a) of the ARYA Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the ARYA Shares and the ARYA Warrants as a result of, or to give effect to, the Domestication and assuming that no ARYA Shareholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of ARYA.

(b) On the Closing Date after the time at which the Effective Time occurs and the closings under all of the Subscription Agreements have occurred, (i) the authorized share capital of ARYA will consist of 500,000,000 ARYA Shares and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 138,691,565 ARYA Shares will be issued and outstanding (assuming that no ARYA Shareholder Redemptions are effected, all Other Investors and the Bain Shareholder have collectively funded the PIPE Financing (including, in the case of the Bain Shareholder, the Pre-Closing Series A Purchase Price Amount) in full, the Adjusted Transaction Share Consideration that is allocated to the Company Shares and the Vested Company RSU Awards is an amount equal to 87,505,065, all ARYA Shares issuable as a result of, or in connection with, the Merger have been issued out of the Exchange Fund by the Exchange Agent, none of the Rollover Options or Rollover RSU Awards are exercised or settled, as applicable, for ARYA Shares on the Closing Date and no Equity Securities are issued or granted after the Effective Time (including, for the avoidance of doubt, any Equity Securities granted under or issued in respect of the ARYA Incentive Equity Plan (or any awards thereunder) on the Closing Date)) and no shares of preferred stock or any other Equity Securities of ARYA will be issued and outstanding ((A) assuming that the Allocation Schedule is true and correct in all respects and otherwise in accordance with the requirements of Section 2.3 and the Company has complied in all respects with Section 2.4(e) and Section 5.1(b)(iv) and (B) other than the ARYA Warrants set forth on Section 4.6(a) of the ARYA Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the ARYA Warrants as a result of, or to give effect to, the Domestication), the Rollover Options, the Rollover RSU Awards, any Equity Securities issued or granted in accordance with Section 5.10 or otherwise issued or granted with the prior written consent of the Company or any Equity Securities issued or granted after the Effective Time (including, for the avoidance of doubt, any Equity Securities granted under or issued in respect of the ARYA Incentive Equity Plan (or any awards thereunder) on the Closing Date)), and (ii) all of the issued and outstanding ARYA Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which ARYA is a party or bound.

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and ARYA, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require ARYA, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and ARYA, there is no obligation of ARYA, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of ARYA.

(d) The Equity Securities of Cassidy Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights

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or Contract to which Cassidy Merger Sub is a party or bound. All of the outstanding Equity Securities of Cassidy Merger Sub are owned directly by ARYA free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, ARYA has no Subsidiaries other than Cassidy Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Cassidy Merger Sub.

Section 4.7 SEC Filings. ARYA has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “ARYA SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional ARYA SEC Reports”). Each of the ARYA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional ARYA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the ARYA SEC Reports or the Additional ARYA SEC Reports (for purposes of the Additional ARYA SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the ARYA SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the ARYA SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, ARYA has an amount in cash in the Trust Account equal to at least $149,491,279.07. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of June 9, 2020 (the “Trust Agreement”), between ARYA and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the ARYA SEC Reports to be inaccurate in any material respect or, to ARYA’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing ARYA Holders who shall have elected to redeem their ARYA Class A Shares pursuant to the Governing Documents of ARYA or (iii) if ARYA fails to complete a business combination within the allotted time period set forth in the Governing Documents of ARYA and liquidates the Trust Account, subject to the terms of the Trust Agreement, ARYA (in limited amounts to permit ARYA to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of ARYA) and then the Pre-Closing ARYA Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of ARYA and the Trust Agreement. ARYA has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of ARYA, no event has occurred which, with due notice or lapse of

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time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since June 9, 2020, ARYA has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing ARYA Holders who have elected to redeem their ARYA Class A Shares pursuant to the Governing Documents of ARYA, each in accordance with the terms of and as set forth in the Trust Agreement, ARYA shall have no further obligation under either the Trust Agreement or the Governing Documents of ARYA to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the ARYA Disclosure Schedules sets forth all Contracts between (a) ARYA, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either ARYA or the Sponsor, on the other hand (each Person identified in this clause (b), an “ARYA Related Party”), other than (i) Contracts with respect to an ARYA Related Party’s employment with, or the provision of services to, ARYA entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing ARYA Holder’s or a holder of ARYA Warrants’ status as a holder of ARYA Shares or ARYA Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No ARYA Related Party (A) owns any interest in any material asset used in the business of ARYA, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of ARYA or (C) owes any material amount to, or is owed material any amount by, ARYA. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “ARYA Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to ARYA’s knowledge, threatened against or involving any ARYA Party that, if adversely decided or resolved, would be material to the ARYA Parties, taken as a whole. None of the ARYA Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any ARYA Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each ARYA Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have an ARYA Material Adverse Effect.

Section 4.12 Business Activities.

(a) Since its incorporation, ARYA has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in ARYA’s Governing Documents, there is no Contract binding upon any ARYA Party or to which any ARYA Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

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(b) Cassidy Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of ARYA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) ARYA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of ARYA’s financial reporting and the preparation of ARYA’s financial statements for external purposes in accordance with GAAP and (ii) ARYA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to ARYA is made known to ARYA’s principal executive officer and principal financial officer by others within ARYA.

(b) ARYA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, ARYA has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding ARYA Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of ARYA, threatened against ARYA by Nasdaq or the SEC with respect to any intention by such entity to deregister ARYA Class A Shares or prohibit or terminate the listing of ARYA Class A Shares on Nasdaq. ARYA has not taken any action that is designed to terminate the registration of ARYA Class A Shares under the Exchange Act.

(d) The ARYA SEC Reports contain true and complete copies of the applicable ARYA Financial Statements. The ARYA Financial Statements (i) fairly present in all material respects the financial position of ARYA as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited ARYA Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) ARYA has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for ARYA’s and its Subsidiaries’ assets. ARYA maintains and, for all periods covered by the ARYA Financial Statements, has maintained books and records of ARYA in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of ARYA in all material respects

(f) Since its incorporation, ARYA has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of ARYA to ARYA’s

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knowledge, (ii) a “material weakness” in the internal controls over financial reporting of ARYA to ARYA’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of ARYA who have a significant role in the internal controls over financial reporting of ARYA.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the ARYA Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the ARYA Disclosure Schedules), (c) that are incurred in connection with or incident or related to an ARYA Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the ARYA Financial Statements included in the ARYA SEC Reports, none of the ARYA Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15 Tax Matters.

(a) ARYA has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and ARYA has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) ARYA has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) ARYA is not currently the subject of a Tax audit or examination with respect to material taxes. ARYA has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) ARYA has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any ARYA Party which agreement or ruling would be effective after the Closing Date.

(f) None of the ARYA Parties is and none of the ARYA Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each ARYA Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) None of the ARYA Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of ARYA, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or

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arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Shareholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a) Each ARYA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each ARYA Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each ARYA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since ARYA’s incorporation, neither ARYA nor, to ARYA’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since ARYA’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Since ARYA’s incorporation, neither ARYA nor, to ARYA’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE ARYA PARTIES, ANY ARYA NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH ARYA PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND

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OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY ARYA PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY ARYA PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH ARYA PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ARYA PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ARYA PARTY, ANY ARYA NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by ARYA (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by ARYA (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

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(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents, the Company Shareholders Agreement or the Company Registration Rights Agreement;

(iv) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options or Company RSU Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement; provided, that the Company may, for the avoidance of doubt, sell Pre-Closing Series A Shares to the Bain Shareholder pursuant to the Pre-Closing Series A Purchase Agreement on the terms and subject to the conditions set forth in this Agreement and the Bain Subscription Agreement;

(v) incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(vii) except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(viii) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or ARYA or any of its Affiliates after the Closing);

(x) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xi) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

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(xii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiii) make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xiv) (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B); or

(xv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give ARYA, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give ARYA prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to ARYA promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, ARYA)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to

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consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. ARYA shall promptly inform the Company of any communication between any ARYA Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform ARYA of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of ARYA and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with ARYA’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the ARYA Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any ARYA Party) or ARYA (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any ARYA Party, the Company, or, in the case of the Company, ARYA in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any ARYA Party, the Company, or, in the case of the Company, ARYA, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, ARYA, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of ARYA, any of the ARYA Parties or any of their respective Representatives (in their capacity as a representative of an ARYA Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of an ARYA Party). ARYA and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and

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(iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of ARYA, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of ARYA (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for ARYA to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each ARYA Party and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any ARYA Party or Representative thereof or would otherwise constitute an ARYA Liability or (y) any non-monetary, injunctive, equitable or similar relief against any ARYA Party or (C) contains an admission of wrongdoing or Liability by an ARYA Party or any of its Representatives). Without limiting the generality of the foregoing, in no event shall ARYA, any of the ARYA Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to ARYA and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to ARYA or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any ARYA Party, any ARYA Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, ARYA shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the ARYA Parties (in a manner so as to not interfere with the normal business operations of the ARYA Parties). Notwithstanding the foregoing, ARYA shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any ARYA Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any

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legally-binding obligation of any ARYA Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any ARYA Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), ARYA shall use, and shall cause the other ARYA Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an ARYA Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ARYA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and ARYA or, after the Closing, ARYA; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any ARYA Party, or ARYA, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with ARYA and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that (A) the Perceptive Shareholders and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, and (B) the Bain Shareholder and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and ARYA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, ARYA shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and ARYA shall consider such comments in good faith. The Company, on the one hand, and ARYA, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), ARYA shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each

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Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and ARYA shall (and shall cause its respective Affiliates to) use reasonable best efforts to cause it to so qualify. The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required ARYA Shareholder Approval has been obtained ARYA and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of ARYA (“Newco”), with Newco being the surviving company in such merger.

(ii) ARYA and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of ARYA, the Domestication qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, ARYA and the Company shall deliver to Kirkland & Ellis and Goodwin Procter LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Goodwin Procter LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing ARYA Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of ARYA’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely

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providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) ARYA Taxable Year. The Parties agree to treat the taxable year of ARYA as ending on the date of the Domestication for U.S. federal income tax purposes.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non- public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify ARYA promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep ARYA reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the ARYA Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an ARYA Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an ARYA Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an ARYA Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any ARYA Party (or any Affiliate or successor of any ARYA Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. ARYA agrees to (A) notify the Company promptly upon receipt of any ARYA Acquisition Proposal by any ARYA Party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such ARYA Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, ARYA and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either ARYA or the Company, as applicable), and ARYA shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of ARYA which will be included therein as a prospectus and which will be used for the ARYA Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by ARYA’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of ARYA and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group

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Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. ARYA, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of ARYA to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any ARYA Party, the Company, or, in the case of the Company, ARYA, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of ARYA, the Company, or, in the case of the Company, ARYA (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) ARYA shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing ARYA Holders. ARYA shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of ARYA Shares for offering or sale in any jurisdiction, and ARYA and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 ARYA Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, ARYA shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “ARYA Shareholders Meeting”) in accordance with the Governing Documents of ARYA, for the purposes of obtaining the ARYA Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an ARYA Shareholder Redemption. ARYA shall, through unanimous approval of its board of directors, recommend to its shareholders (the “ARYA Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the ARYA Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval of the amendments to the Governing Documents of ARYA contemplated by the ARYA Certificate of Incorporation and the ARYA Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of the ARYA Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of the ARYA Employee Stock Purchase Plan; (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by

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ARYA and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the ARYA Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided, that ARYA may adjourn the ARYA Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the ARYA Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that ARYA has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing ARYA Holders prior to the ARYA Shareholders Meeting or (D) if the holders of ARYA Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall ARYA adjourn the ARYA Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The ARYA recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, ARYA covenants that none of the ARYA Board or ARYA nor any committee of the ARYA Board shall withdraw or modify, or propose publicly or by formal action of the ARYA Board, any committee of the ARYA Board or ARYA to withdraw or modify, in a manner adverse to the Company, the ARYA Board Recommendation or any other recommendation by the ARYA Board or ARYA of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9 Cassidy Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, ARYA, as the sole shareholder of Cassidy Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Cassidy Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of ARYA. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ARYA shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the ARYA Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any ARYA Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of ARYA or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of ARYA or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness or other Liability;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, ARYA or any of its Subsidiaries;

(f) issue any Equity Securities of ARYA or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of ARYA or any of its Subsidiaries;

(g) enter into, renew, modify or revise any ARYA Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a ARYA Related Party Transaction);

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(h) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any ARYA Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any ARYA Party from using the funds held by ARYA outside the Trust Account to pay any ARYA Expenses or ARYA Liabilities or from otherwise distributing or paying over any funds held by ARYA outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Nasdaq Listing . ARYA shall use its reasonable best efforts to cause: (a) ARYA’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) ARYA to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the ARYA Shares issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, ARYA shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of ARYA pursuant to the ARYA Shareholder Redemption, (B) pay the amounts due to the underwriters of ARYA’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to ARYA in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Shareholder Approval; Subscription Agreements.

(a) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to ARYA the Transaction Support Agreements duly executed by each Supporting Company Shareholder.

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(b) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to ARYA a true and correct copy of a written consent (in form and substance reasonably satisfactory to ARYA) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Shareholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Shareholders Agreement (the “Company Shareholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

(c) ARYA may not modify or waive any provisions of a Subscription Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company.

(d) As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to ARYA pursuant to Section 2.3 or (y) the time at which the Company is required to deliver to the Allocation Schedule to ARYA pursuant to Section 2.3), the Company shall either (i) obtain and deliver to ARYA a true and correct copy of a written consent (in form and substance reasonably satisfactory to ARYA) approving the Allocation Schedule (and calculations and determinations therein) that is duly executed by the Company Shareholders holding the requisite number of Company Shares required to approve such matter in accordance with the DGCL, the Company’s Governing Documents, the Company Shareholders Agreement and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares or (ii) amend or otherwise modify, or cause to be amended or otherwise modified, the Governing Documents of the Company, the Company Shareholders Agreement and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares, in each case, solely to the extent necessary for the Allocation Schedule (and the calculations and determinations therein) to comply with clause (C) of Section 2.3 and otherwise in a form and substance reasonably satisfactory to ARYA.

(e) The Company may not amend, modify or waive any provisions of an ARYA Shareholder Support Agreement without the prior written consent of ARYA.

Section 5.14 ARYA Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each ARYA Party, as provided in the applicable ARYA Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ARYA will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ARYA shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable ARYA Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the ARYA Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any ARYA Party (the “ARYA D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such ARYA D&O Person was a director or officer of any ARYA Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

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(b) ARYA shall not have any obligation under this Section 5.14 to any ARYA D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such ARYA D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, ARYA shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the ARYA Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under ARYA’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that ARYA shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by ARYA prior to the date of this Agreement and, in such event, ARYA shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by ARYA prior to the date of this Agreement.

(d) If ARYA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ARYA shall assume all of the obligations set forth in this Section 5.14.

(e) The ARYA D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ARYA.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ARYA will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ARYA shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of ARYA or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and ARYA shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail”

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policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, ARYA or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, ARYA or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If ARYA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ARYA shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ARYA.

Section 5.16 Post-Closing Directors and Officers.

(a) ARYA shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the ARYA Board shall initially consist of ten (10) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of four (4) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors (provided that, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, the Company may in its sole discretion change which of the foregoing classes is to consist of three (3) or four (4) directors by notice to ARYA, which change shall be reflected in the Registration Statement / Proxy Statement mailed to the Pre-Closing ARYA Holders); (ii) the members of the ARYA Board are the individuals determined in accordance with Section 5.16(b) and Section 5.16(c); (iii) the members of the compensation committee, audit committee and nominating committee of the ARYA Board are the individuals determined in accordance with Section 5.16(d); and (iv) the officers of ARYA (the “Officers”) are the individuals determined in accordance with Section 5.16(e).

(b) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, the Company and ARYA shall mutually agree to one (1) individual to serve as a director on the ARYA Board immediately after the Effective Time (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable) (the “Independent Designee”) which Independent Designee shall be reflected in the Registration Statement / Proxy Statement mailed to the Pre-Closing ARYA Holders.

(c) The eight (8) individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be directors on the ARYA Board immediately after the Effective Time (each, an “Initial Company Designee”).    Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, the Company may in its sole discretion designate one (1) additional individual to serve as a director on the ARYA Board immediately after the Effective Time (the “Other Company Designee”, and together with the Initial Company Designees, collectively, the “Company Designees”); provided that, if an individual is not designated to serve as the Other Company Designee prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, such unfilled director position shall be left vacant and shall be filled following the Effective Time in accordance with the Investor Rights Agreement and the Governing

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Documents of ARYA. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, the Company may in its sole discretion replace any Company Designee with any individual by notice to ARYA. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, the board of directors of the Company shall designate whether each individual who will serve on the ARYA Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III.

(d) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, (i) the board of directors of the Company may designate the Independent Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the ARYA Board immediately after the Effective Time, subject to ARYA’s consent (not to be unreasonably withheld, conditioned or delayed) based on the qualifications of the Independent Designee, subject to applicable listing rules of Nasdaq and applicable Law, and (ii) the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the ARYA Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(e) The individuals identified on Section 5.16(e) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.16(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 5.16(e) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.17 PCAOB Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to ARYA (i) the Closing Company Unaudited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any

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member of such Group Company, ARYA in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by ARYA with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 ARYA Incentive Equity Plan; ARYA Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the ARYA Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and ARYA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable) (the “ARYA Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving 12,737,876 ARYA Shares for grant thereunder plus the number of ARYA Shares issuable upon the exercise or conversion of the Rollover Options and Rollover RSU Awards. The ARYA Incentive Equity Plan will provide that the ARYA Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2021 fiscal year in an amount equal to four percent (4%) of ARYA Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the ARYA Incentive Equity Plan. The Rollover Options corresponding to the Unvested Company Options and the Rollover RSU Awards shall, for the avoidance of doubt, be deemed to have been granted pursuant to the ARYA Incentive Equity Plan and shall reduce the number of ARYA Shares reserved for grant thereunder. Prior to the effectiveness of the Registration Statement / Proxy Statement, the ARYA Board shall approve and adopt an employee stock purchase plan, in substantially the form attached hereto as Exhibit I and with any changes or modifications thereto as the Company and ARYA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable) (the “ARYA Employee Stock Purchase Plan”), in the manner prescribed under Section 423 of the Code and other applicable Laws, effective as of one day prior to the Closing Date, reserving 1,655,924 ARYA Shares for grant thereunder. The ARYA Employee Stock Purchase Plan will provide that the ARYA Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2021 fiscal year in an amount equal to one percent (1%) of ARYA Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the ARYA Employee Stock Purchase Plan.

Section 5.19 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to ARYA (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to ARYA, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c) an IRS Form W-9 duly executed by the Company.

Section 5.20 Pre-Closing Series A Financing. Each of the Parties acknowledges and agrees that (a) the Bain Shareholder may satisfy a portion of the Bain PIPE Financing in an amount not to exceed the Pre-Closing Series A Purchase Price Amount via one or more Pre-Closing Series A Financings on the terms and subject to the conditions set forth in the Bain Subscription Agreement and (b) the Pre-Closing Series A Shares, the Pre-Closing Series A Purchase Price Amount and the Pre-Closing Series A Consideration will be treated in the manner provided in Section 2.1(b)(ix) and the applicable provisions of the Bain Subscription Agreement.

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ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Written Consent shall have been obtained;

(e) the Required ARYA Shareholder Approval shall have been obtained; and

(f) after giving effect to the transactions contemplated hereby (including the PIPE Financing), ARYA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2 Other Conditions to the Obligations of the ARYA Parties. The obligations of the ARYA Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by ARYA (on behalf of itself and the other ARYA Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) and the representations and warranties of the Company set forth in Section 3.16(n) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

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(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to ARYA the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to ARYA; and

(ii) the Investor Rights Agreement duly executed by the Bain Shareholder and the Pfizer Shareholder.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the ARYA Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the ARYA Parties set forth in Section 4.15(h) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the ARYA Parties (other than the ARYA Fundamental Representations and the representations and warranties of the ARYA Parties set forth in Section 4.15(h)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “ARYA Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ARYA Material Adverse Effect;

(b) the ARYA Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) the Aggregate Transaction Proceeds shall be equal to or greater than $250,000,000;

(d) ARYA’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, ARYA shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and ARYA shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the ARYA Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the ARYA Shares to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq;

(e) immediately following the Effective Time, to the knowledge of ARYA, no single beneficial owner of ARYA Shares (other than the Bain Shareholder, the Pfizer Shareholder or the Perceptive Shareholders) shall own in excess of 9.9% of the voting shares of ARYA, and no three beneficial owners of ARYA Shares

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(excluding the Bain Shareholder, the Pfizer Shareholder and the Perceptive Shareholders) shall own in excess of 25% of the voting shares of ARYA;

(f) the ARYA Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16(a)(i) and (ii);

(g) the Domestication shall have been consummated on the Closing Date prior to the Effective Time;

(h) at or prior to the Closing, ARYA shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of ARYA, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) the Investors Rights Agreement duly executed by ARYA and the Perceptive Shareholders.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the ARYA Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by an ARYA Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of ARYA and the Company;

(b) by ARYA, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by ARYA, and (ii) the Termination Date; provided, however, that none of the ARYA Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any ARYA Party has failed to perform any covenant or agreement on the part of such applicable ARYA Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to ARYA by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either ARYA or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2020 (the “Termination Date”); provided, that (i) the right

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to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to ARYA if any ARYA Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either ARYA or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either ARYA or the Company if the ARYA Shareholders Meeting has been held (including any adjournment thereof), has concluded, ARYA’s shareholders have duly voted and the Required ARYA Shareholder Approval was not obtained; or

(g) by ARYA, if the Company does not deliver, or cause to be delivered to ARYA (i) a Transaction Support Agreement duly executed by each Supporting Company Shareholder in accordance with Section 5.13(a) on or prior to the Transaction Support Agreement Deadline or (ii) the Company Shareholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Shareholder Written Consent Deadline.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement, any ARYA Shareholder Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in Sections 2.1, 2.5, 3.24, 3.25, 4.16 and 4.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any ARYA Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

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Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) ARYA and the Company prior to Closing and (b) ARYA and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) ARYA and the Company prior to the Closing and (b) ARYA and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any ARYA Party, to:

c/o ARYA Science Acquisition Corp.

51 Astor Place, 10th Floor

New York, NY 10003

Attention: Michael Altman

         Konstantin Poukalov

E-mail:     [Redacted]

         [Redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Jonathan L. Davis, P.C.

         Christian Nagler

          Ryan Brissette

E-mail:      [Redacted]

         [Redacted]

         [Redacted]

(b) If to the Company, to:

Cerevel Therapeutics, Inc.

131 Dartmouth Street, Suite 502

Boston, MA 02116

Attention: Tony Coles

         Bryan Phillips

Email:      [Redacted]

        [Redacted]

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Stuart Cable

         Jocelyn M. Arel

         Daniel J. Espinoza

E-mail:     [Redacted]

        [Redacted]

        [Redacted]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Michael Beauvais

         Thomas Holden

         Laura Steinke

E-mail:     [Redacted]

         [Redacted]

         [Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall also apply to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and ARYA shall pay, or cause to be paid, all Unpaid ARYA Expenses and (b) if the Closing occurs, then ARYA shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid ARYA Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and

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vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to ARYA, any documents or other materials posted to the electronic data room located www.dfsvenue.com under the project name “Project Cassidy” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the ARYA Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ARYA Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ARYA Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts,

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each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of ARYA. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to ARYA’s knowledge” and “to the knowledge of ARYA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the ARYA Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the ARYA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any ARYA Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the ARYA Non-Party Affiliates, in the case of ARYA, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, ARYA or any Non-Party Affiliate concerning any Group Company, any ARYA Party, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the ARYA Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the ARYA Parties set forth herein or (c) waive compliance by the ARYA Parties with any of the agreements or conditions set forth herein. ARYA may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF

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THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction,

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specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of ARYA, filed with the SEC (File No. 333-238488) on June 8, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that ARYA has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ARYA’s public shareholders (including overallotment shares acquired by ARYA’s underwriters, the “Public Shareholders”), and ARYA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ARYA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between ARYA or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with ARYA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with ARYA or its Affiliates).

*    *    *    *    *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ARYA SCIENCES ACQUISITION CORP II

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Chief Executive Officer

CASSIDY MERGER SUB 1, INC.

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	Chief Business Officer and Secretary

CEREVEL THERAPEUTICS, INC.

By:	/s/ N. Anthony Coles
Name:	N. Anthony Coles
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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Annex A

Other Investors

Annex B

Supporting Company Shareholders

Annex C

Required Governing Documents Proposals

The following Governing Document Proposals are Required Governing Document Proposals:

•

to approve the change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New Cerevel and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Cerevel; and

•

to authorize all other changes necessary or, as mutually agreed in good faith by ARYA and the Company, desirable in connection with the replacement of ARYA’s Governing Documents existing prior to the Domestication with the proposed ARYA Certificate of Incorporation and the proposed ARYA Bylaws as part of the Domestication.

Annex A-2

EXECUTION VERSION

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of October 2, 2020 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of July 29, 2020, by and among ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company (“ARYA”), Cassidy Merger Sub 1, Inc., a Delaware corporation, and Cerevel Therapeutics, Inc., a Delaware corporation (the “Company”). ARYA and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, ARYA and the Company have entered into the Agreement;

WHEREAS, pursuant to and in accordance with Section 8.3 of the Agreement, the Agreement may be amended or modified only by a written agreement executed and delivered by ARYA and the Company; and

WHEREAS, ARYA and the Company desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1.    Amendments to the Agreement.

(A)    Section 5.16 of the Agreement is hereby amended by replacing paragraph (b) in its entirety with the following:

“(b)    Prior to December 15, 2020, the Company and the Sponsor shall mutually agree to one (1) individual to serve as a director on the ARYA Board after the Effective Time (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or the Sponsor, as applicable) (the “Independent Designee”), which Independent Designee shall be appointed by the ARYA Board to serve as a director on the ARYA Board after the Effective Time promptly after such individual is mutually agreed to as provided in this Section 5.16(b).”

(B)    Section 5.16 of the Agreement is hereby amended by replacing paragraph (d) in its entirety with the following:

“(d)    (i) The board of directors of the Company (or, if the Independent Designee has not been mutually agreed prior to the Effective Time, the ARYA Board) may designate the Independent Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the ARYA Board after the Effective Time, subject to the Sponsor’s consent (not to be unreasonably withheld, conditioned or delayed) based on the qualifications of the Independent Designee, subject to applicable listing rules of Nasdaq and applicable Law, and (ii) prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing ARYA Holders, the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the ARYA Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.”

(C)    Section 8.9 of the Agreement is hereby amended by replacing Section 8.9 in its entirely with the following:

“Section 8.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.16(b), Section 5.16(d), Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 2.    No Other Amendments. Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the Agreement and each reference to the Agreement in any other agreement, document or other instrument shall, in each case, refer to the Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement.

Section 3.    Miscellaneous Provisions. Sections 8.2 through 8.7, 8.10, 8.11, 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18 of the Agreement shall apply to this Amendment mutatis mutandis and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

A-2-2

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

ARYA SCIENCES ACQUISITION CORP II

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Chief Executive Officer

CEREVEL THERAPEUTICS, INC.

By:	/s/ N. Anthony Coles
Name:	N. Anthony Coles
Title:	Chief Executive Officer

A-2-3

Annex B

Dated June 4, 2020

Companies Law (Revised)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ARYA SCIENCES ACQUISITION CORP II

Adopted by special resolution on June 4, 2020

www.verify.gov.ky File#: 360257	Filed: 04-Jun-2020 14:08 EST Auth Code: F24501535214

Companies Law (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

ARYA Sciences Acquisition Corp II

Adopted by special resolution on June 4, 2020

1	The name of the Company is ARYA Sciences Acquisition Corp II.

2

The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3

The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Law (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4

The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised);or

(c)	the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8

The share capital of the Company is US$50,000 divided into 479,000,000 Class A Ordinary Shares of US$0.0001 each, 20,000,000 Class B Ordinary Shares of US$0.0001 and 1,000,000 preference Shares of US$0.0001 each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Law (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

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(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)

subject to any limitations or restrictions and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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Companies Law (Revised)

Company Limited by Shares

ARYA Sciences Acquisition Corp II

AMENDED & RESTATED ARTICLES OF ASSOCIATION

Adopted by special resolution on June 4, 2020

www.verify.gov.ky File#: 360257	Filed: 04-Jun-2020 14:08 EST Auth Code: F24501535214

CONTENTS

1	Definitions, interpretation and exclusion of Table A	B-1

	Definitions	B-1

	Interpretation	B-4

	Exclusion of Table A Articles	B-4

2	Commencement of Business	B-5

3	Shares	B-5

	Power to issue Shares and options, with or without special rights	B-5

	Power to issue fractions of a Share	B-6

	Power to pay commissions and brokerage fees	B-6

	Trusts not recognised	B-6

	Power to vary class rights	B-6

	Effect of new Share issue on existing class rights	B-7

	Capital contributions without issue of further Shares	B-7

	No bearer Shares or warrants	B-7

	Treasury Shares	B-7

	Rights attaching to Treasury Shares and related matters	B-7

4	Register of Members	B-8

5	Share certificates	B-8

	Issue of share certificates	B-8

	Renewal of lost or damaged share certificates	B-9

6	Lien on Shares	B-9

	Nature and scope of lien	B-9

	Company may sell Shares to satisfy lien	B-9

	Authority to execute instrument of transfer	B-9

	Consequences of sale of Shares to satisfy lien	B-10

	Application of proceeds of sale	B-10

7	Calls on Shares and forfeiture	B-10

	Power to make calls and effect of calls	B-10

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	Time when call made	B-11

	Liability of joint holders	B-11

	Interest on unpaid calls	B-11

	Deemed calls	B-11

	Power to accept early payment	B-11

	Power to make different arrangements at time of issue of Shares	B-11

	Notice of default	B-11

	Forfeiture or surrender of Shares	B-12

	Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	B-12

	Effect of forfeiture or surrender on former Member	B-12

	Evidence of forfeiture or surrender	B-13

	Sale of forfeited or surrendered Shares	B-13

8	Transfer of Shares	B-13

	Form of transfer	B-13

	Power to refuse registration	B-13

	Power to suspend registration	B-13

	Company may retain instrument of transfer	B-14

9	Transmission of Shares	B-14

	Persons entitled on death of a Member	B-14

	Registration of transfer of a Share following death or bankruptcy	B-14

	Indemnity	B-14

	Rights of person entitled to a Share following death or bankruptcy	B-15

10	Alteration of capital	B-15

	Increasing, consolidating, converting, dividing and cancelling share capital	B-15

	Dealing with fractions resulting from consolidation of Shares	B-15

	Reducing share capital	B-16

11	Redemption and purchase of own Shares	B-16

	Power to issue redeemable Shares and to purchase own Shares	B-16

	Power to pay for redemption or purchase in cash or in specie	B-16

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	Effect of redemption or purchase of a Share	B-17

12	Class B Share Conversion	B-17

13	Meetings of Members	B-18

	Power to call meetings	B-18

	Content of notice	B-19

	Period of notice	B-20

	Persons entitled to receive notice	B-20

	Publication of notice on a website	B-20

	Time a website notice is deemed to be given	B-20

	Required duration of publication on a website	B-21

	Accidental omission to give notice or non-receipt of notice	B-21

14	Proceedings at meetings of Members	B-21

	Quorum	B-21

	Lack of quorum	B-21

	Use of technology	B-22

	Chairman	B-22

	Right of a director to attend and speak	B-22

	Adjournment	B-22

	Method of voting	B-22

	Taking of a poll	B-22

	Chairman’s casting vote	B-23

	Amendments to resolutions	B-23

	Written resolutions	B-23

	Sole-member company	B-24

15	Voting rights of Members	B-24

	Right to vote	B-24

	Rights of joint holders	B-24

	Representation of corporate Members	B-24

	Member with mental disorder	B-25

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	Objections to admissibility of votes	B-25

	Form of proxy	B-25

	How and when proxy is to be delivered	B-26

	Voting by proxy	B-27

16	Number of directors	B-27

17	Appointment, disqualification and removal of directors	B-27

	No age limit	B-27

	Corporate directors	B-27

	No shareholding qualification	B-27

	Appointment and removal of directors	B-27

	Resignation of directors	B-29

	Termination of the office of director	B-29

18	Alternate directors	B-29

	Appointment and removal	B-29

	Notices	B-30

	Rights of alternate director	B-30

	Appointment ceases when the appointor ceases to be a director	B-31

	Status of alternate director	B-31

	Status of the director making the appointment	B-31

19	Powers of directors	B-31

	Powers of directors	B-31

	Appointments to office	B-31

	Remuneration	B-32

	Disclosure of information	B-33

20	Delegation of powers	B-33

	Power to delegate any of the directors’ powers to a committee	B-33

	Power to appoint an agent of the Company	B-33

	Power to appoint an attorney or authorised signatory of the Company	B-33

	Power to appoint a proxy	B-34

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21	Meetings of directors	B-34

	Regulation of directors’ meetings	B-34

	Calling meetings	B-34

	Notice of meetings	B-34

	Period of notice	B-34

	Use of technology	B-35

	Place of meetings	B-35

	Quorum	B-35

	Voting	B-35

	Validity	B-35

	Recording of dissent	B-35

	Written resolutions	B-35

	Sole director’s minute	B-36

22	Permissible directors’ interests and disclosure	B-36

	Permissible interests subject to disclosure	B-36

	Notification of interests	B-36

	Voting where a director is interested in a matter	B-37

23	Minutes	B-37

24	Accounts and audit	B-37

	Accounting and other records	B-37

	No automatic right of inspection	B-37

	Sending of accounts and reports	B-37

	Time of receipt if documents are published on a website	B-38

	Validity despite accidental error in publication on website	B-38

	Audit	B-38

25	Financial year	B-39

26	Record dates	B-39

27	Dividends	B-39

	Declaration of dividends by Members	B-39

	Payment of interim dividends and declaration of final dividends by directors	B-40

	Apportionment of dividends	B-40

	Right of set off	B-40

	Power to pay other than in cash	B-41

	How payments may be made	B-41

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	Dividends or other moneys not to bear interest in absence of special rights	B-41

	Dividends unable to be paid or unclaimed	B-42

28	Capitalisation of profits	B-42

	Capitalisation of profits or of any share premium account or capital redemption reserve	B-42

	Applying an amount for the benefit of members	B-42

29	Share premium account	B-42

	Directors to maintain share premium account	B-42

	Debits to share premium account	B-43

30	Seal	B-43

	Company seal	B-43

	Duplicate seal	B-43

	When and how seal is to be used	B-43

	If no seal is adopted or used	B-43

	Power to allow non-manual signatures and facsimile printing of seal	B-44

	Validity of execution	B-44

31	Indemnity	B-44

	Indemnity	B-44

	Release	B-44

	Insurance	B-45

32	Notices	B-45

	Form of notices	B-45

	Electronic communications	B-45

	Persons authorised to give notices	B-46

	Delivery of written notices	B-46

	Joint holders	B-46

	Signatures	B-46

	Evidence of transmission	B-46

	Giving notice to a deceased or bankrupt Member	B-46

	Date of giving notices	B-47

	Saving provision	B-47

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33	Authentication of Electronic Records	B-47

	Application of Articles	B-47

	Authentication of documents sent by Members by Electronic means	B-47

	Authentication of document sent by the Secretary or Officers of the Company by Electronic means	B-48

	Manner of signing	B-48

	Saving provision	B-48

34	Transfer by way of continuation	B-49

35	Winding up	B-49

	Distribution of assets in specie	B-49

	No obligation to accept liability	B-49

	The directors are authorised to present a winding up petition	B-49

36	Amendment of Memorandum and Articles	B-49

	Power to change name or amend Memorandum	B-49

	Power to amend these Articles	B-50

37	Mergers and Consolidations	B-50

38	Business Combination	B-50

39	Certain Tax Filings	B-53

40	Business Opportunities	B-54

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Companies Law (Revised)

Company Limited by Shares

Amended & Restated Articles of Association

of

ARYA Sciences Acquisition Corp II

Adopted by special resolution on June 4, 2020

1	Definitions, interpretation and exclusion of Table A Definitions

1.1	In these Articles, the following definitions apply:

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

Articles means, as appropriate:

(a)	these Articles of Association as amended from time to time: or

(b)	two or more particular Articles of these Articles; and Article refers to a particular Article of these Articles.

Audit Committee means the audit committee of the Company formed pursuant to Article 24.8 hereof, or any successor audit committee.

Auditor means the person for the time being performing the duties of auditor of the Company.

Business Combination means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (each a target business), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into the Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

Business Day means a day other than a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City, a Saturday or a Sunday.

Class A Share means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

Class B Share means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is given or deemed to be given; and

(b)	the day for which it is given or on which it is to take effect.

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Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

Company means the above-named company.

Default Rate means 10% (ten per cent) per annum.

Designated Stock Exchange means any national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any OTC market on which the Shares are listed for trading.

Electronic has the meaning given to that term in the Electronic Transactions Law (Revised).

Electronic Record has the meaning given to that term in the Electronic Transactions Law (Revised).

Electronic Signature has the meaning given to that term in the Electronic Transactions Law (Revised).

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Founders means all Members immediately prior to the consummation of the IPO.

Fully Paid and Paid Up:

(a)

in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.

Investor Group means the Sponsor, Perceptive Advisors LLC and their respective affiliates, successors and assigns.

IPO means the Company’s initial public offering of securities.

IPO Redemption has the meaning given to it in Article 38.6.

Islands means the British Overseas Territory of the Cayman Islands.

Law means the Companies Law (Revised).

Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.

Memorandum means the Memorandum of Association of the Company as amended from time to time.

Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.

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Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon. The expression also includes a unanimous written resolution.

Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described at Article 3.4) sold in the IPO at a price equal to US$10.00 per unit, less underwriting discount and commissions.

Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company.

Public Share means a Class A Share issued as part of the units (as described in Article 3.4) issued in the IPO.

Redemption Price has the meaning given to it in Article 38.6.

Register of Members means the register of Members maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of Members.

SEC means the United States Securities and Exchange Commission.

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share means a Class A Share, a Class B Share or a Preference Share in the share capital of the Company; and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Law; and the expression includes a unanimous written resolution.

Sponsor means ARYA Sciences Holdings II, a Cayman Islands exempted company.

Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.

Treasury Shares means Shares of the Company held in treasury pursuant to the Law and Article 3.14.

Trust Account means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of units simultaneously with the closing date of the IPO, will be deposited.

Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.

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Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Law of the Cayman Islands is taken to be a reference to the revision of that Law in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)

The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, include and in particular or any similar expression are to be construed without limitation.

Exclusion of Table A Articles

1.3

The regulations contained in Table A in the First Schedule of the Law and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

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2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the directors see fit.

2.2	The directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Shares

Power to issue Shares and options, with or without special rights

3.1

Subject to the provisions of the Law and these Articles and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 12. No Share may be issued at a discount except in accordance with the provisions of the Law.

3.2	Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)	either at a premium or at par;

(b)	with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

3.3

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.

3.4

The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the managing Underwriters determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

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Power to issue fractions of a Share

3.5

Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

3.6	The Company may, in so far as the Law permits, pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

3.7	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

3.8	Except as required by Applicable Law:

(a)

the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights

3.9

If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

3.10	For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

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(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

3.11

Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

3.12

With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares—it shall be credited to the share premium account for that class of Shares;

(ii)

if the Member holds Shares of more than one class—it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Law and these Articles applicable to share premiums.

No bearer Shares or warrants

3.13	The Company shall not issue Shares or warrants to bearers.

Treasury Shares

3.14	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Law shall be held as Treasury Shares and not treated as cancelled if:

(a)	the directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Law are otherwise complied with.

Rights attaching to Treasury Shares and related matters

3.15

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

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3.16	The Company shall be entered in the Register as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.

3.17

Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

3.18	Treasury Shares may be disposed of by the Company in accordance with the Law and otherwise on such terms and conditions as the directors determine.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

4.2

The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Share certificates Issue of share certificates

5.1	Upon being entered in the Register of Members as the holder of a Share, a Member shall be entitled:

(a)

without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

5.2

Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

5.3

The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

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Renewal of lost or damaged share certificates

5.4	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

6	Lien on Shares Nature and scope of lien

6.1

The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those moneys are presently payable.

6.2	At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

6.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)

the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

6.4	The Shares may be sold in such manner as the directors determine.

6.5	To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

6.6

To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

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Consequences of sale of Shares to satisfy lien

6.7	On sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

6.8

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)	if no certificate for the Shares was issued, at the date of the sale; or

(b)	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

7	Calls on Shares and forfeiture

Power to make calls and effect of calls

7.1

Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

7.2

Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

7.3

A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.

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Time when call made

7.4	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

7.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

7.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls

7.7

Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

7.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

7.9	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

7.10	If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued;

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(c)	any expenses which have been incurred by the Company due to that person’s default.

7.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

7.12

If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

7.13	The directors may accept the surrender for no consideration of any Fully Paid Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

7.14

A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

7.15	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

7.16

Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those moneys before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

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Evidence of forfeiture or surrender

7.17

A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

7.18

Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

8	Transfer of Shares Form of transfer

8.1

Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

8.2	The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration

8.3

If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

Power to suspend registration

8.4	The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

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Company may retain instrument of transfer

8.5

The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

9	Transmission of Shares Persons entitled on death of a Member

9.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

9.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

9.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

9.4	That person must produce such evidence of his entitlement as the directors may properly require.

9.5

If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

9.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)	if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

9.7	All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

9.8

A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

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Rights of person entitled to a Share following death or bankruptcy

9.9

A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

10	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

10.1	To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)

sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)

cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

10.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

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Reducing share capital

10.3	Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

11	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

11.1

Subject to the Law and Article 38, and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may by its directors:

(a)

issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

(b)

with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

11.2	With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 38.3;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Class B shares will represent 20% of the Company’s issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 38.2(b).

Power to pay for redemption or purchase in cash or in specie

11.3

When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 11.1, or otherwise by agreement with the Member holding those Shares.

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Effect of redemption or purchase of a Share

11.4	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

11.5	For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described in Articles 11.2(a), 11.2(b) and 11.2(c) above shall not require further approval of the Members.

12	Class B Share Conversion

12.1

Save and except for the conversion rights referred to in this Article 12 and as otherwise set out in these Articles, subject to Article 3.9, the rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters.

12.2

On the first business day following the consummation of the Company’s initial Business Combination, the issued Class B Shares shall automatically be converted into such number of Class A Shares as is equal, in the aggregate, on an as-converted basis, to 20% of the sum of:

(a)

the total number of Class A Shares issued and outstanding (excluding the private placement shares underlying the private placement units) upon completion of the IPO (including pursuant to the Over-Allotment Option, if applicable), plus

(b)

the sum of (i) the total number of Class A Shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination, any Class A Shares and private placement warrants underlying the private placement units issued to the Sponsor, members of the Company’s management team or their affiliates and any warrants issued upon conversion of working capital loans, if any, minus (ii) the total number of Public Shares repurchased pursuant to the IPO Redemption.

12.3

References in this Article to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been

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converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

12.4

Notwithstanding anything to the contrary in this Article 12, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one. Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 12. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued Class B Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued Class B Shares at the time of conversion.

12.5

The directors shall not allot or issue Class A Shares such that the number of authorised but unissued Class A Shares would at any time be insufficient to permit the conversion of all Class B Shares from time to time issued into Class A Shares.

13	Meetings of Members

Power to call meetings

13.1

To the extent required by the Designated Stock Exchange, an annual general meeting of the Company shall be held no later than one year after the first financial year end occurring after the IPO, and shall be held in each year thereafter at such time as determined by the directors and the Company may, but shall not (unless required by the Law or the rules and regulations of the Designated Stock Exchange) be obliged to, in each year hold any other general meeting.

13.2	The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).

13.3	Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.

13.4	All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

13.5	The directors may call a general meeting at any time.

13.6

If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

13.7	The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

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13.8	The requisition must be in writing and given by one or more Members who together hold at least 40% of the rights to vote at such general meeting.

13.9	The requisition must also:

(a)	specify the purpose of the meeting.

(b)

be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

(c)	be delivered in accordance with the notice provisions.

13.10

Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

13.11

Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 40% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

13.12

Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Content of notice

13.13	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to paragraph (d), the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

13.14	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

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Period of notice

13.15

At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

Persons entitled to receive notice

13.16	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

(c)	the directors.

Publication of notice on a website

13.17	Subject to the Law or the rules of the Designated Stock Exchange, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the place on the website where the notice may be accessed;

(c)	how it may be accessed; and

(d)	the place, date and time of the general meeting.

13.18

If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given

13.19	A website notice is deemed to be given when the Member is given notice of its publication.

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Required duration of publication on a website

13.20

Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

13.21	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

13.22	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

14	Proceedings at meetings of Members

Quorum

14.1

Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one-third of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum; provided that a quorum in connection with any meeting that is convened to vote on a Business Combination or any meeting convened with regards to an amendment described in Article 38.9 shall be a majority of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

Lack of quorum

14.2	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)

In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.

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Use of technology

14.3

A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman

14.4

The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

14.5

If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a director to attend and speak

14.6	Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment

14.7

The chairman may at any time adjourn a meeting. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

14.8

Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting

14.9	A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

14.10	A poll demanded on the question of adjournment shall be taken immediately.

14.11

A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

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14.12	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

14.13

A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

14.14	If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.

Amendments to resolutions

14.15	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)

not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

14.16	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

14.17	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

14.18	Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)	all Members entitled so to vote :

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)

the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

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Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

14.19	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

14.20

The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-member company

14.21	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

15	Voting rights of Members

Right to vote

15.1

Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

15.2	Members may vote in person or by proxy.

15.3	Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

15.4	A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

15.5	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

15.6

If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

15.7	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

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15.8	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

15.9	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

15.10	The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

15.11	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

15.12

A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

15.13

If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder

15.14

A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

15.15

For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

15.16

An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

15.17	An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

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15.18	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

15.19	The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

15.20

A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

15.21

Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)

If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

15.22	Where a poll is taken:

(a)

if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

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(b)

but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

15.23	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

15.24

A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

16	Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum shall be ten.

17	Appointment, disqualification and removal of directors

No age limit

17.1	There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors

17.2

Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.

No shareholding qualification

17.3	Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment and removal of directors

17.4

The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III

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directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

17.5

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the Class B Shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any director.

17.6	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

17.7	Article 17.5 may only be amended by a Special Resolution passed by holders representing at least two-thirds of the outstanding Class B Shares.

17.8

Without prejudice to the Company’s power to appoint a person to be a director pursuant to these Articles, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

17.9

Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

(a)	where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(b)	if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(i)	the expression personal representatives of the last shareholder means:

(A)

until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(B)	after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)

without derogating from section 3(1) of the Succession Law (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

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17.10	A remaining director may appoint a director even though there is not a quorum of directors.

17.11	No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

17.12

For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.

Resignation of directors

17.13

A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

17.14	Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director

17.15	A director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;

(e)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or

(f)

all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other directors.

18	Alternate directors

Appointment and removal

18.1

Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

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(b)

if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 18.4(c)).

18.2

Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 18.4.

18.3

A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 18.1.

18.4	A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)

if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)

if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

18.5	All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director

18.6

An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

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18.7	For the avoidance of doubt:

(a)

if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

(b)

if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

18.8	An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director

18.9	An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

Status of alternate director

18.10	An alternate director shall carry out all functions of the director who made the appointment.

18.11	Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

18.12	An alternate director is not the agent of the director appointing him.

18.13	An alternate director is not entitled to any remuneration for acting as alternate director.

Status of the director making the appointment

18.14	A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

19	Powers of directors

Powers of directors

19.1	Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

19.2

No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Law, following the consummation of the IPO Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

19.3	The directors may appoint a director:

(a)	as chairman of the board of directors;

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(b)	as vice-chairman of the board of directors;

(c)	as managing director;

(d)	to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

19.4	The appointee must consent in writing to holding that office.

19.5	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

19.6

If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

19.7	Subject to the provisions of the Law, the directors may also appoint any person, who need not be a director:

(a)	as Secretary; and

(b)

to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

19.8	The Secretary or Officer must consent in writing to holding that office.

19.9	A director, Secretary or other Officer of the Company may not hold the office, or perform the services, of Auditor.

Remuneration

19.10

The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine, provided that no cash remuneration shall be paid to any director prior to the consummation of a Business Combination. The directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company, including identifying and consummating a Business Combination.

19.11

Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

19.12

Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

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Disclosure of information

19.13

The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

20	Delegation of powers

Power to delegate any of the directors’ powers to a committee

20.1

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non- directors so long as the majority of those persons are directors.

20.2	The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

20.3

The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

20.4	Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

Power to appoint an agent of the Company

20.5

The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

20.6	The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

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(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.

20.7

Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Power to appoint a proxy

20.8

Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

20.9	Articles 18.1 to 18.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

20.10	A proxy is an agent of the director appointing him and is not an officer of the Company.

21	Meetings of directors

Regulation of directors’ meetings

21.1	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings

21.2	Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings

21.3

Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.

Period of notice

21.4	At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.

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Use of technology

21.5

A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

21.6	A director participating in this way is deemed to be present in person at the meeting.

Place of meetings

21.7	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

21.8	The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

Voting

21.9	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

21.10

Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

21.11	A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

21.12	The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

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21.13

Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

21.14

Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

Sole director’s minute

21.15	Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

22 Permissible directors’ interests and disclosure

Permissible interests subject to disclosure

22.1

Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

22.2

If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or

(b)

be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

22.3

Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

22.4

If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

22.5	For the purposes of the preceding Articles:

(a)

a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a

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specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Voting where a director is interested in a matter

22.6

A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

22.7

Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

23	Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.

24	Accounts and audit

Accounting and other records

24.1	The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection

24.2	Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

24.3

The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions: or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that publication of the documents has been published on the website;

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(ii)	the address of the website; and

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

24.4

If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

Time of receipt if documents are published on a website

24.5

Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least five Clear Days’ notice of the hearing.

Validity despite accidental error in publication on website

24.6	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)	those documents are, by accident, published in a different place on the website to the place notified; or

(b)	they are published for part only of the period from the date of notification until the conclusion of that meeting.

Audit

24.7	The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.

24.8

Without prejudice to the freedom of the directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

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24.9

If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

24.10	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

24.11

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.

24.12

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

24.13

Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.

25	Financial year

Unless the directors otherwise specify, the financial year of the Company:

(a)	shall end on 31st December in the year of its incorporation and each following year; and

(b)	shall begin when it was incorporated and on 1st January each following year.

26	Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for:

(a)	calling a general meeting;

(b)	declaring or paying a dividend;

(c)	making or issuing an allotment of Shares; or

(d)	conducting any other business required pursuant to these Articles.

The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

27	Dividends

Declaration of dividends by Members

27.1

Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

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Payment of interim dividends and declaration of final dividends by directors

27.2

The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

27.3	Subject to the provisions of the Law, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)

Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

27.4	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)

If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non- preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)

The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)

If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non- preferred rights.

Apportionment of dividends

27.5

Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

27.6	The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

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Power to pay other than in cash

27.7

If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

27.8	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose—by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

27.9

For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

27.10

If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

27.11	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other moneys not to bear interest in absence of special rights

27.12	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

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Dividends unable to be paid or unclaimed

27.13

If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

27.14	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

28	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve

28.1	The directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)	by paying up the amounts unpaid on that Member’s Shares;

(b)

by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members

28.2

The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

28.3

Subject to the Law, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

29	Share premium account

Directors to maintain share premium account

29.1

The directors shall establish a share premium account in accordance with the Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Law.

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Debits to share premium account

29.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Law.

29.3

Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Law, out of capital.

30	Seal

Company seal

30.1	The Company may have a seal if the directors so determine.

Duplicate seal

30.2

Subject to the provisions of the Law, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

30.3	A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate).

If no seal is adopted or used

30.4	If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)	by a single director (or his alternate); or

(c)	in any other manner permitted by the Law.

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Power to allow non-manual signatures and facsimile printing of seal

30.5	The directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

30.6

If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

31	Indemnity

Indemnity

31.1

To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)

all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)

without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.

31.2

To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Release

31.3

To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

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Insurance

31.4

To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former director (including alternate director), Secretary or Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

32	Notices

Form of notices

32.1	Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)

subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

32.2

Without limitation to Articles 18.1 to 18.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 20.8 to 20.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)	the directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

32.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

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Persons authorised to give notices

32.4	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices

32.5

Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

32.6	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.

Signatures

32.7	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

32.8	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

32.9

A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

32.10

A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

32.11

A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

32.12	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

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Date of giving notices

32.13	A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given

Personally	At the time and date of delivery

By leaving it at the member’s registered address	At the time and date it was left

If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted

If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting

By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent

By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving provision

32.14	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

33	Authentication of Electronic Records

Application of Articles

33.1

Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 33.2 or Article 33.4 applies.

Authentication of documents sent by Members by Electronic means

33.2

An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)

the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 33.7 does not apply.

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33.3

For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 33.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

33.4

An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)

the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)

the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 33.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

33.5

For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 33.7 applies.

Manner of signing

33.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

33.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

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34	Transfer by way of continuation

34.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

34.2	To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

(a)	an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

35	Winding up

Distribution of assets in specie

35.1

If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Law, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)

to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

35.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition

35.3

The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

36	Amendment of Memorandum and Articles Power to change name or amend Memorandum

36.1	Subject to the Law, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

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Power to amend these Articles

36.2	Subject to the Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

37	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

38	Business Combination

38.1

Notwithstanding any other provision of the Articles, this Article 38 shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Account pursuant to Article 38.10. In the event of a conflict between this Article 38 and any other Articles, the provisions of this Article 38 shall prevail and this Article may not be amended prior to the consummation of a Business Combination without a Special Resolution.

38.2	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer (a Tender Offer) for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding Public Shares in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

38.3

If the Company initiates any Tender Offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file Tender Offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

38.4

If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

38.5

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the Shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted for the approval of such Business Combination, the Company shall be authorised to consummate such Business Combination.

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38.6

Any Member holding Public Shares who is not a Founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the IPO Redemption), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares without the Company’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination or abstains from voting, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding Public Shares in issue (such redemption price being referred to herein as the Redemption Price), provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

38.7

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

38.8

In the event that the Company does not consummate a Business Combination by twenty- four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Article 38.8 with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

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38.9	In the event that any amendment is made to these Articles:

(a)	that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:

(i)	have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 38.2(b) or 38.6; or

(ii)	redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the date of the closing of the IPO pursuant to Article 38.8; or

(b)	with respect to any other provision relating to the rights of holders of Public Shares,

each holder of Public Shares who is not a Founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of then-outstanding Public Shares in issue.

38.10	Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Account shall be released from the Trust Account:

(a)	to the Company, until completion of any Business Combination; or

(b)	to the Members holding Public Shares, until the earliest of:

(i)	a repurchase of Shares by means of a Tender Offer pursuant to Article 38.2(b);

(ii)	an IPO Redemption pursuant to Article 38.6;

(iii)	a distribution of the Trust Account pursuant to Article 38.8; or

(iv)	an Amendment Redemption pursuant to Article 38.9.

In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

38.11

After the issue of Public Shares (including pursuant to the Over-allotment Option), and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with the Public Shares:

(i)	on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or

(ii)	to approve an amendment to these Articles to:

(A)	extend the time the Company has to consummate a Business Combination beyond 24 months from the closing of IPO; or

(B)	amend the foregoing provisions of these Articles.

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38.12

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing the agreement to enter into a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations

38.13	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any director or officer of the Company and any affiliate or relative of such director or officer.

38.14

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the directors, with any director interested in such payment abstaining from such review and approval.

38.15

A director may vote in respect of any Business Combination in which such director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.

38.16

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

38.17

The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or officers of the Company. In the event the Company seeks to complete the Business Combination with a target that is affiliated with the Sponsor, executive officers or directors, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm, which is a member of FINRA, or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Company from a financial point of view.

38.18	Any Business Combination must be approved by the a majority of the Independent Directors.

39	Certain Tax Filings

39.1

Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

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40	Business Opportunities

40.1

In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as directors and/or officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, directors and Members in connection therewith.

40.2

To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an Officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

40.3

Except as provided elsewhere in the Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

40.4

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex C

CERTIFICATE OF INCORPORATION

OF

CEREVEL THERAPEUTICS HOLDINGS, INC.

ARTICLE I

The name of the Corporation is Cerevel Therapeutics Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Ten Million (510,000,000) of which (i) Five Hundred Million (500,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of

Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

ARTICLE V

Stockholder Action

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

Directors

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. Subject to the terms of the Registration and Shareholder Rights Agreement, dated as of [•], by and among the Corporation and certain of its stockholders (as amended, modified and/or supplemented from time to time, the “Registration and Shareholder Rights Agreement”), the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [names]; the initial Class II Directors of the Corporation shall be [names]; and the initial Class III Directors of the Corporation shall be [names]. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2021, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023. The mailing address of each person who is to serve initially as a director is c/o Cerevel Therapeutics Holdings, Inc., 131 Dartmouth Street, Suite 502, Boston, MA 02116. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto and subject to the terms of the Registration and Shareholder Rights Agreement, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders (except as otherwise provided in the Registration and Shareholder Rights Agreement). Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect and subject to the terms of the Registration and Shareholder Rights Agreement, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

Limitation of Liability

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

Amendment of By-Laws

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

ARTICLE X

Business Combinations

1. Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

2. Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

3. Definitions. For purposes of this Article X, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph 2 of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Sections 251(g), 253 or 267 of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3)-(5) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (1) the sponsor entities, or (2) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “sponsor entities” means, collectively, investment funds affiliated with Bain Capital Investors, LLC or Bain Capital Life Sciences Investors, LLC and their respective successors, transferees and affiliates.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “transferees” means any person who becomes a beneficial owner of voting stock upon having purchased such shares from the investment funds affiliated with the sponsor entities or their respective affiliates, provided, however, that a purchaser of voting stock in a registered public offering shall not be a “transferee”.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock in this Article X shall refer to such percentage of the votes of such voting stock.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of __________, 2020.

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:
Name: N. Anthony Coles
Title: President and Chief Executive Officer

[Signature Page to Cerevel Therapeutics Holdings, Inc. Amended and Restated Certificate of Incorporation]

Annex D

BY-LAWS

OF

CEREVEL THERAPEUTICS HOLDINGS, INC.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors, which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this By-law as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this By-law to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this By-law, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this By-law, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this By-law and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this By-law. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the

Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-law shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this By-law and the Registration and Shareholder Rights Agreement, dated as of [•], by and among the Corporation and certain of its stockholders (as amended, modified and/or supplemented from time to time, the “Registration and Shareholder Rights Agreement”) shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this By-law, the Registration and Shareholder Rights Agreement or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law or the Registration and Shareholder Rights Agreement, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this By-law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

(c) Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 2; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 3; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b) Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e) When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

SECTION 5. Quorum. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9. Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. Subject to the terms of the Registration and Shareholder Rights Agreement, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate and the Registration and Shareholder Rights Agreement.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate and the Registration and Shareholder Rights Agreement.

SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular and annual meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. Subject to the terms of the Registration and Shareholder Rights Agreement, the Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2. Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 6. Removal. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chairman of the Board. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 15. Other Powers and Duties. Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

SECTION 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation, including, for the avoidance of doubt, any person who has served as a director on the board of directors of ARYA Sciences Acquisition Corp II, a Cayman exempted company;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation, including, for the avoidance of doubt, any person who has served as an officer of ARYA Sciences Acquisition Corp II, a Cayman exempted company;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or

Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses.

Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7. Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or By-laws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate or By-laws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine. The provisions of this Section 8 shall not apply to any claims arising under the Exchange Act or the Securities Act of 1933, as amended. In addition, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of By-laws.

(a) Amendment by Directors. Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders. Except as otherwise required by these By-laws or by law, these By-laws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Annex E

Execution Version

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 29, 2020, is made by and among ARYA Sciences Holdings, a Cayman Islands exempted limited company (the “Sponsor”), the other holders of ARYA Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company (“ARYA”), and Cerevel Therapeutics, Inc., a Delaware corporation (the “Company”). The Sponsor, the Other Class B Holders, ARYA and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, ARYA, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of ARYA or any other anti-dilution or similar protection with respect to all of the ARYA Class B Shares related to the transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.    Agreement to Vote. Each Class B Holder hereby agrees to vote at any meeting of the shareholders of ARYA, and in any action by written resolution of the shareholders of ARYA, all of such Class B Holder’s ARYA Class B Shares (together with any other Equity Securities of ARYA that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject ARYA Equity Securities”) in favor of the Transaction Proposals.

2.    Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of ARYA, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the ARYA Class B Shares held by him, her or it convert into ARYA Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.    Transfer of Shares.

a.    Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject ARYA Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject ARYA Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject ARYA Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject ARYA Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject ARYA Equity Securities even if such Subject ARYA Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to ARYA’s officers or directors, any affiliates or family member of any of ARYA’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

b.    In furtherance of the foregoing, ARYA hereby agrees to (i) place a revocable stop order on all Subject ARYA Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify ARYA’s transfer agent in writing of such stop order and the restrictions on such Subject ARYA Equity Securities under Section 3(a) and direct ARYA’s transfer agent not to process any attempts by the Class B Holder to Transfer any Subject ARYA Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of ARYA under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject ARYA Equity Securities.

4.    Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to ARYA as if such Class B Holder is directly party thereto.

5.    Termination of ARYA Class B Shares Lock-up Period. Each Class B Holder and ARYA hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated June 4, 2020, by and among ARYA, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

6.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or

Fraud, (ii) Sections 2, 5 and 10 (solely to the extent related to the foregoing Sections 2 or 5) shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the following Sections 7 or 9) shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7.    No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any ARYA Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the ARYA Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject ARYA Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of any ARYA Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any ARYA Party or as an officer, employee or fiduciary of any ARYA Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such ARYA Party.

9.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.    Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ARYA SCIENCES HOLDINGS II

By:	/s/ Adam Stone
Name: Adam Stone
Title: Director

ARYA SCIENCES ACQUISITION CORP II

By:	/s/ Adam Stone
Name: Adam Stone
Title: Chief Executive Officer

CEREVEL THERAPEUTICS, INC.:

By:	/s/ N. Anthony Coles
Name: N. Anthony Coles
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

CLASS B HOLDERS:

/s/ Todd Wider
Todd Wider

/s/ Chad Robins
Chad Robins

/s/ Jake Bauer
Jake Bauer

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Other Class B Holders

1.	Todd Wider
2.	Chad Robins
3.	Jake Bauer

Annex F

Confidential

SUBSCRIPTION AGREEMENT

ARYA Sciences Acquisition Corp II

51 Astor Place, 10th Floor

New York, New York 10002

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (“ARYA”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among ARYA, Cerevel Therapeutics, Inc., a Delaware corporation (the “Company”), Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub 1”), pursuant to which, among other things, Cassidy Merger Sub 1 will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned subsidiary of ARYA, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, ARYA is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of ARYA’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, ARYA is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 32,000,000 Shares, at the Per Share Purchase Price.

Prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), ARYA will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and ARYA acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from ARYA the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that ARYA reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by ARYA only when this Subscription Agreement is signed by a duly authorized person by or on behalf of ARYA; ARYA may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by ARYA pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

F-1

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) ARYA to the Investor (the “Closing Notice”), that ARYA reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to ARYA, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by ARYA in the Closing Notice (which account shall not be an escrow account). On the Closing Date, ARYA shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor on ARYA’s share register; provided, however, that ARYA’s obligation to issue the Shares to the Investor is contingent upon ARYA having received the Subscription Amount in full accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii) (A) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

b. The obligation of ARYA to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions:

(i) that all representations and warranties of ARYA contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by ARYA of each of the representations and warranties of ARYA contained in this Subscription Agreement as of the Closing Date; and

(ii) ARYA shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

F-2

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. ARYA Representations and Warranties. ARYA represents and warrants to the Investor that:

a. ARYA is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). ARYA has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, ARYA will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under ARYA’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by ARYA and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against ARYA in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The issuance and sale of the Shares and the compliance by ARYA with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of ARYA or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which ARYA or any of its subsidiaries is a party or by which ARYA or any of its subsidiaries is bound or to which any of the property or assets of ARYA is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of ARYA and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of ARYA to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of ARYA; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over ARYA or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of ARYA to comply in all material respects with this Subscription Agreement.

e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by ARYA with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of ARYA included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of ARYA as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no

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outstanding or unresolved comments in comment letters received by ARYA from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f. Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement expressly contemplated by the Transaction Agreement, ARYA has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in ARYA or with any other investor, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

g. ARYA is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by ARYA of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by the Nasdaq, or such other applicable stock exchange on which ARYA’s common stock is then listed (the “Stock Exchange”), and (iv) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

h. As of the date of this Subscription Agreement, the authorized capital stock of ARYA consists of 1,000,000 preference shares (“Preferred Shares”), 479,000,000 Class A ordinary shares (“Class A Shares”), and 20,000,000 Class B ordinary shares (the “Class B Shares”), each par value $0.0001 per share. As of the date of this Subscription Agreement, (i) no Preferred Shares are issued and outstanding, (ii) 15,449,000 Class A Shares are issued and outstanding, (iii) 3,737,500 Class B Shares are issued and outstanding and (iv) 4,983,333 redeemable warrants and 166,333 private placement warrants to acquire Class A Shares are outstanding. Following the Domestication, and immediately prior to the closing of the Transaction (assuming that all shares to be issued pursuant to the Subscription Agreements have been issued and that no holders of Class A Shares have validly elected to redeem their shares in connection with the closing of the Transaction), the authorized capital stock of ARYA will consist of 10,000,000 shares of preferred stock, par value $0.0001 per share (“Delaware Preferred Shares”) and 500,000,000 shares of common stock, par value $0.0001 per share (“Delaware Common Shares”), of which (1) no Delaware Preferred Shares will be issued and outstanding, (2) a number of Delaware Common Shares will be issued and outstanding as set forth in Section 4.6(b) of the Transaction Agreement, subject in all respects to the assumptions referenced in such section, and (3) 4,983,333 redeemable warrants and 166,333 private placement warrants to acquire Delaware Common Shares will be outstanding. All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (B) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from ARYA any Class A Shares, Class B Shares or other equity interests in ARYA, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, ARYA has no subsidiaries, other than Cassidy Merger Sub 1, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which ARYA is a party or by which it is bound relating to the voting of any securities of ARYA, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

i. The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of ARYA, threatened against the ARYA by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares or, when issued, the Delaware Common Shares, or to deregister the Class A Shares or, when registered and issued in connection with the Domestication, the Delaware Common Shares, under the Exchange Act. ARYA has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Delaware Common Shares.

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j. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by ARYA to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

k. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of ARYA, threatened against ARYA or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against ARYA.

l. Other than the Placement Agents (as defined below), ARYA has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and ARYA is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents.

6. Investor Representations and Warranties. The Investor represents and warrants to ARYA that:

a. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to ARYA or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that ARYA files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

c. The Investor acknowledges and agrees that the Investor is purchasing the Shares from ARYA. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of ARYA, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of ARYA expressly set forth in Section 5 of this Subscription Agreement.

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d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to ARYA, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and ARYA, the Company or a representative of ARYA or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and ARYA, the Company or a representative of ARYA or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, ARYA, the Company, the Placement Agents (defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of ARYA contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ARYA.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in ARYA’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the Investor has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in ARYA. The Investor acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning ARYA, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under

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or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

m. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n. The Investor acknowledges that no disclosure or offering document has been prepared by Jefferies LLC, Goldman Sachs & Co. LLC or any of their respective affiliates (collectively, the “Placement Agents”) in connection with the offer and sale of the Shares.

o. The Investor acknowledges that neither Placement Agent, nor any of its respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to ARYA, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by ARYA.

p. The Investor acknowledges that in connection with the issue and purchase of the Shares, neither Placement Agent has acted as the Investor’s financial advisor or fiduciary.

q. The Investor has or has commitments to have and, when required to deliver payment to ARYA pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7. Registration Rights(a) .

(a) In the event that the Shares are not registered in connection with the consummation of the Transaction, ARYA agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Date”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies ARYA that it will “review” the Registration Statement) following the Filing Date and (ii) ten (10) Business Days after ARYA is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). ARYA

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agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (x) the fourth anniversary of the Closing, (y) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (z) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for ARYA to be in compliance with the current public information required under Rule 144(c)(i) (or Rule 144(i)(2), if applicable) (the “Effectiveness Period”). The Investor agrees to disclose its ownership to ARYA upon request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents ARYA from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), ARYA will use commercially reasonable efforts to (1) qualify the Shares for listing on the Stock Exchange, and (2) update or amend the Registration Statement as necessary to include the Shares. For as long as the Investor holds the Shares, ARYA will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable. Notwithstanding anything to the contrary contained herein, ARYA may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of ARYA determines in good faith that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of ARYA or would require premature disclosure of information that could materially adversely affect ARYA (each such circumstance, a “Suspension Event”); provided, that, (I) ARYA shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case in any three hundred sixty (360) day period and (II) ARYA shall use commercially reasonable efforts to make such Registration Statement available for the sale by the undersigned of such securities as soon as practicable thereafter. If so directed by ARYA, the Investor will deliver to ARYA or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. ARYA’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to ARYA such information regarding the Investor, the securities of ARYA held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by ARYA to effect the registration of such Shares, and shall execute such documents in connection with such registration as ARYA may reasonably request that are customary of a selling stockholder in similar situations.

(b) At its expense ARYA shall advise the Investor within two (2) Business Days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by

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the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by ARYA of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from ARYA (which notice shall not contain any material non-public information regarding ARYA) of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which ARYA agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by ARYA that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by ARYA except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. ARYA shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as ARYA is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, ARYA shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Indemnification.

(i) ARYA agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to ARYA by or on behalf of the Investor expressly for use therein.

(ii) The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, to indemnify and hold harmless ARYA, its directors and officers and agents and each person who controls ARYA (within the meaning of the Securities Act) against any losses, claims, damages,

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liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 7(c) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(c) from any person who was not guilty of such fraudulent misrepresentation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) ARYA’s notification to the Investor in writing that it has, with the written consent of the Company, abandoned its plans to move forward with the Transaction and/or terminated the Investor’s obligations with respect to the subscription without the delivery of the Shares having

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occurred, (d) the Termination Date (as defined in the Transaction Agreement), if the Closing has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. ARYA shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to ARYA in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that ARYA is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving ARYA and one or more businesses or assets. The Investor further acknowledges that, as described in ARYA’s prospectus relating to its initial public offering dated June 4, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of ARYA’s assets consist of the cash proceeds of ARYA’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of ARYA, its public shareholders and the underwriters of ARYA’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to ARYA to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of ARYA entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Class A Shares, except to the extent that the Investor has otherwise agreed with ARYA to not exercise such redemption right.

10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned.

b. ARYA may request from the Investor such additional information as ARYA may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that ARYA may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of ARYA.

c. The Investor acknowledges that ARYA, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify ARYA, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from ARYA will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d. ARYA, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any

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interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of ARYA set forth in this Subscription Agreement.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by ARYA of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(f), this Section 10(g) and the last sentence of Section 10(k) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to such provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to seek to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

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l. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to ARYA.

m. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(m) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).

11. Non-Reliance and Exculpation12. . The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of ARYA expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ARYA. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their

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respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by ARYA, the Company, the Placement Agents or any Non-Party Affiliate concerning ARYA, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of ARYA, the Company, any Placement Agent or any of ARYA’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.

12. Disclosure. ARYA shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that ARYA has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of ARYA, the Investor shall not be in possession of any material, non-public information received from ARYA or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with ARYA or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, ARYA shall not (i) publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release without the prior written consent of the Investor, or (ii) publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor except as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, in which case ARYA will provide Investor with prior written notice (including by e-mail) of such disclosure under this clause (ii), or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication that was approved by the Investor in accordance with this Section 12.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2020

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by ARYA in the Closing Notice. To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for.

IN WITNESS WHEREOF, ARYA has accepted this Subscription Agreement as of the date set forth below.

ARYA SCIENCES ACQUISITION CORP II

By:
Name:
Title:

Date:                        , 2020

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Annex G

AMENDED AND RESTATED

REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT

BY AND AMONG

ARYA SCIENCES ACQUISITION CORP II

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF [●], 2020

G-i

This AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [    ], 2020 is made by and among:

i.    Cerevel Therapeutics Holdings, Inc. (f/k/a “ARYA Sciences Acquisition Corp II”), a Delaware corporation (the “Company”);

ii.    each Person executing this Agreement and listed as a “Sponsor Investor” on Schedule A hereto (collectively, together with their Permitted Transferees that become party hereto, the “Sponsor Investors”); and

iii.    each Person executing this Agreement and listed as an “Individual Investor” on Schedule B hereto (collectively, together with their Permitted Transferees that become party hereto, the “Individual Investors”, and collectively with the Sponsor Investors, the “Investors”).

RECITALS

WHEREAS, the Company, ARYA Sciences Holdings II, a Cayman Islands exempted limited company (the “ARYA Sponsor”), Jake Bauer, Chad Robins and Todd Wider are parties to that certain Registration and Shareholder Rights Agreement, dated as of June 9, 2020 (the “Prior Agreement”);

WHEREAS, the Company, Cassidy Merger Sub and [Cassidy] Therapeutics, Inc., a Delaware corporation (“[Cassidy] Therapeutics”) have consummated the transactions contemplated by that certain Business Combination Agreement, dated as of [●], 2020 (as amended, modified and/or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Cassidy Merger Sub merged with and into [Cassidy] Therapeutics, with [Cassidy] Therapeutics as the surviving company in the merger and, after giving effect to such merger, became a wholly-owned subsidiary of the Company;

WHEREAS, the Bain PIPE Investor, the Company and [Cassidy] Therapeutics have entered into that certain Bain Subscription Agreement pursuant to which, among other things, the Bain PIPE Investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Bain PIPE Investor, the number of ARYA Shares provided for in the Bain Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth therein;

WHEREAS, the Perceptive PIPE Investor and the Pfizer PIPE Investor have entered into those certain Other Investor Subscription Agreements, pursuant to which, among other things, the Perceptive PIPE Investor and the Pfizer PIPE Investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Perceptive PIPE Investor and the Pfizer PIPE Investor, the number of ARYA Shares set forth in the applicable Other Investor Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company and the other parties hereto desire to amend and restate the Prior Agreement in its entirety and to enter into this Agreement and, as applicable, to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, the Company and the other parties to this Agreement hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

ARTICLE I

EFFECTIVENESS

1.1.    Effectiveness. This Agreement shall become effective upon the Closing.

ARTICLE II

DEFINITIONS

2.1.    Definitions. Capitalized terms used but not otherwise defined in this Section 2.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company: (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor; provided further that Bain Capital Fund XII, L.P., Bain Capital Life Sciences Fund, L.P. and their respective Affiliates shall be deemed to be Affiliates of the Bain Post-Closing Shareholder, and the ARYA Sponsor shall be deemed to be an Affiliate of the Perceptive PIPE Investor.

“Agreement” shall have the meaning set forth in the preamble.

“Bain Director” shall have the meaning set forth in Section 4.1.1.1.

“Bain PIPE Investor” means BC Perception Holdings, LP, a Delaware limited partnership.

“Bain Post-Closing Shareholder” means the Bain PIPE Investor.

“Board” shall have the meaning set forth in Section 4.1.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

“Business Combination Agreement” shall have the meaning set forth in the preamble.

“Bylaws” means the bylaws of the Company, as amended, modified, supplemented or restated and in effect from time to time.

“[Cassidy] Therapeutics” shall have the meaning set forth in the preamble.

“Certificate” means the certificate of incorporation of the Company, as amended, modified, supplemented or restated and in effect from time to time, including any certificate of designation, correction or amendment filed with the Secretary of State of the State of Delaware.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Indemnitees” shall have the meaning set forth in Section 3.9.5.

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Director” shall have the meaning set forth in Section 4.1.1.

“Electing Post-Closing Shareholder” shall have the meaning set forth in Section 4.5.2.

“Equivalent Shares” means, at any date of determination, (i) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (ii) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the date of determination be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined) but excluding any shares of restricted stock or Options that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“External Party” shall have the meaning set forth in Section 4.8.

“FINRA” means the Financial Industry Regulatory Authority.

“Fund Indemnitor” shall have the meaning set forth in Section 4.6.

“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.

“Individual Investor” shall have the meaning set forth in the preamble.

“Individual Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, an Individual Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

“Individual Holders” means, as of any determination time, Individual Investors who hold Registrable Securities under this Agreement.

“Investor” shall have the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“License Agreement” means that certain License Agreement, dated as of August 13, 2018, by and between Pfizer Inc. and Perception OpCo, LLC (now, Cerevel Therapeutics, LLC), as amended, modified and/or supplemented from time to time.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Majority Sponsor Investors” means, as of any date, the holders holding a majority of the Sponsor Investor Shares outstanding on such date.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

“NASDAQ” means the Nasdaq Capital Market.

“New Securities” means any capital stock of the Company, including the Common Stock, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever (including convertible debt securities) that are, or may become, convertible into or exchangeable or exercisable for capital stock of the Company; provided, that the term “New Securities” does not include (i) capital stock or rights, options or warrants to acquire capital stock of the Company, including stock options, restricted stock units or restricted stock awards, issued to existing or prospective employees, consultants, officers or directors of the Company or any subsidiary, or which have been reserved for issuance, pursuant to equity incentive, employee stock option, employee stock purchase, stock bonus, inducement grant or other similar compensation plan or arrangement approved by the Board or, if applicable, a duly authorized committee thereof, (ii) securities of the Company issued to all then-existing stockholders in connection with any stock split, stock dividend, reclassification, recapitalization or reorganization of the Company, so long as such transaction is effected pro rata among holders of such securities, (iii) securities of the Company issued upon the exercise of warrants that are outstanding as of the date of this Agreement, (iv) securities of the Company issued in connection with a transaction of the type described in Rule 145 under the Securities Act and (v) securities of the Company issued in connection with a bona fide joint venture, collaboration, licensing, development, marketing, distribution or similar commercial agreement, any merger or acquisition of the business, securities or assets of another Person or any credit or loan agreement or arrangement, in each case, with an unaffiliated third party pursuant to an arm’s length transaction other than for cash that is approved by the Board or, if applicable, a duly authorized committee thereof.

“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.

“Notice of Issuance” shall have meaning set forth in Section 4.5.2.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Outside Director” shall have the meaning set forth in Section 4.1.1.3.

“Participation Conditions” shall have the meaning set forth in Section 3.2.5.2.

“Perceptive PIPE Investor” means Perceptive Life Sciences Master Fund Ltd, a Cayman Islands exempted company.

“Perceptive Post-Closing Shareholders” means ARYA Sciences Holdings II and the Perceptive PIPE Investor.

“Permitted Transferee” means any Affiliate of an Investor.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Pfizer Director” shall have the meaning set forth in Section 4.1.1.2.

“Pfizer PIPE Investor” means Pfizer, Inc., a Delaware corporation.

“Pfizer Post-Closing Shareholder” means the Pfizer PIPE Investor.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“PIPE Registration Statement” means the Registration Statement required to be filed by the Company pursuant to the terms of the Other Investor Subscription Agreements.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5.2.

“Preemptive Proportion” shall have the meaning set forth in Section 4.5.1.

“Preemptive Right Termination Date” shall have the meaning set forth in Section 4.5.6.

“Prior Agreement” shall have the meaning set forth in the preamble.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (i) all shares of Common Stock that are not then subject to forfeiture to the Company, (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company, (iii) all Warrants and (iv) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (y) such securities shall have been Transferred pursuant to Rule 144 or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means all Sponsor Investor Shares and Individual Investor Shares.

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5.2.

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5.1.

“Sponsor Holders” means, as of any determination time, Sponsor Investors who hold Registrable Securities under this Agreement.

“Sponsor Investor” shall have the meaning set forth in the preamble.

“Sponsor Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Sponsor Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

“Strategic Investor” shall have the meaning set forth in Section 4.9.

“Transaction Agreements” shall have the meaning set forth in Section 4.9.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

2.2.    Other Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)    The term “including” is not limiting and means “including without limitation.”

(d)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1.    Demand Registration.

3.1.1.    Request for Demand Registration.

3.1.1.1.    At any time after the Closing Date, any Sponsor Holder shall have the right to make one or more written requests from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Sponsor Holder. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

3.1.1.2.    Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.

3.1.1.3.    Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

3.1.2.    Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.1.3.    Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Sponsor Holders and the Demand Notice shall offer each such Sponsor Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Sponsor Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered.

3.1.4.    Demand Withdrawal. Any Sponsor Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

3.1.5.    Effective Registration. The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective promptly after receipt of a Demand Registration Request and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

3.1.6.    Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Sponsor Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one

(1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In the case of a Demand Suspension, the Sponsor Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Sponsor Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Sponsor Holders such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Sponsor Holders holding a majority of Registrable Securities that are included in such Demand Registration Statement.

3.1.7.    Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Sponsor Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Sponsor Holder, and (ii) a number of such shares equal to such Sponsor Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

3.2.    Shelf Registration.

3.2.1.    Request for Shelf Registration.

3.2.1.1.    At any time after the Closing Date, upon the written request of any Sponsor Holder from time to time (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Sponsor Holders thereof from time to time providing for any method or combination of methods of distribution legally available to any Sponsor Holder, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration.” The Perceptive Post-Closing Shareholders shall be deemed to have given a Shelf Registration Request as of the date of this Agreement with respect to all of their Registrable Securities, and the Company may satisfy this Shelf Registration Request by including such Registrable Securities on the PIPE Registration Statement; provided, however, that the inclusion of such Registrable Securities on the PIPE Registration Statement shall not relieve the Company of any of its other obligations with respect to such Registrable Securities pursuant to this Section 3.2 or otherwise; provided, further, that the Company shall not be required to deliver a Shelf Registration Notice to any other Holder as a result of such Shelf Registration Request. Notwithstanding anything to the contrary set forth herein, the Individual Holders shall be entitled to include the

Registrable Securities held by them at Closing in the Shelf Registration Statement filed by the Company in connection with the PIPE Financing (and shall be deemed to have given notice of such a request as of the date of this Agreement with respect to all of their Registrable Securities), or, if such Shelf Registration Statement is not then effective, in any other Shelf Registration Statement filed by the Company following a Shelf Registration Request made by the Perceptive Post-Closing Shareholders, including the Shelf Registration Request deemed to have been given pursuant to the preceding sentence, in each case, in order to facilitate Non-Underwritten Offerings.

3.2.1.2.    If on the date of the Shelf Registration Request the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to any Sponsor Holder the information necessary to determine the Company’s status as a WKSI upon such Sponsor Holder’s request.

3.2.2.    Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Sponsor Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Sponsor Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Sponsor Holder may request in writing. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered.

3.2.3.    Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Sponsor Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Sponsor Holder holds Registrable Securities (such period of continuous effectiveness, the “Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Sponsor Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

3.2.4.    Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Sponsor Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days. In the case of a Shelf Suspension, the Sponsor Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Sponsor Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Sponsor Holders such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Sponsor Holders holding a majority of Registrable Securities that are included in such Shelf Registration Statement.

3.2.5.    Shelf Takedown.

3.2.5.1.    At any time the Company has an effective Shelf Registration Statement with respect to a Sponsor Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Sponsor Holder may make a written request (a “Shelf Takedown Request” and such Sponsor Holder, the “Requesting Holder”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Sponsor Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

3.2.5.2.    Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Sponsor Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Sponsor Holders if such Registration Statement is undesignated (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the Requesting Holder.

3.2.5.3.    The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.2.6.    Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Sponsor Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Sponsor Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and

(y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters (or Requesting Holder, as the case may be) can be sold without having such adverse effect.

3.3.    Piggyback Registration.

3.3.1.    Participation. At any time after the Closing Date, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Sponsor Holders, and such Piggyback Notice shall offer the Sponsor Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Sponsor Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.

3.3.2.    Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

3.3.3.    No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

3.4.    Lock-Up Agreements.

3.4.1.    Each Investor agrees that such Investor shall not Transfer any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Shares (including new Shares issued in connection with the transactions contemplated by the Business Combination Agreement) for one hundred eighty (180)-days following the Closing Date (the “Lock-up Period”). The foregoing restriction is expressly agreed to preclude each Investor during such one hundred eighty (180)-day period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such one hundred eighty (180)- day period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Investor’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. The foregoing notwithstanding, (x) each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of Shares during the Lock-up Period and (y) to the extent any Sponsor Investor is granted a release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the Lock-Up Period, then all Sponsor Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 to the same extent, on substantially the same terms as and on a pro rata basis with, the Sponsor Investor to which such release or waiver is granted. The foregoing restrictions shall not apply to Transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an Investor; (iii) to any Permitted Transferee; (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) pro rata to the partners, members or shareholders of a Sponsor Investor upon its liquidation or dissolution; or (vi) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the case of (i), (iii) or (v), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 3.4.1. This Section 3.4.1 shall constitute an amendment and restatement of sections 5(a) and (c) of that certain letter agreement, dated as of June 4, 2020, by and among the ARYA Sponsor, the Company and each Individual Investor, in their entirety.

3.4.2.    Each Sponsor Investor also agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Sponsor Investors requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Sponsor Investors shall be conditioned upon all officers and directors of the Company, as well as all Sponsor Investors, being subject to the same restrictions; provided, that, to the extent any Sponsor Investor is granted a release or waiver from the restrictions contained in this Section 3.4.2 and in such Sponsor Investor’s lock-up agreement prior to the expiration of the period set forth in such Sponsor Investor’s lock-up agreement, then all Sponsor Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Sponsor Investor to which such release or waiver is granted. The provisions of this Section 3.4.2 shall not apply to any Sponsor Investor that holds less than one percent (1%) of then total issued and outstanding Common Stock.

3.5.    Registration Procedures.

3.5.1.    Requirements. In connection with the Company’s obligations under Sections 3.1 through 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

3.5.1.1.    As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

3.5.1.2.    prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

3.5.1.3.    notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.5.1.4.    promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5.    to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

3.5.1.6.    use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

3.5.1.7.    promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

3.5.1.8.    furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

3.5.1.9.    deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

3.5.1.10.    on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

3.5.1.11.    cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

3.5.1.12.    use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

3.5.1.13.    make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

3.5.1.14.    enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

3.5.1.15.    obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

3.5.1.16.    in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.5.1.17.    cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18.    use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.5.1.19.    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

3.5.1.20.    use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

3.5.1.21.    make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

3.5.1.22.    in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.5.1.23.    take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.5.1.24.    take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.5.1.25.    cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

3.5.1.26.    take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

3.5.2.    Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

3.5.3.    Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.

3.6.    Underwritten Offerings.

3.6.1.    Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Sponsor Holders holding a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Sponsor Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Sponsor Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Sponsor Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Sponsor Holder, such Sponsor Holder’s title to the Registrable Securities, such Sponsor Holder’s intended method of distribution and any other representations to be made by the Sponsor Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Sponsor Holder under such agreement shall not exceed such Sponsor Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.2.    Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Sponsor Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.3.    Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Sponsor Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Sponsor Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Sponsor Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.

3.6.4.    Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and NASDAQ rules, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling stockholder is then subject to such policy.

3.7.    No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without the approval of the Sponsor Holders holding a majority of the Registrable Securities then outstanding (voting together as a single class on an as-converted basis), neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement. Notwithstanding the foregoing, the Company has entered into Subscription Agreements providing for the PIPE Financing and entry into such agreements shall not constitute a breach of the representations and warranties and covenants set forth in this Section 3.7.

3.8.    Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of legal counsel for each selling Sponsor Holder, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Sponsor Holder or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Sponsor Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

3.9.    Indemnification.

3.9.1.    Indemnification by the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Stockholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

3.9.2.    Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

3.9.3.    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

3.9.4.    Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Stockholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

3.9.5.    Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

3.10.    Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.11.    Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

SHAREHOLDER RIGHTS AND RELATED PROVISIONS

4.1.    Board of Directors. Each of the Bain Post-Closing Shareholder and the Pfizer Post-Closing Shareholder hereby agrees to cast all votes to which such Sponsor Holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise (including by amending the Certificate or Bylaws), such that the board of directors of the Company (the “Board”) shall be constituted as set forth in this Section 4.1:

4.1.1.    Subject to this Section 4.1 and the Certificate, the only individuals entitled to be nominated by the Board to be elected or appointed as members of the Board (the “Directors”) shall be:

4.1.1.1.    for so long as the Bain Post-Closing Shareholder holds at least fifty percent (50%) of the Equivalent Shares held by it as of the Closing, then four (4) Directors nominated by the Bain Post-Closing Shareholder, or for so long as the Bain Post-Closing Shareholder holds less than fifty percent (50%) but at least thirty-five percent (35%) of the Equivalent Shares held by it as of the Closing, then three (3) Directors nominated by the Bain Post-Closing Shareholder, or for so long as the Bain Post-Closing Shareholder holds less than thirty-five percent (35%) but at least twenty percent (20%) of the Equivalent Shares held by it as of the Closing, then two (2) Directors nominated by the Bain Post-Closing Shareholder, or for so long as the Bain Post-Closing Shareholder holds less than twenty percent (20%) but at least five percent (5%) of the Equivalent Shares held by it as of the Closing, then one (1) Director nominated by the Bain Post-Closing Shareholder (the “Bain Directors”) and who shall initially be Chris Gordon, Adam Koppel, Gabrielle Sulzberger and [●]1;

4.1.1.2.    for so long as the Pfizer Post-Closing Shareholder holds at least fifty percent (50%) of the Equivalent Shares held by it as of the Closing, then two (2) Directors nominated by the Pfizer Post-Closing Shareholder, or for so long as the Pfizer Post-Closing Shareholder holds less than fifty percent (50%) but at least twenty percent (20%) of the Equivalent Shares held by it as of the Closing, then one (1) Director nominated by the Pfizer Post-Closing Shareholder (the “Pfizer Directors”) and who shall initially be Douglas Giordano and Morris Birnbaum;

4.1.1.3.    for so long as the Bain Post-Closing Shareholder holds at least sixty percent (60%) of the Equivalent Shares held by it as of the Closing, then two (2) Directors nominated by the Bain Post-Closing Shareholder who are neither an employee of the Bain Post-Closing Shareholder or any of its Affiliates or an employee of the Company or any of its subsidiaries, subject to the prior written consent of the Pfizer Post-Closing Shareholder, not to be unreasonably withheld, conditioned or delayed (the “Outside Directors”) and who shall initially be Marijn Dekkers and Norbert Riedel ; and

4.1.1.4.    the person serving as chief executive officer of the Company as of any given time.

4.1.2.    The Board shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of [●] Directors, Class II consisting of [●] Directors and Class III consisting of [●] Directors. [●], [●], [●] and [●] shall constitute the initial members of Class I and shall be nominated in Class I, the members of which shall have an initial term that expires at the annual meeting of stockholders of the Company held in 2021; [●], [●] and [●] shall constitute the initial members of Class II and shall be nominated in Class II, the members of which shall have an initial term that expires at the annual meeting of stockholders of the Company held in 2022; and [●], [●] and [●] shall constitute the initial members of Class III and shall be nominated in Class III, the members of which shall have an initial term that expires at the annual meeting of stockholders held in 2023.

4.1.3.    If the Bain Post-Closing Shareholder or the Pfizer Post-Closing Shareholder cease to be entitled to nominate any Bain Directors or Pfizer Directors, as applicable, in accordance with Section 4.1.1, or to the extent the number of Director positions on the Board at any time otherwise exceeds those entitled to be nominated pursuant to Section 4.1.1, then such Directors shall be nominated by the Board and approved by the holders of the outstanding shares of Common Stock. All Directors shall hold office, subject to their earlier death, resignation or removal in accordance with this Agreement and applicable law, until their respective successors shall have been elected and qualified.

[1]	This Bain Director to be determined by the Bain Post-Closing Shareholder in its sole and absolute discretion.

4.1.4.    All Directors elected in accordance with Section 4.1.1 shall be removed from the Board only upon the vote or written consent of the Sponsor Holder(s) that are entitled to nominate, appoint or elect such Director under Section 4.1.1. Upon any decrease in the rights of any such Sponsor Holder(s) to nominate, appoint or elect any Director pursuant to Section 4.1.1, the applicable Sponsor Holder(s) shall promptly cause the removal or resignation of an applicable number of Directors if requested by the Board. Upon any individual elected as provided in Section 4.1.1 ceasing to be a member of the Board, whether by death, resignation or removal or otherwise, only the Sponsor Holder(s) that were entitled to nominate, appoint or elect such individual under Section 4.1.1 shall have the right to fill any resulting vacancy in the Board; provided that such Sponsor Holder(s) still have the right to nominate, appoint or elect the applicable Director pursuant to Section 4.1.1. If the Company has reduced the size of the Board following such death, resignation or removal or other departure of such individual from the Board, then if requested by any Sponsor Holder(s) entitled to designate a Director pursuant to Section 4.1.1 who is not currently serving on the Board, the Company and the Investors shall take all actions necessary to increase the size of the Board and nominate, appoint or elect to the resulting vacancy the applicable Director entitled to be designated by such Sponsor Holder(s) pursuant to Section 4.1.1.

4.2.    Board Committees. Subject to applicable law and NASDAQ rules, each of the Bain Post-Closing Shareholder and the Pfizer Post-Closing Shareholder shall have the right to have at least one (1) representative appointed to serve on each committee of the Board for so long as such Sponsor Holder has the right to nominate, appoint or elect at least one (1) Director under Section 4.1.1. For so long as more than one (1) Sponsor Holder has the right to nominate, appoint or elect at least one (1) Director under Section 4.1.1, then each of the Bain Post-Closing Shareholder and the Pfizer Post-Closing Shareholder shall have the right to have a number of representatives on each committee of the Board that is proportional to the number of Directors that such Sponsor Holder then has the right to so nominate, appoint or elect, rounded up to the next whole Director.

4.3.    Board Observer Rights. For so long as the Pfizer Post-Closing Shareholder holds at least twenty percent (20%) of the Equivalent Shares held by it as of the Closing, the Pfizer Post-Closing Shareholder shall have the right to designate one (1) natural person reasonably acceptable to the Company to attend each regularly scheduled, special and other meeting (including telephonic meetings) of the Board and any committees thereof as a non-voting observer (in such capacity, a “Non-Voting Observer”); provided, that the Non-Voting Observer shall enter into a customary confidentiality agreement with the Company on terms reasonably acceptable to the Company, which shall be no less favorable to the Company than the confidentiality provisions applicable to the Pfizer Post-Closing Shareholder under Section 4.7. Notice of the time and place of each such meeting shall be given to the Non-Voting Observer in the same manner and at the same time as notice is given to the Directors. The Non-Voting Observer shall be given copies of all notices, reports, minutes, consents and other documents and materials at the time and in the manner as are provided to the Board or the applicable committee thereof. Notwithstanding the foregoing, the Non-Voting Observer may be excluded from access to the portion of any meeting of the Board or any committee thereof or the portion of material relating thereto if the Board or such committee reasonably determines in good faith that such access would be reasonably likely to (a) prevent the members of the Board or such committee from engaging in attorney-client privileged communication with counsel, or (b) result in a material conflict of interest with the Company or one or more of its subsidiaries, so long as, in each case, the Company promptly notifies the Non-Voting Observer of such determination and provides the Non-Voting Observer a general description of the information or materials that have been withheld to the extent that providing such description does not jeopardize the attorney-client privilege to be preserved or result in the material conflict to be avoided (it being understood and agreed that the Company will take, and will cause its subsidiaries to take, reasonable steps to minimize any such exclusions).

4.4.    Director Expenses. The Company shall pay the reasonable out-of-pocket costs and expenses incurred by the Directors and the Non-Voting Observer, as applicable, in connection with (a) attending the meetings of the Board and all committees thereof, and (b) attending the meetings of any board of directors or similar governing body of any subsidiary of the Company and all committees thereof.

4.5.    Preemptive Rights.

4.5.1.    Rights to Purchase New Securities. At any time after the Closing Date, in the event that the Company proposes to issue New Securities, each of the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders shall have the right to purchase, in lieu of the Person to whom the Company proposed to issue such New Securities, in accordance with Section 4.5.2 below, a number of New Securities equal to the product of (i) the aggregate number or amount of New Securities which the Company proposes to issue at such time and (ii) a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder or the Perceptive Post-Closing Shareholders, as applicable, and the denominator of which is the aggregate number of shares of Common Stock then outstanding (the applicable fraction referred to in clause (ii), the “Preemptive Proportion”).

4.5.2.    Subject to the provisions of Section 4.5.3, in the event that the Company proposes to undertake an issuance of New Securities, it shall provide written notice (a “Notice of Issuance”) of such intention to the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders indicating the exact price per New Security, the exact number of New Securities to be issued by the Company and describing the material terms of the New Securities and the material terms and conditions upon which the Company proposes to issue such New Securities. Each of the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders shall have five (5) Business Days from the date of receipt of the Notice of Issuance to agree to purchase all or a portion of applicable Preemptive Proportion of New Securities (as determined pursuant to Section 4.5.1 above), during which time such offer to purchase shall remain open and irrevocable, for the consideration and upon the terms and conditions specified in the Notice of Issuance by providing written notice to the Company and stating therein the quantity of New Securities to be purchased by the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder or the Perceptive Post-Closing Shareholders, as applicable. If any of the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder or the Perceptive Post-Closing Shareholders exercises its or their right to purchase New Securities pursuant to this Section 4.5.2 (each, an “Electing Post-Closing Shareholder”), the purchase and sale of such New Securities shall close at the same time as the issuance of New Securities to any other purchaser(s) thereof and, subject to the preceding sentence, shall be issued on the same terms and subject to the same conditions as applicable to such other purchaser(s); provided, that (i) such terms and conditions applicable to any Electing Post-Closing Shareholder shall not include any restrictions on the transferability of such New Securities or any standstill, voting or other restriction, (ii) each Electing Post-Closing Shareholder shall not be required to make any representations and warranties except those that relate solely to such Electing Post-Closing Shareholder, and solely with respect to such Electing Post-Closing Shareholder’s organization, conflicts and consents and authority to purchase such New Securities, and (iii) each Electing Post-Closing Shareholder will not be required to undertake any indemnification obligation. The rights granted to the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders by the Company under this Section 4.5.2 shall terminate if unexercised within five (5) Business Days after receipt of the Notice of Issuance referred to in this Section 4.5.2. Notwithstanding anything to the contrary contained herein, if (a) the price or any other material term or condition upon which the Company proposes to issue such New Securities is amended (either favorably or unfavorably) by the Company following the delivery to the applicable Electing Post-Closing Shareholder of the Notice of Issuance or (b) the offering of New Securities to which a Notice of Issuance relates is not completed within sixty (60) days from the delivery of such notice to the applicable Electing Post-Closing Shareholder, such Electing Post-Closing Shareholder’s election with respect to the purchase of New Securities covered by such Notice of Issuance shall be void and such Electing Post-Closing Shareholder’s obligation to purchase the New Securities subject to such Notice of Issuance shall be released, the Company shall be obligated to deliver a new Notice of Issuance to the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders, and each of the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders shall be entitled to make a new election with respect to the purchase by it or them of New Securities covered by such Notice of Issuance within the five (5)-Business Day period from the date of delivery of the new Notice of Issuance and otherwise in accordance with the procedure specified in the second sentence of this Section 4.5.2.

4.5.3.    Notwithstanding anything to the contrary contained in Section 4.5.2, if the Company proposes to issue New Securities in an Underwritten Public Offering, the Notice of Issuance may, (i) in lieu of providing the price at which the Company proposes to issue New Securities as a fixed dollar amount, provide a bona fide estimated range of prices within which the underwriter for such offering reasonably estimates the shares will be priced and (ii) in lieu of providing an exact number of New Securities to be issued by the Company in such offering, provide a bona fide estimated number the underwriter for such offering reasonably estimates will be issued in such offering, inclusive of any customary option to purchase additional shares granted to the underwriters or agents in such offering (the “Offering Size”). If the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder or the Perceptive Post-Closing Shareholders desires to exercise its or their rights under this Section 4.5 with respect to such Underwritten Public Offering, the applicable Electing Post-Closing Shareholder shall be required to make an election with respect to the purchase of up to a number of New Securities being offered equal to its Preemptive Proportion of the Offering Size at the public offering price no later than the date and time that the underwriting agreement related to the Underwritten Public Offering is executed and such rights shall terminate if unexercised by such date and time.

4.5.4.    If an offering contemplated by Section 4.5.3 is not completed within sixty (60) days following the Notice of Issuance with respect thereto, then the Company will be required to comply again with the provisions of Sections 4.5.2 and 4.5.3 in order to avail itself of the benefits of this Section 4.5.4. In case an offering contemplated by this Section 4.5.4 is consummated, each Electing Post-Closing Shareholder shall be obligated to purchase its portion of the New Securities hereunder at the closing of such offering if and to the extent the conditions applicable to the Electing Post-Closing Shareholder’s obligations hereunder are met, and if such conditions are not met and to the extent the applicable Electing Post-Closing Shareholder exercises its rights under this Section 4.5, the applicable Electing Post-Closing Shareholder shall purchase such shares as promptly as reasonably practicable thereafter, and on the same terms and subject to the same conditions that would be applicable to the underwriters in such offering; provided, however that (i) such terms and conditions applicable to the Electing Post-Closing Shareholder shall not include any restrictions on the transferability of such New Securities or any standstill, voting or other restrictions, it being understood that all restrictions of such nature are contained in this Agreement, (ii) each Electing Post-Closing Shareholder shall not be required to make any representations and warranties except those that relate solely to such Electing Post-Closing Shareholder and solely with respect to such Electing Post-Closing Shareholder’s organization, conflicts and consents and authority to purchase such New Securities and (iii) the Electing Post-Closing Shareholder shall not be required to undertake any indemnity obligations.

4.5.5.    Notwithstanding the foregoing, with respect to an Underwritten Public Offering that is consummated within one (1) year of the date of this Agreement, to the extent the offer and sale of any New Securities in such Underwritten Public Offering to the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder or the Perceptive Post-Closing Shareholders pursuant to this Section 4.5 would not comply with Rule 2010 of the Financial Industry Regulatory Authority Manual or applicable rules and regulations of the SEC, then the Company shall not be required to make such an offer and sale in such underwritten offering to the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder or the Perceptive Post-Closing Shareholders pursuant to this Section 4.5. In such event, the Company agrees that it will cooperate with the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders and will promptly take all actions to effect the offer and sale of securities to the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders in an alternative manner that complies with Rule 2010 of the Financial Industry Regulatory Authority Manual or applicable rules and regulations of the SEC so that the intents and purposes of this Section 4.5 are effectuated, including without limitation by offering the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders securities in a private transaction that provides the Bain Post-Closing Shareholder, the Pfizer Post-Closing Shareholder and the Perceptive Post-Closing Shareholders the opportunity to maintain its or their pro rata stock ownership in the Company.

4.5.6.    The provisions of this Section 4.5 shall terminate upon, (i) in the case of the Bain Post-Closing Shareholder, the earlier to occur of the seventh (7th) anniversary of the Closing Date and the date on which the Bain Post-Closing Shareholder beneficially owns less than fifty percent (50%) of the of the Equivalent Shares held by it as of the Closing (either such occurrence, a “Preemptive Right Termination Date”), (ii) in the case of the Pfizer Post-Closing Shareholder, the earlier to occur of the date on which the Pfizer Post-Closing Shareholder beneficially owns less than fifty percent (50%) of the of the Equivalent Shares held by it as of the Closing and the Preemptive Right Termination Date and, (iii) in the case of the Perceptive Post-Closing Shareholders, the earlier to occur of the date on which the Perceptive Post-Closing Shareholders beneficially own less than eighty percent (80%) of the Equivalent Shares held by them as of the Closing and the Preemptive Right Termination Date. Notwithstanding the provisions of Section 5.6 hereto, (a) the provisions of this Section 4.5 applicable to the Bain Post-Closing Shareholder may be waived in writing by the Bain Post-Closing Shareholder or amended, modified or extended by an agreement in writing signed by the Company and the Bain Post-Closing Shareholder, (b) the provisions of this Section 4.5 applicable to the Pfizer Post-Closing Shareholder may be waived in writing by the Pfizer Post-Closing Shareholder or amended, modified or extended by an agreement in writing signed by the Company and the Pfizer Post-Closing Shareholder and (c) the provisions of this Section 4.5 applicable to the Perceptive Post-Closing Shareholders may be waived in writing by the Perceptive Post-Closing Shareholders or amended, modified or extended by an agreement in writing signed by the Company and the Perceptive Post-Closing Shareholders.

4.6.    Directors’ and Officers’ Insurance. The Company will purchase, within a reasonable period following the Closing, and maintain for such periods as the Board in good faith determines, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, but in any event no less than $[●] million per person, on behalf of any person who after the Closing is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions, which insurance shall cover such risks as are adequate and customary for the Company’s size and business, and shall be from financially sound and reputable insurance companies or associations. The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, a “Covered Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Sponsor Investors and certain of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that the Company shall be the indemnitor of first resort (i.e., its obligations to a Covered Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Indemnitee shall be secondary) and (b) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a Covered Indemnitee with respect to any claim for which such Covered Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Indemnitee against the Company. The provisions of this Section 4.6 will survive any termination of this Agreement. Any Fund Indemnitor or insurer thereof not a party to this Agreement is an express third party beneficiary of this Section 4.6, and is entitled to enforce this Section  4.6 according to its terms to the same extent as if such Fund Indemnitor or insurer thereof were a party hereto.

4.7.    Confidentiality. Each Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than (x) to monitor its investment in the Company and its subsidiaries and make investment decisions with respect to the securities of the Company and (y) to engage in all uses and activities pursuant to, in connection with or contemplated by the License Agreement, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public (other than as a result of a breach of this Section 4.7 by such Investor or its Affiliates), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Investor by a third party (other than an Affiliate of such Investor) without a breach of any obligation of confidentiality such third party may have; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or engaging in all uses and activities pursuant to, in connection with or contemplated by the License Agreement, (ii) to any prospective purchaser of any Shares from such Investor in any Transfer permitted under this Agreement as long as such prospective purchaser agrees prior to such disclosure to be bound by a confidentiality agreement no less favorable to the Company than the provisions of this Section 4.7, (iii) to any Affiliate, partner, member or related investment fund of such Investor and their respective directors, employees and consultants, in each case in the ordinary course of business, (iv) as may be reasonably determined by such Investor to be necessary in connection with such Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (v) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such Investor takes reasonable steps to minimize the extent of any required disclosure described in this clause (v); and provided, further, however, that the disclosing Investor shall cause any Person to whom such Investor may disclose confidential information pursuant to clauses (i) through (iii) of the first proviso of this sentence to comply with this Section 4.7 as if such Person was a party hereto; and provided, further, however, that the acts and omissions of any Person to whom such Investor may disclose confidential information pursuant to clauses (i) through (iii) of the first proviso of this sentence will be attributable to such Investor for purposes of determining such Investor’s compliance with this Section 4.7. Each party hereto acknowledges that the Sponsor Investors or any of their Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its subsidiaries, and may trade in the securities of such enterprises. Nothing in this Section 4.7 (except as set forth in the second proviso of the preceding sentence) will preclude or in any way restrict the Sponsor Investors or their Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its subsidiaries. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of, and tax strategies relating to, the transactions in which such party participates pursuant to this Agreement. For this purpose, “tax structure” is limited to any facts relevant to the United States federal income tax treatment of such transactions and does not include information relating to the specific identity of the parties.

4.8.    Other Business Opportunities. To the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (a) any Sponsor Investor, (b) any member of the Board, Non-Voting Observer or officer of the Company who is not a full-time employee of the Company or any of its operating subsidiaries or (c) any Affiliate, partner, advisory board member, director, officer, manager, member or shareholder of any Sponsor Investor who is not a full-time employee of the Company or any of its operating subsidiaries (any such Person listed in (a), (b) or (c), an “External Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party. Each External Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company (i) will not have any duty to communicate or offer such opportunity to the Company and (ii) will not be liable to the Company or any of its subsidiaries or to the stockholders of the Company or any of its subsidiaries because such External Party pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company.

4.9.    Other Business Activities of Sponsor Investors. The Company acknowledges that certain of the Sponsor Investors and their respective Affiliates are in the business of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Subject to compliance with the express terms of this Agreement and each other agreement related to the transactions contemplated by this Agreement (collectively, the “Transaction Agreements”), the Sponsor Investors shall not be precluded or in any way restricted from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company. Further, the Company and each Investor acknowledges and agrees that (i) certain of the Sponsor Investors (or the Affiliates of such Sponsor Investors) (each, a “Strategic Investor”) may presently have, or may engage in the future in, internal development programs, or may receive information from third parties that relates to, and may develop and commercialize products independently or in cooperation with such third parties, that are similar to or that are directly or indirectly competitive with, the Company’s development programs, products or services, and (ii) any employee of such Strategic Investor serving on the Board is serving in such capacity at the request, and for the benefit, of the Company. Accordingly, such Strategic Investor’s designation of any Director to the Board, the service of such Director on the Board, the role of a Non-Voting Observer in accordance with the terms hereof or the exercise by such Strategic Investor of any rights under this Agreement or any of the Transaction Agreements, shall not (subject to compliance with the express terms of this Agreement and each other Transaction Agreement) in any way preclude or restrict such Strategic Investor from conducting any development program, commercializing any product or service or otherwise engaging in any enterprise, whether or not such development program, product, service or enterprise, competes with those of the Company, so long as such activities do not result in a violation of the confidentiality provisions of this Agreement or any other Transaction Agreement. Nothing herein or in any other Transaction Agreement shall be construed to impose on such Strategic Investor, or any Director nominated by a Strategic Investor, or Non-Voting Observer, any restriction, duty or obligation other than as expressly set forth herein or therein.

ARTICLE V

MISCELLANEOUS

5.1.    Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

5.2.    Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, provided that any e-mail must be followed by confirmation copy sent by the means provided in the following clause (iii) on the same day the e-mail is sent, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

[●]

with a copy (which shall not constitute notice) to each of:

[●]

If to an Investor, to his, her or its address as set forth on Schedule A or Schedule B.

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) the earlier of (a) non-automated confirmation of receipt or (b) as provided in the following clause (iii), if sent by e-mail, and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

5.3.    Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the Majority Sponsor Investors; provided, that the consent of any Sponsor Investor will be required for any termination of this Agreement which has an adverse effect on the rights, limitations or obligations of such Sponsor Investor. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8, 3.9, 3.10, 4.4 and 4.6 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

5.4.    Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 5.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 5.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 5.4.

5.5.    Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.6.    Amendments. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Majority Sponsor Investors. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Sponsor Investor shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Sponsor Investor and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

5.7.    Governing Law. This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

5.8.    Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 5.7; (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iii) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 5.8 in any manner permitted by Delaware law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 5.2 shall constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 5.8, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

5.9.    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 5.8. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 5.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.10.    Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

5.11.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

5.12.    Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

5.13.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	ARYA SCIENCES ACQUISITION CORP II
By:
Name:
Title:

[Signature Page to Amended and Restated Registration and Shareholder Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investors:	[INVESTOR NAME]
By:
Name: Title:

[Signature Page to Amended and Restated Registration and Shareholder Rights Agreement]

SCHEDULE A

Sponsor Investors

[Bain Post-Closing Shareholder

Address

Email]

[Pfizer Post-Closing Shareholder

Address

Email]

[Perceptive Post-Closing Shareholders

Address

Email]

SCHEDULE B

Individual Investors

[Todd Wider

Address

Email]

[Chad Robins

Address

Email]

[Jake Bauer

Address

Email]

Annex H

CONFIDENTIAL

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 29, 2020, by and among ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company (“ARYA”), and [•], a [•] (the “Shareholder”)1. Each of ARYA and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on July 29, 2020, ARYA, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”), and Cerevel Therapeutics, Inc., a Delaware corporation (the “Company”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Cassidy Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of ARYA, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive ARYA Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Shareholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to ARYA and the other ARYA Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that ARYA and the other ARYA Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

[1]	As contemplated by the Business Combination Agreement, each Supporting Company Shareholder will enter into a separate Transaction Support Agreement.

AGREEMENT

1. Company Shareholder Consent and Related Matters.

(a) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Shareholder shall duly execute and deliver to the Company and ARYA the Company Shareholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.13(b) (Transaction Support Agreements; Company Shareholder Approval; Subscription Agreements) of the Business Combination Agreement. As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to ARYA pursuant to the Business Combination Agreement or (y) the time at which the Company is required to deliver to the Allocation Schedule to ARYA pursuant to the Business Combination Agreement), the Stockholder shall (i) duly execute and deliver to the Company and ARYA a written consent, in accordance with the DGCL, the Company’s Governing Documents and the Company Shareholders Agreement, under which it irrevocably and unconditionally consents to the matters, actions and proposals contemplated by Section 5.13(d)(i) (Transaction Support Agreements; Company Shareholder Approval; Subscription Agreements) of the Business Combination Agreement or (ii) execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to amend or otherwise modify the Governing Documents of the Company, the Company Shareholders Agreement and each other applicable Contract in the manner required by Section 5.13(d)(ii) (Transaction Support Agreements; Company Shareholder Approval; Subscription Agreements) of the Business Combination Agreement. Without limiting the generality of the first two sentences of this Section 1(a), prior to the Closing, the Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of ARYA, the Shareholder hereby irrevocably appoints ARYA or any individual designated by ARYA as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Shareholder, to attend on behalf of the Shareholder any meeting of the Company Shareholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent), in each case, in the event that the Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for ARYA entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Shareholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Shareholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2. Other Covenants and Agreements.

(a) The Shareholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies and, from and after the Effective Time, ARYA and its Affiliates) shall have any further obligations or liabilities under each such agreement; provided, however, that the indemnification provisions that are contemplated to survive the agreement marked with an asterisk (*) on Schedule B shall survive such termination in accordance with their terms. Without limiting the generality of the foregoing, the Shareholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b) The Shareholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, and (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto.

(c) The Shareholder acknowledges and agrees that ARYA and the other ARYA Parties are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement ARYA and the other ARYA Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to ARYA as follows:

(a) The Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by ARYA), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is the record and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(iv) of the Business Combination Agreement, the Shareholder does not own, beneficially or of record, any Equity Securities of any Group Company. Except as otherwise expressly contemplated by the Company Shareholders Agreement or the Pre-Closing Series A Purchase Agreement and any related acknowledgement agreement existing on the date hereof and made available to ARYA or that is entered into in accordance with the Business Combination Agreement and the Bain Subscription Agreement, the Shareholder does not have the right to acquire any Equity Securities of any Group Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against the Shareholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the ARYA Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the ARYA Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any ARYA Party (including, for the avoidance of doubt, none of the representations or warranties of any ARYA Party set forth in the Business Combination Agreement or any other Ancillary Document), any ARYA Non-Party Affiliate or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the ARYA Parties, any ARYA Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of ARYA (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission committed by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Shares[, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan,]2 and (b) nothing herein will be construed to limit

[2]	Language to be included for individual shareholders.

or affect any action or inaction by [such Shareholder]3 // [any representative of such Shareholder serving]4 as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.

7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Non-Party Affiliate (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any ARYA Non-Party Affiliate, and (b) none of the Company, any Company Non-Party Affiliates (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any ARYA Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to ARYA, to:

c/o ARYA Science Acquisition Corp. 51 Astor Place, 10th Floor
New York, NY 10003
Attention: Michael Altman
Konstantin Poukalov
Email: [Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022
Attention: Jonathan Davis, P.C.
Ryan Brissette
E-mail: [Redacted]
[Redacted]

[3]	Language to be included for individual shareholders.
[4]	Language to be included for Bain and Pfizer.

If to the Shareholder, to:

[_________]
[_________]
[_________]
Attention: [________]
Facsimile: [________]
Email: [________]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210
Attention: Stuart Cable
Jocelyn M. Arel
Daniel J. Espinoza
E-mail: [Redacted]
[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower 800 Boylston Street
Boston, MA 02199
Attention: Michael Beauvais
Thomas Holden
Laura Steinke
E-mail: [Redacted]
[Redacted]
[Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder and ARYA. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without ARYA’s prior written consent (to be withheld or given in its sole discretion).

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14. Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

ARYA SCIENCES ACQUISITION CORP II

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

[SHAREHOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
Company Series A-1 Preferred Shares	[•]
Company Series A-2 Preferred Shares	[•]
Company Series A Common Shares	[•]
Company Common Shares (other than Company Series A Common Shares)	[•]

SCHEDULE B

•	Company Shareholders Agreement

•	Company Registration Rights Agreement

•	Pre-Closing Series A Purchase Agreement

•	Management Agreement, dated as of September 24, 2018, among the Company, Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP *

Annex I

Confidential

ARYA SHAREHOLDER SUPPORT AGREEMENT

This ARYA SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of [●], 2020, is made by and between [●], a [●], a holder of ARYA Class A Shares (the “ARYA Shareholder”), and Cerevel Therapeutics, Inc., a Delaware corporation (the “Company”). The ARYA Shareholder and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company (“ARYA”), the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the ARYA Shareholder is the record and beneficial owner of the number of Class A ordinary shares of ARYA set forth on the signature page hereto (together with any other Equity Securities of ARYA that the ARYA Shareholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject ARYA Equity Securities”); and

WHEREAS, the ARYA Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the ARYA Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.    Agreement to Vote. The ARYA Shareholder hereby agrees to vote at any meeting of the shareholders of ARYA, and in any action by written resolution of the shareholders of ARYA, all of such ARYA Shareholder’s Subject ARYA Equity Securities in favor of the Transaction Proposals.

2.    No Redemption. The ARYA Shareholder hereby agrees that it shall not redeem, or submit a request to ARYA’s transfer agent or otherwise exercise any right to redeem, any Subject ARYA Equity Securities.

3.    Transfer of Shares.

a.    Subject to Section 3(b), the ARYA Shareholder hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject ARYA Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject ARYA Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject ARYA Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject ARYA Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Subject ARYA Equity Securities even if such Subject ARYA Equity Securities would be

I-1

disposed of by a person other than the ARYA Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations.

b.    Notwithstanding Section 3(a) above, the ARYA Shareholder shall be permitted to Transfer its Subject ARYA Securities at any time (but only for such time) that the trading price of ARYA’s Class A ordinary shares on The Nasdaq Capital Market exceeds $15.00 per share (provided, for the avoidance of doubt, that the ARYA Shareholder shall not be permitted to Transfer its Subject ARYA Securities at any time that the trading price of ARYA’s Class A ordinary shares on The Nasdaq Capital Market is at or below $15.00 per share).

4.    ARYA Shareholder Representations and Warranties. The ARYA Shareholder represents and warrants to the Company as follows:

a.    The ARYA Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b.    The ARYA Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the ARYA Shareholder. This Agreement has been duly and validly executed and delivered by the ARYA Shareholder and constitutes a valid, legal and binding agreement of the ARYA Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the Company), enforceable against the ARYA Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

5.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination.

6.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

7.    Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

I-2

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CEREVEL THERAPEUTICS, INC.

By:
Name:
Title:

ARYA SHAREHOLDER:

By:
Name:
Title:

Class A Ordinary Shares:

Annex J

CEREVEL THERAPEUTICS HOLDINGS, INC.

2020 EQUITY INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, non-employee directors and consultants of Cerevel Therapeutics Holdings, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board, or the Compensation Committee of the Board or a similar committee performing the functions of that committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of [•], 2020, by and among the Company and the other parties thereto.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

Cerevel Therapeutics Holdings, Inc.

2020 Equity Incentive Plan

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

“Incentive Stock Option” means any Stock Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Prior Plans” means the Cerevel Therapeutics, Inc. Amended and Restated 2018 Equity Incentive Plan and the Cerevel Therapeutics, Inc. 2020 Equity Incentive Plan.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means a right to receive, in cash and/or shares of Stock, as determined by the Administrator, the Fair Market Value of a share of Stock, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which, immediately upon completion of the transaction, an unrelated person, entity or group thereof acting in concert will own at least a majority of the outstanding voting power of the Company or any successor entity other than (A) as a result of the acquisition of securities directly from the Company and

Cerevel Therapeutics Holdings, Inc.

2020 Equity Incentive Plan

(B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock, par value $ 0.00001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority to:

(i) select the individuals to whom Awards may from time to time be granted;

(ii) determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) determine the number of shares of Stock to be covered by any Award;

(iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Certificate;

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(v) determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(vi) accelerate at any time the exercisability or vesting of all or any portion of any Award or waive any forfeiture provision with respect to an Award;

(vii) subject to the provisions of Section 5(c) or Section 6(d), extend at any time the period in which Stock Options or Stock Appreciation Right, respectively, may be exercised; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the administration of the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in

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Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 24,050,679 shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus on January 1, 2021 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by four percent (4%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or such lesser amount as determined by the Board (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2021 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 12,737,876 shares of Stock, subject in all cases to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Prior Plans that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares of Stock authorized for grant to any grantee in any calendar year.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator, in its sole discretion, shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator may also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

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(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, the Administrator shall have the option (in its sole discretion) to effect either of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder: (i) make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) permit a grantee to exercise all or any portion of such grantee’s outstanding Options and Stock Appreciation Rights (to the extent then exercisable), for a limited period of time on or before a date prior to the consummation of the Sale Event as specified by the Administrator, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate. The Administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Awards other than Options and Stock Appreciation Rights, in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d) Maximum Awards to Non-Employee Directors. The aggregate amount of compensation, including both Awards granted under this Plan and cash compensation, paid to any Non-Employee Director in a calendar year period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee Director is initially appointed to the Board. For the purpose of this limitation, the amount of any Award paid in a calendar year shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

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Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan, with such surrendered shares to be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) To the extent permitted by the Administrator and set forth in an Award Certificate, with respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock

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Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company shall accrue and shall not be paid to the grantee until the lapse of restrictions on such Restricted Shares, and such dividends shall expire or be forfeited or annulled under the same conditions as the Restricted Shares. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the

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Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. The vesting conditions or other restrictions associated with the Restricted Stock Unit may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate). Restricted Stock Units with deferred settlement dates may be subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

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(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. In no event shall any Dividend Equivalent Right be granted to an optionee as a component of a Stock Option. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent

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Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal or non-U.S. income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the

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maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another;

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing;

(iii) an employee becoming a Consultant or a Non-Employee Director upon the termination of such employee’s employment, unless otherwise determined by the Administrator, in its sole discretion; or

(iv) a Consultant or a Non-Employee Director becoming an employee.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on

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2020 Equity Incentive Plan

which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such

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2020 Equity Incentive Plan

arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19. STATUS UNDER ERISA

The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 20. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Closing Date subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 21. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

Annex K

CEREVEL THERAPEUTICS HOLDINGS, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Cerevel Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Cerevel Therapeutics Holdings, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”). 1,655,924 shares of Common Stock in the aggregate have been approved and reserved for this purpose, plus on January 1, 2021 and each January 1 thereafter until the Plan terminates pursuant to Section 20, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (i) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares of Common Stock as determined by the Board (as defined in Section 1); provided that the total number of shares of Common Stock that become available for issuance under the Plan may not exceed 16,559,240.

The Plan consists of two components: a Code Section 423 component (the “423 Component”) and a non-Code Section 423 component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve similar tax, securities, or other objectives for eligible employees as provided by the 423 Component. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component and will be subject to the same limitations applicable to the 423 Component including, but not limited to, the limitations on purchase set forth in Section 8 of the Plan.

Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11.

1. Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (a) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (b) interpret the terms and provisions of the Plan; (c) make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of local laws, regulations and procedures for jurisdictions outside the United States; (d) decide all disputes arising in connection with the Plan; and (e) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2. Offerings. The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). The initial Offering will begin and end on such date or dates as determined by the Administrator (the “Initial Offering”). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each November 1 and May 1 and will end on the last business day occurring on or before the following December 31 and June 30, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration or overlap with any other Offering.

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3. Eligibility. All individuals who render services as employees pursuant to employment relationships to the Company or any Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that, except as otherwise determined by the Administrator in advance of an Offering, as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and have completed at least three (3) months of employment. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation, except to the extent required by Code Section 423 and the regulations promulgated thereunder. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4. Participation.

(a) An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b) The enrollment form will (i) state a whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (ii) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (iii) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.

(c) Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5. Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of 1 percent up to a maximum of 15 percent of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.

6. Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may decrease the percentage of Compensation designated to be deducted as payroll deductions during an Offering (but not below 1%) by completing and filing such deduction change forms as the Administrator may require. Such decrease shall be effective with the next payroll period beginning after the date that the Administrator receives such forms and shall apply to all remaining Compensation paid during the Offering, as well as to Compensation paid during subsequent Offerings. Except as may be determined by the Administrator in advance of an Offering, the Participant may exercise the right to decrease his or her payroll deductions only once during each Offering. Additionally, a Participant may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least

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Employee Stock Purchase Plan

15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7. Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the beginning of the next payroll period immediately following the date that the Administrator receives the Participant’s notice. Following a Participant’s withdrawal and as soon as administratively feasible, the Company will refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but, subject to meeting the eligibility requirements under Section 3 of the Plan, may enroll in a subsequent Offering in accordance with Section 4.

8. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) a number of shares determined by dividing $25,000 by the Fair Market Value on the Offering Date or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be 85 percent (85%) of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The limitation in the preceding sentence shall be applied taking Options into account in the order in which they were granted.

9. Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

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11. Definitions.

The term “Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of [•], 2020, by and among the Company and the other parties thereto.

The term “Compensation” means the amount of base pay, but excluding overtime, commissions and incentive or bonus awards, prior to salary reduction pursuant to Sections 125, 132(f), or 401(k) of the Code, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.

The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such Subsidiaries or Participants as participating in the 423 Component or the Non-423 Component. The Board may also determine which Subsidiaries or eligible employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Subsidiary or Subsidiaries will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Subsidiaries; provided, however, that at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on The Nasdaq Global Market or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering then in progress.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible to participate in the Plan as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Sale Event” means(i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

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Employee Stock Purchase Plan

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12. Rights on Termination or Transfer of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Subsidiaries or a Designated Subsidiary and the Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. Further, an employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13. Special Rules. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14. Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

15. Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number and class of shares approved for the Plan and the share limitation and Option Price set forth in Section 8 shall be adjusted by the Administrator in such manner as it deems equitable. In the case of and subject to the consummation of a Sale Event, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:

(a) To provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option

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Employee Stock Purchase Plan

been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future;

(d) To provide that the Offering with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering will end. The New Exercise Date will occur before the date of the Sale Event. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7 hereof; and

(e) To provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.

18. Amendment of the Plan. The Board may, at any time, amend the Plan in any respect. Notwithstanding the foregoing, the following amendments by Board action shall have no effect unless stockholder approval is received within 12 months of such Board action: (a) amendments increasing the number of shares approved for the 423 Component of the Plan, or (b) amendments making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date, in as uniform a manner as practicable and as the Administrator determines to be equitable.

20. Termination of the Plan. The Plan may be terminated at any time by the Board. If the Plan is terminated, the Administrator may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Exercise Date (which may, in the discretion of the Administrator, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 17). If any Offering Period is terminated before its scheduled expiration, all amounts in the accounts of Participants shall be promptly refunded. The Plan shall automatically terminate on the ten-year anniversary of the Closing Date.

21. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

22. Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

23. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

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Employee Stock Purchase Plan

24. Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.

25. Notification Upon Sale of Shares under the 423 Component. Each Participant agrees, by participating in the 423 Component of the Plan, to give the Company (if so requested by the Company) prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

26. Effective Date and Approval of Shareholders. The Plan shall take effect on the date immediately preceding the Closing Date, subject to approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders within 12 months before or after the date the Plan is adopted by the Board.

27. Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

28. Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

Date Approved: [     ], 2020

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Employee Stock Purchase Plan

APPENDIX A

Designated Subsidiaries

Cerevel Therapeutics, LLC